Exhibit 99.1

Sheppard Mullin Richter & Hampton LLP
1901 Avenue of the Stars, Suite 1600
Los Angeles, CA 90067-6055
310.228.3700 main
310.228.3701 main fax
www.sheppardmullin.com

310.228.3735 direct
thopkins@sheppardmullin.com

April 5, 2012

CONFIDENTIAL SUBMISSION

VIA HAND DELIVERY

Draft Registration Statement U.S. Securities and Exchange Commission 100 F Street, NE Washington, DC 20549	Confidential Submission Pursuant to Title I, Section 106 under the Jumpstart Our Business Startups Act and Section 24(b)(2) of the Securities Exchange Act of 1934

Re:                               Confidential Submission of LegalZoom.com, Inc.’s Registration Statement on Form S-1

Ladies and Gentlemen:

On behalf of our client LegalZoom.com, Inc., a Delaware corporation (the “Company”), we hereby confidentially submit a Registration Statement on Form S-1 (the “Registration Statement”) of the Company pursuant to Title I, Section 106 under the Jumpstart Our Business Startups Act (the “Jobs Act”) and Section 24(b)(2) of the Securities Exchange Act of 1934 for non-public review by the Staff of the Securities and Exchange Commission (the “Commission”) prior to the public filing of the Registration Statement.  A copy of the Registration Statement is contained in the CD-Rom enclosed with this letter.

Pursuant to Title 1, Section 101 of the Jobs Act, the Company is an “emerging growth company” that had total annual gross revenues of less than $1,000,000,000 during its most recently completed fiscal year ended December 31, 2011. Therefore, the Company is permitted to make this confidential submission of the Registration Statement for review by the Staff, provided that the Registration Statement and all amendments thereto shall be publicly filed with the Commission not later than 21 days before the date on which the Company conducts a road show, as such term is defined in Title 17, Section 230.433(h)(4) of the Code of Federal Regulations. In addition, for so long as the Company is an “emerging growth company,” the Company is exempt from disclosing certain executive compensation information and selected financial data in the Registration Statement pursuant to Title 1, Section 102 of the Jobs Act.

Please direct all notices and communications with respect to this confidential submission to each of the following:

Fred Krupica, Chief Financial Officer
Chas Rampenthal, Esq., General Counsel and Secretary
LegalZoom.com, Inc.
101 North Brand Boulevard, 11th Floor
Glendale, CA 91203
Telephone: 323-962-8600
Facsimile: 323-389-0791

with a copy to:	C. Thomas Hopkins, Esq.
Louis P. A. Lehot, Esq.
Sheppard Mullin Richter & Hampton, LLP
1901 Avenue of the Stars, Suite 1600
Los Angeles, CA 90067
Telephone: 310-228-3735 and 650-815-2640
Facsimile: 805-879-1872 and 650-815-4653

Kindly acknowledge the Commission’s receipt of this confidential submission by date-stamping the enclosed confirmation copy of this letter and returning it to our messenger, who has been instructed to wait.

If you have any questions with respect to this confidential submission, please call me at 310-228-3735 or Louis Lehot at 650-815-2640.

Very truly yours,

/s/ C. THOMAS HOPKINS
C. Thomas Hopkins
for SHEPPARD, MULLIN, RICHTER & HAMPTON LLP

W02-WEST:7PCU1\404926614.1

Enclosure

cc:	John Suh, Chief Executive Officer, LegalZoom.com, Inc.
Fred Krupica, Chief Financial Officer
Chas Rampenthal, Esq., General Counsel and Secretary
Louis P.A. Lehot, Esq., Sheppard, Mullin, Richter & Hampton LLP
Steven B. Stokdyk, Esq., Latham & Watkins LLP
Andrew S. Williamson, Esq., Latham & Watkins LLP

2

As filed with the Securities and Exchange Commission on April 5, 2012

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
Under
The Securities Act of 1933

LegalZoom.com, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	7370	95-4752856
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
101 North Brand Boulevard, 11th Floor Glendale, California 91203 (323) 962-8600 (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

John Suh
Chief Executive Officer
LegalZoom.com, Inc.
101 North Brand Boulevard, 11th Floor
Glendale, California 91203
(323) 962-8600
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Please send copies of all communications to:
C. Thomas Hopkins, Esq. Louis P.A. Lehot, Esq. Sheppard, Mullin, Richter & Hampton LLP 1901 Avenue of the Stars, Suite 1600 Los Angeles, California 90067 (310) 228-3700	Fred Krupica Chief Financial Officer Chas Rampenthal, Esq. General Counsel and Secretary LegalZoom.com, Inc. 101 North Brand Boulevard, 11th Floor Glendale, California 91203 (323) 962-8600	Steven B. Stokdyk, Esq. Andrew S. Williamson, Esq. Latham & Watkins LLP 355 South Grand Avenue Los Angeles, California 90071 (213) 485-1234

        Approximate date of commencement of the proposed sale to the public:    As soon as practicable after this Registration Statement becomes effective.

          If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of "large accelerated filer," "accelerated filer," and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee

Common Stock, $0.001 par value per share	$120,000,000	$13,752

(1)
Includes offering price of any additional shares that the underwriters have the option to purchase to cover over-allotments, if any.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. Neither we nor the selling stockholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and neither we nor the selling stockholders are soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS (Subject to Completion)
Dated April 5, 2012

                             Shares

COMMON STOCK

LegalZoom.com, Inc. is offering                             shares of its common stock and the selling stockholders are offering                             shares of common stock. We will not receive any proceeds from the sale of shares by the selling stockholders. This is our initial public offering and no public market currently exists for our shares. We anticipate that the initial public offering price of our common stock will be between $               and $               per share.

We intend to apply to list our common stock on the New York Stock Exchange under the symbol "LGZ."

Investing in our common stock involves risks. See "Risk Factors" beginning on page 10.

PRICE $              A SHARE

	Price to Public	Underwriting Discounts and Commissions	Proceeds to LegalZoom	Proceeds to Selling Stockholders
Per Share	$	$	$	$
Total	$	$	$	$

We and the selling stockholders have granted the underwriters the right to purchase up to an additional                          shares of common stock to cover over-allotments.

The Securities and Exchange Commission and state regulators have not approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of common stock to purchasers on                          , 2012.

MORGAN STANLEY	BofA MERRILL LYNCH

STIFEL NICOLAUS WEISEL

RBC CAPITAL MARKETS	WILLIAM BLAIR & COMPANY	MONTGOMERY & CO.

                          , 2012

        Neither we, nor the selling stockholders, nor the underwriters, have authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of shares of our common stock. Our business, financial condition, results of operations, and prospects may have changed since that date.

        The information in this prospectus is not complete and is subject to change. No person should rely on the information contained in this document for any purpose other than participating in our proposed initial public offering, and only the prospectus dated                        , 2012, is authorized by us to be used in connection with our proposed initial public offering. The prospectus will only be distributed by us and the underwriters named herein and no other person has been authorized by us to use this document to offer or sell any of our securities.

        Until                        , 2012 (25 days after the commencement of our initial public offering), all dealers that buy, sell, or trade shares of our common stock, whether or not participating in our initial public offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

        For investors outside the United States: Neither we, nor the selling stockholders, nor the underwriters have done anything that would permit our initial public offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of our common stock and the distribution of this prospectus outside of the United States.

i

PROSPECTUS SUMMARY

        This summary highlights information contained in greater detail elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider in making your investment decision. You should read this entire prospectus carefully before making an investment in our common stock. You should consider, among other things, our consolidated financial statements and the related notes and sections titled "Risk Factors," "Special Note Regarding Forward-Looking Statements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

LEGALZOOM.COM, INC.

        We believe that everyone deserves access to quality legal services so they can benefit from the full protection of the law. Our mission is to be the trusted destination where small businesses and consumers address their important legal needs and to be our customers' legal partner for life.

Overview

        LegalZoom is the leading online provider of services that meet the legal needs of small businesses and consumers in the United States. We believe that we are transforming the small business and consumer legal services market by leveraging the power of technology and people. Our online legal platform enables us to deliver services at scale with an unmatched combination of quality, customer care and value. Our services include a portfolio of interactive legal documents that are personalized by our customers through our dynamic online processes, as well as subscription legal plans and registered agent services.

        We developed our easy-to-use, online legal platform to make the law more accessible to small businesses and consumers. Our scalable technology platform enables the efficient creation of personalized legal documents, automates our supply chain and fulfillment workflow management, and provides customer analytics to help us improve our services. For small businesses and consumers who want legal advice, we offer subscription legal plans that connect our customers with experienced attorneys who participate in our legal plan network.

        We have served approximately two million customers over the last 10 years. In 2011, nine out of ten of our surveyed customers said they would recommend LegalZoom to their friends and family, our customers placed approximately 490,000 orders and more than 20 percent of new California limited liability companies were formed using our online legal platform. We believe the volume of transactions processed through our online legal platform creates a scale advantage that deepens our knowledge and enables us to improve the quality and depth of the services we provide to our customers.

The Small Business and Consumer Legal Services Market

        The law provides numerous benefits and protections to businesses and consumers. For example, entrepreneurs incorporate their businesses to shield personal assets, limit liabilities and help raise capital, and consumers use estate planning tools to ensure their assets are distributed according to their wishes and to minimize tax liabilities. According to the U.S. Census Bureau, in 2009, there were approximately 26 million businesses with fewer than ten employees. We estimate that in 2010, approximately two million new businesses were formed in the United States. According to the U.S. Bureau of Economic Analysis, legal services in the United States in 2010 represented a $266 billion market. We estimate that in 2011 approximately $97 billion of legal services were provided to small businesses and consumers, based on a study conducted on our behalf by L.E.K. Consulting LLC.

        Despite the enormous amount spent on legal services, we believe that small businesses and consumers have not been adequately served by the options traditionally available to them. Every year, small businesses enter into legal contracts and become entangled in disputes, many of which require legal services to address. Consumers experience important life events that affect their families, including the birth of a child, marriage, divorce and death, all of which can also give rise to diverse needs for legal services. Small businesses and consumers often do not understand their legal needs or know where to start looking for an attorney. The high and unpredictable cost of traditional legal services also presents challenges. As a result, many small businesses and consumers often are unsure of or dissatisfied with the legal services available to them, and many either elect not to seek help or take no action to address their important legal needs.

Our Opportunity

        We founded LegalZoom with a vision of combining the power of online technology with deep legal experience to create a scalable online legal platform that would fundamentally transform the way legal services are delivered to small businesses and consumers. We believe this market is one of the largest yet to be transformed by technology. Furthermore, there is a significant opportunity to expand the legal services market by making the benefits and protection of the law more accessible to small businesses and consumers. We are taking advantage of this opportunity by providing the following benefits to our customers:

  •
  Quality.  Our deep legal knowledge, portfolio of interactive legal documents and legal plans enable us to provide quality services designed to meet the specific needs of our customers.

  •
  Customer Care.  We strive to deliver an exceptional customer experience, and we guarantee customer satisfaction.

  •
  Value.  We believe that fixed, transparent pricing offers superior value compared to traditional hourly billing.

Our Strengths

        Our key strengths include:

  •
  Leading Brand.  We are the leading, nationally recognized legal brand for small businesses and consumers in the United States, with 60% aided brand awareness based on a survey we conducted using United Sample, Inc. in January 2012. We believe that we are redefining the small business and consumer legal services market and that the strength of our brand is enabling us to expand this market.

  •
  Deep Legal Knowledge.  We have a deep understanding of the legal needs of small businesses and consumers based on over 10 years of experience serving our customers. We leverage our legal knowledge and team of experienced, in-house attorneys, often in consultation with outside attorneys from across the United States, to design, review and maintain our services. The high volume of transactions we handle and feedback we receive from customers and government agencies give us a scale advantage that deepens our knowledge and enables us to further develop additional services to address our customers' needs and refine our business processes.

  •
  Exceptional Customer Experience.  Customer care is central to our culture and we are highly focused on providing exceptional customer experiences. Our online legal platform was designed to be easy for our customers to navigate and use. Our customers have access to live customer care representatives, and subscribers to our legal plans may consult with an experienced attorney licensed in their jurisdiction. If a customer is not completely satisfied with our services for any reason, we will attempt to correct the situation, or provide a refund or credit.

  •
  Advanced Systems and Processes.  We have developed advanced systems and processes to efficiently deliver services at scale that meet the specific needs of our customers. Our technology allows us to efficiently serve thousands of small businesses and consumers every day. Our supply chain and fulfillment systems integrate external and internal technologies, enabling intelligent workflow management while increasing processing speed and efficiency.

  •
  Accessible Services.  Our online legal platform allows customers to access our services from their home, office or anywhere they have an Internet connection. Our fixed, transparent pricing is often more affordable when compared to traditional hourly billing, and our subscription legal plans allow our customers to avoid the often difficult process of finding and meeting with an attorney.

Our Strategy

        The key elements of our strategy include:

  •
  Expand and Improve Our Services.  We plan to expand and improve the services we offer our customers to better address their legal needs and deepen our relationships with them.

  •
  Leverage and Grow Our Legal Plan Subscriptions.  We intend to offer legal plan subscriptions to a wider group of customers by making them available in additional states, bundling them with more of our services, and offering them on a standalone basis. We plan to invest in marketing campaigns to promote our subscription legal plans. Our aim is to reach a broader group of customers through our legal plans, including those who are unsure of their legal needs or who want the added comfort of speaking with an attorney.

  •
  Expand Internationally.  We plan to replicate our U.S. model abroad in the near term, as we believe that our online legal platform represents a compelling value proposition to small businesses and consumers globally. We believe that the strength of our brand, focus on customer care, deep understanding of the legal needs of small businesses and consumers, and scalable technology will help us successfully enter markets outside the United States.

  •
  Continue to Build a Trusted Brand and Drive Awareness of Our Services.  We will continue to build a trusted brand by delivering an unmatched combination of quality, customer care and value. We plan to enhance our marketing activities to build our brand and increase awareness of our services. We plan to continue to make significant investments in marketing campaigns, including through online, television and radio advertising, to enhance our ability to acquire new customers and increase customer retention.

Our Services

        Through our online legal platform, we offer a variety of services to meet the specific needs of small businesses and consumers.

  Interactive Legal Documents

        We offer a broad portfolio of interactive legal documents that our customers can tailor to their specific needs through our dynamic online processes and scalable technology. Our interactive legal documents are designed for use, as appropriate, at the federal level, as well as in all 50 states, the District of Columbia and approximately 2,900 U.S. counties. Our interactive legal document services for small businesses include limited liability company formations, incorporations and trademark applications. Our interactive legal document services for consumers include wills, living trusts and powers of attorney.

  Subscription Legal Plans

        For small businesses and consumers who want legal advice, we offer legal plans that connect subscribers with experienced attorneys licensed in their jurisdiction to address their specific legal needs. In order to be considered for participation in our legal plan network, independent attorneys must satisfy certain quality standards established by us and be highly focused on customer care. Our small business and consumer subscription legal plans are currently available in 40 states and the District of Columbia. Our legal plan subscriptions include free attorney consultations on new legal matters, review of our interactive legal documents, and discounts on LegalZoom services and additional services provided by legal plan network attorneys.

  Subscription Registered Agent Services and Other Services

        We offer subscription registered agent services for business entities, who are required to appoint and maintain a registered agent in their state of formation to receive service of process and official government communications. We offer other services to our customers, including unlimited access to our forms library, electronic storage of applicable LegalZoom documents and document revisions. We also introduce our customers to relevant non-legal services and products through our relationships with leading credit card companies, commercial banks and other companies serving our customer base.

Corporate Information

        We were initially formed as a California corporation in July 1999, and we converted to a Delaware corporation in February 2007. Our principal executive offices are located at 101 North Brand Boulevard, 11th Floor, Glendale, California 91203, and our telephone number at this address is (323) 962-8600. Our website is www.legalzoom.com. Information contained on, or that can be accessed through, our website shall not be deemed incorporated into and is not a part of this prospectus or the registration statement of which it forms a part. Unless the context otherwise requires, the terms "LegalZoom.com," "LegalZoom," "company," "we," "us" and "our" refer to LegalZoom.com, Inc. and its direct and indirect subsidiaries.

        We are not a law firm, and we do not provide legal advice. We provide self-help legal documents at our customers' specific direction and general information on legal issues generally encountered. Independent, licensed attorneys participate in our attorney network to provide services to our customers through our legal plans.

        LegalZoom, the LegalZoom.com logo and other LegalZoom-formative marks are trademarks of LegalZoom.com, Inc. in the United States or other countries. This prospectus also includes other trademarks of LegalZoom.com and trademarks of other persons.

THE OFFERING

Common stock offered
By us	shares
By the selling stockholders	shares
Total	shares
Total common stock to be outstanding after our initial public offering	shares
Over-allotment option of common stock offered by us and the selling stockholders	shares
Use of proceeds

We currently intend to use the net proceeds to us from this offering primarily for general corporate purposes, including working capital and capital expenditures. We will not receive any of the proceeds from the sale of shares by the selling stockholders. See "Use of Proceeds" on page 25.

Risk factors	See "Risk Factors" beginning on page 10 and the other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.
Proposed New York Stock Exchange symbol	"LGZ"

        The total number of shares of common stock to be outstanding after this offering is based on 54,393,695 shares common stock outstanding, as of December 31, 2011, and excludes, as of December 31, 2011:

  •
  987,248 shares of our common stock issuable upon the exercise of outstanding options granted pursuant to our 2000 Stock Option Plan at a weighted-average exercise price of $0.63 per share, 6,339,856 shares of our common stock issuable upon the exercise of outstanding options granted pursuant to our 2010 Stock Incentive Plan at a weighted-average exercise price of $1.87 per share and 75,000 restricted stock units to be settled into shares of our common stock granted pursuant to our 2010 Stock Incentive Plan;

  •
  924,497 shares of common stock available for future issuance under our 2010 Stock Incentive Plan; and

  •
                          shares of common stock, subject to increase on an annual basis, reserved for future issuance under our 2012 Equity Incentive Plan, which will become effective in connection with this offering.

        Unless otherwise stated, information in this prospectus (except for the historical financial statements) assumes:

  •
  that our amended and restated certificate of incorporation, which we will file in connection with the completion of this offering, is in effect;

  •
  the automatic conversion of all shares of our outstanding preferred stock into an aggregate of 22,884,000 shares of our common stock immediately prior to the completion of this offering; and

  •
  no exercise by the underwriters of their option to purchase up to an additional                        shares of common stock to cover over-allotments.

SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

        The following tables summarize our consolidated financial data. You should read this summary consolidated financial data in conjunction with the sections titled "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes, all included elsewhere in this prospectus.

        We derived the consolidated statements of operations data for the years ended December 31, 2009, 2010 and 2011 and the consolidated balance sheet data as of December 31, 2010 and 2011, from our audited consolidated financial statements included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that may be expected in the future.

	Year Ended December 31,
	2009	2010	2011
	(in thousands, except per share data)
Consolidated Statements of Operations Data:
Revenues(1)	$103,299	$120,771	$156,066
Costs and operating expenses(2):
Cost of services	53,082	60,643	80,437
Sales and marketing	32,673	36,322	41,891
Technology and development	4,686	7,509	8,117
General and administrative(1)	13,154	20,024	19,343

Total costs and operating expenses	103,595	124,498	149,788

Income (loss) from operations	(296)	(3,727)	6,278
Interest and other expense, net	(33)	(15)	(153)

Income (loss) before income taxes	(329)	(3,742)	6,125
Income tax (provision) benefit	(311)	(282)	5,998

Net income (loss)	$(640)	$(4,024)	$12,123

Accretion of Series A redeemable convertible preferred stock	(4,035)	(4,038)	(4,042)
Net income attributable to participating securities	—	—	(3,407)

Net income (loss) attributable to common stockholders	$(4,675)	$(8,062)	$4,674

Net income (loss) per share attributable to common stockholders(3):
Basic	$(0.17)	$(0.28)	$0.15

Diluted	$(0.17)	$(0.28)	$0.13

Weighted-average shares used to compute net income (loss) per share attributable to common stockholders(3):
Basic	28,051	29,040	31,388

Diluted	28,051	29,040	36,293

Pro forma net income per share(4):
Basic:			$0.22

Diluted:			$0.20

Weighted average number of shares used in computing pro forma net income per share(4):
Basic			54,272

Diluted			59,177

(1)
We recorded an estimated charge of $5.4 million during the year ended December 31, 2010 related to legal settlements, of which $4.6 million was included as part of general and administrative expenses and $0.8 million was recorded as a reduction of revenues. The ultimate costs of resolving these matters are dependent on a number of factors, including actual claims made by, participation rates of, and the resulting payments, if any, to the class members. Any difference between the amount accrued and the ultimate costs of these matters will be recognized as an additional or lower expense in the period in which the matters are resolved. If the actual costs of these matters are higher than the amount we estimated, this difference could have a material adverse effect on our business, operating results, cash flows and financial condition. See Note 6 to our consolidated financial statements included elsewhere in this prospectus for a full discussion of this legal settlement accrual.

(2)
Stock-based compensation expense included in the above line items:

	Year Ended December 31,
	2009	2010	2011
	(in thousands)
Cost of services	$200	$178	$155
Sales and marketing	124	46	56
Technology and development	114	155	133
General and administrative	699	929	600

Total stock-based compensation expense	$1,137	$1,308	$944

(3)
See Note 2 to our consolidated financial statements included elsewhere in this prospectus for a description of the method to compute basic and diluted net income (loss) per share attributable to common stockholders.

(4)
Unaudited basic and diluted pro forma net income per share has been calculated assuming the conversion of all outstanding shares of our redeemable convertible preferred stock (using the if-converted method) into 22,884,000 shares of our common stock as though the conversion had occurred on January 1, 2011. See Note 2 to our consolidated financial statements included elsewhere in this prospectus.

	Year Ended December 31,
	2009	2010	2011
	(in thousands, except percent data)
Key Metrics(1):
Number of orders placed(2)	408	436	490
Number of active subscribers(3)	37	105	214
Subscription revenues as a percentage of total revenues	5%	9%	18%

(1)
For additional information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Key Metrics."

(2)
This metric represents total customer orders placed in the period, which may include one or more services purchased at the same time.

(3)
This metric includes total paid and free subscribers at the end of a period.

	As of December 31,
	2010	2011 Actual	2011 Pro Forma(1)	2011 Pro Forma As Adjusted(1)(2)
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$19,169	$27,108	$27,108
Working capital (deficit)	(5,905)	(2,316)	(2,316)
Total assets	35,629	53,501	53,501
Total liabilities	46,488	50,620	50,620
Redeemable convertible preferred stock	58,649	62,691	—
Total stockholders' equity (deficit)	(69,508)	(59,810)	2,881

(1)
The pro forma consolidated balance sheet data gives effect to the automatic conversion of all outstanding shares of convertible preferred stock into an aggregate of 22,884,000 shares of common stock.

(2)
The pro forma as adjusted consolidated balance sheet data gives effect to (i) the pro forma adjustments described in footnote (1) above and (ii) the sale of                        shares of common stock in this offering by us at an assumed initial public offering price of $            per share (the mid-point of the price range set forth on the cover page of this prospectus), after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

Adjusted EBITDA

        To provide investors and others with additional information regarding our financial results, we have disclosed in the table below and within this prospectus Adjusted EBITDA, a non-GAAP financial measure. We define Adjusted EBITDA as net income (loss) plus interest and other expense, net; income tax provision (benefit); certain non-cash charges, including depreciation, amortization and stock-based compensation; and loss from legal settlements. Our non-GAAP Adjusted EBITDA financial measure differs from GAAP in that it excludes certain items of income and expense. Adjusted EBITDA or the equivalent is frequently used by securities analysts, investors and others as a common financial measure of operating performance.

        Adjusted EBITDA is one of the primary measures used by our management and board of directors to understand and evaluate our financial performance and operating trends, including period to period comparisons, to prepare and approve our annual budget and to develop short and long term operational plans. Additionally, Adjusted EBITDA is one of the key measures used by the compensation committee of our board of directors to establish the target for and ultimately pay our annual employee bonus pool for virtually all bonus eligible employees. We also frequently use Adjusted EBITDA in our discussions with investors, commercial bankers and other users of our financial statements.

        Management believes Adjusted EBITDA reflects our ongoing business in a manner that allows for meaningful period to period comparisons and analysis of trends. In particular, in calculating Adjusted EBITDA, we exclude certain income and expense items that we believe are not directly attributable to the underlying performance of our business, or are the result of long-term investment decisions in previous periods rather than day-to-day operating decisions, and may be used in future decisions for expansion and acquisition opportunities.

        Our use of Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

  •
  although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;

  •
  Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

  •
  Adjusted EBITDA does not consider the potentially dilutive impact of equity-based compensation;

  •
  Adjusted EBITDA does not reflect tax payments that may represent a reduction in cash available to us;

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  Adjusted EBITDA does not include losses associated with, or reflect the cash requirements for, legal settlements; and

  •
  other companies, including companies in our industry, may calculate Adjusted EBITDA differently, which reduces its usefulness as a comparative measure.

        Because of these limitations, you should consider Adjusted EBITDA alongside other financial performance measures, including various cash flow metrics, net income (loss) and our other GAAP results. We encourage investors and others to review our financial information in its entirety and not rely on a single financial measure.

        The following table presents a reconciliation of net income (loss) to Adjusted EBITDA for each of the periods indicated:

	Year Ended December 31,
	2009	2010	2011
	(in thousands)
Net income (loss)	$(640)	$(4,024)	$12,123
Interest and other expense, net	33	15	153
Income tax provision (benefit)	311	282	(5,998)
Depreciation and amortization	2,937	3,509	4,562
Stock-based compensation	1,137	1,308	944
Loss from legal settlements	—	5,359	—

Adjusted EBITDA	$3,778	$6,449	$11,784

RISK FACTORS

        Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with all of the other information in this prospectus, including our consolidated financial statements and related notes included elsewhere in this prospectus, before deciding whether to invest in shares of our common stock. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we currently believe are not material, may also become important factors that adversely affect our business. If any of the following risks are realized, our business, results of operations, financial condition and future prospects could be materially and adversely affected. In that event, the price of our common stock could decline, and you could lose part or all of your investment.

Risks Relating To Our Business

Our business and services subject us to complex and evolving U.S. and foreign laws and regulations regarding the unauthorized practice of law, or UPL, legal document processing and preparation, legal plans, privacy and other matters. These laws and regulations may result in claims, changes to or discontinuance of some of our services, potential liabilities or additional costs that could have a material adverse effect on our business, results of operations, financial condition and future prospects.

        Our business involves providing services that meet the legal needs of our customers and, as a result, is subject to a variety of complex and evolving U.S. and foreign laws and regulations, including the following:

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  Our business model includes the provision of services that represent an alternative to traditional legal services, which subjects us to allegations of UPL. UPL generally refers to an entity or person giving legal advice who is not licensed to practice law. However, laws and regulations defining UPL, and the governing bodies that enforce UPL rules, differ among the various jurisdictions in which we operate. We are unable to acquire a license to practice law in the United States, or employ licensed attorneys to provide legal advice to our customers, because we do not meet the regulatory requirement of being exclusively owned by licensed attorneys. We are also subject to laws and regulations that govern business transactions between attorneys and non-attorneys, including those related to the ethics of attorney fee-splitting and the corporate practice of law.

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  Regulation of legal document processing and preparation services varies among the jurisdictions in which we conduct business.

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  Regulation of our legal plans varies considerably among the insurance departments, bar associations and attorneys general of the particular states in which we offer, or plan to offer, our legal plans. In addition, some states may seek to regulate our legal plans as insurance or specialized legal service products.

        Additionally, we are required to comply with laws and regulations related to privacy and the storing, use, processing, disclosure and protection of personal information and other customer data.

        Our business operations also subject us to laws and regulations relating to general business practices and the manner in which we offer our services to customers subjects us to various consumer laws and regulations, including false advertising and deceptive trade practices.

        The scope of these laws and regulations are often vague and broad, and their applications and interpretations are often uncertain and conflicting. Compliance with these disparate laws and regulations requires us to structure our business and services differently in certain jurisdictions. We dedicate significant management time and expense to dealing with these issues and expect that these issues will continue to be a significant focus as we expand into other services and jurisdictions, including those outside the United States.

        In addition, any failure or perceived failure by us to comply with applicable laws and regulations may subject us to regulatory inquiries, claims, suits and prosecutions. We have incurred in the past, and expect to incur in the future, costs associated with responding to, defending and settling such proceedings, particularly those related to UPL, and the provision of our services more generally. We can give no assurance that we will prevail in such regulatory inquiries, claims, suits and prosecutions on commercially reasonable terms or at all. Responding to, defending and/or settling regulatory inquiries, claims, suits and prosecutions may be time-consuming and divert management and financial resources or have other adverse effects on our business. A negative outcome in any of these proceedings may result in changes to or discontinuance of some of our services, potential liabilities or additional costs that could have a material adverse effect on our business, results of operations, financial condition and future prospects.

If we fail to provide high quality services, customer care and customer experience and add new services that meet our customers' expectations, we may not be able to attract and retain customers.

        The quality and value of our services, customer care and customer experience, as well as the quality of the services provided by the licensed attorneys who participate in our legal plan network, are critical to our ability to attract and retain customers. We have made substantial investments in developing our website, interactive legal documents, customer relationship management, automated supply chain and fulfillment, integrated digital workflow management and other dynamic online processes that comprise our online legal platform to improve the quality of our services, customer care and customer experience. We also intend to add new services such as our legal plans and enhance our existing services. We may fail to attract new customers or lose existing customers if these or future development efforts or services fail to meet changing customer preferences on a timely basis or if the licensed attorneys who participate in our legal plan network fail to provide high quality services, customer care and customer experience. If we are unable to attract new customers or lose existing customers, our business, revenues, results of operations, financial condition and future prospects would be adversely affected.

Our business model is evolving from a transaction model to a combined transaction and subscription model. If a sufficient number of our existing and new customers do not become subscribers, our business, revenues, results of operations and future prospects would be adversely affected.

        Our revenues have historically been derived mostly from providing business formation, estate planning and other interactive legal documents to our customers for a one-time fee. In 2010, we began offering subscription legal plans for small businesses and consumers. Providing access to attorneys in a legal plan network to small businesses and consumers via the Internet is in large part commercially untested. We have invested, and intend to continue to invest, in expanding our subscription services for small businesses and consumers, including continuing to develop technology and infrastructure to support our legal plans and attorney network and expanding our sales and marketing efforts, particularly to promote legal plans and our brand. We expect our total operating expenses to increase in the foreseeable future as a result of continued investments in our subscription legal plan services. These investments will occur in advance of realizing any benefit from such investments, and therefore it may be difficult for us to determine if we are effectively allocating resources in these areas. In addition, we cannot predict whether sufficient numbers of our existing or new customers will subscribe to our legal plans or other subscription services. If we are unable to attract new subscribers to grow our legal plan services or our existing subscribers cancel their legal plan or other subscriptions, or if we are unable to attract attorneys to our legal network, our revenues, results of operations and future prospects would be adversely affected.

Our business depends on a strong brand and reputation. If we fail to successfully promote and maintain our brand and reputation, or if we incur excessive expenses in doing so, our business, revenues and results of operations may be adversely affected.

        We believe our brand has contributed to the success of our business and we have made substantial investments to build and strengthen our brand and reputation. Maintaining and enhancing the LegalZoom brand and our reputation is critical to growing and retaining our customer base. Regulatory proceedings, consumer claims, litigation, customer complaints or negative publicity through word-of-mouth, social media outlets, blogs, the Better Business Bureau and other sources related to our business practices, services, customer care, data privacy, security issues, or reputation of our endorsers irrespective of their validity, could diminish confidence in our services and adversely affect our brand and reputation and our ability to attract and retain customers. In addition, maintaining and enhancing our brand and reputation may require us to incur significant expenses and make substantial investments, which may not be successful. If we fail to successfully promote and maintain our brand and reputation, or if we incur excessive expenses in doing so, our business, revenues and our results of operations may be adversely affected.

If our marketing efforts are unsuccessful, our ability to attract new customers or retain existing customers to our subscription services may be adversely affected, which may adversely affect our business, revenues, results of operations and future prospects.

        Our ability to attract new customers and retain existing customers to our services depends in large part on the success of our marketing channels. Our primary marketing channels to generate traffic for our website include search engine marketing, television and radio.

        We rely on both algorithmic and paid listing Internet search results to drive customer traffic to our website. Algorithmic listings are determined and displayed solely by a set of formulas designed by Internet search engine companies, such as Google and Bing. Paid listings can be purchased and then are displayed if particular words or terms are included in a customer's Internet search. We bid on words or terms we expect customers will use to search for our services in the search engine's auction system for preferred placement on its results page. Placement in paid listings is generally not determined solely on the bid price, but also takes into account the search engines' assessment of the quality of the website featured in the paid listing and other factors. Our ability to maintain or increase customer traffic to our website from Internet search engines is not entirely within our control. For example, Internet search engines sometimes revise their algorithms to optimize their search result listings or maintain their internal standards and strategies. Changes in search algorithms could cause our websites to receive less favorable placement and reduce traffic to our website. In addition, we bid for paid listings against our competitors and third parties that may outbid us for preferred placement, which could adversely impact advertising efficiency and customer acquisition efforts. If competition for paid listings increases, we may be required to increase our marketing expenses or reduce the number or prominence of these paid listings. If we reduce our Internet search engine advertising, the number of customers who visit our website could decline significantly.

        In our radio advertising, we currently rely heavily on the use of advertisements featuring exclusive endorsements from prominent on-air radio personalities to drive prospects to our website. A loss of our relationships with, or decline in the reputation or effectiveness of, any endorser could reduce our prospective traffic or harm our brand.

        A reduction or loss of any of our advertising channels may adversely affect our ability to attract new customers to our services, which could adversely affect our business, revenues, results of operations and future prospects.

If we fail to safeguard our customers' information and privacy, our brand and reputation may be harmed, customers may curtail or stop using our services and we may face claims and potential liabilities, which could adversely affect our business, results of operations, financial condition and future prospects.

        Our online legal platform involves the receipt, use, storage, processing and transmission of information from and about our customers, some of which may be personal or confidential. We rely on encryption and authentication technology licensed from third parties to secure the storage and transmission of customer information. Sophistication of intrusion techniques used to gain unauthorized access to or sabotage systems change frequently and are generally not recognized until launched against a target. We may be unable to anticipate these techniques or implement adequate preventative measures. Third parties may also attempt to fraudulently induce our employees or customers to disclose information in order to gain access to customer information. A third party that is able to circumvent our security measures could misappropriate customer or proprietary information or cause interruptions in our business and operations. Computer malware, viruses, hacking and phishing attacks, and spamming could also harm our business and operations. If an actual or perceived breach of our security measures occurs as a result of third-party action, employee error, malfeasance or otherwise, our brand and reputation may be harmed, customers may curtail or stop using our services and we may face claims and potential liabilities, which could adversely affect our business, results of operations, financial condition and future prospects.

Our business is subject to seasonal fluctuations that may cause our results of operations to vary from period to period.

        Many of the factors that contribute to seasonal fluctuations in our results of operations are out of our control. We have experienced, and expect that we will continue to experience, seasonality in the number of orders placed. Customers tend to place a higher number of orders in the first quarter of the year as we believe the demand for forming businesses is the highest at the beginning of the year. Further seasonality is reflected in the timing of our revenue recognition in the second quarter, when we typically recognize a high amount of revenues from orders placed in the first quarter but fulfilled in the second quarter. Also, we generally see demand for our services decline around the beginning of the third quarter with summer vacations and in the last two months of the fourth quarter around the winter holidays. We expect this seasonality to continue into the future, which may cause period to period fluctuations in certain of our operating results and financial metrics and thus limit our ability to predict our future results.

We expect to face increasing competition in the online and offline legal services markets from law firms, solo attorneys, online legal document services, national legal plans and other service providers and our failure to effectively compete with these providers may adversely affect our business, results of operations, financial condition and future prospects.

        We face intense competition from law firms and solo attorneys, online legal document services, national legal plans and other service providers. The online legal document services market is evolving rapidly and is becoming increasingly competitive. Other companies that focus on the online legal document services market, such as BizFilings, RocketLawyer, and The Company Corporation, and law firms that may elect to pursue the online legal document services market, can and do directly compete with us. Law firms and solo attorneys, who provide in-person consultations and are able to provide direct legal advice that we cannot offer due to laws and regulations regarding UPL, compete with us offline and have and may develop competing online legal services. We also compete with several national legal plans, including Hyatt Legal Plans (a MetLife company), ARAG and LegalShield. Many legal plan competitors have focused on employer-sponsored markets or have acquired customers through in-person multi-level marketing. At least one of these competitors, LegalShield, has recently rebranded itself from a multi-level marketing operation to a direct-to-consumer operation that more closely competes with our legal plans. Other legal plan companies may similarly decide to migrate into the direct-to-consumer market and offer plans that compete with ours. We compete in the registered agent services business with several companies, including

CT Corporation and Corporation Services Company, and these competitors have extensive experience in this market.

        Our competitors, whether they are online legal document providers, legal plan providers, law firms or solo attorneys, may also be developing innovative and cost-effective services that target our existing and potential customers. We expect to face increasing competition from offline and online legal services providers in our market, and our failure to effectively compete with these providers may adversely affect our business, results of operations and future prospects.

If we are unable to effectively manage and minimize errors, failures, interruptions or delays caused by third parties, or if our third-party service providers cease to do business with us, our ability to deliver services to our customers, business, brand and reputation and results of operations may be adversely affected.

        We rely on third parties to fulfill portions of the services we offer and to support our operations. For example, we rely on government agencies, including secretary of state offices and the United States Patent and Trademark Office, to process business formation documents and intellectual property applications. If these agencies are unable to process submissions in a timely manner, our brand and reputation may be adversely affected or customers may seek other avenues for their business formation or intellectual property needs. We have other third parties who fulfill our services, including the independent attorneys in our legal plan network. If we cannot attract additional, qualified attorneys into our legal plan network to service the needs of our legal plan subscribers, we may not be able grow our legal plan subscription business effectively and our business, revenues, results of operations and future prospects may be adversely affected. Our data centers, which host many facets of our online legal platform, are also operated out of third-party facilities, and we rely on third-party technology licenses for many aspects of our operations. We exercise limited control over these third parties, which increases our vulnerability to problems with the products and services they provide for us. These third parties may also be subject to financial issues and other unanticipated problems or events. Delays in the services provided by the third parties we rely on could result in deferred revenue recognition. If we are unable to effectively manage and minimize errors, failures, interruptions or delays caused by third parties, or if our third-party service providers cease to do business with us, our ability to deliver services to our customers, business, brand and reputation and results of operations may be adversely effected.

If we fail to effectively manage our growth, our business, brand and reputation, results of operations and financial condition may be adversely affected.

        We have experienced, and continue to experience, rapid growth in headcount and operations, which has placed, and will continue to place significant demands on our management team and our operational and financial infrastructure. As we continue to grow, we must effectively integrate, develop and motivate a large number of new employees, and maintain the beneficial aspects of our corporate culture. To attract top talent, we have had to offer, and believe we will need to continue to offer, highly competitive compensation packages before we can validate the productivity of those employees. The risks of over-hiring or over compensating and the challenges of integrating a rapidly growing employee base into our corporate culture are exacerbated by our expected international expansion.

        Additionally, if we do not effectively manage our growth, the quality of our services could suffer, which could adversely affect our business, brand and reputation, results of operations and financial condition. If operational, technology and infrastructure improvements are not implemented successfully, our ability to manage our growth will be impaired and we may have to make significant additional expenditures to address these issues. To effectively manage our growth, we will need to continue to improve our operational, financial and management controls and our reporting systems and procedures. This will require that we refine our information technology systems to maintain effective online services and enhance information and communication systems to ensure that our employees effectively communicate with each other and our growing base of customers. These system enhancements and improvements will require significant incremental and ongoing capital expenditures and allocation of valuable management and employee resources. If we fail to implement these improvements and maintenance programs effectively, our ability to manage our expected growth and comply with the rules and regulations that are applicable to publicly reporting companies will be impaired and we may incur additional expenses.

        We expect to invest significant resources in pursuing opportunities in new products and markets and expect our expenses to increase as we broaden our customer base, hire additional employees and expand internationally. Historically, our costs have increased each year due to new opportunities and investments in technology, and we expect these costs to increase including as a result of additional investments in software licenses and data centers to support our anticipated future growth. Our expenses may be greater than we anticipate, and our investments to make our business and our online legal platform more efficient may not be successful. In addition, we may increase marketing, sales, and other operating expenses to grow and expand our operations and to remain competitive. Increases in our costs may adversely affect our results of operations and financial condition.

We may be unsuccessful in expanding our operations internationally, which may adversely affect our business, results of operations, financial condition and future prospects.

        We are considering expanding our operations internationally in the near term, which may not be successful. Expanding internationally may subject us to new risks or increase risks that we currently face, including risks associated with:

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  entering into strategic transactions, acquisitions or joint ventures to establish our presence in international markets;

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  developing and customizing services that conform to the local legal systems to address the needs of small businesses and consumers in international markets;

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  difficulties in developing and marketing our services and brand as a result of language and cultural differences;

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  competition from local legal service providers;

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  compliance with varied, unfamiliar, unclear and changing laws and regulations, including consumer protection data protection and privacy laws;

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  recruiting and retaining talented and capable employees;

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  currency exchange rate fluctuations;

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  political, economic and social instability in some countries;

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  potential adverse tax consequences;

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  higher costs of doing business internationally;

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  negotiating economically beneficial agreements with local vendors and strategic partners;

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  the inability to extend proprietary rights in our brand, content or technology into new jurisdictions;

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  implementing alternative payment methods to comply with local laws and practices and prevent fraud, higher levels of credit risk and payment fraud;

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  protectionist laws and business practices that favor local businesses in some countries; and

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  delays and interruptions to our business in the United States.

        As a result of these obstacles, we may find it difficult or prohibitively expensive to expand internationally, and we may be unsuccessful in our attempt to do so, which may adversely affect our business, results of operations, financial condition and future prospects.

Adverse application of existing tax laws, rules or regulations or implementation of new unfavorable laws, rules or regulations, could adversely affect on our business, results of operations and financial condition.

        The application of domestic and international sales, use, occupancy, value-added, payroll and other tax laws, rules and regulations to our services is subject to interpretation by the applicable authorities. We currently pay sales or other transaction taxes for certain services in jurisdictions where we do business. A successful assertion by any state, local jurisdiction or country that we should be paying sales or other transaction taxes on services with respect to which we have not been paying such taxes, or the imposition of new laws requiring the payment of sales or other transaction taxes on services in which we do not currently pay such taxes, or increase in the tax rates, or some combination of the foregoing, could result in substantial increase in our sales and other transaction taxes, create increased administrative burdens or costs, discourage customers from purchasing services from us, decrease our ability to compete or otherwise adversely affect our business, results of operations and financial condition.

        The current administration in the United States has publicly stated that international tax reform is a priority, and key members of the United States Congress have conducted hearings and proposed new legislation in that area. Recent changes to U.S. tax laws, including limitations on the ability of taxpayers to claim and use foreign tax credits and the deferral of certain tax deductions until earnings outside of the United States are repatriated to the United States, as well as changes to applicable tax laws that may be enacted in the future, could impact the tax treatment of our foreign earnings. Given our plans to expand internationally in the near term, any changes in the U.S. taxation of such activities may increase our worldwide effective tax rate which could adversely affect our business, results of operations and financial condition.

We depend on top talent, including our senior management team, to grow and operate our business, and if we are unable to hire, retain and motivate our employees, we may not be able to grow effectively which may adversely affect our business and future prospects.

        Our future success will depend upon our continued ability to identify, hire, develop, motivate and retain top talent. Competition for such talent is intense. If we are not able to effectively attract and retain quality employees, our ability to achieve our strategic objectives will be adversely impacted, our brand or reputation could suffer and our business will be adversely affected. Our ability to execute efficiently depends upon contributions from all of our employees, in particular our chief executive officer, John Suh, and the rest of our senior management team. Key institutional knowledge remains with a small group of long-term employees and directors whom we may not be able to retain. In addition, from time to time, there may be changes in our senior management team that may be disruptive to our business. If our senior management team, including any new hires that we may make, fails to work together effectively and execute our plans and strategies on a timely basis, our business and future prospects may be adversely affected.

We may not effectively ensure that our website is accessible and any significant disruption in our online services could adversely affect our business, brand and reputation, results of operations, financial condition and future prospects.

        A key element of our continued growth is the ability of our customers to access our website and our ability to fulfill orders. Our systems may not be adequately designed with the necessary reliability to avoid performance delays, disruptions or outages that could be harmful to our business. At times we have experienced, and may in the future experience, website disruptions, outages, and other performance problems due to a variety of factors, including infrastructure maintenance, human or software errors, capacity constraints, denial of service, fraud or security attacks. In some instances, we may not be able to identify the cause or causes of these website performance problems within an acceptable period of time. It may become increasingly difficult to maintain and improve our website performance, especially during peak usage times, if the number of online services we offer increases, our services become more complex, or our customer traffic grows. If our website is unavailable when customers attempt to access it, our customers may seek other solutions to address their legal needs and may not return to our website in the future. To the extent that we do not effectively address future capacity constraints, upgrade our systems as needed and continually develop our online legal platform to accommodate actual and anticipated technology changes, our business, brand and reputation, results of operations, financial condition and future prospects could be adversely affected.

        Our product fulfillment locations and data centers are vulnerable to damage or interruption from natural disasters, power losses, telecommunication failures, terrorist attacks, human errors, break-ins and similar events. The occurrence of a natural disaster or other unanticipated problems at our facilities could result in lengthy interruptions in our services. We may not be able to efficiently relocate our fulfillment and delivery operations due to disruptions in service if one of these events occurs and our insurance coverage may be insufficient to compensate us for such losses. Because the Los Angeles area is located in an earthquake fault zone, we are particularly sensitive to the risk of damage to, or total destruction of, our primary office and one of our key fulfillment and delivery centers. We are not insured against any such loss or expense that may result from a disruption to our business due to earthquakes, which, if incurred, could adversely affect our business, results of operations and financial condition.

If we are unable to adequately protect our intellectual property to prevent unauthorized use or appropriation, the value of our brand and other intangible assets, as well as our business, results of operations, financial condition and future prospects may be adversely affected.

        We rely and expect to continue to rely on confidentiality and license agreements with our employees, consultants and third parties, and on trademark, copyright, trade secret, and domain name protection laws, to protect our proprietary rights. In the United States and internationally, we have filed applications to protect elements of our intellectual property. We have no issued patents or pending patent applications. Third parties may knowingly or unknowingly infringe on or challenge our proprietary rights, and pending and future trademark or other intellectual property applications may not be approved. In addition, effective intellectual property protection may not be available in every country in which we operate or intend to operate our business. In these cases, we may expend significant time and expense to prevent infringement and enforce our rights. We cannot assure you that others will not offer services or concepts that are substantially similar to ours and compete with our business. If the protection of our proprietary rights is inadequate to prevent unauthorized use or appropriation, the value of our brand and other intangible assets may be diminished and competitors may be able to more effectively mimic our services, business practices or operations which may have an adverse effect on our business, results of operations, financial condition and future prospects.

We may in the future become party to lawsuits and other intellectual property rights claims that are expensive and time consuming, and, if resolved adversely, could adversely affect our business, results of operations and financial condition.

        As we face increasing competition and gain an increasingly high profile, including in connection with our initial public offering, third parties may make intellectual property claims, file lawsuits or initiate other proceedings against us. In addition, we may introduce new services, including in areas where we currently do not compete, which could increase our exposure to intellectual property claims. Defending against lawsuits and other intellectual property claims is costly and can place a significant burden on management and employees. If claims are made against us, there can be no assurances that favorable final outcomes will be obtained and, if resolved adversely, may result in changes to or discontinuance of some of our services, potential liabilities or additional costs which could adversely affect our business, results of operations and financial condition.

We are subject to risks related to accepting credit and debit card payments that may harm our business or expose us to additional costs and liabilities.

        We accept payments from our customers primarily through credit and debit card transactions. For credit and debit card payments, we pay interchange and other fees, which may increase over time and raise our operating costs and lower profitability. We rely on a third party to provide payment processing services, including the processing of our credit and debit card transactions, and it could interrupt our business if this third party becomes unwilling or unable to provide these services to us. If our processing vendor has problems with our billing software, or the billing software malfunctions, we could lose customers who subscribe to our legal plans, registered agent services and other subscription services, which could decrease our revenues. In addition, if our billing software fails to work properly and, as a result, we do not automatically charge our subscribers' credit cards on a timely basis or at all, our revenues could be adversely affected.

        We are also subject to payment card industry rules, certification requirements and rules governing electronic funds transfer, any of which could change or be reinterpreted to make it more difficult for us to comply. Our failure to comply fully with these rules or requirements may subject us to fines, higher transaction fees, penalties, damages, and civil liability and may result in the loss of our ability to accept credit and debit card payments, which could have a material adverse effect on our business, results of operations and financial condition.

        As we expand our business to jurisdictions outside the United States, we may be required to explore and adopt new payment methods and processes. This may require the development of software or application for licenses for billing and collection purposes. Our failure to timely and efficiently adopt those new methods and implement new processes could adversely affect our business, results of operations, financial condition and future prospects.

If we are unable to implement and maintain effective internal control over financial reporting in the future, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock may decline.

        As a public company, we will be required to maintain internal controls over financial reporting and to report any material weaknesses in such internal controls. In addition, beginning with our 2013 annual report on Form 10-K to be filed in 2014, we will be required to furnish a report by management on the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act. We are in the process of designing, implementing, and testing the internal control over financial reporting required to comply with this obligation, which process is time consuming, costly, and complicated. If we identify material weaknesses in our internal control over financial reporting, if we are unable to comply with the requirements of Section 404 in a timely manner or assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting when required under Section 404(b), investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock could be negatively affected, and we could become subject to investigations by the stock exchange on which our securities are listed, the Securities and Exchange Commission, or the SEC, or other regulatory authorities, which could require additional financial and management resources.

The requirements of being a public company may strain our resources and divert management's attention.

        As a public company, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Act, the listing requirements of the New York Stock Exchange, or the NYSE, and other applicable securities rules and regulations. Despite recent reforms made possible by the Jumpstart Our Business Startups Act of 2012, compliance with these rules and regulations will nonetheless increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources. The Exchange Act requires, among other things, that we file annual, quarterly, and current reports with respect to our business and operating results.

        As a result of disclosure of information in this prospectus and in filings required of a public company, our business and financial condition will become more visible, which we believe may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and operating results could be harmed, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and adversely affect our business, brand and reputation and results of operations.

        We also expect that being a public company and these new rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee and compensation committee, and qualified executive officers.

Risks Relating to Our Common Stock

The market price of our common stock may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at or above the initial public offering price, if at all.

        The initial public offering price for our common stock will be determined through negotiations between the underwriters and us and may vary from the market price of our common stock following our initial public offering. If you purchase shares of our common stock in this offering, you may not be able to resell those shares at or above the initial public offering price, if at all. We cannot assure you that the initial public offering price of our common stock, or the market price following this offering, will equal or exceed prices in privately negotiated transactions of our shares that have occurred from time to time prior to this offering. The market price of our common stock may fluctuate significantly in response to numerous factors, many of which are beyond our control, including:

  •
  actual or anticipated fluctuations in our revenues and results of operations;

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  the financial projections we may provide to the public, any changes in these projections or our failure to meet these projections;

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  increase or loss of customers;

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  fluctuations in product sales mix;

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  changes in our pricing strategy or those of our competitors;

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  developments in new legislation and pending lawsuits or regulatory actions, including interim or final rulings by judicial or regulatory bodies;

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  lawsuits threatened or filed against us;

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  actual or anticipated changes in our growth rate relative to those of our competitors;

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  announcements of technological innovations or new services offered by us or our competitors;

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  announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital-raising activities or commitments;

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  additions or departures of key personnel;

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  actions of securities analysts who initiate or maintain coverage of us, changes in financial estimates by any securities analysts who follow our company, or our failure to meet these estimates or investor expectations;

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  fluctuations in the valuation of companies perceived by investors to be comparable to us;

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  additional shares of our common stock being sold into the market by us or our existing stockholders or the anticipation of such sales, including if existing stockholders sell shares into the market when applicable "lock-up" periods end;

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  price and volume fluctuations in the overall stock market, including as a result of trends in the economy as a whole;

  •
  other events or factors, including those resulting from war or incidents of terrorism, or responses to these events; and

  •
  general economic and market conditions.

        Furthermore, the stock markets recently have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market fluctuations, as well as general economic, political and market conditions such as recessions, interest rate changes or international currency fluctuations, may negatively impact the market price of our common stock. If the market price of our common stock after this offering does not exceed the initial public offering price, you may not realize any return on your investment in us and may lose some or all of your investment. In the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management's attention from other business concerns, which could adversely affect our business, results of operations and financial condition.

Future sales of our common stock in the public market could cause the price of our common stock to decline.

        Sales of a substantial number of shares of our common stock in the public market after our initial public offering, or the perception that these sales might occur, could depress the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities. After this offering, we will have outstanding                        shares of common stock, based on the number of shares of our common stock outstanding as of December 31, 2011. This number includes                        shares that we and the selling stockholders are selling in this offering, and assumes no additional exercise of outstanding options.

        All of the shares of common stock sold in this offering will be freely tradable without restrictions or further registration under the Securities Act of 1933, as amended or the Securities Act, except for any shares held by our affiliates as defined in Rule 144 under the Securities Act. The remaining                        shares of our common stock outstanding after this offering, based on shares outstanding as of December 31, 2011, will be restricted as a result of securities laws, lock-up agreements or other contractual restrictions that restrict transfers for at least 180 days after the date of this prospectus, subject to certain extensions.

        Morgan Stanley & Co. LLC and Merrill, Lynch, Pierce, Fenner & Smith Incorporated may permit our executive officers, our directors, and the selling stockholders to sell shares prior to the expiration of the restrictive provisions contained in the "lock-up" agreements with the underwriters. In addition, we may, with the written consent of Morgan Stanley & Co. LLC and Merrill, Lynch, Pierce, Fenner & Smith Incorporated, permit our employees and current stockholders who are subject to market standoff agreements or arrangements with us and who are not subject to a lock-up agreement with the underwriters to sell shares prior to the expiration of the restrictive provisions contained in those market standoff agreements or arrangements.

        After this offering, the holders of                        shares of common stock, or        % of our total outstanding common stock, based on shares outstanding as of December 31, 2011 and giving effect to the sale of shares by us and the selling stockholders, will be entitled to rights with respect to registration of these shares under the Securities Act pursuant to an investors' rights agreement. If these holders of our common stock, by exercising their registration rights, sell a large number of shares, they could adversely affect the market price for our common stock. If we file a registration statement for the purposes of selling additional shares to raise capital and are required to include shares held by these holders pursuant to the exercise of their registration rights, our ability to raise capital may be impaired. We intend to file a registration statement on Form S-8 under the Securities Act to register up to approximately                         million shares of our common stock for issuance under our 2000 Stock Option Plan, our 2010 Stock Incentive Plan and our 2012 Equity Incentive Plan. Once we register these shares, they can be freely sold in the public market upon issuance and once vested, subject to a 180-day lock-up period and other restrictions provided under the terms of the applicable plan and/or the option agreements entered into with option holders.

No public market for our common stock currently exists, and an active public trading market may not develop or be sustained following this offering.

        Prior to this offering, there has been no public market for our common stock. Although we expect to apply to list our common stock on the NYSE, an active trading market may not develop following the completion of this offering or, if developed, may not be sustained. The lack of an active market may impair your ability to sell your shares at the time you wish to sell them or at a price that you consider reasonable. The lack of an active market may also reduce the fair value of your shares. An inactive market may also impair our ability to raise capital to continue to fund operations by selling shares and may impair our ability to acquire other companies or technologies by using our shares as consideration.

If you purchase shares of our common stock in our initial public offering, you will experience substantial and immediate dilution.

        If you purchase shares of our common stock in our initial public offering, you will experience substantial and immediate dilution in the pro forma net tangible book value per share of $            per share as of December 31, 2011, based on an assumed initial public offering price of our common stock of $             per share, the midpoint of the price range on the cover page of this prospectus, because the price that you pay will be substantially greater than the pro forma net tangible book value per share of the common stock that you acquire. This dilution is due in large part to the fact that our earlier investors paid substantially less than the initial public offering price when they purchased their shares of our capital stock. You will experience additional dilution upon exercise of options to purchase common stock under our equity incentive plans, if we issue restricted stock to our employees under our equity incentive plans, or if we otherwise issue additional shares of our common stock. See "Dilution."

We have broad discretion in the use of the net proceeds from our initial public offering and may not use them effectively.

        We intend to use the net proceeds to us from this offering primarily for general corporate purposes, including working capital and capital expenditures. We may also use a portion of the net proceeds for the acquisition of, or investment in, technologies, solutions or businesses that complement our business, although we have no present commitments or agreements to enter into any acquisitions or investments. However, we will have broad discretion over the uses of the net proceeds, and we may spend or invest them in ways that our stockholders disagree or that could adversely affect our business, results of operations and financial condition.

If securities or industry analysts do not publish research or reports about our business, or publish negative reports about our business, our share price and trading volume could decline.

        The trading market for our common stock will, to some extent, depend on the research and reports that securities or industry analysts publish about us or our business. We do not have any control over these analysts. If one or more of the analysts who cover us downgrade our shares or change their opinion of our shares, our share price would likely decline. If one or more of these analysts cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our share price or trading volume to decline.

We do not intend to pay dividends for the foreseeable future, which could reduce the attractiveness of our stock to some investors.

        We currently intend to retain any future earnings to finance the operation and expansion of our business, and we do not expect to declare or pay any dividends in the foreseeable future. As a result, you may only receive a return on your investment in our common stock if the market price of our common stock increases. In addition, our credit facility contains restrictions on our ability to pay dividends.

Delaware law and provisions in our amended and restated certificate of incorporation and bylaws that will be in effect at the closing of our initial public offering could make a merger, tender offer, or proxy contest difficult, thereby depressing the trading price of our common stock.

        Following the closing of our initial public offering, our status as a Delaware corporation and the anti-takeover provisions of the Delaware General Corporation Law may discourage, delay, or prevent a change in control by prohibiting us from engaging in a business combination with an interested stockholder for a period of three years after the person becomes an interested stockholder, even if a change of control would be beneficial to our existing stockholders. In addition, our amended and restated certificate of incorporation and bylaws that will be in effect at the closing of our initial public offering will contain provisions that may make the acquisition of our company more difficult, including the following:

  •
  our amended and restated certificate of incorporation will authorize undesignated preferred stock, the terms of which may be established, and shares of which may be issued, without stockholder approval;

  •
  require that any action to be taken by our stockholders be effected at a duly called annual or special meeting and not by written consent;

  •
  specify that special meetings of our stockholders can be called only by our board of directors, the Chairman of our board of directors, or our Chief Executive Officer;

  •
  establish an advance notice procedure for stockholder proposals to be brought before an annual meeting, including proposed nominations of persons for election to our board of directors;

  •
  establish that our board of directors is divided into three classes, Class I, Class II and Class III, with each class serving three-year staggered terms;

  •
  prohibit cumulative voting in the election of directors;

  •
  provide that vacancies on our board of directors may be filled only by a majority of directors then in office, even though less than a quorum; and

  •
  require the approval of our board of directors or the holders of a supermajority of our outstanding shares of capital stock to amend our bylaws and certain provisions of our certificate of incorporation.

        These provisions could depress the trading price of our common stock or reduce the ability of someone to acquire the company at a premium to the trading price of our common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus, including the sections entitled "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," contains forward-looking statements. In some cases you can identify these statements by forward-looking words such as "believe," "may," "will," "estimate," "continue," "anticipate," "intend," "could," "would," "project," "plan," "expect" or the negative or plural of these words or similar expressions. These forward-looking statements include, but are not limited to, statements concerning the following:

  •
  our financial performance, including our revenue, operating expenses and our ability to attain and sustain profitability;

  •
  our ability to comply with and adapt to the dynamic legal and regulatory landscape applicable to our business;

  •
  our ability to maintain, protect and enhance our brand;

  •
  our ability to continue to develop, enhance and expand our online interactive legal document services;

  •
  the success and development of our legal plans;

  •
  our ability to timely and effectively scale and adapt our existing online legal platform;

  •
  our ability to increase engagement of services by our customers;

  •
  our ability to protect our customers' information and adequately address privacy concerns;

  •
  our ability to maintain an adequate rate of revenue growth;

  •
  the effects of increased competition in our market;

  •
  our ability to effectively manage our growth;

  •
  our ability to successfully enter new markets and manage our international expansion;

  •
  costs associated with defending intellectual property infringement and other claims;

  •
  the attraction and retention of our senior management team; and

  •
  other risk factors included under "Risk Factors" in this prospectus.

        These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in "Risk Factors." Moreover, we operate in a competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

        You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. Moreover, except as required by law, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

        You should read this prospectus and the documents that we reference in this prospectus and have filed with the SEC as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

MARKET, INDUSTRY AND OTHER DATA

        Unless otherwise indicated, information contained in this prospectus concerning our industry and the market in which we operate, including our general expectations and market position, market opportunity and market size, is based on information from various sources, on assumptions that we have made that are based on those data and other similar sources and on our knowledge of the markets for our services. These data involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. We have not independently verified any third-party information and cannot assure you of its accuracy or completeness. While we believe the market position, market opportunity and market size information included in this prospectus is generally reliable, such information is inherently imprecise. In addition, projections, assumptions and estimates of our future performance and the future performance of the industry in which we operate is necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in "Risk Factors" and elsewhere in this prospectus. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

USE OF PROCEEDS

        We estimate that the net proceeds to us from the sale of the shares of our common stock offered by us will be approximately $             million, based on an assumed initial public offering price of $            per share, the midpoint of the price range set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters' over-allotment option to purchase additional shares in this offering is exercised in full, we estimate that our net proceeds will be approximately $             million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We will not receive any proceeds from the sale of common stock by the selling stockholders.

        A $1.00 increase (decrease) in the assumed initial public offering price of $            per share would increase (decrease) the net proceeds to us from this offering by approximately $             million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase (decrease) of one million shares in the number of shares of common stock offered by us would increase (decrease) the net proceeds to us from this offering by approximately $             million, assuming the assumed initial public offering price remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

        The principal purposes of this offering are to create a public market for our common stock and thereby enable access to the public equity markets by our employees and stockholders, obtain additional capital and increase our visibility in the marketplace. We currently intend to use the net proceeds to us from this offering primarily for general corporate purposes, including working capital and capital expenditures. We may also use a portion of the net proceeds for the acquisition of, or investment in, technologies, solutions or businesses that complement our business, although we have no present commitments or agreements to enter into any acquisitions or investments. We will have broad discretion over the uses of the net proceeds in this offering. Pending these uses, we intend to invest the net proceeds from this offering in short-term, investment-grade interest-bearing securities.

DIVIDEND POLICY

        We have never declared or paid any cash dividends on our common stock. We currently intend to retain any future earnings for use in the operation of our business and do not intend to declare or pay any cash dividends in the foreseeable future. Any further determination to pay dividends on our capital stock will be at the discretion of our board of directors, subject to applicable laws, and will depend on our financial condition, results of operations, capital requirements, general business conditions, and other factors that our board of directors considers relevant. In addition, the terms of our credit facility contain restrictions on our ability to pay dividends.

CAPITALIZATION

        The following table shows our cash and cash equivalents and our capitalization as of December 31, 2011:

  •
  on an actual basis;

  •
  on a pro forma basis, giving effect to the filing of our amended and restated certificate of incorporation and the automatic conversion of all outstanding shares of Series A redeemable convertible preferred stock, or Series A, into an aggregate of 22,884,000 shares of common stock immediately prior to the completion of this offering as if such conversion had occurred on December 31, 2011; and

  •
  on a pro forma as adjusted basis, giving effect to the pro forma adjustments described in the immediately preceding bullet, and the sale by us of                        shares of common stock in this offering, at an assumed initial public offering price of $            per share, the midpoint of the price range set forth on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, and the sale of                        shares of common stock by the selling stockholders in this offering, as if this offering had occurred on December 31, 2011.

	As of December 31, 2011
	Actual	Pro Forma	Pro Forma, As Adjusted(1)
	(in thousands, except share and par value data)
Cash and cash equivalents	$27,108	$27,108	$

Series A redeemable convertible preferred stock, $0.001 par value: 7,628,000 shares authorized, issued and outstanding, actual; no shares authorized, issued and outstanding, pro forma and pro forma as adjusted	$62,691	$—	$
Stockholders' equity (deficit):
Preferred stock, $0.001 par value: no shares authorized, issued and outstanding, actual; shares authorized, no shares issued and outstanding, pro forma and pro forma as adjusted	—	—
Common stock, $0.001 par value: 66,180,000 shares authorized, 31,779,695 shares issued and 31,509,695 shares outstanding, actual; shares authorized, 54,663,695 shares issued and 54,393,695 outstanding, pro forma; and shares authorized, shares issued and outstanding, pro forma as adjusted	31	54
Additional paid-in capital	331	62,999
Treasury stock, at cost, 270,000 shares	(519)	(519)
Accumulated deficit	(59,653)	(59,653)

Total stockholders' equity (deficit)	(59,810)	2,881

Total capitalization	$2,881	$2,881	$

(1)
A $1.00 increase (decrease) in the assumed initial public offering price of $            per share would increase (decrease) the amount of cash and cash equivalents, additional paid-in capital, total stockholders' equity and total capitalization by approximately $             million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase (decrease) of one million shares in the number of shares of common stock offered by us would increase (decrease) cash and cash equivalents, and additional paid-in capital, total stockholders' equity and total capitalization by

  approximately $             million, assuming the assumed initial public offering price remains the same, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. The pro forma as adjusted information discussed above is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.

          The total number of shares of our common stock reflected in the discussion and table above is based on 54,393,695 shares of common stock (including preferred stock on an as converted basis) outstanding on a pro forma basis, as of December 31, 2011, and excludes, as of December 31, 2011:

  •
  987,248 shares of common stock issuable upon the exercise of outstanding options granted pursuant to our 2000 Stock Option Plan at a weighted-average exercise price of $0.63 per share, 6,339,856 shares of common stock issuable upon the exercise of options granted pursuant to our 2010 Stock Incentive Plan at a weighted-average exercise price of $1.87 per share and 75,000 restricted stock units to be settled into shares of our common stock granted pursuant to our 2010 Stock Incentive Plan;

  •
  924,497 shares of common stock available for future issuance under our 2010 Stock Incentive Plan; and

  •
  shares of common stock, subject to increase on an annual basis, reserved for future issuance under our 2012 Equity Incentive Plan, which will become effective in connection with this offering.

DILUTION

        If you invest in our common stock, your interest will be diluted to the extent of the difference between the initial public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock immediately after this offering. The historical net tangible book value of our common stock as of December 31, 2011 was a deficit of $4.0 million, or $(0.13) per share. Historical net tangible book value per share represents our total tangible assets, excluding deferred tax assets, less our total liabilities, divided by the number of shares of outstanding common stock.

        After giving effect to the (i) automatic conversion of our outstanding preferred stock into our common stock immediately prior to the completion of this offering and (ii) receipt of the net proceeds from our sale of                        shares of common stock in this offering at an assumed initial public offering price of $            per share, the midpoint of the price range set forth on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of December 31, 2011 would have been $             million, or $            per share. This represents an immediate increase in pro forma as adjusted net tangible book value of $            per share to existing stockholders and an immediate dilution of $            per share to new investors purchasing common stock in this offering.

        The following table illustrates this dilution on a per share basis to new investors:

Assumed initial public offering price per share		$
Net tangible book value (deficit) per share as of December 31, 2011	$(0.13)
Increase per share attributable to conversion of Series A	0.06

Pro forma net tangible book value (deficit) per share as of December 31, 2011	(0.07)
Increase per share attributable to this offering

Pro forma net tangible book value per share, as adjusted to give effect to this offering

Dilution in pro forma net tangible book value per share to new investors in this offering		$

        A $1.00 increase (decrease) in the assumed initial public offering price of $            per share would increase (decrease) the pro forma net tangible book value, as adjusted to give effect to this offering, by $            per share and the dilution to new investors by $            per share, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting underwriting discounts and commissions and estimated expenses payable by us. Similarly, each increase (decrease) of one million shares in the number of shares of common stock offered by us would increase (decrease) the pro forma net tangible book value, as adjusted to give effect to this offering, by $            per share and the dilution to new investors by $            per share, assuming the assumed initial public offering price remains the same and after deducting underwriting discounts and commissions and estimated expenses payable by us. If the underwriters exercise their over-allotment option in full, the pro forma net tangible book value per share of our common stock, as adjusted to give effect to this offering, would be $            per share, and the dilution in pro forma net tangible book value per share to investors in this offering would be $            per share of common stock.

        The table below summarizes as of December 31, 2011, on a pro forma as adjusted basis described above, the number of shares of our common stock, the total consideration and the average price per share (i) paid to us by existing stockholders and (ii) to be paid by new investors purchasing our common stock in this offering at an assumed initial public offering price of $            per share, the midpoint of the price

range set forth on the cover page of this prospectus, before deducting underwriting discounts and commissions and estimated offering expenses.

	Shares Purchased			Total Consideration
Average Price Per Share
	Number	Percent		Amount	Percent
Existing stockholders			%	$		%	$
New investors

Total		100%		$	100%

        The total number of shares of our common stock reflected in the discussion and tables above is based on 54,393,695 shares of common (including preferred stock on an as converted basis) outstanding, as of December 31, 2011, and excludes, as of December 31, 2011:

  •
  987,248 shares of common stock issuable upon the exercise of outstanding options granted pursuant to our 2000 Stock Option Plan at a weighted-average exercise price of $0.63 per share, 6,339,856 shares of common stock issuable upon the exercise of options granted pursuant to our 2010 Stock Incentive Plan at a weighted-average exercise price of $1.87 per share and 75,000 restricted stock units to be settled into shares of our common stock granted pursuant to our 2010 Stock Incentive Plan;

  •
  924,497 shares of common stock available for future issuance under our 2010 Stock Incentive Plan; and

  •
                          shares of common stock, subject to increase on an annual basis, reserved for future issuance under our 2012 Equity Incentive Plan, which will become effective in connection with this offering.

        Sales by the selling stockholders in this offering will cause the number of shares held by existing stockholders to be reduced to                        shares, or        % of the total number of shares of our common stock outstanding after this offering, and will increase the number of shares held by new investors to                        shares, or        % of the total number of shares of our common stock outstanding after this offering. In addition, if the underwriters' over-allotment option is exercised in full, the number of shares held by the existing stockholders after this offering would be reduced to        % of the total number of shares of our common stock outstanding after this offering, and the number of shares held by new investors would increase to                        shares, or        % of the total number of shares of our common stock outstanding after this offering.

        To the extent that any outstanding options are exercised, new options are issued under our stock-based compensation plans or we issue additional shares of common stock in the future, there will be further dilution to investors participating in this offering. If all outstanding options under our 2000 Stock Option Plan and our 2010 Stock Incentive Plan as of December 31, 2011 were exercised, our existing stockholders, including the holders of these options, would own        % and our new investors would own        % of the total number of shares of our common stock outstanding upon the completion of this offering. In such event, the total consideration paid by our existing stockholders, including the holders of these options, would be approximately $             million, or        %, the total consideration paid by our new investors would be $             million, or        %, the average price per share paid by our existing stockholders would be $            and the average price per share paid by our new investors would be $            .

SELECTED CONSOLIDATED FINANCIAL DATA

        You should read the following selected historical consolidated financial data below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements, related notes and other financial information included in this prospectus. The selected consolidated financial data in this section are not intended to replace the consolidated financial statements and are qualified in their entirety by the consolidated financial statements and related notes included elsewhere in this prospectus.

        The consolidated statements of operations data for the years ended December 31, 2009, 2010 and 2011 and the consolidated balance sheet data as of December 31, 2010 and 2011 are derived from our audited consolidated financial statements included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results to be expected in the future.

	Year Ended December 31,
	2009	2010	2011
	(in thousands, except per share data)
Consolidated Statements of Operations Data:
Revenues(1)	$103,299	$120,771	$156,066
Costs and operating expenses(2):
Cost of services	53,082	60,643	80,437
Sales and marketing	32,673	36,322	41,891
Technology and development	4,686	7,509	8,117
General and administrative(1)	13,154	20,024	19,343

Total costs and operating expenses	103,595	124,498	149,788

Income (loss) from operations	(296)	(3,727)	6,278
Interest and other expense, net	(33)	(15)	(153)

Income (loss) before income taxes	(329)	(3,742)	6,125
Income tax (provision) benefit	(311)	(282)	5,998

Net income (loss)	$(640)	$(4,024)	$12,123

Accretion of Series A redeemable convertible preferred stock	(4,035)	(4,038)	(4,042)
Net income attributable to participating securities	—	—	(3,407)

Net income (loss) attributable to common stockholders	$(4,675)	$(8,062)	$4,674

Net income (loss) per share attributable to common stockholders(3):
Basic	$(0.17)	$(0.28)	$0.15

Diluted	$(0.17)	$(0.28)	$0.13

Weighted-average shares used to compute net income (loss) per share attributable to common stockholders(3):
Basic	28,051	29,040	31,388

Diluted	28,051	29,040	36,293

Pro forma net income per share(4):
Basic			$0.22

Diluted			$0.20

Weighted average number of shares used in computing pro forma net income per share(4):
Basic			54,272

Diluted			59,177

(1)
We recorded an estimated charge of $5.4 million during the year ended December 31, 2010 related to legal settlements, of which $4.6 million was included as part of general and administrative expenses and $0.8 million was recorded as a reduction of revenues. The ultimate costs of resolving these matters are dependent on a number of factors, including actual claims made by, participation rates of, and the resulting payments, if any, to the class members. Any difference between the amount accrued and the ultimate costs of these matters will be recognized as an additional or lower expense in the period in which the matters are resolved. If the actual costs of these matters are higher than the amount we estimated, this difference could have a material adverse effect on our business, operating results, cash flows and financial condition. See Note 6 to our consolidated financial statements included elsewhere in this prospectus for a full discussion of this legal settlement accrual.

(2)
Stock-based compensation expense included in the above line items:

	Year Ended December 31,
	2009	2010	2011
	(in thousands)
Cost of services	$200	$178	$155
Sales and marketing	124	46	56
Technology and development	114	155	133
General and administrative	699	929	600

Total stock-compensation expense	$1,137	$1,308	$944

(3)
See Note 2 to our consolidated financial statements included elsewhere in this prospectus for a description of the method to compute basic and diluted net income (loss) per share attributable to common stockholders.

(4)
Unaudited basic and diluted pro forma net income per share has been calculated assuming the conversion of all outstanding shares of our redeemable convertible preferred stock (using the if-converted method) into 22,884,000 shares of our common stock as though the conversion had occurred on January 1, 2011. See Note 2 to our consolidated financial statements included elsewhere in this prospectus.

	As of December 31,
	2010	2011
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$19,169	$27,108
Working capital (deficit)	(5,905)	(2,316)
Total assets	35,629	53,501
Total liabilities	46,488	50,620
Redeemable convertible preferred stock	58,649	62,691
Total stockholders' deficit	(69,508)	(59,810)

Adjusted EBITDA

        To provide investors and others with additional information regarding our financial results, we have disclosed in the table below and within this prospectus Adjusted EBITDA, a non-GAAP financial measure. We define Adjusted EBITDA as net income (loss) plus interest and other expense, net; income tax provision (benefit); certain non-cash charges, including depreciation, amortization and stock-based compensation; and loss from legal settlements. Our non-GAAP Adjusted EBITDA financial measure differs from GAAP in that it excludes certain items of income and expense. Adjusted EBITDA or the equivalent is frequently used by securities analysts, investors and others as a common financial measure of operating performance.

        Adjusted EBITDA is one of the primary measures used by our management and board of directors to understand and evaluate our financial performance and operating trends, including period to period comparisons, to prepare and approve our annual budget and to develop short and long term operational plans. Additionally, Adjusted EBITDA is one of the key measures used by the compensation committee of our board of directors to establish the target for and ultimately pay our annual employee bonus pool for virtually all bonus eligible employees. We also frequently use Adjusted EBITDA in our discussions with investors, commercial bankers and other users of our financial statements.

        Management believes Adjusted EBITDA reflects our ongoing business in a manner that allows for meaningful period to period comparisons and analysis of trends. In particular, in calculating Adjusted EBITDA, we exclude certain income and expense items that we believe are not directly attributable to the underlying performance of our business, or are the result of long-term investment decisions in previous periods rather than day-to-day operating decisions, and may be used in future decisions for expansion and acquisition opportunities.

        Our use of Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

  •
  although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;

  •
  Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

  •
  Adjusted EBITDA does not consider the potentially dilutive impact of equity-based compensation;

  •
  Adjusted EBITDA does not reflect tax payments that may represent a reduction in cash available to us;

  •
  Adjusted EBITDA does not include losses associated with, or reflect the cash requirements for, legal settlements; and

  •
  other companies, including companies in our industry, may calculate Adjusted EBITDA differently, which reduces its usefulness as a comparative measure.

        Because of these limitations, you should consider Adjusted EBITDA alongside other financial performance measures, including various cash flow metrics, net income (loss) and our other GAAP results. We encourage investors and others to review our financial information in its entirety and not rely on a single financial measure.

        The following table presents a reconciliation of net income (loss) to Adjusted EBITDA for each of the periods indicated:

	Year Ended December 31,
	2009	2010	2011
	(in thousands)
Net income (loss)	$(640)	$(4,024)	$12,123
Interest and other expense, net	33	15	153
Income tax provision (benefit)	311	282	(5,998)
Depreciation and amortization	2,937	3,509	4,562
Stock-based compensation	1,137	1,308	944
Loss from legal settlements	—	5,359	—

Adjusted EBITDA	$3,778	$6,449	$11,784

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following Management's Discussion and Analysis of Financial Condition and Results of Operations should be read together with "Prospectus Summary—Summary Consolidated Financial Data," "Selected Consolidated Financial Data" and our consolidated financial statements and accompanying notes included elsewhere within this prospectus. This discussion includes both historical information and forward-looking information that involves risks, uncertainties and assumptions. Our actual results may differ materially from management's expectations as a result of various factors, including but not limited to those discussed in the sections entitled "Risk Factors" and "Special Note Regarding Forward-Looking Statements."

Overview

        LegalZoom is the leading online provider of services that meet the legal needs of small businesses and consumers in the United States. We believe that we are transforming the small business and consumer legal services market by leveraging the power of technology and people. Our online legal platform enables us to deliver services at scale with an unmatched combination of quality, customer care and value. Our services include a portfolio of interactive legal documents that are personalized by our customers through our dynamic online processes, as well as subscription legal plans and registered agent services.

        We developed our easy-to-use, online legal platform to make the law more accessible to small businesses and consumers. Our scalable technology platform enables the efficient creation of personalized legal documents, automates our supply chain and fulfillment workflow management, and provides customer analytics to help us improve our services. For small businesses and consumers who want legal advice, we offer subscription legal plans that connect our customers with experienced attorneys who participate in our legal plan network.

        We have served approximately two million customers over the last 10 years. In 2011, nine out of ten of our surveyed customers said they would recommend LegalZoom to their friends and family, our customers placed approximately 490,000 orders and more than 20 percent of new California limited liability companies were formed using our online legal platform. We believe the volume of transactions processed through our online legal platform creates a scale advantage that deepens our knowledge and enables us to improve the quality and depth of the services we provide to our customers.

        Our revenues consist primarily of transaction revenues and subscription revenues. We generate transaction revenues when we fulfill customer orders. We generate subscription revenues from customers who subscribe to our legal plans, registered agent services and unlimited access to our forms library. We also generate other revenues from fees we earn when our customers purchase products and services offered by certain third parties.

        Our business is evolving from primarily a transaction model to a combined transaction and subscription model. As a result, we expect that subscription revenues as a percentage of our total revenues will continue to grow for the foreseeable future. We evaluate how we market and sell transaction services to optimize our subscription business, with the ultimate objective of increasing revenues from customers through additional orders and subscriptions, which we refer to as customer lifetime value.

        We have consistently invested in building and growing our business. Other than $8.1 million of outside capital and cash provided by exercises of stock options, we have funded our operations and capital expenditures since inception from cash flows provided by operating activities.

Key Metrics

        Our management uses a number of financial and business metrics to evaluate and monitor the performance of our business, identify trends affecting our business, determine the allocation of resources and make decisions regarding our business strategies. We believe these metrics are useful to investors to understand the underlying trends in our business.

        The following charts set forth our revenues, Adjusted EBITDA and net income (loss) for each of the eight quarters ended December 31, 2011.

(1)
Adjusted EBITDA is a Non-GAAP financial measure. For a reconciliation of Adjusted EBITDA to net income (loss), the most comparable GAAP item, see "Unaudited Quarterly Results of Operations Data, Other Financial Data and Seasonality."

        The following charts set forth the number of orders placed, the number of active subscribers (as of period end) and subscription revenues as a percentage of total revenues for each of the eight quarters ended December 31, 2011.

  •
  Number of Orders Placed.  This metric represents total customer orders placed in the period, which may include one or more services purchased at the same time. As part of the order, our customers can enroll in a free, 30-day trial of one or more of our subscription-based services, which does not constitute a separate order, but does create an active subscriber, as defined below. We use this metric as a key indicator to measure the performance of our transaction business from period to period.

  •
  Number of Active Subscribers.  This metric includes total paid and free subscribers at the end of a period. Our subscription offerings consist primarily of our legal plans, registered agent services and unlimited access to our forms library, and can range in duration from 30 days to two years. We use this metric to measure the growth of our subscription business.

  •
  Subscription Revenues as a Percentage of Total Revenues.  This metric measures the evolution of our business model from primarily a transaction model to a combined transaction and subscription model. We have experienced rapid growth in our subscription revenues, and we expect that our subscription revenues as a percentage of total revenues will continue to increase.

Factors Affecting Our Performance

        Investment in Our Legal Plan Subscription Business.    While we have a large transaction business for online interactive legal document services, we have invested, and will continue to invest, in expanding our subscription revenues from legal plans. This includes developing technology and infrastructure to support our legal plans and attorney network and expanding our sales and marketing efforts, particularly to promote legal plans and our brand. These investments will occur in advance of realizing any benefit from such investments, and therefore it may be difficult for us to determine if we are effectively allocating resources in these areas.

        Investment in Customer Acquisition and Retention.    We have invested, and expect that we will continue to invest, in the promotion of our services through our various customer acquisition channels, including search engine marketing, television and radio to acquire new customers and grow our business. We also invest in attracting and retaining customers with an objective of increasing overall customer lifetime value through product development and customer care initiatives. We continuously evaluate how we market and sell transaction services in order to optimize our subscription business.

        Continued Adoption of Online Legal Services.    Growth in number of orders placed, number of active subscribers and total revenues will depend on continued customer adoption of online interactive legal documents and legal plans. Our business depends on our ability to build and maintain customer trust in the online legal services market and on our ability to broaden the market for small business and consumer legal services. The rate of adoption of online legal services will impact our ability to acquire new customers, increase our subscribers and grow our revenues.

Key Components of our Results of Operations

  Revenues

        We generate revenues from the following sources:

        Transaction Revenues.    Transaction revenues are primarily generated from our legal document preparation services upon fulfillment of these services, as well as certain legal document preparation services that were bundled with one- and five-year document revision and vaulting services. Prior to the change in accounting guidance on how revenue recognition is applied to multiple deliverable arrangements that we adopted on January 1, 2010, the full value of these bundled services were required to be recognized as revenues ratably on a straight-line basis over the service period. Revenues are recognized upon fulfillment of services, predominantly when a completed set of documents is shipped to the customer. Transaction revenues are net of refunds, cancellations, promotional discounts, sales allowances, credit reserves and the value allocated to bundled free-trials for our subscription services.

        Subscription Revenues.    Subscription revenues are generated primarily when customers enroll in subscriptions to our legal plans, registered agent services or unlimited access to our forms library. We recognize revenues from our subscriptions ratably on a straight-line basis over the subscription term as such services are rendered. Subscription terms range from a period of 30 days to two years. Subscription revenues include the value allocated to bundled free-trials for our subscription services and are net of refunds, cancellations, promotional discounts, sales allowances, credit reserves and payments to legal plan attorneys.

        Other Revenues.    Other revenues consist primarily of fees earned from third-party providers for services provided to or leads generated for such providers through our online legal platform. We typically earn these revenues on a cost-per-click or cost-per-action basis.

        We generally collect payments and fees at the time orders are placed. We record amounts collected for services that have not been performed as deferred revenues on our consolidated balance sheet. See "—Critical Accounting Policies—Revenue Recognition" for a description of the accounting policies related to revenue recognition, including arrangements that contain multiple deliverables.

  Cost of Services

        Our cost of services include all costs of providing and fulfilling our services. Cost of services primarily include government filing fees; costs of fulfillment, customer care and inbound sales personnel and related benefits, including stock-based compensation, and costs of independent contractors for document preparation; telecommunications and data center costs, including depreciation and amortization of network computers, equipment and internal use software; printing, shipping and courier charges; credit and debit card fees; allocated overhead; legal document kit expenses; and sales and use taxes.

  Sales and Marketing

        Our sales and marketing expenses are comprised of customer acquisition media, consisting primarily of search engine marketing, television and radio; compensation and related benefits, including stock-based compensation, for marketing and outbound sales personnel; media production; public relations and other promotional activities; general business development activities; and allocated overhead. Marketing and advertising costs to promote our products and services are expensed in the period incurred. Media production costs are expensed the first time the advertisement is aired.

  Technology and Development

        Technology and development expenses consist primarily of personnel costs and related benefits, including stock-based compensation, and expenses for outside consultants. These expenses also include allocated overhead and costs incurred in the development, implementation, amortization and maintenance of internal use software, including our website, online legal platform and related infrastructure. Technology and development costs are expensed as incurred, except to the extent that such costs are associated with internal use software or website development costs that are capitalized.

  General and Administrative

        Our general and administrative expenses relate primarily to employee compensation and related benefits, including stock-based compensation, for executive and corporate personnel; professional and consulting fees; allocated overhead; and legal loss contingencies.

  Interest and Other Expense, Net

        Interest and other expense, net, consists primarily of interest expense on our capital lease obligations, amortization of deferred financing fees and annual commitment fees on our revolving line of credit.

  Income Taxes

        Our income tax (provision) benefit is comprised of current and deferred federal and state income taxes. Our current income tax provision is primarily related to state income taxes in jurisdictions where we generate taxable income. In 2011, our deferred federal and state income tax benefit was generated from the release of the valuation allowance pertaining to our federal and state net deferred income tax assets. In 2009 and 2010, we did not record any deferred income tax benefit or provision as we maintained a full valuation allowance against our federal and state net deferred income tax assets. See "—Critical Accounting Policies—Income Taxes."

Segments

        We operate in one operating segment, providing legal document preparation and related subscription services. Our chief operating decision maker is our Chief Executive Officer, who manages our operations on a consolidated basis for purposes of evaluating financial performance and allocating resources. Our Chief Executive Officer reviews separate revenue information for our transaction and subscription services. All other financial information is reviewed by him on a consolidated basis. All of our principal operations, decision-making functions and assets are located in the United States. Assets and revenues generated outside of the United States are not material for any of the periods presented.

Results of Operations

        The following table sets forth our consolidated statements of operations data for each of the periods indicated. The period-to-period comparison of financial results should not be considered as a prediction or indicative of our future results.

	Year Ended December 31,
	2009	2010	2011
	(in thousands)
Consolidated Statements of Operations Data:
Revenues(1)	$103,299	$120,771	$156,066
Costs and operating expenses(2):
Cost of services	53,082	60,643	80,437
Sales and marketing	32,673	36,322	41,891
Technology and development	4,686	7,509	8,117
General and administrative(1)	13,154	20,024	19,343

Total costs and operating expenses	103,595	124,498	149,788

Income (loss) from operations	(296)	(3,727)	6,278
Interest and other expense, net	(33)	(15)	(153)

Income (loss) before income taxes	(329)	(3,742)	6,125
Income tax (provision) benefit	(311)	(282)	5,998

Net income (loss)	$(640)	$(4,024)	$12,123

(1)
We recorded an estimated charge of $5.4 million during the year ended December 31, 2010 related to legal settlements, of which $4.6 million was included as part of general and administrative expenses and $0.8 million was recorded as a reduction of revenues. The ultimate costs of resolving these matters are dependent on a number of factors, including actual claims made by, participation rates of, and the resulting payments, if any, to the class members. Any difference between the amount accrued and the ultimate costs of these matters will be recognized as an additional or lower expense in the period in which the matters are resolved. If the actual costs of these matters are higher than the amount we estimated, this difference could have a material adverse effect on our business, operating results, cash flows and financial condition. See Note 6 to our consolidated financial statements included elsewhere in this prospectus for a full discussion of this legal settlement accrual.

(2)
Stock-based compensation expense included in the above line items:

	Year Ended December 31,
	2009	2010	2011
	(in thousands)
Cost of services	$200	$178	$155
Sales and marketing	124	46	56
Technology and development	114	155	133
General and administrative	699	929	600

Total stock-based compensation expense	$1,137	$1,308	$944

        The following table sets forth our consolidated statements of operations data as a percentage of revenues for each of the periods indicated. The period-to-period comparison of financial results should not be considered as a prediction or indicative of our future results.

	Year Ended December 31,
	2009	2010	2011
Consolidated Statements of Operations Data:
Revenues	100%	100%	100%
Costs and operating expenses:
Cost of services	51	50	52
Sales and marketing	32	30	27
Technology and development	5	6	5
General and administrative	13	17	12

Total costs and operating expenses	101	103	96

Income (loss) from operations	(1)	(3)	4
Interest and other expense, net	—	—	—

Income (loss) before income taxes	(1)	(3)	4
Income tax (provision) benefit	—	—	4

Net income (loss)	(1)%	(3)%	8%

Years Ended December 31, 2009, 2010 and 2011

  Revenues

	Year Ended December 31,
				2009 to 2010 % Change	2010 to 2011 % Change
	2009	2010	2011
	(in thousands)
Revenues by type:
Transaction revenues	$92,561	$105,491	$121,856	14%	16%
Subscription revenues	4,966	10,889	27,878	119%	156%
Other	5,772	4,391	6,332	(24)%	44%

Total revenues	$103,299	$120,771	$156,066	17%	29%

        2011 Compared to 2010.    Total revenues increased $35.3 million in 2011 as a result of increases in transaction revenues and subscription revenues. Transaction revenues increased $16.4 million in 2011 due to a 12% increase in the number of orders placed. We implemented a number of new initiatives in the fourth quarter of 2010 that we believe contributed to the overall growth in orders in 2011, including lowered pricing for certain business formation services, the introduction of flexible customer payment options for certain of our services and website enhancements that we believe improved customer experience and conversion. The increase in the number of orders placed was largely in business formation services, which tend to have a higher average order value. In addition, our revenues in 2010 also included a reduction of revenues of $0.8 million related to legal settlements described in "—Critical Accounting Policies and Estimates—Loss Contingencies" and Note 6 to our consolidated financial statements included elsewhere in this prospectus. No similar reduction to revenues was recorded in 2011.

        Subscription revenues increased $17.0 million in 2011 with a 104% increase in the number of active subscribers across all of our subscription offerings as a result of an expansion of our services. Our registered agent services benefited from a full year of expanded in-house operations in 2011, compared to only 10 months in 2010. Additionally, our legal plan services benefitted from an increase in legal plan prices and a full year of operations in 2011, compared to a partial year in 2010. We expect our subscription revenues to continue to grow as a percentage of total revenues as we continue to transition our business from a transaction model to a combined transaction and subscription model.

        Other revenues increased $1.9 million due primarily to increased revenues from third-party products and services purchased by our customers.

        2010 Compared to 2009.    Total revenues increased $17.5 million in 2010. Transaction revenues increased $12.9 million primarily as a result of an increase in the number of orders placed and the recognition of $4.7 million of revenue from certain document preparation services due to the adoption of new revenue recognition rules as of January 1, 2010. See "Critical Accounting Policies and Estimates—Revenue Recognition." The 2010 revenue growth was partially offset by the $0.8 million reduction of revenue related to legal settlements as further described in "—Critical Accounting Policies and Estimates—Loss Contingencies" and Note 6 to our consolidated financial statements included elsewhere in this prospectus.

        Subscription revenues increased $5.9 million in 2010 primarily as a result of a 184% increase in the number of active subscribers. The increase in the number of active subscribers and subscription revenues was driven primarily by two factors. First, prior to 2010, we performed our registered agent services in only six states, with the remainder of the states serviced by third parties. In March 2010, we began to expand our in-house operations to perform our registered agent services in an additional 43 states and the District of Columbia. For registered agent services we perform, we recognize as revenues the full amount we charge the customer and record the related costs incurred in fulfilling those services in cost of services. For registered agent customers serviced by a third party, we recognize revenues net of the fees paid to the third party. Second, we launched both our legal plan and our forms subscriptions in 2010, with the initial offering in California in April and a further expansion to other states in August.

  Cost of Services

	Year Ended December 31,
				2009 to 2010 % Change	2010 to 2011 % Change
	2009	2010	2011
	(dollars in thousands)
Cost of services	$53,082	$60,643	$80,437	14%	33%
Percentage of total revenues	51%	50%	52%

        2011 Compared to 2010.    Cost of services increased $19.8 million in 2011 primarily due to the growth in orders placed. The increase in cost of services as a percentage of total revenues was largely attributable to the strategic decision to reduce pricing of certain business formation services in the fourth quarter of 2010. This resulted in a shift in service mix toward business formation services, which have higher associated costs of services.

        We plan to continue efforts to manage cost of services but expect total cost of services to increase as we fulfill greater volumes. However, with our business model evolving from primarily a transaction model to a combined transaction and subscription model, we expect the total cost of services as a percentage of total revenues to decrease over time as subscription services require less fulfillment labor and related costs.

        2010 Compared to 2009.    Cost of services increased $7.6 million in 2010 due to the increase in number of orders placed and expansion of operations. During March 2010, we opened a new customer service and production center in Austin, Texas, increasing both direct and allocated overhead costs by $0.7 million in 2010 as compared to 2009. We also experienced increased fulfillment costs associated with the expansion of our registered agent services business beginning in March 2010.

  Sales and Marketing

	Year Ended December 31,
				2009 to 2010 % Change	2010 to 2011 % Change
	2009	2010	2011
	(dollars in thousands)
Sales and marketing	$32,673	$36,322	$41,891	11%	15%
Percentage of total revenues	32%	30%	27%

        2011 Compared to 2010.    Sales and marketing expenses increased $5.6 million in 2011, $4.0 million of which was attributable to increased spend on customer acquisition media, including search engine marketing, television and radio. The remaining increase was primarily attributable to increase in personnel and related costs, and allocated overhead.

        We have invested, and expect that we will continue to invest, in sales and marketing. Sales and marketing expenses as a percentage of total revenues are expected to increase in the near term, as we continue to invest in building our brand, particularly to promote our legal plans. Additionally, we plan to add marketing, sales and business development personnel, develop new campaigns and continue to invest in various forms of media.

        2010 Compared to 2009.    Sales and marketing expenses increased $3.6 million in 2010, $3.4 million of which was attributable to increased spend on customer acquisition media.

  Technology and Development

	Year Ended December 31,
				2009 to 2010 % Change	2010 to 2011 % Change
	2009	2010	2011
	(dollars in thousands)
Technology and development	$4,686	$7,509	$8,117	60%	8%
Percentage of total revenues	5%	6%	5%

        2011 Compared to 2010.    Technology and development expenses increased $0.6 million in 2011. The increase was primarily attributable to increased technology hiring and resulting compensation.

        We have focused our technology and development efforts on improving and maintaining our internally-developed online technology platform, efficiency in operations and expanded infrastructure. As we grow our business, we expect to increase the cost of investment in technology and development in these areas and develop new services while enhancing the quality of customer experience for existing services, but we expect that technology and development expenses as a percentage of total revenues will remain relatively consistent or decrease gradually over time.

        2010 Compared to 2009.    Technology and development expenses increased $2.8 million in 2010. The increase was primarily attributable to the expansion of technology personnel and consultants for the development of our legal plan offerings, investments to improve operating efficiencies and to maintain and expand our infrastructure.

  General and Administrative

	Year Ended December 31,
				2009 to 2010 % Change	2010 to 2011 % Change
	2009	2010	2011
	(dollars in thousands)
General and administrative	$13,154	$20,024	$19,343	52%	(3)%
Percentage of total revenues	13%	17%	12%

        2011 Compared to 2010.    General and administrative expenses decreased $0.7 million in 2011 because 2010 included a $4.6 million charge for estimated legal settlements with no similar charges in 2011. Excluding the legal settlements charge, further described in "—Critical Accounting Policies and Estimates—Loss Contingencies" and Note 6 to our consolidated financial statements included elsewhere in this prospectus, general and administrative expenses increased by $3.9 million in 2011, approximately $1.8 million of which was attributable to bonuses awarded for company performance. No bonuses for company performance were awarded in 2010. The remaining $2.1 million increase was comprised primarily of $1.3 million in higher compensation for and additional new hires of executive and corporate personnel and $0.8 million in increased legal and audit fees.

        We expect our general and administrative expenses to increase as we continue to expand our operations, hire additional personnel, grant additional stock-based awards and transition from a private to a public company. Public company costs we incur will include quarterly and annual reporting and compliance costs, including ongoing evaluation and maintenance of our internal controls over financial reporting, professional fees, exchange listing fees, shareholder and other investor communications, institution of an internal audit function and increased costs for directors' and officers' insurance and other support services.

        2010 Compared to 2009.    General and administrative expenses increased $6.9 million in 2010, including a $4.6 million charge related to legal settlements. See "—Critical Accounting Policies and Estimates—Loss Contingencies" and Note 6 to our consolidated financial statements included elsewhere in this prospectus. The remaining $2.3 million in increased general administrative expenses came primarily as a result of a $2.1 million increase in personnel costs and related benefits, including stock-based compensation, due to higher compensation and hiring, but was partially offset by lower bonus accruals. In 2010, we did not award any bonuses based on company performance compared to $1.1 million in 2009. The remaining $1.3 million is attributable to other expenses including costs associated with relocating our headquarters from Los Angeles to Glendale, California and opening our facility in Austin, Texas.

  Interest and Other Expenses, Net

	Year Ended December 31,
				2009 to 2010 % Change	2010 to 2011 % Change
	2009	2010	2011
	(dollars in thousands)
Interest and other expenses, net	$(33)	$(15)	$(153)	(55)%	NM
Percentage of total revenues	—%	—%	—%

        Interest and other expenses, net, increased $0.1 million in 2011 primarily due to increased interest expenses on capital lease obligations and amortization of deferred financing fees. We have no amounts outstanding under our line of credit and do not expect to draw on the line in 2012. We may also generate additional interest income on the investment of the proceeds from this offering. Interest and other expenses, net, was immaterial in 2009 and 2010.

  Income Tax (Provision) Benefit

	Year Ended December 31,
				2009 to 2010 % Change	2010 to 2011 % Change
	2009	2010	2011
	(dollars in thousands)
Income tax (provision) benefit	$(311)	$(282)	$5,998	(9)%	NM
Percentage of total revenues	—%	—%	4%

        Our income tax provision in 2009 and 2010 consisted of state taxes in states where we generated taxable income. Our income tax benefit in 2011 consisted of the release of a valuation allowance of $6.9 million, partially offset by a provision for state and federal income taxes of $0.6 million and $0.3 million, respectively. Prior to 2011, we generated losses and federal net operating loss carryforwards and we were not subject to federal income taxes but provided for a full valuation allowance against our net deferred tax assets. In 2011, we became profitable and achieved a cumulative positive three-year income before income taxes during the second half of 2011. We also generated sufficient taxable income to begin to utilize a significant portion our previously recorded federal net operating loss carryforwards. Therefore, based on the weight of positive evidence that our deferred tax assets are more likely than not realizable, we released the valuation allowance against our remaining net deferred tax assets during the fourth quarter of 2011, except for capital loss carryforwards, which we do not expect to utilize prior to expiration in 2012. See "—Critical Accounting Policies and Estimates—Income Taxes."

        We currently expect that we will continue to generate sufficient federal taxable income and be able to utilize our remaining net deferred tax assets available as of December 31, 2011. We also expect to continue to generate taxable income and pay income taxes in federal and state jurisdictions where we operate.

Unaudited Quarterly Results of Operations Data, Other Financial Data and Seasonality

        The tables below set forth our unaudited quarterly consolidated statements of operations data and other financial data for each of the eight quarters ended December 31, 2011. We have prepared the quarterly consolidated statements of operations data on a basis consistent with the audited consolidated financial statements included in this prospectus. In the opinion of management, the financial information reflects all adjustments, consisting only of normal recurring adjustments necessary for a fair presentation of this data. This information should be read in conjunction with the audited consolidated financial statements and related notes included elsewhere in this prospectus. The results of historical periods are not necessarily indicative of the results of operations for a full year or any future period.

	Three Months Ended
	Mar. 31, 2010	June 30, 2010	Sept. 30, 2010	Dec. 31, 2010	Mar. 31, 2011	June 30, 2011	Sept. 30, 2011	Dec. 31, 2011
	(in thousands)
Consolidated Statements of Operations Data:
Revenues(1)	$30,146	$31,206	$30,734	$28,685	$38,288	$40,671	$40,507	$36,600
Costs and operating expenses:
Cost of services	14,756	15,345	14,864	15,678	20,459	21,346	20,088	18,544
Sales and marketing	10,524	9,044	9,189	7,565	12,388	9,801	11,747	7,955
Technology and development	2,012	1,702	1,711	2,084	1,869	2,092	2,113	2,043
General and administrative(1)	8,313	3,178	3,620	4,913	4,596	4,851	5,195	4,701

Total costs and operating expenses	35,605	29,269	29,384	30,240	39,312	38,090	39,143	33,243

Income (loss) from operations	(5,459)	1,937	1,350	(1,555)	(1,024)	2,581	1,364	3,357
Interest and other income (expense), net	(12)	(14)	16	(5)	(51)	(23)	(40)	(39)

Income (loss) before income taxes	(5,471)	1,923	1,366	(1,560)	(1,075)	2,558	1,324	3,318
Income tax (provision) benefit	(435)	153	174	(174)	103	(246)	(127)	6,268

Net income (loss)	$(5,906)	$2,076	$1,540	$(1,734)	$(972)	$2,312	$1,197	$9,586

Other Financial Data:
Net income (loss)	$(5,906)	$2,076	$1,540	$(1,734)	$(972)	$2,312	$1,197	$9,586
Interest and other expense (income), net	12	14	(16)	5	51	23	40	39
Income tax provision (benefit)	435	(153)	(174)	174	(103)	246	127	(6,268)
Depreciation and amortization	888	866	879	876	1,002	1,056	1,206	1,298
Stock-based compensation	318	292	305	393	266	189	193	296
Loss from legal settlements	5,359	—	—	—	—	—	—	—

Adjusted EBITDA(2)	$1,106	$3,095	$2,534	$(286)	$244	$3,826	$2,763	$4,951

(1)
We recorded an estimated charge of $5.4 million during the three months ended March 31, 2010 related to legal settlements, of which $4.6 million was included as part of general and administrative expenses and $0.8 million was recorded as a reduction of revenues. See Note 6 to our consolidated financial statements included elsewhere in this prospectus for a full discussion of this legal settlement accrual.

(2)
For a definition of Adjusted EBITDA and a discussion of the limitations of using Adjusted EBITDA, see "Selected Consolidated Financial Data—Adjusted EBITDA."

  Seasonality

        We have experienced, and expect that we will continue to experience, seasonality in the number of orders placed. Customers tend to place a higher number of orders in the first quarter of the year as we believe the demand for forming businesses is the highest at the beginning of the year. Further seasonality is reflected in the timing of our revenue recognition in the second quarter, as we typically recognize in the second quarter a high amount of revenues from orders placed in the first quarter that are fulfilled in the second quarter. Also, we generally see demand for our services decline around the beginning of the third quarter with summer vacations and in the last two months of the fourth quarter around the winter holidays. We expect this seasonality to continue into the future, which may cause period to period fluctuations in certain of our operating results and financial metrics and thus limit our ability to predict our future results.

        Cost of services follow similar seasonal patterns of orders placed and revenues recognized, with higher levels of spending for customer care during periods in which our revenues are higher. Costs of services, including printing and shipping, credit card processing fees, government filing fees and sales and use taxes are generally aligned with the number of orders placed. We use temporary personnel and outsourced independent contractors to provide flexibility in hiring and to manage costs. The fourth quarter cost of services as a percent of revenue tends to increase slightly over the third quarter due to increased full-time and temporary customer care and fulfillment personnel hired 45 to 60 days prior to the anticipated seasonally higher volumes in the first quarter in order to allow for appropriate training and development of such personnel. We expect the trend of hiring new customer care representatives and fulfillment personnel 45 to 60 days before the calendar year-end to continue.

        Media spend is generally at its highest in the first quarter and in line with the seasonal first quarter increase in the number of orders placed. Media spend generally reaches its second highest level of spend in the third quarter. Fourth quarter media spend is generally the lowest for the year in line with our expectations of a lower number of orders placed at that time.

Liquidity and Capital Resources

        As of December 31, 2011, we had cash of $27.1 million, which consisted entirely of cash on deposit with banks. Other than $8.1 million of outside capital and cash provided by exercises of stock options, we have funded our operations and capital expenditures since inception from cash flows provided by operating activities.

        We expect cash provided by operating activities to be our primary source of funds in future periods and to be driven by our anticipated growth in our transaction and subscription revenues, partially offset by increases in working capital requirements and capital expenditures associated with scaling our operations, technology and infrastructure to support our growth and cash payments made for legal settlements. We expect to make capital expenditures of approximately $5.0 million in 2012. Our future capital requirements may vary from those now planned and will depend on many factors, including:

  •
  the development, launch and success of new services;

  •
  the levels of marketing required to attract new customers and retain existing customers;

  •
  the continuous development of our online legal platform to accommodate actual and anticipated technology changes;

  •
  defending and settling potential regulatory investigations, claims, suits and prosecutions;

  •
  the expansion of our business into international markets; and

  •
  the timing and extent to which we scale our operations, technology and infrastructure to support future growth.

        Based on our current level of operations and anticipated growth, we believe that our existing cash, together with cash provided by operating activities and the proceeds from this offering, will be sufficient to fund our operations and capital expenditures for at least the next 12 months. We may supplement our liquidity needs with borrowings under our $10 million revolving line of credit facility, if available. See "—Line of Credit Facility."

	Year Ended December 31,
	2009	2010	2011
	(in thousands)
Consolidated Statement of Cash Flows Data:
Net cash provided by operating activities	$14,679	$1,488	$13,722
Net cash used in investing activities	(4,484)	(4,673)	(6,060)
Net cash provided by financing activities	247	3,386	277

  Net Cash Provided by Operating Activities

        Net cash provided by operating activities in 2011 resulted primarily from net income of $12.1 million and a net decrease in our operating assets and liabilities of $2.9 million, offset in part by non-cash items of $1.3 million. The net decrease in operating assets and liabilities was primarily due to an increase in accrued expenses and other current liabilities of $4.3 million primarily attributable to accrued incentive bonuses, partially offset by an increase in accounts receivable of $1.4 million primarily attributable to our customers selecting the three-pay plan, which allows them to pay for an order in three equal payments. Non-cash items in 2011 included a $6.9 million income tax benefit on the release of the valuation allowance related to our deferred tax assets, offset in part by non-cash expenses, including depreciation, amortization and disposals totaling $4.7 million and stock-based compensation of approximately $1.0 million.

        Net cash provided by operating activities in 2010 resulted from our net loss of $4.0 million adjusted for non-cash expenses of $5.2 million and a net decrease in our operating assets and liabilities of $0.3 million. Our net loss and the net decrease in operating assets and liabilities was primarily due to the accrual of $5.4 million for the legal settlements described in "—Critical Accounting Policies—Loss Contingencies" and Note 6 to our consolidated financial statements included elsewhere in this prospectus. Non-cash expenses in 2010 were comprised primarily of depreciation, amortization and a loss on disposal of property and equipment totaling $3.8 million and stock-based compensation of $1.3 million.

        Net cash provided by operating activities in 2009 resulted from a net decrease in our operating assets and liabilities of $11.2 million and our net loss of $0.6 million, adjusted for non-cash expenses of $4.1 million. The net decrease in operating assets and liabilities was primarily due to an increase in deferred revenues and accrued expenses and other current liabilities. Deferred revenues increased primarily as a result of the growth in the number of orders placed and mix of services, as well as the timing of the completion of those services. The increase in accrued expenses and other current liabilities was primarily due to an increase in payroll and related costs with increased headcount and related compensation. Non-cash expenses in 2009 were comprised primarily of depreciation, amortization and loss on disposal of property and equipment totaling $3.0 million and stock-based compensation of $1.1 million.

  Net Cash Used in Investing Activities

        Net cash used in investing activities in 2011 primarily resulted from continued investment in internally developed capitalized software and the purchase of property and equipment, including approximately $2.5 million for data center server and computer equipment upgrades to support our operations and online legal platform, offset in part by a decrease in restricted cash held by a financial institution for banking and credit card merchant services.

        Net cash used in investing activities in 2010 primarily resulted from the continued investment in internally developed capitalized software and the purchase of property and equipment to build out our facilities in Glendale, California and Austin, Texas, offset in part by proceeds received for disposal of property and equipment.

        Net cash used in investing activities in 2009 primarily resulted from the purchase of property and equipment and investment in internally developed capitalized software associated with the development of a new order management system together with an increase in restricted cash held by a financial institution for banking and credit card merchant services.

  Net Cash Provided by Financing Activities

        Net cash provided by financing activities in 2011 resulted primarily from the payment of capital lease obligations, largely offset by proceeds from exercises of stock options and excess windfall tax benefits related to stock-based compensation.

        Net cash provided by financing activities in 2010 resulted primarily from proceeds from exercises of stock options and repayment of notes receivable from stockholders.

        Net cash provided by financing activities in 2009 primarily resulted from proceeds from exercises of stock options.

  Line of Credit Facility

        On October 31, 2008, we entered into a revolving line of credit facility with Comerica Bank, which was amended on October 29, 2010 that allows us to borrow up to $10 million for up to 180 days from the date of borrowing. We are obligated to pay an unused line fee equal to 0.20% per annum of the average unused portion of the line of credit, payable in quarterly installments on the last day of each quarter. Borrowings under the under the line of credit bear interest at the London Interbank Offered Rate (LIBOR) or prime rate, which we can select at the time of borrowing, plus an applicable margin, and are collateralized by substantially all of our assets. The line of credit expires on October 31, 2012 and limits our ability to declare and pay dividends and to incur additional credit obligations or indebtedness. The line of credit requires immediate repayment of amounts outstanding upon an event of default, as defined in the agreement, which includes events such as a payment default, a covenant detail or the occurrence of a material adverse change. At December 31, 2010 and 2011, we had no amounts outstanding or any letters of credit backed by the line of credit.

  Contractual Obligations

        The following table sets forth our contractual obligations as of December 31, 2011:

		Payment due by Period
	Total	Less than 1 year	1 - 3 years	4 - 5 years	More than 5 years
	(in thousands)
Operating lease commitments	$17,256	$2,572	$6,108	$1,828	$6,748
Purchase commitments	19,559	18,380	1,179	—	—
Capital lease obligations	205	205	—	—	—

Total	$37,020	$21,157	$7,287	$1,828	$6,748

        Operating lease commitments primarily relate to minimum lease payments under the operating leases we entered into for facility space in Glendale, California, Austin, Texas and San Francisco, California. Purchase commitments relate primarily to minimum purchase commitments for advertising and media. As of December 31, 2011, we did not have any debt.

  Off-Balance Sheet Arrangements

        We do not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities that would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. As such, we are not exposed to any financing, liquidity, market or credit risk that could arise if we had engaged in those types of relationships. We enter into guarantees in the ordinary course of business related to the guarantee of our own performance and the performance of our subsidiaries.

Recent Accounting Pronouncements

        See Note 2 to our consolidated financial statements included elsewhere in this prospectus.

Critical Accounting Policies and Estimates

        The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts in our consolidated financial statements and related notes. Our significant accounting policies are described in Note 2 to our consolidated financial statements included elsewhere in this prospectus. We have identified below our critical accounting policies and estimates that we believe require the greatest amount of judgment. On an ongoing basis, we evaluate our estimates that are subject to significant judgment including those related to sales allowances and credit reserves, the evaluation of revenue recognition criteria, including the determination of standalone value and estimates of the selling price of deliverables in our revenue arrangements, loss contingencies, valuation allowances and reserves related to income taxes and assumptions underlying stock-based compensation. Actual results could differ materially from those estimates. On an ongoing basis, we evaluate our estimates compared to historical experience and trends, which form the basis for making judgments about the carrying value of assets and liabilities. To the extent that there are material differences between our estimates and our actual results, our future financial statement presentation, financial condition, results of operations and cash flows will be affected.

        We believe the assumptions and estimates associated with the following have the greatest potential impact on our financial statements.

  Revenue Recognition

        We recognize revenues when four basic criteria are met: persuasive evidence of an arrangement exists; services have been rendered; the fees are fixed or determinable and collectability is reasonably assured. We consider persuasive evidence of a sales arrangement to be the customer's placement of the order and acceptance of our terms of service. For arrangements with third-party companies related to other revenues, we ensure a written contract is in place. Our customers generally pay for their orders and subscription services in advance by credit or debit card. The total fees, or the consideration, collected by us for our services include, as applicable, expedited services fees, government filing fees and shipping fees. We record the total consideration initially as deferred revenues that are then recognized as revenues when we meet all of the criteria for revenue recognition. Deferred revenues that we will recognize during the succeeding 12 month period from our balance sheet date is recorded as current deferred revenues, and the remaining portion is recorded as non-current at the balance sheet date. In circumstances where we do not receive the payment in advance, revenues are only recognized if collectability is reasonably assured, assuming we meet all other revenue recognition criteria.

        For our legal document preparation services, transaction revenues are recognized when we fulfill the service. For time-based, subscription services, such as legal plans, registered agent services or unlimited access to our forms library, we recognize subscription revenues ratably on a straight-line basis over the subscription term for those services, which ranges from a period of 30 days to two years.

        We record transaction revenues net of refunds, cancellations, promotional discounts, sales allowances, credit reserves and the value allocated to bundled free-trials for our subscription services. We record subscription revenues net of refunds, cancellations, promotional discounts, sales allowances, credit reserves and payments to legal plan attorneys.

        Other revenues are recognized when the related performance based criteria have been met. We assesses whether performance criteria have been met on a cost-per-click or cost-per-action basis and whether the fees are fixed or determinable based on a reconciliation of the performance criteria and the payment terms associated with the transaction. The reconciliation of the performance criteria generally includes a comparison of internally tracked performance data to the contractual performance obligation and, when available, to third-party or affiliate provided performance data. These arrangements do not include multiple deliverables.

        A significant number of our arrangements include multiple, bundled deliverables, such as the preparation of legal documents combined with related document revision, document storage, 30-day free trial of our registered agent services or our legal plans. We therefore recognize revenues for these arrangements in accordance with FASB ASC 605-25, Revenue Recognition—Multiple-Element Arrangements ("ASC 605-25"). ASC 605-25 was updated by Accounting Standards Update ("ASU") 2009-13, Revenue Recognition (Topic 605)—Multiple-Deliverable Revenue Arrangements—a Consensus of the Emerging Issues Task Force ("ASU 2009-13").

        We elected to early adopt ASU 2009-13 on a prospective basis for all arrangements entered into or materially modified after January 1, 2010.

        For multiple deliverable revenue arrangements, we first assesses whether each deliverable has value to our customer on a standalone basis and performance is considered probable and substantially in our control. Our services can be sold both on a standalone basis and as part of multiple deliverable arrangements. Accordingly, substantially all of our services have standalone value to our customer. Based on that standalone value of the deliverables, we allocate our revenues among the separate deliverables in the arrangement, including the bundled free-trials, using the relative selling price method hierarchy established in ASU 2009-13. This hierarchy requires the selling price of each deliverable in a multiple deliverable revenue arrangement to be based on, in descending order: (i) vendor-specific objective evidence, or VSOE, (ii) third-party evidence of selling price, or TPE, or (iii) management's best estimated selling price, or BESP.

        We establish VSOE for a majority of our services based on the price we charge when the deliverable is sold separately. In determining VSOE, we require that a substantial majority of our selling prices for our services to fall within a reasonably narrow pricing range, and we then establish VSOE based on the mid-point of the range for those services. This requires significant management judgment, including as to how we group similar services, the time period analyzed for assessing transactions, and the volume of similar transactions available to us in the relevant time period.

        When we cannot establish VSOE, we apply our judgment with respect to whether we can obtain TPE based on competitor prices for similar deliverables that are sold separately. We believe our strategy differs from that of our peers, and our services contain a significant level of differentiation such that comparable pricing of our services cannot be obtained. Our competitors do not sell services similar to ours on a standalone basis, and we therefore are unable to reliably determine what similar competitor services' selling prices are on a stand-alone basis. As a result, we have been unable to establish selling price based on TPE.

        When we cannot establish VSOE or TPE, we apply our judgment to determine BESP. The objective of BESP is to determine the price at which we would transact a sale if the service were sold on a stand-alone basis. The determination of BESP requires us to make significant estimates and judgments and we consider numerous factors in this determination, including the nature of the deliverables, market conditions and our competitive landscape, internal costs and our pricing and discounting practices. Our determination of BESP is made through consultation with and formal approval by our senior management. We update our estimates of both VSOE and BESP on an ongoing basis as events and as circumstances may require. Because we can establish VSOE for substantially all of our services, use of BESP estimate for revenue recognition is limited to document revisions and document storage services.

        We are unable to determine VSOE or TPE for document revision and document storage services, which we bundle with certain of our consumer services offerings. Accordingly, as of January 1, 2010, the selling prices of these document revision and document storage services are determined based on BESP, and we recognize revenues from these services based on the relative selling price of the deliverables in the arrangement. Our adoption of ASU 2009-13 resulted in us recognizing $4.7 million of transaction revenues in 2010 that we would not have otherwise recognized during that year.

        Prior to January 1, 2010, we considered document revision and document storage services that we bundle with other consumer services to be a single unit of accounting and the total fees received from those arrangements were recognized as transaction revenues ratably on a straight-line basis over the service term. Prior to August 2009, we offered document revision and document storage services with a term of five years and, accordingly, the deferred revenues will be recognized as transaction revenues through August 2014. Beginning in August 2009, we sold these services only on a one year service term. At December 31, 2010 and 2011, our non-current deferred revenues balances of $7.0 million and $3.3 million, respectively, included in our consolidated balance sheets primarily consist of document revision and document storage services.

  Sales Allowances

        Our revenue arrangements do not include contractual provisions for cancellations or terminations. However, as a business practice we provide a satisfaction guarantee that if our customer is not fully satisfied with the services or support and they notify us within a limited period of time after the purchase, we will attempt to resolve the matter, offer a credit that can be used for future services or provide a refund, excluding third-party fees. Revenues are recognized net of promotional discounts and estimated sales allowances and credit reserves related to credit or debit card chargebacks, sales credits and refunds. For completed services where the customers have elected the three-pay plan, we record a sales allowance for estimated charge backs, credits and collection losses for the second and third payment receivable amounts. The sales allowance is recorded against the customers' receivable balance. For completed and paid services, we record a sales and credit reserve based on our estimate of refunds, charge backs or credits. The sales and credit reserves are included in accrued expenses and other current liabilities. The sales allowance and the sales and credit reserves are made at the time of revenue recognition based on our historical experience, activity occurring after the balance sheet date and other factors. We have established a sufficient history of estimating refunds, charge backs, write offs and credits given the large number of our homogeneous transactions and the majority of the our allowances and reserves are known within the time period of our financial reporting cycle. The estimated provision for sales allowances and reserves has varied from actual results within ranges consistent with our expectations. If actual sales allowances, credit reserves and promotional discounts are greater than estimated by us, revenues and operating results would be negatively impacted.

  Principal Agent Considerations

        We evaluate the criteria as prescribed by FASB ASC 605-45, Principal Agent Considerations, in order to determine whether we can recognize revenues gross as a principal or net as an agent. We record revenues on a gross basis when we are the primary obligor in the arrangement and therefore principally responsible for the fulfillment of the services. We are the primary obligor in substantially all of our legal document preparation and registered agent services. The determination of whether we are the principal or agent requires us to evaluate a number of indicators including which party, as applicable, in the arrangement:

  •
  is the primary obligor, or has primary fulfillment responsibility and obligation to perform the services being sold to the customer;

  •
  has latitude in establishing the sales price;

  •
  can make changes to or perform part of the service;

  •
  has supplier selection; and

  •
  has credit or collection risk.

        When forming our conclusion on whether we are the principal or agent in an arrangement and whether to present revenues gross or net, we weight the above factors, and places more weight on the first factor, or primary obligor, followed by whether we have latitude in establishing the sales price and whether we perform part of the service.

        In arrangements in which we are the primary obligor and the indicators are weighted towards us acting as a principal, we record as revenues the amounts we have billed to our customer, and we record the related costs we have incurred in fulfilling our services. We are the primary obligor in substantially all of our legal document preparation and registered agent services.

        In arrangements in which we are not the primary obligor and the indicators are more weighted towards us acting as the agent in the arrangement, we record revenues on a net basis, which is equal to the amount billed to our customer, net of the fee payable to the primary obligor, which is another third party that is primarily responsible for performing the services for the customer. Because we are not a law firm and cannot provide legal advice, the participating independent law firms in our legal plans have the primary service obligation to provide attorney consultations to our customers, for which we pay the law firms a monthly fee. Therefore, we recognize revenues net as an agent for subscriptions to our legal plans. We also recognized revenues net as an agent for registered agent services in 43 states prior to March 2010. Before March 2010, we contracted with third-party service providers to perform substantially all registered agent services on our behalf and accordingly, we recorded the amount received from the customer net of the fee payable to the service provider.

  Loss Contingencies

        We record loss contingencies in our consolidated financial statements in the period when they are probable and reasonably estimable. If the amount is probable and we are able to reasonably estimate a range of loss, we accrue the amount that is the best estimate within that range, and if no amount is better than any other in the range, we record the amount at the low end in the range. We disclose those contingencies that we believe are at least reasonably possible but not probable regardless of whether they are reasonably estimable. We currently do not have any loss contingencies that are probable but not estimable. The likelihood of our contingencies is determined using a number of factors including nature of the matter, advice of our internal and external counsel, previous experience and historical and relevant information available to us. As discussed in Note 6 to our consolidated financial statements included elsewhere in this prospectus, we have agreed to preliminary settlements with respect to two matters with a maximum possible aggregate loss of approximately $16 million. We have estimated the range of aggregate potential losses for these matters to be reasonably between $5.4 million and $7 million and have accrued the low end of this reasonably estimable range in our consolidated financial statements as no other amount within this range is a better estimate than any other amount. The range of loss has been estimated based on an analysis of numerous factors including possible claim amounts within the class, whether the claim amounts are payable in-kind or in cash, the date when the services subject to the class were sold, as well as comparable, class action settlement and redemption rate statistics and experience available from other companies for similar types of settlements. The determination of the probability of loss and the range of loss requires significant judgment.

        The ultimate cost of these two pending settlements is dependent on a number of factors, including the final approval by the courts and actual claims made by, and the resulting payments to, the class members. If the actual payments for the settlements are higher than the amount estimated by us, this difference could have a material adverse effect on our business, operating results, cash flows and financial condition. We will recognize any difference between the amount accrued and the ultimate cost of the settlements as an additional expense or reversal of amount already accrued in the period in which the final settlement is approved and the claims made by the plaintiffs are finalized.

        As discussed in Note 6 to our consolidated financial statements included elsewhere in this prospectus, we are subject to additional pending matters for which we believe that we have meritorious defenses to the claims and intend to defend against vigorously. The plaintiffs have yet to state any dollar amounts being sought associated with these matters and we have denied and continue to deny all of the allegations and claims asserted in the lawsuits. Accordingly, we are unable to predict the ultimate outcome of these matters and have not recorded any losses in our consolidated financial statements as the amount of losses, if any, associated with these matters are not probable and estimable. If these matters are not resolved in our favor, the potential losses arising from results of litigation or settlements may have a material adverse effect on our business, operating results, cash flows and financial condition.

  Income Taxes

        We use the liability method of accounting for income taxes. Under the liability method, we determine our deferred tax assets and liabilities based on differences between our financial reporting and tax bases of our assets and liabilities, and measure them using enacted tax rates and laws that are expected to be in effect based on when we expect these differences to reverse. We must also make judgments in evaluating whether deferred tax assets will be recovered from future taxable income. To the extent that we believe that recovery is not likely, we establish a valuation allowance. The carrying value of our net deferred tax assets is based on whether it is more likely than not that we will generate sufficient future taxable income to realize these deferred tax assets. We record a valuation allowance when it is more likely than not that some or all of our net deferred tax assets will not be realized. Our judgments regarding future taxable income may change over time due to changes in market conditions, changes in tax laws, tax planning strategies or other factors. If our assumptions and consequently our estimates change in the future, our valuation allowance established may be increased or decreased, resulting in a material respective increase or decrease in income tax provision (benefit) and related impact on our reported net income (loss).

        In determining the need for a valuation allowance, we review all available evidence pursuant to the requirements of ASC 740, Income Taxes. The determination of recording or releasing tax valuation allowances is made, in part, pursuant to an assessment performed by us regarding the likelihood that we will generate sufficient future taxable income against which benefits of the deferred tax assets may or may not be realized. This assessment requires us to exercise significant judgment and make estimates with respect to our ability to generate revenues, operating income and taxable income in future periods. Amongst other factors, we must make assumptions regarding overall current and projected business and legal document and ancillary services' industry conditions, operating efficiencies, our ability to timely and effectively adapt to technological change, fully and successfully resolve outstanding legal matters, and the competitive environment which may impact our ability to generate taxable income and, in turn, realize the value of the deferred tax assets. Significant cumulative operating losses in 2010 and prior years and economic uncertainties in the market made our ability to project future taxable income uncertain and volatile at December 31, 2010. Based upon our assessment of all available evidence, including our history of cumulative losses, we concluded as of December 31, 2010, that it was not more likely than not that our net deferred tax assets would be realized, and therefore we had a full valuation allowance against our deferred tax assets.

        In 2011, we became profitable due to the significant increase in our revenues as we experienced an increase in demand for our services offerings. As a result, we were able to utilize a substantial amount of our federal net operating loss carryforwards. The majority of our year ended December 31, 2011 income from operations was earned in the second half of the year resulting in our achievement of cumulative three-year profitability by the fourth quarter of 2011. Accordingly, during the fourth quarter of 2011, we released our valuation allowance against deferred tax assets based on the weight of positive evidence that existed at December 31, 2011, except for the allowance of $0.4 million relating to our deferred tax asset for a capital loss carryforward which we expected to expire unused. Based upon the current trend of our operating results and forecasts, we believe that it is more likely than not that we will recognize the benefits of our deferred tax assets.

        We adopted the provisions of FASBs guidance on Accounting for Uncertainty in Income Taxes on January 1, 2007. This guidance clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements and prescribes a recognition threshold and measurement process for the accounting of a tax position taken or expected to be taken in a tax return. We consider many factors when evaluating and estimating our tax positions and tax benefits, which may require periodic adjustments and which may not accurately forecast actual outcomes. We recognize interest and penalties accrued related to unrecognized tax benefits in income tax expense (benefit) in the accompanying statements of operations. We do not have significant uncertain tax positions.

  Stock-based Compensation

        We recognize compensation expense related to our employee option grants in accordance with FASB ASC 718, Compensation—Stock Compensation ("ASC 718"). We estimate the fair value of employee share-based payment awards on the grant-date. We use the Black-Scholes option pricing model for estimating the fair value of our options granted under our stock option plans. We have elected to treat share-based payment awards with graded vesting schedules and time-based service conditions as a single award and recognize stock-based compensation on a straight-line basis, net of estimated forfeitures, over the requisite service period. As our stock-based compensation expense recognized is based on our awards that are ultimately expected to vest, the amount has been reduced by our estimated forfeitures. ASC 718 requires us to estimate forfeitures at the time of the grant and revise, if necessary, in subsequent periods if our actual forfeitures differ from our estimates. We estimated forfeitures based on our historical experience and future expectations.

        We recognize compensation expense for non-employee stock-based awards in accordance with ASC 718 and FASB ASC 505-50, Equity Based Payments to Non-Employees ("ASC 505-50"). We account for stock option awards issued to non-employees at fair value using the Black-Scholes option pricing model. We believe that the fair value of the stock options is more reliably measured than the fair value of services received and record compensation expense based on the then-current fair values of the stock options at each financial reporting date. We adjust compensation recorded during the service period in subsequent periods for changes in the stock options' fair value until the earlier of the date at which the non-employee's performance is complete or a performance commitment is reached, which is generally when the stock option award vests.

        The Black-Scholes option pricing model requires us to make certain assumptions, including the fair value of our underlying common stock, the expected term, the expected volatility, the risk-free interest rate and the dividend yield.

  •
  Fair value of our common stock: Because our stock is not publicly traded, we must estimate the fair value of our common stock, as discussed in "—Common Stock Valuations" below.

  •
  Expected term: Our expected term of our employee stock options represents the weighted-average period that the stock options are expected to remain outstanding. We calculate the expected term of options granted based upon our actual historical exercise and post-vesting cancellations, adjusted for our expected future exercise behavior.

  •
  Expected volatility: Because our common stock does not have a publicly traded history, we estimate the expected volatility of the awards from the historical volatility of selected public companies within the Internet and media industry with comparable characteristics to us, including similarity in size, lines of business, market capitalization, revenues and financial leverage. We determined the expected volatility assumption using the frequency of daily historical prices of comparable public company's common stock for a period equal to the expected term of our options in accordance with the guidance in ASC 718. We periodically assess our peer companies and other relevant factors used to measure our expected volatility for future stock option grants.

  •
  Risk-free interest rate: Our risk-free interest rate assumption is based upon our observed interest rates on U.S. government securities appropriate for our expected term.

  •
  Dividend yield: Our dividend yield assumption is based on our historical practice and our expectation of dividend payouts. We have never declared or paid any cash dividends on our common stock, and we do not anticipate paying any cash dividends in the foreseeable future.

        The assumptions that we used to calculate the grant date fair value of our employee and non-employee stock option grants for the years indicated:

	Year Ended December 31,
	2009	2010	2011
Risk-free interest rate	2.34%	2.35%	1.25%
Expected life (years)	5.95	5.90	6.10
Dividend yield	0.0%	0.0%	0.0%
Volatility	50%	45%	42%

  Common Stock Valuations

        We have regularly conducted contemporaneous valuations to assist us in the determination of the fair value of our common stock for each stock option grant. The fair value per common share underlying our stock option grants was determined by our board of directors with input from management at each grant date. The valuation of our common stock was performed in accordance with the guidelines outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. The assumptions we use in the valuation model are based on future expectations combined with management judgement. In the absence of a public trading market for our common stock, our board of directors with input from management reviewed and discussed a variety of objective and subjective factors when exercising its judgment in determining the deemed fair value of our common stock. These factors generally include the following:

  •
  the sale of our common stock to unrelated, third parties;

  •
  the nature and history of our business;

  •
  general economic conditions and specific industry outlook;

  •
  our financial condition;

  •
  our operating and financial performance;

  •
  contemporaneous independent valuations performed at periodic intervals;

  •
  the market price of companies engaged in the same or similar line of business having their equity securities actively traded in a free and open market;

  •
  the likelihood of achieving a liquidity event, such as an initial public offering or sale given prevailing market conditions and the nature and history of our business;

  •
  the differences between our preferred and common stock in respect of liquidation preferences, conversion rights, voting rights and other features; and

  •
  an adjustment necessary to recognize a lack of marketability for our common stock.

        We utilize the probability-weighted expected return model, or PWERM, to allocate value to our common shares. The PWERM determines the fair value of our common stock depending on the likelihood of various liquidy scenarios. We then determine the appropriate allocation of value to the common stockholders under each liquidity scenario based on the rights and preferences of our Series A and common stock at that time. The resulting value of common stock under each scenario is multiplied by a present value factor, calculated based on our cost of equity and the expected timing of the event. The value of common stock is then multiplied by an estimated probability for each of the expected events determined by our management. We then calculate the probability-weighted value per share of common stock and apply a lack of marketability discount.

        Under the PWERM, the value of our common stock is based upon four possible future events for our company: initial public offering, sale, staying private and dissolution. We use the market approach for determining the fair value of our common stock under the IPO, sale and staying private scenarios. The market approach measures the value of a business through an analysis of similar publicly-traded entities. In applying the market approach, valuation multiples are determined for selected comparable companies and are then evaluated based on the strengths and weaknesses of our company relative to the comparable entities. We then apply these market multiples to our operating data to arrive at a value indication. Under the dissolution scenario, we assumed no value remained to be allocated to our common shareholders.

        We also utilize the income approach to test the reasonableness of the results of the application of the PWERM. The income approach estimates value based on the expectation of future net cash flows that were then discounted back to the present using a rate of return available from alternative companies of similar type and risk.

        We determine the exercise price of our option grants based on the fair value of our common stock as of the immediately preceding valuation, unless circumstances warrant obtaining a more current valuation, including any material changes in our business or events, size of the award and the proximity of the grant to the preceding valuation. The following table summarizes options we granted in 2011 based on the immediately preceding valuation:

Date	Number of Shares (in thousands)	Exercise Price and Fair Value Per Share of Common Stock
September 29, 2011	805	$5.47
December 20, 2011	77	$5.48

        Based upon an assumed initial public offering price of $       per share, which is the mid-point of the range set forth on the cover of this prospectus, the aggregate intrinsic value of outstanding stock options as of December 31, 2011 was $       million, of which $       million related to vested options and $       million related to unvested options.

        The most significant factors considered by our board of directors in determining the fair value of our common stock each quarter were as follows:

  Second Quarter 2011

        Our board of directors determined the fair value of our common stock was $5.47 per share as of June 30, 2011. Our board of directors took into consideration the February 2011 purchases by third parties of our common stock from our existing stockholders at an imputed purchase price of $4.97 per share. We obtained a contemporaneous third-party valuation that used PWERM to assist the board of directors in determining the fair value of our common stock. Our board of directors also considered events and changes from the previous valuation, including our business growth, and positive outlook and favorable market conditions, including various other Internet companies recently completing initial public offerings. Significant estimates and assumptions were as follows:

  •
  Probability-weighted expected return method scenario probabilities—a 71% initial public offering probability; a 27% sale or merger probability and remaining a private company or dissolution was deemed unlikely and assigned a 1% probability for each event.

  •
  Discount rate applied was 15% based on the calculated weighted average cost of capital.

  •
  Lack of marketability discount was determined to be 16%.

  Third Quarter 2011

        Our board of directors determined the fair value of our common stock was $5.48 per share as of September 30, 2011. We obtained a contemporaneous third-party valuation that used PWERM to assist our board of directors in determining the fair value of our common stock. Our board of directors also considered other factors including our growth in revenues and profitability, as well as the volatile condition of the financial markets as a result of global financial uncertainties and a weakening in the environment for initial public offerings. Significant estimates and assumptions were as follows:

  •
  Probability-weighted expected return method scenario probabilities—our management estimated a 74% initial public offering probability; a 24% sale or merger probability; and remaining a private company or dissolution was deemed unlikely and assigned a 1% probability.

  •
  Discount rate applied was 14% based on the calculated weighted average cost of capital.

  •
  Lack of marketability discount was determined to be 13%.

  Fourth Quarter 2011

        Our board of directors determined the fair value of our common stock was $5.74 per share as of December 31, 2011, resulting in an increase of $0.26 per share or an increase of 5% over the September 2011 valuation. We obtained a contemporaneous third-party valuation that used PWERM to assist our board of directors in determining the fair value of our common stock. Our board of directors also considered other factors including our business growth and stronger than forecasted fourth quarter results, positive outlook and improved financial market conditions in general. Significant estimates and assumptions were as follows:

  •
  Probability-weighted expected return method scenario probabilities—our management estimated an 87% initial public offering probability; a 12% sale or merger probability; and remaining a private company or dissolution was deemed unlikely and assigned a 1% probability.

  •
  Discount rate applied was 14% based on the calculated weighted average cost of capital, unchanged from the previous valuation.

  •
  Lack of marketability discount was determined to be 12%, a 1% decrease from the previous valuation due to the shorter expected time until a potential initial public offering.

Qualitative and Quantitative Disclosures About Market Risk

  Interest Rate Fluctuation Risk

        Our cash is comprised entirely of cash on deposit with banks. We do not have any long-term borrowings. The primary objective of our investment activities is to preserve principal while maximizing income without significantly increasing risk. Because our cash is entirely in bank deposits, our portfolio's fair value is insensitive to interest rate changes. We determined that the increase in yield from potentially investing our cash in longer-term investments did not warrant a change in our investment strategy. In future periods, we will continue to evaluate our investment policy in order to ensure that we continue to meet our overall objectives.

  Foreign Currency Exchange Risk

        Our sales transactions to date have been primarily denominated in U.S. dollars and therefore substantially all of our revenues are not subject to foreign currency risk.

  Inflation Risk

        We do not believe that inflation has had a material effect on our business, financial condition or results of operations. If our costs were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs through price increases. Our inability or failure to do so could harm our business, financial condition and results of operations.

BUSINESS

        We believe that everyone deserves access to quality legal services so they can benefit from the full protection of the law. Our mission is to be the trusted destination where small businesses and consumers address their important legal needs and to be our customers' legal partner for life.

Overview

        LegalZoom is the leading online provider of services that meet the legal needs of small businesses and consumers in the United States. We believe that we are transforming the small business and consumer legal services market by leveraging the power of technology and people. Our online legal platform enables us to deliver services at scale with an unmatched combination of quality, customer care and value. Our services include a portfolio of interactive legal documents that are personalized by our customers through our dynamic online processes, as well as subscription legal plans and registered agent services.

        We developed our easy-to-use, online legal platform to make the law more accessible to small businesses and consumers. Our scalable technology platform enables the efficient creation of personalized legal documents, automates our supply chain and fulfillment workflow management, and provides customer analytics to help us improve our services. For small businesses and consumers who want legal advice, we offer subscription legal plans that connect our customers with experienced attorneys who participate in our legal plan network.

        We have served approximately two million customers over the last 10 years. In 2011, nine out of ten of our surveyed customers said they would recommend LegalZoom to their friends and family, our customers placed approximately 490,000 orders and more than 20 percent of new California limited liability companies were formed using our online legal platform. We believe the volume of transactions processed through our online legal platform creates a scale advantage that deepens our knowledge and enables us to improve the quality and depth of the services we provide to our customers.

The Small Business and Consumer Legal Services Market

  The Law Provides Numerous Benefits and Protections

        The law provides numerous benefits and protections to businesses and consumers. Businesses use patents and trademarks to protect their intellectual property and help them achieve the full potential of their ideas and innovations. Entrepreneurs incorporate their businesses to shield personal assets, limit liabilities and help raise capital. Consumers use wills, trusts and other estate planning tools to ensure their assets are distributed according to their wishes, to minimize tax liabilities and to avoid or limit probate process and expenses. The law also provides a framework for resolving disputes and navigating life's challenges, including bankruptcy and divorce.

  Significant Legal Services Market for Small Businesses and Consumers

        According to the U.S. Census Bureau, in 2009, there were approximately 26 million small businesses with fewer than ten employees. We estimate that in 2010, approximately two million new businesses were formed in the United States. According to the U.S. Bureau of Economic Analysis, legal services in the United States in 2010 represented a $266 billion market. We estimate that in 2011 approximately $97 billion of legal services were provided to small businesses and consumers, based on a study conducted on our behalf by L.E.K. Consulting LLC.

  Small Businesses and Consumers Have Many Unmet Legal Needs

        Despite the enormous amount spent on legal services, we believe that small businesses and consumers have not been adequately served by the options traditionally available to them. Every year, small businesses enter into legal contracts and become entangled in disputes, many of which require legal services to address. Consumers experience important life events that affect their families, including the birth of a child, marriage, divorce and death, all of which can also give rise to diverse needs for legal services.

        Making the right choices with respect to legal matters can be difficult, especially for those with limited time and resources. The U.S. legal system consists of overlapping jurisdictions at the city, county, state and federal levels, each of which has its own evolving laws and regulations. Businesses may be subject to additional laws, regulations and legal issues applying specifically to the industries in which they operate. In addition, the policies and procedures associated with the creation, filing and certification of legal documents are often arcane and confusing.

        When in need of legal help, small businesses and consumers lack an efficient and reliable way to find high quality, trustworthy attorneys with the appropriate experience to navigate this complex legal system and handle their specific needs. Small businesses and consumers often do not understand their legal needs or know where to start looking for an attorney. Some are wary of attorneys in general, and others may have heard from friends or family about negative experiences with attorneys or the legal system.

        The high and unpredictable cost of traditional legal services also presents challenges for many small businesses and consumers. In 2010, the average billing rate for small and midsize law firms was $295 per hour, according to ALM's 2011 Survey of Billing and Practices for Small and Midsize Law Firms. Attorneys are frequently unable to predict the time required to address a client's legal matter, sometimes billing thousands of dollars to research a legal issue they have not previously encountered. This can be particularly true of generalist attorneys that offer many disparate legal services to members of their local communities. Unlike attorneys at large global law firms or specialty boutiques who handle high volumes of similar matters and develop expertise in specific domains, generalists can find it difficult to efficiently address a client's particular legal issue due to their lack of specialized expertise. Due to the high and unpredictable costs of traditional legal services, many small businesses and consumers limit their use of attorneys and instead often attempt to resolve legal issues without assistance.

        As a result of these factors, many small businesses and consumers often are unsure of or dissatisfied with the legal services available to them, and many either elect not to seek help or take no action to address their important legal needs.

  Most Online Legal Services Fail to Address the Needs of Small Businesses and Consumers

        The use of technology and the Internet to address the inefficiencies in the small business and consumer legal services market has been limited to date. Available online services include distribution of standardized legal forms that are generally incapable of meeting the specific needs of a particular small business or consumer. Many legal form distributors do not provide tools for customers to make informed decisions or connect with experienced attorneys. While many solo attorneys and small law firms maintain their own websites, and other websites aggregate attorney listings or feature attorney advertisements, these attorney and firm websites, online directories, and online advertisements generally do little to assure that small businesses and consumers receive the quality, customer care and value they deserve.

Our Opportunity

        We founded LegalZoom with a vision of combining the power of online technology with deep legal experience to create a scalable online legal platform that would fundamentally transform the way legal services are delivered to small businesses and consumers. We believe this market is one of the largest yet to be transformed by technology. Furthermore, there is a significant opportunity to expand the legal services market by making the benefits and protection of the law more accessible to small businesses and consumers. We are taking advantage of this opportunity by providing the following benefits to our customers:

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  Quality.  Our deep legal knowledge, portfolio of interactive legal documents and legal plans enable us to provide quality services designed to meet the specific needs of our customers.

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  Customer Care.  We provide all of our customers with end-to-end support and strive to deliver an exceptional customer experience. We guarantee customer satisfaction, and if our customers are not satisfied with our services for any reason, we will attempt to correct the situation, or provide a refund or credit.

  •
  Value.  We believe that fixed, transparent pricing offers superior value compared to traditional hourly billing.

Our Strengths

        Our key strengths include:

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  Leading Brand.  We are the leading, nationally recognized legal brand for small businesses and consumers in the United States, with 60% aided brand awareness based on a survey we conducted using United Sample, Inc. in January 2012. We believe that we are redefining the small business and consumer legal services market and that the strength of our brand is enabling us to expand this market.

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  Deep Legal Knowledge.  We have a deep understanding of the legal needs of small businesses and consumers based on over 10 years of experience serving our customers.

    –
    Extensive Legal Experience.  We leverage our legal knowledge and team of experienced, in-house attorneys, often in consultation with outside attorneys from across the United States, to design, review and maintain our services. We update and enhance our interactive legal documents based on changes in the law at the federal, state, county and local levels, review by our in-house and external attorneys, feedback from government agencies like secretary of state offices and county clerks, court rule changes and customer feedback. For customers who want legal advice, our legal plans offer access to a variety of experienced attorneys licensed in their jurisdiction to address their specific legal needs.

    –
    Powerful Scale Advantage.  In 2011, our customers placed approximately 490,000 orders. As of December 31, 2011, we had approximately 214,000 active subscribers in our legal plans and other subscription services. The high volume of transactions we handle and feedback we receive from customers and government agencies at the federal, state and local levels give us a scale advantage that deepens our knowledge and enables us to further develop additional services to address our customers' needs and refine our business processes.

  •
  Exceptional Customer Experience.  Customer care is central to our culture and we are highly focused on providing exceptional customer experiences.

    –
    Ease of Use.  Our online legal platform was designed to be easy for our customers to navigate and use. Our customers have access to live customer care representatives, and subscribers to our legal plans may consult with an experienced attorney licensed in their jurisdiction. We actively monitor our service levels, fulfillment speed and quality to maintain the highest level of customer care.

    –
    High Customer Satisfaction.  In 2011, our net promoter score, or NPS, was 65% based on a survey of our customers, which places us at the high end of customer satisfaction ratings. For example, according to the Satmetrix 2012 Net Promoter Benchmark Study, Amazon.com was the highest rated Internet company with a score of 76% and Apple was the highest rated hardware company with a score of 71%. NPS is obtained by asking customers to rate the likelihood that they would recommend a service. Attorneys in our legal plan network have NPS scores averaging 65%, based on our survey of customers who have used our legal plan. This is more than ten times higher than solo attorneys, according to a survey we conducted through United Sample, Inc. in January 2012. As part of our commitment to superior customer care, we offer a satisfaction guarantee. If a customer is not completely satisfied with our services for any reason, we will attempt to correct the situation, or provide a refund or credit.

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  Advanced Systems and Processes.  We have developed advanced systems and processes to efficiently deliver services at scale that meet the specific needs of our customers.

    –
    Scalable Technology Platform.  Over the past decade, we have invested extensively in developing our scalable technology platform. Our technology allows us to efficiently serve thousands of small businesses and consumers every day.

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    Integrated Workflow Management.  Our integrated workflow management consists of our online questionnaires, document automation and customer relationship management, supply chain and fulfillment systems. Our integrated workflow management systems enable us to deliver efficient, personalized services at scale to our customers. Additionally, our systems allow us to seamlessly connect our customers with an experienced attorney participating in our legal plan network. Our supply chain and fulfillment systems integrate external and internal technologies, enabling intelligent workflow management while increasing processing speed and efficiency.

  •
  Accessible Services.  We provide our customers access to our online legal platform, fixed, transparent pricing and legal plans to address their specific legal needs. Our online legal platform allows customers to access our services from their home, office or anywhere they have an Internet connection. Our fixed, transparent pricing is often more affordable when compared to traditional hourly billing. For example, we offer a basic will to consumers for as low as $69, and we offer basic corporate formation services to consumers looking to form a business for as low as $99 plus government filing fees. Our subscription legal plans allow our customers to avoid the often difficult process of finding and meeting with an attorney.

Our Strategy

        The key elements of our strategy include:

  •
  Expand and Improve Our Services.  We have been providing interactive legal document services for over 10 years, and we plan to expand and improve the services we offer our customers to better address their legal needs and deepen our relationships with them. We have a quality program led by a team of experienced in-house attorneys that leverages the professional knowledge of attorneys across the United States to review, assess, maintain and improve our interactive legal documents. In 2011, we implemented self-scheduling and ratings review systems for legal plan subscribers as well as a legal knowledge base to share information and best practices for attorneys who participate in our legal plan network. We also recently opened a research and development center in San Francisco to further focus on enhancing our existing services, accessing new markets and developing new services.

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  Leverage and Grow Our Legal Plan Subscriptions.  We intend to offer legal plan subscriptions to a wider group of customers by making them available in additional states, bundling them with more of our services, and offering them on a standalone basis. We plan to invest in marketing campaigns to promote our subscription legal plans. Our aim is to reach a broader group of customers through our legal plans, including those who are unsure of their legal needs or who want the added comfort of speaking with an attorney.

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  Expand Internationally.  We plan to replicate our U.S. model abroad in the near term, as we believe that our online legal platform represents a compelling value proposition to small businesses and consumers globally. We believe that the strength of our brand, focus on customer care, deep understanding of the legal needs of small businesses and consumers, and scalable technology will help us successfully enter markets outside of the United States.

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  Continue to Build a Trusted Brand and Drive Awareness of Our Services.  We will continue to build a trusted brand by delivering an unmatched combination of quality, customer care and value. We plan to enhance our marketing activities to build our brand and increase awareness of our services. We plan to continue to make significant investments in marketing campaigns, including through online, television and radio advertising to enhance our ability to acquire new customers and increase customer retention.

Our Services

        Through our online legal platform, we offer a variety of services to meet the specific needs of small businesses and consumers. We have built our services seeking to be each customer's legal partner for life.

  Interactive Legal Documents

        We offer a broad portfolio of interactive legal documents that our customers can tailor to their specific needs through our dynamic online processes and scalable technology. Our interactive legal documents are designed for use, as appropriate, at the federal level as well as in all 50 states, the District of Columbia and approximately 2,900 U.S. counties. Our interactive legal documents are created by our customers via an easy three-step process. First, our customers complete an online questionnaire that uses conditional, rules-based logic to personalize questions based on earlier responses. Customer responses to the questionnaires often prompt our systems to automatically offer additional complementary services to our customers, such as Employer Indentification Number obtainment and registered agent services for our small business customers. Second, we check customer responses for spelling, grammar and completeness. After our review is completed, our proprietary LegalZip software generates a final document tailored, as applicable, to the appropriate federal, state, or local jurisdiction. Last, we complete the services by printing and shipping the final document and further instructions to our customer. If applicable, we also handle any filing of the customer's completed documents with the appropriate government agency. Our system automatically notifies customers of the status of their order as the documents progress through the workflow cycle, including confirmation of filing with government agencies.

        Our primary interactive legal document services include the following:

Small Business Services	Consumer Services
LLC Formation	Last Will and Testament
Incorporation	Power of Attorney
Trademark	Living Will
DBA/Fictitious Business Name	Living Trust
Copyright	Uncontested Divorce
Non-Profit Corporation	Name Change
Provisional Patent

  Subscription Legal Plans

        For small businesses and consumers who want legal advice, we offer legal plans that connect subscribers with experienced attorneys licensed in their jurisdiction to address their specific legal needs. Most of the attorneys who participate in our legal plan network practice at small law firms. In order to be considered for participation in our legal plan network, independent attorneys must satisfy certain quality standards established by us and be highly focused on customer care. We regularly assess our customers' satisfaction with the attorneys who participate in our legal plan network and remove attorneys that fail to satisfy our customers. Our small business and consumer legal plans are currently available in 40 states and the District of Columbia.

        Subscription to a legal plan provides the following benefits to our customers:

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  Free attorney consultations of up to 30 minutes on new legal matters;

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  Review of LegalZoom interactive legal documents and other legal documents up to 10 pages in length;

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  Discounts on other LegalZoom services;

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  25% discount on additional services provided by legal plan network attorneys;

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  Annual estate planning check-up (for consumer legal plans);

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  Revisions and electronic storage of applicable LegalZoom estate planning documents; and

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  Unlimited access to our forms library.

        Our small business legal plans are currently priced at $29.99 per month and our consumer legal plans are currently priced at $14.99 per month.

  Subscription Registered Agent Services

        Business entities are often required by state law to appoint and maintain a registered agent in their state of formation to receive service of process and official government communications. For our business formation customers, we offer subscriptions currently priced at $159 per year.

  Other Services

        We offer other services to our customers, including unlimited access to our forms library, electronic storage of applicable LegalZoom documents and document revisions. We also introduce our customers to relevant services and products through our relationships with leading credit card companies, commercial banks and other companies serving our customer base.

Our Technology

        We have developed technology that enables us to efficiently process thousands of daily orders, as well as facilitate interactions between our customers and the attorneys who participate in our legal plan network.

        The key components of our technology include:

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  Dynamic Online Questionnaire.  Our interactive legal documents are generated by our customers through our dynamic online processes. Our customers complete a comprehensive, branching questionnaire that uses conditional, rules-based logic to personalize questions each based on earlier responses.

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  Document Automation.  Our technology includes complex automation systems that utilize customer responses to generate a document based on specific customer input.

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  Customer Relationship Management.  Our technology integrates and manages e-mail and telephone customer notifications and enables customers to remain informed about order status. For example, we automatically notify our customers about the status of their order as interactive legal documents move through our workflow and when we receive confirmation of filing with government agencies.

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  Supply Chain and Fulfillment.  Our supply chain and fulfillment systems integrate external and internal technologies, enabling intelligent workflow management between our locations, while increasing processing speed and efficiency.

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  Infrastructure.  Our website is hosted on hardware and software co-located at a third-party facility in Los Angeles, California. We currently have a data center located in a third-party facility in Seattle, Washington that could power the limited operation of our website in case of disaster.

    Within the next year, we plan to relocate this disaster recovery site to Austin, Texas and will increase its scope to cover the website and fulfillment systems. We have designed our websites to be highly available, secure and cost-effective using a variety of proprietary software and freely available and commercially supported tools. We can scale to accommodate increasing numbers of customers by adding relatively inexpensive industry-standard hardware. We use encryption technologies and certificates for secure transmission of personal information between our customers and our website. Maintaining the integrity and security of our websites is critical and we have a dedicated security team that promotes industry best practices and drives compliance with data security standards.

        We devote a substantial portion of our resources to developing new technologies and features and improving our technologies. As of December 31, 2011, we employed approximately 60 engineers, developers, project managers and support technicians who focus on the design and development of new features and products, as well as the development and maintenance of our websites, network infrastructure and internal operations systems. Additionally, we engage with third parties for additional development support as needed.

Customer Care

        Customer care is central to our culture and we are highly focused on providing exceptional customer experiences. All of our employees are trained to focus on our customers and deliver quality customer service. Our customers have access to live customer care representatives and subscribers to legal plans may consult an experienced attorney. As of December 31, 2011, we had 98 customer care representatives located in the United States and 60 attorneys who participate in our legal plan network. As part of our customer relationship management, our customer care representatives proactively contact our customers by phone and email to resolve any issues that may arise during the order fulfillment process as soon as possible in order to timely fulfill an order. Customer satisfaction is a key component of our value proposition. We offer our customers a satisfaction guarantee for our interactive legal document services. If a customer is not completely satisfied with our services for any reason, we will attempt to correct the situation, or provide a refund or credit. We actively monitor our service levels, fulfillment speed and quality to maintain the highest level of customer care, including the NPS scores of our services and of attorneys who participate in our legal plan network.

Sales and Marketing

        Our key marketing efforts include:

  •
  Customer Acquisition and Brand Marketing.  Our customer acquisition and brand marketing includes search engine marketing, television and radio advertising, search engine optimization, online display advertising, e-mail, affiliate marketing and outbound sales. We routinely monitor return on investment to optimize our customer acquisition and marketing initiatives. We have a long history of advertising on television and radio to drive traffic and enhance customer acquisition. For television, we plan our campaigns at the network, creative and programming level by analyzing data from our past campaigns. For radio, we have successfully used exclusive radio endorsements featuring prominent radio personalities. In addition, we use remarketing efforts such as online retargeting and shopping cart abandonment e-mail campaigns. All of our marketing leverages the brand we have developed from customer referrals and our public relations efforts.

  •
  Conversion Marketing.  Our conversion marketing efforts are focused on converting website visitors to paying customers through optimization of our website user workflows, questionnaire, and navigation experience. We also test and continuously optimize the visual design, messaging and promotion offers to improve conversion. Outbound sales calls and trial offers of our legal plans have also proved to be effective ways for us to acquire new customers.

  •
  Retention Marketing.  Our retention marketing is focused on establishing and maintaining long-term relationships with our customers through personalized marketing of our services, including telephone outreach, e-mail marketing and continuous customer care.

Research and Development

        We are making substantial investments in research and development to increase innovation and develop new services to meet our customers' legal needs. Our research and development efforts are focused on enhancing our existing services, accessing new markets and developing new services. In 2011, we opened a research and development center in San Francisco that has enhanced our ability to focus on developing new services. Our research and development team works closely with both our marketing and technology teams to evaluate and react to customer demand.

Competition

        We face intense competition from law firms and solo attorneys, legal document providers (including online providers) and national legal plan providers. We expect such competition to continue to increase. In addition, the competitive landscape can shift rapidly as new companies enter markets in which we compete and existing companies broaden their offerings. This is particularly true for online services, where barriers to entry are lower.

        Our primary competition comes from small law firms and solo attorneys. Many of our customers have in the past used law firms or solo attorneys to address their legal needs. Attorneys are generally able to provide direct legal advice that we cannot offer due to regulations regarding the unauthorized practice of law, and firms may develop a competing online legal service division. Our primary online competitors for our interactive legal documents services include BizFilings, RocketLawyer, and The Company Corporation. We compete in the registered agent services business primarily with CT Corporation and Corporation Services Company. Our primary competitors for our legal plans include Hyatt Legal Plans (a MetLife company), ARAG and LegalShield. Hyatt Legal Plans and ARAG primarily focus their marketing to larger employer groups, while LegalShield primarily focuses its marketing to individuals.

        We believe competitive factors for our services include ease of use, breadth of offerings, brand name recognition, reputation, price, quality and customer service. To attract customers, some online competitors are offering free or low-priced entry-level services that may affect our pricing strategy.

Intellectual Property

        Our success depends on our proprietary technology. We protect this proprietary technology by relying on a variety of intellectual property mechanisms including copyright, trade secret and trademark laws, and restrictions on disclosure and other methods. For example, we frequently file applications for copyrights, trademarks and service marks in order to protect our intellectual property. As of March 31, 2012, we have registered 12 trademarks in the United States including LegalZoom, LegalZoom.com, LegalZip, CreatingWill.com and ProxiLaw, and 27 trademarks in 42 foreign countries. We have no issued patents or pending patent applications. We also license intellectual property from third parties, such as software used to support our technology and operations.

Government Regulations

        Our business and the services we provide subject us to complex and evolving U.S. and foreign laws and regulations regarding UPL, legal document processing and preparation, legal plans, privacy and other matters. We do not purport to be a law firm and we do not engage in the practice of law, whether authorized or not. We provide self-help at our customers' specific direction and general information on legal issues generally encountered. Licensed attorneys provide services to our customers through our legal plans, and we rely on third parties to provide certain of our other services.

        Our business involves providing services that meet the legal needs of our customers and, as a result, is subject to a variety of complex and evolving U.S. and foreign laws and regulations, including the following:

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  Our business model includes the provision of services that represent an alternative to traditional legal services, which subjects us to allegations of UPL. UPL generally refers to an entity or person giving legal advice who is not licensed to practice law. However, laws and regulations defining UPL, and the governing bodies that enforce UPL rules, differ among the various jurisdictions in which we operate. We are unable to acquire a license to practice law in the United States, or employ licensed attorneys to provide legal advice to our customers, because we do not meet the regulatory requirement of being exclusively owned by licensed attorneys. We are also subject to laws and regulations that govern business transactions between attorneys and non-attorneys, including those related to the ethics of attorney fee-splitting and the corporate practice of law.

  •
  Regulation of legal document processing and preparation services varies among the jurisdictions in which we conduct business.

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  Regulation of our legal plans varies considerably among the insurance departments, bar associations and attorneys general of the particular states in which we offer, or plan to offer, our legal plans. In addition, some states may seek to regulate our legal plans as insurance or specialized legal service products.

        Additionally, we are required to comply with laws and regulations related to privacy and the storing, use, processing, disclosure and protection of personal information and other customer data.

        Our business operations also subject us to laws and regulations relating to general business practices and the manner in which we offer our services to customers subjects us to various consumer laws and regulations, including false advertising and deceptive trade practices.

        The scope of these laws and regulations are often vague and broad, and their applications and interpretations are often uncertain and conflicting. Compliance with these disparate laws and regulations requires us to structure our business and services differently in certain jurisdictions. Any failure or perceived failure to comply with applicable laws and regulations, or if our services are considered to constitute UPL, could cause us to modify or discontinue some of our services or incur significant expenses.

        In addition, any failure or perceived failure by us to comply with applicable laws and regulations may subject us to regulatory inquiries, claims, suits and prosecutions. We have been subject to, and currently are subject to, litigation and regulatory inquiries relating to UPL. We expect to continue to be subject to such litigation and regulatory inquiries, as well as potential investigations from other regulatory agencies as our business expands into new jurisdictions and we introduce new services.

Employees

        As of December 31, 2011, we had 457 full-time and part-time employees and 60 temporary workers, all of whom are located in the United States. We do not currently have any collective bargaining agreements with our employees and we believe employee relations are generally good.

Property and Facilities

        Our corporate headquarters and principal operations are located in Glendale, California, where we lease and occupy approximately 49,000 square feet. The term of our lease expires in 2021.

        We also have additional facilities in Glendale, California, where we lease and occupy approximately 6,000 square feet, Austin, Texas, where we lease and occupy approximately 59,000 square feet, and San Francisco, California, where we lease and occupy approximately 6,000 square feet. The terms of these leases expire in 2016, 2013 and 2016, respectively.

        We believe that our facilities are adequate for our needs, and that additional space will be available to us on commercially reasonable terms for the foreseeable future.

Legal Proceedings

        On September 15, 2009 and May 27, 2010, class action lawsuits were filed against us in California State Court alleging, primarily, that we failed to comply with the California Legal Document Assistant Act, engaged in unfair business practices and made misrepresentations in our business operations. The September 15, 2009 case was brought by Charles Drozdyk. Plaintiff filed an amended complaint on February 14, 2011, principally replacing Drozdyk with a new plaintiff, Randall Whiting. The May 27, 2010 case was brought by Kathryn Webster, as executor of the Estate of Anthony Ferrantino. Between the cases, plaintiffs sought to have all contracts between LegalZoom and its customers for the prior four years declared void, a return of all revenues generated from these customers, punitive damages, penalties, and injunctive relief. While we have denied and continue to deny all of the allegations and claims asserted in these lawsuits, without admitting liability, and to avoid additional legal costs to defend these matters, we signed a settlement agreement of the May 27, 2010 action to resolve the claims in both cases. A fairness hearing was held on this matter on April 5, 2012.

        On December 17, 2009, a statewide class action lawsuit was filed against us by Todd Janson in Missouri State Court, alleging that we were engaged in the unauthorized practice of law and violated the Missouri Merchandising Practices Act. The complaint was later amended on January 15, 2010 to add plaintiffs Gerald T. Ardrey, Chad M. Ferrell, and C & J Remodeling LLC. It sought damages of five years of fees charged to Missouri customers with the fees from the two years immediately preceding the complaint trebled and an injunction enjoining LegalZoom from continued operation in Missouri. We subsequently removed the case to Federal Court in Missouri. While we have denied and continue to deny all of the allegations and claims asserted in this lawsuit, without admitting liability, and to avoid additional legal costs to defend the matter, we signed a settlement agreement to resolve the lawsuit. The Court will hold a fairness hearing on April 13, 2012.

        On June 10, 2011, a purported quo warranto action was filed in Alabama State Court against us by DeKalb County Bar Association. The complaint generally alleges that LegalZoom engages in the unauthorized practice of law and requests injunctive relief, not damages. We have denied and continue to deny all of the allegations and claims asserted in this lawsuit.

        On October 27, 2011, a purported statewide class action was filed against us by Christopher Lowry in Federal Court in Ohio, alleging that we engage in the unauthorized practice of law and violated the Ohio Consumer Sales Practices Act. The complaint seeks disgorgement of revenues, among other remedies. We have denied and continue to deny all of the allegations and claims asserted in this lawsuit.

        On January 25, 2012, a purported class action complaint was filed against us by Jonathan McIllwain in Arkansas State Court, generally alleging that we engage in the unauthorized practice of law constituting violation of the Arkansas deceptive trade practices act and unjust enrichment. The complaint seeks a refund of all monies paid to us and punitive damages, among other remedies. We have denied and continue to deny all of the allegations and claims asserted in this lawsuit.

        On February 17, 2012, a complaint was filed against us by T. Travis Medlock in South Carolina State Court, generally alleging that we engage in the unauthorized practice of law. The complaint requests declaratory relief, injunctive relief and disgorgement of revenues, among other measures. We have denied and continue to deny all of the allegations and claims asserted in this lawsuit.

        In addition to these lawsuits, from time to time, we may become involved in legal proceedings arising in the ordinary course of our business. We are not presently involved in any legal proceeding in which we expect the outcome, if determined adversely to us, to have a material adverse effect on our business, results of operations or financial condition.

MANAGEMENT

Executive Officers and Directors

        The following table provides information regarding our executive officers and directors as of the date of this prospectus:

Name	Age	Position(s)
John Suh	41	Chief Executive Officer and Director
Frank Monestere	43	President and Chief Operating Officer
Edward Hartman	41	Chief Strategy Officer
Fred Krupica	59	Chief Financial Officer
Sheila Tan	48	Chief Marketing Officer
Brian Liu( )	44	Chairman
Susan Decker( )	49	Director
Alan Spoon( )	60	Director
Jason Trevisan( )	37	Director

(1)
Member of the audit committee
(2)
Member of the compensation committee
(3)
Member of the governance and nominating committee

  Executive Officers

        John Suh has served as our Chief Executive Officer since February 2007 and as a member of our board of directors since February 2005. Prior to LegalZoom, Mr. Suh was Chief Executive Officer of StudioDirect, the Internet division of a global supply chain company, Li and Fung. Prior to StudioDirect, Mr. Suh co-founded and served as Chief Executive Officer of Castling Group, helping offline companies create their Internet divisions and launching category leaders such as jcrew.com and hifi.com. Mr. Suh received a B.A. in Organizational Behavior and Public Policy from Harvard College and received his M.B.A. with high distinction from Harvard Business School, graduating as a George F. Baker Scholar. Mr. Suh was selected to serve on our board of directors due to the perspective and experience he brings as our Chief Executive Officer and his extensive background in the Internet industry.

        Frank Monestere has served as our Chief Operating Officer since September 2002 and as our President and Chief Operating Officer since January 2005. Before joining LegalZoom, Mr. Monestere was a management consultant from 2000 to 2002, and assisted clients in executing technology-focused business initiatives for clients such as Comcast and Time Warner Cable. Before that, he served in the U.S. Army as an Infantry Officer in the 82nd Airborne Division from 1991 to 1995 and as a Special Forces Officer from 1995 to 1998 with deployments to Bosnia and Sub-Saharan Africa. He also serves on the Board of Advisors of Special Forces Association, a non-profit organization. Mr. Monestere graduated with a B.S. in International Relations from the United States Military Academy at West Point and received his M.B.A. from Harvard Business School where he focused on operations strategy and management.

        Edward Hartman is one of our co-founders and has served as Chief Strategy Officer since June 2000. Prior to LegalZoom, Mr. Hartman was the Chief Technology Officer at TROON, LTD, later acquired by Xceed International. Mr. Hartman was a creator of two web-based applications, MajorFind and Megaphone. He sat on the board of the Project Management Institute (Los Angeles Chapter) and is a current board member of the Brent Shapiro Foundation. Mr. Hartman received a B.S. in Computer Science and a B.A. in Anthropology from Yale University and an M.B.A. from the Wharton School, University of Pennsylvania Program for Executives in San Francisco, California, where he was designated a Palmer Scholar. He is a member of the California Bar.

        Fred Krupica has served as our Chief Financial Officer since April 2008. Mr. Krupica has over 30 years of experience at several high-growth corporations, most recently at Altra Inc., a leading biofuels company from January 2006 through April 2008. Prior to Altra, Mr. Krupica was Chief Financial Officer of Fastclick, Inc., an Internet advertising technology company, where he led Fastclick's initial public offering and subsequent sale and merger to Valueclick Inc. Mr. Krupica's previous positions include serving as the Chief Financial Officer of WJ Communications, Chief Financial Officer of Magnetic Data Technologies, Chief Financial Officer and Chief Operating Officer of a private equity firm, and founder of a professional services firm. Mr. Krupica also served in various senior financial management positions at Atlantic Richfield, Pullman Inc. and PricewaterhouseCoopers. Mr. Krupica is a Certified Public Accountant and holds a B.S. in Accounting from the University of Illinois and an M.B.A. in Finance from UCLA's Anderson School of Management.

        Sheila Tan has served as our Chief Marketing Officer since March 2012. Before joining LegalZoom, Ms. Tan held executive positions at Align Technology Inc. as Vice President, Marketing and Chief Marketing Officer from March 2009 to December 2011 and Vice President of Product Innovation and Marketing Strategy from September 2008 to March 2009. Prior to that, she was Vice President, Marketing for Moka5, Inc., a provider of virtual desktop technology, from August 2007 to July 2008. Ms. Tan served as Vice President Marketing of Presto Services Inc., a digital-delivery service that enables families and friends to stay in touch via e-mail, without the need for a computer or Internet connection, from June 2006 to August 2007. Prior to that, Ms. Tan was Senior Director of Marketing, Quicken.com and QuickBooks at Intuit from 2001 to 2004. From 1995 to 2000, Ms. Tan held marketing positions of increasing scope and responsibility at The Procter & Gamble Company and its subsidiaries. Ms. Tan received a B.S. in Business Management from California Polytechnic State University and an M.B.A. in Business Management from UCLA's Anderson School of Management.

  Board of Directors

        Brian Liu, one of our co-founders, has served on our board of directors since July 1999, and as our Chairman from July 1999 to February 2005 and since February 2007. Mr. Liu was our Chief Executive Officer from July 1999 to February 2007. Prior to LegalZoom, Mr. Liu was a corporate attorney with the law firm of Sullivan & Cromwell LLP. In addition, Mr. Liu was formerly assistant Vice President—Legal with investment adviser Oaktree Capital Management, LLC. Mr. Liu graduated from U.C. Berkeley, Phi Beta Kappa, and with honors, in Biochemistry. Mr. Liu received his J.D. from UCLA School of Law and is a member of the California Bar. Mr. Liu was selected to serve on our board of directors due to his experience as our prior Chief Executive Officer and his involvement with our formation, along with his knowledge of our business, management skills and performance as a board member.

        Susan Decker has served on our board of directors since October 2010. Ms. Decker also currently serves on the boards of directors of Intel Corporation, Berkshire Hathaway Corporation and Costco Wholesale Corporation and is a Trustee of Save the Children. Previously, Ms. Decker served on the board of directors of Stanford Institute of Economic Policy Research from March 2005 to May 2007. During the 2009-2010 school year, Ms. Decker served as Entrepreneur-in-Residence at Harvard Business School. Prior to that, from June 2000 to April 2009, Ms. Decker held various executive management positions at Yahoo! Inc., including serving as President from June 2007 to April 2009, Head of the Advertiser and Publisher Group from December 2006 to June 2007, and Chief Financial Officer from June 2000-June 2007. Before Yahoo!, Ms. Decker spent 14 years with Donaldson, Lufkin & Jenrette, most recently as Managing Director, Global Equity Research from 1998 to 2000, and previously as an equity research analyst, covering publishing and advertising stocks from 1986 to 1998. In this capacity, Ms. Decker received recognition by Institutional Investor magazine as a top-rated analyst for ten consecutive years. Ms. Decker was selected to serve on our board of directors due to her extensive experience as president of a global Internet company, providing expertise in corporate leadership, financial management, and

Internet technology, and to the extent Ms. Decker services as a director for other multinational companies, Ms. Decker also provides cross-board experience.

        Alan Spoon has served on our board of directors since February 2007. Mr. Spoon is a general partner with Polaris Venture Partners, a venture capital firm. Before joining Polaris in 2000, Mr. Spoon served for 18 years in a variety of roles with The Washington Post Company, including President, board member, and Chief Financial Officer. At The Washington Post, Mr. Spoon also was responsible for early stage technology investments in cellular companies, such as Cellular One and Digital PCS, distance learning and educational software, and digital media and e-commerce services. Prior to The Washington Post, Mr. Spoon was an officer at The Boston Consulting Group. In addition to serving on our board of directors, Mr. Spoon also sits on the boards of a variety of other companies, including Art.com, Focus Financial Partners, Remedy Health Media, Phreesia, Danaher Corporation and IAC/InterActiveCorp. In his not-for-profit activities, Mr. Spoon is a member (and former Vice Chairman) of the Smithsonian Institution Board of Regents, a member of the Massachusetts Institute of Technology's Corporation, and The Council on Foreign Relations. Mr. Spoon earned his S.B. at Massachusetts Institute of Technology, an S.M. at M.I.T.'s Sloan School of Management, and a J.D., with honors, from Harvard Law School. Mr. Spoon was selected to serve on our board of directors due to his extensive experience with private and public company boards, management practices and involvement with private equity, providing insights into Internet and technology industries as well as into acquisition strategy and financing.

        Jason Trevisan has served on our board of directors since February 2007. Mr. Trevisan is a partner with Polaris Venture Partners focusing on growth equity investments and buyouts in Internet, technology and healthcare industries. Before joining Polaris in 2003, Mr. Trevisan held various management roles at aQuantive, which was acquired by Microsoft, where he oversaw client relationships in industries including pharmaceuticals, media/entertainment, financial services and consumer products. Prior to aQuantive, Mr. Trevisan was a consultant with Bain & Company where his clients included private equity firms and Fortune 500 companies in technology, media and consumer products. In addition to serving on our board of directors, Mr. Trevisan is also a member of the board of directors of ShoeDazzle, Life Line Screening, PartsSource and Snappcloud. Mr. Trevisan received his M.B.A. with Distinction from the Tuck School of Business at Dartmouth, where he was recognized as an Edward Tuck Scholar. Mr. Trevisan holds an A.B., cum laude, in English from Duke University. Mr. Trevisan was selected to serve on our board of directors due to his extensive experience in Internet and technology companies, as a venture capitalist and as one of our investors.

        Each officer serves at the discretion of our board of directors and holds office until his or her successor is duly elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

Board Composition

        As set forth in our current bylaws, the size of our board of directors is set at six members and our board of directors currently consists of five members, with one seat vacant. Our current certificate of incorporation and voting agreement provide for certain members of our board of directors to be elected by certain classes of our capital stock. The current members of the board of directors were elected as follows:

  •
  Messrs. Suh and Liu were elected by the holders of the majority of the outstanding shares of our common stock.

  •
  Messrs. Spoon and Trevisan were elected by the holders of the majority of the outstanding shares of our Series A.

  •
  Ms. Decker was elected by the holders of the majority of the outstanding shares of our common stock and our Series A, voting together as a single class.

  •
  The vacant seat on our board of directors may be filled by an individual elected by the holders of the majority of the outstanding shares of our common stock and our Series A, voting together as a single class.

        The voting agreement and the provisions of our certificate of incorporation by which the directors were elected will terminate in connection with our initial public offering, and there will be no further contractual obligations regarding the election of our directors. Our current directors will continue to serve as directors until their resignations or until their successors are duly elected by the holders of our common stock.

  Classified Board

        Upon completion of this offering, our board of directors will consist of seven members. In accordance with our amended and restated certificate of incorporation to be filed in connection with this offering, immediately after this offering, our board of directors will be divided into three classes with staggered three-year terms. At each annual general meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Our directors will be divided among the three classes as follows:

  •
  The Class I directors will be                        and                         , and their terms will expire at the annual general meeting of stockholders to be held in 2013;

  •
  The Class II directors will be                        and                         , and their terms will expire at the annual general meeting of stockholders to be held in 2014; and

  •
  The Class III directors will be                        ,                         and                         , and their terms will expire at the annual general meeting of stockholders to be held in 2015.

        We expect that additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.

        The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.

  Director Independence

        Under the listing requirements and rules of the NYSE, independent directors must comprise a majority of a listed company's board of directors within a specified period of the completion of this offering.

        Our board of directors has undertaken a review of its composition, the composition of its committees and the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our board of directors has determined that                        ,                         ,                         and                         do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is "independent" as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of the NYSE. In making this determination, our board of directors considered the current and prior relationships that each non-employee director has with us and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Board Committees

        Our board of directors has established an audit committee, a compensation committee and a governance and nominating committee. The composition and responsibilities of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors.

  Audit Committee

        Our audit committee provides oversight of our accounting and financial reporting process, the audit of our financial statements and our internal control function. Among other matters, the audit committee assists the board of directors in oversight of the independent registered public accounting firm qualifications, independence and performance; is responsible for the engagement, retention and compensation of the independent auditors; reviews the scope of the annual audit; reviews and discusses with management and the independent registered public accounting firm the results of the annual audit and the review of our quarterly consolidated financial statements including the disclosures in our annual and quarterly reports filed with the SEC; reviews our risk assessment and risk management processes; establishes procedures for receiving, retaining and investigating complaints received by us regarding accounting, internal accounting controls or audit matters; approves audit and permissible non-audit services provided by our independent registered public accounting firm; and reviews and approves related person transactions under Item 404 of Regulation S-K. In addition, our audit committee will oversee our internal audit function when it is established.

        The current members of our audit committee are                        , who is the chair of the committee,                         and                         . All members of our audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and the NYSE. Our board of directors has determined that                        and                         are audit committee financial experts as defined under the applicable rules of the SEC and have the requisite financial sophistication as defined under the applicable rules and regulations of the NYSE. All of the members of our audit committee are independent directors as defined under the applicable rules and regulations of the SEC and the NYSE.

  Compensation Committee

        Our compensation committee adopts and administers the compensation policies, plans and benefit programs for our executive officers and all other members of our executive team. In addition, among other things, our compensation committee annually evaluates, in consultation with the board of directors, the performance of our Chief Executive Officer, reviews and approves corporate goals and objectives relevant to compensation of our Chief Executive Officer and other executives and evaluates the performance of these executives in light of those goals and objectives. Our compensation committee also adopts and administers our equity compensation plans. The current members of our compensation committee are                        , who is the chair of the committee,                         and                         . All of the members of our compensation committee are independent under the applicable rules and regulations of the SEC and the NYSE, and Section 162(m) of the Internal Revenue Code, or the Code.

  Governance and Nominating Committee

        Our governance and nominating committee is responsible for, among other things, making recommendations regarding corporate governance, the composition of our board of directors, identification, evaluation and nomination of director candidates and the structure and composition of committees of our board of directors. In addition, our governance and nominating committee oversees our corporate governance guidelines, approves our committee charters, oversees compliance with our code of business conduct and ethics, contributes to succession planning, reviews actual and potential conflicts of interest of our directors and officers other than related person transactions reviewed by the audit committee and oversees the board self-evaluation process. Our governance and nominating committee is also responsible for making recommendations regarding non-employee director compensation to the full board of directors. The current members of our governance and nominating committee are                        , who is the chair of the committee,                         and                         . All of the members of our governance and nominating committee are independent under the applicable rules and regulations of the SEC and the NYSE.

Compensation Committee Interlocks and Insider Participation

        None of the members of our compensation committee is or has at any time during the past year been one of our officers or employees. None of our executive officers currently serves or in the past year has served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Code of Business Conduct and Ethics

        We will adopt a code of business conduct and ethics applicable to all of our employees, including our executive officers and directors, and those employees responsible for financial reporting. The code of business conduct and ethics will be available on our website. We expect that, to the extent required by law, any amendments to the code, or any waivers of its requirements, will be disclosed on our website.

EXECUTIVE COMPENSATION

        Our named executive officers for 2011, which consist of our principal executive officer and the two other most highly compensated executive officers, are:

  •
  John Suh, Chief Executive Officer and Director;

  •
  Fred Krupica, Chief Financial Officer; and

  •
  Edward Hartman, Chief Strategy Officer.

        The following tables and narratives address and explain the compensation provided to our named executive officers in fiscal 2011. All figures below reflect our 2011 three-for-one stock split.

2011 Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
John Suh, Chief Executive Officer and Director	2011	332,250	—	—	350,000	9,800	692,050
Fred Krupica, Chief Financial Officer	2011	253,050	—	548,472	254,000	68,470	1,123,992
Edward Hartman, Chief Strategy Officer	2011	215,100	40,000	342,795	120,000	15,651	733,546

(1)
The base salaries for the named executive officers were increased effective as of April 1, 2011 and are as follows: Mr. Suh—$340,000; Mr. Krupica—$255,000; Mr. Hartman—$225,000.

(2)
Mr. Hartman was awarded a discretionary cash bonus award of $40,000 (in addition to his fiscal 2011 performance-based incentive award described in footnote (4)) in fiscal 2011 for his superior performance in heading the broad expansion of our legal plan services in fiscal 2011.

(3)
Represents the total grant date fair value, as determined under Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, Stock Compensation, of all option awards granted to the named executive officer during fiscal 2011. Assumptions used to calculate these amounts are included in Note 8, "Stock Option Plans," to our consolidated financial statements included elsewhere in this prospectus. These stock options were each granted on September 29, 2011 and each has a maximum 10-year term and a per-share exercise price of $5.47 which was the fair market value of a common share on such grant date. Vesting terms are described in footnotes (5), (6), and (7) to the "—2011 Outstanding Equity Awards at Fiscal Year-End" table below.

(4)
The named executive officers earned the maximum cash incentive award for fiscal 2011 based on the achievement of annual company performance objectives as discussed in "—Annual Performance-based Cash Bonus Opportunity" below.

(5)
We provided our named executive officers with additional benefits that we believe are reasonable, competitive and consistent with LegalZoom's overall executive compensation program. The incremental costs of these benefits are shown in the table below.

Name	Relocation($)		Housing($)		LegalZoom 401(k) Match($)(c)	Total "Other Compensation"($)
John Suh	—		—		9,800	9,800
Fred Krupica	—		62,173	(a)	6,297	68,470
Edward Hartman	10,971	(b)	4,680	(b)	—	15,651

(a)
Represents incremental cost incurred in connection with Mr. Krupica's usage of LegalZoom's corporate apartment, as further described in "—Executive Employment Agreements" below.

(b)
In December 2011, Mr. Hartman, as the head of research and development of LegalZoom, relocated to the San Francisco area to co-oversee LegalZoom's research and development center in San Francisco. The amounts in these columns represent a relocation and a housing allowance in connection with Mr. Hartman's establishment of residency.

(c)
Represents LegalZoom matching contributions to the named executive officer's 401(k) savings accounts.

  Annual Base Salary

        The following table provides the annual base salaries for each of the named executive officers for fiscal 2011 based on decisions made by the compensation committee in fiscal 2011. Fiscal 2011 salaries were adjusted effective as of April 1, 2011 as set forth below.

Name	Fiscal 2011 Salary First Quarter($)	Fiscal 2011 Salary (effective April 1, 2011)($)
John Suh	309,000	340,000
Fred Krupica	247,200	255,000
Edward Hartman	185,400	225,000

  Annual Performance-based Cash Bonus Opportunity

        In addition to base salaries, our named executive officers were eligible to receive performance-based cash bonuses in fiscal 2011. The annual cash bonus payouts for the named executive officers in fiscal 2011 were based on the degree of attainment of LegalZoom's performance criteria.

        For fiscal 2011, the annual performance-based cash bonus plan was based on a dollar pool determined alongside the establishment of LegalZoom's overall annual budget. Each named executive officer then had target and maximum bonus amounts established as set forth below:

Name	Target Bonus($)	Maximum Bonus($)
John Suh	175,000	350,000
Fred Krupica	127,000	254,000
Edward Hartman	60,000	120,000

        Actual payment of any performance-based cash bonuses was a function of LegalZoom's achievement of a minimum Adjusted EBITDA goal of $11.4 million and annual revenue growth of 17.7%. These performance metrics were chosen based on the compensation committee's belief that attaining or exceeding these targets would increase LegalZoom's value and growth. If LegalZoom did not achieve the Adjusted EBITDA goal of $11.4 million, the performance-based cash bonus would not have been paid. The bonus target amount would be paid as long as the minimum Adjusted EBITDA and revenue growth goals were achieved. An additional bonus amount above the target bonus would be awarded to the named executive officers based on LegalZoom's achievement of revenue growth in excess of 17.7%; provided, however that the total annual cash bonus opportunity for each named executive officer for fiscal 2011 had a maximum payout of two times his target amount for achieving approximately 26% or more in revenue growth. Adjusted EBITDA is a Non-GAAP financial measure. For a definition of Adjusted EBITDA and reconciliation to net income (loss), the most comparable U.S. GAAP item, see "Prospectus Summary—Summary Selected Financial and Other Data—Non-GAAP discussion."

        For fiscal 2011, LegalZoom achieved an annual revenue growth of 29.2% and Adjusted EBITDA of $11.8 million. As a result, the compensation committee awarded each of the named executive officers the maximum amount for fiscal 2011 performance-based cash bonuses, which amounts are reported above in the Non-Equity Incentive Plan Compensation column of the 2011 Summary Compensation table. In fiscal 2011, the compensation committee also awarded Mr. Hartman a $40,000 discretionary bonus in connection with his exceptional performance in fiscal 2011 in growing our legal plan services and almost tripling the number of active subscribers in our legal plans.

  Long-term Equity-based Compensation

        Historically, the compensation committee and/or our board of directors has provided long-term equity incentive compensation to retain our named executive officers and to provide for a portion of their compensation to be at risk and linked directly with the appreciation of stockholder value. Long-term compensation has generally been provided through equity awards in the form of stock options subject to continued service and under the terms and conditions of our 2007 Stock Option Plan, which was renamed as the 2010 Stock Incentive Plan (hereafter, referred to as the "2010 Plan"), and related award agreements. Through possession of stock options, our executives participate in the long-term results of their efforts.

        The 2010 Plan, or the stock option grant agreements, can provide for some or all of the unvested stock options to vest immediately when certain events occur, including a change in control. For example, in the event of a corporate change in control transaction in which the named executive officer's stock options are not substituted, assumed or converted, then the named executive officer's stock options shall fully vest and become exercisable immediately prior to the consummation of the change in control.

        The board of directors granted stock option awards to each of the named executive officers, except for Mr. Suh, in fiscal 2011. Mr. Suh did not receive an equity award in fiscal 2011, as he had received a stock option award in 2010 (and the other named executive officers had not). Details on stock option grants in fiscal 2011 are provided in footnote (3) to the "—2011 Summary Compensation Table".

  Employee Benefits and Perquisites

        We have generally not offered extensive or elaborate benefits to the named executive officers, except for permitting Mr. Krupica to stay in our corporate apartment located near our corporate headquarters and providing relocation benefits to Mr. Hartman. Further details on these benefits are described in footnote (5) to the "—2011 Summary Compensation Table—". We also provide 401(k) matching contributions as discussed in the "401(k) Plan" section below.

2011 Outstanding Equity Awards at Fiscal Year-End

        The following table shows the number of shares of our common stock covered by stock options and restricted stock units held by the named executive officers as of December 31, 2011. All of the awards shown in the below table were granted under the 2010 Plan. Additionally, all of the stock options in the below table were granted with a per share exercise price equal to the fair market value of one of our shares of common stock on the date of grant. No stock options were exercised by the named executive officers during fiscal 2011.

	Option Awards
							Stock Awards
			Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
John Suh	575,406	—	—	1.1933	2/9/17	(1)	—		—
	60,000	540,000	—	1.4000	2/25/20	(2)	—		—
Fred Krupica	630,000	90,000	—	1.4967	6/24/18	(3)
							75,000	(4)	430,500
	—	240,000	—	5.4700	9/29/21	(5)(7)	—		—
Edward Hartman	—	150,000	—	5.4700	9/29/21	(6)(7)	—		—

(1)
This option was granted on April 18, 2007 and the first vest date was February 9, 2007. This time-based option vested as follows: on the ninth day of each month following the first vest date, 1/48 of the option incrementally vested.

(2)
This option was granted on February 25, 2010 and the first vest date was February 25, 2011. This time-based option vests as follows: (i) 10% of the option vested on the first vest date (ii) 20% of the option vested on the one-year anniversary of the first vest date, (iii) 30% of the option vests on the two-year anniversary of the first vest date, and (iv) 40% of the option vests on the three-year anniversary of the first vest date.

(3)
This option was granted on June 24, 2008 and the first vest date was April 28, 2009. This time-based option vested as follows: (i) 25% of the option vested on the first vest date and (ii) the remaining 75% shall vest in equal quarterly installments on July 28, October 28, January 28 and April 28 over the three years following the first vest date.

(4)
This stock units award was granted on April 20, 2010. These units shall become fully vested upon the earliest to occur of: (i) the closing of an initial public offering of shares pursuant to an effective registration statement with the SEC on the first business day that the shares have a closing trading price of $5 or more per share on a fully-diluted, as-converted basis; or (ii) the consummation of a change in control in which the net consideration to the then holders of shares is equal to or greater than $5 or more per share on a fully-diluted, as-converted basis and the change in control also constitutes a change in ownership or effective control of a corporation or change in the ownership of a substantial portion of the assets of a corporation within the meaning of Code section 409A; or (iii) April 20, 2015. In addition, the units shall become fully vested upon the termination date of Mr. Krupica's employment if his employment is terminated by LegalZoom without cause (as defined in the 2010 Plan).

(5)
This option was granted on September 29, 2011 and the first vest date is April 28, 2013.

(6)
This option was granted on September 29, 2011 and the first vest date is July 31, 2012.

(7)
These time-based options vest as follows: (i) 25% of the option vests on the first vest date and (ii) the remaining 75% shall vest in equal annual installments over the three years following the first vest date.

Executive Employment Agreements

        We previously entered into employment agreements with each of the named executive officers which were effective during fiscal 2011. Below are descriptions of these agreements.

  John Suh

        Mr. Suh's offer letter, dated February 15, 2007 and amended on April 20, 2010, provides that he will serve as LegalZoom's Chief Executive Officer. It also provides that Mr. Suh would originally receive an initial annual base salary of $200,000, an annual performance-based bonus equal to approximately $200,000 and a stock option award. The agreement further provides that Mr. Suh is eligible to participate in employee benefit plans in accordance with LegalZoom's policies. This includes medical programs, three weeks of paid vacation per year and reimbursement for all costs of his professional licensing and any professional organizations. Under the agreement, if LegalZoom terminated Mr. Suh's employment without "cause" then, conditioned on his providing a release of any employment related claims against LegalZoom, Mr. Suh would be entitled to receive 12 months of continued salary and health insurance coverage. Further, if Mr. Suh resigned for "good reason" then, conditioned on his providing a release of any employment related claims against LegalZoom, Mr. Suh would be entitled to receive 12 months of continued salary and health insurance coverage, any bonus earned and/or accrued through the date of termination and 12 months accelerated vesting of his unvested stock options. Upon an involuntary termination of Mr. Suh's employment within 12 months after a change in control of LegalZoom, he would receive a cash severance payment equal to one year of base salary and his then-outstanding unvested stock options, restricted stock, stock appreciation rights and stock units would become fully vested immediately before his termination of employment. Additionally, upon the completion of a qualified initial public offering, such as the consummation of this offering, Mr. Suh would receive a one year acceleration of vesting for his then unvested stock options and a $100,000 cash bonus. The agreement further provides that LegalZoom will indemnify Mr. Suh for any liability incurred within the scope of his employment and that LegalZoom will maintain directors and officers liability insurance.

        The agreement defines "cause" as Mr. Suh's (i) willful, intentional or grossly negligent failure to perform his duties under the agreement, (ii) admission or final conviction of a misdemeanor materially adversely affecting LegalZoom or of any felony, (iii) commission of an act of fraud against, or material misappropriation of property belonging to, LegalZoom, or (iv) material breach of any provision of the agreement that is not remedied within 30 days of his receipt of written notice from LegalZoom. The agreement defines "good reason" as (1) a breach by LegalZoom of its obligations under the agreement, (2) a significant reduction of his duties, title or authority, or (3) any requirement or suggestion that Mr. Suh violated his professional ethics. The agreement defines "change in control" as any of the following events:

  •
  any "person" (as such term is used in Section 13(d) and 14(d) of the Exchange Act, other than a trustee or other fiduciary holding securities of LegalZoom under an employee benefit plan of LegalZoom, becomes the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of LegalZoom representing 50% or more of (A) the outstanding shares of LegalZoom's common stock or (B) the combined voting power of LegalZoom's then-outstanding securities;

  •
  LegalZoom is party to a merger or consolidation, or series of related transactions, which results in the voting securities of LegalZoom outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% percent of the combined voting power of the voting securities of LegalZoom or such surviving entity outstanding immediately after such merger or consolidation;

  •
  the sale or disposition of all or substantially all of LegalZoom's assets (or consummation of any transaction, or series of related transactions, having similar effect);

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  the dissolution or liquidation of LegalZoom; or

  •
  any transaction or series of related transactions that has the substantial effect of any one or more of the foregoing.

  Fred Krupica

        Mr. Krupica's offer letter, dated March 19, 2008 and amended on April 20, 2010, was effective upon the commencement of his employment in April 2008 and provides that he will serve in an at-will capacity as LegalZoom's Chief Financial Officer. It provides that Mr. Krupica would originally receive an initial annual base salary of $230,000, an annual performance-based bonus of up to $120,000 and a stock option award. The agreement also provides that Mr. Krupica is eligible to participate in employee benefit plans in accordance with LegalZoom's policies including medical and dental plans and that he would accrue 20 vacation days per year. Under the agreement, Mr. Krupica is permitted to stay in LegalZoom's corporate apartment which is near LegalZoom's headquarters. If LegalZoom terminates Mr. Krupica's employment without "good reason" or if Mr. Krupica experiences a "constructive termination" then, conditioned on his providing a release of any claims against LegalZoom, Mr. Krupica would be entitled to receive 6 months of continued salary and health insurance coverage along with 6 months accelerated vesting of his unvested stock options. Upon an involuntary termination of Mr. Krupica's employment within the 6 months before or 12 months after a change in control of LegalZoom, his cash severance would equal one year of salary and his then outstanding unvested stock options, restricted stock, stock appreciation rights and stock units would become fully vested immediately before his termination of employment. The agreement further provided that LegalZoom will indemnify Mr. Krupica for any liability incurred within the scope of his employment and that LegalZoom will maintain directors and officers liability insurance. The agreement also imposes various restrictions on Mr. Krupica, for the benefit of LegalZoom, including maintaining the confidentiality of LegalZoom information.

        Mr. Krupica's agreement defines "good reason" as Mr. Krupica's (i) commission of a crime involving dishonesty, breach of trust, or physical harm to any person, (ii) willful engagement in conduct that is in bad faith and materially injurious to LegalZoom, or (iii) willful refusal to implement or follow a lawful policy or directive of LegalZoom. The agreement defines "constructive termination" as (1) a material reduction in responsibility, (2) a material reduction in annual cash compensation except for reductions that are comparably applied to similarly situated executives, or (3) a relocation to a new work location that is more than 50 miles away from his current place of employment. Mr. Krupica's agreement provides for the same definition of "change in control" as described above for Mr. Suh.

  Edward Hartman

        Mr. Hartman's "Executive Employment, Confidential Information and Assignment of Inventions Agreement," dated March 25, 2004 and amended on April 20, 2010, was made effective as of the commencement of his employment in February 2001 and provides that he would serve in an at-will capacity as LegalZoom's Chief Strategy Officer. It provides that Mr. Hartman would originally receive an initial annual base salary of $130,000. The agreement also provides that Mr. Hartman was eligible to receive stock option grants, in the discretion of LegalZoom, and that he is eligible to participate in employee benefit plans in accordance with LegalZoom's policies, including paid time off and medical and dental plans. The agreement further provides that upon an "involuntary termination" of Mr. Hartman's employment within 12 months of a change in control of LegalZoom, his then-outstanding unvested stock options, restricted stock, stock units and stock appreciation rights would become fully vested as of immediately before his termination of employment. The agreement also imposes various restrictions on Mr. Hartman for the benefit of LegalZoom, including maintaining the confidentiality of LegalZoom information and a 12 month post-employment non-solicitation of LegalZoom executives.

        Mr. Hartman's agreement provides for the same definition of "change in control" as described above for Mr. Suh. Mr. Hartman's agreement defines "cause" generally to mean any of the following acts committed by Mr. Hartman and where such acts have not been cured or corrected:

  •
  willful failure to follow the lawful written directions of the our board of directors;

  •
  engaging in gross misconduct which is materially detrimental to LegalZoom;

  •
  willful and repeated failure or refusal to comply in any material respect to the agreement, LegalZoom's insider trading policy, or any other reasonable policies of LegalZoom where non-compliance would be materially detrimental to LegalZoom; or

  •
  commission of an unlawful or criminal act (serious in nature) which would reflect adversely on LegalZoom.

        Mr. Hartman's agreement defines "involuntary termination" as a termination of his employment due to any of the following:

  •
  actual termination of employment by LegalZoom other than for "cause";

  •
  his resignation due to the material diminution of position or responsibility;

  •
  his resignation due to any reduction in salary, bonus and other compensation; or

  •
  his resignation due to a company requirement that Mr. Hartman relocate to a new job location of 50 miles or more from his then-current office location.

Incentive Compensation Plans

  2010 Stock Incentive Plan

        Our board of directors originally adopted the LegalZoom.com, Inc. 2007 Stock Option Plan on February 1, 2007 and such plan was approved by our stockholders in February 2007. On April 20, 2010, our board of directors amended and restated the 2007 Plan and renamed it the LegalZoom.com, Inc. 2010 Stock Incentive Plan, or the 2010 Plan. Effective with this offering, it is expected that we will no longer make new grants under the 2010 Plan and will instead issue equity compensation awards under our new 2012 Equity Incentive Plan discussed below. The 2010 Plan shall terminate upon the later to occur of: (i) the completion of this offering and (ii) stockholder approval of the 2012 Plan, provided however that all awards currently outstanding under the 2010 Plan will continue to remain outstanding pursuant to the terms of the 2010 Plan and applicable award agreements.

        The 2010 Plan is administered by the compensation committee which has the authority, among other things, to:

  •
  determine eligibility to receive awards;

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  determine the types and number of shares of stock subject to awards;

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  determine the terms and conditions of awards;

  •
  delegate administrative duties; and

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  construe and interpret the terms of the plan, award agreements, and other related documents.

        The 2010 Plan provides that we may grant awards to our employees, non-employee directors, consultants, agents, advisors, or independent contractors and those of our affiliates. We may, on a discretionary basis, award these individuals with either stock options, stock appreciation rights, restricted stock, and/or stock units.

        Stock options may be granted under the 2010 Plan, including incentive stock options, as defined under Section 422 of the Code, and nonqualified stock options. A stock option gives the participant the right to buy a specified number of shares of our common stock for a fixed price during a fixed period of time. While we may grant incentive stock options only to employees, we may grant nonqualified stock options to any eligible participant. The option exercise price of all stock options granted under the 2010 Plan is determined by the compensation committee, except that every stock option will have a per share exercise price that is not less than 100% of the fair market value of a share on the date of grant. Stock options may be exercised as determined by the compensation committee, but in no event after the tenth anniversary of the date of grant. In addition, stock units may also be awarded under the 2010 Plan. A stock unit is a bookkeeping entry that represents the equivalent of a share of our common stock. A stock unit is similar to a restricted stock award except that participants holding stock units do not have any stockholder rights until the stock unit is settled with shares and certificates representing such shares have been issued by us to the holder. Stock units represent an unfunded and unsecured obligation for us and a holder of a stock unit has no rights other than those of a general creditor. Unvested equity awards are generally subject to forfeiture upon termination of a participant's employment. None of our named executive officers currently have any outstanding stock appreciation rights or restricted stock grants.

        In the event that a change in control occurs and there is no assumption or continuation of awards, all awards shall vest and become exercisable as of immediately before such change in control. Under the 2010 Plan, a "change in control" is defined as:

  •
  any consolidation or merger of LegalZoom with or into any other corporation or other entity or person in which the stockholders of LegalZoom prior to such consolidation or merger own, directly or indirectly, less than 50% of the continuing or surviving entity's voting power immediately after such consolidation or merger, excluding any consolidation or merger effected exclusively to change the domicile of LegalZoom; or

  •
  a sale or other disposition of all or substantially all of the stock or assets of LegalZoom.

        A total of 10,042,039 shares of common stock can be issued under the 2010 Plan. 924,497 shares remained available for issuance under the 2010 Plan as of December 31, 2011. 852,372 shares remained available for issuance under the 2010 Plan as of March 29, 2012 and there were 7,243,554 shares subject to outstanding awards on such date.

  2012 Equity Incentive Plan

        In March 2012, our board of directors unanimously approved a form of the 2012 Equity Incentive Plan, or the 2012 Plan, subject to later allocating a specific number of shares to the plan and obtaining stockholder approval of the plan. Awards granted under the 2012 Plan prior to stockholder approval of the 2012 Plan may not be exercised and no shares may be released to any participant until such stockholder approval is obtained. If our stockholders do not approve the 2012 Plan within 12 months of the board of directors' adoption of the 2012 Plan, then the 2012 Plan (and any outstanding awards granted) shall be null and void and any outstanding awards will be forfeited without consideration. Effective with this offering, it is expected that the 2012 Plan will replace and supersede the 2010 Plan with respect to providing discretionary equity compensation or certain performance-based cash awards to our key employees, directors and other service providers.

        The 2012 Plan will be administered by our compensation committee or to a committee to whom our board of directors has delegated its authority, which has the authority, among other things, to:

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  determine the fair market value;

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  determine eligibility to receive awards;

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  issue and administer awards granted under the 2012 Plan;

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  approve forms of agreement for use under the 2012 Plan;

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  determine the types and number of shares of stock subject to awards;

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  determine the price and terms of awards and the acceleration or waiver of any vesting;

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  determine performance goals or forfeiture restrictions and other terms and conditions;

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  determine whether to offer to buy out a previously granted award and the terms and conditions of such and to re-price outstanding options or stock appreciation rights on terms and conditions that it determines;

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  amend the 2012 Plan and any award granted thereunder; and

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  construe and interpret the terms of the plan, award agreements and other related documents.

        Any of our employees, directors and consultants, as determined by the committee, may be selected to participate in the 2012 Plan. We may award these individuals with one or more of the following types of awards and all awards will be evidenced by an executed written agreement between us and the grantee:

  •
  stock options;

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  stock appreciation rights;

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  stock awards;

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  stock units; or

  •
  other equity or cash awards.

        Stock options may be granted under the 2012 Plan, including incentive stock options, as defined under Section 422 of the Code, and non-statutory stock options. A stock option gives the participant the right to buy a specified number of shares of our common stock for a fixed price during a fixed period of time. The exercise price of all stock options granted under the 2012 Plan will be determined by the committee except that all stock options must have an exercise price that is not less than 100% of the fair market value of the underlying shares on the date of grant. Stock options may be exercised as determined by the committee, but in no event after the tenth anniversary of the date of grant.

        Stock appreciation rights entitle a participant to receive a payment equal in value to the difference between the fair market value of a share of stock on the date of exercise of the stock appreciation right over the exercise price of the stock appreciation rights. We may pay that amount in cash, in shares of our common stock, or in a combination of both. The exercise price of all stock appreciation rights granted under the 2012 Plan will be determined by the committee, except that all stock appreciation rights must have an exercise price that is not less than 100% of the fair market value of the underlying shares on the date of grant. The committee may, in its discretion, subsequently reduce the exercise price of, or modify, a stock appreciation right.

        A stock award is the grant of shares of our common stock at a price determined by the committee (including zero), and which may be subject to a substantial risk of forfeiture until specific conditions or goals are met. During the period of vesting, participants holding shares of restricted stock generally will have full voting and dividend rights with respect to such shares.

        A stock unit is a bookkeeping entry that represents the equivalent of a share of our common stock. A stock unit is similar to a restricted stock award except that participants holding stock units do not have any stockholder rights until the stock unit is settled with shares and certificates representing such shares have been issued by us to the holder. Stock units represent an unfunded and unsecured obligation for us and a holder of a stock unit has no rights other than those of a general creditor.

        The 2012 Plan also provides that other equity awards, which derive their value from the value of our shares or from increases in the value of our shares, may be granted. In addition, cash awards, which are intended to qualify as performance-based compensation under Code section 162(m), may be issued to certain executives. And, substitute awards may be issued under the 2012 Plan in assumption of or substitution for or exchange for awards previously granted by an entity which we (or an affiliate) acquire.

        Subject to certain adjustments in the event of a change in capitalization or similar transaction, we may issue a maximum of                        shares of our common stock under the 2012 Plan. Subject to certain adjustments in the event of a change in capitalization or similar transaction, the maximum aggregate number of shares that may be issued in connection with any type of award, including incentive stock options, under the 2012 Plan is                        shares. Additionally, the maximum number of shares available for issuance under the 2012 Plan and that may be issued in connection with any type of award, including incentive stock options, under the 2012 Plan will automatically increase, without the need for further approval by our stockholders, on January 1, 2013 and on each subsequent January 1 through and including January 1, 2022, by a number of shares equal to the lesser of (i)         % of the number of shares issued and outstanding on the immediately preceding December 31 or (ii)                         shares or (iii) an amount determined by our board of directors. Shares subject to awards that expire or are canceled will again become available for issuance under the 2012 Plan.

        To the extent that an award is intended to qualify as performance-based compensation under Code section 162(m), then the maximum number of shares of common stock issuable in the form of each type of award under the 2012 Plan to any one participant during a fiscal year shall not exceed                        shares, in each case with such limit increased to                        shares for grants occurring in a participant's year of hire. Additionally, no participant shall receive in excess of $            with respect to a cash award in any fiscal year or the aggregate amount of                         shares pursuant to all awards issued under the 2012 Plan during any fiscal year, with such aggregate limit increased to                        shares for awards

occurring in a participant's fiscal year of hire or during the first fiscal year that a participant becomes a covered employee whose compensation is subject to the tax deduction limits of Code section 162(m).

        The 2012 Plan provides that in the event there is a change in control and the applicable agreement of merger or reorganization provides for assumption or continuation of the awards, no acceleration of vesting shall occur. In the event that a change in control occurs and there is no assumption or continuation of awards, all awards shall vest and become exercisable as of immediately before such change in control.

        Under the 2012 Plan, a "change in control" is defined as:

  •
  any consolidation or merger of LegalZoom with or into any other corporation or other entity or person in which the stockholders of LegalZoom prior to such consolidation or merger own, directly or indirectly, less than 50% of the continuing or surviving entity's voting power immediately after such consolidation or merger, excluding any consolidation or merger effected exclusively to change the domicile of LegalZoom; or

  •
  a sale or other disposition of all or substantially all of the stock or assets of LegalZoom.

        The 2012 Plan provides our non-employee directors with the ability to receive restricted stock grants or stock units under the 2012 Plan in lieu of their annual cash retainer which is provided to them under our annual non-employee director compensation program, as described further in "—Compensation of Directors."

        Under the 2012 Plan, we may cause the cancellation of any award, request reimbursement of any award by a participant and effect any other right of recoupment of equity or other compensation provided under the 2012 Plan in accordance with our policies and/or applicable law. In addition, a participant in the 2012 Plan may be required to repay us certain previously paid compensation, whether provided under the 2012 Plan or an award agreement under the 2012 Plan, in accordance with any recoupment policy of LegalZoom.

        Our board of directors may terminate, amend or modify the 2012 Plan at any time; however, stockholder approval will be obtained for any amendment to the extent necessary to comply with any applicable law, regulation or stock exchange rule.

  2012 Management Incentive Plan

        In March 2012, our board of directors unanimously approved a 2012 performance-based bonus compensation program, subject to later allocating a maximum bonus limit for participants under the plan and obtaining stockholder approval of the plan, in which our named executive officers will be eligible to participate. This bonus plan is named the 2012 Management Incentive Plan, or the 2012 MIP. The 2012 MIP is intended to be exempt from the compensation deduction limitations imposed by Code section 162(m) until the first meeting of our stockholders, in which our board of directors members are elected, after the end of calendar year 2015. Our board of directors may amend or terminate the 2012 MIP at any time provided that any such amendment or termination will not adversely affect any outstanding bonus opportunity without the participant's written consent.

        The compensation committee will administer the 2012 MIP. Guidelines, procedures and mechanics of the plan's administration may be promulgated by resolutions of the committee. Under the 2012 MIP, the compensation committee, in its discretion, shall:

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  select the participants who will be eligible to earn a bonus under this plan;

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  determine the bonus amounts and targets; and

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  establish any performance goals with respect to a bonus along with any associated performance period(s); and prescribe all other terms and conditions of a participant's bonus opportunity.

        Any employee who is an officer of ours within the meaning of Rule 16a-1(f) of the Securities Exchange Act of 1934, as amended, will be eligible to be selected to participate in the 2012 MIP.

        Bonus amounts that have been earned will be paid in cash to a participant on any date designated by the compensation committee that occurs during the 2 1/2 month period immediately following the end of the performance period in which the applicable bonus amount was earned or upon an earlier change in control if such earlier-in-time payment would not cause the imposition of taxes under Code section 409A. No single participant may receive bonus payments under the 2012 MIP that in the aggregate exceed $            in any fiscal year.

        On and after the date, if any, that compensation paid under the 2012 MIP is subject to the compensation deduction limits imposed by Code section 162(m), then any bonuses that are intended to qualify as performance-based compensation under Code section 162(m) shall be administered by the compensation committee to comply with the applicable requirements of Code section 162(m).

        Under the 2012 MIP, we may cause the cancellation of any bonus, request reimbursement of any bonus by a participant and effect any other right of recoupment of equity or other compensation provided under the 2012 MIP in accordance with our policies and/or applicable law. In addition, a participant in the 2012 MIP may be required to repay us certain previously paid compensation, in accordance with any recoupment policy of LegalZoom.

  401(k) Plan

        The 401(k) retirement savings plan is a defined contribution plan established in accordance with Code section 401(a). Employees may elect to defer between 1% and 100% of their eligible compensation into the plan on a pre-tax basis, up to annual limits prescribed by the Internal Revenue Service and we make an employer matching contribution to the plan in the amount of up to 50% of the first 8% of eligible compensation that employees defer each year. In general, eligible compensation for purposes of the 401(k) retirement savings plan includes an employee's wages, salaries, fees for professional services and other amounts received for personal services actually rendered in the course of employment with us to the extent the amounts are includible in gross income, and subject to certain adjustments and exclusions required under the Code.

  Policy on Recoupment of Compensation

        In March 2012, our board of directors unanimously approved a Policy on Recoupment of Compensation, or Recoupment Policy, primarily to deter our current and former senior executives and other key employees from taking actions that could potentially harm us and to deter any financial or accounting irregularities with respect to our financial statements. We incorporated the Recoupment Policy into the 2012 Plan and the 2012 MIP. These plans provide that if we amend the Recoupment Policy from time to time, in our discretion, including to comply with applicable laws or stock exchange requirements or guidance, such amended policy will be incorporated into award agreements issued under these plans.

        Pursuant to our Recoupment Policy, certain members of management, including all of the named executive officers (whether or not their employment has terminated), may be directed to return to us performance-based compensation that the executive had previously received if either:

  (i)
  there is a restatement of any of our financial statements previously filed with the SEC (regardless of whether or not there was any misconduct committed by an executive), other than those due to changes in accounting policy, and the restated financial results would have resulted in a lesser amount of performance-based compensation being paid to the named executive officer, or

  (ii)
  the named executive officer's intentional misconduct, gross negligence or failure to report intentional misconduct or gross negligence by one of our employees (or service providers) either: (A) was a contributing factor or partial factor to having to restate any of our financial statements previously filed with the SEC or (B) constituted fraud, bribery or any other unlawful act (or contributed to another person's fraud, bribery or other unlawful act) which in each case adversely impacted our finances, business and/or reputation.

        In the event of a restatement of our financial statements, the compensation committee will review performance-based compensation awarded or paid to the named executive officers that was attributable to performance during the applicable time periods. To the extent permitted by applicable law, the compensation committee will make a determination as to whether, and how much, compensation will be recouped on an individual basis. If there has been no misconduct (as described in clause (ii) above), any recoupment of compensation will be limited to a three-year look-back period from the date we discovered the financial or accounting irregularity.

        Moreover, if the compensation committee determines that one of the named executive officers has engaged in misconduct, the compensation committee may take actions with respect to such executive as it deems to be in our best interests and necessary to remedy the misconduct and prevent its recurrence. To the extent permitted by applicable law, such actions can include, among other things, recoupment of compensation (which would not be limited to the three-year look-back period) and/or disciplinary actions, including termination of employment. The compensation committee's power to determine the appropriate remedy is in addition to, and not in replacement of, remedies imposed by law enforcement agencies, regulators or other authorities.

  Compensation of Directors

        The compensation provided to our non-employee directors in fiscal 2011 is enumerated in the table below. Directors who are also one of our employees, such as Mr. Suh or Mr. Liu, do not and will not receive any compensation for their services as a director. In the case of Mr. Suh, who is a named executive officer of LegalZoom for fiscal 2011, his compensation for fiscal 2011 is reported in the 2011 Summary Compensation Table above.

2011 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Total ($)
Susan Decker	20,000	20,000
Kamran Pourzanjani(1)	20,000	20,000
Alan Spoon(2)	—	—
Jason Trevisan(2)	—	—

(1)
Mr. Pourzanjani resigned from our board of directors effective as of February 9, 2012.

(2)
Messrs. Spoon and Trevisan did not receive compensation for their services as a director during fiscal 2011 or prior fiscal years.

        Directors have been and will continue to be reimbursed for travel, food, lodging and other expenses directly related to their activities as directors. Directors are also entitled to the protection provided by their indemnification agreements and the indemnification provisions in our current certificate of incorporation and bylaws, as well as the certificate of incorporation and bylaws that will become effective immediately upon the completion of this offering. Two of our directors, Ms. Decker and Mr. Pourzanjani, were parties to offer letter agreements with LegalZoom which were effective in fiscal 2011 as discussed below.

        Susan Decker and LegalZoom entered into an agreement, dated October 14, 2010, that provided that she would receive (i) $20,000 for each 12 month period of service on our board of directors and (ii) a stock option grant, issued under the 2010 Plan, to purchase up to 150,000 common shares with a $1.40 per share exercise price (which was the fair market value of a common share on the grant date). Subject to her continued service, this stock option vested as to 50,000 shares on October 14, 2011 and the remaining

100,000 shares vest pro-rata over the ensuing 24 months with any unvested portion of the stock option vesting in full upon a change in control of LegalZoom.

        Kamran Pourzanjani and LegalZoom entered into an agreement, dated February 9, 2007, that provided that he would receive (i) $2,500 for each regular or special board of directors meeting, (ii) $5,000 annually for representation on any board of directors committee, and (iii) a stock option grant, issued under the 2010 Plan, to purchase up to 300,000 shares of our common stock with a $1.1933 per share exercise price (which was the fair market value of a common share on the grant date). Subject to his continued service, this stock option vested in monthly pro-rata increments over a four year period and was fully vested in February 2011. This stock option was fully vested and exercisable at the end of fiscal 2011 and Mr. Pourzanjani timely exercised the remaining outstanding shares subject to this stock option following his resignation in fiscal 2012. In November 2010, (i) Mr. Pourzanjani's agreement with LegalZoom was amended to provide that he would receive quarterly payments of $5,000 in exchange for his services on our board of directors and (ii) Mr. Pourzanjani was awarded an additional stock option grant, issued under the 2010 Plan, to purchase up to 60,000 shares of our common stock with a $1.40 per share exercise price. Mr. Pourzanjani fully exercised this stock option in 2010 and the acquired shares were subject to repurchase by LegalZoom at a $0.001 per share price upon termination of Mr. Pourzanjani's service. This repurchase right lapsed in monthly pro-rata increments until it had fully lapsed on February 9, 2012.

        We did not grant any equity awards to our non-employee directors during fiscal 2011. As of December 31, 2011, our non-employee directors who served on our board of directors in fiscal 2011, held the following number of stock options and restricted shares and no other equity compensation awards:

Name	Restricted Shares	Vested Stock Options (shares)	Unvested Stock Options (shares)
Susan Decker	—	58,326	91,674
Kamran Pourzanjani	10,000	12,507	—
Alan Spoon	—	—	—
Jason Trevisan	—	—	—

        In February 2012, in preparation for this offering, the compensation committee retained an independent outside compensation consultant, Frederic W. Cook & Co., Inc., or FWCook & Co., to provide compensation analysis and information for the committee and our board of directors with respect to future compensation for the non-employee members of our board of directors as we approached an initial public offering. FWCook & Co. provided the compensation committee and board of directors with a written report that summarized its findings. In April 2012, the board of directors, utilizing the data from the non-employee director compensation report provided by FWCook & Co., unanimously adopted a compensation program for fiscal 2012 for non-employee directors in connection with this offering. This fiscal 2012 non-employee director compensation program supersedes and replaces the previous compensation agreement between LegalZoom and Ms. Decker.

        The following table presents our non-employee director compensation program that will generally become effective upon consummation of this offering:

Elements:	Cash Retainer/Fees ($)	Annual Stock Unit Award ($)	Annual Option Award (shares)
Annual retainer	25,000	55,000	15,000
Newly-elected director one-time inducement equity grant	—	18,000	5,000
Audit committee chair	15,000	—	—
Compensation committee chair	7,500	—	—
Nominating and governance committee chair	5,000	—	—
Attendance at board and committee meetings:	1,000 per meeting	—	—

        Continuing non-employee directors are provided an annual stock unit award and nonstatutory stock option award in addition to a cash retainer to encourage directors to have a direct and material cash investment in shares of our common stock. It is expected that we will generally issue the annual stock unit and stock option awards at or around the date of our annual stockholders meeting. The number of stock units under each stock unit award will be determined using the closing price of a share of our common stock on the date of the annual stockholders meeting. The annual stock unit award will become 100% vested, and the shares underlying such stock unit awards will be distributed, become salable and create taxable income, on the first anniversary of the grant date. The annual stock option award will have a per share exercise price equal to the fair market value of a share of our common stock on the date of grant and will have a ten-year term. The annual stock option award will vest at the rate of 1/12th per month on the first day of each of the 12 months following the month of the grant date, subject to continued service. In addition, the vesting of a director's stock unit and stock option awards will fully accelerate upon the occurrence of a change in control of LegalZoom. In the event of a director's separation from our board of directors, his or her outstanding stock options will remain exercisable for the lesser of three years or the remaining term of such stock option award(s). The annual stock unit and stock option awards will be pro-rated (based on months remaining until the next annual grant) for service if a director joins mid-year, which is measured from annual stockholder meeting to annual stockholder meeting.

        Continuing non-employee directors are also provided an annual cash retainer (including an additional annual cash retainer if he or she is a chair of a committee as specified in the table above) that will be paid in arrears in equal installments on a quarterly basis. The per meeting attendance fee (specified in the table above) will also be paid in arrears on a quarterly basis. Each director may defer payment of all or a portion of his or her annual cash retainer, into a stock unit account, which units would be vested as of the date of grant. The election must be made in writing prior to the start of the new calendar year for subsequent elections or within 30 days of joining our board of directors for new directors. Such election may also need to be made earlier as necessary to comply with Code section 409A. The number of stock units to be credited to each director's account will be granted under the 2012 Plan, or other company equity compensation plan as determined by the board of directors, and is determined based on dividing the dollar amount of the deferred compensation by the closing price of a share of our common stock on the applicable retainer payment date. The shares underlying these stock units will be distributed at the sooner to occur of five years from the date of grant or separation from the board of directors, unless the director made an election to hold the stock units for longer than five years.

        In addition to the annual stock unit and stock option awards and cash retainer referenced in the above table, a newly elected non-employee director will also receive a special one-time stock unit award valued at $18,000 and a special one-time stock option award to purchase up to 5,000 shares of our common stock, in connection with his or her commencement of service on our board of directors. The one-time stock unit award will have similar terms to those of the annual stock unit award except that it will vest in two equal annual installments on the first and second anniversaries of the grant date, subject to continued service. The one-time stock option award will have similar terms to those of the annual stock option award except that it will vest at the rate of 1/24th per month on the first day of each of the 24 months following the month of the grant date, subject to continued service. In addition, the vesting of a newly elected director's one-time stock unit and stock option awards will fully accelerate upon the occurrence of a change in control of LegalZoom.

        Ms. Decker became eligible to earn an annual cash retainer under this director compensation program effective April 1, 2012. However, Messrs. Spoon and Trevisan, who are each partners with our principal investor, Polaris Venture Partners, shall not receive any annual cash retainer before the effective date of this offering and shall only commence being eligible for such annual cash retainer after this offering if they are still then providing services on our board of directors. Each of the non-employee directors who are serving on our board of directors as of the effective date of this offering shall be granted, on or around the effective date of this offering, a pro-rated annual stock unit award and stock option award with the same vesting schedule as described above. This pro-rated annual stock unit award shall be in a value equal to the product of $55,000 multiplied by the quotient of (x) the number of months during the period of time commencing from the effective date of this offering until the 2013 annual stockholder meeting, divided by (y) 12. This pro-rated stock option award shall be in a number of shares equal to the product of 15,000 multiplied by the quotient of (x) the number of months during the period of time commencing from the effective date of this offering until the 2013 annual stockholder meeting, divided by (y) 12. Any new non-employee director who joins our board of directors prior to the completion of this offering will have his or her pro-rated annual stock unit award and stock option award augmented by the number of months he or she served on our board of directors prior to the completion of this offering. If a new non-employee director joins our board of directors prior to the completion of this offering, then Ms. Decker's pro-rated annual stock unit award and stock option award will be similarly augmented by the number of months commencing from the time that such new non-employee director first became a member of our board of directors through the effective date of this offering.

        Additionally, in order to promote long-term alignment of directors and stockholder interests, a non-employee director is required to hold five times his or her annual cash retainer (excluding any cash retainer for service on a committee or as a committee chair or other service-related fees). Each non-employee director will be expected to attain or exceed the stock ownership guideline amount within five years of the later of the date of this offering or the date of such director's election to our board of directors, and to remain at or above the guideline.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

        Other than compensation arrangements, we describe below transactions and series of similar transactions, during our last three fiscal years, to which we were a party or will be a party, in which:

  •
  the amounts involved exceeded or will exceed $120,000; and

  •
  any of our directors, executive officers or holders of more than 5% of our common stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

        Compensation arrangements for our directors and named executive officers are described elsewhere in this prospectus.

Relationships with Robert Shapiro

        Robert L. Shapiro, a co-founder and stockholder of LegalZoom, is a partner in Glaser, Weil, Fink, Jacobs, Howard & Shapiro, LLP, or Glaser Weil. For legal services rendered by Glaser Weil for the years ended December 31, 2009, 2010 and 2011, we incurred approximately $12,000, $315,000 and $195,000 in expenses, respectively.

        On May 31, 2005, LegalZoom authorized Mr. Shapiro to exercise a fully vested warrant for 6,000,000 shares of common stock (after giving effect to a 3-for-1 stock split effected on July 2011) for $50,000 through the issuance of a non-recourse promissory note. The warrant was initially issued on November 1, 2000 for public relations and consultancy services. The promissory note bore an annual interest rate of 5% and was due on May 31, 2010. On May 31, 2010, the principal and interest outstanding on the note totaling approximately $62,000 was applied in full in exchange for services rendered by Mr. Shapiro during the year ended December 31, 2010.

        We expensed consultancy fees of $188,000, $250,000 and $125,000 for the years ended December 31, 2009, 2010 and 2011, respectively, to Mr. Shapiro. Fees paid to Mr. Shapiro for the year ended December 31, 2010 includes the $62,000 of services rendered in exchange for the repayment of the non-recourse note previously issued in connection with the exercise of warrants for common stock on May 31, 2005 described above.
Loans to Executive Officers

  Castling Group LLC

        Castling Group LLC issued a full recourse promissory note to us for $310,470 on February 1, 2010 to Castling Group LLC, or Castling. John Suh, our Chief Executive Officer and member of our board of directors, is the managing member of Castling. The note bore interest at the rate per annum of 4% compounded annually and superseded an original note issued by Castling to us for $255,000, dated as of February 1, 2005, which was initially issued by Castling to us as part of the total purchase price of 1,020,000 shares of our common stock (after giving effect to a 3-for-1 stock split effected on July 2011) pursuant to our 2000 Stock Option Plan. The balance of $321,954, including principal and total accrued interest of $66,954 was repaid in full by Castling on December 31, 2010.

  Frank Monestere

        Frank Monestere, our President and Chief Operating Officer, issued three full recourse promissory notes to us for $5,174, $36,526 and $91,315, on February 1, 2010. The notes each bore interest at the rate per annum of 4% compounded annually and superseded three original note issued by Mr. Monestere to us for $4,250, $30,000 and $75,000, dated as of February 1, 2005, which were issued by Mr. Monestere to us as part of the total purchase price of 127,500, 900,000 and 300,000 shares of our common stock (after giving effect to a 3-for-1 stock split effected on July 2011) pursuant to our 2000 Stock Option Plan. The balance of $137,724, including principal for each of the three notes and total accrued interest for each of the three notes of $28,474 was repaid in full by Mr. Monestere on December 17, 2010.

Compensation Arrangements, Stock Option Grants and Indemnification for Executive Officers and Directors

        We have entered into offer letter agreements with our named executive officers that, among other things, provide for certain change in control benefits, as well as severance benefits for our named executive officers. For a description of these agreements, see "Executive Compensation—Executive Employment Agreements."

        We have entered into agreements with our named executive officers regarding cash bonuses. For a description of these bonuses, see "Executive Compensation—Components of Executive Compensation— Annual Performance-based Cash Bonus Opportunity."

        We have granted stock options and restricted stock units to our executive officers and certain of our directors. For a description of these equity awards, see "Executive Compensation—2011 Outstanding Equity Awards at Year-end" and "Executive Compensation—Incentive Compensation Plans—Compensation of Directors."

        We will have entered into indemnification agreements with each of our current directors and executive officers before the completion of this offering. Our amended and restated certificate of incorporation and our amended and restated bylaws provide that we will indemnify our directors and officers to the fullest extent permitted under Delaware law. See "Description of Capital Stock—Limitations of Liability and Indemnification."

        Other than as described above under this section "Certain Relationships and Related Person Transactions," since January 1, 2009, we have not entered into any transactions, nor are there any currently proposed transactions, between us and a related person where the amount involved exceeds, or would exceed, $120,000, and in which any related person had or will have a direct or indirect material interest. We believe the terms of the transactions described above were comparable to terms we could have obtained in arm's length dealings with unrelated third parties.

Policies and Procedures for Related Person Transactions

        We plan to adopt a policy that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related person transaction with us without the prior consent of our audit committee. Any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of any class of our common stock or any member of the immediate family of any of the foregoing persons, in which the amount involved exceeds $120,000, and pursuant to which such person would have a direct or indirect interest must first be presented to our audit committee for review, consideration and approval. In approving or rejecting any such proposal, our audit committee is to consider the material facts of the transaction, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person's interest in the transaction. All of the transactions described above were approved or ratified by our board of directors.

PRINCIPAL AND SELLING STOCKHOLDERS

        The following table sets forth, as of March 31, 2012, information regarding beneficial ownership of our capital stock by:

  •
  each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;

  •
  each of our named executive officers;

  •
  each of our directors;

  •
  all of our executive officers and directors as a group; and

  •
  each of the selling stockholders.

        Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, including options that are currently exercisable or exercisable within 60 days of March 31, 2012. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown that they beneficially own, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose.

        Our calculation of the percentage of beneficial ownership prior to this offering is based on 54,624,570 shares of our common stock (including preferred stock on an as converted basis) outstanding as of March 31, 2012. We have based our calculation of the percentage of beneficial ownership after this offering on                        shares of our common stock outstanding immediately after the completion of this offering (assuming no exercise of the underwriters' over-allotment option).

        Common stock subject to stock options currently exercisable or exercisable within 60 days of March 31, 2012, are deemed to be outstanding for computing the percentage ownership of the person holding these options and the percentage ownership of any group of which the holder is a member but are not deemed outstanding for computing the percentage of any other person.

        Unless otherwise noted below, the address for each of the stockholders in the table below is c/o LegalZoom.com, 101 North Brand Boulevard, 11th Floor, Glendale, California 91203.

	Shares Beneficially Owned Prior to this Offering(1)			Shares Beneficially Owned After Offering
			Number of Shares Being Offered
Name of Beneficial Owner	Shares	%(2)		Shares	%(3)
5% Stockholders
Entities affiliated with Polaris Venture Partners(4)	19,197,555	35.1
Institutional Venture Partners XIII, L.P.(5)	8,042,631	14.7
KPCB Holdings, Inc., as Nominee(6)	3,504,963	6.4
Brian Liu	4,714,884	8.6
Named Executive Officers and Directors
John Suh(7)	2,425,665	4.4
Frank Monestere(8)	952,241	1.7
Fred Krupica(9)	720,000	1.3
Edward Hartman	1,850,499	3.4
Sheila Tan	—	—
Brian Liu	4,714,884	8.6
Susan Decker(10)	79,161	*
Alan Spoon(11) c/o Polaris Venture Partners	19,197,555	35.1
Jason Trevisan(12) c/o Polaris Venture Partners	19,197,555	35.1
All executive officers and directors as a group (9 persons)	29,940,005	54.7
Other Selling Stockholders

*
Represents beneficial ownership of less than 1%.

(1)
The amounts in this table give effect to the conversion of all shares of Series A into common stock on a one-for-three basis that will occur immediately prior to the completion of this offering.

(2)
The percentage of shares beneficially owned was determined based on a fraction, the numerator of which is the sum of (i) the number of outstanding shares of common stock beneficially owned by such owner and (ii) the number of shares issuable upon exercise of options beneficially owned by such owner and exercisable within 60 days of March 31, 2012, and the denominator of which is the sum of (a) the aggregate number of shares of common stock outstanding on March 31, 2012 and (b) the aggregate number of shares of common stock issuable upon exercise of options beneficially owned by such owner and exercisable within 60 days of March 31, 2012.

(3)
The percentage of shares beneficially owned was determined based on a fraction, the numerator of which is the sum of (i) the number of outstanding shares of common stock beneficially owned by such owner and (ii) the number of shares issuable upon exercise of options beneficially owned by such owner and exercisable within 60 days of March 31, 2012, and the denominator of which is the sum of (a) the aggregate number of shares of common stock outstanding after completion of this offering and (b) the aggregate number of shares of common stock issuable upon exercise of options beneficially owned by such owner and exercisable within 60 days of March 31, 2012.

(4)
Consists of: (i) 18,524,379 shares of common stock issuable upon conversion of Series A held by Polaris Venture Partners V, L.P. (Polaris V); (ii) 361,041 shares of common stock issuable upon conversion of Series A held by Polaris Venture Partners Entrepreneurs' Fund V, L.P. (Polaris EFund V); (iii) 126,891 shares of common stock issuable upon conversion of Series A held by Polaris Venture Partners Founders' Fund V, L.P. (Polaris FFund); and (iv) 185,244 shares of common stock issuable upon conversion of Series A held by Polaris Venture Partners Special Founders' Fund V, L.P. (Polaris SFFV V, and collectively with Polaris V, Polaris EFund V and Polaris FFund V, the Polaris Funds). Polaris Venture Management Co., V, L.L.C. (Polaris M) is the General Partner of the Polaris Funds and has sole voting and investment power of the shares held by the Polaris Funds. Alan Spoon and Jason Trevisan are members of Polaris M, and may be deemed to share voting and investment power over the securities held by the Polaris Funds. Mr. Spoon and Mr. Trevisan disclaim beneficial ownership of the shares held by the Polaris Funds, except to the extent of any pecuniary interest therein. The address of the Polaris Funds is 1000 Winter Street, Waltham, Massachusetts 02451.

(5)
Consists of: (i) 4,533,690 existing shares of common stock and (ii) 3,508,941 shares of common stock issuable upon conversion of Series A. Institutional Venture Management XIII, LLC. (IVM XIII) is the sole General Partner of IVP XIII and has sole voting and investment control over the shares held by IVP XIII and may be deemed to beneficially own the shares held by IVP XIII. Todd C. Chaffee, Norman A. Fogelsong, Stephen J. Harrick, J. Stanford Miller and Dennis B. Phelps are the Managing Directors of IVM XIII and share voting and investment power over the shares held by IVP XIII. The address for IVP XIII is 3000 Sand Hill Road, Building 2, Suite 250, Menlo Park, California 94025.

(6)
Consists of: (i) 3,303,778 shares of common stock held by KPCB Digital Growth Fund, LLC (KPCB DGF) and (ii) 201,185 shares of common stock held by KPCB Digital Growth Founders Fund, LLC (KPCB DGFF) and held for convenience in the name of "KPCB Holdings, Inc. as nominee," for the accounts of such entities, each of whom exercise their own voting and investment power over such shares. The Managing Member for KPCB DGF and KPCB DGFF is KPCB DGF Associates, LLC. Brook Byers, L. John Doerr, Raymond Lane, Theodore Schlein, William Joy and Bing Gordon, the Managing Directors of KPCB DGF Associates, LLC, exercise shared voting and investment power over the shares directly held by KPCB DGF and KPCB DGFF. The address for KPCB Holding, Inc., as Nominee, is 2750 Sand Hill Road, Menlo Park, California 94025.

(7)
Consists of: (i) 1,170,259 shares of common stock held by Mr. Suh; (ii) 500,000 shares of common stock held by John Hyunjeck Suh and Steven Keirn, Trustees of The John Hyunjeck Suh Grantor Retained Annuity Trust dated December 29, 2011 (Suh GRAT); and (iii) 755,406 shares of common stock underlying options that are exercisable within 60 days of March 31, 2012. Mr. Suh is co-trustee of the Suh GRAT and has shared voting and investment power over the shares held by the Suh GRAT.

(8)
Consists of: (i) 838,938 shares of common stock held by Mr. Monestere; (ii) 38,303 shares of common stock held by Francis C. Monestere, Trustee of the FRANCIS C. MONESTERE 2010 GRAT; and (iii) 75,000 shares of common stock underlying options that are exercisable within 60 days of March 31, 2012.

(9)
Consists of 720,000 shares of common stock underlying options that are exercisable within 60 days of March 31, 2012.

(10)
Consists of 79,161 shares of common stock underlying options that are exercisable within 60 days of March 31, 2012.

(11)
All shares of common stock indicated as owned by Mr. Spoon are included because of his affiliation with the Polaris Funds. See footnote 4 above. Mr. Spoon disclaims beneficial ownership of all shares owned by the Polaris Funds except to the extent of any indirect pecuniary interest therein.

(12)
All shares of common stock indicated as owned by Mr. Trevisan are included because of his affiliation with the Polaris Funds. See footnote 4 above. Mr. Trevisan disclaims beneficial ownership of all shares owned by the Polaris Funds except to the extent of any indirect pecuniary interest therein.

DESCRIPTION OF CAPITAL STOCK

General

        The following descriptions of our capital stock and certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws are summaries and are qualified by reference to the amended and restated certificate of incorporation and the amended and restated bylaws that will be in effect upon completion of this offering. Copies of these documents will be filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part. The descriptions of the common stock and preferred stock reflect changes to our capital structure that will occur upon the completion of this offering.

        Upon the completion of this offering, our amended and restated certificate of incorporation will provide for one class of common stock. In addition, our amended and restated certificate of incorporation will authorize shares of undesignated preferred stock, the rights, preferences and privileges of which may be designated from time to time by our board of directors.

        Upon the completion of this offering, our authorized capital stock will consist of                        shares, all with a par value of $0.001 per share, of which:

  •
                          shares are designated as common stock; and

  •
                          shares are designated as preferred stock.

        As of December 31, 2011, we had outstanding 54,393,695 shares of common stock, which assumes the conversion of all outstanding shares of our Series A into shares of common stock immediately prior to the completion of this offering. Our outstanding capital stock was held by 224 stockholders of record as of December 31, 2011. As of December 31, 2011, we also had outstanding options to acquire 7,327,104 shares of common stock held by employees, directors and consultants outstanding under out 2000 Stock Option Plan and our 2010 Stock Incentive Plan and 75,000 restricted stock units to be settled into shares of our common stock outstanding under our 2010 Stock Incentive Plan.

Common Stock

  Voting Rights

        Holders of our common stock are entitled to one vote per share on any matter to be voted upon by our stockholders. All shares of common stock rank equally as to voting and all other matters. The shares of common stock have no preemptive or conversion rights, no redemption or sinking fund provisions, and are not liable for further call or assessment and are not entitled to cumulative voting rights.

  Dividend Rights

        Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of common stock are entitled to share equally, on a per share basis, with respect to any dividend or distribution of cash, property or shares of our capital stock paid or distributed by LegalZoom, out of funds legally available if our board of directors, in its discretion, determines to issue dividends and only then at the times and in the amounts that our board of directors may determine. See "Dividend Policy".

  Liquidation Rights

        Upon our liquidation, dissolution or winding-up, the holders of common stock will be entitled to share ratably in all assets remaining after the payment of any liabilities and subject to preferences that may apply to shares of preferred stock outstanding at the time.

Preferred Stock

        As of December 31, 2011, there were 7,628,000 shares of our Series A outstanding, which will be converted into 22,884,000 shares of common stock which will occur immediately prior to the completion of this offering.

        Upon the completion of this offering, our board of directors may, without further action by our stockholders, fix the rights, preferences, privileges and restrictions of up to an aggregate of                        shares of preferred stock in one or more series and authorize their issuance. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of our common stock. The issuance of our preferred stock could adversely affect the voting power of holders of our common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change of control or other corporate action. Upon the completion of this offering, no shares of preferred stock will be outstanding, and we have no present plan to issue any shares of preferred stock.

Registration Rights

        After our initial public offering, certain holders of shares of our common stock that were issued upon conversion of our Series A, will be entitled to certain rights with respect to registration of such shares under the Securities Act. These shares are referred to as registrable securities. The holders of these registrable securities possess registration rights pursuant to the terms of our Investors' Rights Agreement dated as of February 9, 2007, or the IRA, and are described in additional detail below. We, along with Institutional Venture Partners XIII, L.P., entities affiliated with Polaris Venture Partners, as well as certain other parties, are parties to the IRA. We entered into the IRA in connection with the issuance of our Series A in 2007.

        The registration of shares of our common stock pursuant to the exercise of registration rights described below would enable the holders to trade these shares without restriction under the Securities Act when the applicable registration statement is declared effective. We will pay the registration expenses, other than underwriting discounts, selling commissions and stock transfer taxes, of the shares registered pursuant to the demand, piggyback and Form S-3 registrations described below.

        Generally, in an underwritten offering, the managing underwriter, if any, has the right, subject to specified conditions, to limit the number of shares the holders may include. The demand, piggyback and Form S-3 registration rights described below will expire five years after the effective date of the registration statement, of which this prospectus forms a part, or, with respect to any particular holder, at such time that such holder can sell its shares under Rule 144 of the Securities Act during any three month period.

  Demand Registration Rights

        Under our IRA, upon the written request of the holders of a majority of our registrable securities then outstanding that we file a registration statement under the Securities Act, we are obligated to use our reasonable best efforts to register the sale of all registrable securities that the holders may request in writing to be registered within 20 days of the mailing of a notice by us to all holders of such registration. We are required to effect no more than two registration statements that are declared or ordered effective. We may postpone the filing of a registration statement for up to 60 days twice in a 12-month period if in the good faith judgment of our board of directors such registration would be materially detrimental to us.

  Piggyback Registration Rights

        If we register any of our securities for public sale, either for our own account or for the account of other security holders, we will also have to register all registrable securities that the holders of such securities request in writing be registered within 20 days of mailing of notice by us to such holders of the proposed registration; however, we have no obligation to effect the registration of registrable securities held by the holders if the registrable securities sought to be included by the holders exceeds 67% of the total number of securities proposed to be offered and sold in connection with such registration. This piggyback registration right does not apply to a registration relating to any of our stock plans, stock purchase or similar plan, a transaction under Rule 145 of the Securities Act, a registration on any registration form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the registrable securities or a registration in which the only common stock being registered is common stock issuable upon conversion of debt securities which are also being registered. The managing underwriter of any underwritten offering will have the right to limit, due to marketing reasons, the number of shares registered by these holders to 30% of the total shares covered by the registration statement, unless such offering is our initial public offering, in which case, these holders may be excluded if the underwriters determine that the sale of their shares may jeopardize the success of the offering and none of our other stockholder's securities are included in the offering.

  Form S-3 Registration Rights

        The holders of our registrable securities can request that we register all or a portion of their shares on Form S-3 if we are eligible to file a registration statement on Form S-3 and the aggregate price to the public of the shares offered is in excess of $7.5 million (net underwriting discounts and commissions, if any). We may postpone the filing of a registration statement for up to 90 days once in a 12-month period if in the good faith judgment of our board of directors such registration would be materially detrimental to us.

Anti-takeover Provisions

  Certificate of Incorporation and Bylaws to be in Effect upon the Completion of this Offering

        Upon the completion of this offering, our amended and restated certificate of incorporation will provide for a board of directors comprised of three classes of directors, with each class serving a three-year term beginning and ending in different years than those of the other two classes. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Because our stockholders do not have cumulative voting rights, our stockholders holding a majority of the shares of common stock outstanding will be able to elect all of our directors. Our amended and restated certificate of incorporation and amended and restated bylaws to be effective upon the completion of this offering will provide that all stockholder actions must be effected at a duly called meeting of stockholders and not by a consent in writing, and that only the majority of our whole board of directors, the Chairman of our board of directors or our Chief Executive Officer may call a special meeting of stockholders.

        Our amended and restated certificate of incorporation and amended and restated bylaws will provide that our directors may be removed only for cause and require an 80% supermajority stockholder vote for the rescission, alteration, amendment or repeal of the certificate of incorporation or bylaws by stockholders. Our amended and restated certificate of incorporation and amended and restated bylaws will also provide that vacancies occurring on our board of directors for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by vote of a majority of the remaining members of our board of directors. Our amended and restated bylaws will establish an advance notice procedure for stockholder approvals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to our board of directors. The combination of the classification of our board of directors, the lack of cumulative voting, supermajority stockholder voting requirements, the ability of the board to fill vacancies and the advance notice provisions will make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

        These provisions may have the effect of deterring hostile takeovers or delaying changes in our control or management. These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of us. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our stock that could result from actual or rumored takeover attempts.

  Delaware Law

        We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

  •
  before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

  •
  upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  •
  on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

        In general, Section 203 defines business combination to include the following:

  •
  any merger or consolidation involving the corporation and the interested stockholder;

  •
  any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

  •
  subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

  •
  any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

  •
  the receipt by the interested stockholder of the benefit of any losses, advances, guarantees, pledges or other financial benefits by or through the corporation.

        In general, Section 203 defines an "interested stockholder" as an entity or person who, together with the person's affiliates and associates, beneficially owns, or within a period of three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

Choice of Forum

        Our amended and restated certificate of incorporation will provide that the Court of Chancery of the State of Delaware will be the exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against us arising pursuant to the Delaware General Corporation Law, our amended and restated certificate of incorporation or our amended and restated bylaws; or any action asserting a claim against us that is governed by the internal affairs doctrine.

Limitations of Liability and Indemnification

        As permitted by Delaware law, provisions in our amended and restated certificate of incorporation and amended and restated bylaws that will become effective immediately upon the completion of this offering will limit or eliminate the personal liability of our directors. Consequently, directors will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

  •
  any breach of the director's duty of loyalty to us or our stockholders;

  •
  any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

  •
  any unlawful payments related to dividends or unlawful stock repurchases, redemptions or other distributions; or

  •
  any transaction from which the director derived an improper personal benefit.

        These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies, such as an injunction or rescission.

        Our amended and restated certificate of incorporation and amended and restated bylaws that will become effective immediately upon the completion of this offering also require us to indemnify our directors and officers to the fullest extent permitted by Delaware law and, as described under "Certain Relationships and Related Person Transactions," we have entered into indemnification agreements with each of our directors and officers.

        These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, your investment in our stock may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, the indemnification agreements and the insurance are necessary to attract and retain talented and experienced directors and officers.

        At present, there is no pending litigation or proceeding involving any of our directors or officers where indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

Market Listing

        We intend to apply for listing our common stock on the NYSE under the symbol "LGZ."

Transfer Agent and Registrar

        Upon the completion of this offering, the transfer agent and registrar for our common stock will be Wells Fargo Bank N.A.

SHARES ELIGIBLE FOR FUTURE SALE

        Before our initial public offering, there has not been a public market for shares of our common stock. Future sales of substantial amounts of shares of our common stock, including shares issued upon the settlement of restricted stock units and exercise of outstanding options, in the public market after our initial public offering, or the possibility of these sales occurring, could cause the prevailing market price for our common stock to fall or impair our ability to raise equity capital in the future.

        After our initial public offering, we will have outstanding                        shares of our common stock, based on the number of shares outstanding as of December 31, 2011. This includes                        shares that we and the selling stockholders are selling in our initial public offering, which shares may be resold in the public market immediately following our initial public offering, and assumes no additional exercise of outstanding options.

        The                        shares of common stock that were not offered and sold in our initial public offering as well as shares underlying outstanding restricted stock units will be upon issuance, "restricted securities," as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, which are summarized below.

        As a result of the lock-up agreements and market standoff provisions described below and subject to the provisions of Rules 144 and 701 under the Securities Act, these restricted securities will be available for sale in the public market as follows:

  •
  on the date of this prospectus;

  •
  after 90 days from the date of this prospectus;

  •
  after 180 days from the date of this prospectus (subject, in some cases, to volume limitations); and

  •
  at various times after 180 days from the date of this prospectus (subject, in some cases, to volume limitations).

Rule 144

        In general, under Rule 144 as currently in effect, once we have been subject to public company reporting requirements for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell those shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then that person is entitled to sell those shares without complying with any of the requirements of Rule 144.

        In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell upon the expiration of the lock-up agreements described below, within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

  •
  1% of the number of shares of common stock then outstanding, which will equal approximately                        shares immediately after our initial public offering, or

  •
  the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

        Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

        In general, under Rule 701 as currently in effect, any of our employees, consultants or advisors who purchase shares from us in connection with a compensatory stock or option plan or other written agreement in a transaction before the effective date of our initial public offering that was completed in reliance on Rule 701 and complied with the requirements of Rule 701 will, subject to the lock-up restrictions and market standoff provision described below, be eligible to resell such shares 90 days after the date of this prospectus in reliance on Rule 144, but without compliance with certain restrictions, including the holding period, contained in Rule 144.

Lock-up Agreements

        All of our directors and executive officers and the holders of substantially all of our securities have signed lock-up agreements under which they have agreed not to sell, transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock without the prior written consent of Morgan Stanley & Co. LLC and Merrill Lynch, Pierce, Finner & Smith Incorporated for a period of 180 days, subject to possible extension under certain circumstances, after the date of this prospectus. These agreements are described below under "Underwriting."

Market Standoff Provisions

        In addition, holders of                                    options are subject to market standoff provisions in their incentive stock option agreements under which they have agreed not to directly or indirectly offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of or otherwise dispose of or transfer any shares of our common stock held by it without our prior written consent for a period of 180 days, and we may not provide such consent prior to the expiration of the 180-day restrictive provisions contained in those market standoff provisions without the written consent of Morgan Stanley & Co. LLC and Merrill, Lynch, Pierce, Fenner & Smith Incorporated.

Registration Rights

        On the date beginning 180 days after the date of this prospectus, the holders of approximately                        shares of our common stock, or their transferees, will be entitled to certain rights with respect to the registration of those shares under the Securities Act. For a description of these registration rights, please see "Description of Capital Stock—Registration Rights." If these shares are registered, they will be freely tradable without restriction under the Securities Act.

Stock Options

        As soon as practicable after the completion of this offering, we intend to file a Form S-8 registration statement under the Securities Act to register shares of our common stock subject to options outstanding or reserved for issuance under our 2000 Stock Option Plan, our 2010 Stock Incentive Plan and our 2012 Equity Incentive Plan. This registration statement will become effective immediately upon filing, and shares covered by that registration statement will thereupon be eligible for sale in the public markets, subject to vesting restrictions, the lock-up agreements and market standoff provision described above and Rule 144 limitations applicable to affiliates. For a more complete discussion of our stock plans, see "Executive Compensation—Incentive Compensation Plans."

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS
FOR NON-U.S. HOLDERS OF COMMON STOCK

        The following is a general discussion of certain material U.S. federal tax consequences of the acquisition, ownership and disposition of our common stock purchased pursuant to this offering by "Non-U.S. Holders (as defined below). This discussion is a summary for general information purposes only and does not consider all aspects of federal taxation that may be relevant to particular Non-U.S. Holders in light of their individual investment circumstances or to certain types of Non-U.S. Holders subject to special tax rules, including partnerships or other pass-through entities, banks, financial institutions or other financial services entities, broker-dealers, insurance companies, tax-exempt organizations, regulated investment companies, real estate investment trusts, controlled foreign corporations, passive foreign investment companies, corporations that accumulate earnings to avoid U.S. federal income tax, persons who use or are required to use mark-to-market accounting, persons that hold our shares as part of a "straddle," a "hedge" or a "conversion transaction," certain former citizens or permanent residents of the United States, investors in pass-through entities, or persons subject to the alternative minimum tax. In addition, this summary does not address any tax considerations that may apply to Non-U.S. Holders of our common stock under state, local or non-U.S. tax laws, or, except to the extent discussed below, the effects of any applicable gift or estate tax.

        This summary is based on the Internal Revenue Code of 1986, as amended, or the Code and applicable Treasury Regulations, rulings, administrative pronouncements and decisions as of the date of this registration statement, all of which are subject to change or differing interpretations at any time with possible retroactive effect. We have not sought, and will not seek, any ruling from the Internal Revenue Service or IRS with respect to the tax consequences discussed herein, and there can be no assurance that the IRS will not take a position contrary to the tax consequences discussed below or that any position taken by the IRS would not be sustained. This discussion assumes that a Non-U.S. Holder will hold our common stock as a capital asset within the meaning of the Code (generally property held for investment).

        For purposes of this discussion, the term "Non-U.S. Holder" means a beneficial owner of our shares that is not:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized, or treated as created or organized, in or under the laws of the United States or any state thereof or the District of Columbia;

  •
  an estate the income of which is subject to U.S. federal income tax regardless of its source; or

  •
  a trust if (i) it is subject to the primary supervision of a court within the United States, and one or more U.S. persons, as defined under Section 7701(a)(30) of the Code, have the authority to control all substantial decisions of the trust; or (ii) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

        An individual that is not a U.S. citizen may, in many cases, be deemed to be a U.S. resident, as opposed to a nonresident alien, by virtue of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year. For these purposes, all the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year are counted. Resident aliens are generally subject to U.S. federal income tax as if they were U.S. citizens. Such an individual is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the ownership or disposition of our common stock. If a partnership (or entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our shares, you should consult your tax advisor regarding the tax consequences of the purchase, ownership, and disposition of our common stock.

        This discussion is not tax advice. Prospective investors are urged to consult their own tax advisor regarding the U.S. federal, state and local, and non-U.S. income and other tax considerations of acquiring, holding and disposing of shares of our common stock.

Dividends and Distributions

        In general, dividends paid to a Non-U.S. Holder (to the extent paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles) will be subject to U.S. withholding tax at a rate equal to 30% of the gross amount of the dividend, or a lower rate prescribed by an applicable income tax treaty, unless the dividends are effectively connected with a trade or business carried on by the Non-U.S. Holder within the United States. Any distribution not constituting a dividend will be treated first as reducing the Non-U.S. Holder's basis in its shares of common stock, and to the extent it exceeds the Non-U.S. Holders basis, as capital gain (see "Sale of Other Taxable Disposition of Common stock" below).

        A Non-U.S. Holder who claims the benefit of an applicable income tax treaty generally will be required to satisfy certain certification and other requirements prior to the distribution date. Non-U.S. Holders must generally provide the withholding agent with a properly executed IRS Form W-8BEN claiming an exemption from or reduction in withholding under an applicable income tax treaty. If tax is withheld in an amount in excess of the amount applicable under an income tax treaty, a refund of the excess amount may generally be obtained by filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under an applicable income tax treaty.

        Dividends that are effectively connected with a Non-U.S. Holder's conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, attributable to a U.S. permanent establishment of the Non-U.S. Holder) generally will not be subject to U.S. withholding tax if the Non-U.S. Holder files the required forms, including IRS Form W-8ECI, or any successor form, with the payor of the dividend, but instead generally will be subject to U.S. federal income tax on a net income basis in the same manner as if the Non-U.S. Holder were a resident of the United States. A corporate Non-U.S. Holder that receives effectively connected dividends may be subject to an additional branch profits tax at a rate of 30%, or a lower rate prescribed by an applicable income tax treaty, on the repatriation from the United States of its "effectively connected earnings and profits" for the taxable year, as adjusted for certain items.

Sale or Other Taxable Disposition of Common Stock

        In general, a Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of the Non-U.S. Holder's shares of common stock unless:

  (i)
  the gain is effectively connected with a trade or business carried on by the Non-U.S. Holder within the United States (and, if required by an applicable income tax treaty, attributable to a U.S. permanent establishment of the Non-U.S. Holder);

  (ii)
  the Non-U.S. Holder is an individual who holds shares of common stock as a capital asset and is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

  (iii)
  we are or have been a "United States real property holding corporation" for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. Holder held the common stock, and, in the case where shares of our common stock are regularly traded on an established securities market, the Non-U.S. Holder owns, or is treated as owning, more than five percent of our common stock.

        Net gain realized by a Non-U.S. Holder described in clause (i) above generally will be subject to U.S. federal income tax in the same manner as if the Non-U.S. Holder were a resident of the United States. Any gains of a corporate Non-U.S. Holder described in clause (i) above may also be subject to an additional "branch profits tax" at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty.

        Gain realized by an individual Non-U.S. Holder described in clause (ii) above will be subject to a flat 30 percent tax, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States.

        For purposes of clause (iii) above, a corporation is a United States real property holding corporation if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. We believe that we are not, and we do not anticipate that we will become, a United States real property holding corporation.

U.S. Federal Estate Tax

        The estate of a nonresident alien individual is generally are subject to U.S. federal estate tax on property having a U.S. situs. Because we are a U.S. corporation, our common stock will be U.S. situs property and therefore will be included in the taxable estate of a nonresident alien decedent, unless an applicable estate tax treaty between the United States and the decedent's country of residence provides otherwise.

Information Reporting and Backup Withholding

        Generally, we must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid, the name and address of the recipient, and the amount, if any, of tax withheld. These information reporting requirements apply even if withholding was not required because the dividends were effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States or withholding was reduced by an applicable income tax treaty. Under applicable income tax treaties or other agreements, the IRS may make its reports available to the tax authorities in the Non-U.S. Holder's country of residence.

        Dividends paid to a Non-U.S. Holder that is not an exempt recipient generally will be subject to backup withholding, currently at a rate of 28% of the gross proceeds, unless the Non-U.S. Holder certifies as to its foreign status, which certification may generally be made on IRS Form W-8BEN.

        Proceeds from the sale or other disposition of common stock by a Non-U.S. Holder effected by or through a U.S. office of a broker will generally be subject to information reporting and backup withholding, currently at a rate of 28% of the gross proceeds, unless the Non-U.S. Holder certifies to the payor under penalties of perjury as to, among other things, its name, address and status as a Non-U.S. Holder or otherwise establishes an exemption. Payment of disposition proceeds effected outside the United States by or through a non-U.S. office of a non-U.S. broker generally will not be subject to information reporting or backup withholding if the payment is not received in the United States. Information reporting, but generally not backup withholding, will apply to such a payment if the broker has certain connections with the United States unless the broker has documentary evidence in its records that the beneficial owner thereof is a Non-U.S. Holder and specified conditions are met or an exemption is otherwise established.

        Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules from a payment to a Non-U.S. Holder that results in an overpayment of taxes generally will be refunded, or credited against the holder's U.S. federal income tax liability, if any, provided that the required information is timely furnished to the IRS.

Foreign Accounts

        A U.S. federal withholding tax of 30% may apply to dividends and the gross proceeds of a disposition of our common stock paid to a "foreign financial institution" (as specially defined under these rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding certain U.S. account holders of such institution (which includes certain equity holders of such institution, as well as certain account holders that are foreign entities with U.S. owners). This U.S. federal withholding tax of 30% will also apply to payments of dividends and the gross proceeds of a disposition of our common stock paid to a non-financial foreign entity unless such entity either certifies it does not have any substantial U.S. owners or provides the withholding agent with a certification identifying substantial direct and indirect U.S. owners of the entity. The withholding tax described above will also not apply if the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from the rules. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such taxes. Prospective investors are encouraged to consult with their own tax advisors regarding the possible implications of this legislation on their investment in our common stock.

        Although these rules currently apply to applicable payments made after December 31, 2012, the IRS has issued Proposed Treasury Regulations providing that the withholding provisions described above will generally apply to payments of dividends made on or after January 1, 2014 and to payments of gross proceeds from a sale or other disposition of common stock on or after January 1, 2015.

UNDERWRITING

        Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as representatives, have severally agreed to purchase, and we and the selling stockholders have agreed to sell to them, severally, the number of shares indicated below:

Name	Number of Shares
Morgan Stanley & Co. LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Stifel Nicolaus & Company, Incorporated
William Blair & Company L.L.C.
RBC Capital Markets, LLC
Montgomery & Co., LLC

Total:

        The underwriters and the representatives are collectively referred to as the "underwriters" and the "representatives," respectively. The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters' over-allotment option described below.

        The underwriters initially propose to offer part of the shares of common stock directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives.

        We and the selling stockholders have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to                        additional shares of common stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of common stock as the number listed next to the underwriter's name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table.

        The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us and the selling stockholders. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase up to an additional shares of common stock.

Total
	Per Share	No Exercise	Full Exercise
Public offering price	$	$	$
Underwriting discounts and commissions to be paid by:
Us
The selling stockholders
Proceeds, before expenses, to us
Proceeds, before expenses, to selling stockholders

        The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $             million, which includes legal, accounting and printing costs and various other fees associated with the listing of our common stock.

        The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5% of the total number of shares of common stock offered by them.

        We intend to apply to list our common stock on the NYSE under the trading symbol "LGZ".

        We and all directors and officers and the holders of substantially all of our outstanding stock and stock options have agreed that, without the prior written consent of Morgan Stanley & Co. LLC and Merrill, Lynch, Pierce, Fenner & Smith Incorporated on behalf of the underwriters, we and they will not, during the period ending 180 days after the date of this prospectus:

  •
  offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock;

  •
  file any registration statement with the SEC relating to the offering of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

  •
  enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock.

Whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise. In addition, we and each such person agrees that, without the prior written consent of Morgan Stanley & Co. LLC and Merrill, Lynch, Pierce, Fenner & Smith Incorporated on behalf of the underwriters, we or such other person will not, during the 180-day restricted period, make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock.

        The restrictions described in the immediately preceding paragraph to do not apply to:

  •
  the sale of shares to the underwriters;

  •
  transfers by a selling stockholder of shares of common stock or any security convertible into common stock as a bona fide gift;

  •
  distributions by a selling stockholder of shares of common stock or any security convertible into common stock to limited partners or stockholders of the selling stockholder;

  •
  the issuance by the Company of options or other stock-based compensation pursuant to equity compensation plans in existence on the date hereof and, in each case, described in this prospectus;

  •
  the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of common stock, provided that such plan does not provide for the transfer of common stock during the 180-day restricted period and no public announcement or filing under the Exchange Act regarding the establishment of such plan shall be required of or voluntarily made by or on behalf of the party to the trading plan or the Company;

  •
  the entry into an agreement providing for the issuance by the Company of shares of common stock or any security convertible into or exercisable for shares of common stock in connection with joint ventures, commercial relationships or other strategic transactions, or the acquisition by the Company of any of its subsidiaries of the securities, business, property or other assets of another person or entity or pursuant to an employee benefit plan assumed by the Company in connection with such acquisition, and the issuance of any such securities pursuant to any such agreement; provided that the aggregate number of shares of common stock that the Company may sell or issue or agree to sell or issue shall not exceed                             and provided further that any such securities issued pursuant to such agreement shall be subject to substantially similar restrictions described in the immediately preceding paragraph, and the Company shall enter stop transfer instructions with the Company's transfer agent and registrar on such securities, which the Company agrees it will not waive or amend without the prior written consent of Morgan Stanley & Co. LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated; or

  •
  the filing of one or more registration statements on Form S-8 with respect to shares of common stock issued or issuable under any equity compensation plan in effect on the date hereof the selling stockholder is subject.

        The 180-day restricted period described in the preceding paragraph will be extended if:

  •
  during the last 17 days of the 180-day restricted period we issue an earnings release or material news event relating to us occurs, or

  •
  prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day restricted period,

in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

        In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

        We, the selling stockholders and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

        A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of shares of common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.

Pricing of the Offering

        Prior to this offering, there has been no public market for our common stock. The initial public offering price was determined by negotiations between us and the representatives. Among the factors considered in determining the initial public offering price were our future prospects and those of our industry in general, our sales, earnings and certain other financial and operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities, and certain financial and operating information of companies engaged in activities similar to ours.

Selling Restrictions

  European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State") an offer to the public of any shares of our common stock may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares of our common stock may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

  (a)
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  (b)
  to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

  (c)
  in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares of our common stock shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer to the public" in relation to any shares of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our common stock to be offered so as to enable an investor to decide to purchase any shares of our common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

  United Kingdom

        This prospectus and any other material in relation to the shares described herein is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospective Directive ("qualified investors") that also (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Order, (ii) who fall within Article 49(2)(a) to (d) of the Order or (iii) to whom it may otherwise lawfully be communicated (all such persons together being referred to as "relevant persons"). The shares are only available to, and any invitation, offer or agreement to purchase or otherwise acquire such shares will be engaged in only with, relevant persons. This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other person in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus or any of its contents.

  Switzerland

        The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (SIX) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

        Neither this document nor any other offering or marketing material relating to the offering, the Company, or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (CISA). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the shares.

  Dubai International Financial Centre

        This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (DFSA). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

LEGAL MATTERS

        Our counsel, Sheppard, Mullin, Richter & Hampton LLP, Los Angeles, California, will pass on the validity of the shares of common stock offered by this prospectus. The underwriters have been represented by Latham & Watkins LLP, Los Angeles, California.

EXPERTS

        The financial statements as of December 31, 2011 and 2010 and for each of the three years in the period ended December 31, 2011 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-1 under the Securities Act that registers the shares of our common stock to be sold in this offering. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules filed as part of the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The reports and other information we file with the SEC can be read and copied at the SEC's Public Reference Room at 100 F Street, N.E., Washington D.C. 20549. Copies of these materials can be obtained at prescribed rates from the SEC's Public Reference Room at such address. You may obtain information regarding the operation of the public reference room by calling 1-800-SEC-0330. The SEC also maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

        Upon completion of this offering, we will become subject to the reporting and information requirements of the Exchange Act and, as a result, will file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the SEC's public reference room and the web site of the SEC referred to above. We also maintain a website at http://www.legalzoom.com. Upon completion of this offering, you may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC, free of charge, at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained on, or that can be accessed through, our website shall not be deemed incorporated into and is not part of this prospectus or the registration statement of which it forms a part.

LEGALZOOM.COM, INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2009, 2010 and 2011

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of LegalZoom.com, Inc.:

        In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, cash flows and redeemable convertible preferred stock and stockholders' deficit present fairly, in all material respects, the financial position of LegalZoom.com, Inc. and its subsidiaries at December 31, 2011 and 2010, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2011 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        As discussed in Note 2 to the consolidated financial statements, the Company changed the manner in which it accounts for multiple deliverable revenue arrangements in 2010.

/s/ PricewaterhouseCoopers LLP

Los Angeles, California
April 5, 2012

LEGALZOOM.COM, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except par value)

	December 31,
			Pro Forma December 31, 2011
	2010	2011
			(unaudited)
Assets
Current assets:
Cash and cash equivalents	$19,169	$27,108	$27,108
Restricted cash	502	—	—
Accounts receivable, net of allowance of $53 and $214, respectively	2,163	3,652	3,652
Prepaid expenses and other current assets	2,940	3,302	3,302
Deferred income taxes	—	6,498	6,498

Total current assets	24,774	40,560	40,560
Property and equipment, net	10,617	12,211	12,211
Deferred income taxes	—	430	430
Other assets	238	300	300

Total assets	$35,629	$53,501	$53,501

Liabilities, redeemable convertible preferred stock and stockholders' equity (deficit)
Current liabilities:
Accounts payable	$2,496	$1,738	$1,738
Accrued expenses and other current liabilities	9,937	19,434	19,434
Capital lease obligations	19	202	202
Deferred revenue	18,227	21,502	21,502

Total current liabilities	30,679	42,876	42,876
Deferred revenue, net of current portion	6,979	3,277	3,277
Deferred rent	2,811	3,864	3,864
Capital lease obligations, net of current portion	15	—	—
Other liabilities	6,004	603	603

Total liabilities	46,488	50,620	50,620

Commitments and contingencies (Note 6)
Series A redeemable convertible preferred stock, $0.001 par value; 7,628 shares authorized, issued and outstanding at December 31, 2010 and 2011; no shares authorized, issued and outstanding pro forma (unaudited); liquidation preference of $57,064 at December 31, 2011	58,649	62,691	—
Stockholders' equity (deficit):
Common stock, $0.001 par value; 66,180 shares authorized; 31,417 and 31,780 shares issued; and 31,147 and 31,510 shares outstanding at December 31, 2010 and 2011, and 54,394 shares outstanding pro forma (unaudited)	31	31	54
Treasury stock, at cost; 270 shares at December 31, 2010 and 2011	(519)	(519)	(519)
Additional paid-in capital	202	331	62,999
Accumulated deficit	(69,222)	(59,653)	(59,653)

Total stockholders' equity (deficit)	(69,508)	(59,810)	2,881

Total liabilities, redeemable convertible preferred stock and stockholders' equity (deficit)	$35,629	$53,501	$53,501

See Notes to Consolidated Financial Statements.

LEGALZOOM.COM, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Year Ended December 31,
	2009	2010	2011
Revenues	$103,299	$120,771	$156,066
Costs and operating expenses:
Cost of services	53,082	60,643	80,437
Sales and marketing	32,673	36,322	41,891
Technology and development	4,686	7,509	8,117
General and administrative	13,154	20,024	19,343

Total costs and operating expenses	103,595	124,498	149,788

Income (loss) from operations	(296)	(3,727)	6,278
Interest and other expense, net	(33)	(15)	(153)

Income (loss) before income taxes	(329)	(3,742)	6,125
Income tax (provision) benefit	(311)	(282)	5,998

Net income (loss)	$(640)	$(4,024)	$12,123

Accretion of redeemable convertible preferred stock	(4,035)	(4,038)	(4,042)
Net income attributable to participating securities	—	—	(3,407)

Net income (loss) attributable to common stockholders	$(4,675)	$(8,062)	$4,674

Net income (loss) per share attributable to common stockholders:
Basic	$(0.17)	$(0.28)	$0.15

Diluted	$(0.17)	$(0.28)	$0.13

Weighted-average shares used to compute net income (loss) per share attributable to common stockholders:
Basic	28,051	29,040	31,388

Diluted	28,051	29,040	36,293

Pro forma net income per share (unaudited):
Basic			$0.22

Diluted			$0.20

Pro forma weighted-average common shares outstanding (unaudited):
Basic			54,272

Diluted			59,177

See Notes to Consolidated Financial Statements.

LEGALZOOM.COM, INC.
CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT
(In thousands)

	Series A Redeemable Convertible Preferred Stock
			Common Stock			Notes Receivable from Stockholders
					Additional Paid-In Capital		Treasury Stock	Accumulated Deficit	Total Stockholders' Deficit
	Shares	Amount	Shares	Amount
Balance at December 31, 2008	7,628	$50,576	27,832	$28	$—	$(533)	$(519)	$(61,943)	$(62,967)
Issuance of common stock upon exercise of stock options	—	—	849	1	263	—	—	—	264
Interest on notes receivable from stockholders	—	—	—	—	—	(21)	—	—	(21)
Stock-based compensation	—	—	—	—	1,157	—	—	—	1,157
Accretion of preferred stock	—	4,035	—	—	(1,420)	—	—	(2,615)	(4,035)
Net loss	—	—	—	—	—	—	—	(640)	(640)

Balance at December 31, 2009	7,628	$54,611	28,681	$29	$—	$(554)	$(519)	$(65,198)	$(66,242)
Issuance of common stock upon exercise of stock options	—	—	2,466	2	2,881	—	—	—	2,883
Interest on notes receivable from stockholders	—	—	—	—	—	(22)	—	—	(22)
Reclassification of non-recourse note receivable from founding third-party consultant	—	—	—	—	39	(39)	—	—	—
Settlement of non-recourse note receivable from founding third-party consultant for services rendered	—	—	—	—	—	62	—	—	62
Repayment of notes receivable from stockholders	—	—	—	—	—	553	—	—	553
Stock-based compensation	—	—	—	—	1,320	—	—	—	1,320
Accretion of preferred stock	—	4,038	—	—	(4,038)	—	—	—	(4,038)
Net loss	—	—	—	—	—	—	—	(4,024)	(4,024)

Balance at December 31, 2010	7,628	$58,649	31,147	$31	$202	$—	$(519)	$(69,222)	$(69,508)
Issuance of common stock upon exercise of stock options	—	—	363	—	336	—	—	—	336
Stock-based compensation	—	—	—	—	950	—	—	—	950
Excess windfall tax benefits from stock-based compensation	—	—	—	—	331	—	—	—	331
Accretion of preferred stock	—	4,042	—	—	(1,488)	—	—	(2,554)	(4,042)
Net income	—	—	—	—	—	—	—	12,123	12,123

Balance at December 31, 2011	7,628	$62,691	31,510	$31	$331	$—	$(519)	$(59,653)	$(59,810)

See Notes to Consoldiated Financial Statements.

LEGALZOOM.COM, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended December 31,
	2009	2010	2011
Cash flows from operating activities
Net income (loss)	$(640)	$(4,024)	$12,123
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	2,937	3,509	4,562
Deferred income taxes	—	—	(6,928)
Stock-based compensation	1,137	1,308	944
Loss on disposal of property and equipment	30	280	94
Other	20	93	22
Changes in operating assets and liabilities:
Accounts receivable	(301)	(834)	(1,489)
Prepaid expenses and other current assets	1,004	(543)	(289)
Other assets	6	(49)	(74)
Accounts payable	(946)	757	(227)
Accrued expenses and other liabilities	4,261	5,345	4,358
Deferred revenue	7,171	(4,867)	(427)
Deferred rent	—	513	1,053

Net cash provided by operating activities	14,679	1,488	13,722

Cash flows from investing activities
Decrease (increase) in restricted cash	(501)	(1)	502
Proceeds from disposal of property and equipment	—	49	—
Purchase of property and equipment	(3,983)	(4,721)	(6,562)

Net cash used in investing activities	(4,484)	(4,673)	(6,060)

Cash flows from financing activities
Repayment of capital lease obligations	(17)	(19)	(384)
Payment of deferred financing costs	—	(31)	(6)
Proceeds from repayment of notes receivable from stockholders	—	553	—
Excess windfall tax benefits from stock-based compensation	—	—	331
Proceeds from exercise of stock options	264	2,883	336

Net cash provided by financing activities	247	3,386	277

Net increase in cash and cash equivalents	10,442	201	7,939
Cash and cash equivalents, at beginning of the period	8,526	18,968	19,169

Cash and cash equivalents, at end of the period	$18,968	$19,169	$27,108

Supplemental cash flow data
Cash paid during the year for:
Interest	$—	$—	$15
Income taxes	1	110	754
Non-cash investing and financing activities
Accretion of Series A redeemable convertible preferred stock	4,035	4,038	4,042
Stock-based compensation capitalized as software development costs	20	12	6
Purchase of property and equipment included in accounts payable and accrued expenses	324	1,180	386
Acquisition of equipment under capital lease	—	—	491
Settlement of non-recourse note receivable	—	62	—
Tenant incentive for purchase of leasehold improvements	—	2,554	—

See Notes to Consolidated Financial Statements.

LEGALZOOM.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Description of the Business

        LegalZoom.com, Inc. was initially formed as a California corporation in 1999 and reincorporated as a Delaware corporation in 2007. LegalZoom.com, Inc. and its wholly-owned subsidiaries (the "Company") conducts its operations from headquarters located in Glendale, California, and in Austin, Texas and San Francisco, California.

        The Company is a provider of services that meet the legal needs of small businesses and consumers in the United States. The Company offers a broad portfolio of interactive legal documents through its online legal platform that customers can tailor to their specific needs. The Company also offers subscription services, including legal plans through which customers can be connected to an experienced attorney licensed in their jurisdiction, registered agent services and unlimited access to the Company's forms library.

Note 2. Summary of Significant Accounting Policies

        A summary of the significant accounting policies followed by the Company in the preparation of the accompanying consolidated financial statements is set forth below.

  Basis of Presentation and Consolidation

        The accompanying consolidated financial statements are presented in accordance with accounting principles generally accepted in the United States of America, or GAAP, and include the operations of LegalZoom.com, Inc. and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

  Stock-split

        In July 2011, the Company effected a three-for-one stock split of its common stock and a proportional adjustment to the conversion ratio for Series A redeemable convertible preferred stock ("Series A" or "preferred stock"). All share, per-share and related information presented in these consolidated financial statements and accompanying footnotes have been retroactively adjusted, where applicable, to reflect the impact of the stock split including an adjustment to the preferred stock conversion ratio.

  Unaudited Pro Forma Balance Sheet and Pro Forma Net Income Per Share

        On January 31, 2012, the Company's board of directors approved the Company to prepare for the filing of an initial public offering of the Company's common stock. Immediately upon the closing of a qualifying initial public offering, all of the preferred stock outstanding at December 31, 2011 will automatically convert into 22,884,000 shares of common stock. The unaudited pro forma balance sheet gives effect to the conversion of the preferred stock to stockholders' equity as of December 31, 2011. Unaudited pro forma basic and diluted net income per common share for the year ended December 31, 2011 has been computed to give effect to the conversion of the preferred stock into common stock, using the if-converted method, as though such conversion had occurred as of January 1, 2011.

LEGALZOOM.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

        The following table sets forth the computation of the Company's pro forma basic and diluted net income per share of common stock (in thousands, except for per share amounts):

Year Ended December 31, 2011
(unaudited)
Net income attributable to common stockholders	$4,674
Pro forma adjustment to reverse accretion of preferred stock	4,042
Pro forma adjustment to reverse income attributable to
preferred stockholders	3,407

Net income used in computing pro forma net income per share:	$12,123

Weighted average common shares outstanding, basic	31,388
Pro forma adjustment to reflect assumed conversion of redeemable convertible preferred stock	22,884

Weighted average common shares outstanding used in computing basic pro forma net income per share:	54,272
Effect of potentially dilutive securities—stock options	4,905

Weighted average common shares outstanding used in computing diluted pro forma net income per share:	59,177

Pro forma net income per share:
Basic	$0.22
Diluted	$0.20

  Use of Estimates

        The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the dates of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, management evaluates estimates which are subject to significant judgment including those related to sales allowances and credit reserves, the evaluation of revenue recognition criteria, including the determination of standalone value and estimates of the selling price of deliverables in the Company's revenue arrangements, useful lives associated with property and equipment, loss contingencies, valuation allowances related to deferred income taxes and assumptions used to value stock-based awards. Actual results could differ materially from those estimates. The Company evaluates its estimates compared to historical experience and trends, which form the basis for making judgments about the carrying value of assets and liabilities.

  Comprehensive Income (Loss)

        The Company does not have any components of other comprehensive income (loss) for any period presented, and accordingly, net income (loss) equals comprehensive income (loss).

  Fair Value Measurements

        The Company accounts for fair value measurements in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") 820, Fair Value Measurements

LEGALZOOM.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

("ASC 820"). ASC 820 establishes a single authoritative definition of fair value, sets out a framework for measuring fair value and expands on required disclosures about fair value measurement. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. ASC 820 describes a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value, which are the following:

Level 1	—	Quoted prices in active markets for identical assets and liabilities.
Level 2	—
Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted market prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.
Level 3	—	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

        In determining fair value, the Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible as well as considers counterparty credit risk in its assessment of fair value. For the periods presented, the Company has no financial assets or liabilities recorded at fair value on a recurring basis.

        The carrying amounts of cash equivalents, restricted cash, accounts receivable, prepaid expenses and other current assets, accounts payable, accrued expenses and other current liabilities approximate fair values because of the short-term nature of these items.

  Concentrations of Credit Risk

        Financial instruments that potentially subject the Company to credit risk consist principally of cash and cash equivalents and accounts receivable. The Company, at times, maintains cash balances at financial institutions in excess of amounts insured by United States government agencies. The Company places its cash and cash equivalents with high credit quality financial institutions.

        Concentrations of credit risk with respect to revenues are limited due to a large, diverse customer base. No individual customer represented more than 1% of total revenues for the years ended December 31, 2009, 2010 and 2011.

        At December 31, 2010 and 2011, there were no individual customer account balances that comprised more than 10% of accounts receivable.

  Cash and Cash Equivalents

        Cash equivalents typically consist of highly liquid investments, including certificates of deposits, with maturities of three months or less when purchased. At December 31, 2010 and 2011, the Company's cash balances totaled $19.2 million and $27.1 million, respectively, and consist entirely of bank account deposits and hence there are no cash equivalents.

  Restricted Cash

        During 2009, the Company established a relationship with a financial institution for credit and debit card merchant processing and procurement credit card services. With the establishment of the credit and

LEGALZOOM.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

debit card merchant processing services, the Company was required to maintain $250,000 in an interest-bearing six-month certificate of deposit as collateral against debit card chargebacks or returned e-checks. At December 31, 2010, the certificate of deposit balance was $252,000 and was included in restricted cash. During 2011, the Company changed the financial institution providing merchant processing of credit cards and e-checks resulting in the removal of the requirement to maintain the certificate of deposit by the financial institution.

        Similarly, for the procurement credit card services, the Company was required to maintain, in a non-interest bearing account, a balance of $250,000 equivalent to the credit limit on such procurement credit cards, which was included in restricted cash at December 31, 2010. In February 2011, the financial institution removed the requirement to maintain the $250,000 collateral against the available credit limit on the procurement credit cards. There are no restricted cash balances at December 31, 2011.

  Accounts Receivable and Related Allowances

        The Company's accounts receivable balance primarily consists of amounts receivable from (i) the Company's credit and debit card merchant processor, (ii) customer receivables, and (iii) fees due from third-parties for services purchased by the Company's customers from such third-parties. The Company does not obtain collateral or other security related to accounts receivable. Merchant processor receivables, which do not bear interest, arise due to the time taken to clear transactions through external payment networks, which typically ranges between two to five business days, and are recorded net of processing fees. Customer receivables arise from the Company's three-pay plan where the customers have the option to pay the total amount due in three equal payments, with the first payment being due upon placement of the order and the remaining two payments being due 30 and 60 days after the first payment date. Accordingly, the customer receivable balances included in the consolidated balance sheets represent those second- and third-payments due to the Company for which services have been rendered, net of the related sales allowance for charge-back or credits. The sales allowance for three-pay plan receivables is determined based on the Company's best estimate of the amount of charge-backs or credits in its existing accounts receivable and is recorded against revenues as further described in Note 3.

        The Company also maintains an allowance for doubtful accounts for its receivables from third-party service providers based on its historical collection experience and a review in each period of the status of the then-outstanding accounts receivables, with an emphasis on those that are over 90 days past due. Account balances are charged off against the allowance when the Company determines that it is probable the receivable will not be recovered. To date, the allowance for doubtful accounts has not been significant.

  Property and Equipment

        Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization is computed using the straight-line method over the estimated useful lives of the assets, as shown in the table below. Maintenance and repairs are expensed as incurred whereas significant renewals and betterments are capitalized. When assets are retired or otherwise disposed of, the

LEGALZOOM.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

cost and the related accumulated depreciation are removed from the respective accounts and any resulting gain or loss is reflected in the Company's results of operations.

Useful Life (years)
Purchased and internally developed software	3
Furniture and office equipment	5
Computer hardware	3
Leasehold improvements	Shorter of lease term or useful life

  Capitalized Software Costs

        The Company capitalizes the costs associated with software developed or obtained for internal use when the preliminary project stage is completed and it is determined that the software or significant modification thereto, will provide significantly enhanced capabilities which will be used to perform the function intended. These capitalized costs include external direct cost of services procured in developing or obtaining internal use software and personnel and related benefits, including stock-based compensation for employees who are directly associated with the development of internal use software projects. Capitalization of these costs ceases once the project is substantially complete and the software is ready for its intended purpose. Post-implementation training and maintenance costs are expensed as incurred. The Company does not transfer ownership of, or lease its software to its customers or third-parties.

        Costs related to development of internal use software that has not yet been placed in service are included in the accompanying consolidated balance sheets in software development costs in progress.

  Long-lived Assets

        The Company assesses the impairment of long-lived assets, which consist primarily of property and equipment, whenever events or changes in circumstances indicate that such assets might be impaired and the carrying value may not be recoverable. Events or changes in circumstances that may indicate that an asset is impaired include significant decreases in the market value of an asset, significant underperformance relative to expected historical or projected future results of operations, a change in the extent or manner in which an asset is utilized, significant declines in the estimated fair value of the overall Company for a sustained period, shifts in technology, loss of key management or personnel, changes in the Company's operating model or strategy and competitive forces.

        If events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable and the expected undiscounted future cash flows attributable to the asset are less than the carrying amount of the asset, an impairment loss equal to the excess of the asset's carrying value over its fair value is recorded. Fair value is determined based on the present value of estimated expected future cash flows using a discount rate commensurate with the risk involved, quoted market prices or appraised values, depending on the nature of the assets. The Company has not recorded any impairment of its long-lived assets for any of the periods presented.

  Operating and Capital Leases

        The Company records rent expense for operating leases, some of which have escalating rent payments, over the term of the lease, on a straight-line basis over the lease term. The Company begins

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

recognition of rent expense on the date of initial possession, which is generally when the Company enters the leased premises and begins to make improvements in preparation for its intended use. Some of the Company's lease arrangements provide for concessions by the landlords, including payments for leasehold improvements and rent-free periods. The Company accounts for the difference between the straight-line rent expense and rent paid as a deferred rent liability.

        The Company leases equipment under capital lease arrangements. The assets and liabilities under capital lease are recorded at the lesser of present value of aggregate future minimum lease payments, including estimated bargain purchase options, or the fair value of the asset under lease. Assets under capital lease are amortized using the straight-line method over the estimated useful lives of the assets.

  Revenue Recognition

        The Company derives its revenues from the following sources:

  (i)
  Transaction Revenues—Transaction revenues are primarily generated from the Company's legal document preparation services upon fulfillment of these services, as well as certain legal document preparation services that were bundled with one- and five-year document revision and vaulting services. Prior to the change in accounting guidance on how revenue recognition is applied to multiple deliverable arrangements that the Company adopted on January 1, 2010, the full value of these bundled services were required to be recognized as revenues ratably on a straight-line basis over the service period. Revenues are recognized upon fulfillment of services, predominantly when a completed set of documents is shipped to the customer. Transaction revenues are net of cancellations, promotional discounts, sales allowances, credit reserves and the value allocated to bundled free-trials for the Company's subscription-based services.

  (ii)
  Subscription Revenues—Subscription revenues are generated primarily when customers enroll in subscriptions to the Company's legal plans, registered agent services or access to its forms library. The Company recognizes revenues from its subscriptions ratably on a straight-line basis over the subscription term as such services are rendered. Subscription terms range from a period of 30 days to two years. Subscription revenues include the value allocated to bundled free-trials for the Company's subscription services and are net of promotional discounts, cancellations, sales allowances, credit reserves and payments to legal plan attorneys.

  (iii)
  Other Revenues—Other revenues consist primarily of fees earned from third-party providers for services provided to or leads generated for such providers through the Company's online legal platform. The Company typically earns these revenues on a cost-per-click or cost-per-action basis.

        The Company recognizes revenues when four basic criteria are met: persuasive evidence of an arrangement exists; services have been rendered; the fees are fixed or determinable and collectability is reasonably assured. The Company considers persuasive evidence of a sales arrangement to be the customer's placement of the order and acceptance of the Company's terms of service. For arrangements with third-party companies related to other revenues, the Company ensures a written contract is in place. The Company's customers generally pay for their orders and subscription services in advance by credit or debit card. The total fees, or the consideration, collected by the Company for its services include, as applicable, expedited services fees, government filing fees and shipping fees. The Company records the total consideration initially as deferred revenues that are then recognized as revenue when the Company meets all of the criteria for revenue recognition. Deferred revenues that the Company will recognize during the succeeding 12 month period from the Company's balance sheet date is recorded as current deferred revenues, and the remaining portion is recorded as non-current at the balance sheet date. On a more limited basis, the Company may offer alternative payment methods to credit cards for certain

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

services. These alternative payment methods include automated clearing house ("ACH") or payment by personal check or money order for registered agent renewals. In October 2010, the Company commenced offering its customers the ability to pay the fees owed to the Company on certain services in three equal monthly payments, or the three-pay plan. One-third of the fees due under the three-pay plan is charged to the customer's debit or credit card, on the date the order is placed, and the second and third payments are charged 30 and 60 days after the first payment date. Where full payment is not received in advance, revenue is only recognized if collectability is reasonably assured assuming all other revenue recognition criteria are met. The Company's online platform allows customers to prepare legal documents, schedule consultations with plan attorneys and subscribe to other related services. The Company's customers do not have the rights to the underlying software code of its online platform, accordingly, the Company's arrangements are outside the scope of software revenue recognition rules under ASC 985, Software.

        For the Company's legal document preparation services, transaction revenues are recognized when the Company fulfills the service. For time-based, subscription services, such as legal plans, registered agent services or unlimited access to the Company's forms library, the Company recognizes subscription revenues ratably on a straight-line basis over the subscription term for those services, which ranges from a period of 30 days to two years.

        Other revenues are recognized when the related performance-based criteria have been met. The Company assesses whether performance criteria have been met on a cost-per-click or cost-per-action basis and whether the fees are fixed or determinable based on a reconciliation of the performance criteria and the payment terms associated with the transaction. The reconciliation of the performance criteria generally includes a comparison of internally tracked performance data to the contractual performance obligation and, when available, to third-party or affiliate provided performance data. These arrangements do not include multiple deliverables.

        A significant number of the Company's arrangements include multiple, bundled deliverables, such as the preparation of legal documents combined with related document revision, document storage, 30-day free trial of the Company's registered agent services or its legal plans. The Company therefore recognizes revenues for these arrangements in accordance with FASB ASC 605-25, Revenue Recognition—Multiple-Element Arrangements ("ASC 605-25"). ASC 605-25 was updated by Accounting Standards Update ("ASU") 2009-13, Revenue Recognition (Topic 605)—Multiple-Deliverable Revenue Arrangements—a Consensus of the Emerging Issues Task Force ("ASU 2009-13").

        The Company elected to early adopt ASU 2009-13 on a prospective basis for all arrangements entered into or materially modified after January 1, 2010.

        For multiple deliverable revenue arrangements, the Company first assesses whether each deliverable has value to the Company's customer on a standalone basis and performance is considered probable and substantially in its control. The Company's services can be sold both on a standalone basis and as part of multiple deliverable arrangements. Accordingly, substantially all of the Company's services have standalone value to its customer. Based on that standalone value of the deliverables, the Company allocates its revenues among the separate deliverables in the arrangement, including the bundled free trials, using the relative selling price method hierarchy established in ASU 2009-13. This hierarchy requires the selling price of each deliverable in a multiple deliverable revenue arrangement to be based on, in descending order: (i) vendor-specific objective evidence, or VSOE, (ii) third-party evidence of selling price, or TPE, or (iii) management's best estimated selling price, or BESP.

        The Company establishes VSOE for a majority of its services based on the price the Company charges when the deliverable is sold separately. In determining VSOE, the Company requires that a substantial majority of the Company's selling prices for its services to fall within a reasonably narrow pricing range,

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

and the Company then establishes VSOE based on the mid-point of the range for those services. This requires significant management judgment, including as to how the Company groups similar services, the time period analyzed for assessing transactions and the volume of similar transactions available to the Company in the relevant time period.

        When the Company cannot establish VSOE, the Company applies its judgment with respect to whether the Company can establish TPE based on competitor prices for similar deliverables that are sold separately. The Company believes its strategy differs from that of its peers, and its services contain a significant level of differentiation such that comparable pricing of the Company's services cannot be obtained. The Company's competitors do not sell services similar to its services on a standalone basis, and the Company therefore is unable to reliably determine what similar competitor services' selling prices are on a stand-alone basis. As a result, the Company has been unable to establish selling price based on TPE.

        When the Company cannot establish VSOE or TPE, the Company applies its judgment to determine BESP. The objective of BESP is to determine the price at which the Company would transact a sale if the service were sold on a stand-alone basis. The determination of BESP requires the Company to make significant estimates and judgments and the Company considers numerous factors in this determination, including the nature of the deliverables, market conditions and the Company's competitive landscape, internal costs and its pricing and discounting practices. The Company's determination of BESP is made through consultation with and formal approval by its senior management. The Company updates its estimates of both VSOE and BESP on an ongoing basis as events and as circumstances may require. Because the Company can establish VSOE for substantially all of its services, use of BESP estimate for revenue recognition is limited to document revision and document storage services.

        The Company is unable to determine VSOE or TPE for document revision and document storage services, which the Company bundles with certain of its consumer services offerings. Accordingly, as of January 1, 2010, the selling prices of these document revision and document storage services are determined based on BESP, and the Company recognizes revenues from these services based on the relative selling price of the deliverables in the arrangement. The Company's adoption of ASU 2009-13 resulted in the Company recognizing $4.7 million of transaction revenues in 2010 that the Company would not have otherwise recognized during that year.

        Prior to January 1, 2010, the Company considered document revision and document storage services that the Company bundles with other consumer services to be a single unit of accounting and the total fees received from those arrangements were recognized as transaction revenues ratably on a straight-line basis over the service term. Prior to August 2009, the Company offered document revision and document storage services with a term of five years and, accordingly, the deferred revenues will be recognized as transaction revenues through August 2014. Beginning in August 2009, the Company sold these services only on a one year service term. At December 31, 2010 and 2011, the Company's non-current deferred revenues balances of $7.0 million and $3.3 million, respectively, included in the Company's consolidated balance sheets primarily consist of document revision and document storage services.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

  Sales Allowances

        The Company's arrangements do not include contractual provisions for cancellations or terminations. As a business practice, the Company provides that if its customers are not fully satisfied with the services or support and they notify the Company within a limited period of time after the purchase, the Company will attempt to resolve the matter, offer a credit that can be used for future services or provide a refund, excluding third-party fees. Revenues are recognized net of promotional discounts and estimated sales allowances and credit reserves related to credit or debit card charge-backs, sales credits and refunds. For completed services where the customers have elected the three-pay plan, the Company records a sales allowance for estimated charge backs, sales credits and collection losses for the second and third payment receivable amounts. The sales allowance is recorded against the customer receivables balance. For completed and paid services, the Company records sales and credit reserves based on its estimate of refunds or credits. The sales and credit reserves are included in accrued expenses and other current liabilities. The sales allowance and the sales and credit reserves are made at the time of revenue recognition based on the Company's historical experience, activity occurring after the balance sheet date and other factors. The Company has established a sufficient history of estimating refunds, charge backs, write offs and credits, given the large number of homogeneous transactions. The majority of the Company's allowances and reserves are known within the time period of its financial reporting cycle. The estimated provision for sales allowances and reserves has varied from actual results within ranges consistent with management's expectations. If actual sales allowances, credit reserves and promotional discounts are greater than estimated by management, revenues and operating results would be negatively impacted.

  Principal Agent Considerations

        The Company evaluates the criteria as prescribed by FASB ASC 605-45, Principal Agent Considerations, in order to determine whether the Company can recognize revenues gross as a principal or net as an agent. The Company records revenues on a gross basis when the Company is the primary obligor in the arrangement and therefore principally responsible for the fulfillment of the services. The determination of whether the Company is the principal or agent requires it to evaluate a number of indicators, including which party, as applicable, in the arrangement:

  •
  is the primary obligor, or has primary fulfillment responsibility and obligation to perform the services being sold to the customer;

  •
  has latitude in establishing the sales price;

  •
  can make changes to or perform part of the service;

  •
  has supplier selection; and

  •
  has credit or collection risk.

        When forming the Company's conclusion on whether the Company is the principal or agent in an arrangement and whether to present revenues gross or net, the Company weighs the above factors, and places more weight on the first factor, or primary obligor, followed by whether the Company has latitude in establishing the sales price and whether the Company performs part of the service.

        In arrangements in which the Company is the primary obligor and the indicators are weighted towards the Company acting as a principal, the Company records as revenues the amounts the Company has billed to its customer, and the Company records the related costs the Company has incurred in fulfilling the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Company's services. The Company is the primary obligor in substantially all of its legal document preparation and registered agent services.

        In arrangements in which the Company is not the primary obligor and the indicators are more weighted towards the Company acting as the agent in the arrangement, the Company records revenues on a net basis, which is equal to the amount billed to its customer, net of the fee payable to the primary obligor, which is another third party that is primarily responsible for performing the services for the customer. Because the Company is not a law firm and cannot provide legal advice, the participating independent law firms in the Company's legal plans have the primary service obligation to provide attorney consultations to the Company's customers, for which the Company pays the law firms a monthly fee. Therefore, the Company recognizes revenues net as an agent for subscriptions to the Company's legal plans. The Company also recognized revenues net as an agent for registered agent services prior to March 2010. Before March 2010, the Company contracted with third-party service providers to perform substantially all registered agent services on the Company's behalf and accordingly, the Company recorded the amount received from the customer net of the fee payable to the service provider.

  Segments

        The Company has one operating segment, providing legal document preparation and related subscription services. The Company's Chief Operating Decision Maker ("CODM"), the Chief Executive Officer, manages the Company's operations based on consolidated financial information for purposes of evaluating financial performance and allocating resources. The CODM reviews separate revenue information for its transaction and subscription services. All other financial information is reviewed by the CODM on a consolidated basis. All of the Company's principal operations, decision-making functions and assets are located in the United States. Assets and revenues generated outside of the United States are not material for any of the periods presented.

        Revenues derived from the Company's transaction and subscription services are as follows (in thousands):

	Year Ended December 31,
	2009	2010	2011
Revenues by source:
Transaction	$92,561	$105,491	$121,856
Subscription	4,966	10,889	27,878
Other	5,772	4,391	6,332

Total revenues	$103,299	$120,771	$156,066

  Cost of Services

        Cost of services include all costs of providing and fulfilling the Company's services. Cost of services primarily include government filing fees; costs of fulfillment, customer care and inbound sales personnel and related benefits, including stock-based compensation, and costs of independent contractors for document preparation; telecommunications and data center costs, including depreciation and amortization of network computers, equipment and internal use software; printing, shipping and courier charges; credit and debit card fees; allocated overhead; legal document kit expenses; and sales and use taxes. The Company defers direct and incremental costs primarily related to government filing fees incurred prior to the associated service meeting the criteria for revenue recognization. The deferred cost of services are recognized as cost of services in the same period in the related revenue is recognized. At December 31,

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2010 and 2011, there were $0.9 million and $0.8 million, respectively, of deferred cost of service included in prepaid expenses and other current assets on the accompanying consolidated balance sheets.

  Sales and Marketing Expenses

        Sales and marketing expenses are comprised of customer acquisition media, consisting primarily of search engine marketing, television and radio; compensation and related benefits, including stock-based compensation, for marketing and outbound sales personnel; media production; public relations and other promotional activities; general business development activities; and allocated overhead. Marketing and advertising costs to promote the Company's products and services are expensed in the period incurred. Media production costs are expensed the first time the advertisement is aired. Advertising expenses were $29.6 million, $32.6 million, and $36.4 million for the years ended December 31, 2009, 2010 and 2011, respectively, and are included in sales and marketing on the accompanying consolidated statements of operations.

  Technology and Development Expenses

        Technology and development expenses consist primarily of personnel costs and related benefits, including stock-based compensation, and expenses for outside consultants. These expenses include allocated overhead and costs incurred in the development, implementation, amortization and maintenance of internal use software, including our website, online legal platform and related infrastructure. Technology and development costs are expensed as incurred, except to the extent that such costs are associated with internal use of software or website development costs that qualify for capitalization as previously described under Capitalized Software Costs.

  General and Administrative Expenses

        The Company's general and administrative expenses relate primarily to compensation and related benefits, including stock-based compensation, for executive and corporate personnel; professional and consulting fees; allocated overhead; and legal loss contingencies.

  Earnings Per Share Attributable to Common Stockholders

        The Company applies the two-class method for calculating basic earnings per share. Under the two-class method, net income is reduced by accretion of preferred stock and the residual amount is allocated between common stock and other participating securities based on their participation rights. Participating securities are comprised of preferred stock which participate in dividends, if declared, by the Company. Basic earnings per share is calculated by dividing net income (loss) attributable to common stockholders by the weighted average number of shares of common stock outstanding, net of unvested restricted stock subject to repurchase by the Company, if any, during the period. For periods in which the Company reported a net loss, the participating securities are not contractually obligated to share in the losses of the Company, and accordingly, no losses have been allocated to the participating securities. Diluted earnings per share is calculated by dividing the net income (loss) attributable to common stockholders by the weighted average number of common shares outstanding, adjusted for the effects of potentially dilutive common stock, which are comprised of stock options, using the treasury-stock method, and convertible preferred stock, using the if-converted method. Because the Company reported losses for the years ended December 31, 2009 and 2010, all potentially dilutive common stock are antidilutive for those periods.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

        The following shows the computation of basic and diluted earnings per share:

	Year Ended December 31,
	2009	2010	2011
	(In thousands, except per share amounts)
Numerator
Net income (loss)	$(640)	$(4,024)	$12,123
Accretion of preferred stock	(4,035)	(4,038)	(4,042)
Less amount attributable to participating securities	—	—	(3,407)

Net income (loss) attributable to common stockholders—basic and diluted	$(4,675)	$(8,062)	$4,674

Denominator
Weighted average common stock—basic	28,051	29,040	31,388
Effect of potentially dilutive securities—stock options and restricted stock units	—	—	4,905

Weighted-average common stock-diluted	28,051	29,040	36,293

Earnings per share
Basic	$(0.17)	$(0.28)	$0.15
Diluted	$(0.17)	$(0.28)	$0.13

        Net income for the year ended December 31, 2011 has been allocated to the common stock and participating preferred stock based on their respective rights to share in dividends. The following table presents the number of anti-dilutive shares excluded from the calculation of diluted net income (loss) per share attributable to common stockholders for years ended December 31, 2009, 2010 and 2011 (in thousands):

	2009	2010	2011
Conversion of redeemable convertible preferred stock	22,884	22,884	22,884
Options to purchase common stock	8,138	7,129	882

Total shares excluded from the calculation of diluted net income (loss) per share attributable to common stockholders	31,022	30,013	23,766

  Stock-based Compensation

        The Company recognizes compensation expense related to employee option grants and restricted stock units in accordance with FASB ASC 718, Compensation—Stock Compensation ("ASC 718").

        The Company estimates the fair value of employee stock-based payment awards on the grant-date and recognizes the resulting fair value, net of estimated forfeitures, over the requisite service period. The Company uses the Black-Scholes option pricing model for estimating the fair value of options granted under the Company's stock option plans. The fair value of restricted stock units is determined based on the value of the underlying common stock. The Company has elected to treat stock-based payment awards with graded vesting schedules and time-based service conditions as a single award and recognizes stock-based compensation on a straight-line basis, net of estimated forfeitures, over the requisite service period.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

        Compensation expense for non-employee stock-based awards is recognized in accordance with ASC 718 and FASB ASC 505-50, Equity-Based Payments to Non-Employees ("ASC 505-50"). Stock option awards issued to non-employees are accounted for at fair value using the Black-Scholes option pricing model. Management believes that the fair value of the stock options is more reliably measured than the fair value of services received. The Company records compensation expense based on the then-current fair values of the stock options at each financial reporting date. Compensation recorded during the service period is adjusted in subsequent periods for changes in the stock options' fair value until the earlier of the date at which the non-employee's performance is complete or a performance commitment is reached, which is generally when the stock option award vests. There were no grants of stock-based awards to non-employees for the years ended December 31, 2009 and 2010. In September 2011, the Company granted options to purchase 65,000 shares of the Company's common stock to certain non-employees for advisory services. Compensation expense for these non-employee grants is recorded on a straight-line basis in the consolidated statements of operations and was insignificant for the year ended December 31, 2011.

        The Black-Scholes option pricing model requires the Company to make certain assumptions including the fair value of the underlying common stock, the expected term, the expected volatility, the risk-free interest rate and the dividend yield.

        The fair value of the shares of common stock underlying the stock options has historically been determined by the Board of Directors. Because there has been no public market for the Company's common stock, the Board of Directors has determined the fair value of the common stock at the time of the grant of options and restricted stock units by considering a number of objective and subjective factors including valuation of comparable companies, sales of common stock to unrelated third parties, operating and financial performance and general and industry-specific economic outlook, amongst other factors. The fair value of the underlying common stock will be determined by the Board of Directors until such time as the Company's common stock is listed on an established stock exchange or national market system. The fair value was determined in accordance with applicable elements of the practice aid issued by the American Institute of Certified Public Accountants titled Valuation of Privately Held Company Equity Securities Issued As Compensation.

        The expected term of employee stock options represents the weighted-average period that the stock options are expected to remain outstanding. The expected term of options granted is calculated based upon actual historical exercise and post-vesting cancellations, adjusted for expected future exercise behavior.

        Because the Company's common stock has no publicly traded history, the Company estimates the expected volatility of the awards from the historical volatility of selected public companies within the Internet and media industry with comparable characteristics to the Company, including similarity in size, lines of business, market capitalization, revenue and financial leverage. The Company determined the expected volatility assumption using the frequency of daily historical prices of comparable public company's common stock for a period equal to the expected term of the options. The Company periodically assesses the comparable companies and other relevant factors used to measure expected volatility for future stock option grants.

        The risk-free interest rate assumption is based upon observed interest rates on the United States government securities appropriate for the expected term of the Company's employee stock options.

        The dividend yield assumption is based on the Company's history and expectation of dividend payouts. The Company has never declared or paid any cash dividends on its common stock, and the Company does not anticipate paying any cash dividends in the foreseeable future.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

        The assumptions that were used to calculate the grant date fair value of the Company's employee and non-employee stock option grants for the years ended December 31, 2009, 2010 and 2011 were as follows.

	2009	2010	2011
Risk-free interest rate	2.34%	2.35%	1.25%
Expected life (years)	5.95	5.90	6.10
Dividend yield	—	—	—
Volatility	50%	45%	42%

        Stock-based compensation expense is recognized based on awards that are ultimately expected to vest, and as a result, the amount has been reduced by estimated forfeitures. Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Forfeitures are estimated based on the Company's historical experience and future expectations.

        The determination of stock-based compensation is inherently uncertain and subjective and involves the application of valuation models and assumptions requiring the use of judgment. If the Company had made different assumptions, its stock-based compensation expense, and its net income (loss) for years ended December 31, 2009, 2010 and 2011, may have been significantly different.

  Redeemable Convertible Preferred Stock

        As the Series A is redeemable at the option of the holder or in the case of events outside the control of the Company, the Company has presented the preferred stock outside of stockholders' deficit in the mezzanine section of the December 31, 2010 and 2011 consolidated balance sheets.

        The Company accretes the carrying value of the preferred stock to the redemption value over the period to the earliest redemption date using the effective interest method. Accretion is recorded as a charge against retained earnings, or in the absence of retained earnings by charges against additional paid-in capital until fully depleted, then ultimately against accumulated deficit.

  Income Taxes

        Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company must also make judgments in evaluating whether deferred tax assets will be recovered from future taxable income. To the extent that it believes that recovery is not likely, the Company establishes a valuation allowance. The carrying value of the Company's net deferred tax assets is based on whether it is more likely than not that the Company will generate sufficient future taxable income to realize the deferred tax assets. A valuation allowance is established for deferred tax assets which the Company does not believe meet the "more likely than not" criteria. The Company's judgments regarding future taxable income may change over time due to changes in market conditions, changes in tax laws, tax planning strategies or other factors. If the Company's assumptions and consequently its estimates change in the future, the valuation allowance may be increased or decreased, resulting in a increase or decrease, which may be material, in the income tax (provision) benefit and the related impact on the Company's reported net income (loss).

        The Company adopted the provisions of FASB's guidance on Accounting for Uncertainty in Income Taxes on January 1, 2007. This guidance clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements and prescribes a recognition threshold and measurement process for the accounting of a tax position taken or expected to be taken in a tax return. The guidance contains a

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount, which is more than likely of being realized upon and effectively settled. The Company considers many factors when evaluating and estimating its tax positions and tax benefits, which may require periodic adjustments and which may not accurately forecast actual outcomes. The Company recognizes interest and penalties accrued related to unrecognized tax benefits in income tax provision (benefit) in the accompanying consolidated statements of operations.

  Recent Accounting Pronouncements

        In 2011, the FASB issued new accounting guidance that amends some fair value measurement principles and disclosure requirements. The new guidance states that the concepts of highest and best use and valuation premise are only relevant when measuring the fair value of nonfinancial assets and prohibits the grouping of financial instruments for purposes of determining their fair values when the unit of account is specified in other guidance. The Company will adopt this accounting standard upon its effective date for periods beginning on or after December 15, 2011, and does not anticipate that this adoption will have a significant impact on the Company's financial position or results of operations.

        In 2011, the FASB issued new disclosure guidance related to the presentation of the Statement of Comprehensive Income. This guidance eliminates the current option to report other comprehensive income and its components in the consolidated statement of stockholders' equity. The requirement to present reclassification adjustments out of accumulated other comprehensive income on the face of the consolidated statement of income has been deferred. The Company will adopt this accounting standard upon its effective date for periods beginning on or after December 15, 2011, and this adoption will not have any impact on the Company's financial position or results of operations but may impact financial statement presentation to the extent that it has other comprehensive income components.

Note 3. Supplemental Financial Statement Information

  Accounts Receivable

        Accounts receivable, net consisted of the following at December 31 (in thousands):

	2010	2011
Receivables from credit card merchant processors	$674	$1,376
Receivables from three-pay customers, net of allowance	886	1,375
Receivables from third-party business partners	546	843
Other	57	58

Total accounts receivable, net	$2,163	$3,652

        The sales allowance activity for the three-pay plan receivables was as follows (in thousands):

	Balance at beginning of period	Reduction of revenues	Write offs, net of recoveries	Balance at end of period
December 31, 2009	$—	$—	$—	$—
December 31, 2010	—	53	—	53
December 31, 2011	53	1,180	(1,019)	214

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

  Accrued Expenses and Other Liabilities

        Accrued expenses and other current liabilities consisted of the following at December 31 (in thousands):

	2010	2011
Accrued payroll and related expenses	$2,078	$5,164
Accrued legal settlements	—	5,359
Accrued advertising	3,084	2,536
Accrued sales, use and business taxes	1,169	2,188
Sales and credit reserves	510	801
Accrued vendors	2,483	2,760
State income taxes payable	279	116
Other	334	510

Total accrued expenses and other current liabilities	$9,937	$19,434

        At December 31, 2010, the accrued legal settlement of $5.4 million was included in other long-term liabilities in the accompanying consolidated balance sheet (see Note 6).

        The sales returns and credit reserves activity was as follows (in thousands):

	Balance at beginning of period	Decrease in revenues	Balance at end of period
December 31, 2009	$257	$27	$284
December 31, 2010	284	226	510
December 31, 2011	510	291	801

Note 4. Property and Equipment

        Property and equipment, net consisted of the following at December 31 (in thousands):

	2010	2011
Purchased and internally developed software	$7,342	$9,354
Furniture and office equipment	1,173	1,275
Computer hardware	6,387	9,057
Leasehold improvements	4,271	4,494
Software development in progress	162	914

	19,335	25,094
Less: accumulated depreciation and amortization	(8,718)	(12,883)

Property and equipment, net	$10,617	$12,211

        At December 31, 2010 and 2011, accumulated amortization in connection with internally developed and purchased software costs was $4.0 million and $6.1 million, respectively. For the years ended December 31, 2009, 2010 and 2011, the Company recorded amortization expense of $1.2 million, $2.0 million, and $2.1 million respectively, in connection with these costs.

LEGALZOOM.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

        Total depreciation and amortization expense recorded for the years ended December 31, 2009, 2010 and 2011 was allocated as follows on the accompanying consolidated statements of operations (in thousands):

	2009	2010	2011
Cost of services	$2,297	$2,557	$2,999
Selling and marketing	54	130	214
Technology and development	255	320	584
General and administrative	331	502	765

Total depreciation and amortization expense	$2,937	$3,509	$4,562

Note 5. Line of Credit

        On October 31, 2008, the Company entered into a revolving line of credit facility with a financial institution and was eligible to borrow up to $5 million (the "Line of Credit"). The Line of Credit agreement set limitations on the Company's ability to pay dividends and to incur additional credit obligations or indebtedness. On October 29, 2010, the Line of Credit was amended to increase the term of the credit agreement by two years and also increased the Company's ability to borrow funds from the financial institution from $5 million to $10 million.

        The Line of Credit may be used to fund the general working capital requirements, if required, and any principal amounts drawn would be due up to 180 days from the date of borrowing. Borrowings under the Line of Credit are collateralized by substantially all assets of the Company. The Line of Credit expires on October 31, 2012.

        The Line of Credit bears interest at a LIBOR- or prime-based interest rate, which the Company can select at the time of borrowing, plus an applicable margin. The applicable margin is dependent on the Company's Leverage Ratio, calculated contractually using amounts outstanding, if any, divided by a trailing twelve-month earnings of the Company, excluding interest, taxes, depreciation and amortization. For LIBOR- or prime-based advances, if the Leverage Ratio is less than or equal to 2:1, the applicable margin would be 3.5% or 1%, and if the Leverage Ratio exceeds 2:1, the applicable margin would be 5% or 2.5%, respectively.

        Any LIBOR-based advances must be at least $500,000 and LIBOR rate cannot be less than 1% per annum, before the applicable margin. There are no minimum advance requirements under the prime-based borrowing and the interest rate, if elected, cannot be less than the sum of the LIBOR rate plus 2.5% per annum, before the applicable margin. At December 31, 2011, the 30-day, LIBOR-interest rate was 0.28% and the prime interest rate was 3.25%, subject to the minimums described above, as applicable.

        The Company is obligated to pay an unused line fee equal to 0.20% per annum of the average unused portion of the Line of Credit, payable in quarterly installments on the last day of each quarter. Each quarterly installment is calculated based on the average unused portion of the Line of Credit during such fiscal quarter.

        All direct financing costs incurred related to the Line of Credit have been deferred and are being amortized over the term of the Line of Credit using the interest method and such amounts are not material for any period presented.

LEGALZOOM.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

        The Line of Credit requires immediate repayment of amounts outstanding upon an event of default, as defined in the agreement, which includes events such as a payment default, a covenant default or the occurrence of a material adverse change, as defined in the agreement. At December 31, 2010 and 2011, the Company had no amounts outstanding or any letters of credit backed by the Line of Credit.

Note 6. Commitments and Contingencies

  Operating and Capital Leases

        The Company conducts its operations from leased facilities in various locations. At December 31, 2011, the Company had various non-cancellable operating and capital leases for office space and computer equipment, respectively which expire between August 2013 through January 2021.

        Future minimum payments under operating and capital leases are as follows (in thousands):

	Operating Leases	Capital Leases
Years ending December 31,
2012	$2,572	$205
2013	2,298	—
2014	1,878	—
2015	1,932	—
2016	1,828	—
Thereafter	6,748	—

Total minimum lease payments	$17,256	$205

Less amounts representing interest		(3)

Present value of net minimum lease payments		$202

        The Company recorded rent expense of $1.6 million, $2.6 million, and $2.0 million for the years ended December 31, 2009, 2010 and 2011, respectively.

  Advertising, Media and Other Commitments

        The Company uses a variety of mediums to advertise its services, including search engine marketing, television and radio. At December 31, 2011, the Company had non-cancellable minimum advertising and media commitments for future advertising spots of $18.1 million, substantially all of which will be paid during 2012. The Company also has a non-cancelable license agreement with a technology vendor which requires the Company to pay $1.5 million over a three-year period for utilization of the vendor's web-based application.

  Legal Proceedings

        The Company was named a defendant in two purported class action lawsuits filed in California State Court on September 15, 2009 and May 27, 2010, alleging primarily that the Company failed to comply with the California Legal Document Assistant Act, engaged in unfair business practices and made misrepresentations in the Company's business operations (collectively, "Matter A"). Between them, the complaints sought to have all contracts between the Company and its customers in the prior four years declared void and demanded a return of all the revenues generated from these customers plus punitive damages, penalties and injunctive relief.

LEGALZOOM.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

        The Company denied and continues to deny all of the allegations and claims asserted in the lawsuits, including, but not limited to, any allegation that the plaintiffs have suffered any harm or damages. In June 2011, the Company, without admitting liability, and to avoid additional legal costs to defend these matters, agreed in principal to a settlement agreement of the May 27, 2010 action to resolve the claims in both of these cases. ("Matter A Settlement") A fairness hearing was held on this matter on April 5, 2012.

        The Matter A Settlement includes a settlement class of all customers residing in the United States who purchased certain services from the Company from September 15, 2005 through June 16, 2011 ("Matter A class members"). The key terms of the preliminary settlement obligate the Company to pay plaintiff attorney fees and expenses not to exceed $2.2 million; in the states where the Company sells legal plans, for the Company to provide the class members who file a valid and timely claim, a sixty-day free subscription service to those legal plans (an "in-kind services award"); in the states where the Company does not sell legal plans, to pay the class members a cash award of up to $75 per claimant, the aggregate for this category not to exceed $150,000; in lieu of the in-kind services award, for class members who requested but did not receive a refund for the purchase price of the legal document prepared through the Company, and have not already successfully used the document for its intended purpose, the Company will provide a cash award of up to $100 per claimant, the aggregate for this category not to exceed $250,000. Third-party administrative costs of the preliminary settlement have been estimated to be approximately $250,000.

        The Company has accrued the estimated settlement of $2.9 million in the December 31, 2010 financial statements that had not been issued as of the date of the settlement agreement. The $2.9 million accrual, recorded in non-current liabilities as of December 31, 2010 because the payment of the amount was not expected to occur within twelve months of that date, is comprised of plaintiff legal fees and expenses of $2.2 million, the maximum $150,000 to class members who reside in states where the Company does not sell legal plans, an estimated liability of $250,000 for in-kind services awards, and $250,000 for administration costs.

        The $2.9 million legal settlement accrual was also recorded as a reduction of revenues of $0.2 million and a charge to general and administrative expenses of $2.7 million in the accompanying consolidated statements of operations for the year ended December 31, 2010. The reduction of revenues represents estimated refunds to claimants of previously recorded sales amounts.

        The Company expenses legal fees and costs for defending legal proceedings as incurred.

        On December 17, 2009, a statewide class action lawsuit was filed against the Company in Missouri State Court, alleging that we were engaged in the unauthorized practice of law and violated the Missouri Merchandising Practices Act ("Matter B"). The complaint was later amended on January 15, 2010 to add additional plaintiffs. The complaint sought damages of five years of fees charged to Missouri customers with the fees from the two years immediately preceding the complaint trebled and an injunction to enjoin the Company from continued operation in Missouri. The Company subsequently removed the case to Federal Court in Missouri.

        The Company has denied and continues to deny all of the allegations and claims asserted in the lawsuit, including, but not limited to, any allegation that the plaintiffs have suffered any harm or damages. The Company does not admit liability, but agreed to settle the cases to avoid the ongoing cost, expense and time required to defend Matter B. In August 2011, the parties reached agreement on the material terms of a proposed settlement ("Matter B Settlement"). The Court will hold a fairness hearing on April 13, 2012.

        The Matter B Settlement includes a settlement class of all customers residing in the State of Missouri who purchased service offerings from the Company from December 18, 2004 through May 20, 2011 ("Matter B class members"). The key terms of the preliminary settlement obligate the Company to pay a

LEGALZOOM.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

maximum of $1.9 million to the plaintiffs' attorneys for their fees and expenses plus amounts to be paid to Matter B class members in cash, on a claims-made basis, to be administered by a Claims Administrator. Third-party administrative costs of the preliminary settlement have been estimated by the Company to be approximately $75,000.

        The Company has accrued the estimated settlement of $2.5 million in the December 31, 2010 financial statements that had not been issued as of the date of the settlement agreement. The $2.5 million accrual, recorded in non-current liabilities as of December 31, 2010 because the payment of the amount was not expected to occur within twelve months of that date, is comprised of the capped plaintiffs' attorneys fees and expenses of $1.9 million plus an estimated $0.6 million payment to the Matter B class members.

        The $2.5 million legal settlement accrual was also recorded as a reduction of revenues of $0.6 million and a charge to general and administrative expenses of $1.9 million in the accompanying consolidated statements of operations for the year ended December 31, 2010. The reduction of revenues represents estimated cash refunds to Matter B claimants of previously recorded sales amounts.

        The maximum possible aggregate loss for Matters A and B is approximately $16 million. The Company has estimated the collective range of aggregate potential losses for Matters A and B to be between approximately $5.4 million and $7 million and has accrued the low end of the range in the consolidated financial statements as no other amount within this range is a better estimate than any other amount. The range of loss has been estimated based on an analysis of numerous factors, including possible claim amounts within the class, whether the claim amounts are payable in-kind or in cash, the date when the services subject to the class were sold, as well as comparable class action settlement and redemption rate statistics and actual experience available from other companies for similar types of settlements. The ultimate costs of these two pending settlements is dependent on a number of factors, including the final approval by the courts and actual claims made by, and the resulting payments to, the class members. Any difference between the amount accrued and the ultimate cost of the settlements will be recognized as an additional or lower expense or revenue in the period in which the final settlement is approved and the claims made by the plaintiffs are finalized. If the actual payments for the settlements are higher than the amount estimated by the Company, this difference could have a material adverse effect on the Company's business, operating results, cash flows and financial condition.

        The Company has other pending matters described below.

        On June 10, 2011, a purported quo warranto action was filed against the Company in Alabama State Court by the DeKalb County Bar Association. The complaint generally alleges that the Company engages in the unauthorized practice of law in Alabama and requests injunctive relief, not damages. The Company has denied and continues to deny all of the allegations and claims asserted in the lawsuit, including, but not limited to, any allegation that the plaintiffs have suffered any harm or damages. The Company believes it has meritorious defenses to the claims and intends to vigorously defend this lawsuit. The Company is unable to predict the ultimate outcome of this matter. At December 31, 2011, the Company has not recorded any loss in the accompanying consolidated financial statements for this matter as the amount of loss, if any, is not probable and estimable. The Company is unable to estimate a range of loss, if any, relating to this matter.

        On October 27, 2011, a purported statewide class action was filed against the Company in Federal Court in Ohio, alleging that the Company engages in the unauthorized practice of law and violates the Ohio Consumer Sales Practices Act through its transaction business. The complaint seeks disgorgement of revenue, among other remedies. The complaint does not state any dollar amounts being sought. The Company filed a motion to dismiss on November 17, 2011, which is pending a decision by the court as of the date of issuance of the accompanying consolidated financial statements. The Company has denied and

LEGALZOOM.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

continues to deny all of the allegations and claims asserted in the lawsuit, including, but not limited to, any allegation that the plaintiffs have suffered any harm or damages. The Company believes it has meritorious defenses to the claims and intends to vigorously defend this lawsuit. The Company is unable to predict the ultimate outcome of this matter. At December 31, 2011, the Company has not recorded any loss in the accompanying financial statements for this matter as the amount of loss, if any, is not probable and estimable. The Company is unable to estimate a range of loss, if any, relating to this matter.

        On January 25, 2012, a purported class action complaint was filed against the Company in Arkansas State Court, generally alleging that the Company engages in unauthorized practice of law constituting violation of the Arkansas deceptive trade practices act and unjust enrichment. The complaint seeks a refund of all monies paid the Company and punitive damages, among other remedies. The complaint does not state any dollar amounts being sought. The Company has denied and continues to deny all of the allegations and claims asserted in the lawsuit, including, but not limited to, any allegation that the plaintiffs have suffered any harm or damages. The Company believes it has meritorious defenses to the claims and intends to vigorously defend this lawsuit. The Company is unable to predict the ultimate outcome of this matter. At December 31, 2011, the Company has not recorded any loss in the accompanying consolidated financial statements for this matter as the amount of loss, if any, is not probable and estimable. The Company is unable to estimate a range of loss, if any, relating to this matter.

        On February 17, 2012, a complaint was filed against the Company in South Carolina State Court, generally alleging that the Company engages in the unauthorized practice of law through its transaction model. The complaint requests declaratory relief, injunctive relief and disgorgement of revenues, among other measures. The complaint does not state any dollar amounts being sought. The Company has denied and continues to deny all of the allegations and claims asserted in the lawsuit, including, but not limited to, any allegation that the plaintiffs have suffered any harm or damages. The Company believes it has meritorious defenses to the claims and intends to vigorously defend this lawsuit. The Company is unable to predict the ultimate outcome of this matter. At December 31, 2011, the Company has not recorded any loss in the accompanying consolidated financial statements for this matter as the amount of loss, if any, is not probable and estimable. The Company is unable to estimate a range of loss, if any, relating to this matter.

        If the matters noted above are not resolved in the Company's favor, the losses arising from the results of litigation or settlements may have a material adverse effect on the Company's business, operating results, cash flows and financial condition.

        The Company filed a complaint on September 30, 2011 in Raleigh, North Carolina against the North Carolina State Bar ("NCSB"). The suit brought by the Company requests a declaration that LegalZoom.com Inc.'s self-help services are lawful and requiring the registration of the Company's subscription legal plans. The Company cannot predict the outcome of this matter.

        The Company is involved in both active and inactive, state administrative inquiries relating to the unauthorized practice of law. Because these are inquiries and no claims have been alleged or asserted against the Company, the Company cannot predict the outcome of these inquiries or whether these matters will even turn into litigation or any outcome of such litigation.

        From time to time, the Company may become subject to legal proceedings, claims and litigation arising in the ordinary course of business. Other than described above, the Company is not currently a party to any material legal proceedings, nor is the Company aware of any pending or threatened litigation that would have a material adverse effect on the Company's business, operating results, cash flows or financial condition should such litigation be resolved unfavorably.

LEGALZOOM.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

  Employment Contracts

        The Company has entered into employment contracts with certain employees and officers. All of the contracts are under the terms of at-will employment. However, under the provisions of the contracts, the Company may be required to incur severance obligations for matters relating to changes in control, as defined, and involuntary terminations. At December 31, 2011, total potential severance obligations in connection with the termination of employment contracts approximated $1.6 million. The Company has an obligation to pay one of its named officers a cash bonus of $100,000 and accelerate vesting by one year of his then-unvested stock options that would have otherwise vested monthly during that same 12-month period upon the completion of an initial public offering.

  Contingent Incentive

        In February 2010, the Company received an cash incentive payment of $0.5 million from the State of Texas in connection with the Company's opening of its office in Austin, Texas. The cash incentive, among other things, requires the Company to hire a contractually determined number of eligible employees who reside and work in the state beginning in 2010 and annually thorough 2017 ("incentive period"). This incentive contract is subject to annual compliance audits by the State of Texas. Shortfalls in the number of required new hires, if any, may result in the State penalizing the Company over the incentive period and such penalties over the incentive period cannot in the aggregate exceed the original $0.5 million payment made by the State. Although the Company does not expect to pay back this amount entirely based on its expected hiring in the State, it is also unable to estimate how much of the incentive the Company will retain, if any, since the Company can potentially end up paying back the entire incentive payment over the incentive period if it is unable to meet and maintain contractual hiring requirements. Accordingly, the Company has recorded $0.4 million of the incentive payment as a noncurrent liability and $0.1 million as a current liability in the accompanying consolidated balance sheets at December 31, 2011, the current amount representing the estimated expected amount to be paid back to the state in the next twelve months.

  Indemnifications

        Indemnification provisions in our third-party service provider agreements provide that the Company will indemnify, hold harmless, and reimburse the indemnified parties on a case-by-case basis for losses suffered or incurred by the indemnified parties in connection with any claim by any third party as a result of the Company's website, advertising, marketing, payment processing, collection or customer service activities. The maximum potential amount of future payments the Company could be required to make under these indemnification provisions is undeterminable. The Company has never paid a claim, nor has the Company been sued in connection with these indemnification provisions. At December 31, 2011, the Company has not accrued a liability for these guarantees, because the likelihood of incurring a payment obligation in connection with these guarantees is not probable.

Note 7. Redeemable Convertible Preferred Stock

        On February 9, 2007, the Company issued 7,628,000 shares of Series A redeemable convertible preferred stock at $5.98471 per share for total gross proceeds of $45.7 million less direct issuance costs of $2.7 million. The Company used the proceeds of this issuance to redeem previously issued securities.

LEGALZOOM.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

        At December 31, 2010 and 2011, the Company is authorized to issue 66,180,000 and 7,628,000 shares of common stock and Series A, respectively. The Series A has the following rights and preferences:

  Dividends

        The holders of Series A are entitled to receive non-cumulative dividends when and if declared by the Board of Directors. There is no stated dividend rate on the Series A. The Company cannot declare any dividends on any shares of capital stock unless the holders of the Series A then outstanding first receive a dividend on each outstanding share of Series A in an amount at least equal to (i) in the case of a dividend on common stock or any class or series that is convertible into common stock, that dividend per share of Series A as would equal the product of (A) the dividend payable on each share of such class or series determined as if all such shares of such class or series had been converted into common stock and (B) the number of shares of common stock issuable upon conversion of a share of Series A or (ii) in the case of a dividend on any class or series that is not convertible into common stock, at a rate per share of Series A determined by dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock and multiplying such fraction by an amount equal to $5.98471 per share. For the years ended December 31, 2009, 2010 and 2011, no dividends have been declared.

  Conversion

        Each share of the Series A is convertible any time, at the option of the holder, into three shares of common stock. All shares of Series A will automatically convert upon the earlier of (i) immediately prior to the closing of the sale of shares of common stock to the public at a price of at least $6.00 per share, in a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933 with at least $50 million of gross proceeds to the Company and with respect to which the common stock is listed for trading on either the New York Stock Exchange or the NASDAQ National Market or (ii) a date specified by the vote of the holders of at least a majority of the then outstanding shares of Series A.

  Redemption

        The holders of the Series A are entitled to request that the Company redeem their shares on or after February 9, 2014, which is the date of earliest possible redemption. If the Series A shareholders request redemption, the Company can deny such request. However, in such event, the Series A have certain rights to take control of the Company's Board of Directors and approve such redemption. The redemption amount at February 9, 2014 is an amount per share in cash equal to (i) $5.98471, plus (ii) $0.4788, per annum, accruing on a daily basis, or a total of $71.2 million.

  Liquidation

        In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Company, including a merger or consolidation, as defined, the holders of shares of Series A then outstanding are entitled to be paid out of the assets available for distribution to its shareholders before any payment will be made to the holders of common stock or any other class or series of stock ranking on liquidation junior to the Series A by reason of their ownership thereof, an amount per share of Series A equal to the Series A original issue price of $5.98471 multiplied by 1.25 (the "Base Liquidation Amount"), plus any dividends declared but unpaid thereon. If upon liquidation, dissolution, or winding up of the Company, the assets available for distribution to its shareholders are insufficient to pay the holders of shares of Series A the full aforesaid preferential amount to which they are entitled, the holders of shares of Series A will share

LEGALZOOM.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

ratably in any distribution of the remaining assets available for distribution in proportion to the respective amounts, which would otherwise be payable in respect of the shares of Series A held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

        After the payment of all preferential amounts required to be paid to the holders of Series A, the remaining assets available for distribution to the Company's shareholders will be distributed among the holders of the shares of Series A and common stock, pro rata based on the number of shares held by each such holder, treating for this purpose all such securities as if they had been converted to common stock immediately prior to such dissolution, liquidation or winding up of the Company; provided, however, that if and to the extent that the aggregate per share amount to be distributed to the holders of Series A would exceed the Series A original issue price of $5.98471 multiplied by two, the Base Liquidation Amount will be reduced on a dollar-for-dollar basis by an amount equal to such excess amount; provided that in no event will the Base Liquidation Amount be reduced below zero.

  Voting

        Each holder of outstanding shares of Series A is entitled to cast the number of votes equal to the number of whole shares of common stock into, which the shares of Series A held by such holder are convertible as of the record date for determining shareholders entitled to vote on such matter. Holders of Series A will vote together with the holders of common stock as a single class.

        As long as there are 2,542,667 shares of Series A outstanding, the Company will not: Amend, alter or repeal any provision of the Restated Certificate of Incorporation or the Company's By-laws in a manner that adversely affects that rights, preferences, privileges and other restrictions of the Series A; increase or decrease the number of authorized shares of Series A; authorize or enter into any transaction or series of related transactions (i) for the sale, exclusive license or other disposition of a substantial portion of the assets of the Company, (ii) for the acquisition of any equity interests or all or substantially all of the assets of another entity, including by merger, in each case, where the fair market value of the consideration paid or issued by the Company in connection with the transaction exceeds $5,000,000, (iii) for the merger, consolidation or other reorganization with or into another entity, (iv) for the voluntary dissolution or liquidation of the Company, or (iv) otherwise constituting a change of control, as defined; authorize, designate, issue or reclassify any equity security senior to or on parity with the Series A, with regard to redemption, liquidation preference, voting rights or dividends; Increase the size of the Board of Directors; pay or declare dividends on, make distributions with respect to, or repurchase any shares of capital stock of the Company; incur any aggregate indebtedness for borrowed money in excess of $5,000,000; increase the number of shares available for grant under the Company's 2000 Stock Option Plan or 2007 Stock Option Plan or authorize or establish any new plan or arrangement providing for the grant or issuance of shares of common stock, options or convertible securities to directors, employees or consultants of the Company; or Issue, or commit to issue, any additional shares of Series A.

  Board of Directors

        The holders of the Series A, exclusively and as a separate class, are entitled to elect two directors of the Company. The holders of the Series A and common stock, exclusively and as a separate class, are entitled to elect all remaining directors.

LEGALZOOM.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

  Reserve for Unissued Shares of Common Stock

        The Company is required to reserve and keep available out of its authorized but unissued shares of common stock such number of shares sufficient to effect the conversion of all outstanding shares of preferred stock plus shares granted and available for grant under the Company's stock option plan.

        The amount of such shares of common stock reserved for these purposes at December 31, 2010 and 2011 is as follows (in thousands):

	2010	2011
Common stock issued	31,417	31,780
Conversion of preferred stock—Series A	22,884	22,884
Outstanding stock options, including restricted stock units	7,129	7,402
Additional shares available for grant under the Company's 2010 Stock Option plan	174	924

Total	61,604	62,990

Note 8. Stock-based Compensation

        The Company has issued stock options under its 2000 Stock Option Plan ("2000 Plan") and the 2007 Stock option Plan ("2007 Plan"), which was renamed as the 2010 Stock Option Plan (hereafter, the 2007 Plan is now referred as the 2010 Plan, and together with the 2000 Plan, the "Plans"). Since February 2007, the Company currently grants its stock options under the 2010 Plan exclusively. Under the 2000 Plan, employees, consultants, and directors have been granted options to purchase an aggregate of 7,163,700 shares of the Company's common stock, less any shares forfeited under the 2000 Plan. Under the 2010 Plan, employees, consultants, and directors may be granted options to purchase up to an aggregate of 10,042,039 shares of the Company's common stock. At December 31, 2011 there were approximately 924,000 options for common stock available for grant under the 2010 Plan. Under the terms of the Plans, both incentive and non-qualified stock options have been and may be granted with exercise prices not less than the fair value of the underlying common stock on the date of grant. Options granted pursuant to these plans vest over periods of up to four years and expire ten years from the grant date. If a 2000 Plan option expires, such as upon termination of employment, becomes unexercisable without having been exercised in full, or is surrendered pursuant to an option exchange program, the unpurchased shares will become available for future grant or sale under the 2000 Plan or the 2010 Plan. If a 2010 Plan option expires, such as after employment termination, becomes unexercisable without having been exercised in full, or is surrendered pursuant to an option exchange program, the unpurchased shares will become available for future grant or sale under the 2010 Plan. If the employee does not exercise vested 2000 Plan options within 30 days of termination, these options will expire and are not able to be issued as new grants under the 2000 Plan. If the employee does not exercise vested 2010 Plan options within 30 days of termination, these options will expire and revert back to the 2010 Plan's option pool. The Company's policy is to issue new common shares upon the exercise of stock options.

        The exercise prices of all options granted under the Plans were based on the estimated fair market value of the Company's common stock as determined by the Board of Directors at the date of grant. For

LEGALZOOM.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

the years ended December 31, 2009, 2010 and 2011, the Company recorded stock-based compensation cost in the following categories on the accompanying consolidated statements of operations (in thousands):

	2009	2010	2011
Cost of services	$200	$178	$155
Sales and marketing	124	46	56
Technology and development	114	155	133
General and administrative	699	929	600

Total	1,137	1,308	944
Amount capitalized to internal use software	20	12	6

Total stock-based compensation cost	$1,157	$1,320	$950

        Activity under the Plans was as follows for the year ended December 31, 2011 (in thousands, except weighted average exercise price and remaining contract life):

	Number of Options	Weighted Average Exercise Price	Weighted- Average Remaining Contract Life (in years)	Aggregate Intrinsic Value
Outstanding at December 31, 2010	7,054	$1.18	7.5	$11,469
Granted	882	5.47
Exercised	(363)	0.92
Cancelled/forfeited	(246)	1.16

Outstanding at December 31, 2011	7,327	$1.70	6.9	$29,566

Vested and expected to vest at December 31, 2011	7,172	$1.72	6.9	$28,830

Exercisable at December 31, 2011	4,123	$1.14	5.7	$18,948

        The aggregate intrinsic values in the table above represents the difference, if any, between the estimated fair value per share of the Company's common stock and the option exercise prices, multiplied by the number of options at the respective balance sheet dates. The total intrinsic value of stock options exercised for the years ended December 31, 2009, 2010 and 2011, was $0.7 million, $1.3 million and $1.1 million, respectively. At December 31, 2011, total remaining stock-based compensation expense for unvested awards is $3.2 million, which is expected to be recognized over a weighted-average period of 3.2 years.

        The weighted-average grant-date fair value per share of options granted for the years ended December 31, 2009, 2010 and 2011 were $0.51, $0.83 and $2.28, respectively. The weighted-average fair value per share of options vested for the years ended December 31, 2009, 2010, and 2011 were $0.66, $0.69 and $0.68, respectively, for a total fair value of $1.1 million for each of 2009 and 2010, and $0.8 million for 2011.

        There was no tax benefit realized for the tax deductions from stock options exercised during the years ended December 31, 2009 and 2010. The Company realized $0.3 million of excess windfall tax benefits from stock option exercises during the year ended December 31, 2011.

LEGALZOOM.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

        The following tables summarizes the Company's options granted in 2011:

Date	Number of Shares (in thousands)	Exercise Price and Fair Value Per Share of Common Stock
September 29, 2011	805	$5.47
December 20, 2011	77	$5.48

  Restricted Stock Units

        On April 20, 2010, the Company issued 75,000 restricted stock units to an executive employee with a grant date fair value of $1.40 per share. These restricted stock units vest on the earlier to occur of (i) the fifth anniversary from the issuance date, or (ii) the completion of a successful strategic event, which includes a financing event, a qualified initial public offering or an acquisition. For the years ended December 31, 2010 and 2011, compensation expense related to the restricted stock was insignificant.

Note 9. Income Taxes

        The details of the income tax (provision) benefit by jurisdiction for the years ended December 31, 2009, 2010 and 2011 are as follows (in thousands):

	2009	2010	2011
Current
Federal	$(61)	$65	$(313)
State	(250)	(347)	(617)

Total current	(311)	(282)	(930)
Deferred
Federal	—	—	4,818
State	—	—	2,110

Total deferred	—	—	6,928

Total income tax (provision) benefit	$(311)	$(282)	$5,998

        Income tax (provision) benefit for the years ended December 31, 2009, 2010 and 2011 differed from the amounts computed by applying the U.S. federal income tax rate of 34% to pretax income (loss) as a result of the following (in thousands):

	2009	2010	2011
Income tax (provision) benefit at statutory rate	$112	$1,272	$(2,082)
State income taxes	259	(550)	(372)
Research and development credits	743	247	247
Change in valuation allowance	(753)	6	8,604
Stock-based compensation expense	(113)	(911)	(21)
Unrecognized tax benefits	(674)	(175)	(176)
Other	115	(171)	(202)

Total income tax (provision) benefit	$(311)	$(282)	$5,998

LEGALZOOM.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

        The tax effects of temporary differences that give rise to significant portions of the Company's deferred tax assets and liabilities consisted of the following at December 31, 2010 and 2011 (in thousands):

	2010	2011
Deferred tax assets:
Deferred revenue	$4,395	$2,695
Accrued expenses	2,419	3,463
Accrued legal settlement	2,031	2,029
Stock-based compensation	515	805
Net operating loss carryforwards	1,803	705
Tax credit carryforwards	1,846	2,081
Capital loss carryforwards	411	411

	13,420	12,189
Valuation allowance	(9,015)	(411)

Net deferred tax assets	4,405	11,778
Deferred tax liabilities:
Depreciation and amortization	(3,451)	(3,878)
State taxes	(954)	(972)

Net deferred tax liabilities	(4,405)	(4,850)

Net deferred tax assets and liabilities	$—	$6,928

        Deferred tax assets are recorded on the consolidated balance sheets at December 31, 2010 and 2011 as follows (in thousands):

	2010	2011
Deferred tax assets—current	$3,174	$6,735
Valuation allowance—current	(3,174)	(237)

Net deferred tax assets—current	—	6,498

Deferred tax assets—noncurrent	5,841	604
Valuation allowance—noncurrent	(5,841)	(174)

Net deferred tax assets—noncurrent	$—	$430

  Valuation Allowance

        The Company recorded a full valuation allowance against its net deferred tax assets at December 31, 2010. In determining the need for a valuation allowance, management reviewed all available evidence pursuant to the requirements of ASC 740. The determination of recording or releasing tax valuation allowances is made, in part, pursuant to an assessment performed by management regarding the likelihood that the Company will generate sufficient future taxable income against which benefits of the deferred tax assets may or may not be realized. This assessment requires management to exercise significant judgment and make estimates with respect to the Company's ability to generate revenue, operating income and taxable income in future periods. Amongst other factors, management must make assumptions regarding overall current and projected business and legal document and ancillary services' industry conditions, operating efficiencies, the Company's ability to timely and effectively adapt to technological change, fully and successfully resolve outstanding legal matters, and the competitive environment which may impact the

LEGALZOOM.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Company's ability to generate taxable income and, in turn, realize the value of the deferred tax assets. Significant cumulative operating losses in 2010 and prior years and economic uncertainties in the market made the Company's ability to project future taxable income uncertain and volatile at December 31, 2010. Based upon management's assessment of all available evidence, including the Company's history of recent and cumulative losses, the Company concluded as of December 31, 2010, that it was not more likely than not that its net deferred tax assets would be realized.

        In 2011, the Company became profitable due to the significant increase in its revenues and a continuous increase in demand for its services and was able to utilize a substantial amount of its federal net operating loss carryforwards. Based upon the current trend of operating results and Company forecasts, the Company believes it is more likely than not that it will realize the benefits of the deferred tax assets. The majority of the Company's 2011 income from operations was earned in the second half of the year resulting in the Company's achievement of cumulative three-year profitability by the fourth quarter of 2011. Accordingly, during the fourth quarter of 2011, the Company released its valuation allowance against deferred tax assets based on the weight of positive evidence that existed at December 31, 2011, except for the allowance of $0.4 million relating to the deferred tax asset for a capital loss carryforward which is expected to expire unused in 2012.

        The activity in the valuation allowance for the years ended December 31, 2009, 2010 and 2011 was as follows (in thousands):

	Balance at beginning of period	Increase / (decrease)	Balance at end of period
December 31, 2009	$8,268	$753	$9,021
December 31, 2010	9,021	(6)	9,015
December 31, 2011	9,015	(8,604)	411

  Other Income Tax Disclosures

        At December 31, 2011, the Company had federal and state net operating loss carryforwards of approximately $1.1 million and $8.9 million, respectively. The federal and state net operating loss carryforwards will begin to expire in the years ending December 31, 2028 and 2017, respectively. At December 31, 2011, the Company also had federal and state tax credit carryforwards of $1.6 million and $1.4 million, respectively. The federal tax credit carryforwards will expire beginning in the year ending December 31, 2021 and the state tax credits carry forward indefinitely. The Company has a capital loss carryforward of $1 million at December 31, 2011 which will expire in 2012. Utilization of the net operating loss carryforwards may be subject to an annual limitation based on changes in ownership, as defined by Section 382 of the Internal Revenue Code of 1986.

        During 2011, the Company realized excess windfall tax benefits of $0.3 million from stock option exercises. These benefits reduced income taxes payable and were recorded as an increase to additional paid-in capital in the accompanying consolidated balance sheets as of December 31, 2011. In accordance with the reporting requirements under ASC 718, the Company did not include $0.5 million excess windfall tax benefits resulting from stock option exercises as components of the Company's gross deferred tax assets and corresponding valuation allowance disclosures, as tax attributes related to those windfall tax benefits should not be recognized until they result in a reduction of taxes payable. The tax effected amount of gross unrealized net operating loss carryforwards excluded under ASC 718 was $0.5 million at December 31, 2011. When realized, those excess windfall tax benefits are credited to additional paid-in capital.

LEGALZOOM.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

        As of December 31, 2010 and 2011, the Company had approximately $1.0 million and $1.2 million of unrecognized tax benefits, respectively, which if recognized, would affect the effective income tax rate.

        The following table summarizes the changes in unrecognized tax benefits (in thousands):

Gross Unrealized Tax Benefits
Balance at December 31, 2008	$616
Additions for tax positions related to the current year	196

Balance at December 31, 2009	812
Additions for tax positions related to the current year	201

Balance at December 31, 2010	1,013
Additions for tax positions related to the current year	201

Balance at December 31, 2011	$1,214

        During all years presented we recognized interest and penalties related to unrecognized tax benefits within the provision for income taxes on the consolidated statements of operations. The amount of interest and penalties accrued as of December 31, 2010 and 2011 are insignificant. The balance of the unrecognized tax benefits reduce tax attributes that have not yet been utilized on the Company's tax return.

        The Company files income tax returns in the U.S. federal jurisdiction, state of California and other state jurisdictions.

        The years ended December 31, 2009 through 2010 remain open to examination by the Internal Revenue Service while the tax years eneded December 31, 2007 through 2010 remain open to examination by the California Franchise Tax Board. The Company was under audit during 2010 by the Internal Revenue Service for the 2008 tax year, and the audit was closed during 2011 with a no change letter issued to the Company by the Internal Revenue Service. The Company was under audit by the California Franchise Tax Board in fiscal 2009, which was withdrawn during the year ended December 31, 2010. All net operating loss carryforwards generated from 2005 and income tax credit carryforwards generated to date are subject to adjustment for federal and state purposes. The Company does not anticipate that the unrecognized tax benefits will significantly decrease within the next twelve months.

Note 10. Related Party Transactions

        A consultant who is a stockholder of the Company (the "Consultant"), provides legal and public relation consultancy services to the Company. The Company expensed consultancy fees of $188,000, $250,000 and $125,000 for the years ended December 31, 2009, 2010 and 2011, respectively, to the Consultant. In 2010, the Consultant provided services of $62,000 in settlement of a promissory note due from the Consultant which is included in the 2010 expense.

        During the years ended December 31, 2010 and 2011, the Company paid $315,000 and $195,000, respectively, in legal fees to a law firm in which one of the Company's co-founder and stockholder is also a partner. Such fees paid to this law firm for 2009 were insignificant.

        The Company utilizes a credit card to make purchases for ordinary operating requirements and the underlying obligations incurred by the Company for these charges are guaranteed by the personal assets of one of the Company's co-founders. The Company also receives certain benefits from incurring these

LEGALZOOM.COM, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

expenditures on this card including airline miles and cash reward points offered by the credit card's financial institution.

Note 11. 401(k) Savings Plan

        The Company has a defined contribution savings plan under Section 401(k) of the Internal Revenue Code. This plan covers substantially all employees who meet minimum age and service requirements and allows participants to defer a portion of their annual compensation on a pre-tax basis. Company contributions to the plan are made at the discretion of the Board of Directors. The Company made contributions of $464,000, $613,000 and $744,000 to the 401(k) plan during the years ended December 31, 2009, 2010 and 2011, respectively.

Note 12. Subsequent Events

        In January 2012, the Company granted 84,500 stock options at an exercise price of $5.74 per share, which was also equal to the fair market value of the Company's common stock on the date of the grant.

        In March 2012, the Company granted 420,000 stock options at an exercise price of $7.06 per share, which was also equal to the fair market value of the Company's common stock on the date of grant.

        The Company has evaluated subsequent events through April 5, 2012, the date the consolidated financial statements were issued. The Company has not identified any other significant subsequent events requiring recognition or disclosure in the consolidated financial statements.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

        The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale and distribution of the securities being registered. All amounts are estimated except the SEC registration fee and the FINRA filing fee. All the expenses below will be paid by the Registrant.

Item	Amount
SEC registration fee	$	*
FINRA filing fee		*
Initial listing fee		*
Legal fees and expenses		*
Accounting fees and expenses		*
Printing and engraving expenses		*
Transfer agent and registrar fees and expenses		*
Blue Sky fees and expenses		*
Miscellaneous fees and expenses		*

Total	$	*

*
To be completed by amendment.

Item 14.   Indemnification of Directors and Officers

        Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act.

        Our amended and restated certificate of incorporation to be in effect upon the completion of this offering provides for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law, and our amended and restated bylaws to be in effect upon the completion of this offering provide for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law.

        In addition, we have entered into indemnification agreements with our directors and officers containing provisions which are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements require us, among other things, to indemnify our directors against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

        The underwriting agreement filed as Exhibit 1.1 to this registration statement provides for indemnification by the underwriters of the Registrant and its officers and directors for certain liabilities arising under the Securities Act and otherwise.

Item 15.    Recent Sales of Unregistered Securities

        Since March 31, 2009, we have made the following sales of unregistered securities (after giving effect to a 3-for-1 stock split effected in July 2011):

Plan-related Issuances

1.
From March 31, 2009 through March 31, 2012, we issued to our directors, officers, employees, consultants and other service providers an aggregate of 999,491 shares of our common stock at per share purchase prices ranging from $0.017 to $1.193 pursuant to exercises of options under our 2000 Stock Option Plan.

2.
From March 31, 2009 through March 31, 2012, we granted to our directors, officers, employees, consultants and other service providers options to purchase 4,483,300 shares of our common stock with per share exercise prices ranging from $0.763 to $7.06 under our 2010 Stock Incentive Plan.

3.
From March 31, 2009 through March 31, 2012, we issued to our directors, officers, employees, consultants and other service providers an aggregate of 2,891,620 shares of our common stock at per share prices ranging from $0.763 to $1.497 pursuant to exercises of options under our 2010 Stock Incentive Plan.

4.
From March 31, 2009 through March 31, 2012, we granted an officer 75,000 restricted stock units to be settled into shares of our common stock under our 2010 Stock Incentive Plan.

        Unless otherwise stated, the sales of the above securities were deemed to be exempt from registration under Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates issued in these transactions. All recipients had adequate access, through their relationships with the Registrant, to information about the Registrant. The sales of these securities were made without any general solicitation or advertising.

Item 16.    Exhibits and Financial Statements

  (a)
  Exhibits

Exhibit Number		Description of Exhibit
1.1	*	Form of Underwriting Agreement.
3.1		Restated Certificate of Incorporation of LegalZoom.com, Inc., as currently in effect.
3.2		Form of Amended and Restated Certificate of Incorporation of LegalZoom.com, Inc. to be in effect upon completion of the offering.
3.3		Bylaws of LegalZoom.com, Inc., as currently in effect.
3.4		Form of Amended and Restated Bylaws of LegalZoom.com, Inc., to be in effect upon completion of the offering.
4.1	*	Form of LegalZoom.com, Inc.'s Common Stock Certificate.
4.2		Investors' Rights Agreement.
5.1	*	Opinion of Sheppard, Mullin, Richter & Hampton LLP.
10.1	+	2000 Stock Option Plan, as amended, and forms of award agreements.
10.2	+	2010 Stock Incentive Plan, as amended, and forms of award agreements.
10.3	+	2012 Equity Incentive Plan and forms of award agreements.
10.4	+	Form of Indemnification Agreement by and between LegalZoom.com, Inc. and each of its directors and executive officers.
10.5	+*	2012 Employee Stock Purchase Plan
10.6	+	2012 Management Incentive Plan
10.7	+*	Executive Severance Plan and form of Severance Agreement
10.8	+*	Employment Agreement, by and between LegalZoom.com, Inc. and Edward Hartman.
10.9	+*	Employment Agreement, by and between LegalZoom.com, Inc. and Fred Krupica.
10.10	+*	Employment Agreement, by and between LegalZoom.com, Inc. and Frank Monestere.
10.11	+*	Employment Agreement, by and between LegalZoom.com, Inc. and John Suh.
10.12	+*	Employment Agreement, by and between LegalZoom.com, Inc. and Sheila Tan.
10.13	+	Board Member Offer Letter, by and between LegalZoom.com, Inc. and Susan Decker.
10.14		Loan and Security Agreement, dated October 31, 2008, by and between LegalZoom.com, Inc. and Comerica Bank.
10.15		First Amendment to Loan and Security Agreement, dated February 24, 2009, between LegalZoom.com, Inc. and Comerica Bank.
10.16		Second Amendment to Loan and Security Agreement, dated March 6, 2009, between LegalZoom.com, Inc. and Comerica Bank.
10.17		Third Amendment to Loan and Security Agreement, dated July 7, 2009, between LegalZoom.com, Inc. and Comerica Bank.

Exhibit Number		Description of Exhibit
10.18		Fourth Amendment to Loan and Security Agreement, dated July 27, 2009, between LegalZoom.com, Inc. and Comerica Bank.
10.19		Fifth Amendment to Loan and Security Agreement, dated January 8, 2010, between LegalZoom.com, Inc. and Comerica Bank.
10.20		Sixth Amendment to Loan and Security Agreement, dated October 29, 2010, between LegalZoom.com, Inc. and Comerica Bank.
10.21		Seventh Amendment to Loan and Security Agreement, dated March 1, 2011, between LegalZoom.com, Inc. and Comerica Bank.
10.22		Eighth Amendment to Loan and Security Agreement, dated May 17, 2011, between LegalZoom.com, Inc. and Comerica Bank.
10.23		Ninth Amendment to Loan and Security Agreement, dated July 20, 2011, between LegalZoom.com, Inc. and Comerica Bank.
10.24		Tenth Amendment to Loan and Security Agreement, dated December 9, 2011, between LegalZoom.com, Inc. and Comerica Bank.
10.25		California Office Lease—Glendale Galleria II, dated October 18, 2010, by and between Glendale II Mall Associates, LLC and LegalZoom.com, Inc.
21.1		List of subsidiaries.
23.1	*	Consent of Sheppard, Mullin, Richter & Hampton LLP (included in Exhibit 5.1).
23.2		Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.
24.1		Power of Attorney (included on signature page to this registration statement).

*
To be filed by amendment.

+
Indicates a management contract or compensatory plan.
  (b)
  Financial Statement Schedules

        Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or notes thereto.

Item 17.    Undertakings

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted as to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

          (1)   For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus as filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2)   For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

        The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, we have duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on April 5, 2012.

LegalZoom.com, Inc.
By:	/s/ JOHN SUH John Suh Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John Suh and Fred Krupica, jointly and severally, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-1 of LegalZoom.com, Inc., and any or all amendments (including post-effective amendments) thereto and any new registration statement with respect to the offering contemplated thereby filed pursuant to Rule 462(b) of the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises hereby ratifying and confirming all that said attorneys-in-fact and agents, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JOHN SUH John Suh	Chief Executive Officer and Director (principal executive officer)	April 5, 2012
/s/ FRED KRUPICA Fred Krupica	Chief Financial Officer (principal financial officer and principal accounting officer)	April 5, 2012
/s/ BRIAN LIU Brian Liu	Chairman	April 5, 2012
/s/ SUSAN DECKER Susan Decker	Director	April 5, 2012
/s/ ALAN SPOON Alan Spoon	Director	April 5, 2012
/s/ JASON TREVISAN Jason Trevisan	Director	April 5, 2012

EXHIBIT INDEX

Exhibit Number		Description of Exhibit
1.1	*	Form of Underwriting Agreement.
3.1		Restated Certificate of Incorporation of LegalZoom.com, Inc., as currently in effect.
3.2		Form of Amended and Restated Certificate of Incorporation of LegalZoom.com, Inc. to be in effect upon completion of the offering.
3.3		Bylaws of LegalZoom.com, Inc., as currently in effect.
3.4		Form of Amended and Restated Bylaws of LegalZoom.com, Inc., to be in effect upon completion of the offering.
4.1	*	Form of LegalZoom.com, Inc.'s Common Stock Certificate.
4.2		Investors' Rights Agreement.
5.1	*	Opinion of Sheppard, Mullin, Richter & Hampton LLP.
10.1	+	2000 Stock Option Plan, as amended, and forms of award agreements.
10.2	+	2010 Stock Incentive Plan, as amended, and forms of award agreements.
10.3	+	2012 Equity Incentive Plan and forms of award agreements.
10.4	+	Form of Indemnification Agreement by and between LegalZoom.com, Inc. and each of its directors and executive officers.
10.5	+*	2012 Employee Stock Purchase Plan
10.6	+	2012 Management Incentive Plan
10.7	+*	Executive Severance Plan and form of Severance Agreement
10.8	+*	Employment Agreement, by and between LegalZoom.com, Inc. and Edward Hartman.
10.9	+*	Employment Agreement, by and between LegalZoom.com, Inc. and Fred Krupica.
10.10	+*	Employment Agreement, by and between LegalZoom.com, Inc. and Frank Monestere.
10.11	+*	Employment Agreement, by and between LegalZoom.com, Inc. and John Suh.
10.12	+*	Employment Agreement, by and between LegalZoom.com, Inc. and Sheila Tan.
10.13	+	Board Member Offer Letter, by and between LegalZoom.com, Inc. and Susan Decker.
10.14		Loan and Security Agreement, dated October 31, 2008, by and between LegalZoom.com, Inc. and Comerica Bank.
10.15		First Amendment to Loan and Security Agreement, dated February 24, 2009, between LegalZoom.com, Inc. and Comerica Bank.
10.16		Second Amendment to Loan and Security Agreement, dated March 6, 2009, between LegalZoom.com, Inc. and Comerica Bank.
10.17		Third Amendment to Loan and Security Agreement, dated July 7, 2009, between LegalZoom.com, Inc. and Comerica Bank.
10.18		Fourth Amendment to Loan and Security Agreement, dated July 27, 2009, between LegalZoom.com, Inc. and Comerica Bank.
10.19		Fifth Amendment to Loan and Security Agreement, dated January 8, 2010, between LegalZoom.com, Inc. and Comerica Bank.

Exhibit Number		Description of Exhibit
10.20		Sixth Amendment to Loan and Security Agreement, dated October 29, 2010, between LegalZoom.com, Inc. and Comerica Bank.
10.21		Seventh Amendment to Loan and Security Agreement, dated March 1, 2011, between LegalZoom.com, Inc. and Comerica Bank.
10.22		Eighth Amendment to Loan and Security Agreement, dated May 17, 2011, between LegalZoom.com, Inc. and Comerica Bank.
10.23		Ninth Amendment to Loan and Security Agreement, dated July 20, 2011, between LegalZoom.com, Inc. and Comerica Bank.
10.24		Tenth Amendment to Loan and Security Agreement, dated December 9, 2011, between LegalZoom.com, Inc. and Comerica Bank.
10.25		California Office Lease—Glendale Galleria II, dated October 18, 2010, by and between Glendale II Mall Associates, LLC and LegalZoom.com, Inc.
21.1		List of subsidiaries.
23.1	*	Consent of Sheppard, Mullin, Richter & Hampton LLP (included in Exhibit 5.1).
23.2		Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.
24.1		Power of Attorney (included on signature page to this registration statement).

*
To be filed by amendment.

+
Indicates a management contract or compensatory plan.

Exhibit 3.1

State of Delaware
Secretary of State
Division of Corporations
Delivered 10:34 AM 02/09/2007
FILED 10:34 AM 02/09/2007
SRV 070146260 - 4294375 FILE

RESTATED CERTIFICATE OF INCORPORATION

OF

LEGALZOOM.COM, INC.

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

LegalZoom.com, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1.                                       That the name of this corporation is LegalZoom.com, Inc., and that this corporation was originally incorporated pursuant to the General Corporation Law on January 31, 2007 under the name LegalZoom.com, Inc.

2.                                       That the Board of Directors duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be restated in its entirety to read as follows:

FIRST: The name of this corporation is LegalZoom.com, Inc. (the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is 1521 Concord Pike, Number 202, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is United States Corporation Agent, Inc.

THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 22,060,000 shares of Common Stock, $0.001 par value per share (“Common Stock”), and (ii) 7,628,000 shares of Preferred Stock, $0.001 par value per share (“Preferred Stock”).

Effective upon the filing (the “Effective Time”) of this Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, all of the stock of the Corporation issued and outstanding prior to the Effective Time shall, without further action by the Corporation or any stockholder, be reclassified as follows: (i) each share of the Corporation’s Common Stock, par value $0.001 per share, issued and outstanding immediately prior to the Effective Time shall remain outstanding and be unaffected by the filing of this

Restated Certificate of Incorporation, (ii) each share of the Corporation’s Series A Preferred Stock, par value $0.001 per share, issued and outstanding immediately prior to the Effective Time shall be reclassified and changed into one share of Common Stock, and (iii) each share of the Corporation’s Series B Preferred Stock, par value $0.001 per share, shall be reclassified and changed into one share of Common Stock.

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation. Unless otherwise indicated, references to “Sections” or “Subsections” in this Article refer to sections and subsections of this Article Fourth.

A.                                   COMMON STOCK

1.                                       General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein and as may be designated by resolution of the Board of Directors with respect to any series of Preferred Stock as authorized herein.

2.                                       Voting.

(a)                                  General. The holders of the Common Stock are entitled to one (1) vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings); provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Restated Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Restated Certificate of Incorporation or pursuant to the General Corporation Law. There shall be no cumulative voting. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares of stock of the Corporation representing a majority of the votes represented by all outstanding shares of stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

(b)                                 Election of Directors. The holders of record of the shares of Common Stock, exclusively and as a separate class, shall be entitled to elect two (2) directors of the Corporation, one (1) of whom shall be the Chief Executive Officer of the Corporation. Any director elected as provided in the preceding sentence may be removed without cause by, and only by, the affirmative vote of the holders of Common Stock, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders. Except as provided in this Subsection 2(b), Section B.3(b) and Section B.6(f), the holders of record of the shares of Common Stock and of the Series A Preferred Stock, exclusively and voting together as a single class, shall be entitled to elect all other directors of the Corporation. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director. A vacancy in any directorship filled by the holders of any class or series shall be filled only by vote or written consent in lieu of a meeting of the holders of such class or series or by any remaining director or directors elected by the holders of such class or series pursuant to this Restated Certificate of Incorporation.

B.                                     PREFERRED STOCK

All of the 7,628,000 shares of the Corporation’s Preferred Stock shall be designated as a series known as Series A Preferred Stock (the “Series A Preferred Stock”). The Series A Preferred Stock shall have the following rights, preferences, powers, privileges and restrictions, qualifications and limitations.

1.                                       Dividends. The Corporation shall not declare, pay or set aside any dividends on any other shares of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) unless the holders of the Series A Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series A Preferred Stock in an amount at least equal to (i) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Series A Preferred Stock as would equal the product of (A) the dividend payable on each share of such class or series determined, if applicable, as if all such shares of such class or series had been converted into Common Stock and (B) the number of shares of Common Stock issuable upon conversion of a share of Series A Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (ii) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Series A Preferred Stock determined by dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock and multiplying such fraction by an amount equal to $5.98471 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) (such amount, as so adjusted from time to time, being hereinafter referred to as the “Series A Original Issue Price”).

2.                                       Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

(a)                                  Payments to Holders of Series A Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets available for distribution to its stockholders before any payment shall be made to the holders of Common Stock or any other class or series of stock ranking on liquidation junior to the Series A Preferred Stock (such Common Stock and other stock being collectively referred to as “Junior Stock”) by reason of their ownership thereof, an amount per share of Series A Preferred Stock equal to the Series A Original Issue Price multiplied by 1.25 (the “Base Liquidation Amount”), plus any dividends declared but unpaid thereon. If upon any such liquidation, dissolution or winding up of the Corporation, the assets available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A Preferred Stock the full aforesaid preferential amount to which they shall be entitled, the holders of shares of Series A Preferred Stock shall share ratably in any distribution of the remaining assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares of Series A

Preferred Stock held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(b)                                 Payments to Holders of Common Stock. After the payment of all preferential amounts required to be paid to the holders of Series A Preferred Stock, the remaining assets available for distribution to the Corporation’s stockholders shall be distributed among the holders of the shares of Series A Preferred Stock and Common Stock, pro rata based on the number of shares held by each such holder, treating for this purpose all such securities as if they had been converted to Common Stock pursuant to the terms of this Restated Certificate of Incorporation immediately prior to such dissolution, liquidation or winding up of the Corporation; provided, however, that if and to the extent that the aggregate per share amount to be distributed to the holders of Series A Preferred Stock pursuant to this Subsection 2(b) would exceed the Series A Original Issue Price multiplied by two (2), the Base Liquidation Amount payable pursuant to Subsection 2(a) shall be reduced on a dollar-for-dollar basis by an amount equal to such excess amount; provided, further, that in no event shall the Base Liquidation Amount be reduced below zero (0). The aggregate amount which a holder of a share of Series A Preferred Stock is entitled to receive under Subsection 2(a) and 2(b) is hereinafter referred to as the “Series A Liquidation Amount.”

(c)                                  Deemed Liquidation Events.

(i)                                     The following events shall be deemed to be a liquidation of the Corporation for purposes of this Section 2 (a “Deemed Liquidation Event”), unless the holders of at least a majority of the then outstanding shares of Series A Preferred Stock elect otherwise by written notice given to the Corporation prior to the effective date of any such event:

(A)                              a merger or consolidation in which

(I)                                    the Corporation is a constituent party or

(II)                               a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation,

except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted or exchanged for shares of capital stock which represent, immediately following such merger or consolidation at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation of (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation (provided that, for the purpose of this Subsection, 2(c)(i), all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such merger or consolidation or upon conversion of Convertible Securities outstanding immediately prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of Common Stock are converted or exchanged); or

(B)                                the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

(ii)                                  The Corporation shall not have the power to effect any transaction constituting a Deemed Liquidation Event pursuant to Subsection 2(c)(i)(A)(I) above unless the agreement or plan of merger or consolidation provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2(a) and 2(b) above.

(iii)                               In the event of a Deemed Liquidation Event pursuant to Subsection 2(c)(i)(A)(II) or (B) above, if the Corporation does not effect a dissolution of the Corporation under the General Corporation Law within sixty (60) days after such Deemed Liquidation Event, then (A) the Corporation shall deliver a written notice to each holder of Series A Preferred Stock no later than the sixtieth (60th) day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (B) to require the redemption of such shares of Series A Preferred Stock, and (B) if the holders of at least a majority of the then outstanding shares of Series A Preferred Stock so request in a written instrument delivered to the Corporation not later than seventy-five (75) days after such Deemed Liquidation Event, the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, and expenses incurred in such transaction, in each case as determined in good faith by the Board of Directors of the Corporation) (the “Net Proceeds”) to redeem, to the extent legally available therefore, on the ninetieth (90th) day after such Deemed Liquidation Event (the “Liquidation Redemption Date”), all outstanding shares of Series A Preferred Stock at a price per share equal to the Series A Liquidation Amount. In the event of a redemption pursuant to the preceding sentence, if the Net Proceeds are not sufficient to redeem all outstanding shares of Series A Preferred Stock, or if the Corporation does not have sufficient lawfully available funds to effect such redemption, the Corporation shall redeem a pro rata portion of each holder’s shares of Series A Preferred Stock, to the fullest extent of such Net Proceeds or such lawfully available funds, as the case may be, and, where such redemption is limited by the amount of lawfully available funds, the Corporation shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefor. The provisions of Subsections 6(b) through 6(f) below shall apply, with such necessary changes in the details thereof as are necessitated by the context, to the redemption of the Series A Preferred Stock pursuant to this Subsection 2(c)(iii). Prior to the distribution or redemption provided for in this Subsection 2(c)(iii), the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in the ordinary course of business.

(iv)                              The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale, transfer, exclusive license, other disposition or redemption shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity. The value of such property, rights or securities shall be determined in good faith by the Board of Directors of the Corporation.

3.                                       Voting.

(a)                                  On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Series A Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series A Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or by the provisions of Section A.2(b), Subsection 3(b) and Subsection 3(c), holders of Series A Preferred Stock shall vote together with the holders of Common Stock, and with the holders of any other series of Preferred Stock the terms of which so provide, as a single class.

(b)                                 Subject to Subsection 6(f), the holders of record of the shares of Series A Preferred Stock, exclusively and as a separate class, shall be entitled to elect two (2) directors of the Corporation (the “Series A Directors”). Any director elected as provided in the preceeding sentence may be removed without cause by, and only by, the affirmative vote of the holders of the shares of Series A Preferred Stock, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders. Except as provided in this Subsection 3(b), Section A.2(b) and Subsection 6(f), the holders of record of the shares of Common Stock and of the Series A Preferred Stock, exclusively and voting together as a single class, shall be entitled to elect all other directors of the Corporation. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director. A vacancy in any directorship filled by the holders of any class of series shall be filled only by vote or written consent in lieu of a meeting of the holders of such class or series or by any remaining director or directors elected by the holders of such class or series pursuant to this Restated Certificate of Incorporation.

(c)                                  At any time when at least 2,542,667 shares of Series A Preferred Stock are outstanding (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting the shares of Series A Preferred Stock), except where the vote or written consent of the holders of a greater number of shares of the Corporation is required by law or by this Restated Certificate of Incorporation, and in addition to any other vote required by law or this Restated Certificate of Incorporation, without the written consent or affirmative vote of the holders of at a majority of the then outstanding shares of Series A Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, the Corporation shall not, either directly or by amendment, merger, consolidation or otherwise:

(i)                                     amend, alter or repeal any provision of this Restated Certificate of Incorporation or the Corporation’s By-laws in a manner that adversely affects that rights, preferences, privileges and other restrictions of the Series A Preferred Stock;

(ii)                                  increase or decrease the number of authorized shares of Series A Preferred Stock;

(iii)                               authorize or enter into any transaction or series of related transactions (i) for the sale, exclusive license or other disposition of a substantial portion of the assets of the Corporation or its subsidiaries, (ii) for the acquisition of any equity interests or all or substantially all of the assets of another entity, including by merger, in each case, where the fair market value of the consideration paid or issued by the Corporation or its subsidiaries in connection with the transaction exceeds $5,000,000, (iii) for the merger, consolidation or other reorganization with or into another entity, (iv) for the voluntary dissolution or liquidation of the Corporation, or (iv) otherwise constituting a Change of Control (as defined below);

(iv)                              authorize, designate, issue or reclassify any equity security senior to or on parity with the Series A Preferred Stock, with regard to redemption, liquidation preference, voting rights or dividends;

(v)                                 increase the size of the Board of Directors, except as contemplated by Subsection 6(f);

(vi)                              pay or declare dividends on, make distributions with respect to, or repurchase any shares of capital stock of the Corporation, other than (a) the redemption of shares of Series A Preferred Stock pursuant to Subsection 6 hereof, (b) the repurchase of shares of the Corporation’s capital stock as contemplated by the terms of that certain Series A Convertible Preferred Stock Purchase and Share Redemption Agreement dated as of January 4, 2007 by and among the Corporation’s predecessor and the Investors party thereto, as the same may be amended and/or restated from time to time (the “Purchase Agreement”), (c) repurchases of Common Stock upon termination of employment or service at the lesser of cost or fair market value in the case of unvested shares and at fair market value in the case of vested shares pursuant to agreements and plans in effect on the date hereof or otherwise approved by a majority of the Board of Directors of the Corporation, (d) dividends declared and paid on the Series A Preferred Stock to the extent not inconsistent with the terms of this Restated Certificate of Incorporation, and (e) dividends declared and paid on shares of Common Stock payable in shares of Common Stock;

(vii)                           incur any aggregate indebtedness for borrowed money in excess of $5,000,000;

(viii)                        increase the number of shares available for grant under the Corporation’s 2000 Stock Option Plan or 2007 Stock Option Plan (the “Option Plans”) or authorize or establish any new plan or arrangement providing for the grant or issuance of shares of Common Stock, Options or Convertible Securities to directors, employees or consultants of the Corporation; or

(ix)                                issue, or commit to issue, any shares of Series A Preferred Stock, other than pursuant to the terms of the Purchase Agreement.

For purposes hereof, the term “Change of Control” means, regardless of form thereof, (1) the dissolution or liquidation of the Corporation, (2) the sale or exclusive license of all or substantially all of the assets of the Corporation on a consolidated basis to a person or entity which is not an affiliate of the Corporation, (3) a merger, reorganization or consolidation in which the outstanding shares of the Corporation’s capital stock are converted into or exchanged for a different kind of securities of the successor entity and the holders of the Corporation’s outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the successor entity immediately upon completion of such transaction, or (4) the sale of all or substantially all of the outstanding stock of the Corporation to a person or entity which is not an affiliate of the Corporation.

4.                                       Optional Conversion.

The holders of the Series A Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a)                                  Right to Convert. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $5.98471 by the Series A Conversion Price (as defined below) in effect at the time of conversion. The “Series A Conversion Price” shall initially be equal to the Series A Original Issue Price. Such initial Series A Conversion Price, and the rate at which shares of Series A Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

In the event of a notice of redemption of any shares of Series A Preferred Stock pursuant to Section 6 hereof, the Conversion Rights of the shares designated for redemption shall terminate at the close of business on the last full day preceding the date fixed for redemption, unless the redemption price is not paid on such redemption date, in which case the Conversion Rights for such shares shall continue until such price is paid in full. In the event of a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Series A Preferred Stock.

(b)                                 Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors of the Corporation. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

(c)                                  Mechanics of Conversion.

(i) In order for a holder of Series A Preferred Stock to voluntarily convert shares of Series A Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Series A Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Series A Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Series A Preferred Stock represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent of such certificates (or lost certificate affidavit and agreement) and notice (or by the Corporation if the Corporation serves as its own transfer agent) shall be the time of conversion (the “Conversion Time’’), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Time, issue and deliver at such office to such holder of Series A Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share.

(ii)                                  The Corporation shall at all times when the Series A Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Series A Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Restated Certificate of Incorporation. Before taking any action which would cause an adjustment reducing the Series A Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock, the

Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Series A Conversion Price.

(iii)                               All shares of Series A Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and to receive payment of any dividends declared but unpaid thereon. Any shares of Series A Preferred Stock so converted shall be retired and cancelled and shall not be reissued as shares of such series, and the Corporation (without the need for stockholder action) may from time to time take such appropriate action as may be necessary to reduce the authorized number of shares of Series A Preferred Stock accordingly.

(iv)                              Upon any such conversion, no adjustment to the Series A Conversion Price shall be made for any declared but unpaid dividends on the Series A Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

(v)                                 The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series A Preferred Stock pursuant to this Section 4. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series A Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

(d)                                 Adjustments to Series A Conversion Price for Diluting Issues.

(i)                                     Special Definitions. For purposes of this Section 4, the following definitions shall apply:

(A)                              “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(B)                                “Series A Original Issue Date” shall mean the date on which the first share of Series A Preferred Stock was issued.

(C)                                “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

(D)                               “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Subsection 4(d)(iii) below, deemed to be issued) by the Corporation after the Series A Original Issue Date, other than the following (“Exempted Securities”):

(I)                                   shares of Common Stock issued or deemed issued as a dividend or distribution on Series A Preferred Stock;

(II)                               shares of Common Stock issued or issuable by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Subsection 4(e) or 4(f) below;

(III)                           up to 2,205,650 shares of Common Stock, including Options therefor (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), issued to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries pursuant to the Option Plans, whether issued before or after the Series A Original Issue Date (provided that any Options for such shares that expire or terminate unexercised or any restricted stock repurchased by the Corporation at cost shall not be counted toward such maximum number unless and until such shares are regranted as new stock grants (or as new Options) pursuant to the terms of any such plan, agreement or arrangement);

(IV)                          shares of Common Stock or Convertible Securities actually issued upon the exercise of Options or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security;

(V)                              shares of Common Stock or Convertible Securities issued to lenders, financial institutions, equipment lessors, or real estate lessors to the Corporation in connection with a bona fide borrowing or leasing transaction approved by the Board of Directors of the Corporation (including at least one (1) Series A Director); and

(VI)                          shares of Common Stock or Convertible Securities issued pursuant to the acquisition of another business by the Corporation by merger, purchase of substantially all of the assets or shares, or other reorganization approved by the Board of Directors of the Corporation (including at least one (1) Series A Director) whereby the Corporation or its stockholders own not less than a majority of the voting power of the surviving or successor business.

(ii)                                  No Adjustment of Series A Conversion Price. No adjustment in the Series A Conversion Price shall be made as the result of issuance of Additional Shares of Common Stock if: (a) the consideration per share (determined pursuant to Subsection 4(d)(v)) for such Additional Shares of Common Stock issued or deemed to be issued by the Corporation is equal to or greater than the applicable Series A Conversion Price in effect immediately prior to the issuance or deemed issuance of such Additional Shares of Common Stock, or (b) prior to such issuance or deemed issuance, the Corporation receives written notice from the holders of at least a majority of the then outstanding shares of Series A Preferred Stock agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.

(iii)                               Deemed Issue of Additional Shares of Common Stock.

(A)                              If the Corporation at any time or from time to time after the Series A Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which, upon exercise, conversion or exchange thereof, would entitle the holder thereof to receive Exempted Securities pursuant to Subsections 4(d)(i)(D)(I), (II), (III), or (IV)) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(B)                                If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Series A Conversion Price pursuant to the terms of Subsection 4(d)(iv) below, are revised (either automatically pursuant to the provisions contained therein or as a result of an amendment to such terms) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then, effective upon such increase or decrease becoming effective, the Series A Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Series A Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no adjustment pursuant to this clause (B) shall have the effect of increasing the Series A Conversion Price to an amount which exceeds the lower of (i) the Series A Conversion Price on the original adjustment date, or (ii) the Series A Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

(C)                                If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which, upon exercise, conversion or exchange thereof, would entitle the holder thereof to receive Exempted Securities pursuant to Subsections 4(d)(i)(D)(I), (II), (III), or (IV)), the issuance of which did not result in an adjustment to the Series A Conversion Price pursuant to the terms of Subsection 4(d)(iv) below (either because the consideration per share (determined pursuant to Subsection 4(d)(v) hereof) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Series A Conversion Price then in effect, or because such Option or Convertible Security was issued before the Series A Original Issue Date), are revised after the Series A Original Issue Date (either automatically pursuant to the provisions contained therein or as a result of an amendment to such terms) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Subsection 4(d)(iii)(A) above) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(D)                               Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Series A Conversion Price pursuant to the terms of Subsection 4(d)(iv) below, the Series A Conversion Price shall be readjusted to such Series A Conversion Price as would have obtained had such Option or Convertible Security never been issued.

(iv)                              Adjustment of Series A Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall at any time after the Series A Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection

4(d)(iii)), without consideration or for a consideration per share less than the applicable Series A Conversion Price in effect immediately prior to such issue, then the Series A Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP2 = CP1 * (A + B) ÷ (A + C)

For purposes of the foregoing formula, the following definitions shall apply:

(A)                              CP2 shall mean the Series A Conversion Price in effect immediately after such issue of Additional Shares of Common Stock;

(B)                                CP1 shall mean the Series A Conversion Price in effect immediately prior to such issue of Additional Shares of Common Stock;

(C)                                “A” shall mean the number of shares of Common Stock outstanding and deemed outstanding immediately prior to such issue of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issue or upon conversion of Convertible Securities (including the Series A Preferred Stock) outstanding immediately prior to such issue);

(D)                               “B” shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1); and

(E)                                 “C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.

(v)                                 Determination of Consideration. For purposes of this Subsection 4(d), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(A)                              Cash and Property: Such consideration shall:

(I)                                   insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

(II)                               insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors of the Corporation; and

(III)                          in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (I) and (II) above, as determined in good faith by the Board of Directors of the Corporation.

(B)                                Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 4(d)(iii), relating to Options and Convertible Securities, shall be determined by dividing

(I)                                    the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(II)                                the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(vi)                              Multiple Closing Dates. In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Series A Conversion Price pursuant to the terms of Subsection 4(d)(iv) above, then, upon the final such issuance, the Series A Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without additional giving effect to any adjustments as a result of any subsequent issuances within such period).

(e)                                  Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Series A Original Issue Date effect a subdivision of the outstanding Common Stock without a comparable subdivision of the Series A Preferred Stock or combine the outstanding shares of Series A Preferred Stock without a comparable combination of the Common Stock, the Series A Conversion Price in effect immediately before that subdivision or combination shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Series A Original Issue Date combine the outstanding shares of Common Stock without a comparable combination of the Series A Preferred Stock or effect a subdivision of the outstanding shares of Series A Preferred Stock without a comparable subdivision of the Common Stock, the Series A Conversion Price in effect immediately before the combination or subdivision shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this Subsection 4(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(f)                                    Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Series A Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Series A Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Series A Conversion Price then in effect by a fraction:

(1)                                  the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2)                                  the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series A Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series A Conversion Price shall be adjusted pursuant to this Subsection 4(f) as of the time of actual payment of such dividends or distributions; and provided further, however, that no such adjustment shall be made if the holders of Series A Preferred Stock simultaneously receive (i) a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series A Preferred Stock had been converted into Common Stock on the date of such event or (ii) a dividend or other distribution of shares of Series A Preferred Stock which are convertible, as of the date of such event, into such number of shares of Common Stock as is equal to the number of additional shares of Common Stock being issued with respect to each share of Common Stock in such dividend or distribution.

(g)                                 Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Series A Original Issue Date shall make or issue, or fix a record date for the determination of holders of capital stock of the Corporation entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Section (C)(1) do not apply to such dividend or distribution, then and in each such event provision shall be made so that the holders of the Series A Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the kind and amount of securities of the Corporation, cash or other property which they would have been entitled to receive had the Series A Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this paragraph with respect to the rights of the holders of the Series A Preferred Stock; provided, however, that no such provision shall be made if the holders of Series A Preferred Stock receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities, cash or other property in an amount equal to the amount of such securities, cash or other property as they would have received if all outstanding shares of Series A Preferred Stock had been converted into Common Stock on the date of such event.

(h)                                 Adjustment for Merger or Reorganization, etc. Subject to the provisions of Subsection 2(c), if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Series A Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Subsections (e), (f) or (g) of this Section 4), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Series A Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Series A Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Corporation) shall be made in the application of the provisions in this Section 4 with respect to the rights and interests thereafter of the holders of the Series A Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Series A Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series A Preferred Stock.

(i)                                     Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series A Conversion Price pursuant to this Section 4, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than ten (10) days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the

Series A Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Series A Preferred Stock (but in any event not later than ten (10) days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Series A Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Series A Preferred Stock.

(j)                                     Notice of Record Date. In the event:

(i)                                     the Corporation shall take a record of the holders of its Common Stock (or other stock or securities at the time issuable upon conversion of the Series A Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right; or

(ii)                                  of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, or any Deemed Liquidation Event; or

(iii)                               of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation,

then, and in each such case, the Corporation will send or cause to be sent to the holders of the Series A Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other stock or securities at the time issuable upon the conversion of the Series A Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Series A Preferred Stock and the Common Stock. Such notice shall be sent at least ten (10) days prior to the record date or effective date for the event specified in such notice. Any notice required by the provisions hereof to be given to a holder of shares of Preferred Stock shall be deemed sent to such holder if deposited in the United States mail, postage prepaid, and addressed to such holder at his, her or its address appearing on the books of the Corporation.

5.                                       Mandatory Conversion.

(a)                                  Upon the earlier of (A) the closing of the sale of shares of Common Stock to the public at a price of at least $17.9804 per share (subject to appropriate adjustment for stock splits, stock dividends, combinations and other similar recapitalizations affecting such shares), in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $50 million of gross proceeds to the Corporation and with respect to which such Common Stock is listed for trading on either the New York Stock Exchange or the NASDAQ National Market (a “Qualifying Public Offering”) or (B) a date specified by vote or written consent of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock (the “Mandatory Conversion Date”), (i) all outstanding shares of Series A Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective conversion rate and (ii) such shares may not be reissued by the Corporation as shares of such series.

(b)                                 All holders of record of shares of Series A Preferred Stock shall be given written notice of the Mandatory Conversion Date and the place designated for mandatory conversion of all such shares of Series A Preferred Stock pursuant to this Section 5. Such notice need not be given in advance of the occurrence of the Mandatory Conversion Date. Such notice shall be sent by first class or registered mail, postage prepaid, or given by electronic communication in compliance with the provisions of the General Corporation Law, to each record holder of Series A Preferred Stock. Upon receipt of such notice, each holder of shares of Series A Preferred Stock shall surrender his, her or its certificate or certificates for all such shares to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled pursuant to this Section 5. On the Mandatory Conversion Date, all outstanding shares of Series A Preferred Stock shall be deemed to have been converted into shares of Common Stock, which shall be deemed to be outstanding of record, and all rights with respect to the Series A Preferred Stock so converted, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates therefor, to receive certificates for the number of shares of Common Stock into which such Series A Preferred Stock has been converted, and payment of any declared but unpaid dividends thereon. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. As soon as practicable after the Mandatory Conversion Date and the surrender of the certificate or certificates for Series A Preferred Stock, the Corporation shall cause to be issued and delivered to such holder, or on his, her or its written order, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and cash as provided in Subsection 4(b) in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion.

(c)                                  All certificates evidencing shares of Series A Preferred Stock which are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the Mandatory Conversion Date, be deemed to have been retired and cancelled and the shares of Series A Preferred Stock represented thereby converted into Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. Such converted Series A Preferred Stock may not be reissued as shares of such Series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series A Preferred Stock accordingly.

6.                                       Redemption.

(a)                                  Redemption. Commencing on the seventh (7th) anniversary of the Series A Original Issue Date, the holders of at least a majority of the then outstanding shares of Series A Preferred Stock may request in writing that the Corporation redeem all shares of Series A Preferred Stock then outstanding out of funds lawfully available therefor at a price per share equal to the Series A Original Issue Price, plus a cumulative dividend accruing from day to day at a rate per annum equal to $.4788 from and after the date of issuance of such share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting the shares of Series A Preferred Stock) (the “Redemption Price”), in which case the Corporation may elect, in its sole discretion, to redeem such outstanding shares, commencing with an initial redemption of at least one-half (1/2) of such outstanding shares within sixty (60) days after receipt by the Corporation of such holders’ written notice requesting redemption of such outstanding shares and a subsequent redemption of the remaining portion of such outstanding shares prior to the date that is no later than sixty (60) days after the first anniversary of the Corporation’s receipt of such holders’ written notice (the date of each such installment being referred to as a “Redemption Date”). On each Redemption Date, the Corporation shall redeem shares of Series A Preferred Stock on a pro rata basis in accordance with the number of shares of Series A Preferred Stock owned by each holder.

(b)                                 Redemption Notice. Written notice of any redemption required to be effected pursuant to Subsection 6(a) above (the “Redemption Notice”) shall be mailed, postage prepaid, to each holder of record of Series A Preferred Stock, at its post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the General Corporation Law, not less than forty (40) days prior to each Redemption Date. Each Redemption Notice shall state:

(I)                                   the number of shares of Series A Preferred Stock held by the holder that the Corporation shall redeem on the Redemption Date specified in the Redemption Notice;

(II)                               the Redemption Date and the Redemption Price;

(III)                          the date upon which the holder’s right to convert such shares terminates (as determined in accordance with Section 4(a)); and

(IV)                          that the holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Series A Preferred Stock to be redeemed.

(c)                                  Surrender of Certificates; Payment. On or before the applicable Redemption Date, each holder of shares of Series A Preferred Stock to be redeemed on such Redemption Date, unless such holder has exercised his, her or its right to convert such shares as provided in Section 4 hereof, shall surrender the certificate or certificates representing such shares to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event less than all of the shares of Series A Preferred Stock represented by a certificate are redeemed, a new certificate representing the unredeemed shares of Series A Preferred Stock shall promptly be issued to such holder.

(d)                                 Rights Subsequent to Redemption. If the Redemption Notice shall have been duly given, and if on the applicable Redemption Date the Redemption Price payable upon redemption of the shares of Series A Preferred Stock to be redeemed on such Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor, then notwithstanding that the certificates evidencing any of the shares of Series A Preferred Stock so called for redemption shall not have been surrendered, dividends with respect to such shares of Preferred Stock shall cease to accrue after such Redemption Date and all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the Redemption Price without interest upon surrender of their certificate or certificates therefor.

(e)                                  Redeemed or Otherwise Acquired Shares. Any shares of Series A Preferred Stock which are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately canceled and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Series A Preferred Stock following redemption.

(f)                                    Right to Elect Additional Directors. If the Company for any reason fails to consummate the redemption of any shares of Series A Preferred Stock requested to be redeemed pursuant to Subsection 6(a) above within the timeframes specified in such subsection, unless such request for redemption is later rescinded in writing by the holders of at least a majority of the then outstanding shares of Series A Preferred Stock or all shares of Series A Preferred Stock shall have been converted into shares of Common Stock pursuant to Subsection 4(a) and/or Subsection 4(b) above prior to the date such redemption occurs, the number of directors constituting the Board of Directors of the Corporation shall automatically be increased by a number equal to (x) the number of directors then constituting the Board of Directors less the number of Series A Directors, plus (y) one (1), in which case the holders of outstanding shares of Series A Preferred Stock shall be entitled, voting as a single class (to the exclusion of the holders of all other securities and classes of capital stock of the Corporation), to elect such additional directors. The period beginning on the Redemption Date and ending on the date upon which all shares of Series A Preferred Stock required to be redeemed are so redeemed or otherwise have been converted into shares of Common Stock is referred to herein as the “Voting Period.”

(i)                                     As soon as practicable after the commencement of the Voting Period, the Corporation shall call a special meeting of the holders of outstanding shares of Series A Preferred Stock to be held no more than ten (10) days after the date of mailing of notice of such meeting. If the Corporation fails to send a notice, any such holder may call the meeting on like notice. The record date for determining the holders of Series A Preferred Stock entitled to notice of and to vote at such special meeting shall be the close of business on the fifth (5th)

business day on which such notice is mailed. At any such special meeting and at each meeting of holders of shares of Series A Preferred Stock held during a Voting Period at which directors are to be elected (or with respect to any action by written consent in lieu of a meeting of stockholders), such holders, voting together as a single class to the exclusion of the holders of all securities and classes of capital stock of the Corporation, shall be entitled to elect the number of directors prescribed in this Subsection 6(f), and each share of Series A Preferred Stock shall be entitled to one (1) vote (whether voted in person by the holder therefor or by proxy or pursuant to a stockholders consent).

(ii)                                  The terms of office of all persons who are incumbent directors of the Corporation at the time of a special meeting of the holders of Series A Preferred Stock to elect such additional directors shall continue, notwithstanding the election of such meeting of the additional directors that such holders are entitled to elect, and the additional directors so elected by such holders, together with such incumbent directors, shall constitute the duly elected Board of Directors of the Corporation. Simultaneously with the termination of a Voting Period, the terms of office of the additional directors elected by the holders of the Series A Preferred Stock shall terminate, such incumbent directors shall constitute the Board of Directors of the Corporation and the rights of the holders of Series A Preferred Stock to elect additional directors pursuant to this Subsection 6(f) shall cease.

7.                                       Waiver. Any of the rights, powers or preferences of the holders of Series A Preferred Stock set forth herein may be defeased by the affirmative consent or vote of the holders of at least a majority of the shares of Series A Preferred Stock then outstanding.

FIFTH: Subject to any additional vote required by this Restated Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

SIXTH: Subject to any additional vote required by this Restated Certificate of Incorporation, the number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation.

SEVENTH: Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

EIGHTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

NINTH: To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article Ninth to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Any repeal or modification of the foregoing provisions of this Article Ninth by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

TENTH: To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which General Corporation Law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law.

Any amendment, repeal or modification of the foregoing provisions of this Article Tenth shall not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director, officer or other agent occurring prior to, such amendment, repeal or modification.

ELEVENTH: Subject to any additional vote required by this Restated Certificate of Incorporation, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

TWELFTH: The Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Series A Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.

THIRTEENTH: In connection with repurchases by the Corporation of its Common Stock from employees, officers, directors, advisors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares at cost or fair market value upon the occurrence of certain events, such as the termination of employment, Sections 502 and 503 of the California Corporations Code shall not apply in all or in part with respect to such repurchases.

*    *    *

3.                                       The foregoing restatement was approved by the holders of the requisite number of shares of said corporation in accordance with Section 228 of the General Corporation Law.

4.                                       That said Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of the Corporation’s Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

[Remainder of Page Left Blank]

IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been executed by a duly authorized officer of the Corporation on this 7 day of February, 2007.

By:	/s/ Brian Liu
Name: Brian Liu
Title: Chairman of the Board

RESTATED CERTIFICATE

State of Delaware
Secretary of State
Division of Corporations
Delivered 02:03 PM 02/25/2010
FILED 02:03 PM 02/25/2010
SRV 100207524 - 4294375 FILE

CERTIFICATE OF AMENDMENT

OF THE

RESTATED CERTIFICATE OF INCORPORATION

OF

LEGALZOOM.COM, INC.

LegalZoom.com, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify on this 24th day of February, 2010 that:

FIRST: The board of directors of the Corporation (the “Board”) duly adopted the following resolution in accordance with the provisions of Section 141 and Section 242 of the General Corporation Law of the State of Delaware:

RESOLVED, that the Board hereby declares it advisable and in the best interests of the Corporation that the Certificate of Amendment of the Restated Certificate of Incorporation be, and hereby is, adopted and approved to amend the Restated Certificate of Incorporation as follows:

1.             Article Second shall be deleted and replaced in its entirety with the following:

“The address of the registered office of the Corporation in the State of Delaware is 1521 Concord Pike, Number 301, in the City of Wilmington, County of New Castle. The name of the registered agent at such address is United States Corporation Agents, Inc.”

2.             Section (B)(4)(d)(i)(D)(III) of Article Fourth shall be deleted and replaced in its entirety with the following:

“up to 2,874,964 shares of Common Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) issued to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries as restricted stock or pursuant to the exercise of Options under the Option Plans, in each case, after the Series A Original Issue Date;”

3.             Except as expressly provided in this resolution, all terms and conditions of the Restated Certificate of Incorporation shall remain in full force and effect.

1

SECOND: This amendment of the Restated Certificate of Incorporation of the Corporation has been duly adopted by written consent by the holders of a majority of the outstanding stock entitled to vote thereon, and a majority of the outstanding stock of each class entitled to vote thereon as a class, in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

2

IN WITNESS WHEREOF, this Certificate of Amendment of the Restated Certificate of Incorporation of LegalZoom.com, Inc. has been executed as of the date first written above.

LEGALZOOM.COM, INC.

By:	/s/ John Suh
John Suh
Chief Executive Officer

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:59 PM 07/29/2011
FILED 01:59 PM 07/29/2011
SRV 110873335 - 4294375 FILE

SECOND CERTIFICATE OF AMENDMENT

OF THE

RESTATED CERTIFICATE OF INCORPORATION

OF

LEGALZOOM.COM, INC.

LegalZoom.com, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY

FIRST: The Corporation’s Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on February 9, 2007 as amended by that certain Certificate of Amendment to the Restated Certificate of Incorporation filed with the Secretary of State of Delaware on February 25, 2010 (collectively, the “Restated Certificate of Incorporation”).

SECOND: The first two paragraph of Article FOURTH shall be deleted and replaced with the following:

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 66,180,000 shares of Common Stock, $0.001 par value per share (“Common Stock”), and (ii) 7,628,000 shares of Preferred Stock, $0.001 par value per share (“Preferred Stock”).

Effective upon the filing of the Second Certificate of Amendment of the Restated Certificate of Incorporation pursuant to the General Corporation Law of the State of Delaware (the “Effective Time”), each share of the Corporation’s Common Stock, par value $0.001 per share (the “Old Common Stock”), issued and outstanding immediately prior to the Effective Time, will be automatically reclassified as and converted into three shares of the Corporation’s Common Stock par value $0.001 per share (the “New Common Stock”) (the “Forward Stock Split”). Any stock certificate that, immediately prior to the Effective Time, represented shares of the Old Common Stock will, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the number of shares of the new Common Stock as equals the product obtained by multiplying the number of shares of Old Common Stock represented by such certificate immediately prior to the Effective Time by three (3). No fractional share of Common Stock shall be issued as a result of the Forward Stock Split.

THIRD: This Second Certificate of Amendment of the Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 141, 228 and 242 of the General Corporation Law of the State of Delaware, by approval of the Board of Directors of the Corporation and by the affirmative vote of the holders of at least a majority of the outstanding stock of the Corporation entitled to vote.

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IN WITNESS WHEREOF the undersigned has caused this Second Certificate of Amendment of the Restated Certificate of Incorporation to be duly executed as of the 19th day of July.

LegalZoom.com, Inc.,
a Delaware corporation

By:	/s/ Charles E. Rampenthal
Charles E. Rampenthal
Secretary and General Counsel.

2

State of Delaware
Secretary of State
Division of Corporations
Delivered 02:33 PM 09/29/2011
FILED 02:33 PM 09/29/2011
SRV 111054917 - 4294375 FILE

THIRD CERTIFICATE OF AMENDMENT

OF THE

RESTATED CERTIFICATE OF INCORPORATION

OF

LEGALZOOM.COM, INC.

LegalZoom.com, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

FIRST: The Corporation’s Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on February 9, 2007, as amended by that certain Certificate of Amendment to the Restated Certificate of Incorporation filed with the Secretary of State of Delaware on February 25, 2010, and as further amended by that certain Second Certificate of Amendment to the Restated Certificate of Incorporation filed with the Secretary of State of Delaware on July 29, 2011 (collectively, the “Restated Certificate of Incorporation”).

SECOND: Section (B)(4)(d)(i)(D)(III) of Article Fourth shall be deleted and replaced in its entirety with the following:

“up to 10,042,039 shares of Common Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) issued to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries as restricted stock or pursuant to the exercise of Options under the Option Plans, in each case, after the Series A Original Issue Date;”

THIRD: This Third Certificate of Amendment of the Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 141, 228 and 242 of the General Corporation Law of the State of Delaware, by approval of the Board of Directors of the Corporation and by the affirmative vote of the holders of at least a majority of the outstanding stock of the Corporation entitled to vote.

IN WITNESS WHEREOF the undersigned has caused this Third Certificate of Amendment of the Restated Certificate of Incorporation to be duly executed as of the 29 day of September, 2011.

LegalZoom.com.Inc.,
a Delaware corporation

By:	/s/ Charles E. Rampenthal
Charles E. Rampenthal
Secretary and General Counsel

Exhibit 3.2

[FORM OF]

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
LEGALZOOM.COM, INC.,
a Delaware corporation

LegalZoom.com, Inc., a corporation incorporated and existing under the laws of the State of Delaware, hereby certifies as follows:

1.                                       The corporation was originally incorporated and its original certificate of incorporation was filed with the Secretary of State of the State of Delaware on January 31, 2007, and restated by the Restated Certificate of Incorporation of LegalZoom.com, Inc. filed on February 9, 2007, and amended by: (i) the Certificate of Amendment of the Restated Certificate of Incorporation of LegalZoom.com, Inc., filed on February 10, 2010; (ii) the Second Certificate of Amendment of the Restated Certificate of Incorporation of LegalZoom.com, Inc. filed on July 29, 2011; and (iii) the Third Certificate of Amendment of LegalZoom.com, Inc. filed on September 29, 2011 (collectively, the “Original Certificate of Incorporation”).

2.                                       This Amended and Restated Certificate of Incorporation, was duly adopted in accordance with the provisions of Sections 141(f), 228, 242 and 245 of the Delaware General Corporation Law by the written consent of the corporation’s board of directors and stockholders.  This Amended and Restated Certificate of Incorporation restates, integrates, amends and supersedes the provisions of the Original Certificate of Incorporation of the corporation.

3.                                       This Amended and Restated Certificate of Incorporation shall become effective, in accordance with Section 103(d) of the Delaware General Corporation Law, at [          ] [a.m./p.m.] Delaware time on [                      ], 2012 concurrently with the closing of LegalZoom.com, Inc.’s initial public offering of shares of its common stock pursuant to Registration Statement No. 333-[                ] on Form S-1, provided that this Amended and Restated Certificate of Incorporation shall not become effective unless and until such closing occurs on such date. If such closing does not occur on such date, this Amended and Restated Certificate of Incorporation shall be terminated on such date and the Original Certificate of Incorporation shall remain in full force and effect.

The text of the Amended and Restated Certificate of Incorporation of the corporation is hereby restated and amended to read in its entirety as follows:

ARTICLE I

NAME

The name of the corporation is LegalZoom.com, Inc. (the “Corporation”).

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ARTICLE II

REGISTERED AGENT

The address of this corporation’s registered office in the State of Delaware is located at 1521 Concord Pike, Number 301, in the City of Wilmington, County of New Castle.  The name of its registered agent at such address is United States Corporation Agents, Inc.

ARTICLE III

PURPOSES

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law.

ARTICLE IV

CAPITAL STOCK

A.            Authorized Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.”  The total number of shares, of stock that the Corporation is authorized to issue is [                         (                        )] shares, consisting of [                         (                        )] shares of Common Stock, par value $0.001 per share, and [                         (                        )], par value $0.001 per share.

B.            Preferred Stock. Shares of Preferred Stock may be issued in one or more series, from time to time, with each such series to consist of such number of shares and to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the board of directors of the Corporation, and the board of directors of the Corporation is hereby expressly vested with the authority, to the full extent now or hereafter provided by law, to adopt any such resolution or resolutions. The authority of the board of directors of the Corporation with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:

(1)           The number of shares constituting that series and the distinctive designation of that series;

(2)           The dividend rate or rates on the shares of that series, the terms and conditions upon which and the periods in respect of which dividends shall be payable, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(3)           Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

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(4)           Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the board of directors of the Corporation shall determine;

(5)           Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in the event of redemption, which amount may vary under different conditions and at different redemption dates;

(6)           Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(7)           The rights of the shares of that series in the event of voluntary or involuntary liquidation, distribution of assets, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

(8)           Any other relative rights, powers, and preferences, and the qualifications, limitations and restrictions thereof, of that series.

The board of directors of the Corporation is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series of Preferred Stock, the number of which was fixed by it, subsequent to the issuance of shares such series then outstanding, subject to the powers, preferences, and rights, and the qualifications, limitations thereof stated in this Amended and Restated Certificate of Incorporation or the resolution of the board of directors of the Corporation originally fixing the number of shares of such series.

C.            Common Stock.  The Common Stock shall have the rights, powers, qualifications and limitations, as hereinafter set forth in this Article IV.

(1)           Each holder of Common Stock, as such, shall be entitled, with respect to each share of Common Stock held by such holder on the applicable record date, to one vote in person or by proxy on all matters properly submitted to a vote of the holders of Common Stock on which the holders of shares of Common Stock are entitled to vote. Notwithstanding the foregoing, and except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together with the holders of one or more other such series of Preferred Stock, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the Delaware General Corporation Law.

(2)           Subject to the rights, if any, of the holders of any outstanding series of Preferred Stock in respect thereof, the holders of shares of Common Stock, as such, shall be entitled to receive such dividends and other distributions in cash, property or shares of stock of the Corporation when, as and if declared thereon by the board of directors of the Corporation

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from time to time out of assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(3)           Upon the dissolution, liquidation or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, and subject to the rights, if any, of the holders of any outstanding series of Preferred Stock in respect thereof, the holders of shares of Common Stock, as such, shall be entitled to receive the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them.

ARTICLE V

MANAGEMENT

A.            Board of Directors

(1)           The business and affairs of the Corporation shall be managed by, or under the direction of, the board of directors of the Corporation. The number of directors of the Corporation shall be fixed from time to time in the bylaws or any amendment thereof duly adopted by the board of directors of the Corporation.

(2)           Effective upon the consummation of the Corporation’s initial public offering of securities, the directors shall be divided into three classes, designated Class I, Class II and Class III.  Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire board of directors of the Corporation.  The initial division of the board of directors of the Corporation into classes shall be made by the decision of the affirmative vote of a majority of the entire board of directors in existence immediately prior to the consummation of the Corporation’s public offering.  The term of the initial Class I directors shall terminate on the date of the first annual meeting to occur after the Corporation’s initial public offering; the term of the initial Class II directors shall terminate on the date of the second annual meeting to occur after the Corporation’s initial public offering; and the term of the initial Class III directors shall terminate on the date of the third annual meeting to occur after the Corporation’s initial public offering.  At each annual meeting of stockholders beginning at the first meeting of stockholders to occur after the Corporation’s initial public offering, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term and until their successors are duly elected and qualified.  If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class or from the removal from office, or the death, resignation, retirement or disqualification of a director shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director.

(3)           Any director or the entire board of directors of the Corporation may be removed from office at any time, but only for cause and only by the affirmative vote by the holders of not less than eighty percent (80%) of the voting power of all the then outstanding shares of voting stock of the Corporation entitled to vote at an election of directors (the “Voting Stock”).

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B.            Stockholder Action.

(1)           Subject to the rights of the holders of any series of Preferred Stock then outstanding, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation, and the taking of any action by written consent of the stockholders is specifically denied.

(2)           Subject to the rights of the holders of any series of Preferred Stock then outstanding, special meetings of the stockholders of the Corporation may be called, for any purpose or purposes, by (i) the board of directors of the Corporation, (ii) the chairman of the board of directors of the Corporation, or (iii) the chief executive officer of the Corporation or, in the absence of such chief executive officer, the president of the Corporation, but such special meetings may not be called by any other person or persons.

(3)           Subject to the rights of the holders of any series of Preferred Stock then outstanding, advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the bylaws of the Corporation.

ARTICLE VI

INDEMNIFICATION

A.            To the maximum extent permitted by the Delaware General Corporation Law or any other law of the State of Delaware, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article VI to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.

B.            To the maximum extent permitted by the Delaware General Corporation Law or any other law of the State of Delaware, as the same exists or as may hereafter be amended, the Corporation shall indemnify and advance expenses to any person made or threatened to be made a party to any actual, threatened, pending or completed action, suit, or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that the person, the person’s testator or intestate is or was a director of the Corporation or any predecessor of the Corporation, or serves or served at any other corporation or a partnership, joint venture, trust or other enterprise as a director (including service with respect to employee benefit plans) at the request of the board of directors of the Corporation or an executive officer (as such term is defined in Section 16 of the Securities Exchange Act of 1934) of the Corporation or, in each case, any predecessor to the Corporation, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such proceeding. To the maximum extent permitted by the Delaware General Corporation Law or any other law of the State of Delaware, as the same exists or as may hereafter be amended, the Corporation may indemnify and advance expenses to any person made or

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threatened to be made a party to any actual, threatened, pending or completed action, suit, or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that the person, the person’s testator or intestate is or was an officer, employee or agent of the Corporation or any predecessor of the Corporation, or serves or served at any other corporation or a partnership, joint venture, trust or other enterprise as a director, officer, employee or agent (including service with respect to employee benefit plans) at the request of the board of directors of the Corporation or an executive officer (as such term is defined in Section 16 of the Securities Exchange Act of 1934) of the Corporation or, in each case, any predecessor to the Corporation, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such proceeding. Advancement of expenses prior to the final disposition of any such action, suit or proceeding shall be contingent upon receipt of an undertaking from the recipient that the recipient shall repay to the Corporation all advanced sums if it is ultimately determined that the recipient is not entitled to indemnification under applicable law.

C.            Neither any amendment nor repeal or modification of this Article VI, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article VI shall (i) adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such amendment, repeal or modification or adoption of any inconsistent provisions or (ii) eliminate or reduce the effect of this Article VI in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VI, would accrue or arise, prior to such amendment, repeal or modification or adoption of an inconsistent provision.

ARTICLE VII

FORUM FOR ADJUDICATION OF DISPUTES

The Court of Chancery of the State of Delaware shall be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any director or officer of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action or proceeding asserting a claim against the Corporation arising pursuant to any provision of the Delaware General Corporation Law, this Amended and Restated Certificate of Incorporation or the bylaws of the Corporation, or (iv) any action assert a claim governed by the internal affairs doctrine, in each case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein; provided, however, that the Corporation may consent to an alternative forum for any such proceedings upon the approval of the board of directors of the Corporation.

ARTICLE VIII

AMENDMENTS

A.            Amendment to Certificate of Incorporation.  The Corporation reserves the right to amend, alter, change, or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner prescribed herein and by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however,

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that notwithstanding any other provision of this Amended and Restated Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Voting Stock required by law, this Amended and Restated Certificate of Incorporation or any certificate of designation, the affirmative vote of the holders of at least eighty percent (80%) of the voting power of all of the then-outstanding shares of the Voting Stock, voting together as a single class, shall be required to amend, alter, change or repeal any or all of Section B of Article IV, Article V, Article VI or this Article VIII or to adopt any provision inconsistent therewith.

B.            Amendment to Bylaws.  In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation is expressly authorized to amend, alter, change or repeal the bylaws of the Corporation by the affirmative vote of a majority of the directors present at any regular or special meeting of the board of directors of the Corporation at which a quorum is present. Notwithstanding the foregoing, but in addition to any affirmative vote of the holders of any particular class or series of the Voting Stock required by law, the bylaws of the Corporation may be amended, altered, changed or repealed by the affirmative vote of the holders of at least eighty percent (80%) of the voting power of all the then-outstanding shares of the Voting Stock, voting together as a single class.

* * * *

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IN WITNESS WHEREOF, LegalZoom.com, Inc., has caused this Amended and Restated Certificate of Incorporation to be executed by its duly authorized officers on this        day of           , 2012.

LEGALZOOM.COM, INC.

John Suh
Chief Executive Officer

Chas Rampenthal
Secretary

[Signature Page to Amended and Restated Certificate of Incorporation]

Exhibit 3.3

BYLAWS

OF

LEGALZOOM.COM, INC.

(a Delaware Corporation)

i

ii

BYLAWS

OF

LEGALZOOM.COM, INC.

ARTICLE I.

OFFICES

Section 1.                                           REGISTERED OFFICES. The registered office shall be in the City of Wilmington, County of New Castle, State of Delaware.

Section 2                                              OTHER OFFICES. The corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the corporation may require.

ARTICLE II.

MEETINGS OF STOCKHOLDERS

Section 1.                                           PLACE OF MEETINGS. Meetings of stockholders shall be held at any place within or outside the State of Delaware designated by the Board of Directors. The Board of Directors may also determine that a meeting may be held by means of remote communication whereby stockholders and not physically present at a meeting of stockholders may, by means of remote communication, participate in a meeting of stockholders and may be deemed present in person and vote at a meeting of stockholders whether such meeting is to be at a designated place or solely by means of remote communication. In determining that a meeting may be held by means of remote communication, the Board of Directors shall also (i) implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder, (ii) implement reasonable measures to provide such stockholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (iii) provide that a record of any vote or action taken by any stockholder or at the meeting by means of remote communication. In the absence of any designation, stockholders’ meetings shall be held at the principal executive office of the corporation.

Section 2.                                           ANNUAL MEETINGS OF STOCKHOLDERS. The annual meeting of stockholders shall be held each year on a date and a time designated by the Board of Directors. At each annual meeting directors shall be elected and any other proper business may be transacted.

Section 3.                                           QUORUM; ADJOURNED MEETINGS AND NOTICE THEREOF. A majority of the stock issued and outstanding and entitled to vote at any meeting of stockholders, the holders of which are present in person or represented by proxy, shall constitute a quorum for the transaction of business except as otherwise provided by the Delaware General

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Corporation Law (the “Delaware Law”), by the Certificate of Incorporation (as amended, restated or otherwise modified, the “Certificate of Incorporation”) or by these Bylaws. A quorum, once established, shall not be broken by the withdrawal of enough votes to leave less than a quorum and the votes present may continue to transact business until adjournment. If, however, such quorum shall not be present or represented at any meeting of the stockholders, a majority of the voting stock represented in person or by proxy may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. Such announcement must set forth the time, the place, if any, of the adjourned meeting, and the means of remote communications, if any, by which stockholders may be deemed to be present in person and vote at such adjourned meeting. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote thereat.

Section 4.                                           VOTING. When a quorum is present at any meeting, in all matters other than the election of directors, the vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall decide any question brought before such meeting, unless the question is one upon which by express provision of the Delaware Law, the Certificate of Incorporation, or these Bylaws, a different vote is required in which case such express provision shall govern and control the decision of such question. Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors, unless otherwise provided in the Certificate of Incorporation. Unless otherwise provided in the Certificate of Incorporation, each stockholder shall have one vote for each share of stock having voting power, registered in his name on the books of the corporation on the record date set by the Board of Directors as provided in Article VII, Section 6 hereof.

Section 5.                                           PROXIES. At each meeting of the stockholders, each stockholder having the right to vote may vote in person or may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. A stockholder may authorize another person or persons to act as such stockholder’s proxy by (i) executing an instrument in writing subscribed by such stockholder, or (ii) by transmitting or authorizing the transmission of a telegram, cablegram, or other means of electronic transmission to the person who will be the holder of the proxy, provided that any such telegram, cablegram, or other means of electronic transmission must either set forth or be submitted with information from which it can be determined that the telegram, cablegram or other electronic transmission was authorized by the stockholder. All proxies must be filed with the Secretary of the corporation at the beginning of each meeting in order to be counted in any vote at the meeting.

Section 6.                                           SPECIAL MEETINGS. Special meetings of the stockholders, for any purpose, or purposes, unless otherwise prescribed by statute or by the Certificate of Incorporation, may be called by the President and shall be called by the President or the Secretary at the request in writing of a majority of the Board of Directors, or at the request in

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writing of stockholders owning a majority in amount of the entire capital stock of the corporation issued and outstanding, and entitled to vote. Such request shall state the purpose or purposes of the proposed meeting. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

Section 7.                                           NOTICE OF STOCKHOLDERS’ MEETINGS. Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which notice shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise provided in the Delaware Law, the written notice of any meeting shall be given to each stockholder entitled to vote at such meeting not less than ten (10) nor more than sixty (60) days before the date of the meeting. If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the stockholder at his address as it appears on the records of the corporation.

Section 8.                                           MAINTENANCE AND INSPECTION OF STOCKHOLDER LIST. The officer who has charge of the stock ledger of the corporation shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination by any stockholder, for any purpose germane to the meeting, for a period of at least ten (10) days prior to the meeting, (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours at the principal place of business of the corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

Section 9.                                           STOCKHOLDER ACTION BY WRITTEN CONSENT WITHOUT A MEETING. Unless otherwise provided in the Certificate of Incorporation, any action required to be taken at any annual or special meeting of stockholders of the corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the corporation by delivery to its registered office in Delaware, its principal place of business, or to an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Every written consent shall bear the date of signature of each stockholder who signs the consent and no written consent shall be effective to take the corporate action referred to therein unless, within sixty (60) days of the earliest dated consent delivered in the manner required by this Section 9 to the corporation, written consents signed by

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a sufficient number of holders to take action are delivered to the corporation by delivery to its registered office in Delaware, its principal place of business or to an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. A telegram, cablegram or other electronic transmission consenting to an action to be taken and transmitted by a stockholder shall be deemed to be written, signed and dated for the purposes of this Section 9, provided that any such telegram, cablegram or other electronic transmission sets forth or is delivered with information from which the corporation can determine (i) that the telegram, cablegram or other electronic transmission was transmitted by the stockholder and (ii) the date on which such stockholder transmitted such telegram, cablegram or electronic transmission. The date on which the telegram, cablegram or electronic transmission is transmitted shall be deemed to be the date on which such consent was signed. No consent given by telegram, cablegram or other electronic transmission shall be deemed to have been delivered until such consent is reproduced in paper form and until such paper forms shall be delivered to the corporation by delivery to its registered office in Delaware, its principal place of business or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to a corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the corporation as provided above.

ARTICLE III.

DIRECTORS

Section 1.                                           THE NUMBER OF DIRECTORS. The number of directors which shall constitute the whole Board shall be set at five members, unless otherwise provided in the Certificate of Incorporation. The directors need not be stockholders. The directors shall be elected at the annual meeting of the stockholders, except as provided in Section 2 of this Article, and each director elected shall hold office until his successor is elected and qualified or until such director’s earlier resignation or removal. Any director may resign at any time upon notice given in writing or by electronic transmission to the corporation. Unless otherwise restricted by the Delaware Law or the Certificate of Incorporation, any director or the entire Board of Directors may be removed, either with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

Section 2.                                           VACANCIES. Unless otherwise provided in the Certificate of Incorporation or these Bylaws, vacancies on the Board of Directors by reason of death, resignation, retirement, disqualification, removal from office, or otherwise, and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Each director so chosen shall hold office until the next annual election of directors and until his successor is duly elected and qualified, or until such director’s earlier resignation or removal. If there are no directors in office, then an election of directors may be held in the

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manner provided by the Delaware Law. If, at the time of filling any vacancy or any newly created directorship, the directors then in office shall constitute less than a majority of the whole Board (as constituted immediately prior to any such increase), the Court of Chancery may, upon application of any stockholder or stockholders holding at least ten percent (10%) of the voting stock at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office.

Section 3.                                           POWERS. The property and business of the corporation shall be managed by or under the direction of its Board of Directors. In addition to the powers and authorities by these Bylaws expressly conferred upon them, the Board of Directors may exercise all such powers of the corporation and do all such lawful acts and things as are not by the Delaware Law or by the Certificate of Incorporation or by these Bylaws directed or required to be exercised or done by the stockholders.

Section 4.                                           PLACE OF DIRECTORS’ MEETINGS. The directors may hold their meetings and have one or more offices, and keep the books of the corporation outside of the State of Delaware.

Section 5.                                           REGULAR MEETINGS. Regular meetings of the Board of Directors may be held without notice at such time and place as shall from time to time be determined by the Board.

Section 6.                                           SPECIAL MEETINGS. Special meetings of the Board of Directors may be called by the President on forty-eight (48) hours’ notice to each director, either personally or by mail, by facsimile, by electronic transmission or by telegram, unless otherwise provided by the Certificate of Incorporation; special meetings shall be called by the President or the Secretary in like manner and on like notice on the written request of two directors unless the Board consists of only one director; in which case special meetings shall be called by the President or Secretary in like manner or on like notice on the written request of the sole director.

Section 7.                                           QUORUM. At all meetings of the Board of Directors a majority of the total number of directors shall be necessary and sufficient to constitute a quorum for the transaction of business unless the Certificate of Incorporation or these Bylaws require a greater number. The vote of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors, except as may be otherwise specifically provided by the Delaware Law, the Certificate of Incorporation or these Bylaws. If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. If only one director is authorized, such sole director shall constitute a quorum.

Section 8.                                           ACTION WITHOUT MEETING. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent thereto in

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writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or committee.

Section 9.                                           TELEPHONIC MEETINGS. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors, or any committee, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

Section 10.                                    COMMITTEES OF DIRECTORS. The Board of Directors may designate one or more committees, each such committee to consist of one or more of the directors of the corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors or in these Bylaws, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to the following matters: (i) approving or adopting, or recommending to the stockholders, any action or matter expressly required by law to be submitted to stockholders for approval or (ii) adopting, amending or repealing any Bylaw of the corporation.

Section 11.                                    MINUTES OF COMMITTEE MEETINGS. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

Section 12.                                    COMPENSATION OF DIRECTORS. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board of Directors shall have the authority to fix the compensation of directors. The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary as director. No such payment shall preclude any director from serving the corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

ARTICLE IV.

OFFICERS

Section 1.                                           OFFICERS. The officers of this corporation shall be chosen by the Board of Directors and shall include a Chairman of the Board of Directors or a President, or

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both, and a Secretary. The corporation may also have at the discretion of the Board of Directors such other officers as are desired, including a Vice-Chairman of the Board of Directors, a Chief Executive Officer, a Treasurer, one or more Vice Presidents, one or more Assistant Secretaries and Assistant Treasurers, and such other officers as may be appointed in accordance with the provisions of Section 3 hereof. In the event there are two or more Vice Presidents, then one or more may be designated as Executive Vice President, Senior Vice President, or other similar or dissimilar title. At the time of the election of officers, the directors may by resolution determine the order of their rank. Any number of offices may be held by the same person, unless the Certificate of Incorporation or these Bylaws otherwise provide.

Section 2.                                           ELECTION OF OFFICERS. The Board of Directors, at its first meeting after each annual meeting of stockholders, shall choose the officers of the corporation.

Section 3.                                           SUBORDINATE OFFICERS. The Board of Directors may appoint such other officers and agents as it shall deem necessary who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board.

Section 4.                                           COMPENSATION OF OFFICERS. The salaries of all officers and agents of the corporation shall be fixed by the Board of Directors.

Section 5.                                           TERM OF OFFICE; REMOVAL AND VACANCIES. Each officer of the corporation shall hold office until his or her successor is elected and qualified or until such officer’s earlier resignation or removal. Any officer may resign at any time upon written notice to the corporation. Any officer elected or appointed by the Board of Directors may be removed at any time by the affirmative vote of a majority of the Board of Directors. If the office of any officer or officers becomes vacant for any reason, the vacancy shall be filled by the Board of Directors.

Section 6.                                           CHAIRMAN OF THE BOARD. The Chairman of the Board, if such an officer be elected, shall, if present, preside at all meetings of the Board of Directors and exercise and perform such other powers and duties as may be from time to time assigned to him or her by the Board of Directors or prescribed by these Bylaws. The Chairman of the Board may, if designated by the Board, also serve as the Chief Executive Officer of the corporation and, if so designated, shall have the powers and duties prescribed in Section 7 of this Article IV.

Section 7.                                           PRESIDENT. Subject to such supervisory powers, if any, as may be given by the Board of Directors to the Chairman of the Board, if there be such an officer, the President shall be the Chief Executive Officer of the corporation, unless such an officer is elected separately by the Board of Directors, and shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the corporation. If the President also serves as the Chief Executive Officer, he or she shall preside at all meetings of the stockholders and, in the absence of the Chairman of the Board, or if there be none, at all meetings of the Board of Directors. He or she shall have the general powers and duties of management usually vested in the office of President of corporations (subject to such powers and duties vested by the Board in the Chief Executive Officer), and shall have such other powers and

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duties as may be prescribed by the Board of Directors or these Bylaws. If a Chief Executive Officer is elected separately by the Board of Directors, such Chief Executive Officer shall have such powers and perform such duties as from time to time may be prescribed for him or her by the Board of Directors or these Bylaws.

Section 8.                                           VICE PRESIDENTS. In the absence or disability of the President, the Vice Presidents in order of their rank as fixed by the Board of Directors, or if not ranked, the Vice President designated by the Board of Directors, shall perform all the duties of the President, and when so acting shall have all the powers of and be subject to all the restrictions upon the President. The Vice Presidents shall have such other duties as from time to time may be prescribed for them, respectively, by the Board of Directors.

Section 9.                                           SECRETARY. The Secretary shall attend all sessions of the Board of Directors and all meetings of the stockholders and record all votes and the minutes of all proceedings in a book to be kept for that purpose; and shall perform like duties for the standing committees when required by the Board of Directors. He or she shall give, or cause to be given, notice of all meetings of the stockholders and of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or these Bylaws. He or she shall keep in safe custody the seal of the corporation, and when authorized by the Board, affix the same to any instrument requiring it, and when so affixed it shall be attested by his or her signature or by the signature of an Assistant Secretary. The Board of Directors may give general authority to any other officer to affix the seal of the corporation and to attest the affixing by his or her signature.

Section 10.                                    ASSISTANT SECRETARY. The Assistant Secretary, or if there be more than one, the Assistant Secretaries in the order determined by the Board of Directors, or if there be no such determination, the Assistant Secretary designated by the Board of Directors, shall, in the absence or disability of the Secretary, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

Section 11.                                    TREASURER. The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the corporation and shall deposit all moneys, and other valuable effects in the name and to the credit of the corporation, in such depositories as may be designated by the Board of Directors. He or she shall disburse the funds of the corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the Board of Directors, at its regular meetings, or when the Board of Directors so requires, an account of all his or her transactions as Treasurer and of the financial condition of the corporation. If required by the Board of Directors, he or she shall give the corporation a bond, in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors, for the faithful performance of the duties of his or her office and for the restoration to the corporation, in case of his or her death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his or net possession or under his or her control belonging to the corporation.

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Section 12.                                    ASSISTANT TREASURER. The Assistant Treasurer, or if there shall be more than one, the Assistant Treasurers in the order determined by the Board of Directors, or if there be no such determination, the Assistant Treasurer designated by the Board of Directors, shall, in the absence or disability of the Treasurer, perform the duties and exercise the powers of the Treasurer and shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

ARTICLE V.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

(a)                         The corporation shall indemnify to the maximum extent permitted by law any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

(b)                         The corporation shall indemnify to the maximum extent permitted by law any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and except that no such indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses Which such Court of Chancery or such other court shall deem proper.

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(c)                         To the extent that a present or former director or officer of the corporation shall be successful on the merits or otherwise in defense of any action, suit or proceeding referred to in paragraphs (a) and (b), or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d)                        Any indemnification under paragraphs (a) and (b) (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in paragraphs (a) and (b). Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iv) by the stockholders.

(e)                         Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this Article V. Such expenses (including attorneys’ fees) incurred by former directors and officers may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f)                          The indemnification and advancement of expenses provided by, or granted pursuant to, the other paragraphs of this Article V shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

(g)                         The Board of Directors may authorize, by a vote of a majority of a quorum of the Board of Directors, the corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of this Article V.

(h)                                 For the purposes of this Article V, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors or

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officers so that any person who is or was a director or officer of such constituent corporation, or is or was serving at the request of such constituent corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article V with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i)                                     For purposes of this Article V, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the corporation” shall include service as a director or officer of the corporation which imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this Article V.

(j)                                    The indemnification and advancement of expenses provided by, or granted pursuant to, this Article V shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k)                                 The Court of Chancery is vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this Article or under any agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine the corporation’s obligation to advance expenses (including attorneys’ fees).

ARTICLE VI.

INDEMNIFICATION OF EMPLOYEES AND AGENTS

The corporation may indemnify every person who was or is a party or is or was threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was an employee or agent of the corporation or, while an employee or agent of the corporation, is or was serving at the request of the corporation as an employee or agent or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including counsel fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, to the extent permitted by the Delaware Law.

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ARTICLE VII.

CERTIFICATES OF STOCK

Section 1.                                           CERTIFICATES. Every holder of stock of the corporation shall be entitled to have a certificate signed by, or in the name of the corporation by, the Chairman or Vice Chairman of the Board of Directors, or the President or a Vice President, and by the Secretary or an Assistant Secretary, or the Treasurer or an Assistant Treasurer of the corporation, certifying the number of shares represented by the certificate owned by such stockholder in the corporation.

Section 2.                                           SIGNATURES ON CERTIFICATES. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if he were such officer, transfer agent, or registrar at the date of issue.

Section 3.                                           STATEMENT OF STOCK RIGHTS, PREFERENCES, PRIVILEGES. If the corporation shall be authorized to issue more than one class of stock or more than one series of any class, the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate which the corporation shall issue to represent such class or series of stock; provided that, except as otherwise provided in Section 202 of the Delaware Law, in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate which the corporation shall issue to represent such class or series of stock, a statement that the corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

Section 4.                                           LOST CERTIFICATES. The Board of Directors may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate or certificates, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or certificates, or his legal representative, to give the corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

Section 5.                                           TRANSFERS OF STOCK. Upon surrender to the corporation, or the transfer agent of the corporation, of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer, it shall be the duty of the corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and

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record the transaction upon its books, unless otherwise restricted by the Delaware Law, the Certificate of Incorporation or these Bylaws.

Section 6.                                           FIXED RECORD DATE. In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of the stockholders, or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date which shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting, nor more than sixty (60) days prior to any other action. If no record date is fixed by the Board of Directors, (i) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held, and (ii) the record date for stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting. In order that the corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date which shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. If no such record date has been fixed by the Board of Directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is required by the Delaware Law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the corporation by delivery to its registered office in Delaware, its principal place of business, or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by the Delaware Law, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

Section 7.                                           REGISTERED STOCKHOLDERS. The corporation shall be entitled to treat the holder of record of any share or shares of stock as the holder in fact thereof and accordingly shall not be bound to recognize any equitable or other claim or interest in such share on the part of any other person, whether or not it shall have express or other notice thereof, save as expressly provided by the Delaware Law.

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ARTICLE VIII.

GENERAL PROVISIONS

Section 1.                                           DIVIDENDS. Subject to the provisions of the Certificate of Incorporation, if any, the Board of Directors may declare and pay dividends upon the shares of its capital stock either (i) out of its surplus, as defined in and computed in accordance with Sections 154 and 244 of the Delaware Law, or (ii) in case there shall be no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. If the capital of the corporation, computed in accordance with Sections 154 and 244 of the Delaware Law, shall have been diminished by depreciation in the value of its property, or by losses, or otherwise, to an amount less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, the directors shall not declare and pay out of such net profits any dividends upon any shares of any classes of its capital stock until the deficiency in the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets shall have been repaired. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Certificate of Incorporation.

Section 2.                                           PAYMENT OF DIVIDENDS; DIRECTORS’ DUTIES. Before payment of any dividend there may be set aside out of any funds of the corporation available for dividends such sum or sums as the directors from time to time, in their absolute discretion, think proper as a reserve fund to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purpose as the directors shall think conducive to the interests of the corporation, and the directors may abolish any such reserve.

Section 3.                                           CHECKS. All checks or demands for money and notes of the corporation shall be signed by such officer or officers as the Board of Directors may from time to time designate.

Section 4.                                           FISCAL YEAR. The fiscal year of the corporation shall be fixed by resolution of the Board of Directors.

Section 5.                                           CORPORATE SEAL. The corporate seal shall have inscribed thereon the name of the corporation, the year of its organization and the words “Corporate Seal, Delaware.” Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

Section 6.                                           MANNER OF GIVING NOTICE. Whenever, under the provisions of the Delaware Law, the Certificate of Incorporation, or these Bylaws, notice is required to be given to any director or stockholder, it shall not be construed to mean personal notice, but such notice may be given in writing, by mail, addressed to such director or stockholder, at his address as it appears on the records of the corporation, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail. Notice to directors may also be given by facsimile, by electronic transmission, or by telegram.

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Except as otherwise provided by the Delaware Law, notice to stockholders may also be given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice to the corporation. Notice given by a form of electronic transmission shall be deemed given (i) if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice, (ii) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice, (iii) if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice, and (iv) if by any other form of electronic transmission, when directed to the stockholder. “Electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved, and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

Section 7.                                           WAIVER OF NOTICE. Whenever any notice is required to be given under the provisions of the Delaware Law, the Certificate of Incorporation, or these Bylaws, a waiver thereof in writing, signed by the person or persons entitled to said notice, or a waiver by electronic transmission by the person entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of any regular or special meeting of the stockholders, directors, or members of a committee of directors need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these Bylaws.

Section 8.                                           ANNUAL STATEMENT. The Board of Directors shall present at each annual meeting, and at any special meeting of the stockholders when called for by vote of the stockholders, a full and clear statement of the business and condition of the corporation.

ARTICLE IX.

AMENDMENTS

Section 1.                                           AMENDMENT BY DIRECTORS OR STOCKHOLDERS. These Bylaws may be altered, amended or repealed or new Bylaws may be adopted by the stockholders or by the Board of Directors, when such power is conferred upon the Board of Directors by the Certificate of Incorporation, at any regular meeting of the stockholders or of the Board of Directors or at any special meeting of the stockholders or of the Board of Directors if notice of such alteration, amendment, repeal or adoption of new Bylaws be contained in the notice of such special meeting. If the power to adopt, amend or repeal Bylaws is conferred upon the Board of Directors by the Certificate of Incorporation it shall not divest or limit the power of the stockholders to adopt, amend or repeal Bylaws.

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CERTIFICATE OF SECRETARY

I, the undersigned, do hereby certify:

(a)                                 That I am duly elected and acting Secretary of LegalZoom.com, Inc., a Delaware corporation; and

(b)                                 That the foregoing Bylaws constitute the Bylaws of said corporation as duly adopted by the written consent of the Incorporator of said corporation as of January 31, 2007.

IN WITNESS WHEREOF, I have hereunto subscribed my name as of this 1st day of February, 2007.

/s/ Charles Rampenthal
Charles Rampenthal, Secretary

FIRST AMENDMENT TO THE BYLAWS

OF LEGALZOOM.COM, INC.

This First Amendment to the Bylaws (the “First Amendment”) of LegalZoom.com, Inc., a Delaware corporation (the “Corporation”) is effective as of February 16, 2010. All capitalized terms not defined herein shall have the same meaning respectively assigned to them under the Bylaws of the Corporation (the “Bylaws”).

The Bylaws are hereby amended as follows:

1.                                      The following paragraph shall be added as paragraph two of Article II, Section 7:

“Except as otherwise provided by Delaware Law, notice to stockholders may also be given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice to the corporation. Notice given by a form of electronic transmission shall be deemed given (i) if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice, (ii) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice, (iii) if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice, and (iv) if by any other form of electronic transmission, when directed to the stockholder. “Electronic transmission” means any form of communication, not directly involving the physical transmission of paper, which creates a record that may be retained, retrieved, and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.”

2.                                      The following sentence shall be added as the penultimate sentence of Article II, Section 9:

“Any copy, facsimile or other reliable reproduction of a consent in writing may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used, provided that such copy, facsimile or other reproduction shall be a complete reproduction of the entire original writing.”

3.                                      Except as otherwise provided herein, all other terms and conditions of the Bylaws will remain in full force and effect.

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CERTIFICATE OF SECRETARY

I, the undersigned, do hereby certify:

a)                                     That I am the duly elected and acting Secretary of LegalZoom.com, Inc., a Delaware corporation; and

b)                                     That the foregoing First Amendment together with the original Bylaws adopted February 1, 2007 constitute the Bylaws of LegalZoom.com, Inc. as of the date first written above.

IN WITNESS WHEREOF, I have hereunto subscribed by name as of this 16th day of February 2010.

/s/ Charles Rampenthal
Charles Rampenthal
Secretary

SECOND AMENDMENT TO THE BYLAWS

OF LEGALZOOM.COM, INC.

This Second Amendment to the Bylaws (the “Second Amendment”) of LegalZoom.com, Inc., a Delaware corporation (the “Corporation”), is effective as of October 14, 2010. All capitalized terms not defined herein shall have the same meaning respectively assigned to them under the Bylaws of the Corporation (the “Bylaws”).

The Bylaws are hereby amended as follows:

1.                                      The first full sentence of Article III, Section 1 shall be deleted and replaced in its entirety with the following:

“The number of directors which shall constitute the whole Board shall be set at six members, unless otherwise provided in the Certificate of Incorporation.”

2.                                    Except as otherwise provided herein, all other terms and conditions of the Bylaws will remain in full force and effect.

[Remainder Intentionally Left Blank]

CERTIFICATE OF SECRETARY

I, the undersigned, do hereby certify:

a)                                     That I am the duly elected and acting Secretary of LegalZoom.com, Inc., a Delaware corporation; and

b)                                     That the foregoing Second Amendment to the Bylaws together with the original Bylaws adopted February 1, 2007 and the First Amendment to the Bylaws adopted on February 16, 2010 constitute the Bylaws of LegalZoom.com, Inc. as of the date first written above.

IN WITNESS WHEREOF, I have hereunto subscribed by name as of this 14th day of October, 2010.

By:	/s/ Charles Rampenthal
Charles Rampenthal
Secretary

Exhibit 3.4

[FORM OF]

AMENDED AND RESTATED BYLAWS OF

LEGALZOOM.COM, INC.

(a Delaware corporation)

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3.1	POWERS	15

3.2	CLASSIFICATION OF DIRECTORS	16

3.3	NUMBER OF DIRECTORS	16

3.4	ELECTION, QUALIFICATION AND TERM OF OFFICE OF DIRECTORS	16

3.5	RESIGNATION AND VACANCIES	16

3.6	PLACE OF MEETINGS; MEETINGS BY TELEPHONE	17

3.7	REGULAR MEETINGS	17

3.8	SPECIAL MEETINGS; NOTICE	18

3.9	QUORUM	18

3.10	BOARD ACTION BY WRITTEN CONSENT WITHOUT A MEETING	18

3.11	FEES AND COMPENSATION OF DIRECTORS	19

3.12	REMOVAL OF DIRECTORS	19

ARTICLE IV -	COMMITTEES	19

4.1	COMMITTEES OF DIRECTORS	19

4.2	COMMITTEE MINUTES	19

4.3	MEETINGS AND ACTION OF COMMITTEES	19

4.4	SUBCOMMITTEES	20

ARTICLE V -	OFFICERS	20

5.1	OFFICERS	20

5.2	APPOINTMENT OF OFFICERS	20

5.3	SUBORDINATE OFFICERS	21

5.4	REMOVAL AND RESIGNATION OF OFFICERS	21

5.5	VACANCIES IN OFFICES	21

5.6	REPRESENTATION OF SHARES OF OTHER CORPORATIONS	21

5.7	AUTHORITY AND DUTIES OF OFFICERS	21

ARTICLE VI -	GENERAL MATTERS	22

6.1	EXECUTION OF CORPORATE CONTRACTS AND INSTRUMENTS	22

6.2	ISSUANCE OF STOCK	22

6.3	STOCK CERTIFICATES; PARTLY PAID SHARES	22

6.4	SPECIAL DESIGNATION ON CERTIFICATES	23

6.5	LOST CERTIFICATES	23

6.6	CONSTRUCTION; DEFINITIONS; TIME PERIODS	23

6.7	DIVIDENDS	24

6.8	FISCAL YEAR	24

6.9	SEAL	24

6.10	TRANSFER OF STOCK	24

6.11	STOCK TRANSFER AGREEMENTS	24

6.12	REGISTERED STOCKHOLDERS	25

6.13	WAIVER OF NOTICE	25

6.14	NOTICE TO STOCKHOLDERS SHARING AN ADDRESS	25

6.15	NOTICE TO PERSON WITH WHOM COMMUNICATION IS UNLAWFUL	25

6.16	EVIDENCE OF AUTHORITY	26

6.17	CERTIFICATE OF INCORPORATION	26

6.18	RELIANCE UPON BOOKS, REPORTS AND RECORDS	26

ARTICLE VII -	NOTICE BY ELECTRONIC TRANSMISSION	26

7.1	NOTICE BY ELECTRONIC TRANSMISSION	26

7.2	DEFINITION OF ELECTRONIC TRANSMISSION	27

ARTICLE VIII -	INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS	27

8.1	RIGHT TO INDEMNIFICATION	27

8.2	ADVANCEMENT OF EXPENSES	28

8.3	RIGHT OF INDEMNITEE TO BRING SUIT	28

8.4	NONEXCLUSIVITY RIGHTS	29

8.5	INDEMNIFICATION OF EMPLOYEES AND AGENTS OF THE CORPORATION	30

8.6	NATURE OF RIGHTS	30

ARTICLE IX -	AMENDMENTS	30

[FORM OF]

AMENDED AND RESTATED
BYLAWS OF
LEGALZOOM.COM, INC.

(as amended and restated on [                       ] 2012 and
effective as of the closing of the corporation’s initial public offering)

ARTICLE I - CORPORATE OFFICES

1.1                                 REGISTERED OFFICE.

The registered office of LegalZoom.com, Inc. (the “Corporation”) shall be fixed in the Corporation’s certificate of incorporation, as the same may be amended from time to time.

1.2                                 OTHER OFFICES.

The Corporation’s board of directors (the “Board”) may at any time establish other offices at any place or places. The Board may change any office from one location to another or eliminate any office or offices.

ARTICLE II - MEETINGS OF STOCKHOLDERS

2.1                                 PLACE OF MEETINGS.

(i)            Meetings of the stockholders shall be held at any place within or outside of the State of Delaware as determined by the Board, and if no such determination is made, at such place as may be determined by the chairperson of the Board.  If no location is so determined, the meeting shall be held at the principal executive office of the Corporation. Notwithstanding the foregoing, the Board may, in its sole discretion, determine that an annual meeting shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 2.1(ii).

(ii)           If authorized by the Board in its sole discretion, and subject to such guidelines and procedures as the Board may adopt, stockholders and proxy holders not physically present at a meeting of stockholders may, by means of remote communication: (a) participate in a meeting of stockholders; and (b) be deemed present in person and vote at a meeting of stockholders, whether such meeting is to be held at a designated place or solely by means of remote communication; provided that (1) the Corporation implements reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxy holder, (2) the Corporation implements reasonable measures to provide such stockholders and proxy holders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (3) if any stockholder

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or proxy holder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action is maintained by the Corporation.

2.2                                 ANNUAL MEETING.

The Board shall designate the date and time of the annual meeting.  At the annual meeting, directors shall be elected and other proper business properly brought before the meeting in accordance with Section 2.4 of this ARTICLE II may be transacted.

2.3                                 SPECIAL MEETING.

Special meetings of the stockholders may be called, for any purpose or purposes, by (i) the Board, (ii) the chairperson of the Board, or (iii) the chief executive officer of the Corporation or, in the absence of such chief executive officer, the president of the Corporation. Special meetings of the stockholders may not be called by any other person or persons. The Board may cancel, postpone or reschedule any previously scheduled special meeting of the stockholders at any time, and from time to time, before or after notice for such meeting has been provided to the stockholders.

No business may be transacted at a special meeting of the stockholders other than the business specified in such notice to stockholders.  Nothing contained in this Section 2.3 shall be construed as limiting, fixing, or affecting the time when a meeting of stockholders called by action of the Board may be held.

2.4                                 ADVANCE NOTICE PROCEDURES FOR BUSINESS BROUGHT BEFORE A MEETING

(i)            At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting.  To be properly brought before an annual meeting, business must be (a) brought before the meeting by the Corporation and specified in the notice of meeting given by or at the direction of the Board, (b) brought before the meeting by or at the direction of the Board or any committee thereof or (c) otherwise properly brought before the meeting by a stockholder who (1) was a stockholder of record of the Corporation (and, with respect to any beneficial owner, if different, on whose behalf such business is proposed, only if such beneficial owner was the beneficial owner of shares of the Corporation) both at the time of giving the notice provided for in this Section 2.4 and at the time of the meeting, (2) is entitled to vote at the meeting and (3) has complied with this Section 2.4 as to such business.  Except for proposals properly made in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (as so amended and inclusive of such rules and regulations, the “Exchange Act”), and included in the notice of meeting given by or at the direction of the Board, the foregoing clause (c) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting.  Stockholders shall not be permitted to propose business to be brought before a special meeting of the stockholders, and the only matters that may be brought before a special meeting are the matters specified in the notice of meeting given by or at the direction of the person calling the meeting pursuant to

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ARTICLE II, Section 2.3.  Stockholders seeking to nominate persons for election to the Board must comply with Section 2.5 and this Section 2.4 shall not be applicable to nominations except as expressly provided in Section 2.5.

(ii)           Without qualification, for business to be properly brought before an annual meeting by a stockholder, the stockholder must (a) provide Timely Notice (as defined below) thereof in writing and in proper form to the secretary of the Corporation and (b) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.4, and any such proposed business must constitute a proper matter for stockholder action.  To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not earlier than the 120th and not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made (such notice within such time periods, “Timely Notice”).  In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of Timely Notice as described above.

(iii)          To be in proper form for purposes of this Section 2.4, a stockholder’s notice to the secretary of the Corporation shall set forth:

(a)           As to each Proposing Person (as defined below), (1) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records), (2) the class or series and number of shares of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person, except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future, (3) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business, and (4) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (A) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve the business proposal and/or (B) otherwise to solicit proxies or votes from stockholders in support of such business proposal (the disclosures to be made pursuant to the foregoing clauses (1) through (4) are referred to as “Stockholder Information”);

(b)           As to each Proposing Person, (1) any derivative, swap or other transaction or series of transactions engaged in, directly or indirectly, by such Proposing Person, the purpose or effect of which is to give such Proposing Person economic risk similar to ownership of shares of any class or series of the

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Corporation, including due to the fact that the value of such derivative, swap or other transactions are determined by reference to the price, value or volatility of any shares of any class or series of the Corporation, or which derivative, swap or other transactions provide, directly or indirectly, the opportunity to profit from any increase in the price or value of shares of any class or series of the Corporation (“Synthetic Equity Interests”), which Synthetic Equity Interests shall be disclosed without regard to whether (A) the derivative, swap or other transactions convey any voting rights in such shares to such Proposing Person, (B) the derivative, swap or other transactions are required to be, or are capable of being, settled through delivery of such shares or (C) such Proposing Person may have entered into other transactions that hedge or mitigate the economic effect of such derivative, swap or other transactions, (2) any proxy (other than a revocable proxy or consent given in response to a solicitation made pursuant to, and in accordance with, Section 14(a) of the Exchange Act by way of a solicitation statement filed on Schedule 14A), agreement, arrangement, understanding or relationship pursuant to which such Proposing Person has or shares a right to vote any shares of any class or series of the Corporation, (3) any agreement, arrangement, understanding or relationship, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, by such Proposing Person, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of shares of any class or series of the Corporation by, manage the risk of share price changes for, or increase or decrease the voting power of, such Proposing Person with respect to the shares of any class or series of the Corporation, or which provides, directly or indirectly, the opportunity to profit from any decrease in the price or value of the shares of any class or series of the Corporation (“Short Interests”), (4) any rights to dividends on the shares of any class or series of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, (5) any performance related fees (other than an asset based fee) that such Proposing Person is entitled to based on any increase or decrease in the price or value of shares of any class or series of the Corporation, or any Synthetic Equity Interests or Short Interests, if any, (6) (A) if such Proposing Person is not a natural person, the identity of the natural person or persons associated with such Proposing Person responsible for the formulation of and decision to propose the business to be brought before the meeting (such person or persons, the “Responsible Person”), the manner in which such Responsible Person was selected, any fiduciary duties owed by such Responsible Person to the equity holders or other beneficiaries of such Proposing Person, the qualifications and background of such Responsible Person and any material interests or relationships of such Responsible Person that are not shared generally by any other record or beneficial holder of the shares of any class or series of the Corporation and that reasonably could have influenced the decision of such Proposing Person to propose such business to be brought before the meeting, and (B) if such Proposing Person is a natural person, the qualifications and background of such natural person and any material interests or relationships of such natural person that are not shared generally by any other record or beneficial

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holder of the shares of any class or series of the Corporation and that reasonably could have influenced the decision of such Proposing Person to propose such business to be brought before the meeting, (7) any significant equity interests or any Synthetic Equity Interests or Short Interests in any principal competitor of the Corporation held by such Proposing Persons, (8) any direct or indirect interest of such Proposing Person in any contract with the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (9) any pending or threatened litigation in which such Proposing Person is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation, (10) any material transaction occurring during the prior 12 months between such Proposing Person, on the one hand, and the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation, on the other hand, (11) a summary of any material discussions regarding the business proposed to be brought before the meeting (A) between or among any of the Proposing Persons or (B) between or among any Proposing Person and any other record or beneficial holder of the shares of any class or series of the Corporation (including their names) and (12) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (1) through (12) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner; and

(c)           As to each item of business that the stockholder proposes to bring before the annual meeting, (1) a reasonably brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person, (2) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the bylaws of the Corporation, the language of the proposed amendment) and (3) a reasonably detailed description of all agreements, arrangements and understandings between or among any of the Proposing Persons or between or among any Proposing Person and any other person or entity (including their names) in connection with the proposal of such business by such stockholder.

(iv)          For purposes of this Section 2.4, the term “Proposing Person” shall mean (a) the stockholder providing the notice of business proposed to be brought before an annual meeting, (b) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is

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made, (c) any affiliate or associate (each within the meaning of Rule 12b-2 under the Exchange Act for the purposes of these bylaws) of such stockholder or beneficial owner and (d) any other person with whom such stockholder or beneficial owner (or any of their respective affiliates or associates) is Acting in Concert (as defined below).

(v)           A person shall be deemed to be “Acting in Concert” with another person for purposes of these bylaws if such person knowingly acts (whether or not pursuant to an express agreement, arrangement or understanding) in concert with, or towards a common goal relating to the management, governance or control of the Corporation in parallel with, such other person where (a) each person is conscious of the other person’s conduct or intent and this awareness is an element in their decision-making processes, and (b) at least one additional factor suggests that such persons intend to act in concert or in parallel, which such additional factors may include, without limitation, exchanging information (whether publicly or privately), attending meetings, conducting discussions, or making or soliciting invitations to act in concert or in parallel; provided, that a person shall not be deemed to be Acting in Concert with any other person solely as a result of the solicitation or receipt of revocable proxies or consents from such other person in response to a solicitation made pursuant to, and in accordance with, Section 14(a) of the Exchange Act by way of a proxy or consent solicitation statement filed on Schedule 14A.  A person Acting in Concert with another person shall be deemed to be Acting in Concert with any third party who is also Acting in Concert with such other person.

(vi)          A stockholder providing notice of business proposed to be brought before an annual meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.4 shall be true and correct as of the record date for notice of the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the secretary of the Corporation at the principal executive offices of the Corporation not later than 5 business days after the record date for notice of the meeting (in the case of the update and supplement required to be made as of the record date for notice), and not later than 8 business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof).

(vii)         Notwithstanding anything in these bylaws to the contrary, no business shall be conducted at an annual meeting except in accordance with this Section 2.4.  The chairperson of the meeting shall have the power and duty to, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with this Section 2.4, and if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.  Notwithstanding the foregoing provisions of this Section 2.4, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting to present the proposed business, such

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proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation.  For purposes of this Section 2.4, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the annual meeting and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at that annual meeting.

(viii)        This Section 2.4 is expressly intended to apply to any business proposed to be brought before an annual meeting of stockholders other than any proposal made pursuant to Rule 14a-8 under the Exchange Act.  In addition to the requirements of this Section 2.4 with respect to any business proposed to be brought before an annual meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business.  Nothing in this Section 2.4 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(ix)           For purposes of these bylaws, “public disclosure” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

(x)            Notwithstanding the foregoing provisions of this Section 2.4, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder with respect to the matters set forth in this Section 2.4; provided however, that any references in these bylaws to the Exchange Act or the rules and regulations promulgated thereunder are not intended to and shall not limit any requirements applicable to proposals as to any other business to be considered pursuant to this Section 2.4 (including clause (c) of Section 2.4(i)), and compliance with clause (c) of Section 2.4(i) shall be the exclusive means for a stockholder to make nominations or submit other business (other than, as provided in the third sentence of 2.4(i), business brought properly under and in compliance with Rule 14a-8 of the Exchange Act, as may be amended from time to time).  Nothing in this Section 2.4 shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to applicable rules and regulations promulgated under the Exchange Act.

2.5                                 ADVANCE NOTICE PROCEDURES FOR NOMINATIONS OF DIRECTORS.

(i)            Subject to Section 3.2, nominations of any person for election to the Board at an annual meeting or at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) may be made at such meeting only (a) pursuant to the Corporation’s notice of meeting (or any supplement thereto), (b) by or at the direction of the Board, including by any committee or persons appointed by the Board, or (c) by a stockholder who (1) was a stockholder of record of the Corporation (and, with respect to

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any beneficial owner, if different, on whose behalf such nomination is proposed to be made, only if such beneficial owner was the beneficial owner of shares of the Corporation) both at the time of giving the notice provided for in this Section 2.5 and at the time of the meeting, (2) is entitled to vote at the meeting and upon such election and (3) has complied with this Section 2.5 as to such nomination.  The foregoing clause (c) shall be the exclusive means for a stockholder to make any nomination of a person or persons for election to the Board to be considered by the stockholders at an annual meeting or special meeting.

(ii)           Without qualification, for a stockholder to make any nomination of a person or persons for election to the Board at an annual meeting, the stockholder must (a) provide Timely Notice (as defined in Section 2.4(ii)) thereof in writing and in proper form to the secretary of the Corporation and (b) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5.  Without qualification, if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting, then for a stockholder to make any nomination of a person or persons for election to the Board at a special meeting, the stockholder must (1) provide timely notice thereof in writing and in proper form to the secretary of the Corporation at the principal executive offices of the Corporation and (2) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5.  To be timely, a stockholder’s notice for nominations to be made at a special meeting must be delivered to, or mailed and received at, the principal executive offices of the Corporation not earlier than the 120th day prior to such special meeting and not later than the 90th day prior to such special meeting or, if later, the 10th day following the day on which public disclosure (as defined in Section 2.4(ix)) of the date of such special meeting was first made.  In no event shall any adjournment or postponement of an annual meeting or special meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above.

(iii)          Notwithstanding anything in Section 2.5(ii) to the contrary, in the event that the number of directors to be elected to the Board at the annual meeting is increased effective after the time period for which nominations would otherwise be due under Section 2.5(ii) and there is no public announcement by the Corporation naming the nominees for the additional directorships at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 2.5 shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the secretary of the Corporation at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such public disclosure is first made by the Corporation.

(iv)          To be in proper form for purposes of this Section 2.5, a stockholder’s notice to the secretary of the Corporation shall set forth:

(a)           As to each Nominating Person (as defined below), the Stockholder Information (as defined in Section 2.4(iii)(a) except that for purposes of this Section 2.5, the term “Nominating Person” shall be substituted for the term

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“Proposing Person” and “nomination” shall be substituted for the term “business” in all places it appears in Section 2.4(iii)(a));

(b)           As to each Nominating Person, any Disclosable Interests (as defined in Section 2.4(iii)(b), except that for purposes of this Section 2.5 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(iii)(b) and the disclosure in clause (12) of Section 2.4(iii)(b) shall be made with respect to the election of directors at the meeting);

(c)           As to each person whom a Nominating Person proposes to nominate for election as a director, (1) all information with respect to such proposed nominee that would be required to be set forth in a stockholder’s notice pursuant to this Section 2.5 if such proposed nominee were a Nominating Person, (2) all information relating to such proposed nominee that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such proposed nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (3) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among any Nominating Person, on the one hand, and each proposed nominee, his or her respective affiliates and associates and any other persons with whom such proposed nominee (or any of his or her respective affiliates and associates) is Acting in Concert (as defined in Section 2.4(v)), on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the proposed nominee were a director or executive officer of such registrant (the disclosures to be made pursuant to the foregoing clauses (1) through (3) are referred to as “Nominee Information”), and (4) a completed and signed questionnaire, representation and agreement as provided in Section 2.5(vii); and

(d)           The Corporation may require any proposed nominee to furnish such other information (1) as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation in accordance with the Corporation’s corporate governance guidelines, as the same may be in effect from time to time, or (2) that could be material to a reasonable stockholder’s understanding of the independence or lack of independence of such proposed nominee.

(v)           For purposes of this Section 2.5, the term “Nominating Person” shall mean (a) the stockholder providing the notice of the nomination proposed to be made at the meeting, (b) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made, (c) any affiliate or associate of such stockholder or beneficial owner and (d) any other person

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with whom such stockholder or such beneficial owner (or any of their respective affiliates or associates) is Acting in Concert.

(vi)          A stockholder providing notice of any nomination proposed to be made at a meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.5 shall be true and correct as of the record date for notice of the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the secretary of the Corporation at the principal executive offices of the Corporation not later than 5 business days after the record date for notice of the meeting (in the case of the update and supplement required to be made as of the record date for notice), and not later than 8 business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof).

(vii)         Notwithstanding anything in these bylaws to the contrary, no person shall be eligible for election as a director of the Corporation unless nominated in accordance with this Section 2.5.  The chairperson at the meeting shall have the power and duty, if the facts warrant, determine that a nomination was not properly made in accordance with this Section 2.5, and if he or she should so determine, he or she shall so declare such determination to the meeting and the defective nomination shall be disregarded.  Notwithstanding the foregoing provisions of this Section 2.5, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the meeting of stockholders to present the nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the Corporation.  For purposes of this Section 2.5, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at that meeting.

(viii)        To be eligible to be a nominee for election as a director of the Corporation, the proposed nominee must deliver (in accordance with the time periods prescribed for delivery of notice under this Section 2.5) to the secretary of the Corporation at the principal executive offices of the Corporation a written questionnaire with respect to the background and qualification of such proposed nominee (which questionnaire shall be provided by the secretary of the Corporation upon written request) and a written representation and agreement (in form provided by the secretary of the Corporation upon written request) that such proposed nominee (a) is not and will not become a party to (1) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such proposed nominee, if elected as a director of the Corporation, will act or vote on any issue or

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question (a “Voting Commitment”) that has not been disclosed to the Corporation or (2) any Voting Commitment that could limit or interfere with such proposed nominee’s ability to comply, if elected as a director of the Corporation, with such proposed nominee’s fiduciary duties under applicable law, (b) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed to the Corporation and (c) in such proposed nominee’s individual capacity and on behalf of the stockholder (or the beneficial owner, if different) on whose behalf the nomination is made, would be in compliance, if elected as a director of the Corporation, and will comply with applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation.

(ix)           Notwithstanding the foregoing provisions of this Section 2.5, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder with respect to the matters set forth in this Section 2.5; provided however, that any references in these bylaws to the Exchange Act or the rules and regulations promulgated thereunder are not intended to and shall not limit any requirements applicable to nominations to be considered pursuant to this Section 2.5 (including clause (c) of Section 2.5(i)), and compliance with clause (c) of Section 2.5(i) shall be the exclusive means for a stockholder to make nominations.

2.6                                 NOTICE OF STOCKHOLDERS’ MEETINGS.

Unless otherwise provided by law, the certificate of incorporation or these bylaws, the notice of any meeting of stockholders shall be sent or otherwise given in accordance with either Section 2.7 or Section 7.1 not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at the meeting as of the record date for determining the stockholders entitled to notice of the meeting.  The notice shall specify the place, if any, date and hour of the meeting, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting), the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

2.7                                 MANNER OF GIVING NOTICE; AFFIDAVIT OF NOTICE.

Notice of any meeting of stockholders shall be deemed given:

(i)            if mailed, when deposited in the United States mail, postage prepaid, directed to the stockholder at his or her address as it appears on the Corporation’s records; or

(ii)           if electronically transmitted as provided in Section 7.1.

An affidavit of the secretary or an assistant secretary of the Corporation or of the transfer agent or any other agent of the Corporation that the notice has been given by mail or by

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a form of electronic transmission, as applicable, shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

2.8                                 QUORUM.

The holders of a majority of the stock issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. Where a separate vote by a class or series or classes or series is required, a majority of the outstanding shares of such class or series or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter, except as otherwise provided by law, the certificate of incorporation or these bylaws.

2.9                                 ADJOURNED MEETING; NOTICE.

Any meeting of stockholders may be adjourned to any other time and to any other place at which a meeting of stockholders may be held under these bylaws by the chairperson of the meeting or, in the absence of such person, by any officer of the Corporation entitled to preside at or to act as secretary of such meeting, or by the holders of a majority of the shares of stock present or represented at the meeting and entitled to vote, although less than a quorum. When a meeting is adjourned to another time or place, unless these bylaws otherwise require, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix a new record date for notice of such adjourned meeting in accordance with Section 213(a) of the Delaware General Corporation Law (“DGCL”) and Section 2.13, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

2.10                           CONDUCT OF BUSINESS.

The chairperson of any meeting of stockholders shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of business. The chairperson of any meeting of stockholders shall be designated by the Board.  In the absence of such designation, meetings of stockholders shall be presided over by the chairperson of the Board, if any, or the chief executive officer of the Corporation (in the absence of the chairperson of the Board) or the president of the Corporation (in the absence of the chairperson of the Board and the chief executive officer of the Corporation), or in their absence, any other executive officer of the Corporation. The secretary of the Corporation shall act as secretary of the meeting, but in his or her absence the chairperson of the meeting may appoint any person to act as secretary of the meeting.  Unless otherwise approved by the chairperson of the meeting, attendance at a meeting of stockholders is restricted to stockholders

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of record for that meeting, persons authorized in accordance with Section 2.14 to act by proxy, and officers of the Corporation.  The Board may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate.  Except to the extent inconsistent with such rules and regulations as adopted by the Board, the chairperson of the meeting shall also conduct the meeting in an orderly manner, rule on the precedence of, and procedure on, motions and other procedural matters, and exercise discretion with respect to such procedural matters with fairness and good faith toward all those entitled to take part.  Without limiting the foregoing, the chairperson of the meeting may (i) restrict attendance at any time to bona fide stockholders of record for that meeting and their proxies and other persons in attendance at the invitation of the presiding officer or Board, (ii) restrict use of audio or video recording devices at the meeting, and (iii) impose reasonable limits on the amount of time taken up at the meeting on discussion in general or on remarks by any one stockholder.  Should any person in attendance become unruly or obstruct the meeting proceedings, the chairperson shall have the power to have such person removed from the meeting.

2.11                           VOTING.

(a)           The stockholders entitled to vote at any meeting of stockholders shall be determined in accordance with the provisions of Section 2.13, subject to Section 217 (relating to voting rights of fiduciaries, pledgors and joint owners of stock) and Section 218 (relating to voting trusts and other voting agreements) of the DGCL.

(b)           Except as may be otherwise provided in the certificate of incorporation or these bylaws, each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder that has voting power upon the matter in question.

(c)           Directors shall be elected by a plurality of the voting power of all the then outstanding shares of voting stock of the Corporation entitled to vote on the election of directors (the “Voting Stock”) that are present in person or represented by proxy at the meeting.  All other elections and matters presented to the stockholders at a meeting at which a quorum is present shall, unless otherwise provided by the certificate of incorporation, these bylaws, the rules or regulations of any stock exchange applicable to the Corporation, or applicable law or pursuant to any regulation applicable to the Corporation or its securities, be decided by the affirmative vote of a majority of the Voting Power that are present in person or represented by proxy at the meeting.

2.12                           STOCKHOLDER ACTION BY WRITTEN CONSENT WITHOUT A MEETING.

Subject to the rights of the holders of the shares of any series of preferred stock or any other class of stock or series thereof then outstanding that have been expressly granted the right to take action by written consent, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

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2.13                        RECORD DATE.

(a)           In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination.

(b)           If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

(c)           In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

2.14                        PROXIES.

Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL. A written proxy may be in the form of a telegram, cablegram, or other means of electronic transmission which sets forth, or is submitted with information from which it can be determined that, the telegram, cablegram, or other means of electronic transmission was authorized by the person.

Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission created pursuant to the foregoing paragraph may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

2.15                        LIST OF STOCKHOLDERS ENTITLED TO VOTE.

The officer who has charge of the stock ledger of the Corporation shall prepare and make, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting; provided, however, if the record date for

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determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the 10th day before the meeting date. The stockholder list shall be arranged in alphabetical order and show the address of each stockholder and the number of shares registered in the name of each stockholder. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the Corporation’s principal executive office. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be examined by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Such list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them.

2.16                        INSPECTORS OF ELECTION.

Before any meeting of stockholders, the Board may, and if required by law, shall, appoint an inspector or inspectors of election to act at the meeting or its adjournment. The number of inspectors shall be either one or three. If any person appointed as inspector fails to appear or fails or refuses to act, then the chairperson of the meeting may, and upon the request of any stockholder or a stockholder’s proxy shall, appoint a person to fill that vacancy. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath to execute faithfully the duties of inspector with strict impartiality and according to the best of his or her ability. The inspector or inspectors so appointed and designated shall (i) ascertain the number of shares of capital stock of the Corporation outstanding and the voting power of each share, (ii) determine the shares of capital stock of the Corporation represented at the meeting and the validity of proxies and ballots, (iii) count all votes and ballots, (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors and (v) certify their determination of the number of shares of capital stock of the Corporation represented at the meeting and such inspector or inspectors’ count of all votes and ballots. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders of the Corporation, the inspector or inspectors may consider such information as is permitted by applicable law. If there are three inspectors of election, the decision, act or certificate of a majority is effective in all respects as the decision, act or certificate of all.

ARTICLE III - DIRECTORS

3.1                               POWERS.

Subject to the provisions of the DGCL and any limitations in the certificate of incorporation or these bylaws relating to action required to be approved by the stockholders or

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by the outstanding shares, the business and affairs of the Corporation shall be managed and all corporate powers shall be exercised by or under the direction of the Board.  In the event of a vacancy in the Board, the remaining directors, except as otherwise provided by law, may exercise the powers of the full Board until the vacancy is filled.

3.2                               CLASSIFICATION OF DIRECTORS

The Board shall be divided into three classes, designated Class I, Class II and Class III.  Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board.  The initial division of the Board into classes shall be made by the decision of the affirmative vote of a majority of the entire Board in existence immediately prior to the consummation of the Corporation’s initial public offering.  The term of the initial Class I directors shall terminate on the date of the first annual meeting to occur after the Corporation’s initial public offering; the term of the initial Class II directors shall terminate on the date of the second annual meeting to occur after the Corporation’s initial public offering; and the term of the initial Class III directors shall terminate on the date of the third annual meeting to occur after the Corporation’s initial public offering.  If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional directors of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director.  Except as provided in this Section 3.2, a director shall hold office for a three-year term until the annual meeting for the year in which his or her term expires or until his or her successor shall be elected and shall qualify, subject however, to prior death, resignation, retirement, disqualification or removal from office.

3.3                               NUMBER OF DIRECTORS.

Subject to the rights of any series of preferred stock then outstanding to elect additional directors under specified circumstances, and unless the certificate of incorporation fixes the number of directors, the number of directors which shall constitute the whole Board initially shall be seven (7), and, thereafter shall be fixed exclusively by one or more resolutions adopted from time to time by the Board.  No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

3.4                               ELECTION, QUALIFICATION AND TERM OF OFFICE OF DIRECTORS.

Except as provided in Section 3.5, each director, including a director elected to fill a vacancy, shall hold office until the expiration of the term for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal.  Directors need not be stockholders unless so required by the certificate of incorporation or these bylaws.  The certificate of incorporation or these bylaws may prescribe other qualifications for directors.

3.5                               RESIGNATION AND VACANCIES.

Any director may resign at any time upon notice given in writing or by electronic transmission to the Corporation; provided, however, that if such notice is given by electronic

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transmission, such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the director. A resignation is effective when the resignation is delivered unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events. Acceptance of such resignation shall not be necessary to make it effective. A resignation which is conditioned upon the director failing to receive a specified vote for reelection as a director may provide that it is irrevocable. Unless otherwise provided in the certificate of incorporation or these bylaws, when one or more directors resign from the Board, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in this section in the filling of other vacancies.

Subject to the rights of the holders of any series of preferred stock then outstanding, any vacancies on the Board resulting from death, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall, unless the Board determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders, except as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board, and not by the stockholders.  Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.

3.6                               PLACE OF MEETINGS; MEETINGS BY TELEPHONE.

The Board may hold meetings, both regular and special, either within or outside the State of Delaware.

Unless otherwise restricted by the certificate of incorporation or these bylaws, members of the Board, or any committee designated by the Board, may participate in a meeting of the Board, or any committee, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

3.7                               REGULAR MEETINGS.

Regular meetings of the Board may be held without notice at such time and at such place as shall from time to time be determined by the Board.  A regular meeting of the Board may be held without notice immediately after and at the same place as the annual meeting of stockholders.

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3.8                               SPECIAL MEETINGS; NOTICE.

Special meetings of the Board for any purpose or purposes may be called at any time by the chairperson of the Board, the chief executive officer of the Corporation, the president of the Corporation, the secretary of the Corporation or a majority of the authorized number of directors, at such times and places as he or she or they shall designate.

Notice of the time and place of special meetings shall be:

(i)            delivered personally by hand, by courier or by telephone;

(ii)           sent by United States first-class mail, postage prepaid;

(iii)          sent by facsimile; or

(iv)          sent by electronic mail,

directed to each director at that director’s address, telephone number, facsimile number or electronic mail address, as the case may be, as shown on the Corporation’s records.

If the notice is (i) delivered personally by hand, by courier or by telephone, (ii) sent by facsimile or (iii) sent by electronic mail, it shall be delivered or sent at least 24-hours before the time of the holding of the meeting.  If the notice is sent by United States mail, it shall be deposited in the United States mail at least four days before the time of the holding of the meeting.  The notice need not specify the place of the meeting (if the meeting is to be held at the Corporation’s principal executive office) nor the purpose of the meeting.

3.9                               QUORUM.

At all meetings of the Board, a majority of the authorized number of directors shall constitute a quorum for the transaction of business.  The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board, except as may be otherwise specifically provided by statute, the certificate of incorporation or these bylaws.  If a quorum is not present at any meeting of the Board, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.  Interested directors may be counted in determining the presence of a quorum at a meeting of the Board or at a meeting of a committee which authorizes a particular contract or transaction.

A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of directors, if any action taken is approved by at least a majority of the required quorum for that meeting.

3.10                        BOARD ACTION BY WRITTEN CONSENT WITHOUT A MEETING.

Unless otherwise restricted by the certificate of incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board may be taken without a meeting if all members of the Board consent thereto in writing or by electronic transmission and

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the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board.  Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

3.11                        FEES AND COMPENSATION OF DIRECTORS.

Unless otherwise restricted by the certificate of incorporation or these bylaws, the Board shall have the authority to fix the compensation of directors.  No such payment shall preclude any director from serving the Corporation or any of its parent or subsidiary corporations in any other capacity and receiving compensation for such service.

3.12                        REMOVAL OF DIRECTORS.

Any director or the entire Board may be removed from office by the stockholders at any annual or special meeting of stockholders of the Corporation, the notice of which shall state that the removal of a director or directors is among the purposes of the meeting, but only for cause and only by the affirmative vote of the holders of not less than 80% of the shares of stock entitled to vote generally in the election of directors.

ARTICLE IV- COMMITTEES

4.1                               COMMITTEES OF DIRECTORS.

The Board may designate one or more committees, each committee to consist of one or more of the directors of the Corporation.  The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.  In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member.  Any such committee, to the extent provided in the resolution of the Board or in these bylaws, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, or (ii) amend, after, change or repeal any bylaw of the Corporation.

4.2                               COMMITTEE MINUTES.

Each committee shall keep regular minutes of its meetings and report the same to the Board when required.

4.3                               MEETINGS AND ACTION OF COMMITTEES.

Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of:

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(i)            Section 3.6 (place of meetings; meetings by telephone);

(ii)           Section 3.7 (regular meetings);

(iii)          Section 3.8 (special meeting; notice);

(iv)          Section 3.9 (quorum);

(v)           Section 3.10 (action without a meeting), and

(vi)          Section 6.13 (waiver of notice),

with such changes in the context of those bylaws as are necessary to substitute the committee and its members for the Board and its members.  However:

(i)            the time of regular meetings of committees may be determined either by resolution of the Board or by resolution of the committee;

(ii)           special meetings of committees may also be called by resolution of the Board; and

(iii)          notice of special meetings of committees shall also be given to all alternate members, who shall have the right to attend all meetings of the committee.

The Board may adopt rules for the government of any committee not inconsistent with the provisions of these bylaws.

4.4                               SUBCOMMITTEES

Unless otherwise provided in the certificate of incorporation, these bylaws or the resolutions of the Board designating the committee, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

ARTICLE V- OFFICERS

5.1                               OFFICERS.

The officers of the Corporation shall be a chief executive officer, president and a secretary.  The Corporation may also have, at the discretion of the Board, a chairperson of the Board, a vice chairperson of the Board, a chief financial officer or treasurer, one or more vice presidents, one or more assistant vice presidents, one or more assistant treasurers, one or more assistant secretaries, and any such other officers as may be appointed in accordance with the provisions of these bylaws.  Any number of offices may be held by the same person.

5.2                               APPOINTMENT OF OFFICERS.

The Board shall appoint the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3, subject to the rights, if any,

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of an officer under any contract of employment.  No stockholder shall be entitled to appoint any officers.

5.3                               SUBORDINATE OFFICERS.

The Board may appoint, or empower the chief executive officer or, in the absence of a chief executive officer, the president, to appoint, such other officers and agents as the business of the Corporation may require.  Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as the Board may from time to time determine.  No stockholder shall be entitled to appoint any such officers or agents.

5.4                               REMOVAL AND RESIGNATION OF OFFICERS.

Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by an affirmative vote of the majority of the Board at any regular or special meeting of the Board or, except in the case of an officer chosen by the Board, by any officer upon whom such power of removal may be conferred by the Board.  No stockholder shall be entitled to remove any officer.

Any officer may resign at any time by giving written notice to the Corporation.  Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice.  Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective.  Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

5.5                               VACANCIES IN OFFICES.

Any vacancy occurring in any office of the Corporation shall be filled only by the Board or as provided in Section 5.2.  No stockholder shall be entitled to appoint any officers.

5.6                               REPRESENTATION OF SHARES OF OTHER CORPORATIONS.

The chairperson of the Board, the president, any vice president, the treasurer, the secretary or assistant secretary of the Corporation, or any other person authorized by the Board or the president or a vice president, is authorized to vote, represent and exercise on behalf of the Corporation all rights incident to any and all shares of any other corporation or corporations standing in the name of the Corporation.  The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

5.7                               AUTHORITY AND DUTIES OF OFFICERS.

All officers of the Corporation shall respectively have such authority and perform such duties in the management of the business of the Corporation as may be designated from time to time by the Board and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board.

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ARTICLE VI - GENERAL MATTERS

6.1                                 EXECUTION OF CORPORATE CONTRACTS AND INSTRUMENTS.

The Board, except as otherwise provided in these bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances.  Unless so authorized or ratified by the Board or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

6.2                                 ISSUANCE OF STOCK.

Subject to the provisions of the certificate of incorporation, the whole or any part of any unissued balance of the authorized capital stock of the Corporation or the whole or any part of any unissued balance of the authorized capital stock of the Corporation held in its treasury may be issued, sold, transferred or otherwise disposed of by vote of the Board in such manner, for such consideration and on such terms as the Board may determine.

6.3                                 STOCK CERTIFICATES; PARTLY PAID SHARES.

The shares of the Corporation shall be represented by certificates, provided that the Board may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares.  Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation.  Notwithstanding the adoption of such a resolution by the Board, every holder of stock represented by certificates shall be entitled to have a certificate signed by, or in the name of the Corporation by the chairperson or vice-chairperson of the Board, or the president or a vice-president, and by the treasurer or an assistant treasurer, or the secretary or an assistant secretary of the Corporation representing the number of shares registered in certificate form.  Any or all of the signatures on the certificate may be a facsimile.  In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue. The Corporation shall not have power to issue a certificate in bearer form.

The Corporation may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor.  Upon the face or back of each stock certificate issued to represent any such partly paid shares, or upon the books and records of the Corporation in the case of uncertificated partly paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated.  Upon the declaration of any dividend on fully paid shares, the Corporation shall declare a dividend upon partly paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.

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6.4                                 SPECIAL DESIGNATION ON CERTIFICATES.

If the Corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such powers, designations, preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate that the Corporation shall issue to represent such class or series of stock; provided, however, that, except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate that the Corporation shall issue to represent such class or series of stock a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such powers, designations, preferences and/or rights. Within a reasonable time after the issuance or transfer of uncertificated stock, the corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates pursuant to this Section 6.4 or Sections 156, 202(a) or 218(a) of the DGCL or with respect to this Section 6.4 a statement that the corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Except as otherwise expressly provided by law, the rights and obligations of the holders of uncertificated stock and the rights and obligations of the holders of certificates representing stock of the same class and series shall be identical.

6.5                                 LOST CERTIFICATES.

Except as provided in this Section 6.5, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Corporation and cancelled at the same time.  The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

6.6                                 CONSTRUCTION; DEFINITIONS; TIME PERIODS.

Unless the context requires otherwise, the general provisions, rules of construction and definitions in the DGCL shall govern the construction of these bylaws.  Without limiting the generality of this provision, the singular number includes the plural, the plural number includes the singular, and the term “person” includes both a corporation and a natural person.  In applying any provision of these bylaws which requires that an act be done or not done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days shall be used, the day of the doing of the act

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shall be excluded, and the day of the event shall be included.  Unless otherwise specified, all references to article and section in these bylaws are to articles and sections of these bylaws.

6.7                                 DIVIDENDS.

The Board, subject to any restrictions contained in either the certificate of incorporation or applicable law, may declare and pay dividends upon the shares of the Corporation’s capital stock.  Dividends may be paid in cash, in property or in shares of the Corporation’s capital stock, subject to the provisions of the certificate of incorporation.

The Board may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve.  Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the Corporation, and meeting contingencies.

6.8                                 FISCAL YEAR.

The fiscal year of the Corporation shall be fixed by resolution of the Board and may be changed by the Board.

6.9                                 SEAL.

The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board.  The Corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

6.10                           TRANSFER OF STOCK.

Shares of the Corporation shall be transferable in the manner prescribed by law and in these bylaws.  Shares of stock of the Corporation shall be transferred on the books of the Corporation only by the holder of record thereof or by such holder’s attorney duly authorized in writing, upon surrender to the Corporation of the certificate or certificates representing such shares endorsed by the appropriate person or persons (or by delivery of duly executed instructions with respect to uncertificated shares), with such evidence of the authenticity of such endorsement or execution, transfer, authorization and other matters as the Corporation may reasonably require, and accompanied by all necessary stock transfer stamps.  No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing the names of the persons from and to whom it was transferred.

6.11                           STOCK TRANSFER AGREEMENTS.

The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

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6.12                           REGISTERED STOCKHOLDERS.

The Corporation:

(i)            shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner;

(ii)           shall be entitled to hold liable for calls and assessments the person registered on its books as the owner of shares; and

(iii)          shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

6.13                           WAIVER OF NOTICE.

Whenever notice is required to be given to stockholders, directors or other persons under any provision of the DGCL, the certificate of incorporation or these bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice.  Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.  Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders or the Board need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the certificate of incorporation or these bylaws.

6.14                           NOTICE TO STOCKHOLDERS SHARING AN ADDRESS

Except as otherwise prohibited under the DGCL, without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the corporation under the provisions of the DGCL, the certificate of incorporation or these bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Any such consent shall be revocable by the stockholder by written notice to the corporation. Any stockholder who fails to object in writing to the corporation, within 60 days of having been given written notice by the corporation of its intention to send the single notice, shall be deemed to have consented to receiving such single written notice.

6.15                           NOTICE TO PERSON WITH WHOM COMMUNICATION IS UNLAWFUL

Whenever notice is required to be given, under the DGCL, the certificate of incorporation or these bylaws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting which shall be taken or held without notice to any such person with whom

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communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the corporation is such as to require the filing of a certificate under the DGCL, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

6.16                           EVIDENCE OF AUTHORITY.

A certificate by the secretary, an assistant secretary, or a temporary secretary, as to any action taken by the stockholders, directors, a committee or any officer or representative of the Corporation shall as to all persons who rely on the certificate in good faith be conclusive evidence of such action.

6.17                           CERTIFICATE OF INCORPORATION.

All references in these bylaws to the certificate of incorporation shall be deemed to refer to the Amended and Restated Certificate of Incorporation of the Corporation, as amended and in effect from time to time, including the terms of any certificate of designations of any series of preferred stock of the Corporation.

6.18                           RELIANCE UPON BOOKS, REPORTS AND RECORDS.

To the fullest extent permitted by law, each director, each member of any committee designated by the Board, and each officer of the Corporation shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books of account or other records of the Corporation as provided by law, including reports made to the Corporation by any of its officers, by an independent certified public accountant, or by an appraiser selected with reasonable care.

ARTICLE VII - NOTICE BY ELECTRONIC TRANSMISSION

7.1                                 NOTICE BY ELECTRONIC TRANSMISSION.

Without limiting the manner by which notice otherwise may be given effectively to stockholders pursuant to the DGCL, the certificate of incorporation or these bylaws, any notice to stockholders given by the Corporation under any provision of the DGCL, the certificate of incorporation or these bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given.  Any such consent shall be revocable by the stockholder by written notice to the Corporation.  Any such consent shall be deemed revoked if:

(i)            the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent; and

(ii)           such inability becomes known to the secretary or an assistant secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice.

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However, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action.

Any notice given pursuant to the preceding paragraph shall be deemed given:

(iii)          if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice;

(iv)          if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice;

(v)           if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and

(vi)          if by any other form of electronic transmission, when directed to the stockholder.

An affidavit of the secretary or an assistant secretary or of the transfer agent or other agent of the Corporation that the notice has been given by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

7.2                                 DEFINITION OF ELECTRONIC TRANSMISSION.

An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

ARTICLE VIII - INDEMNIFICATION OF DIRECTORS, OFFICERS,
EMPLOYEES AND AGENTS

8.1                                 RIGHT TO INDEMNIFICATION.

(a)           Each person who was or is made a party, or is threatened to be made a party, to any actual, threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative or any predecessor of the Corporation, by reason of the fact that (i) he or she is or was a director or executive officer (as such term is defined in Section 16 of the Exchange Act) of the Corporation or (ii) he or she is or was serving at the request of the Board or an executive officer (as such term is defined in Section 16 of the Exchange Act) of the Corporation as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (each person referred to in the preceding clause (i) or (ii), hereinafter an “indemnitee”), shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended, or by other applicable law as then in effect, against all expense, liability, and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement) actually and reasonably incurred or suffered by such indemnitee in connection therewith.  The right to indemnification provided by this ARTICLE

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VIII shall apply whether or not the basis of such proceeding is alleged action in an official capacity as such director or officer or in any other capacity while serving as such director, officer, employee or agent.  Notwithstanding anything in this Section 8.1 to the contrary, except as provided in Section 8.3 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Corporation.

(b)           Each person who was or is made a party, or is threatened to be made a party, to any actual, threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative or any predecessor of the Corporation, by reason of the fact that (i) he or she is or was a non-executive officer, employee or agent of the Corporation or (ii) he or she is or was serving at the request of the Board or an executive officer (as such term is defined in Section 16 of the Exchange Act) of the Corporation as an officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, may be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended, or by other applicable law as then in effect, against all expense, liability, and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement) actually and reasonably incurred or suffered by such person in connection therewith.

8.2                                 ADVANCEMENT OF EXPENSES.

The right to indemnification conferred in Section 8.1, shall include the right to have the expenses incurred in defending or preparing for any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”) paid by the Corporation; provided, however, that if the DGCL requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is to be rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking containing such terms and conditions, including the requirement of security, as the Board deems appropriate (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under this ARTICLE VIII or otherwise.  The Corporation shall not be obligated to advance fees and expenses to an employee or agent in connection with a proceeding instituted by the Corporation against such person.

8.3                                 RIGHT OF INDEMNITEE TO BRING SUIT.

If a claim under Section 8.1 or 8.2 is not paid in full by the Corporation within 60 calendar days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses under Section 8.2, in which case the applicable period shall be 30 calendar days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim.  If the indemnitee is successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of

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expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit.  In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the DGCL.  Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit.  In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this ARTICLE VIII or otherwise shall be on the Corporation.

8.4                                 NONEXCLUSIVITY RIGHTS.

(i)            The rights to indemnification and to the advancement of expenses conferred in this ARTICLE VIII shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provisions of the certificate of incorporation, bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

(ii)           The Corporation may maintain insurance, at its expense, to protect itself and any past or present director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.  The Corporation may enter into contracts with any indemnitee in furtherance of the provisions of this ARTICLE VIII and may create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect indemnification as provided in this ARTICLE VIII.

(iii)          The Corporation may without reference to Sections 8.1 through 8.4(i) and (ii) hereof, pay the expenses, including attorneys’ fees, incurred by any director, officer, employee or agent of the Corporation who is subpoenaed, interviewed or deposed as a witness or otherwise incurs expenses in connection with any civil, arbitration, criminal or administrative proceeding or governmental or internal investigation to which the Corporation is a party, target, or potentially a party or target, or

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of any such individual who appears as a witness at any trial, proceeding or hearing to which the Corporation is a party, if the Corporation determines that such payments will benefit the Corporation and if, at the time such expenses are incurred by such individual and paid by the Corporation, such individual is not a party, and is not threatened to be made a party, to such proceeding or investigation.

8.5                                 INDEMNIFICATION OF EMPLOYEES AND AGENTS OF THE CORPORATION.

The Corporation may grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent permitted by law.  The Corporation may, by action of the Board, authorize one or more officers to grant rights for indemnification or the advancement of expenses to employees and agents of the Corporation on such terms and conditions as such officers deem appropriate.

8.6                                 NATURE OF RIGHTS.

The rights conferred upon indemnitees in this ARTICLE VIII shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer or trustee and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.  Any amendment, alteration or repeal of this ARTICLE VIII that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit or eliminate any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

ARTICLE IX- AMENDMENTS

These bylaws may be altered, amended or repealed only as provided in the certificate of incorporation.

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LEGALZOOM.COM, INC.

CERTIFICATE OF AMENDMENT AND RESTATEMENT OF BYLAWS

The undersigned hereby certifies that he is the duly elected, qualified, and acting Secretary of LegalZoom.com, Inc., a Delaware corporation, and that the foregoing bylaws were amended and restated on [                        ], 2012 by the corporation’s board of directors.

IN WITNESS WHEREOF, the undersigned has hereunto set his hand this         day of              , 2012.

Chas Rampenthal
Secretary

[Signature Page to Amended and Restated Bylaws]

Exhibit 4.2

INVESTORS’ RIGHTS AGREEMENT

THIS INVESTORS’ RIGHTS AGREEMENT (the “Agreement”) is made as of the 9th day of February, 2007, by and between LegalZoom.com, Inc., a Delaware corporation (the “Company”), and each of the investors listed on Schedule A hereto, each of which is referred to in this Agreement as an “Investor” (as defined in the Purchase Agreement).

RECITALS

WHEREAS, the Company’s predecessor and the Investors are parties to the Series A Preferred Stock Purchase and Share Redemption Agreement dated as of January 4, 2007 (the “Purchase Agreement”), as amended by that First Amendment, dated as of the date hereof; and

WHEREAS, in order to induce the Company to enter into the Purchase Agreement and to induce the Investors to invest funds in the Company pursuant to the Purchase Agreement, the Investors and the Company hereby agree that this Agreement shall govern the rights of the Investors to cause the Company to register shares of Common Stock issuable to the Investors, to receive certain information from the Company, to participate in future equity offerings by the Company and certain other matters as set forth in this Agreement.

NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

1.                                       Definitions. For purposes of this Agreement:

1.1                                 The term “Affiliate” shall mean with respect to any individual, corporation, partnership, association, trust, or any other entity (in each case, a “Person”), any Person which, directly or indirectly, controls, is controlled by or is under common control with such Person, including, without limitation any general partner, officer or director of such Person and any venture capital fund now or hereafter existing which is controlled by or under common control with one or more general partners or shares the same management company with such person.

1.2                                 The term “Change of Control” means, regardless of form thereof, (1) the dissolution or liquidation of the Company, (2) the sale or exclusive license of all or substantially all of the assets of the Company on a consolidated basis to a person or entity which is not an affiliate of the Company, (3) a merger, reorganization or consolidation in which the outstanding shares of Company’s capital stock are converted into or exchanged for a different kind of securities of the successor entity and the holders of the Company’s outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the successor entity immediately upon completion of such transaction, or (4) the sale of all or substantially all of the outstanding stock of the Company to a person or entity which is not an affiliate of the Company.

1.3                                 The term “Common Stock” shall mean shares of the Company’s common stock, par value $0.001 per share.

1.4                                 The term “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

1.5                                 The term “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.6                                 The term “Form S-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

1.7                                 The term “GAAP” shall mean generally accepted accounting principles.

1.8                                 The term “Holder” shall mean any Person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 2.12 hereof.

1.9                                 The term “Immediate Family Member” shall mean a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, of a person referred to herein.

1.10                           The term “Initiating Holders” means, collectively, any Holders who properly initiate a registration request under this Agreement.

1.11                           The term “Investor Nominees” means those two (2) members of the Board of Directors designated by the holders of Series A Preferred Stock.

1.12                           The term “IPO” means the Company’s first underwritten public offering of its Common Stock under the Securities Act.

1.13                           The term “New Securities” shall mean equity securities of the Company, whether now authorized or not, or rights, options, or warrants to purchase said equity securities, or securities of any type whatsoever that are, or may become, convertible into or exchangeable into or exercisable for said equity securities (collectively “New Securities”).

1.14                           The term “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

1.15                           The term “Qualified Public Offering” shall mean the Company’s first underwritten public offering on a firm commitment basis by a nationally recognized investment banking organization or organizations pursuant to an effective registration statement under the Securities Act, covering the offer and sale of Common Stock (i) at a price per share of Common Stock of not less than $17.95413 (appropriately adjusted for stock splits, stock dividends, combinations, recapitalizations and the like), (ii) with respect to which the Company receives aggregate gross proceeds attributable to sales for the account of the Company of not less than $50 million, and (iii) with respect to which such Common Stock is listed for trading on either the New York Stock Exchange or the NASDAQ National Market.

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1.16                           The term “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

1.17                           The term “Registrable Securities” means (i) the Common Stock issuable or issued upon conversion of the Series A Preferred Stock and (ii) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of the shares referenced in clause (i) above, excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which his rights under Section 2 hereof are not assigned or any shares for which registration rights have terminated pursuant to Section 2.15 of this Agreement.

1.18                           The term “Registrable Securities then outstanding” means the number of shares determined by adding the number of shares of Common Stock outstanding which are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities which are, Registrable Securities.

1.19                           The term “Restated Certificate” shall mean the Amended and Restated Certificate of Incorporation of the Company, as it may be amended from time to time.

1.20                           The term “SEC” means the Securities and Exchange Commission.

1.21                           The term “SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

1.22                           The term “SEC Rule 144(k)” means Rule 144(k) promulgated by the SEC under the Securities Act.

1.23                           The term “SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act.

1.24                           The term “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.25                           The term “Series A Preferred Stock” means shares of the Series A Convertible Preferred Stock, par value $0.001 per share.

1.26                           The term “Transaction Documents” means, collectively, the Purchase Agreement, Voting Agreement and this Agreement.

1.27                           The term “Violation” means losses, claims, damages, or liabilities (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained

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therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by any other party hereto, of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law.

2.                                       Registration Rights. The Company covenants and agrees as follows:

2.1                                 Request for Registration.

(a)                                  If the Company shall receive at any time after the earlier of (i) four (4) years after the date of this Agreement or (ii) 180 days after the effective date of the first registration statement for a public offering of securities of the Company (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or a SEC Rule 145 transaction), a written request from the Holders of at least a majority of the Registrable Securities then outstanding that the Company file a registration statement under the Securities Act covering the registration of all or any portion of their Registrable Securities then outstanding in the manner specified in such request, then the Company shall:

(i)                       within ten (10) days of the receipt thereof, give written notice of such request to all Holders, who shall then have twenty (20) days to notify the Company in writing of their desire to be included in such registration;

(ii)                    as soon as practicable, and in any event within sixty (60) days of the receipt of such request (subject to the availability of appropriate audited financial statements provided that the Company is using reasonable best efforts to obtain such financial statements), file a registration statement under the Securities Act covering all Registrable Securities which the Holders request to be registered, subject to the limitations of subsection 2.1(b), within twenty (20) days of the mailing of such notice by the Company in accordance with Section 6.5; and

(iii)                 use its reasonable best efforts to cause such registration statement to be declared effective by the SEC as soon as practicable after such request.

(b)                                 If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to subsection 2.1(a) and the Company shall include such information in the written notice referred to in subsection 2.1(a). The underwriter will be selected by the Initiating Holders subject only to the reasonable approval of the Company. In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as

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provided in subsection 2.3(e) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Section 2.1, if, in good faith, the underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all Holders of Registrable Securities, including the Initiating Holders, in proportion (as nearly as practicable) to the number of Registrable Securities of the Company owned by each Holder; provided, however, that the number of shares of Registrable Securities held by the Holders to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest one hundred (100) shares.

(c)                                  The Company shall not be obligated to effect, or to take any action to effect, any registration

(i)                                     pursuant to this Section 2.1:

(A)                              In any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, unless the Company is already subject to service in such jurisdiction and except as may be required under the Securities Act;

(B)                                After the Company has effected two (2) registrations pursuant to this Section 2.1 and such registrations have been declared or ordered effective;

(C)                                If the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 2.11 below; or

(D)                               If the Registrable Securities to be included in the registration statement could then be sold without restriction under SEC Rule 144(k) within a ninety (90) day period; or

(ii)                                  Pursuant to any other provision of this Agreement:

(A)                              In any particular jurisdiction in which the Company would be required to executed a general consent to service of process in effecting such registration, unless the Company is already subject to service in such jurisdiction and except as may be required under the Securities Act; or

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(B)                                If the Registrable Securities to be included in the registration statement could then be sold without restriction under SEC Rule 144(k) within a ninety (90) day period.

(d)                                 Notwithstanding the foregoing, if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 2.1 a certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company (the “Board”) it would be materially detrimental to the Company and its stockholders for such registration statement to become effective or to remain effective as long as such registration statement would otherwise be required to remain effective because such action (x) would materially interfere with a significant acquisition, corporate reorganization or other similar transaction involving the Company, (y) would require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential or (z) would render the Company unable to comply with requirements under the Securities Act or Exchange Act, the Company shall have the right to defer taking action with respect to such filing for a period of not more than sixty (60) days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than two (2) times in any twelve (12)-month period; and provided further that the Company shall not register any securities for the account of itself or any other stockholder during such sixty (60) day period other than a registration statement relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or an SEC Rule 145 transaction, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered).

A registration statement shall not be counted until such time as such registration statement has been declared effective by the SEC (unless the Initiating Holders withdraw their request for such registration (other than as a result of information concerning the business or financial condition of the Company which is made known to the Investors after the date on which such registration was requested) and elect not to pay the registration expenses therefor pursuant to Section 2.5). A registration statement shall not be counted if, as a result of an exercise of the underwriter’s cut-back provisions, fewer than fifty percent (50%) of the total number of Registrable Securities that Holders have requested to be included in such registration statement are actually included.

2.2                                 Company Registration. If the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its stock or other securities under the Securities Act in connection with the public offering of such securities solely for cash (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or an SEC Rule 145 transaction, a registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities or a registration in which the only Common Stock

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being registered is Common Stock issuable upon conversion of debt securities which are also being registered), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within twenty (20) days after mailing of such notice by the Company in accordance with Section 6.5, the Company shall, subject to the provisions of Section 2.7, cause to be registered under the Securities Act, all of the Registrable Securities that each such Holder has requested to be registered; provided, however, that the Company shall, have no obligation to effect the registration of Registrable Securities held by the Holders to the extent the aggregate number of Registrable Securities sought to be included by the Holders exceeds sixty-seven percent (67%) of the total number of securities proposed to be offered and sold in connection with such registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The expenses of such withdrawn registration shall be borne by the Company in accordance with Section 2.6 hereof.

2.3                                 Obligations of the Company. Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible,

(a)                                  prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its reasonable best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registrarion statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the Registration Statement has been completed; provided, however, that (i) such one hundred twenty (120)-day period shall be extended for a period of time equal to the period the Holder refrains from selling any securities included in such registration at the request of an underwriter of Common Stock (or other securities) of the Company; and (ii) in the case of any registration of Registrable Securities on Form S-3 which are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, such one hundred twenty (120)-day period shall be extended for up to one hundred eighty (180) days, if necessary, to keep the registration statement effective until all such Registrable Securities are sold;

(b)                                 prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;

(c)                                  furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

(d)                                 use its reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the

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Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(e)                                  in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement;

(f)                                    cause all such Registrable Securities registered pursuant to this Agreement hereunder to be listed on a national securities exchange or trading system and each securities exchange and trading system on which similar securities issued by the Company are then listed;

(g)                                 provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration; and

(h)                                 use its reasonable best efforts to furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 2, on the date on which such Registrable Securities are sold to the underwriter, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and (ii) a “comfort” letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any.

2.4                                 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be reasonably required to effect the registration of such Holder’s Registrable Securities.

2.5                                 Expenses of Demand Registration. All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Section 2.1, including (without limitation) all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements of one (1) counsel for the selling Holders shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.1 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless the Holders of a majority of the Registrable Securities agree to forfeit their

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right to one (1) demand registration pursuant to Section 2.1; provided further, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness after learning of such information, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Section 2.1.

2.6                                 Expenses of Company Registration. The Company shall bear and pay all expenses incurred in connection with any registration, filing or qualification of Registrable Securities with respect to the registrations pursuant to Section 2.2 hereof for each Holder (which right may be assigned as provided in Section 2.12 hereof), including (without limitation) all registration, filing, and qualification fees, printers and accounting fees relating or apportionable thereto and the fees and disbursements of one (1) counsel for the selling Holders selected by them, but excluding underwriting discounts and commissions relating to Registrable Securities.

2.7                                 Underwriting Requirements. In connection with any offering involving an underwriting of shares of the Company’s capital stock pursuant to Section 2.2, the Company shall not be required to include any of the Holders’ securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and its underwriters, and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total number of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the amount of securities to be sold other than by the Company that the underwriters determine in their reasonable discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters and the Company determine in their sole discretion will not jeopardize the success of the offering. In no event shall any Registrable Securities be excluded from such offering unless all other stockholders’ securities have been first excluded. In the event that the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be apportioned pro rata among the selling Holders based on the number of Registrable Securities held by all selling. Holders or in such other proportions as shall mutually be agreed to by all such selling Holders. Notwithstanding the foregoing, in no event shall the amount of securities of the selling Holders included in the offering be reduced below thirty percent (30%) of the total amount of securities included in such offering, unless such offering is the Company’s IPO in which case the selling Holders may be excluded beyond this amount if the underwriters make the determination described above and no other stockholder’s securities are included in such offering. For purposes of the preceding sentence concerning apportionment, for any selling stockholder which is a Holder of Registrable Securities and which is an investment fund, partnership, limited liability company or corporation, the partners, members, retired partners, retired members, stockholders and Affiliates of such Holder, or the estates and family members of any such partners, retired partners, members and retired members and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling Holder”, and any pro-rata reduction with respect to such “selling Holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “selling Holder,” as defined in this sentence.

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2.8                                 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.9                                 Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 2:

(a)                                  To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, members, officers, directors and stockholders of each Holder, legal counsel and accountants for each Holder, any underwriter (as defined in the Securities Act) for such Holder and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any Violation and the Company will pay to each such Holder, underwriter, controlling person or other aforementioned person, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter, controlling person or other aforementioned person.

(b)                                 To the extent permitted by law, each selling Holder will severally and not jointly indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this Section 2.9(b), in connection with investigating or defending any such loss, claim, damages, liability, or action; provided, however, that the indemnity agreement contained in this Section 2.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided, further, that, in no event shall any indemnity under this Section 2.9(b) exceed the lesser of (i) that proportion of the total of such losses, claims, damages, liabilities or actions indemnified against equal to the

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proportion of the total securities sold under such registration statement which is being held by such Holder, or (ii) the amount equal to the net proceeds from the offering received by such Holder, except in the case of fraud or willful misconduct by such Holder.

(c)                                  Promptly after receipt by an indemnified party under this Section 2.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.9, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.9.

(d)                                 In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any Holder exercising rights under this Agreement, or any controlling person of any such Holder, makes a claim for indemnification pursuant to this Section 2.9 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 2.9 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any such selling Holder or any such controlling person in circumstances for which indemnification is provided under this Section 2.9, then, and in each such case, the Company and such Holder will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided however, that, in any such case, (I) no such Holder will be required to contribute any

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amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement, and (II) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation; provided further, that in no event shall a Holder’s liability pursuant to this Section 2.9(d), when combined with the amounts paid or payable by such holder pursuant to Section 2.9(b), exceed the proceeds from the offering (net of any underwriting discounts or commissions) received by such Holder, except in the case of willful fraud by such Holder.

(e)                                  Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f)                                    Unless otherwise superceded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Holders under this Section 2.9 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 2, and otherwise shall survive the termination of this Agreement.

2.10                           Reports Under Exchange Act. With a view to making available to the Holders the benefits of SEC Rule 144 promulgated under the Securities Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

(a)                                  make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public so long as the Company is subject to the periodic reporting requirements under Sections 13 or 15(d) of the Exchange Act;

(b)                                 file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(c)                                  furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144, the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

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(d)                                 After the occurrence of the first underwritten public offering of Common Stock of the Company pursuant to an offering registered under the Securities Act on Form S-1 or Form SB-1 (or any comparable successor forms), subject to the limitations on transfers imposed by this Agreement, the Company shall use its reasonable best efforts to facilities and expedite transfers of Registrable Securities pursuant to SEC Rule 144 under the Securities Act, which efforts shall include timely notice to its transfer agent to expedite such transfers of Registrable Securities.

2.11                           Form S-3 Registration. In case the Company shall receive from Holders holding Registrable Securities anticipated to have an aggregate sale price (net underwriting discounts and commissions, if any) in excess of $7,500,000 a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

(a)                                  promptly give written notice of the proposed registration, and any related qualification of compliance, to all other Holders; and

(b)                                 as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 2.11: (1) if Form S-3 is not then available for such offering by the Holders; (2) if the Company shall furnish to the Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board, it would be materially detrimental to the Company and its stockholders for such Form S-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than ninety (90) days after receipt of the request of the Holder or Holders under this Section 2.11; provided, however, that the Company shall not utilize this right more than one (1) time in any twelve (12) month period and provided further that the Company shall not register any securities for the account of itself or any other stockholder during such ninety (90) day period (other than a registration relating solely to the sale of securities of participants in a Company stock plan, a registration relating to a corporate reorganization or transaction under SEC Rule 145, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered); or (3) it any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

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(c)                                  Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. All expenses incurred in connection with a registration requested pursuant to Section 2.11, including (without limitation) all registration, filing, qualification, printer’s and accounting fees and the reasonable fees and disbursements of one (1) counsel for the selling Holder or Holders and counsel for the Company, but excluding any underwriters’ discounts or commissions associated with Registrable Securities, shall be borne by the Company. Registrations effected pursuant to this Section 2.11 shall not be counted as demands for registration or registrations effected pursuant to Sections 2.1.

(d)                                 If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as part of their request made pursuant to this Section 2.11 and the Company shall include such information in the written notice referred to in Section 2.11(a). The provisions of Section 2.1(b) shall be applicable to such request (with the substitution of Section 2.11 for references to Section 2.1).

2.12                           Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 2 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such securities that (i) is a subsidiary, Affiliate, parent, partner, member, limited partner, retired partner, retired member or stockholder of a Holder, (ii) is a Holder’s family member or trust for the benefit of an individual Holder, or (iii), after such assignment or transfer, holds at least 381,400 shares of Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations and other recapitalizations); provided that: (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including without limitation the provisions of Section 2.14 below; and (c) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Securities Act. For the purposes of determining the number of shares of Registrable Securities held by a transferee or assignee, the holdings of transferee or assignee (i) that is a subsidiary, parent, partner, limited partner, retired partner, member, retired member or stockholder of a Holder; (ii) that is an Affiliate of the Holder, which means with respect to a limited liability company or a limited liability partnership, a fund or entity managed by the same manager or managing member or general partner or management company or by an entity controlling, controlled by, or under common control with such manager or managing member or general partner or management company, (iii) who is a Holder’s Immediate Family Member, or (iv) that is a trust for the benefit of an individual Holder or such Holder’s Immediate Family Member, shall be aggregated together and with those of the assigning Holder; provided that all assignees and transferees who would not qualify individually for assignment of registration rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices or taking any action under this Section 2.

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2.13                           Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder (a) to include such securities in any registration unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the amount of the Registrable Securities of the Holders that are included or (b) to demand registration of any securities held by such holder or prospective holder.

2.14                           “Market Stand-Off” Agreement. Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the Company’s IPO and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days) (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock held immediately prior to the effectiveness of the Registration Statement for such offering, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash or otherwise. The foregoing provisions of this Section 2.14 shall apply only to the Company’s IPO, shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall only be applicable to the Holders if all officers, directors and greater than one percent (1%) stockholders of the Company enter into similar agreements. The underwriters in connection with the Company’s IPO are intended third-party beneficiaries of this Section 2.14 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in the Company’s IPO that are consistent with this Section 2.14 or that are necessary to give further effect thereto. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply to all Holders subject to such agreements pro rata based on the number of shares subject to such agreements.

In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

2.15                           Termination of Registration Rights.

(a)                                  No Holder shall be entitled to exercise any right provided for in this Section 2 after five (5) years following the consummation of the IPO.

(b)                                 The rights set forth in this Section 2 shall terminate (i) upon a Deemed Liquidation Event, as such term is defined in the Company’s Amended and Restated Certificate of Incorporation and (ii) as to any Holder, when the Registrable

15

Securities held by such Holder (together with any Affiliate of such Holder with whom such Holder must aggregate its sales under SEC Rule 144) could be sold without restriction under SEC Rule 144(k) within a ninety (90) day period.

3.                                       Information and Observer Rights.

3.1                                 Delivery of Financial Statements. The Company shall deliver to each Investor that holds at least 381,400 shares of Series A Preferred Stock issued to it pursuant to the Purchase Agreement (each a “Major Investor”):

(a)                                  as soon as practicable, but in any event within one hundred twenty (120) days after the end of each fiscal year of the Company (or one hundred and eighty (180) days after the end of the Company’s fiscal year ending December 31, 2006), a balance sheet and income statement as of the last day of such year, a statement of stockholders’ equity and cash flows for such year and a comparison between the actual figures for such year, the comparable figures for the prior year and the comparable figures included in the Budget (as defined below) for such year, with an explanation of any material differences between them and a schedule as to the sources and applications of funds for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with GAAP (except that the financial report may (i) be subject to normal year-end audit adjustments and (ii) not contain all notes thereto which may be required in accordance with GAAP), and audited and certified by independent public accountants of nationally recognized standing selected by the Company;

(b)                                 as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company (or sixty (60) days after the end of each of the first three quarters of the Company’s fiscal year ending December 31, 2007), an unaudited income statement, schedule as to the sources and application of funds for such fiscal quarter, an unaudited balance sheet and a statement of stockholders’ equity and cash flows as of the end of such fiscal quarter;

(c)                                  as soon as practicable, but in any event with forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, a statement showing the number of shares of each class and series of capital stock and securities convertible into or exercisable for shares of capital stock outstanding at the end of the period, the number of common shares issuable upon conversion or exercise of any outstanding securities convertible or exercisable for common shares and the exchange ratio or exercise price applicable thereto and number of shares of issued stock options and stock options not yet issued but reserved for issuance, if any, all in sufficient detail as to permit the Investors to calculate its percentage equity ownership in the Company and certified by the Chief Financial Officer or Chief Executive Officer of the Company as being true, complete and correct;

(d)                                 as soon as practicable, but in any event within thirty (30) days following the end of each month, an unaudited income statement, statement of stockholders’ equity and cash flows, and an unaudited profit or loss statement;

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(e)                                  as soon as practicable, but in any event thirty (30) days prior to the end of each fiscal year, a budget and business plan for the next fiscal year (collectively, the “Budget”), prepared on a monthly basis, including balance sheets and sources and applications of funds statements for such months and, as soon as prepared, any other budgets or revised budgets prepared by the Company;

(f)                                    with respect to the financial statements called for in Subsections (a), (b) and (c) of this Section 3.1, an instrument executed by the Chief Financial Officer and President or Chief Executive Officer of the Company and certifying that such financials were prepared in accordance with GAAP consistently applied with prior practice for earlier periods (with the exception of footnotes that may be required by GAAP) and fairly present the financial condition of the Company and its results of operation for the periods specified therein, subject to year-end audit adjustment;

(g)                                 such other information relating to the financial condition, business, prospects or corporate affairs of the Company as such Major Investor or any assignee of such Major Investor may from time to time reasonably request, provided, however, that the Company shall not be obligated under this Subsection (g) or any other subsection of Section 3.1 to (i) provide information which the Company reasonably deems in good faith to be a trade secret or similar confidential information (unless covered by an enforceable confidentiality agreement, in form acceptable to the Company) or (ii) would adversely affect the attorney-client privilege between the Company and its counsel;

(h)                                 if for any period the Company shall have any subsidiary whose accounts are consolidated with those of the Company, then in respect of such period the financial statements delivered pursuant to the foregoing sections shall be the consolidated and consolidating financial statements of the Company and all such consolidated subsidiaries;

(i)                                     promptly following receipt by the Company, each audit response letter, accountant’s management letter and other written report submitted to the Company by its independent public accountants in connection with an annual or interim audit of the books of the Company or any of its subsidiaries; and

(j)                                     promptly after the commencement thereof, notice of all actions, suits, claims, proceedings, investigations and inquiries that could materially and adversely affect the Company or any of its subsidiaries, if any.

(k)                                  Notwithstanding anything else in this Section 3.1 to the contrary, the Company may cease providing the information set forth in this Section 3.1 during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of filing of, and ending on a date one hundred eighty (180) days after the effective date of the registration effecting the IPO; provided that the Company is actively employing its reasonable best efforts to cause such registration statement to become effective.

17

3.2                                 Inspection. The Company shall permit each Major Investor and such persons as each Major Investor may designate, at such Major Investor’s expense, to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, employees and public accountants (and the Company hereby authorizes said accountants to discuss with such Major Investor and such designees such affairs, finances and accounts) all at such reasonable times as may be reasonably requested by the Major Investor; provided, however, that the Company shall not be obligated pursuant to this Section 3.2 to provide access to any information which it reasonably considers to be a trade secret or similar confidential information or would adversely affect the attorney-client privilege between the Company and its counsel.

3.3                                 Termination of Information and Inspection Covenants. The covenants set forth in Section 3.1 and Section 3.2 shall terminate as to the Major Investors and be of no further force or effect immediately prior to the consummation of the sale of shares of Common Stock in the Company’s Qualified Public Offering.

3.4                                 Confidentiality. Each Investor agrees that such Investor will keep confidential and will not disclose or divulge any confidential information obtained from the Company pursuant to the terms of this Agreement, unless such confidential information (i) is known or becomes known to the public in general (other than as a result of a breach of this Section 3.4 by such Investor), (ii) is or has been independently developed or conceived by the Investor without use of the Company’s confidential information or (iii) is or has been made known or disclosed to the Investor by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that an Investor may disclose confidential information (a) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company, (b) to any prospective investor of any Registrable Securities from such Investor as long as such prospective investor agrees to be bound by the provisions of this Section 3.4, (c) to any Affiliate, partner (including, without limitation, any existing or prospective limited partner), member, stockholder or wholly owned subsidiary of such Investor in the ordinary course of business, or (d) as may otherwise be required by law, provided that the Investor takes reasonable steps to minimize the extent of any such required disclosure. The Company acknowledges that the Investors are in the business of venture capital investing and therefore review the business plans and related proprietary information of many enterprises, including enterprises which may have products or services which compete directly or indirectly with those of the Company. Nothing in this Agreement shall preclude or in any way restrict the Investors from investing or participating in any particular enterprise whether or not such enterprise has products or services which compete with those of the Company.

4.                                       Right of First Offer.

4.1                                 Right of First Offer. Subject to the terms and conditions specified in this Section 4.1, and applicable securities laws, in the event the Company proposes to offer or sell any New Securities, the Company shall first make an offering of such New Securities to each Investor in accordance with the following provisions of this Section 4.1. And Investor shall be entitled to apportion the right of first offer hereby granted it among itself and its partners, members and Affiliates in such proportions as it deems appropriate.

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(a)                                  The Company shall deliver a notice, in accordance with the provisions of Section 6.5 hereof, (the “Offer Notice”) to each of the Investors stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Securities.

(b)                                 By written notification received by the Company, within ten (10) calendar days after receipt of the Offer Notice by the Investors, each of the Investors may elect to purchase or obtain, at the price and on the terms specified in the Offer Notice, up to that portion of such New Securities which equals the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion of the Series A Preferred Stock (and any other securities convertible into, or otherwise exercisable or exchangeable for, shares of Common Stock) then held, by such Investor bears to the total number of shares of Common Stock of the Company then issued and outstanding (assuming full conversion and exercise of all Convertible Securities and Options). The Company shall promptly, in writing, inform each Investor that elects to purchase all the shares available to it (each, a “Fully-Exercising Investor”) of any other Investor’s failure to do likewise. During the five (5) day period commencing after receipt of such information, each Fully-Exercising Investor shall be entitled to obtain that portion of the New Securities for which Investors were entitled to subscribe but which were not subscribed for by the Investors which is equal to the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion of the Series A Preferred Stock then held, by such Fully-Exercising Investor bears to the total number of shares of Common Stock issued and held, or issuable upon conversion of the Series A Preferred Stock then held, by all Fully-Exercising Investors who wish to purchase such unsubscribed shares.

(c)                                  To the extent that the New Securities referred to in the Offer Notice are not elected to be purchased or obtained as provided in Section 4.1 (b) hereof, the Company may, during the ninety (90) day period following the expiration of the period provided in Section 4.1 (b) hereof, offer the remaining unsubscribed portion of such New Securities (collectively, the “Refused Securities”) to any person or persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice. If the Company does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within thirty (30) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Investors in accordance with this Section 4.1.

(d)                                 The right of first offer in this Section 4.1 shall not be applicable to: (i) shares of Common Stock issued or deemed issued as a dividend or distribution on Series A Preferred Stock; (ii) shares of Common Stock issued or issuable by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Article Fourth, Section B.4(e) and Article Fourth, Section B.4(f) of the Company’s Amended and Restated Certificate of Incorporation; (iii) up to 2,205,650 shares of Common Stock, including Options therefor (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar

19

recapitalization affecting such shares), issued to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries pursuant to the Company’s 2000 Stock Option Plan and 2007 Stock Option Plan, whether issued before or after the date hereof (provided that any Options for such shares that expire or terminate unexercised or any restricted stock repurchased by the Corporation at cost shall not be counted toward such maximum number unless and until such shares are regranted as new stock grants (or as new Options) pursuant to the terms of any such plan, agreement or arrangement); (iv) shares of Common Stock or Convertible Securities actually issued upon the exercise of Options or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security, (v) shares of Common Stock issued in connection with a “public offering” that is registered under the Securities Act, or (vi) shares of Series A Preferred Stock issued pursuant to the Purchase Agreement.

(e)                                  The right of first offer set forth in this Section 4.1 may not be assigned or transferred except that (i) such right is assignable by each Investor to any Affiliate of such Investor, and (ii) such right is assignable by any Investor to any other Investor.

4.2                                 Termination. The provisions of this Section 4 shall terminate immediately prior to the consummation of the Company’s Qualified Public Offering.

5.                                       Additional Covenants.

5.1                                 Insurance. As soon as reasonably practicable following the date hereof, the Company shall obtain, and thereafter so long as any Series A Preferred Stock remains outstanding maintain, from financially sound and reputable insurers (i) Directors and Officers Errors and Omissions insurance in coverage amounts satisfactory to the Investors; (ii) property and casualty insurance in coverage amounts satisfactory to the Investors and (iii) unless otherwise determined by the Board, term “key-person” insurance in coverage amounts of at least $1,000,000 on the life of each of John Suh, Brian Liu, Brian Lee, Edward Hartman and Frank Monestere and any other executive officer in amounts determined by the Board. Each “key person” policy shall name the Company as loss payee and neither policy shall be cancelable by the Company without prior approval of the Board, including the Investor Nominees.

5.2                                 Employee Agreements. The Company will cause each person now or hereafter employed by it or any subsidiary with access to confidential information and/or trade secrets to enter into an employment agreement containing provisions relating to non-disclosure and invention assignment in the form attached hereto as Exhibit A. The Company will cause each person now or hereafter engaged by the Company or any subsidiary as a consultant/independent contractor to enter into an independent contractor agreement containing provisions relating to non-disclosure and invention assignment in the form attached hereto as Exhibit B. In addition, the Company shall not amend, modify, terminate, waive or otherwise alter, in whole or in part, the non-disclosure and invention assignment provisions in any of the above-referenced agreements between the Company and any employee without the consent of the Investor Nominees.

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5.3                                 Employee Vesting. Unless approved by the Board (including the Investor Nominees) all future employees and consultants of the Company who shall purchase, or receive options to purchase, shares of the Company’s capital stock following the date hereof shall be required to execute stock purchase or option agreements providing for (i) vesting of shares over a four-year period with the first twenty-five percent (25%) of such shares vesting following twelve (12) months of continued employment or services, and the remaining shares vesting in equal monthly or annual installments over the following three (3) year period and (ii) a one hundred eighty (180)-day lockup period in connection with the Company’s IPO. The Company shall retain a “right of first refusal” on employee transfers until the Company’s IPO and the right to repurchase unvested shares at cost, or fair market value, if less.

5.4                                 Meetings of the Board of Directors. The Board shall meet no less than once every three (3) months either in person or via teleconference or other similar means.

5.5                                 Compensation of Directors. The Company shall promptly reimburse in full each Director of the Company who is not an employee of the Company for all of his reasonable out-of-pocket expenses incurred in attending each meeting of the Board of Directors or any Committee thereof.

5.6                                 Corporate Existence. The Company shall maintain its corporate existence.

5.7                                 By-laws. The Company shall at all times cause its By-laws to provide that unless otherwise required by the laws of the State of Delaware, any two (2) directors shall have the right to call a meeting of the Board of Directors. The Company shall at all times maintain provisions in its By-laws indemnifying all directors against liability and absolving all directors from liability to the Company and its stockholders to the maximum extent permitted under the laws of the State of Delaware.

5.8                                 Restrictive Agreements Prohibited. Neither the Company nor any of its subsidiaries shall become a party to any agreement which by its terms expressly restricts the Company’s performance of this Agreement or any other Transaction Document.

5.9                                 Affiliated Transactions. All transactions (other than the purchase of the Company’s on-line services in the ordinary course) by and between the Company and any officer, director or holder of at least one percent (1%) of the fully diluted capital stock of the Company or persons known by the Company to be controlling, controlled by, under common control with or otherwise affiliated with such officer, director or holder shall be conducted on an arm’s-length basis, shall be on terms and conditions no less favorable to the Company than could be obtained from nonrelated persons and shall be approved in advance by the Investor Nominees.

5.10                           Successor Indemnification. In the event that the Company or any of its successors or assigns (i) consolidates with or merges into any other entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person or entity, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Company assume the obligations of the Company with respect to indemnification of members of the Board of Directors as in effect immediately prior to such transaction, whether

21

in the Company’s bylaws, Amended and Restated Certificate of Incorporation, or elsewhere, as the case may be.

5.11                           Termination of Covenants. The covenants set forth in this Section 5, except as provided below, shall terminate and be of no further force or effect upon the consummation of a Qualified Public Offering.

6.                                       Miscellaneous.

6.1                                 Transfers, Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

6.2                                 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to its principles of conflicts of laws.

6.3                                 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may also be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.4                                 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

6.5                                 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on the signature page or Schedule A hereto, or to such email address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 7.5. If notice is given to the Company, a copy shall also be sent to Latham & Watkins LLP, 633 West Fifth Street, Suite 4000, Los Angeles, CA 90071-2007, Attention: David M. Hernand, Esq., Fax No.: (213) 891-8763, e-mail: david.hernand@lw.com.

6.6                                 Costs of Enforcement. If any Party to this Agreement seeks to enforce its rights under this Agreement by legal proceedings, the non-prevailing Party shall pay all costs and expenses incurred by the prevailing Party, including, without limitation, all reasonable attorneys’ fees.

22

6.7                                 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of a majority of the Registrable Securities then outstanding. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Registrable Securities then outstanding, each future holder of all such Registrable Securities, and the Company. Notwithstanding the foregoing, this Agreement may not be amended or terminated and the observance of any term hereunder may not be waived with respect to any Investor without the written consent of such Investor, unless such amendment, termination or waiver applies to all Investors in the same fashion (it being agreed that a waiver of the provisions of Section 4 with respect to a particular transaction shall be deemed to apply to all Investors in the same fashion if such waiver does so by its terms, notwithstanding the fact that certain Investors may nonetheless, by agreement with the Company, purchase securities in such transaction). The Company shall give prompt written notice of any amendment or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, termination or waiver. Any amendment, termination or waiver effected in accordance with this Section 6.7 shall be binding on all parties hereto, even if they do not execute such consent. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

6.8                                 Severability. The invalidity of unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision

6.9                                 Aggregation of Stock. All shares of Registrable Securities held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

6.10                           Entire Agreement. This Agreement (including the Schedules and Exhibits hereto, if any) constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

6.11                           Transfers of Rights. Each Investor hereto hereby agrees that it will not, and may, not assign any of its rights and obligations hereunder, unless such rights and obligations are assigned by such Investor to (a) any person or entity to which Registrable Securities are transferred by such Investor, or (b) to any Affiliate of such Investor, and, in each case, such transferee shall be deemed an “Investor” for purposes of this Agreement; provided that such assignment of rights shall be contingent upon the transferee providing a written instrument to the Company notifying the Company of such transfer and assignment and agreeing in writing to be bound by the terms of this Agreement.

6.12                           Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall

23

any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

6.13                           Remedies. It is specifically understood and agreed that any breach of the provisions of this Agreement by any Person subject hereto will result in irreparable injury to the other parties hereto, that the remedy at law alone will be an inadequate remedy for such breach, and that, in addition to any other legal or equitable remedies which they may have, such other parties may seek judicial relief to enforce their respective rights by actions for specific performance (to the extent permitted by law) and the Company may refuse to recognize any unauthorized transferee as one of its stockholders for any purpose, including, without limitation, for purposes of dividend and voting rights, until the relevant party or parties have complied with all applicable provisions of this Agreement.

6.14                           Dispute Resolution. Any unresolved controversy or claim arising out of or relating to this Agreement, except as otherwise provided in this Agreement, shall be submitted to arbitration by one arbitrator mutually agreed upon by the parties, and if no agreement can be reached within thirty (30) days after names of potential arbitrators have been proposed by the American Arbitration Association (the “AAA”), then by one arbitrator having reasonable experience in corporate finance transactions of the type provided for in this Agreement and who is chosen by the AAA. The arbitration shall take place in the State of New York, in accordance with the AAA rules then in effect, and judgment upon any award rendered in such arbitration will be binding and may be entered in any court having jurisdiction thereof. There shall be limited discovery prior to the arbitration hearing as follows: (a) exchange of witness lists and copies of documentary evidence and documents relating to or arising out of the issues to be arbitrated, (b) depositions of all party witnesses and (c) such other depositions as may be allowed by the arbitrators upon a showing of good cause. Depositions shall be conducted in accordance with the rules of civil procedure in the State of New York, the arbitrator shall be required to provide in writing to the parties the basis for the award or order of such arbitrator, and a court reporter shall record all hearings, with such record constituting the official transcript of such proceedings. The prevailing party shall be entitled to reasonable attorney’s fees, costs, and necessary disbursements in addition to any other relief to which such party may be entitled. Each of the parties to this Agreement consents to personal jurisdiction for any equitable action sought in a U.S. District Court for the Southern District of New York or any court of the State of New York having subject matter jurisdiction.

[Remainder of Page Intentionally Left Blank]

24

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

LEGALZOOM.COM, INC.

By:	/s/ Brian Liu
Name:	Brian Liu
Title:	Chairman of the Board
Address:	7083 Hollywood Blvd, Suite 180
Los Angeles, CA 90028

INVESTORS’ RIGHTS AGREEMENT

INVESTORS:

POLARIS VENTURE PARTNERS V, L.P.
By:	POLARIS VENTURE MANAGEMENT CO. V, L.L.C.
ITS GENERAL PARTNER

By:	/s/ William E. Bilodeau
Name:	William E. Bilodeau
Title:	Attorney-in-fact
Address:	1000 Winter Street, Suite 3350
Waltham, MA 02451

POLARIS VENTURE PARTNERS ENTREPRENEURS’ FUND V, L.P.
By:	POLARIS VENTURE MANAGEMENT CO. V, L.L.C.
ITS GENERAL PARTNER

By:	/s/ William E. Bilodeau
Name:	William E. Bilodeau
Title:	Attorney-in-fact
Address:	1000 Winter Street, Suite 3350
Waltham, MA 02451

POLARIS VENTURE PARTNERS FOUNDERS’ FUND V, L.P.
By:	POLARIS VENTURE MANAGEMENT CO. V, L.L.C.
ITS GENERAL PARTNER

By:	/s/ William E. Bilodeau
Name:	William E. Bilodeau
Title:	Attorney-in-fact
Address:	1000 Winter Street, Suite 3350
Waltham, MA 02451

INVESTORS’ RIGHTS AGREEMENT

INVESTORS (cont):

POLARIS VENTURE PARTNERS SPECIAL FOUNDERS’ FUND V, L.P.
By:	POLARIS VENTURE MANAGEMENT CO. V, L.L.C.
ITS GENERAL PARTNER

By:	/s/ William E. Bilodeau
Name:	William E. Bilodeau
Title:	Attorney-in-fact
Address:	1000 Winter Street, Suite 3350
Waltham, MA 02451

KAYNE ANDERSON PRIVATE INVESTORS, L.P.

By:
Name:
Title:
Address:	1800 Avenue of the Stars
Suite 200
Los Angeles, CA 90067

Michael Madden

Thomas Newby

Thomas Kelly

Michael Montgomery

INVESTORS’ RIGHTS AGREEMENT

INVESTORS (cont):

POLARIS VENTURE PARTNERS SPECIAL FOUNDERS’ FUND V, L.P.
By:	POLARIS VENTURE MANAGEMENT CO. V, L.L.C.
ITS GENERAL PARTNER

By:
Name:
Title:
Address:	1000 Winter Street, Suite 3350
Waltham, MA 02451

KAYNE ANDERSON PRIVATE INVESTORS, L.P.

By:	/s/ R Nell Malik
Name:	R Nell Malik
Title:	Sr. Managing Director
Address:	1800 Avenue of the Stars
Suite 200
Los Angeles, CA 90067

Michael Madden

Thomas Newby

Thomas Kelly

Michael Montgomery

INVESTORS’ RIGHTS AGREEMENT

INVESTORS (cont):

POLARIS VENTURE PARTNERS SPECIAL FOUNDERS’ FUND V, L.P.
By:	POLARIS VENTURE MANAGEMENT CO. V, L.L.C.
ITS GENERAL PARTNER

By:
Name:
Title:
Address:	1000 Winter Street, Suite 3350
Waltham, MA 02451

KAYNE ANDERSON PRIVATE INVESTORS, L.P.

By:
Name:
Title:
Address:	1800 Avenue of the Stars
Suite 200
Los Angeles, CA 90067

/s/ Michael Madden
Michael Madden

Thomas Newby

Thomas Kelly

Michael Montgomery

INVESTORS’ RIGHTS AGREEMENT

INVESTORS (cont):

POLARIS VENTURE PARTNERS SPECIAL FOUNDERS’ FUND V, L.P.
By:	POLARIS VENTURE MANAGEMENT CO. V, L.L.C.
ITS GENERAL PARTNER

By:
Name:
Title:
Address:	1000 Winter Street, Suite 3350
Waltham, MA 02451

KAYNE ANDERSON PRIVATE INVESTORS, L.P.

By:
Name:
Title:
Address:	1800 Avenue of the Stars
Suite 200
Los Angeles, CA 90067

Michael Madden

/s/ Clinton Toms Newby III
Clinton Toms Newby III

/s/ Thomas Kelly
Thomas Kelly

Michael Montgomery

INVESTORS’ RIGHTS AGREEMENT

INVESTORS (cont):

POLARIS VENTURE PARTNERS SPECIAL FOUNDERS’ FUND V, L.P.
By:	POLARIS VENTURE MANAGEMENT CO. V, L.L.C.
ITS GENERAL PARTNER

By:
Name:
Title:
Address:	1000 Winter Street, Suite 3350
Waltham, MA 02451

KAYNE ANDERSON PRIVATE INVESTORS, L.P.

By:
Name:
Title:
Address:	1800 Avenue of the Stars
Suite 200
Los Angeles, CA 90067

Michael Madden

Thomas Newby

Thomas Kelly

/s/ Michael Montgomery
Michael Montgomery

INVESTORS’ RIGHTS AGREEMENT

INVESTORS (cont):

/s/ James Min
James Min

Robert Louv

Shiv Kapoor

Daniel Williams

INVESTORS’ RIGHTS AGREEMENT

INVESTORS (cont):

James Min

/s/ Robert Louv
Robert Louv

Shiv Kapoor

Daniel Williams

INVESTORS’ RIGHTS AGREEMENT

INVESTORS (cont):

James Min

Robert Louv

/s/ Shiv Kapoor
Shiv Kapoor

Daniel Williams

INVESTORS’ RIGHTS AGREEMENT

INVESTORS (cont):

James Min

Robert Louv

Shiv Kapoor

/s/ Daniel Williams
Daniel Williams

INVESTORS’ RIGHTS AGREEMENT

Exhibit 10.1

LEGALZOOM.COM, INC.

2000 STOCK OPTION PLAN

(as adopted on May 20, 2000)

1.     Purposes of the Plan. The purposes of this plan are:

(a) to attract and retain the best available personnel for positions of substantial responsibility,

(b) to provide additional incentive to Employees, Consultants and Directors, and

(c) to promote the success of the Company’s business.

2.     Definitions. For the purposes of this Plan, the following terms will have the following meanings:

(a) “Administrator” means the Board or any of its Committees that administer the Plan, in accordance with Section 4.

(b) “Applicable Laws” means the legal requirements relating to the administration of and issuance of securities under stock option plans, including, without limitation, the requirements of state corporations law, federal and state securities law, federal and state tax law, and the requirements of any stock exchange or quotation system upon which the Shares may then be listed or quoted.

(c) “Board” means the Board of Directors of the Company.

(d) “Code” means the Internal Revenue Code of 1986, as amended.

(e) “Committee” means a Committee appointed by the Board in accordance with Section 4.

(f) “Common Stock” means the Common Stock, without par value, of the Company.

(g) “Company” means Legalzoom.com, Inc., a California corporation.

(h) “Consultant” means any person, including an advisor, or other person engaged by the Company to render services and who is compensated for such services, provided that the term “Consultant” does not include (i) Employees, or (ii) Directors who are paid only a director’s fee by the Company or who are not compensated by the Company for their services as Directors.

(i) “Continuous Status as an Employee or Consultant” means that the employment or consulting relationship is not interrupted or terminated by the Company or by the Employee or Consultant. Continuous Status as an Employee or Consultant will not

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be considered interrupted in the case of: (i) any leave of absence approved by the Board, including sick leave, military leave, or any other personal leave, provided, that for purposes of Incentive Stock Options, any such leave may not exceed 90 days, unless reemployment upon the expiration of such leave is guaranteed by contract (including certain Company polices) or statute; or (ii) transfers between locations of the Company.

(j) “Director” means a member of the Board.

(k) “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.

(l) “Employee” means any person, including Officers and Directors employed as a common law employee by the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient, in and of itself, to constitute “employment” by the Company.

(m) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(n) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i)            If the Common Stock is listed on any established stock exchange or a national market system, including without limitation, the National Market System of the National Association of Securities Dealers, Inc. Automated Quotation (“NASDAQ”) System, the Fair Market Value of a Share of Common Stock will be the closing sales price for such stock (or the closing bid, if no sales are reported) as quoted on that system or exchange (or the exchange with the greatest volume of trading in Common Stock) on the last market trading day prior to the day of determination, as reported in the Wall Street Journal or any other source the Administrator considers reliable.

(ii)           If the Common Stock is quoted on the NASDAQ System (but not on the NASDAQ National Market System) or is regularly quoted by recognized securities dealers but selling prices are not reported, the Fair Market Value of a Share of Common Stock will be the mean between the high bid and low asked prices for the Common Stock on the last market trading day prior to the day of determination, as reported in the Wall Street journal or any other source the Administrator considers reliable.

(iii)          In the absence of any established market for the Common Stock, the Fair Market Value will be determined by the Administrator with reference to the earnings history, book value and prospects of the Company in light of market conditions generally, and any other factors the Administrator considers appropriate.

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(o) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(p) “Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(q) “Notice of Grant” means a written notice evidencing certain terms and conditions of an individual Option grant. The Notice of Grant is part of the Option Agreement.

(r) “Officer” means a person who is an officer of the Company within the meaning of Section 15 of the Exchange Act and the rules and regulations promulgated thereunder.

(s) “Option” means a stock option granted under this Plan.

(t) “Option Agreement” means a written agreement between the Company and an Optionee evidencing the terms and conditions of an individual Option grant. The Option Agreement is subject to the terms and conditions of this Plan.

(u) “Option Exchange Program” means a program in which outstanding Options are surrendered in exchange for Options with a lower exercise price.

(v) “Optioned Stock” means the Common Stock subject to an Option.

(w) “Optionee” means an Employee, Consultant or Director who holds an outstanding Option.

(x) “Plan” means this 2000 Stock Option Plan.

(y) “Section” means, except as otherwise specified, a section of this Plan.

(z) “Share” means a share of the Common Stock, as adjusted in accordance with Section 13.

3.     Shares Subject to the Plan.

Subject to the provisions of Section 13 of the Plan, the maximum aggregate number of Shares which may be granted and issued under the Plan shall not exceed 1,500,000 Shares of Common Stock and subject to increase from time to time as set by the Administrator and subject to stockholder approval as provided in Section 15(b). The Shares may be authorized, but unissued, or reacquired Common Stock. If the Company reacquires Shares which were issued pursuant to the exercise of an Option, however, those reacquired Shares will not be available for future grant under the Plan.

If an Option expires or becomes unexercisable without having been exercised in full, or is surrendered pursuant to an Option Exchange Program, the unpurchased Shares which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). In addition, Awards granted hereunder but which are forfeited or are

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repurchased by the Company at the original issue price, and Awards that otherwise terminates without Shares being issued, will become available for future grantor sale under the Plan.

4.     Administration of the Plan.

(a) Procedure.

(i)            Composition of the Administrator. The Plan will be administered by (A) the board, or (B) a Committee designated by the Board, which Committee will be constituted to satisfy Applicable Laws. Once appointed, a Committee will serve in its designated capacity until otherwise directed by the Board. The Board may increase the size of the Committee and appoint additional members, remove members (with or without cause) and substitute new members, fill vacancies (however caused), and remove all members of the Committee and thereafter directly administer the Plan, all to the extent permitted by Applicable Laws. Notwithstanding the foregoing, from and after such time as the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Plan will be administered only by a Committee, which will then consist solely of persons who are both “non-employee directors” within the meaning of Rule 16b-3 promulgated under the Exchange Act and “outside directors” within the meaning of Section 162(m) of the Code.

(ii)           Multiple Administrative Bodies. The Plan may be administered by different bodies with respect to Directors, Officers who are not Director, and Employees and Consultants who are neither Directors nor Officers.

(b) Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to that Committee, the Administrator will have the authority, in its discretion:

(i)            to determine the Fair Market Value of the Common Stock, in accordance with Section 2(n);

(ii)           to select the Consultants and Employees to whom Options may be granted;

(iii)          to determine whether and to what extent Options are granted;

(iv)          to determine the number of shares of Common Stock to be covered by each Option granted;

(v)           to approve forms of Option Agreement;

(vi)          to determine the terms and conditions, not inconsistent with the terms of this Plan, of any grant of Options, including, but not limited to,

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(A) the Options’ exercise price, (B) the time or times when Options may be exercised, which may be based on performance criteria or other reasonable conditions such as Continuous Status as an Employee or Consultant, or continuous service as a Director, (C) any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Option or the Optioned Stock, based in each case on factors that the Administrator determines in its sole discretion, including but not limited to a requirement subjecting the Optioned Stock to (i) certain restrictions on transfer (including without limitation a right of first refusal in favor of the Company and/or any stockholders of the Company), and (ii) a right of repurchase in favor of the Company upon termination of the Optionee’s employment;

(vii)         to reduce the exercise price of any Option to the Fair Market Value at the time of the reduction, if the Fair Market Value of the Common Stock covered by that Option has declined since the date it was granted;

(viii)       to construe and interpret the terms of this Plan;

(ix)          to prescribe, amend, and rescind rules and regulations relating to the administration of this Plan;

(x)           to modify or amend each Option, subject to Section 15(c);

(xi)          to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Option previously granted by the Administrator;

(xii)         to institute an Option Exchange Program;

(xiii)        to determine the terms and restrictions applicable to Options; and

(xiv)        to make all other determinations it considers necessary or advisable for administering this Plan.

(c) Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations will be final and binding on all Optionees and any other holders of Options.

5.     Eligibility.

Options granted under this Plan may be Incentive Stock Options or Nonstatutory Stock Options, as determined by the Administrator at the time or grant. Nonstatutory Stock Options may be granted to Employees, Consultants and Directors. Incentive Stock Options may be granted only to Employees.

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6.     Limitations.

(a) Designation. Each Option will be designated in the Notice of Grant as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designations, if the Shares subject to an Optionee’s Incentive Stock Options (granted under all plans of the Company), which become exercisable for the first time during any calendar year, have a Fair Market Value in excess of $100,000, the Options accounting for this excess will be treated as Nonstatutory Stock Options. For purposes of this Section 6(a), Incentive Stock Options will be taken into account in the order in which they were granted, and the Fair Market Value of the Shares will be determined as of the time of grant.

(b) Individual Limit. From and after such time as the Company is subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act, no Optionee may receive grants, during any fiscal year of the Company or portion thereof, of Incentive Stock Options and Nonstatutory Stock Options which, in the aggregate, cover more than one-half of the Shares available under the Plan, subject to adjustment as provided in Section 13. If an Option expires or terminates for any reason without having been exercised in full, the unpurchased shares subject to that expired or terminated Option will continue to count against the maximum numbers of shares for which Options may be granted to an Optionee during any fiscal year of the Company or portion thereof.

(c) No Employment Rights. Neither this Plan nor any Option will confer upon an Optionee any right with respect to continuing the Optionee’s employment or consulting relationship with the Company, or continuing service as a Director, nor will they interfere in any way with the Optionee’s right or the Company’s right to terminate such employment or consulting relationship or directorship at any time, with or without cause.

7.     Term of the Plan.

Subject to Section 19, this Plan will become effective upon the earlier to occur of its adoption by the Board or its approval by the stockholders of the Company as described in Section 19. It will continue in effect for a term of ten (10) years unless terminated earlier under Section 15. Unless otherwise provided in this Plan, its termination will not affect the validity of any Option Agreement outstanding at the date of termination.

8.     Term of Option.

The term of each Option will be stated in the Notice of Grant; provided, however, that in no event may the term be more than ten (10) years from the date of grant. In addition, in the case of an Incentive Stock Option granted to an Optionee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of capital stock of the Company, the term of the Incentive Stock Option will be five (5) years from the date of grant or any shorter term specified in the Notice of Grant.

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9.     Option Exercise Price and Consideration.

(a) Exercise Price. The price per share exercise price for the Share to be issued pursuant to exercise of an Option will be determined by the Administrator, subject to the following:

(i)            In the case of an Incentive Stock Option;

(A)           granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of capital stock of the Company, the per Share exercise price will be no less than one hundred and ten percent (110%) of the Fair Market Value per Share on the date of grant.

(B)           granted to any other Employee, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(ii)           In the case of a Nonstatutory Stock Option;

(A)          granted to an Employee, Consultant, Icon or Director who, at the time the Nonstatutory Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of capital stock of the Company, the per Share exercise price will be no less than one hundred and ten percent (110%) of the Fair Market Value per Share on the date of grant.

(B)           granted to any other Employee, Consultant or Director, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(b) Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions which must be satisfied before the Option may be exercised. Exercise of an Option may be conditioned upon performance criteria or other reasonable conditions such as Continuous Status as an Employee or Consultant or continuous service as a Director.

(c) Form of Consideration. The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. Such consideration may consist partially or entirely of:

(i)            cash;

(ii)           a promissory note made by the Optionee in favor of the Company;

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(iii)          other Shares which have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which an Option will be exercised;

(iv)          delivery of a properly executed exercise notice together with any other documentation as the Administrator and the Optionee’s broker, if applicable, requires to effect an exercise of the Option and delivery to the Company of the sale or loan proceeds required to pay the exercise price; or

(v)           any other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws.

10.   Exercise of Option.

(a) Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder will be exercisable according to the terms of the Plan and at times and under conditions determined by the Administrator and set forth in the Option Agreement; provided, however, that an Option may not be exercised for a fraction of a Share.

An Option will be deemed exercised when the Company receives: (i) written notice of exercise (in accordance with the Option Agreement) from the person entitled to exercise the Option, (ii) full payment for the Shares with respect to which the Option is exercised, and (iii) all representations, indemnifications and documents reasonably requested by the Administrator. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Option Agreement and this Plan. Shares issued upon exercise of an Option will be issued in the name of the Optionee or, if requested by the Optionee, in the name of the Optionee and his or her spouse. Until the stock certificate evidencing such Shares is issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. Subject to the provisions of Sections 12, 16, and 17, the Company will issue (or cause to be issued) such stock certificate promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in Section 13 of the Plan. Notwithstanding the foregoing, the Administrator in its discretion may require the Company to retain possession of any certificate evidencing Shares of Common Stock acquired upon exercise of an Option, if those Shares remain subject to repurchase under the provisions of the Option Agreement or any other agreement between the Company and the Optionee, or if those Shares are collateral for a loan or obligation due to the Company.

Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of this Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(b) Termination of Employment or Consulting Relationship or Directorship. If an Optionee holds exercisable Options on the date his or her Continuous Status as an Employee

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or Consultant or continuous service as a Director terminates (other than because of death or Disability), the Optionee may exercise those Options until the earlier of (i) their expiration as set forth in the Notice of Grant, and (ii) 30 days after the date of such termination (or a longer period determined by the Administrator). If the Optionee is not entitled to exercise his or her entire Option at the date of such termination, the Shares covered by the unexercisable portion of the Option will revert to the Plan. If the Optionee does not exercise an Option within the time specified above after termination, that Option will expire, and the Shares covered by it will revert to the Plan.

(c) Disability of Optionee. If an Optionee holds exercisable Options on the date his or her Continuous Status as an Employee, Consultant or Icon or continuous service as a Director terminates because of Disability, the Optionee (or legal representative) may exercise those Options until the earlier of (i) their expiration as set forth in the Notice of Grant, and (ii) six (6) months after the date of such termination (or a longer period determined by the Administrator). If the Optionee is not entitled to exercise his or her entire Option at the date of such termination, the Shares covered by the unexercisable portion of the Option will revert to the Plan. If the Optionee does not exercise an Option within the time specified above after termination, that Option will expire, and the Shares covered by it will revert to the Plan.

(d) Death of Optionee. If an Optionee holds exercisable Options on the date his or her death, the Optionee’s estate or a person who acquired the right to exercise the Option by bequest or inheritance may exercise those Options until the earlier of (i) their expiration as set forth in the Notice of Grant, and (ii) six (6) months after the date of death (or a longer period determined by the Administrator). If the Optionee is not entitled to exercise his or her entire Option at the date of death, the Shares covered by the unexercisable portion of the Option will revert to the Plan. If the Optionee’s estate or a person who acquired the right to exercise the Option by bequest or inheritance does not exercise an Option within the time specified above after termination, that Option will expire, and the Shares covered by it will revert to the Plan.

(e) Disqualifying Dispositions of Incentive Stock Options. If Common Stock acquired upon exercise of any Incentive Stock Option is disposed of in a disposition that, under Section 422 of the Code, disqualifies the holder from the application of Section 421(a) of the Code, the holder of the Common Stock immediately before the disposition will comply with any requirements imposed by the Company in order to enable the Company to secure the related income tax deduction to which it is entitled in such event.

11.   Non-Transferability of Options.

(a) No Transfer. An Option may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Optionee, only by the Optionee.

(b) Designation of Beneficiary. An Optionee may file a written designation of a beneficiary who is to receive any Options that remain unexercised in the event of the Optionee’s death. If a participant is married and the designated beneficiary is not the spouse, spousal consent will be required for the designation to be effective. The Optionee may

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change such designation of beneficiary at any time by written notice to the Administrator, subject to the above spousal consent requirement.

(c) Effect of No Designation. If an Optionee dies and there is no beneficiary, validly designated under Section 11(b) and living at the time of the Optionee’s death, the Company will deliver such Optionee’s Options to the executor or administrator of his or her estate, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such Options to the spouse or to any one or more dependents or relatives of the Optionee, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

(d) Death of Spouse or Dissolution of Marriage. If an Optionee designates his or her spouse as beneficiary under Section 11(b), that designation will be deemed automatically revoked if the Optionee’s marriage is later dissolved. Similarly, any designation of a beneficiary under Section 11(b) will be deemed automatically revoked upon the death of the beneficiary if the beneficiary predeceases the Optionee. Without limiting the generality of the preceding sentence, the interest in Options of a spouse of an Optionee who has predeceased the Optionee or whose marriage has been dissolved will automatically pass to the Optionee, and will not be transferable by such spouse in any manner, including but not limited to such spouse’s will, nor will any such interest pass under the laws of interstate succession.

12.   Withholding Taxes.

The Company will have the right to take whatever steps the Administrator deems necessary or appropriate to comply will all applicable federal, state, local, and employment tax withholding requirements, and the Company’s obligations to deliver Shares upon the exercise of an Option will be conditioned upon compliance will all such withholding tax requirements. Without limiting the generality of the foregoing, upon the exercise of an Option, the Company will have the right to withhold taxes from any other compensation or other amounts which it may owe to the Optionee, or to require the Optionee to pay to the Company the amount of any taxes which the Company may be required to withhold with respect to the Shares issued on such exercise. Without limiting the generality of the foregoing, the Administrator in its discretion may authorize the Optionee to satisfy all or part of any withholding tax liability by (a) having the Company without from the Shares which would otherwise be issued on the exercise of an Option that number of Shares having a Fair Market Value, as of the date the withholding tax liability arises, equal to or less than the amount of the Company’s withholding tax liability, or (b) by delivering to the Company previously-owned and unencumbered Shares of the Common Stock having a Fair Market Value, as of the date the withholding tax liability arises, equal to or less than the amount of the Company’s withholding tax liability.

13.   Adjustments Upon Changes in Capitalization, Dissolution, Merger, Asset Sale or Change of Control.

(a) Changes in Capitalization. Subject to any required action by the stockholders of the Company, if the outstanding shares of Common Stock are increased, decreased, changed into or exchanged for a different number or kind of shares or securities of the Company or a

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successor entity, or for other property (including without limitation, cash), through reorganization, recapitalization, reclassification, stock combination, stock dividend, stock split, reverse stock split, spin off or other similar transaction, an appropriate and proportionate adjustment will be made in the number and kind of shares as to which Options may be granted under this Plan. A corresponding adjustment changing the number or kind of shares allocated to unexercised Options which have been granted prior to any such change, will likewise be made. Any such adjustment in the outstanding Options will be made without change in the aggregate purchase price applicable to the unexercised portion of the Options but with a corresponding adjustment in the price for each share or other unit of any security covered by the Option. Such adjustment will be made by the Administrator, whose determination in that respect will be final, binding, and conclusive.

Where an adjustment under this Section 13(a) is made to an Incentive Stock Option, the adjustment will be made in a manner which will not be considered a “modification” under the provisions of subsection 424(h)(3) of the Code.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, to the extent that an Option had not been previously exercised, it will terminate immediately prior to the consummation of such proposed dissolution or liquidation. In such instance, the Administrator may, in the exercise of its sole discretion, declare that any Option will terminate as of a date fixed by the Administrator and give each Optionee the right to exercise his or her Option as to all or any part of the Optioned Stock, including Shares as to which the Option would not otherwise be exercisable.

(c) Corporate Transaction. Upon the happening of a “Corporate Transaction” (as defined below), the Administrator, may, in its discretion, do one or more of the following: (i) shorten the period during which Options are exercisable (provided they remain exercisable for at least 30 days after the date notice of such shortening is given to the Optionees); (ii) accelerate any vesting schedule to which an Option is subject; (iii) arrange to have the surviving or successor entity assume the Options or grant replacement options with appropriate adjustments in the option prices and adjustments in the number and kind of securities issuable upon exercise or adjustments so that the Options or their replacements represent the right to purchase the shares of stock, securities or other property (including cash) as may be issuable or payable as a result of such Corporate Transaction with respect to or in exchange for the number of Shares of Common Stock purchasable and receivable upon exercise of the Options had such exercise occurred in full prior to such Corporate Transaction; or (iv) cancel Options upon payment to the Optionees in cash, with respect to each Option to the extent then exercisable (including any Options as to which the exercise has been accelerated as contemplated in clause (ii) above), of any amount that is the equivalent of the excess of the Fair Market Value of the Common Stock (at the effective time of the merger, reorganization, sale of other event) over the exercise price of the Option. The Administrator may also provide for one or more of the foregoing alternatives in any particular Option Agreement. In the case of a Corporate Transaction, the Administrator may, in considering the advisability or the terms and conditions of any acceleration of the exercisability of any Option pursuant to this Section 13(c), take into account the penalties that may result directly or indirectly from such acceleration to either the Company or the Optionee, or both, under Sections 280G and 4999 of the Code, and may decide to limit such acceleration to the extent necessary to avoid or mitigate such penalties or their effects. For

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purposes of this Section 13(c), a “Corporate Transaction” means the occurrence of any of the following:

(1) Any “Person” or “Group” (as such terms are defined in Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) is or becomes the “Beneficial Owner” (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company, or of any entity resulting from a merger or consolidation involving the Company, representing more than 50% of the combined voting power of the then outstanding securities of the Company or such entity.

(2) The individuals who, as of the date hereof, are members of the Board (the “Existing Directors”), cease, for any reason, to constitute more than 50% of the number of authorized directors of the Company as determined in the manner prescribed in the Company’s Certificate of Incorporation and Bylaws; provided, however, that if the election, or nomination for election, by the Company’s stockholders of any new director was approved by a vote of at least 50% of the Existing Directors, such new director will be considered an Existing Director; provided further, however, that no individual will be considered an Existing Director if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies by or on behalf of anyone other than the Board (a “Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest.

(3) The consummation of (a) a merger, consolidation or reorganization to which the Company is a party, whether or not the Company is the Person surviving or resulting therefrom, or (b) a sale, assignment, lease, conveyance or other disposition of all or substantially all of the assets of the Company, in one transaction or a series of related transactions, to any Person other than the Company, where any such transaction or series of related transactions as is referred to in clause (a) or clause (b) of this Section 13(c)(3) (a “Transaction”) does not otherwise result in a “Corporate Transaction” pursuant to Section 13(c)(1); provided, however, that no such Transaction will constitute a “Corporate Transaction” under this Section 13(c)(3) if the Persons who were the stockholders of the Company immediately before the consummation of such Transaction are the Beneficial Owners, immediately following the consummation of such Transaction,

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of 50% or more of the combined voting power of the then outstanding voting securities of the Person surviving or resulting from any merger, consolidation or reorganization referred to in clause (a) of this Section 13(c)(3) or the Person to whom the assets of the Company are sold, assigned, leased, conveyed or disposed of in any transaction or series of related transactions referred in clause (b) of this Section 13(c)(3).

14.         Date of Grant.

The date of grant of an Option will be, for all purposes, the date on which the Administrator makes the determination granting such Option, or any other, later date determined by the Administrator and specified in the Notice of Grant. Notice of the determination will be provided to each Optionee within a reasonable time after the date of grant.

15.         Amendment and Termination of the Plan.

(a) Amendment and Termination. The Board may at any time amend, alter or suspend or terminate the Plan.

(b) Stockholder Approval. The Company will obtain stockholder approval of any Plan amendment that increases the number of Shares for which Options may be granted, or to the extent necessary and desirable to comply with Section 422 of the Code (or any successor statute) or other Applicable Laws, or the requirements of any exchange or quotation system on which the Common Stock is listed or quoted. Such stockholder approval, if required, will be obtained in such a manner and to such a degree as is required by the Applicable Law or requirement.

(c) Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan will impair the rights of an Optionee, unless mutually agreed otherwise between the Optionee and the Administrator. Any such agreement must be in writing and signed by the Optionee and the Company.

16.         Conditions Upon Issuance of Shares.

(a) Legal Compliance. Shares will not be issued pursuant to the exercise of an Option unless the exercise of such Option and the issuance and delivery of such Shares will comply with all Applicable Laws, and will be further subject to the approval of counsel for the Company with respect to such compliance. Any securities delivered under the Plan will be subject to such restrictions, and the person acquiring such securities will, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all Applicable Laws. To the extent permitted by Applicable Laws, the Plan and Options granted hereunder will be deemed amended to the extent necessary to conform to such laws, rules and regulations.

(b) Investment Representation. As a condition to the exercise of an Option, the Company may require the person exercising such Option to represent and warrant at the

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time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell, transfer, or distribute such Shares.

17.         Liability of Company.

(a) Inability to Obtain Authority. If the Company cannot, by the exercise of commercially reasonable efforts, obtain authority from any regulatory body having jurisdiction for the sale of any Shares under this Plan, and such authority is deemed by the Company’s counsel to be necessary to the lawful issuance of those Shares, the Company will be relieved of any liability for failing to issue or sell those Shares.

(b) Grants Exceeding Allotted Shares. If the Optioned Stock covered by an Option exceeds, as of the date of grant, the number of Shares which may be issued under the Plan without additional stockholder approval, that Option will be void with respect to such excess Optioned Stock, unless stockholder approval of an amendment sufficiently increasing the number of Shares subject to this Plan is timely obtained in accordance with Section 15(b).

(c) Rights of Participants and Beneficiaries. The Company will pay all amounts payable under this Plan only to the Optionee or beneficiaries entitled thereto pursuant to this Plan. The Company will not be liable for the debts, contracts, or engagements of any Optionee or his or her beneficiaries, and rights to cash payments under this Plan may not be taken in execution by attachment or garnishment, or by any other legal or equitable proceeding while in the hands of the Company.

18.         Reservation of Shares.

The Company will at all times reserve and keep available a number of Shares sufficient to satisfy this Plan’s requirements during its Term.

19.         Stockholder Approval.

Continuance of this Plan will be subject to approval by the stockholders of the Company within 12 months before or after the date of its adoption. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws. Options may be granted but may not be exercised prior to stockholder approval of the Plan. If any Options are so granted and stockholder approval is not obtained within 12 months of the date of adoption of this Plan by the Board of Directors, those Options will terminate retroactively as of the date they were granted.

20.         Legending Share Certificates.

In order to enforce any restrictions imposed upon Common Stock issued upon exercise of an Option granted under this Plan or to which such Common Stock may be subject, the Administrator may cause a legend or legends to be placed on any share certificates representing such Common Stock, which legend or legends will make appropriate reference to such restrictions, including, but not limited to, a restriction against sale of such Common Stock for any period of time as may be required by Applicable Laws. If any restriction with respect to which a legend was placed on any certificate ceases to apply to Common Stock represented by such certificate, the owner of the Common Stock

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represented by such certificate may require the Company to cause the issuance of a new certificate not bearing the legend. Additionally, and not by way of limitation, the Administrator may impose such restrictions on any Common Stock issued pursuant to the Plan as it may deem advisable.

21.         Governing Law.

The Plan will be governed by, and construed in accordance with the laws of the State of California (without giving effect to conflicts of law principles).

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LEGALZOOM.COM, INC.

NON-QUALIFIED STOCK OPTION AGREEMENT

1.             Grant of Option. The Administrator of the Company hereby grants to the Optionee (the “Optionee”), named in the Notice of Stock Option Grant attached as Exhibit A to this Agreement (the “Notice of Grant”), an option (the “Option”) to purchase a number of Shares, as set forth in the Notice of Grant, at the exercise price per share set forth in the Notice of Grant (the “Exercise Price”), subject to the terms and conditions of the Legalzoom.com, Inc. 2000 Stock Option Plan (the “Plan”), which is incorporated herein by reference. Subject to Section 15(c) of the Plan, in the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Agreement, the terms and conditions of the Plan shall prevail. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Agreement.

2.             Exercise of Option.

(a)           Right of Exercise. This Option is exercisable during its term in accordance with the Vesting Schedule set out in the Notice of Grant and the applicable provisions of the Plan and this Agreement. In the event of Optionee’s death, Disability or other termination of Optionee’s employment or consulting relationship, the exercise of the Option is governed by the applicable provisions of the Plan and this Agreement.

(b)           Method of Exercise. This Option is exercisable by delivery of an exercise notice in the form attached hereto as Exhibit B (the “Exercise Notice”) which will state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised (the “Exercised Shares”), a fully executed copy of a Joinder to the Stockholders Agreement and such other representations and agreements as may be required by the Company pursuant to the provisions of the Plan or to comply with applicable law. The Exercise Notice will be signed by the Optionee and will be delivered in person or by certified mail to the Secretary of the Company. The Exercise Notice will be accompanied by payment of the aggregate Exercise Price as to all Exercised Shares. This Option will be deemed to be exercised upon receipt by the Company of such fully executed Exercise Notice accompanied by such aggregate Exercise Price and any additional documentation required by the Company.

No Exercised Shares will be issued pursuant to the exercise of this Option unless such issuance and exercise complies with all relevant provisions of law and the requirements of any stock exchange upon which the Exercised Shares are then listed. Assuming such compliance, for income tax purposes the Exercised Shares will be considered transferred to the Optionee on the date the Option is exercised with respect to such Exercised Shares.

(c)           Method of Payment. Payment of the aggregate Exercise Price will be in United States Dollars, by certified check, bank cashier’s check, or wire transfer to a bank specified by the Company, or, at the Company’s option, by any other means of payment which the Company, in its sole and exclusive judgement, finds satisfactory.

3.             Non-Transferability of Option. This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of Optionee only by the Optionee. The terms of the Plan and this Agreement will be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.

4.             Term of Option. This Option may be exercised only within the term set out in the Notice of Grant, and may be exercised during such term only in accordance with the Plan and the terms of this Agreement.

5.             Not an Employment or Service Contract. Nothing in this Option or in the Plan will be construed as an agreement by the Company, express or implied, to employ Optionee or contract for Optionee’s services, to restrict the right of the Company to discharge Optionee or cease contracting for Optionee’s services or to modify, extend or otherwise affect in any manner whatsoever, the terms of any employment agreement or contract for services which may exist between the Optionee and the Company.

6.             Company’s Right to Settle Option. If the Optionee’s beneficiary exercises this Option in accordance with the Plan and this Agreement at any time following Optionee’s death, the Company will have the right, in lieu of delivering the Exercised Shares as to which this Option is exercised, to return to the Optionee’s beneficiary any exercise price delivered for the attempted exercise and pay to Optionee’s beneficiary an amount in cash equal to the Option Value of that portion of the Option as to which exercise is sought. Such right will be exercised, if at all, within 30 days of receipt by the Company of notice of the attempted exercise. “Option Value” will mean, with respect to this Option or any portion thereof, an amount equal to the product of (i) the number of Shares subject to the Option or portion thereof, multiplied by (ii) the excess, if any, of the Fair Market Value over the Exercise Price.

7.             Optionee’s Representations: The Optionee hereby represents as follows:

(a)           The Optionee has received and reviewed the Plan.

(b)           The Optionee acknowledges that the Options are nonstatutory stock options not intended to qualify as incentive stock options under the Plan.

(c)           The Optionee understands that there may be tax implications, including federal alternative minimum tax implications, attendant to both the grant and the exercise of this Option. The Optionee has been given the opportunity to consult with the Optionee’s own tax advisor as to the particular tax consequences of acquiring and exercising the Options and acquiring, holding, and disposing of the Exercised Shares, including the applicability and effect of any state, local or foreign tax laws. In entering into this Agreement, the Optionee has not relied on any representations or advice from the Company concerning these potential tax implications.

(d)           The Options and the Exercised Shares will be subject to the resale restrictions of Rule 701(c) promulgated under the Securities Act of 1933, as amended.

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8.             Arbitration

(a)           Any controversy, dispute, or claim (“Claim”) between the parties to this Agreement or any party released pursuant to it, whether arising under the common law or any statute, including any Claim arising out of, in connection with, or in relation to the interpretation, performance or breach of this Agreement, will be resolved exclusively by arbitration, before a single arbitrator, conducted in Los Angeles, California, in accordance with the then most applicable rules of the American Arbitration Association (“AAA”), and judgment upon any award rendered by the arbitrator may be entered by any court of appropriate jurisdiction. Such arbitration will be administered by the AAA if either of the parties requests such administration.

(b)           If the parties are unable to agree upon an arbitrator, they will select a single arbitrator from a list of nine arbitrators drawn by the parties at random from a directory provided by AAA. If they are still unable to agree on one of the nine persons drawn at random, the parties will each strike names alternately from the list, with the first to strike being determined by lot. After each party has used four strikes, the remaining name on the list will be the arbitrator.

(c)           This Agreement to resolve any disputes by binding arbitration will extend to claims against any parent, subsidiary or affiliate of each party, and, when acting within such capacity, any officer, director, stockholder, employee or agent of each party, or of any of the above, and will apply as well to claims arising out of state and federal statutes and local ordinances as well as to claims arising under the common law. In the event of a dispute subject to this paragraph, the parties will be entitled to reasonable discovery subject to the discretion of the arbitrator. The remedial authority of the arbitrator will be the same as, but no greater than, would be the remedial power of a court having jurisdiction over the parties and their dispute. In the event of a conflict between the then most applicable rules of the AAA and these procedures, the provisions of these procedures will govern.

(d)           Any filing or administrative fees will be borne initially by the party requesting administration by the AAA. If both parties request such administration, the initial fees and costs of the arbitrator will be borne equally between the parties. The prevailing party in such arbitration, as determined by the arbitrator, and in any enforcement or other court proceedings, will be entitled, to the extent permitted by applicable law, to reimbursement from the other party for all of the prevailing party’s costs (including, but not limited to, the arbitrator’s compensation), expenses, and attorneys’ fees.

(e)           The arbitrator will render a written opinion and an award which will be final and binding upon the parties.

9.             General Provisions.

(a)           All notices or other communications that will or may be given pursuant to this Agreement, will be in writing, will be sent by certified or registered air mail with postage prepaid, return receipt requested, by facsimile, overnight courier, or by hand delivery. Such communications will be deemed given and received on confirmed transmission, if sent by facsimile; or upon delivery if sent by overnight courier or hand

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delivered; or within three business days of mailing, if sent by certified or registered mail, to such address as may be designated from time to time by the relevant party. No objection may be made to the manner of delivery of any notice actually received in writing by an authorized agent of a party. Any party may change his, her or its address for notices by written notice given to all other parties hereto in accordance with the foregoing procedures.

(b)           If any provision of this Agreement is held to be void, invalid or inoperative, such event will not affect any other provisions herein, which will continue and remain in full force and effect as though such void, invalid or inoperative provision had not been a part hereof.

(c)           None of the provisions of this Agreement are intended to benefit, or to be enforceable by, any third-party beneficiaries.

(d)           No provision of this Agreement will be deemed waived and no breach excused unless such waiver or consent excusing the breach is made in writing and signed by the waiving party. No course of dealing with or failure of either party to strictly enforce any term, right or condition of this Agreement will be construed as a waiver of such provision. A waiver by a party of any provision of this Agreement will not be construed as a waiver of any other provision of this Agreement.

(e)           Any terms or conditions of this Agreement which by their express terms extend beyond termination of this Agreement or which by their nature should so extend will survive and continue in full force and effect after any termination of this Agreement.

(f)            This Agreement constitutes the entire understanding and agreement between the parties with respect to the subject matter hereof and, except for any employment, consulting or confidentiality agreements between the parties, supersedes any and all prior or contemporaneous oral or written communications with respect hereto, all of which are merged herein. This Agreement will not be modified, amended, or in any way altered except by an instrument in writing signed by the parties. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

(g)           The interpretation, performance, and enforcement of this Agreement will be governed by the laws of the State of California without regard to the principles of conflicts of law.

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The signature of the Optionee and the Optionee’s spouse (if any) on the attached consent, and the signature of the Company’s representative below, the Optionee and the Company agree that this Option is granted under and governed by the terms and conditions of the Plan and this Agreement. The Optionee has reviewed the Plan and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands all provisions of the Plan and Agreement. Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and the Agreement.

OPTIONEE:

Signature:

Printed Name:

LEGALZOOM, INC.,
a California corporation

By:
Name: Brian Liu
Title: Chairman

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DESIGNATION OF BENEFICIARY

In the event of my death, I hereby designate the following as my beneficiary(ies) to receive all of my vested Options that are unexercised at that time.

NAME:	(Please Print)
(First) (Middle) (Last)

Relationship		(Address)

Dated:
Signature of Optionee

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CONSENT OF SPOUSE

The undersigned spouse of Optionee has read and hereby approves the terms and conditions of the Plan and the Non-Qualified Stock Option Agreement (the “Option Agreement”) executed between Optionee and Legalzoom.com, Inc., a California corporation. In consideration of the Company’s granting his or her spouse the right to purchase Shares as set forth in the Plan and the Option Agreement, the undersigned hereby agree to be irrevocably bound by the terms and conditions of the Plan and the Option Agreement and further agrees that any community property interest will be similarly bound. The undersigned hereby appoints the undersigned’s spouse as attorney-in-fact for the undersigned with respect to any amendment or exercise of rights under the Plan or the Option Agreement.

SPOUSE OF OPTIONEE

Signature:

Printed Name:

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EXHIBIT A

NOTICE OF STOCK OPTION GRANT

Optionee’s Name

Optionee’s Address

The Optionee has been granted an option to purchase Shares of Common Stock of the Company subject to the terms and conditions of the Plan and this Stock Option Agreement as follows:

Date of Grant

Exercise Price per Share	$

Total Number of Shares Covered

Term of Option/Outside Expiration Date:	Upon the earlier of 30 days after the employment termination date or ten (10) years from the date hereof, unless otherwise provided for in the Plan.

VESTING SCHEDULE:

Subject to the termination provisions of this Stock Option Agreement and the Plan, the options granted herein shall vest 25% at end of the first anniversary of the date hereof and then the remaining 75% shall vest in equal quarterly installments over the next three (3) years following the first anniversary date. In the event the Optionee’s employment is terminated, the vesting shall cease and the unvested options shall terminate.

TERMINATION PERIOD:

In no event may the Option be exercised later than the Term of Option/Outside Expiration Date above.

LEGALZOOM.COM, INC.

By:
Name:	Brian Liu
Title:	Chairman

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EXHIBIT B

NOTICE OF EXERCISE OF STOCK OPTION

Legalzoom.com, Inc.

Attn: President and Corporate Secretary

Ladies and Gentlemen:

The undersigned hereby elects to exercise the option pursuant to the 1999 Stock Option Plan indicated below:

Option Grant Date:

Type of Option: Nonqualified Stock Option

Number of Shares Being Exercised:

Exercise Price Per Share:

Total Exercise Price: $

Method of Payment:

Enclosed herewith is payment in full of the total exercise price and a copy of the Option Agreement.

My exact name, current address and social security number for purposes of the stock certificates to be issued and the shareholder list of the Company are:

Name:

Address:

Social Security Number:

Sincerely,

Dated:
(Optionee’s Signature)

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FIRST AMENDMENT TO THE

LEGALZOOM.COM, INC.

2000 STOCK OPTION PLAN

Pursuant to the provisions set forth in Section 13 and 15(a) of the LegalZoom.com, Inc. 2000 Stock Option Plan (the “Plan”), the Company hereby amends the Plan (the “First Amendment”) as follows:

1.             Shares Subject to the Plan. The first sentence of Section 3 of the Plan is amended and replaced in its entirety with the followings:

“Subject to the provisions of Section 13 of the Plan, the maximum aggregate number of Shares which may be granted and issued under the Plan shall not exceed 2,500,000 Shares of Common Stock and subject to increase from time to time as set by the Administrator and subject to stockholder approval as provided in Section 15(b).”

2.             Acknowledgements. This First Amendment is to be read and construed with the Plan as constituting one and the same plan. Except as specifically modified by this First Amendment, all other remaining provisions, terms and conditions of the Plan are here by ratified and confirmed and shall remain in full force and effect.

3.             Defined Terms. All capitalized terms in this First Amendment, unless otherwise specifically defined herein, shall have the same defined meanings as in the Plan.

[Remainder of Page Intentionally Left Blank]

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I hereby certify that the foregoing Second Amendment to the LegalZoom.com, Inc. 2000 Stock Option Plan was duly adopted by the Board of Directors of the Company as of December 17, 2003.

Executed at Los Angeles, California on this 3rd day of December, 2003.

By:	/s/ Brian Liu
Name: Brian Liu
Title: Chairman of the Board

I hereby certify that the foregoing Second Amendment to the LegalZoom.com, Inc. 2000 Stock Option Plan was approved by the stockholders of the Company as of January 12, 2004.

Executed at Los Angeles, California on this 12th day of January, 2004.

By:	/s/ Charles E. Rampenthal
Name: Charles E. Rampenthal
Title: Assistant Secretary

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SECOND AMENDMENT TO THE

LEGALZOOM.COM, INC.

2000 STOCK OPTION PLAN

Pursuant to the provisions set forth in Sections 13 and 15(a) of the LegalZoom.com, Inc. 2000 Stock Option Plan (the “Plan”), and as a result of LegalZoom.com, Inc.’s (the “Company”) 1-for-3 stock split on July 19, 2011, whereby each issued and outstanding share of the Company’s common stock, par value $0.001 per share, was converted into three (3) shares, par value $0.001 per share, the Company hereby amends the Plan (the “Second Amendment”) as follows:

1.             Shares Subject to the Plan. The first sentence of Section 3 of the Plan is amended and replaced in its entirety with the following:

“Subject to the provisions of Section 13 of the Plan, the maximum aggregate number of Shares which may be granted and issued under the Plan shall not exceed 7,500,000 Shares of Common Stock and subject to increase from time to time as set by the Administrator and subject to stockholder approval as provided in Section 15(b).”

2.             Acknowledgements. This Second Amendment is to be read and construed with the Plan as constituting one and the same plan. Except as specifically modified by this Second Amendment, all other remaining provisions, terms and conditions of the Plan are hereby ratified and confirmed and shall remain in full force and effect.

3.             Defined Terms. All capitalized terms in this Second Amendment, unless otherwise specifically defined herein, shall have the same defined meanings as in the Plan.

[Remainder of Page Intentionally Left Blank]

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I hereby certify that the foregoing Second Amendment to the LegalZoom.com, Inc. 2000 Stock Option Plan was duly adopted by the Board of Directors of the Company as of July 19, 2011.

Executed at Los Angeles, California on this 19th day of July 2011.

By:	/s/ Brian Liu
Name: Brian Liu
Title: Chairman of the Board

I hereby certify that the foregoing Second Amendment to the LegalZoom.com, Inc. 2000 Stock Option Plan was approved by the stockholders of the Company as of July 19, 2011.

Executed at Los Angeles, California on this 19th day of July 2011.

By:	/s/ Charles E. Rampenthal
Name: Charles E. Rampenthal
Title: Secretary

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Exhibit 10.2

LEGALZOOM.COM, INC.

2010 STOCK INCENTIVE PLAN

24.	Governing Law	20

25.	Restrictions on Shares	21

26.	Lock-Up Agreement	21

27.	Severability	21

LEGALZOOM.COM, INC. 2010 STOCK INCENTIVE PLAN

1.             Purposes of the Plan; History. The purposes of the LegalZoom.com, Inc. 2010 Stock Incentive Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentives to Employees, Directors and Consultants and to promote the success of the Company’s business. Awards granted under the Plan may be Incentive Stock Options or Non-Qualified Stock Options, Stock Awards, Stock Units or Stock Appreciation Rights as determined by the Administrator at the time of grant.

The Board originally adopted the LegalZoom.com, Inc. 2007 Stock Option Plan on February 1, 2007, and such plan was approved by Company stockholders in February, 2007. The LegalZoom.com, Inc. 2007 Stock Option Plan was amended in February 2010 by the Board to increase the number of Shares available for issuance and such amendment was approved by Company stockholders in February, 2010. The Board amended and restated the LegalZoom.com, Inc. 2007 Stock Option Plan to become the Plan on the Restatement Date and renamed it the “LegalZoom.com, Inc. 2010 Stock Incentive Plan.” The Plan is effective on the Restatement Date subject to approval by the Company’s Series A Preferred stockholders as needed to authorize the ability to grant SARs, Stock Awards and/or Stock Units. Prior to the Stockholder Approval Date, SARs may not be exercised or Shares released (or dividends or dividend equivalents paid) to any Participant from the grant of a Stock Award or Stock Units.

2.             Definitions. As used herein, the following definitions shall apply:

(a)           “Acquisition” or “Change in Control” means (i) any consolidation or merger of the Company with or into any other corporation or other entity or person in which the stockholders of the Company prior to such consolidation or merger own, directly or indirectly, less than fifty percent (50%) of the continuing or surviving entity’s voting power immediately after such consolidation or merger, excluding any consolidation or merger effected exclusively to change the domicile of the Company; or (ii) a sale or other disposition of all or substantially all of the stock or assets of the Company.

(b)           “Administrator” means the Board or the Committee, as applicable, responsible for conducting the general administration of the Plan in accordance with Section 4 hereof; provided, that in the case of the administration of the Plan with respect to awards granted to Independent Directors, the term “Administrator” shall refer to the Board.

(c)           “Affiliate” means any corporation, partnership, joint venture, association, limited liability company, joint-stock company, trust or unincorporated organization whether now or hereafter existing, other than a Subsidiary, that the Company and/or one or more Subsidiaries has the power to direct or cause the direction of management or policies of such entity, directly or indirectly, whether through the ownership of more than fifty percent (50%) of voting securities, by contract or otherwise.

(d)           “Applicable Laws” means the requirements relating to the administration of stock option plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted

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and the applicable laws of any foreign country or jurisdiction where Awards are granted under the Plan.

(e)           “Award” means any award of an Option or SAR, Stock Award or Stock Unit under the Plan.

(f)            “Board” means the Board of Directors of the Company.

(g)           “California Participant” means a Participant whose Award was issued in reliance on Section 25102(o) of the California Corporations Code.

(h)           “Cause,” with respect to any Holder, means “Cause” as defined in such Holder’s employment agreement with the Company if such an agreement exists and contains a definition of Cause, or, if no such agreement exists or such agreement does not contain a definition of Cause, then Cause means (i) the Holder’s unauthorized use or disclosure of confidential information or trade secrets of the Company or any other material breach of a written agreement between the Holder and the Company, including without limitation a material breach of any employment or confidentiality agreement; (ii) the Holder’s commission of a felony or commission of any other crime involving dishonesty or moral turpitude under the laws of the United States or any state thereof; (iii) the Holder’s gross negligence or willful misconduct or the Holder’s willful or repeated failure or refusal to substantially perform assigned duties; (iv) any act of fraud, embezzlement, misappropriation or dishonesty committed by the Holder against the Company; or (v) any acts, omissions or statements by a Holder which the Company reasonably determines to be detrimental or damaging to the reputation, operations, prospects or business relations of the Company.

(i)            “Code” means the Internal Revenue Code of 1986, as amended, or any successor statute or statutes thereto, including any regulations and other official guidance promulgated under any such statute. Reference to any particular section of the Code shall include any successor section.

(j)            “Committee” means a committee appointed by the Board in accordance with Section 4 hereof.

(k)           “Common Stock” means the common stock of the Company, par value $0.001 per Share.

(l)            “Company” means LegalZoom.com, Inc., a Delaware corporation.

(m)          “Consultant” means any consultant or advisor if: (i) the consultant or advisor renders bona fide services to the Company, any Parent or any Subsidiary of the Company; (ii) the services rendered by the consultant or advisor are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities; and (iii) the consultant or advisor is a natural person or entity that has contracted directly with the Company, any Parent or any Subsidiary of the Company to render such services.

(n)           “Director” means a member of the Board.

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(o)           “Disability” means that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months. The Disability of a Participant shall be determined solely by the Administrator on the basis of such medical evidence as the Administrator deems warranted under the circumstances.

(p)           “Employee” means any person, including an Officer or Director, who is an employee (as defined in accordance with Section 3401(c) of the Code) of the Company, any Parent or any Subsidiary of the Company. A Service Provider shall not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, any Parent, any Subsidiary, or any successor. For purposes of Incentive Stock Options, no such leave of absence may exceed ninety (90) days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. Neither service as a Director nor payment of a Director’s fee by the Company shall be sufficient, by itself, to constitute “employment” by the Company.

(q)           “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto, including any rules and other official guidance promulgated under any such statute. Reference to any particular section of the Exchange Act shall include any successor section.

(r)            “Fair Market Value” means, as of any date, the value of a share of Common Stock determined as follows:

(i)            If the Common Stock is listed on any established stock exchange or a national market system, the Fair Market Value shall be the closing price of a share of Common Stock as reported in the Wall Street Journal (or such other source as the Administrator may deem reliable for such purposes) for such date, or if no sale occurred on such date, the first trading date immediately prior to such date during which a sale occurred;

(ii)           If the Common Stock is not traded on an exchange but is quoted on a quotation system, the Fair Market Value shall be the mean between the closing representative bid and asked prices for the Common Stock on such date, or if no sale occurred on such date, the first date immediately prior to such date on which sales prices or bid and asked prices, as applicable, are reported by such quotation system; or

(iii)          In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Administrator using a reasonable application of a reasonable valuation method.

(s)           “Holder” or “Participant” means an individual, estate or other entity that holds an Award.

(t)            “Incentive Stock Option” or “ISO” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and which is designated as an Incentive Stock Option by the Administrator.

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(u)           “Independent Director” means a Director who is not an Employee of the Company.

(v)           “Non-Qualified Stock Option” or “NSO” means an Option (or portion thereof) that is not designated as an Incentive Stock Option by the Administrator, or which is designated as an Incentive Stock Option by the Administrator but fails to qualify as an incentive stock option within the meaning of Section 422 of the Code.

(w)          “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(x)            “Option” means a stock option granted pursuant to the Plan.

(y)           “Option Agreement” means a written agreement between the Company and a Holder evidencing the terms and conditions of an individual Option grant. All Option Agreements are subject to the terms and conditions of the Plan.

(z)            “Parent” means any corporation, whether now or hereafter existing (other than the Company), in an unbroken chain of corporations ending with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing more than fifty percent of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(aa)         “Plan” means the LegalZoom.com, Inc. 2010 Stock Incentive Plan.

(bb)         “Public Trading Date” means the first date upon which (i) Common Stock is listed (or approved for listing) upon notice of issuance on any securities exchange or designated (or approved for designation) upon notice of issuance as a national market security on an interdealer quotation system or (ii) the Company becomes subject to the reporting requirements of the Exchange Act.

(cc)         “Re-Price” means that the Company has lowered or reduced the exercise price of outstanding Options and/or outstanding SARs for any Participant(s) in a manner described by SEC Regulation S-K Item 402(d)(2)(viii) (or as described in any successor provision(s) or definition(s)).

(dd)         “Restatement Date” means April 20, 2010.

(ee)         “Rule 16b-3” means that certain Rule 16b-3 under the Exchange Act, as such Rule may be amended from time to time.

(ff)           “SAR Agreement” means a written agreement between a Participant and the Company evidencing the terms and conditions of an individual Award of a Stock Appreciation Right as more fully described in Section 11.

(gg)         “Securities Act” means the Securities Act of 1933, as amended, or any successor statute or statutes thereto, including any rules and other official guidance promulgated

4

under any such statute. Reference to any particular section of the Securities Act shall include any successor section.

(hh)         “Service Provider” means an Employee, Director or Consultant. The Administrator, in its sole discretion, shall determine the effect of all matters and questions relating to an individual’s status as a Service Provider for purposes of the Plan and any Award agreement, including without limitation, the question of whether and when an individual ceases to be a Service Provider, whether an individual ceases to be a Service Provider where the Service Provider changes classification between Employee, Director and/or Consultant, or where there is a simultaneous reemployment or continuing employment, directorship or consultancy of such individual by the Company or any Subsidiary or Parent, and whether any particular leave of absence constitutes a termination of an individual’s status as a Service Provider.

(ii)           “Share” means a share of Common Stock, as may be adjusted in accordance with Section 16 hereof.

(jj)           “Stock Appreciation Right” or “SAR” means a stock appreciation right awarded under the Plan.

(kk)         “Stock Award” means an award of Shares under the Plan.

(ll)           “Stock Award Agreement” means a written agreement between a Participant and the Company evidencing the terms and conditions of an individual Stock Award as more fully described in Section 12.

(mm)       “Stock Unit” means a bookkeeping entry representing the equivalent of one Share, as awarded under the Plan.

(nn)         “Stock Unit Agreement” means a written agreement between a Participant and the Company evidencing the terms and conditions of an individual Award of Stock Unit(s) as more fully described in Section 13.

(oo)         “Stockholders Agreement” means any applicable agreement between the Company’s stockholders and/or investors that provides certain rights and obligations for all stockholders.

(pp)         “Stockholder Approval Date” means the date, if any, that the Company’s Series A Preferred stockholders approve this Plan.

(qq)         “Subsidiary” means any corporation, whether now or hereafter existing (other than the Company), in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing more than fifty percent of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(rr)           “Termination Date” means the date on which a Participant ceases to be a Service Provider as determined by the Administrator.

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3.             Stock Subject to the Plan. Subject to the provisions of Section 16, the maximum aggregate number of Shares which may be issued under this Plan is 2,874,964 Shares. The aggregate number of Shares that may be issued pursuant to the exercise of ISOs under the Plan shall not exceed 2,874,964 Shares on a fully diluted basis, subject to adjustment pursuant to Section 16.

Shares issued under this Plan may be authorized but unissued, or reacquired Common Stock. Subject to the limitations of this Section 3, if an Award expires or becomes unexercisable without having been exercised in full, the forfeited (or repurchased) Shares which were subject thereto shall become available for future grant or sale under the Plan (unless the Plan has terminated). Notwithstanding the provisions of this Section 3, no Shares may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an Incentive Stock Option under Section 422 of the Code.

4.             Administration of the Plan.

(a)           Administrator. Unless and until the Board delegates administration to a Committee as set forth below, the Plan shall be administered by the Board. The Board may delegate administration of the Plan to a Committee or Committees of one or more members of the Board, and the term “Committee” shall refer to any person or persons to whom such authority has been delegated. If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers therefore possessed by the Board, including the powers to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board shall thereafter be to the Committee or subcommittee), subject,. however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. Notwithstanding the foregoing, however, from and after the Public Trading Date, a Committee of the Board shall administer the Plan and the Committee shall consist solely of two or more Independent Directors each of whom is both an “outside director,” within the meaning of Section 162(m) of the Code, and a “non-employee director” within the meaning of Rule 16b-3, and qualifies as “independent” within the meaning of any applicable stock exchange listing requirements. Members of the Committee shall also satisfy any other legal requirements applicable to membership on the Committee, including without limitation, requirements under the Sarbanes-Oxley Act of 2002 and other Applicable Laws.

Within the scope of its authority, the Board or the Committee may (i) delegate to a committee of one or more members of the Board who are not Independent Directors the authority to grant awards under the Plan to Service Providers who are either (1) not then “covered employees,” within the meaning of Section 162(m) of the Code and are not expected to be “covered employees” at the time of recognition of income resulting from such award or (2) not Service Providers with respect to whom the Company wishes to comply with Section 162(m) of the Code and/or (ii) delegate to a committee of one or more members of the Board who are not “non-employee directors,” within the meaning of Rule 16b-3, the authority to grant awards under the Plan to Service Providers who are not then subject to Section 16 of the Exchange Act. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan. The governance of the Committee shall be subject to the charter of the Committee, if any, as approved by the Board. Any action taken by the Committee shall be valid and effective,

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whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this Section 4(a) or otherwise provided in the charter of the Committee. Notwithstanding the foregoing, the full Board, acting by a majority of its members in office, shall conduct the general administration of the Plan with respect to Awards granted to Independent Directors.

(b)           Powers of the Administrator. Subject to the provisions of the Plan and the specific duties delegated by the Board to such Committee, and subject to the approval of any relevant authorities, the Administrator shall have the authority in its sole discretion:

(i)            to determine the Fair Market Value;

(ii)           to select the Service Providers to whom Awards may from time to time be granted hereunder;

(iii)          to issue and administer Awards granted under the Plan;

(iv)          to approve forms of agreement for use under the Plan;

(v)           to determine the terms and conditions of any Award granted hereunder (such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may vest or be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Common Stock relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine);

(vi)          to determine whether to offer to buyout a previously granted Award and to determine the terms and conditions of such offer and buyout (including whether payment is to be made in cash or Shares) and to Re-Price outstanding Options or SARs on terms and conditions that it determines;

(vii)         to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of qualifying for preferred tax treatment under foreign tax laws;

(viii)        to allow Holders to satisfy withholding tax obligations by electing to have the Company withhold from the Award that number of Shares having a Fair Market Value equal to the minimum amount required to be withheld based on the statutory withholding rates for federal and state tax purposes that apply to supplemental taxable income. The Fair Market Value of the Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined. All elections by Holders to have Shares withheld for this purpose shall be made in such form and under such conditions as the Administrator may deem necessary or advisable;

(ix)           to amend the Plan or any Award granted under the Plan as provided in Section 18 hereof; and

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(x)            to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan and to exercise such powers and perform such acts as the Administrator deems necessary or desirable to promote the best interests of the Company which are not in conflict with the provisions of the Plan.

(c)           Effect of Administrator’s Decision. All decisions, determinations and interpretations of the Administrator shall be final and binding on all Holders and afforded the maximum deference permitted by Applicable Laws.

(d)           Successor Provisions. Any reference to a statute, rule or regulation, or to a section of a statute, rule or regulation, is a reference to that statute, rule, regulation, or section as amended from time to time, and including any successor provisions.

5.             Eligibility.

(a)           Awards may be granted to Service Providers. Incentive Stock Options may be granted only to Employees of the Company or of a “parent corporation” or “subsidiary corporation” thereof within the meaning of Section 424(e) and 424(f), respectively, of the Code.

(b)           In order to assure the viability of Awards granted to Service Providers in foreign countries, the Administrator may provide for such special terms as it may consider necessary or appropriate to accommodate differences in local law, tax policy, or custom. Moreover, the Administrator may approve such supplements to, or amendments, restatements, or alternative versions of, the Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of the Plan as in effect for any other purpose; provided, that no such supplements, amendments, restatements, or alternative versions shall increase the share limitations contained in Section 3 of the Plan.

6.             Limitations.

(a)           Each Option shall be designated by the Administrator in the Option Agreement as either an Incentive Stock Option or a Non-Qualified Stock Option. However, notwithstanding such designations, to the extent that the aggregate Fair Market Value of Shares subject to a Holder’s Incentive Stock Options and other incentive stock options granted by the Company or any parent corporation” or “subsidiary corporation” thereof within the meaning of Section 424(e) and 424(f), respectively, of the Code, which become exercisable for the first time during any calendar year (under all plans of the Company or any “parent corporation” or “subsidiary corporation” thereof within the meaning of Section 424(e) and 424(f), respectively, of the Code) exceeds $100,000, such excess Options or other options shall be treated as Non-Qualified Stock Options. For purposes of this Section 6(a), Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Shares shall be determined as of the time of grant.

(b)           Neither the Plan nor any Award shall confer upon a Holder any right with respect to continuing the Holder’s employment, directorship or consulting relationship with the Company, nor shall they interfere in any way with the Holder’s right or the Company’s right to terminate such employment, directorship or consulting relationship at any time, with or without Cause.

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7.             Term of Plan. The Plan is effective upon the Restatement Date and shall continue in effect until it is terminated under Section 18 hereof. No Awards may be issued under the Plan after January 31, 2017.

8.             Term of Option. The term of each Option shall be stated in the Option Agreement; provided, that the term shall be no more than ten (10) years from the date of grant thereof. In the case of an Incentive Stock Option granted to a Holder who, at the time the Option is granted, owns (or is treated as owning under Section 424 of the Code) stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any “parent corporation” or “subsidiary corporation” thereof within the meaning of Section 424(e) and 424(f), respectively, of the Code, the term of the Option shall be no more than five (5) years from the date of grant or such shorter term as may be provided in the Option Agreement.

9.             Option Exercise Price and Consideration.

(a)           Exercise Price. The per share exercise price for the Shares to be issued upon exercise of an Option shall not be less than 100% of the Fair Market Value on the date of grant (or, with respect to Incentive Stock Options or to the extent required to comply with Applicable Laws, in the case of an Option granted to a Service Provider who, at the time of grant of such Option, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any “parent corporation” or “subsidiary corporation” thereof within the meaning of Section 424(e) and 424(f), respectively, of the Code, the per share exercise price shall not be less than 110% of the Fair Market Value on the date of grant). Notwithstanding the foregoing, Options may be granted with a per share exercise price other than as required by this Section 9(a) pursuant to a merger or other corporate transaction, provided, that no such alternative exercise price shall be substituted to the extent that any such substitution would cause (i) any Options to constitute “nonqualified deferred compensation” within the meaning of Code Section 409A, or (ii) any Incentive Stock Options to cease to qualify as Incentive Stock Options.

(b)           Consideration. The consideration to be paid for the Shares to be issued upon exercise of an Option, including the method of payment, shall be determined by the Administrator. Such consideration may consist of (1) cash, (2) check or (3) with the consent of the Administrator, (A) a full recourse promissory note bearing interest (at no less than such rate as is a market rate of interest and which then precludes the imputation of interest under the Code), payable upon such terms as may be prescribed by the Administrator, and structured to comply with Applicable Laws, (B) other Shares which have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option shall be exercised, (C) surrendered Shares then issuable upon exercise of the Option having a Fair Market Value on the date of exercise equal to the aggregate exercise price of the Option or exercised portion thereof, (D) property of any kind which constitutes good and valuable consideration, (E) delivery of a notice that the Holder has placed a market sell order with a broker with respect to Shares then issuable upon exercise of the Options and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the Option exercise price, provided, that payment of such proceeds is then made to the Company upon settlement of such sale, or (F) any combination of the foregoing methods of payment. Notwithstanding any other provision of the Plan to the contrary, after the Public Trading Date, no Participant who is a Director or an “executive officer” of the Company within the meaning of

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Section 13(k) of the Exchange Act shall be permitted to pay the exercise or purchase price of any Award, or continue any extension of credit with respect to the exercise price of an Award, with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act.

10.           Exercise of Option.

(a)           Vesting; Fractional Exercises. Options granted hereunder shall become vested and exercisable according to the terms hereof at such times and under such conditions as determined by the Administrator and set forth in the Option Agreement. An Option may not be exercised for a fraction of a Share.

(b)           Deliveries upon Exercise. All or a portion of an exercisable Option shall be deemed exercised upon delivery of all of the following to the Secretary of the Company or his or her office:

(i)            A written or electronic notice complying with the applicable rules established by the Administrator stating that the Option, or a portion thereof, is exercised. The notice shall be signed by the Holder or other person then entitled to exercise the Option or such portion of the Option;

(ii)           Such representations and documents as the Administrator, in its sole discretion, deems necessary or advisable to effect compliance with Applicable Laws. The Administrator may, in its sole discretion, also take whatever additional actions it deems appropriate to effect such compliance, including, without limitation, placing legends on share certificates and issuing stop transfer notices to agents and registrars; and

(iii)          In the event that the Option shall be exercised pursuant to Section 10(g) below by any person or persons other than the Holder, appropriate proof of the right of such person or persons to exercise the Option, as determined in the sole discretion of the Administrator.

(c)           Conditions to Delivery of Share Certificates. The Company shall not be required to issue or deliver any certificate or certificates for Shares acquired under any Award prior to fulfillment of all of the following conditions:

(i)            The completion of any registration or other qualification of such Shares under any state or federal law, or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body which the Administrator shall, in its sole discretion, deem necessary or advisable;

(ii)           The obtaining of any approval or other clearance from any domestic or foreign governmental agency which the Administrator shall, in its sole discretion, determine to be necessary or advisable;

(iii)          The lapse of such reasonable period of time following the exercise or vesting of an Award that the Administrator may establish from time to time for reasons of administrative convenience;

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(iv)          The receipt by the Company of full payment for such Shares, including payment of any applicable withholding tax, which in the sole discretion of the Administrator may be in the form of consideration used by the Holder to pay for such Shares under Section 9(b) hereof, subject to Section 4(b)(viii) hereof; and

(v)           The Holder’s consent to such terms and conditions and execution of any agreements as the Administrator may require pursuant to the terms herein.

(d)           Termination of Relationship as a Service Provider. If a Holder ceases to be a Service Provider other than by reason of a termination by the Company for Cause or the Holder’s Disability or death, such Holder may exercise his or her Option within such period of time as is specified in the Option Agreement to the extent that the Option is vested on the date of termination (taking into consideration any vesting that may occur in connection with such termination); provided, that prior to the Public Trading Date with respect to California Participants, such period of time shall not be less than thirty (30) days (but in no event later than the expiration of the term of the Option as set forth in the Option Agreement). In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for thirty (30) days following the date of the Holder’s termination other than by reason of a termination by the Company for Cause or the Holder’s Disability or death. If, on the date of termination, the Holder is not vested as to his or her entire Option (taking into consideration any vesting that may occur in connection with such termination), the Shares covered by the unvested portion of the Option shall immediately cease to be issuable under the Option and shall again become available for issuance under the Plan. If, after termination, the Holder does not exercise his or her Option within the time period specified herein, the Option shall terminate, and the Shares covered by such Option shall again become available for issuance under the Plan.

(e)           Termination for Cause. If a Holder ceases to be a Service Provider by reason of a termination by the Company for Cause, as determined in the sole discretion of the Administrator, the Option shall terminate upon the date of the Holder’s termination by the Company for Cause, regardless of whether the Option is then vested and/or exercisable with respect to any Shares.

(f)            Disability of Holder. If a Holder ceases to be a Service Provider as a result of the Holder’s Disability, as determined in the sole discretion of the Administrator, the Holder may exercise his or her Option within such period of time as is specified in the Option Agreement to the extent that the Option is vested on the date of termination (taking into consideration any vesting that may occur in connection with such termination); provided that, with respect to California Participants, prior to the Public Trading Date, such period of time shall not be less than six (6) months (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement). In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for twelve (12) months following the Holder’s termination as a Service Provider due to Disability. In the case of an Incentive Stock Option, if such Disability is not a “permanent and total disability” as such term is defined in Section 22(e)(3) of the Code, such Incentive Stock Option shall automatically cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Non-Qualified Stock Option from and after the date which is three (3) months and one (1) day following the date of such termination. If, on the date of termination, the Holder is not vested as to his or her entire Option

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(taking into consideration any vesting that may occur in connection with such termination), the Shares covered by the unvested portion of the Option shall immediately cease to be issuable under the Option and shall again become available for issuance under the Plan. If, after termination, the Holder does not exercise his or her Option within the timeframe specified herein, the Option shall terminate, and the Shares covered by such Option shall again become available for issuance under the Plan.

(g)           Death of Holder. If a Holder dies while a Service Provider, the Option may be exercised within such period of time as is specified in the Option Agreement to the extent that the Option is vested as of the date of death (taking into consideration any vesting that may occur in connection with such termination); provided, that prior to the Public Trading Date with respect to California Participants, such period of time shall not be less than six (6) months (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement), by the Holder’s estate or by a person who acquires the right to exercise the Option by bequest or inheritance, but only to the extent that the Option is vested on the date of death (taking into consideration any vesting that may occur in connection with such termination). In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for twelve (12) months following the date of the Holder’s termination.

If, at the time of death, the Holder is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall immediately cease to be issuable under the Option and shall again become available for issuance under the Plan. The Option may be exercised by the executor or administrator of the Holder’s estate or, if none, by the person(s) entitled to exercise the Option under the Holder’s will or the laws of descent or distribution. If the Option is not so exercised within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall again become available for issuance under the Plan.

(h)           Extension of Exercisability. The Administrator may provide in a Holder’s Option Agreement that if the exercise of the Option following the termination of the Holder’s status as a Service Provider or the Holder’s tender of already-owned Shares or the sale of Shares pursuant to a “cashless exercise” in connection with such exercise would violate applicable federal or state securities laws, then the Option shall not terminate until the earlier to occur of (i) the expiration of the term of the Option or (ii) the expiration of a period of three (3) months immediately following the first date on which the exercise of the Option (or such tender of already-owned Shares or sale of Shares pursuant to a “cashless exercise”) would not be in violation of such securities laws, as determined by the Administrator.

(i)            Early Exercisability. The Administrator may provide in the terms of a Holder’s Option Agreement that the Holder may, at any time before the Holder’s status as a Service Provider terminates, exercise the Option in whole or in part prior to the full vesting of the Option; provided, that subject to Section 21 hereof, Shares acquired upon exercise of an Option which has not fully vested may be subject to any forfeiture, transfer or other restrictions as the Administrator may determine in its sole discretion.

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11.           Terms and Conditions for Stock Appreciation Rights.

(a)           SAR Agreement. Each grant of a SAR shall be evidenced by a SAR Agreement between the Participant and the Company which (i) shall be subject to all applicable terms and conditions of the Plan and (ii) may include other terms and conditions the Administrator deems appropriate which are not inconsistent with the Plan. A SAR Agreement may provide for a maximum limit on the amount of any payout notwithstanding the Fair Market Value of a Share on the date of exercise. The provisions of the various SAR Agreements need not be identical. SARs may be granted in consideration of a reduction in the Participant’s other compensation.

(b)           Number of Shares. Each SAR Agreement shall specify the number of Shares to which the SAR pertains. Such number shall be subject to adjustment in accordance with Section 16.

(c)           Exercise Price. Each SAR Agreement shall specify the exercise price. A SAR Agreement may specify an exercise price that varies in accordance with a predetermined formula while the SAR is outstanding. Except with respect to outstanding stock appreciation rights being assumed or SARs being granted in exchange for cancellation of stock appreciation rights granted by another issuer as provided under Section 11(f), the exercise price of a SAR shall not be less than 100% of the Fair Market Value on the date of grant.

(d)           Exercisability and Term. Each SAR Agreement shall specify the date all or any installment of the SAR will be exercisable and the term of the SAR which shall not exceed ten (10) years from the grant thereof. A SAR Agreement may provide (i) that a SAR will be exercisable only in the event of a Change in Control, (ii) accelerated exercisability of the SAR in the event of the Participant’s death, Disability or other events, and/or (iii) expiration prior to the end of its term in the event the Participant’s status as a Service Provider is terminated. SARs may be awarded in combination with Options or other Awards, and any such Award may require the forfeiture of related Options or other Awards in order to exercise the SAR. A SAR may be included in (i) an ISO only at the time the Award is granted or (ii) an NSO at the time the Award is granted or at any time thereafter, provided that, such inclusion occurs no later than six (6) months prior to the expiration of the term of such NSO.

(e)           Exercise of SARs. If, on the date when a SAR expires, the exercise price under such SAR is less than the Fair Market Value on such date but any portion of such SAR has not been exercised or surrendered, then such SAR may automatically be deemed to be exercised as of such date with respect to such portion to the extent so provided in the applicable SAR Agreement. Upon exercise of a SAR, the Participant (or any person having the right to exercise the SAR after Participant’s death) shall receive from the Company (i) Shares, (ii) cash or (iii) any combination of Shares and cash, as the Administrator shall determine. The amount of cash and/or the Fair Market Value of Shares received upon exercise of SARs shall, in the aggregate, be equal to the amount by which the Fair Market Value (on the date of surrender) of the Shares subject to the SARs exceeds the exercise price of the Shares.

(f)            Modification and Assumption of SARs. Within the limitations of the Plan, the Administrator may modify, extend or assume outstanding stock appreciation rights or may accept the cancellation of outstanding stock appreciation rights (including stock appreciation rights granted by another issuer) in return for the grant of new SARs for the same or

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a different number of Shares and at the same or a different exercise price. No modification of a SAR shall, without the consent of the Participant, alter or impair his or her rights or obligations under the applicable SAR Agreement.

(g)           Assignment or Transfer of SARs. Except as otherwise provided in the applicable SAR Agreement and then only to the extent permitted by Applicable Laws, no SAR or interest therein may be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner by the Participant other than by will or by the laws of descent and distribution. Except as otherwise provided in the applicable SAR Agreement, a SAR may be exercised during the lifetime of the Participant, only by the Participant or in the event of the death or Disability, by the guardian or legal representative of the Participant. No SAR or interest therein may be made subject to execution, attachment or similar process.

12.           Terms and Conditions for Stock Awards

(a)           Stock Award Agreement. Each Stock Award shall be evidenced by a Stock Award Agreement between the Participant and the Company which (i) shall be subject to all applicable terms and conditions of the Plan and (ii) may include other terms and conditions the Administrator deems appropriate which are not inconsistent with the Plan. The provisions of the various stock Awards Agreements entered into under the Plan need not be identical.

(b)           Payment for Stock Award. Stock Awards may be issued with or without consideration under the Plan. If and to the extent required, such consideration may be in the form of cash or other forms of consideration approved by the Administrator.

(c)           Vesting Conditions. Each Stock Award shall become vested, in full or in installments, upon satisfaction of the conditions specified in the Stock Award Agreement. A Stock Award Agreement may provide for accelerated vesting in the event of the Participant’s death, Disability, retirement or other events.

(d)           Assignment or Transfer of Stock Award. Except as provided in a Stock Award Agreement or as required by Applicable Laws, Stock Awards shall not be anticipated, assigned, attached, garnished, optioned, transferred or made subject to any creditor’s process, whether voluntarily, involuntarily or by operation of law. Any act in violation of this Section 12(d) shall be void. However, this Section 12(d) shall neither preclude a Participant from designating a beneficiary who will receive any outstanding Stock Award in the event of the Participant’s death, nor preclude a transfer of a Stock Award by will or by the laws of descent and distribution.

(e)           Trusts. Neither this Section 12 nor any other provision of the Plan shall preclude a Participant from transferring or assigning a Stock Award to (a) the trustee of a trust, provided that, such transfer or assignment is fully revocable by the Participant acting alone at any time prior to such Participant’s death, or (b) the trustee of any other trust to the extent the Administrator provides its prior written consent. The Stock Award held by any such trustee (i) shall be subject to all of the conditions and restrictions set forth in the Plan and in the applicable Stock Award Agreement, as if such trustee was the Participant and (ii) may be transferred or

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assigned to any person other than the Participant to the extent the Administrator provides its prior written consent.

(f)            Voting and Dividend Rights. Holders of a Stock Award (irrespective of whether the Shares subject to the Stock Award are vested or unvested) shall have the same voting, dividend and other rights as the Company’s other stockholders. However, a Stock Award Agreement may require that the Holders of a Stock Award invest any cash dividends the Holder receives pursuant to a Stock Award in additional Shares. Such additional Shares shall be subject to the same conditions and restrictions as the Stock Award with respect to which the dividends were paid. Such additional Shares shall not reduce the number of Shares available under Section 3.

(g)           Modification or Assumption of Stock Awards. Within the limitations of the Plan, the Administrator may modify or assume outstanding stock awards or may accept the cancellation of outstanding stock awards (including stock granted by another issuer) in return for the grant of new Stock Awards for the same or a different number of Shares. No modification of a Stock Award shall, without the consent of the Participant, alter or impair his or her rights or obligations under such Stock Award.

13.           Terms and Conditions for Stock Units.

(a)           Stock Unit Agreement. Each grant of Stock Units under the Plan shall be evidenced by a Stock Unit Agreement between the Participant and the Company. Such Stock Units shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan and that the Administrator deems appropriate for inclusion in a Stock Unit Agreement. The provisions of the various Stock Unit Agreements entered into under the Plan need not be identical. Stock Units may be granted in consideration of a reduction in the Participant’s other compensation.

(b)           Number of Shares. Each Stock Unit Agreement shall specify the number of Shares to which the Stock Unit Award pertains and is subject to adjustment of such number in accordance with Section 16.

(c)           Payment for Awards. To the extent that an Award is granted in the form of Stock Units, no consideration shall be required of the Award recipients.

(d)           Vesting Conditions. Each Award of Stock Units may or may not be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Stock Unit Agreement. A Stock Unit Agreement may provide for accelerated vesting in the event of the Participant’s death, or Disability or other events.

(e)           Voting and Dividend Rights. Stock Units shall have no voting rights. At the Administrator’s discretion and based on terms and conditions established by the Administrator, a Stock Unit may include a right to receive dividend equivalents prior to settlement or forfeiture which entitles the Holder to be credited with an amount equal to all cash dividends paid on one Share per Stock Unit while the Stock Unit is outstanding. At the Administrator’s discretion, dividend equivalents may be converted into additional Stock Units.

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At the Administrator’s discretion, settlement of dividend equivalents may be made in the form of cash, in the form of Shares, or in a combination of both.

(f)            Form and Time of Settlement of Stock Units. Settlement of vested Stock Units may be made in the form of cash, Shares or any combination of both, as determined by the Administrator. The actual number of Stock Units eligible for settlement may be larger or smaller than the number included in the original Award. Methods of converting Stock Units into cash may include (without limitation) a method based on the average Fair Market Value of Shares over a series of trading days. Vested Stock Units shall generally be settled in a lump sum as soon as reasonably practicable, but no later than thirty (30) days, after vesting. The distribution may occur or commence when all vesting conditions applicable to the Stock Units have been satisfied or have lapsed. However, this distribution may be deferred, in accordance with Applicable Laws including but not limited to Code Section 409A, to a later specified date. The amount of a deferred distribution may be increased by an interest factor or by dividend equivalents. Until an Award of Stock Units is settled, the number of such Stock Units shall be subject to adjustment pursuant to Section 16.

(g)           Creditors’ Rights. A Holder of Stock Units shall have no rights other than those of a general creditor of the Company. Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Stock Unit Agreement.

(h)           Modification or Assumption of Stock Units. Within the limitations of the Plan, the Administrator may modify or assume outstanding stock units or may accept the cancellation of outstanding stock units (including stock units granted by another issuer) in return for the grant of new Stock Units for the same or a different number of Shares. No modification of a Stock Unit shall, without the consent of the Participant, alter or impair his or her rights or obligations under the applicable Stock Unit Agreement.

(i)            Assignment or Transfer of Stock Units. Except as provided in a Stock Unit Agreement, or as required by Applicable Laws, Stock Units shall not be anticipated, assigned, attached, garnished, optioned, transferred or made subject to any creditor’s process, whether voluntarily, involuntarily or by operation of law. Any act in violation of this Section 13(i) shall be void. However, this Section 13(i) shall not preclude a Participant from designating a beneficiary who will receive any outstanding vested Stock Units in the event of the Participant’s death, nor shall it preclude a transfer of vested Stock Units by will or by the laws of descent and distribution.

14.           Non-Transferability of Awards. Except as otherwise provided in the applicable Award Agreement and then only to the extent permitted by the Administrator and in accordance with Applicable Laws, Awards may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Holder, only by the Holder.

15.           No Rights as Stockholders. Holders shall not be, nor have any of the rights or privileges of, stockholders of the Company in respect of any shares provided under an Award

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unless and until certificates representing such shares have been issued by the Company to such Holders.

16.           Adjustments upon Changes in Capitalization, Merger or Asset Sale.

(a)           In the event that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or exchange or other disposition of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other similar corporate transaction or event affects the Common Stock such that an adjustment becomes appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any Award, then the Administrator shall make adjustments to the Plan and any Award, including without limitation, equitable and proportionate adjustment to:

(i)            the number and kind of shares of Common Stock (or other securities or property) with respect to which Awards may be granted or awarded (including, but not limited to, adjustments of the limitations in Section 3 hereof on the maximum number and kind of shares which may be issued under this Plan and as ISOs);

(ii)           the number and kind of shares of Common Stock (or other securities or property) subject to outstanding Awards;

(iii)          the grant or exercise price with respect to any Option or SAR; and

(iv)          the number and kind of outstanding securities issued under the Plan.

(b)           In the event of any transaction or event described in subsection (a) above, the Administrator, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event and either automatically or upon the Holder’s request, shall take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any Award granted or issued under the Plan or to facilitate such transaction or event:

(i)            To provide for either (A) the purchase of all or any portion of such Award for an amount of cash equal to the amount that could have been obtained upon the exercise or conversion of such Award (or portion thereof) or realization of the Holder’s rights had such Award (or portion thereof) been currently exercisable or payable or fully vested or (B) the replacement of such Award (or portion thereof) with other awards, rights or property, including without limitation cash awards, selected by the Administrator in its sole discretion, which replacement awards may be subject to vesting or the lapsing of restrictions, as applicable, on terms no less favorable to the affected Holder than the terms of any Award for which such replacement award is substituted;

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(ii)           To provide that such Award shall be exercisable as to all or any portion of the shares covered thereby and that some or all shares of such Award shall cease to be subject to restrictions, notwithstanding anything to the contrary in the Plan or the provisions of such Award;

(iii)          To provide that all or any portion of such Award be assumed by the successor or survivor corporation or entity, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation or entity, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

(iv)          To make adjustments in the number and type of shares of Common Stock (or other securities or property) subject to outstanding Awards, and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding Awards which may be granted in the future; and

(v)           To provide that immediately upon the consummation of such event, such Award shall not be exercisable and shall terminate; provided, that for a period of time prior to such event specified in the sole discretion of the Administrator, such Award shall be exercisable as to all Shares covered thereby, and the restrictions imposed under an Award Agreement upon some or all Shares may be terminated and, some or all shares of such Award may cease to be subject to repurchase, notwithstanding anything to the contrary in the Plan or the provisions of such Award Agreement.

(c)           Subject to Section 3 hereof, the Administrator may, in its sole discretion, include such further provisions and limitations in any Award as it may deem equitable and in the best interests of the Company.

(d)           If the Company undergoes an Acquisition, then any surviving corporation or entity or acquiring corporation or entity, or affiliate of such corporation or entity, may assume any Awards outstanding under the Plan or may substitute similar stock awards (including an award to acquire the same consideration paid to the stockholders in the transaction described in this subsection (d)) for those outstanding under the Plan. In the event any surviving corporation or entity or acquiring corporation or entity in an Acquisition, or affiliate of such corporation or entity, does not assume such Awards and does not substitute similar stock awards for those outstanding under the Plan, then with respect to (i) Awards held by participants in the Plan whose status as a Service Provider has not terminated prior to such event, the vesting of such Awards (and, if applicable, the time during which such awards may be exercised) shall be accelerated and made fully exercisable and all restrictions thereon shall lapse not later than immediately prior to the closing of the Acquisition (and the Awards shall be terminated if not exercised prior to the closing of such Acquisition), and (ii) any other Awards outstanding under the Plan, such Awards shall be terminated if not exercised prior to the closing of the Acquisition.

(e)           The existence of the Plan, any Award Agreement and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or

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consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

17.           Time of Granting Awards. The date of grant of an Award shall, for all purposes, be the date on which the Administrator makes the determination granting such Award, or such other date as is determined by the Administrator. Notice of the determination shall be given to each Service Provider to whom an Award is so granted within a reasonable time after the date of such grant.

18.           Amendment and Termination of the Plan.

(a)           Amendment and Termination. The Board may at any time wholly or partially amend, alter, suspend or terminate the Plan. However, without approval of the Company’s stockholders given within twelve (12) months before or after the action by the Board, no action of the Board may, except as provided in Section 16 hereof, increase the limits imposed in Section 3 hereof on the maximum number of Shares which may be issued under the plan or extend the term of the Plan under Section 7 hereof.

(b)           Stockholder Approval. The Board shall obtain stockholder approval of any Plan amendment to the extent necessary to comply with Applicable Laws.

(c)           Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Holder, unless mutually agreed otherwise between the Holder and the Administrator, which agreement must be in writing and signed by the Holder and the Company. Termination of the Plan shall not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted or awarded under the Plan prior to the date of such termination.

19.           Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

20.           Reservation of Shares. The Company, during the term of this Plan, shall at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

21.           Repurchase Provisions. The Administrator in its sole discretion may provide that the Company may repurchase Shares acquired from an Award upon the occurrence of certain specified events, including, without limitation, a Holder’s termination as a Service Provider, divorce, bankruptcy or insolvency.

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22.           Participant Representations. The Company may require a Plan participant, as a condition to the grant or exercise of, or acquisition of Shares under, any Award, (i) to give written representations satisfactory to the Company as to the participant’s knowledge and experience in financial and business matters, and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters, and to give written representations satisfactory to the Company that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of the Award; (ii) to give written representations satisfactory to the Company stating that the Participant is acquiring the Common Stock subject to the Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the stock; and (iii) to give such other written representations as are deemed necessary or appropriate by the Company and its counsel. The foregoing requirements, and any representations given pursuant to such requirements, shall be inoperative if (A) the issuance of the shares upon the exercise or acquisition of stock under the applicable Award has been registered under a then currently effective registration statement under the Securities Act or (B) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the stock.

23.           Code Section 409A. To the extent applicable, the Plan and all award agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder. Notwithstanding any provision of the Plan to the contrary, in the event that the Administrator determines that any Award may be subject to Section 409A of the Code and related Department of Treasury guidance, the Administrator may adopt such amendments to the Plan and the applicable Award agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Administrator determines are necessary or appropriate to (a) exempt the award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the award, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance. If upon a Participant’s “separation from service” within the meaning of Code Section 409A, he/she is then a “specified employee” (as defined in Code Section 409A), then solely to the extent necessary to comply with Code Section 409A and avoid the imposition of taxes under Code Section 409A, the Company shall defer payment of “nonqualified deferred compensation” subject to Code Section 409A payable as a result of and within six (6) months following such separation from service under this Plan until the earlier of (i) the first business day of the seventh month following the Participant’s separation from service, or (ii) ten (10) days after the Company receives written confirmation of the Participant’s death. Any such delayed payments shall be made without interest.

24.           Governing Law. The validity and enforceability of this Plan shall be governed by and construed in accordance with the laws of the State of California without regard to otherwise governing principles of conflicts of law.

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25.           Restrictions on Shares. Shares acquired under an Award shall be subject to such terms and conditions as the Administrator shall determine in its sole discretion, including, without limitation, transferability restrictions, repurchase rights, requirements that Shares be transferred in the event of certain transactions, rights of first refusal with respect to permitted transfers of Shares, voting agreements, tag-along rights and bring-along rights. Such terms and conditions may, in the Administrator’s sole discretion, be contained in the applicable award agreement, exercise notice or in such other agreement as the Administrator shall determine, in each case in a form determined by the Administrator in its sole discretion. The issuance of such Shares shall be conditioned on the Holder’s consent to such terms and conditions or the Holder’s entering into such agreement or agreements.

26.           Lock-Up Agreement. Each Holder shall agree, if so requested by the Company and an underwriter of shares of Common Stock in connection with any public offering of the Company, not to directly or indirectly offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of or otherwise dispose of or transfer any shares held by it for such period, not to exceed one hundred eighty (180) days following the effective date of the relevant registration statement filed under the Securities Act in connection with the Company’s initial public offering of Common Stock or ninety (90) days following the effective date of the relevant registration statement filed under the Securities Act in connection with any other public offering of Common Stock, in each case as such underwriter shall specify reasonably and in good faith. The Company may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of such 180-day period.

27.           Severability. If any provision of this Plan shall be held to be illegal, invalid or unenforceable under any applicable law, then such contravention or invalidity shall not invalidate the entire Plan and the remainder of the provisions shall remain in full force and effect and in no way shall be affected, impaired or invalidated. Such defective provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Plan shall be construed as if not containing the provision held to be invalid.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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I hereby certify that the Plan was duly adopted by the Board of Directors of LegalZoom.com, Inc. on April 20, 2010.

Executed at Los Angeles, California on this day of April 20, 2010.

/s/ Brian Liu
Brian Liu
Chairman of the Board

I hereby certify that the foregoing Plan was approved by the Series A Preferred stockholders of LegalZoom.com, Inc. on April 20, 2010.

Executed at Los Angeles, California on this day of April 20, 2010.

/s/ Charles Rampenthal
Charles Rampenthal
Secretary

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FIRST AMENDMENT TO THE

LEGALZOOM.COM, INC.

2010 STOCK INCENTIVE PLAN

Pursuant to the provisions set forth in Sections 4(b), 16 and 18 of the LegalZoom.com, Inc. 2010 Stock Incentive Plan (the “Plan”), and as a result of LegalZoom.com, Inc.’s (the “Company”) 1-for-3 stock split on July 19, 2011, whereby each issued and outstanding share of the Company’s common stock, par value $0.001 per share, was converted into three (3) shares, par value $0.001 per share, the Company hereby amends the Plan (the “First Amendment”) as follows:

1.             Stock Subject to the Plan. The first paragraph of Section 3 of the Plan is amended and replaced in its entirety with the following:

“Subject to the provisions of Section 16, the maximum aggregate number of Shares which may be issued under this Plan is 8,624,892 Shares. The aggregate number of Shares that may be issued pursuant to the exercise of ISOs under the Plan shall not exceed 8,624,892 Shares on a fully diluted basis, subject to adjustment pursuant to Section 16.”

2.             Acknowledgements. This First Amendment is to be read and construed with the Plan as constituting one and the same plan. Except as specifically modified by this First Amendment, all other remaining provisions, terms and conditions of the Plan are hereby ratified and confirmed and shall remain in full force and effect.

3.             Defined Terms. All capitalized terms in this First Amendment, unless otherwise specifically defined herein, shall have the same defined meanings as in the Plan.

[Remainder of Page Intentionally Left Blank]

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I hereby certify that the foregoing First Amendment to the LegalZoom.com, Inc. 2010 Stock Incentive Plan was duly adopted by the Board of Directors of the Company on July 19, 2011.

Executed at Los Angeles, California on this 19th day of July 2011.

By:	/s/ Brian Liu
	Name:	Brian Liu
	Title:	Chairman of the Board

I hereby certify that the foregoing First Amendment to the LegalZoom.com, Inc. 2010 Stock Incentive Plan was approved by the Series A Preferred stockholders of the Company on July 19, 2011.

Executed at Los Angeles, California on this 19th day of July 2011.

By:	/s/ Charles E. Rampenthal
	Name:	Charles E. Rampenthal
	Title:	Secretary

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SECOND AMENDEMNT TO THE

LEGALZOOM.COM, INC.

2010 STOCK INCENTIVE PLAN

Pursuant to the provisions set forth in Sections 4(b), 16 and 18 of the LegalZoom.com, Inc. 2010 Stock Incentive Plan (the “Plan”), LegalZoom.com, Inc. (the “Company”) hereby amends the Plan (the “Second Amendment”) as follows:

1.             Stock Subject to the Plan. The first paragraph of Section 3 of the Plan is amended and replaced in its entirety with the following:

“Subject to the provisions of Section 16, the maximum aggregate number of Shares which may be issued under this Plan is 10,042,039 Shares. The aggregate number of Shares that may be issued pursuant to the exercise of ISOs under the Plan shall not exceed 10,042,039 Shares on a fully diluted basis, subject to adjustment pursuant to Section 16.”

2.             Acknowledgements. This Second Amendment is to be read and construed with the Plan as constituting one and the same plan. Except as specifically modified by this Second Amendment, all other remaining provisions, terms and conditions of the Plan are hereby ratified and confirmed and shall remain in full force and effect.

3.             Defined Terms. All capitalized terms in this Second Amendment, unless otherwise specifically defined herein, shall have the same defined meanings as in the Plan.

[Remainder of Page Intentionally Left Blank]

I hereby certify that the foregoing Second Amendment to the LegalZoom.com, Inc. 2010 Stock Incentive Plan was duty adopted by the Board of Directors of the Company on September 29, 2011.

Executed at Glendale, California on this 29th day of September, 2011.

By:	/s/ Brian Liu
	Name:	Brian Liu
	Title:	Chairman of the Board

I hereby certify that the foregoing Second Amendment to the LegalZoom.com, Inc. 2010 Stock Incentive Plan was approved by the Series A Preferred stockholders of the Company on September 29, 2011.

Executed at Glendale, California on this 29th day of September, 2011.

By:	/s/ Charles E. Rampenthal
	Name:	Charles E. Rampenthal
	Title:	Secretary

GRANT NO.

LEGALZOOM.COM, INC.

2010 STOCK INCENTIVE PLAN

SAR AGREEMENT

LegalZoom.com, Inc., a Delaware corporation (the “Company”), hereby grants a Stock Appreciation Right with respect to its Shares to the Participant named below. The terms and conditions of the SAR are set forth in this cover sheet, in the attachment and in the Company’s 2010 Stock Incentive Plan (the “Plan”).

Award Date: , 201

Name of Participant:

Participant’s Social Security Number: - -

Number of Shares Subject to SAR:

Exercise Price per Share: $ .

Fair Market Value of a Share on Date of SAR Grant: $ .

Expiration Date: , [YEAR]

Vesting Calculation Date: , [YEAR]

Vesting Schedule.

If you continuously remain a Service Provider, you will become incrementally vested as to twenty-five percent (25%) of the total number of Shares subject to this SAR (rounded down to the nearest whole number), as shown above, on each of the first four anniversaries of the Vesting Calculation Date. [In addition, the total number of then unvested Shares subject to this SAR shall become fully vested if (i) your status as a Service Provider is terminated without Cause by the Company or (ii) there is a Change in Control while you are a Service Provider.] Except as provided in the preceding sentence, in the event that your status as a Service Provider ceases prior to the fourth anniversary of the Vesting Calculation Date, you will forfeit to the Company without consideration all of the unvested Shares subject to this SAR.

By signing this cover sheet, you agree to all of the terms and conditions described in this cover sheet, the attached Agreement and in the Plan, a copy of which is also enclosed.

Participant:
(Signature)

Company:
(Signature)

Title:

Attachment

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GRANT NO.

LEGALZOOM.COM, INC.

2010 STOCK INCENTIVE PLAN

SAR AGREEMENT

The Plan and OtherAgreements

The text of the Plan is incorporated in this Agreement by reference. You and the Company agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement. Unless otherwise defined in this Agreement, certain capitalized terms used in this Agreement and the attached Notice of Exercise are defined in the Plan.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding this SAR. Any prior agreements, commitments or negotiations concerning this SAR are superseded.

This SAR is not intended to be deferred compensation under Section 409A of the Code and will be interpreted accordingly.

Vesting	This SAR is only exercisable before it expires and then only with respect to the vested portion of the SAR. This SAR will vest according to the Vesting Schedule on the attached cover sheet.

Term

Your SAR will expire in any event at the close of business at Company headquarters on the Expiration Date, as shown on the cover sheet. Your SAR will expire earlier if your status as a Service Provider terminates, as described below.

Termination - General

If your status as a Service Provider terminates for any reason (except in the case of death or Disability of a California Participant), other than for Cause, then your SAR will expire at the close of business at Company headquarters on the date that is thirty (30) days after your termination date.

Termination for Cause

If your Service is terminated for Cause or if you commit an act(s) of Cause while this SAR is outstanding, as determined by the Committee in its sole discretion, then you shall immediately forfeit all rights to your SAR and the SAR shall immediately expire.

Death or Disability California Participants only

If you are a California Participant and your Service terminates because of your death or Disability, then your SAR will expire at the close of business at Company headquarters on the date six (12) months after the date of your death or Disability. During that twelve (12) month period, your estate or heirs may exercise the vested portion of your SAR.

Notice of Exercise	When you wish to exercise this SAR, you must notify the Company by properly completing and filing the attached “Notice of Exercise” form

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with the Company. Your notice must specify the whole number of Shares with respect to which you wish to exercise this SAR. The notice can only become effective after it is received by the Company.

If someone else wants to exercise this SAR after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.

Form of Payment

Following exercise of a vested SAR, you will receive payment for the difference between the aggregate Fair Market Value of the Shares with respect to which the SAR is exercised and the aggregate Exercise Price. This payment will be made as soon as reasonably practicable following your exercise and the receipt or retention of applicable withholding taxes by the Company. The form of payment will either be in cash and/or Shares in the discretion of the Company having an aggregate equivalent fair market value.

Non-Transferability of SAR

This SAR may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by laws of descent or distribution. This SAR may be exercised during your lifetime by you only. The terms of this SAR shall be binding upon your executors, administrators, heirs, successors and assigns.

Investment Representation

In the event that you receive Shares as payment pursuant to the exercise of this SAR, and such Shares have not been registered under the Securities Act or any applicable state laws at the time this SAR is exercised, you shall, if required by the Company, prior to the receipt of such Shares, deliver to the Company an “Investment Representation Statement” in the form attached hereto and shall make such other written representations as are deemed necessary or appropriate by the Company and/or its counsel.

The Company’s Right of First Refusal

In the event that you propose to sell, pledge, assign, hypothecate, transfer, or otherwise dispose of (including transfer by gift or operation of law and, collectively, “Transfer”) to a third party any Shares acquired under this Agreement, or any interest in such Shares, the Company or its assignee(s) shall have a right of first refusal to purchase the Shares on the terms and conditions set forth herein (the “Right of First Refusal”).

If you desire to transfer Shares acquired under this Agreement, you must deliver to the Company a written notice (the “Transfer Notice”) stating: (A) your bona fide intention to sell or otherwise Transfer such Shares; (B) the name of each proposed purchaser or other transferee (“Proposed Transferee”); (C) the number of Shares to be Transferred to each Proposed Transferee; and (D) the bona fide cash price or other consideration for which you propose to Transfer the Shares (the

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“Offered Price”), and you shall offer the Shares at the Offered Price to the Company or its assignee(s).

Within thirty (30) days after receipt of the Notice, the Company and/or its assignee(s) may elect in writing to purchase all, but not less than all, of the Shares proposed to be Transferred to any one or more of the Proposed Transferees.

The purchase price (the “Purchase Price”) for the Shares repurchased under this Section shall be the Offered Price. If the Offered Price includes consideration other than cash, the cash equivalent value of the non-cash consideration shall be determined by the Administrator in good faith. Payment of the Purchase Price shall be made, at the option of the Company or its assignee(s), in cash (by check), by cancellation of all or a portion of any outstanding indebtedness of you to the Company (or, in the case of repurchase by an assignee, to the assignee), or by any combination thereof within thirty (30) days after receipt of the Transfer Notice or in the manner and at the times set forth in the Transfer Notice.

If all of the Shares proposed in the Transfer Notice to be transferred to a given Proposed Transferee are not purchased by the Company and/or its assignee(s) as provided herein, then you may sell or otherwise Transfer such Shares to that Proposed Transferee at the Offered Price or at a higher price, provided that such sale or other Transfer is consummated within one hundred twenty (120) days after the date of the Transfer Notice and provided further that any such sale or other Transfer is effected in accordance with any applicable securities laws and the Proposed Transferee agrees in writing that the provisions of this Section shall continue to apply to the Shares in the hands of such Proposed Transferee. If the Shares described in the Notice are not Transferred to the Proposed Transferee within such period, a new Transfer Notice shall be given to the Company, and the Company and/or its assignees shall again be offered the Right of First Refusal as provided herein before any Shares held by you may be sold or otherwise Transferred.

Anything to the contrary contained in the paragraphs above notwithstanding, the Transfer of any or all of the Shares during your lifetime or upon your death by will or intestacy to your Immediate Family (as defined below) or a trust for the benefit of your Immediate Family shall be exempt from the Right of First Refusal. As used herein, “Immediate Family” shall mean spouse, lineal descendant or antecedent, father, mother, brother or sister or stepchild (whether or not adopted). In such case, the transferee or other recipient shall receive and hold the Shares so Transferred subject to the provisions of this Section (including the Right of First Refusal) and there shall be no

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further Transfer of such Shares except in accordance with the terms of this Section.

The Right of First Refusal shall terminate as to all Shares upon the Public Trading Date.

Right of Repurchase

If your status as a Service Provider is terminated for any reason, the Company shall have the right (but not the obligation) to purchase from you, or your personal representative, as the case may be, any or all of the Shares that you have or will acquire under this SAR (and any or all Shares acquired upon exercise of the SAR after the date on which you cease to be a Service Provider) at a per Share price equal to the Fair Market Value of a Share on the date on which you cease to be a Service Provider (the “Call Right”).

The Company may exercise the Call Right by delivering to you (or your transferee or legal representative, as the case may be) personally or by registered mail within ninety (90) days after the date on which you cease to be a Service Provider (or, in the case of Shares which are acquired after the date on which you cease to be a Service Provider, then within ninety (90) days after the date on which such Shares are acquired), a notice in writing indicating the Company’s intention to exercise the Call Right and setting forth a date for closing not later than thirty (30) days from the mailing of such notice. The closing shall take place at the Company’s office. At the closing, the holder of the certificates for the Shares being transferred shall deliver the stock certificate or certificates evidencing the Shares, and the Company shall deliver the purchase price therefor.

At its option, the Company may elect to make payment for the Shares to a bank selected by the Company. The Company shall avail itself of this option by a notice in writing to you stating the name and address of the bank, date of closing, and waiving the closing at the Company’s office.

If the Company does not elect to exercise the Call Right conferred above by giving the requisite notice within the time provided herein, the Call Right shall terminate.

The Call Right shall terminate as to all Shares upon the Public Trading Date.

Drag-Along Sales

Notwithstanding any other provision of this Award, if the Company or its stockholders receive a bona fide arms’ length offer in writing from a third person or third persons who are not affiliates of the Company (a “Third Party”) (i) to purchase all or substantially all of the Shares of Common Stock of the Company, (ii) to effect a business combination

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of the Company with such Third Party or a subsidiary of such Third Party, or (iii) to purchase or otherwise acquire all or substantially all the assets of the Company (any of the transactions described in clauses (i), (ii) or (iii), an “Acquisition Proposal”), and the Company or such stockholders desire to accept or cause the Company to accept such Acquisition Proposal, then, upon the demand of the Company (the “Drag-Along Right”), you shall be required, as the case may be (x) to sell to such Third Party a number of Shares of Common Stock owned by you, if any, equal to the number of Shares specified in the applicable Drag-Along Notice (as defined below) (it being expressly agreed and understood that in connection with any Acquisition Proposal for less than 100% of the total outstanding Shares of the Company’s Common Stock, you shall be required to sell that percentage of your Shares of Common Stock equal to the percentage of Shares of Common Stock of the Company being sold in connection with such Acquisition Proposal), for the same consideration and on the same purchase terms and conditions as the Company or such stockholders, as applicable, and such Third Party have agreed with respect to the Company’s Common Stock generally in such transaction, and (y) to vote all of the capital stock beneficially owned by you in favor of such Acquisition Proposal and take all other necessary or desirable actions within your control (including, without limitation, by attending meetings in person or by proxy for the purpose of obtaining a quorum, executing written consents in lieu of meetings and refraining from exercising appraisal rights with respect to any such Acquisition Proposal), to cause the approval of such Acquisition Proposal; provided, that notwithstanding the foregoing, the liability for any indemnity obligations of you under such document shall be several and not joint and several, and, with respect to representations and warranties, shall not apply to any representations or warranties other than representations and warranties relating solely to you.

Prior to consummating any Acquisition Proposal, if the Company elects to exercise the Drag-Along Right, the Company shall provide you with written notice (the “Drag-Along Notice”) not more than thirty (30) nor less than ten (10) days prior to the proposed closing date (the “Drag-Along Sale Date”) therefor. The Drag-Along Notice shall be accompanied by a copy of any written agreement relating to the Acquisition Proposal and shall set forth, if applicable: (i) the proposed amount and form of consideration to be paid per Share of Common Stock of the Company and the terms and conditions of payment offered by the Third Party; (ii) the aggregate number of Shares of Common Stock outstanding as of the close of business on the day prior to the date of the Drag-Along Notice; (iii) the Drag-Along Sale Date; and (iv) confirmation that the Third Party has agreed to purchase your Shares of Common Stock in accordance with the terms hereof.

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On the Drag-Along Sale Date, you, if a participant in the applicable Drag-Along Sale, (a) authorize the Company (or the Company’s transfer agent, if any) to record in the Company’s books and records the transfer of all of your Shares of Common Stock included in such Drag-Along Sale which are not represented by one or more certificates, from you to the purchaser in the Drag-Along Sale and (b) shall deliver all certificates, if any, which represent Shares of Common Stock owned by you included in such Drag-Along Sale, duly endorsed for transfer with signatures guaranteed, to the purchaser in the Drag-Along Sale, in the manner and at the address indicated in the Drag-Along Notice, in each case against delivery of the purchase price for such Shares of Common Stock. In addition, you, if a participant in the applicable Drag-Along Sale, shall take all action as the Company or the purchaser in the Drag-Along Sale shall reasonably request as necessary to vest in the purchaser in the Drag-Along Sale all Shares of Common Stock owned by you included in such Drag Along Sale, whether in certificated or uncertificated form, free and clear of all liens, charges and encumbrances of any kind.

You shall cooperate in good faith with the Company in connection with the consummation of the Drag-Along Sale, including, without limitation, by executing a document containing customary representations, warranties, indemnities and agreements as requested by any Third Party in connection with the Drag-Along Sale.

These Drag-Along Sale provisions shall terminate as to all Shares of Common Stock owned by you upon the Public Trading Date.

Leaves of Absence

For purposes of this SAR, while you are a common-law employee, your status as a Service Provider does not terminate when you go on a bona fide leave of absence that was approved by the Company (or its Parent, Subsidiary or Affiliate) in writing, if the terms of the leave provide for continued service crediting, or when continued service crediting is required by applicable law. Your status as a Service Provider terminates in any event when the approved leave ends, unless you immediately return to active work.

The Company determines which leaves count for this purpose, and when your Service terminates for all purposes under the Plan.

Restrictions on Exercise	The Company will not permit you to exercise this SAR if the issuance of Shares or payment of cash at that time would violate any law or regulation.

Notwithstanding anything to the contrary, this SAR is granted on the condition that the Company’s stockholders approve the Plan. You understand and agree that this SAR may not be exercised unless the

6

Company’s stockholders timely approve the Plan. If the Company’s stockholders do not approve the Plan, then this SAR shall be immediately forfeited without consideration.

Taxes and Withholding	You will be solely responsible for payment of any and all applicable taxes associated with this SAR.

You will not be allowed to exercise this SAR unless you make acceptable arrangements to pay any withholding or other taxes that may be due as a result of the grant, exercise, vesting or dispositions of this SAR or the underlying Shares. Any such tax or withholding obligations may be settled in the Company’s discretion by the Company withholding and retaining a portion of the cash and/or the Shares from the payment that would otherwise be deliverable to you under the vesting SAR. Such withheld Shares will be applied to pay the withholding obligation by using the aggregate Fair Market Value of the withheld Shares as of the date of vesting. You will be delivered the net amount of cash and/or vested Shares after the withholding has been effected and you will not receive the withheld cash and/or Shares.

Restrictions on Resale

By signing this Agreement, you agree not to exercise this SAR or sell any Shares acquired under this SAR at a time when applicable laws, regulations or Company or underwriter trading policies prohibit exercise, sale or issuance of Shares. The Company shall have the right to designate one or more periods of time, each of which shall not exceed one hundred eighty (180) days in length, during which this SAR shall not be exercisable, and any Shares acquired under his SAR shall not be sold, if the Company determines (in its sole discretion) that such limitation on exercise could in any way facilitate a lessening of any restriction on transfer pursuant to the Securities Act or any state securities laws with respect to any issuance of securities by the Company, facilitate the registration or qualification of any securities by the Company under the Securities Act or any state securities laws, or facilitate the perfection of any exemption from the registration or qualification requirements of the Securities Act or any applicable state securities laws for the issuance or transfer of any securities. Such limitation on exercise shall not alter the vesting schedule set forth in this Agreement other than to limit the periods during which this SAR shall be exercisable.

If the sale of Shares acquired under this SAR is not registered under the Securities Act, but an exemption is available which requires an investment representation or other representation and warranty, you shall represent and agree at the time of exercise that the Shares being acquired upon exercise of this SAR are being acquired for investment, and not with a view to the sale or distribution thereof, and shall make such other representations and warranties as are deemed necessary or

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appropriate by the Company and its counsel.

You may also be required, as a condition of exercise of this SAR, to enter into any Stockholders Agreement or other agreements that are applicable to stockholders.

No Retention Rights

This Agreement is not an employment agreement and does not give you the right to be retained by the Company (or its Parent, Subsidiaries or Affiliates). The Company (or any Parent and any Subsidiaries or Affiliates) reserves the right to terminate your Service at any time and for any reason.

Stockholder Rights

You, or your estate or heirs, have no rights as a stockholder of the Company until a certificate for your SAR’s Shares (if any) has been issued. No adjustments are made for dividends or other rights if the applicable record date occurs before your stock certificate is issued, except as described in the Plan.

Adjustments

In the event of a stock split, a stock dividend or a similar change in the Company stock, the number of Shares covered by this SAR (rounded down to the nearest whole number) and the Exercise Price per Share may be adjusted pursuant to the Plan.

Legends

All certificates representing the Shares issued (if any) upon exercise of this SAR may, where applicable, have endorsed thereon the following legends and any other legend the Company determines appropriate:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND OPTIONS TO PURCHASE SUCH SHARES SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE REGISTERED HOLDER, OR HIS OR HER PREDECESSOR IN INTEREST. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY AND WILL BE FURNISHED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY BY THE HOLDER OF RECORD OF THE SHARES REPRESENTED BY THIS CERTIFICATE.”

“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED, OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.”

Notice	Any notice to be given or delivered to the Company relating to this Agreement shall be in writing and addressed to the Company at its

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principal corporate offices. Any notice to be given or delivered to you relating to this Agreement shall be in writing and addressed to you at such address of which you advise the Company in writing. All notices shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of California.

By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan. Any inconsistency between this Agreement and the Plan shall be resolved by reference to the Plan.

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GRANT NO.

LEGALZOOM.COM, INC.

NOTICE OF EXERCISE OF STOCK APPRECIATION RIGHT (“SAR”) BY PARTICIPANT

LegalZoom.com, Inc.
Attention: Secretary

Re:	Exercise of SAR

[PRINT NAME OF PARTICIPANT]

Pursuant to the SAR Agreement dated                                       ,              between LegalZoom.com, Inc., a Delaware corporation, (the “Company”) and me, made pursuant to the 2010 Stock Incentive Plan (the “Plan”), I hereby request to exercise my SAR with respect to                shares (whole number only) of common stock of the Company (the “Shares”), at the exercise price of $                     per Share. I further understand and agree that I will timely satisfy any and all applicable tax withholding obligations as a condition of this SAR exercise.

If Shares will be issued to me as a result of this exercise of my SAR, with the number of any Shares determined by the Committee, then please issue such Shares as follows:

Check one:	☐	The Shares certificate is to be issued and registered in my name only.

	☐	The Shares certificate is to be issued and registered in my name and my spouse’s name.

[PRINT SPOUSE’S NAME, IF CHECKING SECOND BOX]

Check one (if checked second box above):

☐ Community Property or ☐ Joint Tenants With Right of Survivorship

I acknowledge that I have received, understand and continue to be bound by all of the terms and conditions set forth in the Plan and in the SAR Agreement.

Dated:

(Participant’s Signature)	(Spouse’s Signature)**

**Spouse must sign this Notice of Exercise if listed above.

(Full Address)	(Full Address)

*THIS NOTICE OF EXERCISE MAY BE REVISED BY THE COMPANY AT ANY TIME WITHOUT NOTICE.

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GRANT NO.

LEGALZOOM.COM, INC.

INVESTMENT REPRESENTATION STATEMENT

PARTICIPANT	:

COMPANY	:	LEGALZOOM.COM, INC.

SECURITY	:	COMMON STOCK

AMOUNT	:

DATE	:

In connection with the purchase of the above-listed shares of Common Stock (the “Securities”) of LegalZoom.com, Inc. (the “Company”), I represent to the Company the following:

1.                                       I am aware of the Company’s business affairs and financial condition and have acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Securities. I am acquiring these Securities for investment for my own account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

2.                                       I acknowledge and understand that the Securities constitute “restricted securities” under the Securities Act and have not been registered under the Securities Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of my investment intent as expressed herein. I understand that the Securities must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. I further acknowledge and understand that the Company is under no obligation to register the Securities. I understand that the certificate evidencing the Securities will be imprinted with a legend which prohibits the transfer of the Securities unless they are registered or such registration is not required in the opinion of counsel satisfactory to the Company and any other legend required under applicable state securities laws.

3.                                       I am familiar with the provisions of Rule 701 and Rule 144, each promulgated under the Securities Act, which, in substance, permit limited public resale of “restricted securities” acquired, directly or indirectly from the issuer thereof, in a non-public offering subject to the satisfaction of certain conditions. Rule 701 provides that if the issuer qualifies under Rule 701 at the time of the grant of the Securities to me, the exercise will be exempt from registration under the Securities Act. In the event the Company becomes subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, ninety (90) days thereafter (or such longer period as any market stand-off agreement may require) the Securities exempt under Rule 701 may be resold, subject to the satisfaction of certain of the conditions specified by Rule 144, including: (1) the resale being made through a broker in an unsolicited “broker’s transaction” or in transactions directly with a market maker (as said term is defined under the Securities Exchange Act of 1934); and, in the case of an affiliate, (2) the availability of certain public information about the Company, (3) the amount of Securities being sold during any three (3) month period not exceeding the limitations specified in Rule 144(e), and (4) the timely filing of a Form 144, if applicable.

In the event that the Company does not qualify under Rule 701 at the time of grant of the Securities, then the Securities may be resold in certain limited circumstances subject to the provisions of Rule 144, which generally requires (i) if the Company has not been subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act for at least ninety (90) days then the resale must occur not less than one (1) year after the later of the date the Securities were sold by the Company or the date the Securities were sold by an affiliate of the Company, within the meaning of Rule 144, or (ii) if the Company has been subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act for at least ninety (90) days then the resale must occur not less than six (6) months after the later of the date the Securities were sold by the Company or the date the Securities were sold by an affiliate of the Company, within the meaning of Rule 144; and, depending on whether Securities being sold are by

1

an affiliate or non-affiliate of the Company along with other facts, the satisfaction of some or all of the conditions set forth in Sections (1), (2), (3) and (4) of the paragraph immediately above.

4.                                       I further understand that in the event all of the applicable requirements of Rule 701 or 144 are not satisfied, registration under the Securities Act, compliance with Regulation A, or some other registration exemption will be required; and that, notwithstanding the fact that Rules 144 and 701 are not exclusive, the Staff of the Securities and Exchange Commission has expressed its opinion that persons proposing to sell private placement securities other than in a registered offering and otherwise than pursuant to Rules 144 or 701 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales, and that such persons and their respective brokers who participate in such transactions do so at their own risk. I understand that no assurances can be given that any such other registration exemption will be available in such event.

5.                                       I understand and acknowledge that the Company will rely upon the accuracy and truth of the foregoing representations and I hereby consent to such reliance.

Signature of Participant:

Date:

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LEGALZOOM.COM, INC.

2010 STOCK INCENTIVE PLAN

STOCK AWARD AGREEMENT

LegalZoom.com, Inc., a Delaware corporation, (the “Company”), hereby awards a Stock Award of restricted stock (the “Restricted Stock”) to the Participant named below. The terms and conditions of the Stock Award are set forth in this cover sheet and the attached Stock Award Agreement and in the LegalZoom.com, Inc. 2010 Stock Incentive Plan (the “Plan”).

Date of Award:

Name of Participant:

Number of Shares of Restricted Stock Awarded:

Amount Paid by Participant for the Shares of Restricted Stock Awarded: $

Aggregate Fair Market Value of Restricted Stock on Date of Award: $

Vesting Calculation Date: , [YEAR]

Vesting Schedule: [TAILOR BELOW VESTING AS DESIRED AND DETERMINE WHETHER OR NOT ACCELERATED VESTING WILL BE PROVIDED IN ANY CIRCUMSTANCES]

If you continuously remain a Service Provider, you will become incrementally vested as to 25% of the total number of Shares of Restricted Stock awarded (rounded down to the nearest whole number), as shown above on the cover sheet, on each of the first four anniversaries of the Vesting Calculation Date. [In addition, the total number of then unvested Shares subject to this Award shall become fully vested if (i) your status as a Service Provider is terminated without Cause by the Company or (ii) there is a Change in Control while you are a Service Provider.] Except as provided in the preceding sentence, in the event that your status as a Service Provider ceases prior to the fourth anniversary of the Vesting Calculation Date, you will forfeit to the Company without consideration all of the unvested Shares subject to this Award.

By signing this cover sheet, you agree to all terms and conditions described in the attached Stock Award Agreement and in the Plan. You specifically acknowledge that you have carefully read the section entitled “Code Section 83(b) Election” and the attachment entitled “Section 83(b) Elections” and you further acknowledge that you are solely responsible for filing any Code Section 83(b) election, and that such election must be filed within thirty (30) days after the Date of Award in order to be effective. You are also acknowledging receipt of this Agreement and a copy of the Plan.

Company:	Participant:

By:
Its:

Attachments

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LEGALZOOM.COM, INC.

2010 STOCK INCENTIVE PLAN

STOCK AWARD AGREEMENT

The Plan and Other Agreements

The text of the Plan is incorporated in this Agreement by this reference. You and the Company agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement. Unless otherwise defined in this Agreement, certain capitalized terms used in this Agreement are defined in the Plan.

This Agreement, the attached Exhibits and the Plan constitute the entire understanding between you and the Company regarding this Award of Restricted Stock. Any prior agreements, commitments or negotiations are superseded.

Award of Restricted Stock

The Company awards you the number of shares of Restricted Stock shown on the cover sheet of this Agreement. The Award is subject to the terms and conditions of this Agreement and the Plan. This Award is not intended to constitute a nonqualified deferred compensation plan within the meaning of Section 409A of the Code and will be interpreted accordingly. You may also be required, as a condition of this Award, to enter into any Stockholders Agreement or other agreements that are applicable to stockholders.

Vesting	This Award will vest according to the Vesting Schedule on the attached cover sheet.

Escrow

The certificate(s) for the Restricted Stock shall be deposited in escrow with the Secretary of the Company (or his/her designee) to be held in accordance with the provisions of this paragraph. Each deposited certificate shall be accompanied by a duly executed Assignment Separate from Certificate in the form attached hereto as Exhibit A. The deposited certificates shall remain in escrow until such time as the certificates are to be released or otherwise surrendered for cancellation as discussed below. Upon delivery of the certificates to the Company, you shall be issued an instrument of deposit acknowledging the number of Shares of Restricted Stock delivered in escrow to the Secretary of the Company.

All regular cash dividends, if any, on the Restricted Stock shall be paid directly to you and shall not be held in escrow.

The Restricted Stock held in escrow hereunder shall be subject to the following terms and conditions relating to their release from escrow or their surrender to the Company, provided, however, that the minimum number of Shares released to you in any individual release of Share certificates must be at least twenty-five (25) Shares (unless the release represents your final

2

release of Share certificates from escrow):

•                  When your interest in the Restricted Stock vests, the certificates for such vested Restricted Stock shall be released from escrow and delivered to you, at your request. Upon termination of your status as a Service Provider for any reason prior to vesting and in which no vesting is provided upon such termination, any unvested Restricted Stock subject to this Agreement shall be immediately surrendered to the Company.

Non Transferability

Restricted Stock may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by laws of descent or distribution. This Award may be exercised during your lifetime by you only. The terms of this Award shall be binding upon your executors, administrators, heirs, successors and assigns.

Investment Representation

If the Shares of Restricted Stock subject to this Award have not been registered under the Securities Act or any applicable state laws at the time this Award is exercised, you shall, if required by the Company, concurrently with the exercise of all or any portion of this Award, deliver to the Company an “Investment Representation Statement” in the form attached hereto as Exhibit C and shall make such other written representations as are deemed necessary or appropriate by the Company and/or its counsel.

The Company’s Right of First Refusal

In the event that you propose to sell, pledge, assign, hypothecate, transfer, or otherwise dispose of (including transfer by gift or operation of law and, collectively, “Transfer”) to a third party any Shares acquired under this Agreement, or any interest in such Shares, the Company or its assignee(s) shall have a right of first refusal to purchase the Shares on the terms and conditions set forth herein (the “Right of First Refusal”).

If you desire to transfer Shares acquired under this Agreement, you must deliver to the Company a written notice (the “Transfer Notice”) stating: (A) your bona fide intention to sell or otherwise Transfer such Shares; (B) the name of each proposed purchaser or other transferee (“Proposed Transferee”); (C) the number of Shares to be Transferred to each Proposed Transferee; and (D) the bona fide cash price or other consideration for which you propose to Transfer the Shares (the “Offered Price”), and you shall offer the Shares at the Offered Price to the Company or its assignee(s).

Within thirty (30) days after receipt of the Notice, the Company and/or its assignee(s) may elect in writing to purchase all, but not less than all, of the Shares proposed to be Transferred to any one or more of the Proposed Transferees.

The purchase price (the “Purchase Price”) for the Shares repurchased under this Section shall be the Offered Price. If the Offered Price includes

3

consideration other than cash, the cash equivalent value of the non-cash consideration shall be determined by the Administrator in good faith. Payment of the Purchase Price shall be made, at the option of the Company or its assignee(s), in cash (by check), by cancellation of all or a portion of any outstanding indebtedness of you to the Company (or, in the case of repurchase by an assignee, to the assignee), or by any combination thereof within thirty (30) days after receipt of the Transfer Notice or in the manner and at the times set forth in the Transfer Notice.

If all of the Shares proposed in the Transfer Notice to be transferred to a given Proposed Transferee are not purchased by the Company and/or its assignee(s) as provided herein, then you may sell or otherwise Transfer such Shares to that Proposed Transferee at the Offered Price or at a higher price, provided that such sale or other Transfer is consummated within one hundred twenty (120) days after the date of the Transfer Notice and provided further that any such sale or other Transfer is effected in accordance with any applicable securities laws and the Proposed Transferee agrees in writing that the provisions of this Section shall continue to apply to the Shares in the hands of such Proposed Transferee. If the Shares described in the Notice are not Transferred to the Proposed Transferee within such period, a new Transfer Notice shall be given to the Company, and the Company and/or its assignees shall again be offered the Right of First Refusal as provided herein before any Shares held by you may be sold or otherwise Transferred.

Anything to the contrary contained in the paragraphs above notwithstanding, the Transfer of any or all of the Shares during your lifetime or upon your death by will or intestacy to your Immediate Family (as defined below) or a trust for the benefit of your Immediate Family shall be exempt from the Right of First Refusal. As used herein, “Immediate Family” shall mean spouse, lineal descendant or antecedent, father, mother, brother or sister or stepchild (whether or not adopted). In such case, the transferee or other recipient shall receive and hold the Shares so Transferred subject to the provisions of this Section (including the Right of First Refusal) and there shall be no further Transfer of such Shares except in accordance with the terms of this Section.

The Right of First Refusal shall terminate as to all Shares upon the Public Trading Date.

Right of Repurchase

If your status as a Service Provider is terminated for any reason, the Company shall have the right (but not the obligation) to purchase from you, or your personal representative, as the case may be, any or all of the Shares that you have or will acquire under this Award (and any or all Shares acquired upon exercise of the Award after the date on which you cease to be a Service Provider) at a per Share price equal to the Fair Market Value of a Share on the date on which you cease to be a Service Provider (the “Call Right”).

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The Company may exercise the Call Right by delivering to you (or your transferee or legal representative, as the case may be) personally or by registered mail within ninety (90) days after the date on which you cease to be a Service Provider (or, in the case of Shares which are acquired after the date on which you cease to be a Service Provider, then within ninety (90) days after the date on which such Shares are acquired), a notice in writing indicating the Company’s intention to exercise the Call Right and setting forth a date for closing not later than thirty (30) days from the mailing of such notice. The closing shall take place at the Company’s office. At the closing, the holder of the certificates for the Shares being transferred shall deliver the stock certificate or certificates evidencing the Shares, and the Company shall deliver the purchase price therefor.

At its option, the Company may elect to make payment for the Shares to a bank selected by the Company. The Company shall avail itself of this option by a notice in writing to you stating the name and address of the bank, date of closing, and waiving the closing at the Company’s office.

If the Company does not elect to exercise the Call Right conferred above by giving the requisite notice within the time provided herein, the Call Right shall terminate.

The Call Right shall terminate as to all Shares upon the Public Trading Date.

Drag-Along Sales

Notwithstanding any other provision of this Award, if the Company or its stockholders receive a bona fide arms’ length offer in writing from a third person or third persons who are not affiliates of the Company (a “Third Party”) (i) to purchase all or substantially all of the Shares of Common Stock of the Company, (ii) to effect a business combination of the Company with such Third Party or a subsidiary of such Third Party, or (iii) to purchase or otherwise acquire all or substantially all the assets of the Company (any of the transactions described in clauses (i), (ii) or (iii), an “Acquisition Proposal”), and the Company or such stockholders desire to accept or cause the Company to accept such Acquisition Proposal, then, upon the demand of the Company (the “Drag-Along Right”), you shall be required, as the case may be (x) to sell to such Third Party a number of Shares of Common Stock owned by you, if any, equal to the number of Shares specified in the applicable Drag-Along Notice (as defined below) (it being expressly agreed and understood that in connection with any Acquisition Proposal for less than 100% of the total outstanding Shares of the Company’s Common Stock, you shall be required to sell that percentage of your Shares of Common Stock equal to the percentage of Shares of Common Stock of the Company being sold in connection with such Acquisition Proposal), for the same consideration and on the same purchase terms and conditions as the Company or such stockholders, as applicable, and such Third Party have agreed with respect to the Company’s Common

5

Stock generally in such transaction, and (y) to vote all of the capital stock beneficially owned by you in favor of such Acquisition Proposal and take all other necessary or desirable actions within your control (including, without limitation, by attending meetings in person or by proxy for the purpose of obtaining a quorum, executing written consents in lieu of meetings and refraining from exercising appraisal rights with respect to any such Acquisition Proposal), to cause the approval of such Acquisition Proposal; provided, that notwithstanding the foregoing, the liability for any indemnity obligations of you under such document shall be several and not joint and several, and, with respect to representations and warranties, shall not apply to any representations or warranties other than representations and warranties relating solely to you.

Prior to consummating any Acquisition Proposal, if the Company elects to exercise the Drag-Along Right, the Company shall provide you with written notice (the “Drag-Along Notice”) not more than thirty (30) nor less than ten (10) days prior to the proposed closing date (the “Drag-Along Sale Date”) therefor. The Drag-Along Notice shall be accompanied by a copy of any written agreement relating to the Acquisition Proposal and shall set forth, if applicable: (i) the proposed amount and form of consideration to be paid per Share of Common Stock of the Company and the terms and conditions of payment offered by the Third Party; (ii) the aggregate number of Shares of Common Stock outstanding as of the close of business on the day prior to the date of the Drag-Along Notice; (iii) the Drag-Along Sale Date; and (iv) confirmation that the Third Party has agreed to purchase your Shares of Common Stock in accordance with the terms hereof.

On the Drag-Along Sale Date, you, if a participant in the applicable Drag-Along Sale, (a) authorize the Company (or the Company’s transfer agent, if any) to record in the Company’s books and records the transfer of all of your Shares of Common Stock included in such Drag-Along Sale which are not represented by one or more certificates, from you to the purchaser in the Drag-Along Sale and (b) shall deliver all certificates, if any, which represent Shares of Common Stock owned by you included in such Drag-Along Sale, duly endorsed for transfer with signatures guaranteed, to the purchaser in the Drag-Along Sale, in the manner and at the address indicated in the Drag-Along Notice, in each case against delivery of the purchase price for such Shares of Common Stock. In addition, you, if a participant in the applicable Drag-Along Sale, shall take all action as the Company or the purchaser in the Drag-Along Sale shall reasonably request as necessary to vest in the purchaser in the Drag-Along Sale all Shares of Common Stock owned by you included in such Drag Along Sale, whether in certificated or uncertificated form, free and clear of all liens, charges and encumbrances of any kind.

You shall cooperate in good faith with the Company in connection with the consummation of the Drag-Along Sale, including, without limitation, by executing a document containing customary representations, warranties,

6

indemnities and agreements as requested by any Third Party in connection with the Drag-Along Sale.

These Drag-Along Sale provisions shall terminate as to all Shares of Common Stock owned by you upon the Public Trading Date.

Code Section 83(b) Election

You represent and warrant that you understand the Federal, state and local income tax consequences of the granting of this Restricted Stock. Under Section 83 of the Code, the Fair Market Value of the Restricted Stock on the date any forfeiture restrictions applicable to such Restricted Stock lapse will be reportable as ordinary income at that time. For this purpose, “forfeiture restrictions” include surrender to the Company of unvested Restricted Stock as described above. You may voluntarily elect to be taxed at the time the Restricted Stock is acquired to the extent that the Fair Market Value of the Restricted Stock exceeds the amount of consideration paid by you (if any) for such Restricted Stock at that time rather than when such Restricted Stock ceases to be subject to such forfeiture restrictions, by filing an election under Section 83(b) of the Code with the Internal Revenue Service within thirty (30) days after the Date of Award. A form for making this election is attached as Exhibit B hereto. Failure to make this filing within the thirty (30) day period will result in the recognition of ordinary income by you as the forfeiture restrictions lapse. YOU ACKNOWLEDGE THAT IT IS YOUR SOLE RESPONSIBILITY, AND NOT THE COMPANY’S, TO FILE A TIMELY ELECTION UNDER CODE SECTION 83(b), EVEN IF YOU REQUEST THE COMPANY OR ITS REPRESENTATIVES TO MAKE THIS FILING ON YOUR BEHALF. MOREOVER, YOU ARE RELYING SOLELY ON YOUR OWN ADVISORS WITH RESPECT TO THE DECISION AS TO WHETHER OR NOT TO FILE A CODE SECTION 83(b) ELECTION.

Leaves of Absence

For purposes of this Agreement, while you are a common-law employee, your status as a Service Provider does not terminate when you go on a bona fide leave of absence that was approved by the Company (or its Parent, Subsidiary or Affiliate) in writing, if the terms of the leave provide for continued service crediting, or when continued service crediting is required by applicable law. Your status as a Service Provider terminates in any event when the approved leave ends, unless you immediately return to active work.

The Company determines which leaves count for this purpose, and when your status as a Service Provider terminates for all purposes under the Plan.

Voting and Other Rights

Subject to the terms of this Agreement, you shall have all the rights and privileges of a stockholder of the Company while the Restricted Stock is held in escrow, including the right to vote and to receive dividends (if any).

Adjustments	In the event of a stock split, a stock dividend or a similar change in the

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Company stock, the number of outstanding Shares of Restricted Stock covered by this Award may be adjusted (and rounded down to the nearest whole number) pursuant to the Plan.

Restrictions on Issuance	The Company will not issue any Restricted Stock or Shares if the issuance of such Restricted Stock or Shares at that time would violate any law or regulation.

Notwithstanding anything to the contrary, this Award is granted on the condition that the Company’s Series A preferred stockholders approve the Plan. You understand and agree that this Award may not be settled (or dividends paid to you on any Shares subject to this Award) unless the Company’s Series A stockholders approve the Plan. If the Company’s Series A stockholders do not approve the Plan then this Award (and any accrued dividends) shall be forfeited without consideration.

Taxes and Withholding	You will be solely responsible for payment of any and all applicable taxes associated with this Award.

The delivery to you of any Shares will not be permitted unless and until you have satisfied any withholding or other taxes that may be due. [Any such tax withholding obligations may be settled by the Company withholding and retaining a portion of the Shares from the Shares that would otherwise be deliverable to you as of the vesting date and/or by Shares which have already been owned by you for more than six (6) months and which are surrendered to the Company. Such withheld or surrendered Shares will be applied to pay the withholding obligation by using the aggregate fair market value of the withheld or surrendered Shares as of the date of vesting. If Shares are withheld, then you will be delivered the net amount of vested Shares after the Share withholding has been effected and you will not receive the withheld Shares.]

Restrictions on Resale

By signing this Agreement, you agree not to sell any Shares acquired under this Award at a time when applicable laws, regulations or Company or underwriter trading policies or agreements prohibit the sale or issuance of Shares. The Company shall have the right to designate one or more periods of time, each of which shall not exceed one hundred eighty (180) days in length, during which any Shares acquired under this Award shall not be sold, if the Company determines (in its sole discretion) that such limitation on sale could in any way facilitate a lessening of any restriction on transfer pursuant to the Securities Act or any state securities laws with respect to any issuance of securities by the Company, facilitate the registration or qualification of any securities by the Company under the Securities Act or any state securities laws, or facilitate the perfection of any exemption from the registration or qualification requirements of the Securities Act or any applicable state securities laws for the issuance or transfer of any securities.

If the sale of Shares acquired under this Award is not registered under the

8

Securities Act, but an exemption is available which requires an investment representation or other representation and warranty, you shall represent and agree that the Shares being acquired are being acquired for investment, and not with a view to the sale or distribution thereof, and shall make such other representations and warranties as are deemed necessary or appropriate by the Company and its counsel.

Legends	All certificates representing the Common Stock issued under this Award may, where applicable, have endorsed thereon the following legend and any other legend the Company determines appropriate:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND OPTIONS TO PURCHASE SUCH SHARES SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE REGISTERED HOLDER, OR HIS OR HER PREDECESSOR IN INTEREST. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY AND WILL BE FURNISHED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY BY THE HOLDER OF RECORD OF THE SHARES REPRESENTED BY THIS CERTIFICATE.”

“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED, OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.”

No Retention Rights

This Agreement is not an employment agreement and does not give you the right to be retained by the Company (or its Parents, Subsidiaries or Affiliates) and you agree that you are an employee-at-will. The Company (or its Parents, Subsidiaries or Affiliates) reserves the right to terminate your status as a Service Provider at any time and for any reason.

Notice

Any notice to be given or delivered to the Company relating to this Agreement shall be in writing and addressed to the Company at its principal corporate offices. Any notice to be given or delivered to you relating to this Agreement shall be in writing and addressed to you at such address of which you advise the Company in writing. All notices shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of California.

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In consideration of the Company granting you this Restricted Stock, please acknowledge your agreement to fully comply with all of the terms and provisions contained herein by signing this Agreement on the cover page and returning it promptly to:

LegalZoom.com, Inc.

Attention: [          ], Secretary

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EXHIBIT A

ASSIGNMENT SEPARATE FROM CERTIFICATE

FOR VALUE RECEIVED and pursuant to that certain Stock Award Agreement dated as of [                  ], the undersigned hereby sells, assigns and transfers unto [            ] shares of the Common Stock of LegalZoom.com, Inc., a Delaware corporation, standing in the undersigned’s name on the books of said corporation represented by certificate No.                         , herewith, and does hereby irrevocably constitute and appoint                            attorney-in-fact to transfer the said stock on the books of the said corporation with full power of substitution in the premises.

Dated: [Month] [Day], 20

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EXHIBIT B

ELECTION UNDER SECTION 83(b) OF

THE INTERNAL REVENUE CODE

The undersigned hereby makes an election pursuant to Section 83(b) of the Internal Revenue Code with respect to the property described below and supplies the following information in accordance with the regulations promulgated thereunder:

1.	The name, address and social security number of the undersigned:

Social Security No. :

2.	Description of property with respect to which the election is being made:

shares of common stock of LegalZoom.com, Inc. (the “Company”).

3.	The date on which the property was transferred is , [YEAR].

4.	The taxable year to which this election relates is calendar year [YEAR].

5.	Nature of restrictions to which the property is subject:

The shares of stock are subject to the provisions of a Stock Award Agreement (the “Agreement”) between the undersigned and the Company. The shares of stock are subject to forfeiture under the terms of the Agreement.

6.	The Fair Market Value of the property at the time of transfer (determined without regard to any lapse restriction) was $ per share, [for a total of $ . ]

7.	The amount paid by taxpayer for the property was $ .

8.	A copy of this statement has been furnished to the Company.

Dated: , [YEAR].

[Taxpayer’s Name]

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SECTION 83(b) ELECTIONS

This memorandum briefly describes certain aspects of Internal Revenue Code Section 83 and Section 83 (b) elections as they exist under current law. A form of election is attached. The effect of making the election is that it permits the employee or consultant to include in his or her gross income, in his or her taxable year in which unvested shares are transferred, the excess, if any, of (i) the Fair Market Value of such shares at the time of transfer (determined without regard to restrictions other than those which will never lapse), over (ii) the amount (if any) paid for such shares.

By making the Section 83(b) election, subsequent appreciation in the value of the shares generally will be taxed as a capital gain, rather than as compensation. Also, appreciation that occurs after the transfer but prior to vesting will not be taxed until the shares are sold. Finally, such subsequent appreciation may be deferred if transfer occurs in a tax-free reorganization or may go untaxed altogether if a stepped-up basis results from transfer by reason of death. However, if the shares are forfeited the employees or consultants who made the election can only deduct a loss to the extent the amount received (if any) on forfeiture is less than the amount paid (if any) for such shares. Thus, such employees or consultants are precluded from recovering the tax paid with respect to any reported compensation income. Moreover, any loss recognized will generally be a capital loss which can only offset capital gains plus $3,000 of ordinary income ($1,500 in the case of married individuals filing a separate return).

In the absence of an election, the employee or consultant who receives unvested shares does not recognize any income until such shares vest. In the taxable year in which any shares vest such employee or consultant will recognize compensation income equal to the excess, if any, of (i) the Fair Market Value of the vested shares on the vesting date, over (ii) the amount (if any) paid for such shares. If the shares are forfeited the employee or consultant will recognize ordinary loss to the extent the amount received on forfeiture is less than the amount paid for such shares.

The election must be made not later than thirty (30) days after the date of transfer of the shares to the employee or consultant. The election is to be filed with the Internal Revenue Service Center with which the employee or consultant files his or her return. In general, the election is irrevocable.

Each filing should be made by certified mail with the sender’s receipt postmarked at the time of mailing to establish proof of filing. Also, one copy of the election should be filed with the company. Finally, one copy of the election must be submitted with the employee’s federal income tax returns for the taxable year in which the shares are transferred. Although the election must be made within thirty (30) days of the date of transfer of the shares, the tax, if any, arising out of the election need not be paid until the employee or consultant files his or her tax return for the tax year of transfer (subject to the withholding rules discussed below).

The company should be entitled to a tax deduction for federal income tax purposes equal to the amount, if any, included in the gross income of the employees or consultants receiving the shares. Any deduction is allowed for the taxable year of the company

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in which or with which ends the taxable year in which the amount was included in the gross income of the employee or consultant.

While it may be desirable from a tax standpoint for employees and consultants to make an 83(b) election at the time unvested shares are acquired, the matter should be reviewed by each employee or consultant with his or her tax adviser.

The foregoing is intended only as a general summary of the tax consequences of Section 83(b) elections.

[Remainder Intentionally Left Blank.]

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EXHIBIT C

LEGALZOOM.COM, INC.

INVESTMENT REPRESENTATION STATEMENT

PARTICIPANT	:

COMPANY	:	LEGALZOOM.COM, INC.

SECURITY	:	COMMON STOCK

AMOUNT	:

DATE	:

In connection with the purchase of the above-listed shares of Common Stock (the “Securities”) of LegalZoom.com, Inc. (the “Company”), I represent to the Company the following:

1.                                       I am aware of the Company’s business affairs and financial condition and have acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Securities. I am acquiring these Securities for investment for my own account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

2.                                       I acknowledge and understand that the Securities constitute “restricted securities” under the Securities Act and have not been registered under the Securities Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of my investment intent as expressed herein. I understand that the Securities must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. I further acknowledge and understand that the Company is under no obligation to register the Securities. I understand that the certificate evidencing the Securities will be imprinted with a legend which prohibits the transfer of the Securities unless they are registered or such registration is not required in the opinion of counsel satisfactory to the Company and any other legend required under applicable state securities laws.

3.                                       I am familiar with the provisions of Rule 701 and Rule 144, each promulgated under the Securities Act, which, in substance, permit limited public resale of “restricted securities” acquired, directly or indirectly from the issuer thereof, in a non-public offering subject to the satisfaction of certain conditions. Rule 701 provides that if the issuer qualifies under Rule 701 at the time of the grant of the Securities to me, the exercise will be exempt from registration under the Securities Act. In the event the Company becomes subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, ninety (90) days thereafter (or such longer period as any market stand-off agreement may require) the Securities exempt under Rule 701 may be resold, subject to the satisfaction of certain of the conditions specified by Rule 144, including: (1) the resale being made through a broker in an unsolicited “broker’s transaction” or in transactions directly with a market maker (as said term is defined under the Securities Exchange Act of 1934); and, in the case of an affiliate, (2) the availability of certain public information about the Company, (3) the amount of Securities being sold during any three (3) month period not exceeding the limitations specified in Rule 144(e), and (4) the timely filing of a Form 144, if applicable.

In the event that the Company does not qualify under Rule 701 at the time of grant of the Securities, then the Securities may be resold in certain limited circumstances subject to the provisions of Rule 144, which generally requires (i) if the Company has not been subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act for at least ninety (90) days then the resale must occur not less than one (1) year after the later of the date the Securities were sold by the Company or the date the Securities were sold by an affiliate of the Company, within the meaning of Rule 144, or (ii) if the Company has been subject to the reporting requirements of

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Section 13 or 15(d) of the Exchange Act for at least ninety (90) days then the resale must occur not less than six (6) months after the later of the date the Securities were sold by the Company or the date the Securities were sold by an affiliate of the Company, within the meaning of Rule 144; and, depending on whether Securities being sold are by an affiliate or non-affiliate of the Company along with other facts, the satisfaction of some or all of the conditions set forth in Sections (1), (2), (3) and (4) of the paragraph immediately above.

4.                                       I further understand that in the event all of the applicable requirements of Rule 701 or 144 are not satisfied, registration under the Securities Act, compliance with Regulation A, or some other registration exemption will be required; and that, notwithstanding the fact that Rules 144 and 701 are not exclusive, the Staff of the Securities and Exchange Commission has expressed its opinion that persons proposing to sell private placement securities other than in a registered offering and otherwise than pursuant to Rules 144 or 701 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales, and that such persons and their respective brokers who participate in such transactions do so at their own risk. I understand that no assurances can be given that any such other registration exemption will be available in such event.

5.                                       I understand and acknowledge that the Company will rely upon the accuracy and truth of the foregoing representations and I hereby consent to such reliance.

Signature of Participant:

Date:

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LEGALZOOM.COM, INC.

2010 STOCK INCENTIVE PLAN

STOCK OPTION AGREEMENT

Pursuant to the LegalZoom.com, Inc [            ] 2010 Stock Incentive Plan (the “Plan”), LegalZoom.com, Inc. (the “Company”) hereby grants to the Optionee listed below (“Optionee”), an option (the “Option”) to purchase the number of shares of the Company’s Common Stock set forth below (the “Shares”), subject to the terms and conditions of the Plan and this Stock Option Agreement. All capitalized terms used in this Stock Option Agreement without definition shall have the meanings ascribed to such terms in the Plan.

I.                                         NOTICE OF STOCK OPTION GRANT

Optionee:	[ ]

Date of Grant:	[ ]

First Vest Date:	[ ]

Exercise Price per Share:	$[ ]

Total Number of Shares Granted:	[ ]

Total Exercise Price:	$[ ]

Term/Expiration Date:	[10 yrs from Grant Date]

Type of Option:	☐ Incentive Stock Option	☒ Non-Qualified Stock Option

Vesting Schedule:	This Option shall vest according to the following schedule:

Subject to the termination provisions of this Stock Option Agreement and the Plan, the options granted herein shall vest 25% on the First Vest Date set forth above (the “First Vest Date”) and then the remaining 75% shall vest in equal annual installments over the next three (3) years following the First Vest Date. In the event the Optionee’s employment is terminated, the vesting shall cease and the unvested options shall terminate.

Termination Period:

Except in the event of a termination of Optionee’s service by the Company for Cause, this Option may be exercised, to the extent vested, for thirty (30) days after Optionee ceases to be a Service Provider, or such longer period as may be applicable upon the death or disability of Optionee as provided herein, but in no event later than the Term/Expiration Date stated above. In the event that Optionee’s service with the Company is terminated by the Company for Cause, the Option shall terminate without consideration with respect to all Shares subject thereto (whether vested or unvested) as of the start of business on the date of such termination. For purposes herein, the term “Service Provider” means that the Optionee (i) is an employee of the Company, or (ii) provides certain services to the Company as an independent contractor, consultant, joint venture or other similar arrangement, where the continuing provision of such service is a contingency upon which continued vesting of the Option is dependent.

II.                                     AGREEMENT

1.                                       Grant of Option. The Company hereby grants to Optionee an Option to purchase the number of Shares set forth in the Notice of Grant, at the exercise price per Share set forth in the Notice of Grant (the “Exercise Price”). Notwithstanding anything to the contrary anywhere else in this Stock Option Agreement, the Option is subject to the terms, definitions and provisions of the Plan adopted by the Company, which is incorporated herein by reference.

If designated in the Notice of Grant as an Incentive Stock Option, this Option is intended to qualify as an Incentive Stock Option as defined in Section 422 of the Code; provided, that to the extent that the aggregate Fair Market Value of stock with respect to which incentive stock options (within the meaning of Code Section 422, but without regard to Code Section 422(d)), including this Option, become exercisable for the first time by Optionee during any calendar year (under the Plan and all other incentive stock option plans of the Company or any “parent corporation” or “subsidiary corporation” thereof within the meaning of Section 424(e) and 424(f), respectively, of the Code) exceeds $100,000, such options shall not be treated as qualifying under Code Section 422, but rather shall be treated as Non-Qualified Stock Options to the extent required by Code Section 422. The rule set forth in the preceding sentence shall be applied by taking options into account in the order in which they were granted. For purposes of these rules, the Fair Market Value of stock shall be determined as of the time the option with respect to such stock is granted.

2.                                       Exercise of Option. This Option is exercisable as follows:

(a)                                  Right to Exercise.

(i)                                     This Option shall be exercisable cumulatively according to the vesting schedule set forth in the Notice of Grant. For purposes of this Stock Option Agreement, Shares subject to this Option shall vest based on Optionee’s continued status as a Service Provider.

(ii)                                  This Option may not be exercised for a fraction of a Share.

(iii)                               In the event of Optionee’s death, disability or other termination of Optionee’s status as a Service Provider, the exercisability of the Option shall be governed by Sections 7, 8, 9 and 10 below.

(iv)                              In no event may this Option be exercised after the date of expiration of the term of this Option as set forth in the Notice of Grant.

(b)                                 Method of Exercise. This Option shall be exercisable by written notice (substantially in the form attached hereto as Exhibit A). Such notice must state the number of

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Shares for which the Option is being exercised and contain such other representations and agreements with respect to such Shares as may be required by the Company pursuant to the provisions of the Plan. The notice must be signed by Optionee and shall be delivered in person or by certified mail to the Secretary of the Company. The notice must be accompanied by payment of the Exercise Price plus payment of any applicable withholding tax. This Option shall be deemed to be exercised upon receipt by the Company of such written notice accompanied by the Exercise Price and payment of any applicable withholding tax.

No Shares shall be issued pursuant to the exercise of this Option unless such issuance and such exercise comply with all relevant provisions of law and the requirements of any stock exchange upon which the Shares may then be listed. Assuming such compliance, for income tax purposes, the Shares shall be considered transferred to Optionee on the date on which the Option is exercised with respect to such Shares.

3.                                       Optionee’s Representations. If the Shares purchasable pursuant to the exercise of this Option have not been registered under the Securities Act or any applicable state laws at the time this Option is exercised, Optionee shall, if required by the Company, concurrently with the exercise of all or any portion of this Option, deliver to the Company his or her Investment Representation Statement in the form attached hereto as Exhibit B and shall make such other written representations as are deemed necessary or appropriate by the Company and/or its counsel.

4.                                       Lock-Up Period. Optionee hereby agrees that, if so requested by the Company or any representative of the underwriters (the “Managing Underwriter”) in connection with any registration of the offering of any securities of the Company under the Securities Act or any applicable state laws, Optionee shall not sell or otherwise transfer any Shares or other securities of the Company during (a) the 180-day period (or such longer period as may be requested in writing by the Managing Underwriter and agreed to in writing by the Company) following the effective date of a registration statement of the Company filed under the Securities Act in connection with the Company’s initial public offering of Common Stock, or (b) the 90-day period following the effective date of a registration statement filed by the Company under the Securities Act in connection with any other public offering of Common Stock (in either case, the “Market Standoff Period”). The Company may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of such Market Standoff Period and these restrictions shall be binding on any transferee of such Shares.

5.                                       Method of Payment. Payment of the Exercise Price shall be by (a) cash, (b) check or (c) with the consent of the Administrator, (i) a full recourse promissory note bearing interest (at no less than such rate as is a market rate of interest and which then precludes the imputation of interest under the Code), payable upon such terms as may be prescribed by the Administrator, and structured to comply with Applicable Laws, (ii) other Shares which have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option shall be exercised, (iii) surrendered Shares then issuable upon exercise of the Option having a Fair Market Value on the date of exercise equal to the aggregate exercise price of the Option or exercised portion thereof, (iv) property of any kind which constitutes good and valuable consideration, (v) delivery of a notice that Optionee has placed a market sell order with a broker with respect to Shares then issuable upon exercise of the Option and that the broker has

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been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the Option exercise price, provided, that payment of such proceeds is then made to the Company upon settlement of such sale, or (vi) any combination of the foregoing methods of payment.

6.                                       Restrictions on Exercise. This Option may not be exercised until the Plan has been approved by the stockholders of the Company. If the issuance of Shares upon such exercise or if the method of payment for such shares would constitute a violation of any applicable federal or state securities or other law or regulation, then the Option may also not be exercised. The Company may require Optionee to make any representation and warranty to the Company as may be required by any applicable law or regulation before allowing the Option to be exercised.

7.                                       Termination of Relationship. If Optionee ceases to be a Service Provider (other than by reason of a termination by the Company for Cause or Optionee’s death or the total and permanent disability of Optionee as defined in Code Section 22(e)(3)), to the extent vested as of the date on which Optionee ceases to be a Service Provider (taking into account any vesting that may occur in connection with such termination), the Option shall remain exercisable for a period of thirty (30) days immediately following such date of termination (but in no event later than the expiration date of the term of the Option as set forth in the Notice of Grant). To the extent that the Option is not vested as of the date on which Optionee ceases to be a Service Provider, or if Optionee does not exercise the Option within the time specified herein, the Option shall terminate.

8.                                       Termination for Cause. If Optionee ceases to be a Service Provider by reason of a termination by the Company for Cause, the Option shall terminate as of the start of business on the date of Optionee’s termination, regardless of whether the Option is then vested and/or exercisable with respect to any Shares.

9.                                       Disability of Optionee. If Optionee ceases to be a Service Provider as a result of his or her total and permanent disability as defined in Code Section 22(e)(3), the Option, to the extent vested as of the date on which Optionee ceases to be a Service Provider, shall remain exercisable for twelve (12) months from such date (but in no event later than the expiration date of the term of the Option as set forth in the Notice of Grant). To the extent that the Option is not vested as of the date on which Optionee ceases to be a Service Provider, or if Optionee does not exercise such Option within the time specified herein, the Option shall terminate.

10.                                 Death of Optionee. If Optionee ceases to be a Service Provider as a result of Optionee’s death, the Option, to the extent vested as of the date of death, shall remain exercisable for twelve (12) months following the date of death (but in no event later than the expiration date of the term of the Option as set forth in the Notice of Grant) by Optionee’s estate or by a person who acquires the right to exercise the Option by bequest or inheritance. To the extent that the Option is not vested as of the date of death, or if the Option is not exercised within the time specified herein, the Option shall terminate.

11.                                 Non-Transferability of Option. This Option may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by laws of descent or distribution. It may be exercised during the lifetime of Optionee only by Optionee. The terms

4

of this Option shall be binding upon the executors, administrators, heirs, successors and assigns of Optionee.

12.                                 Term of Option. This Option may be exercised only within the term set forth in the Notice of Grant.

13.                                 Restrictions on Shares. Optionee hereby agrees that Shares purchased upon the exercise of the Option shall be subject to such terms and conditions as the Administrator shall determine in its sole discretion, including, without limitation, restrictions on the transferability of Shares, the right of the Company to repurchase Shares, the right of the Company to require that Shares be transferred in the event of certain transactions, a right of first refusal in favor of the Company with respect to permitted transfers of Shares, tag-along rights and bring-along rights. Such terms and conditions may, in the Administrator’s sole discretion, be contained in the Exercise Notice with respect to the Option or in such other agreement as the Administrator shall determine and which Optionee hereby agrees to enter into at the request of the Company.

14.                                 Code Section 409 A. Without limiting the generality of any other provision of this Agreement, Section 23 of the Plan pertaining to Code Section 409 A is hereby explicitly incorporated into this Agreement.

15.                                 No Right to Employment. Nothing in the Plan or in this Stock Option Agreement shall confer upon Optionee any right to continue as an Employee, Director or Consultant of the Company or any Parent or Subsidiary, or shall interfere with or restrict in any way the rights of the Company or any Parent or Subsidiary, which are hereby expressly reserved, to discharge Optionee at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in a written employment agreement between Optionee and the Company or any Parent or Subsidiary.

(Signature Page Follows)

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This Stock Option Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall constitute one document.

LEGALZOOM, INC.

By:
Name:	Charles Rampenthal
Title:	Vice President and General Counsel

OPTIONEE ACKNOWLEDGES AND AGREES THAT THE VESTING OF SHARES PURSUANT TO THE OPTION HEREOF IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER AT THE WILL OF THE COMPANY (NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS OPTION OR ACQUIRING SHARES HEREUNDER). OPTIONEE FURTHER ACKNOWLEDGES AND AGREES THAT NOTHING IN THIS STOCK OPTION AGREEMENT, NOR IN THE COMPANY’S 2010 STOCK INCENTIVE PLAN WHICH IS INCORPORATED HEREIN BY REFERENCE, SHALL CONFER UPON OPTIONEE ANY RIGHT WITH RESPECT TO CONTINUATION AS A SERVICE PROVIDER OF THE COMPANY OR ANY PARENT OR SUBSIDIARY, NOR SHALL IT INTERFERE IN ANY WAY WITH OPTIONEE’S RIGHT OR THE COMPANY’S RIGHT TO TERMINATE OPTIONEE’S RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE AND WITH OR WITHOUT PRIOR NOTICE.

Optionee acknowledges receipt of a copy of the Plan and represents that he or she is familiar with the terms and provisions thereof. Optionee hereby accepts this Option subject to all of the terms and provisions hereof. Optionee has reviewed the Plan and this Option in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Option and fully understands all provisions of the Option. Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan or this Option. Optionee further agrees to notify the Company upon any change in the residence address indicated below.

Dated:	By:
	Name:	[Optionee Name]

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EXHIBIT A

LEGALZOOM, INC.

2010 STOCK INCENTIVE PLAN

EXERCISE NOTICE

LegalZoom.com, Inc.

Attention: Stock Administration

1.                                       Exercise of Option. Effective as of today,                                ,            , the undersigned (“Optionee”) hereby elects to exercise Optionee’s option to purchase                    shares of the Common Stock (the “Shares”) of LegalZoom.com, Inc. (the “Company”) under and pursuant to the LegalZoom.com, Inc. 2010 Stock Incentive Plan (the “Plan”) and the Stock Option Agreement dated                                (the “Option Agreement”). Capitalized terms used herein without definition shall have the meanings given in the Option Agreement.

Date of Grant:	[DATE]

Number of Shares Exercised:

Exercise Price per Share:	$ [ ]

Total Exercise Price:	$ [ ]

Certificate to be issued in name of:

Type of Option:	☐ Incentive Stock Option	☐ Non-Qualified Stock Option

2.                                       Representations of Optionee. Optionee acknowledges that Optionee has received, read and understood the Plan and the Option Agreement. Optionee agrees to abide by and be bound by their terms and conditions.

3.                                       Rights as Stockholder. Until the stock certificate evidencing such Shares is issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to Shares subject to the Option, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such stock certificate within a reasonable time after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date on which the stock certificate is issued, except as provided in Section 16 of the Plan. Optionee shall enjoy rights as a stockholder until such time as Optionee disposes of the Shares or the Company and/or its assignee(s) exercises the Right of First Refusal, Call Right or Drag-Along Right hereunder (each as defined below). Upon such disposal or exercise, Optionee shall have no further rights as a holder of the Shares so purchased except the right to receive payment for the Shares so purchased in accordance with the provisions of this Agreement, and Optionee shall forthwith cause the certificate(s) evidencing the Shares so purchased to be surrendered to the Company for transfer or cancellation.

4.                                       Optionee’s Rights to Transfer Shares.

(a)                                  Company’s Right of First Refusal. Before any Shares held by Optionee or any permitted transferee (each, a “Holder”) may be sold, pledged, assigned, hypothecated, transferred, or otherwise disposed of (including transfer by gift or operation of law and, collectively, “Transfer” or “Transferred”), the Company or its assignee(s) shall have a right of first refusal to purchase the Shares on the terms and conditions set forth in this Section (the “Right of First Refusal”).

(i)                                     Notice of Proposed Transfer. The Holder of the Shares shall deliver to the Company a written notice (the “Notice”) stating: (A) the Holder’s bona fide intention to sell or otherwise Transfer such Shares; (B) the name of each proposed purchaser or other transferee (“Proposed Transferee”); (C) the number of Shares to be Transferred to each Proposed Transferee; and (D) the bona fide cash price or other consideration for which the Holder proposes to Transfer the Shares (the “Offered Price”), and the Holder shall offer the Shares at the Offered Price to the Company or its assignee(s).

(ii)                                  Exercise of Right of First Refusal. Within thirty (30) days after receipt of the Notice, the Company and/or its assignee(s) may elect in writing to purchase all, but not less than all, of the Shares proposed to be Transferred to any one or more of the Proposed Transferees. The purchase price will be determined in accordance with paragraph (iii) below.

(iii)                               Purchase Price. The purchase price (the “Purchase Price”) for the Shares repurchased under this Section shall be the Offered Price. If the Offered Price includes consideration other than cash, the cash equivalent value of the non-cash consideration shall be determined by the Administrator in good faith.

(iv)                              Payment. Payment of the Purchase Price shall be made, at the option of the Company or its assignee(s), in cash (by check), by cancellation of all or a portion of any outstanding indebtedness of the Holder to the Company (or, in the case of repurchase by an assignee, to the assignee), or by any combination thereof within thirty (30) days after receipt of the Notice or in the manner and at the times set forth in the Notice.

(v)                                 Holder’s Right to Transfer. If all of the Shares proposed in the Notice to be transferred to a given Proposed Transferee are not purchased by the Company and/or its assignee(s) as provided in this Section, then the Holder may sell or otherwise Transfer such Shares to that Proposed Transferee at the Offered Price or at a higher price, provided that such sale or other Transfer is consummated within one hundred twenty (120) days after the date of the Notice and provided further that any such sale or other Transfer is effected in accordance with any applicable securities laws and the Proposed Transferee agrees in writing that the provisions of this Section shall continue to apply to the Shares in the hands of such Proposed Transferee. If the Shares described in the Notice are not Transferred to the Proposed Transferee within such period, a new Notice shall be given to the Company, and the Company and/or its assignees shall again be offered the Right of First Refusal as provided herein before any Shares held by the Holder may be sold or otherwise Transferred.

(b)           Exception for Certain Family Transfers. Anything to the contrary contained in this Section notwithstanding, the Transfer of any or all of the Shares during the Optionee’s lifetime or on the Optionee’s death by will or intestacy to the Optionee’s Immediate Family (as defined below) or a trust for the benefit of the Optionee’s Immediate Family shall be exempt from the Right of First Refusal. As used herein, “Immediate Family” shall mean spouse, lineal descendant or antecedent, father, mother, brother or sister or stepchild (whether or not adopted). In such case, the transferee or other recipient shall receive and hold the Shares so Transferred subject to the provisions of this Section (including the Right of First Refusal) and there shall be no further Transfer of such Shares except in accordance with the terms of this Section.

(c)           Termination of Right of First Refusal. The Right of First Refusal shall terminate as to all Shares upon the date of the initial sale of Common Stock of the Company to the general public pursuant to a registration statement filed with and declared effective by the Securities and Exchange Commission under the Securities Act (an “Initial Public Offering”).

5.             Company Call Right.

(a)           If Optionee ceases to be a Service Provider for any reason, the Company shall have the right (but not the obligation) to purchase from Optionee, or Optionee’s personal representative, as the case may be, any or all of the Shares then owned by the Optionee (and any or all Shares acquired upon exercise of the Option after the date on which the Optionee ceases to be a Service Provider) at a per Share price equal to the Fair Market Value of a Share on the date on which the Optionee ceases to be a Service Provider (the “Call Right”).

(b)           The Company may exercise the Call Right by delivering personally or by registered mail to Optionee (or his or her transferee or legal representative, as the case may be), within ninety (90) days after the date on which Optionee ceases to be a Service Provider (or, in the case of Shares which are acquired after the date on which Optionee ceases to be a Service Provider, then within ninety (90) days after the date on which such Shares are acquired), a notice in writing indicating the Company’s intention to exercise the Call Right and setting forth a date for closing not later than thirty (30) days from the mailing of such notice. The closing shall take place at the Company’s office. At the closing, the holder of the certificates for the Shares being transferred shall deliver the stock certificate or certificates evidencing the Shares, and the Company shall deliver the purchase price therefor.

(c)           At its option, the Company may elect to make payment for the Shares to a bank selected by the Company. The Company shall avail itself of this option by a notice in writing to Optionee stating the name and address of the bank, date of closing, and waiving the closing at the Company’s office.

(d)           If the Company does not elect to exercise the Call Right conferred above by giving the requisite notice within the time provided in Subsection (b) above, the Call Right shall terminate.

(e)           The Call Right shall terminate as to all Shares upon the date of an Initial Public Offering.

6.                                       Drag-Along Sales.

(a)           Notwithstanding any other provision of this Agreement, if the Company or its stockholders receive a bona fide arms’ length offer in writing from a third person or third persons who are not affiliates of the Company (a “Third Party”) (i) to purchase all or substantially all of the shares of Common Stock of the Company, (ii) to effect a business combination of the Company with such Third Party or a subsidiary of such Third Party, or (iii) to purchase or otherwise acquire all or substantially all the assets of the Company (any of the transactions described in clauses (i), (ii) or (iii), an “Acquisition Proposal”), and the Company or such stockholders desire to accept or cause the Company to accept such Acquisition Proposal, then, upon the demand of the Company (the “Drag-Along Right”), Optionee shall be required, as the case may be (x) to sell to such Third Party a number of shares of Common Stock owned by Optionee, if any, equal to the number of shares specified in the applicable Drag-Along Notice (as defined below) (it being expressly agreed and understood that in connection with any Acquisition Proposal for less than 100% of the total outstanding shares of the Company’s Common Stock, Optionee shall be required to sell that percentage of his or her shares of Common Stock equal to the percentage of shares of Common Stock of the Company being sold in connection with such Acquisition Proposal), for the same consideration and on the same purchase terms and conditions as the Company or such stockholders, as applicable, and such Third Party have agreed with respect to the Company’s Common Stock generally in such transaction, and (y) to vote all of the capital stock beneficially owned by Optionee in favor of such Acquisition Proposal and take all other necessary or desirable actions within Optionee’s control (including, without limitation, by attending meetings in person or by proxy for the purpose of obtaining a quorum, executing written consents in lieu of meetings and refraining from exercising appraisal rights with respect to any such Acquisition Proposal), to cause the approval of such Acquisition Proposal; provided, that notwithstanding the foregoing, the liability for any indemnity obligations of Optionee under such document shall be several and not joint and several, and, with respect to representations and warranties, shall not apply to any representations or warranties other than representations and warranties relating solely to Optionee.

(b)           Prior to consummating any Acquisition Proposal, if the Company elects to exercise the Drag-Along Right, the Company shall provide Optionee with written notice (the “Drag-Along Notice”) not more than thirty (30) nor less than ten (10) days prior to the proposed closing date (the “Drag-Along Sale Date”) therefor. The Drag-Along Notice shall be accompanied by a copy of any written agreement relating to the Acquisition Proposal and shall set forth, if applicable: (i) the proposed amount and form of consideration to be paid per share of Common Stock of the Company and the terms and conditions of payment offered by the Third Party; (ii) the aggregate number of shares of Common Stock outstanding as of the close of business on the day prior to the date of the Drag-Along Notice; (iii) the Drag-Along Sale Date; and (iv) confirmation that the Third Party has agreed to purchase Optionee’s shares of Common Stock in accordance with the terms hereof.

(c)           On the Drag-Along Sale Date, the Optionee, if a participant in the applicable Drag-Along Sale, (a) authorizes the Company (or the Company s transfer agent, if any) to record in the Company s books and records the transfer of all of Optionee’s shares of Common Stock included in such Drag-Along Sale which are not represented by one or more certificates, from Optionee to the purchaser in the Drag-Along Sale and (b) shall deliver all certificates, if any, which represent shares of Common Stock owned by Optionee included in such Drag-Along Sale, duly endorsed for transfer with signatures guaranteed, to the purchaser in the Drag-Along Sale, in the manner and at the address indicated in the Drag-Along Notice, in each case against delivery of the purchase price for such shares of Common Stock. In addition, the Optionee, if a participant in the applicable Drag-Along Sale, shall take all action as the Company or the purchaser in the Drag-Along Sale shall reasonably request as necessary to vest in the purchaser in the Drag-Along Sale all shares of Common Stock owned by Optionee included in such Drag Along Sale, whether in certificated or uncertificated form, free and clear of all liens, charges and encumbrances of any kind.

(d)           Optionee shall cooperate in good faith with the Company in connection with the consummation of the Drag-Along Sale, including, without limitation, by executing a document containing customary representations, warranties, indemnities and agreements as requested by any Third Party in connection with the Drag-Along Sale.

(e)           The provisions of this Section 6 shall terminate as to all shares of Common Stock owned by Optionee upon the date of an Initial Public Offering.

7.             Tax Consultation. Optionee understands that Optionee may suffer adverse tax consequences as a result of Optionee’s purchase or disposition of the Shares. Optionee represents that Optionee has consulted with any tax consultants Optionee deems advisable in connection with the purchase or disposition of the Shares and that Optionee is not relying on the Company for any tax advice.

8.             Lock-Up Period. Optionee hereby agrees that if so requested by the Company or any representative of the underwriters (the “Managing Underwriter”) in connection with any registration of the offering of any securities of the Company under the Securities Act or any applicable state laws, Optionee shall not sell or otherwise transfer any Shares or other securities of the Company during (a) the 180-day period (or such longer period as may be requested in writing by the Managing Underwriter and agreed to in writing by the Company) following the effective date of a registration statement of the Company filed under the Securities Act in connection with the Company’s initial public offering of Common Stock, or (b) the 90-day period following the effective date of a registration statement filed by the Company under the Securities Act in connection with any other public offering of Common Stock (in either case, the “Market Standoff Period”). The Company may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of such Market Standoff Period and these restrictions shall be binding on any transferee of such Shares.

9.             Restrictive Legends and Stop-Transfer Orders.

(a)           Legends. Optionee understands and agrees that the Company shall cause the legends set forth below or legends substantially similar thereto, to be placed upon any certificate(s) evidencing ownership of the Shares together with any other legends that may be required by state or federal securities laws:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) OR ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT AND SUCH LAWS OR, IN THE OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE THEREWITH.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND RIGHT OF FIRST REFUSAL OPTIONS HELD BY THE ISSUER OR ITS ASSIGNEE(S) AS SET FORTH IN THE EXERCISE NOTICE BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SHARES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE ISSUER. SUCH TRANSFER RESTRICTIONS AND RIGHT OF FIRST REFUSAL ARE BINDING ON TRANSFEREES OF THESE SHARES.

(b)           Stop-Transfer Notices. Optionee agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

(c)           Refusal to Transfer. The Company shall not be required (i) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of such Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Shares shall have been so transferred.

10.           Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Agreement shall be binding upon Optionee and his or her heirs, executors, administrators, successors and assigns.

11.           Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by Optionee or by the Company forthwith to the Administrator, which shall review such dispute at its next regular meeting. The resolution of such a dispute by the Administrator shall be final and binding on the Company and on Optionee.

12.           Governing Law; Severability. This Agreement shall be governed by and construed in accordance with the laws of the State of California excluding that body of law pertaining to conflicts of law. Should any provision of this Agreement be determined by a court of law to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable.

13.           Notices. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or upon deposit in the United States mail by certified mail, with postage and fees prepaid, addressed to the other party at its address as shown below beneath its signature, or to such other address as such party may designate in writing from time to time to the other party.

14.           Further Instruments. The parties agree to execute such further instruments and to take such further action as may be reasonably necessary to carry out the purposes and intent of this Agreement.

15.           Delivery of Payment. Optionee herewith delivers to the Company the full Exercise Price for the Shares, as well as any applicable withholding tax.

16.           Entire Agreement. The Plan and Option Agreement are incorporated herein by reference. This Agreement, the Plan, the Option Agreement and the Investment Representation Statement constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Optionee with respect to the subject matter hereof.

Accepted by:	Submitted by:

LEGALZOOM.COM, INC.	OPTIONEE

By:	By:
Name:	Name:
Title:	Address:

Date:	Date:

EXHIBIT B

INVESTMENT REPRESENTATION STATEMENT

OPTIONEE	:	[NAME]

COMPANY	:	LEGALZOOM.COM, INC.

SECURITY	:	COMMON STOCK

AMOUNT	:

DATE	:

In connection with the purchase of the above-listed shares of Common Stock (the “Securities”) of LegalZoom. com, Inc. (the “Company”), the undersigned (the “Optionee”) represents to the Company the following:

(a)           Optionee is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Securities. Optionee is acquiring these Securities for investment for Optionee’s own account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

(b)           Optionee acknowledges and understands that the Securities constitute “restricted securities” under the Securities Act and have not been registered under the Securities Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of Optionee’s investment intent as expressed herein. Optionee understands that the Securities must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Optionee further acknowledges and understands that the Company is under no obligation to register the Securities. Optionee understands that the certificate evidencing the Securities will be imprinted with a legend which prohibits the transfer of the Securities unless they are registered or such registration is not required in the opinion of counsel satisfactory to the Company and any other legend required under applicable state securities laws.

(c)           Optionee is familiar with the provisions of Rule 701 and Rule 144, each promulgated under the Securities Act, which, in substance, permit limited public resale of “restricted securities” acquired, directly or indirectly from the issuer thereof, in a non-public offering subject to the satisfaction of certain conditions. Rule 701 provides that if the issuer qualifies under Rule 701 at the time of the grant of the Option to Optionee, the exercise will be exempt from registration under the Securities Act. In the event the Company becomes subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, ninety

B-1

(90) days thereafter (or such longer period as any market stand-off agreement may require) the Securities exempt under Rule 701 may be resold, subject to the satisfaction of certain of the conditions specified by Rule 144, including: (1) the resale being made through a broker in an unsolicited “broker’s transaction” or in transactions directly with a market maker (as said term is defined under the Securities Exchange Act of 1934); and, in the case of an affiliate, (2) the availability of certain public information about the Company, (3) the amount of Securities being sold during any three (3) month period not exceeding the limitations specified in Rule 144(e), and (4) the timely filing of a Form 144, if applicable.

In the event that the Company does not qualify under Rule 701 at the time of grant of the Option, then the Securities may be resold in certain limited circumstances subject to the provisions of Rule 144, which generally requires (i) if the Company has not been subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act for at least ninety (90) days then the resale must occur not less than one (1) year after the later of the date the Securities were sold by the Company or the date the Securities were sold by an affiliate of the Company, within the meaning of Rule 144, or (ii) if the Company has been subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act for at least ninety (90) days then the resale must occur not less than (6) six months after the later of the date the Securities were sold by the Company or the date the Securities were sold by an affiliate of the Company, within the meaning of Rule 144; and, depending on whether Securities being sold are by an affiliate or non-affiliate of the Company along with other facts, the satisfaction of some or all of the conditions set forth in Sections (1), (2), (3) and (4) of the paragraph immediately above.

(d)           Optionee further understands that in the event all of the applicable requirements of Rule 701 or 144 are not satisfied, registration under the Securities Act, compliance with Regulation A, or some other registration exemption will be required; and that, notwithstanding the fact that Rules 144 and 701 are not exclusive, the Staff of the Securities and Exchange Commission has expressed its opinion that persons proposing to sell private placement securities other than in a registered offering and otherwise than pursuant to Rules 144 or 701 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales, and that such persons and their respective brokers who participate in such transactions do so at their own risk. Optionee understands that no assurances can be given that any such other registration exemption will be available in such event.

(e)           Optionee understands and acknowledges that the Company will rely upon the accuracy and truth of the foregoing representations and Optionee hereby consents to such reliance.

Signature of Optionee:

Date:

B-2

LEGALZOOM.COM, INC.

2010 STOCK INCENTIVE PLAN

STOCK UNIT AGREEMENT

LegalZoom.com, Inc., a Delaware corporation (the “Company”), hereby awards Stock Units to the Participant named below. The terms and conditions of the Award are set forth in this cover sheet, in the attached Stock Unit Agreement and in the LegalZoom.com, Inc. 2010 Stock Incentive Plan (the “Plan”).

Date of Award: ,	, 201

Name of Participant:

Participant’s Social Security Number: - -

Number of Stock Units Awarded:

By signing this cover sheet, you agree to all of the terms and conditions described in the attached Stock Unit Agreement and in the Plan. You are also acknowledging receipt of this Agreement and a copy of the Plan.

Participant:
(Signature)

Company:
(Signature)

Title:

Attachment

1

LEGALZOOM.COM, INC.

2010 STOCK INCENTIVE PLAN

STOCK UNIT AGREEMENT

The Plan and Other Agreements

The text of the Plan is incorporated in this Agreement by this reference. You and the Company agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement. Unless otherwise defined in this Agreement, certain capitalized terms used in this Agreement are defined in the Plan.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding this Award of Stock Units. Any prior agreements, commitments or negotiations are superseded.

Award of Stock Units	The Company awards you the number of Stock Units shown on the cover sheet of this Agreement. The Award is subject to the terms and conditions of this Agreement and the Plan.

Vesting

If you continuously remain a Service Provider, you will become [incrementally vested as to 25% of the total number of Stock Units awarded (rounded down to the nearest whole number), as shown above on the cover sheet, on each of the first four anniversaries of the Date of Award.] [ In addition, the total number of then unvested Stock Units subject to this Award shall become fully vested if (i) your status as a Service Provider is terminated without Cause by the Company or (ii) there is a Change in Control while you are a Service Provider.] Except as provided in the preceding sentence, in the event that your status as a Service Provider ceases prior to the fourth anniversary of the Date of Award, you will forfeit to the Company without consideration all of the unvested Stock Units subject to this Award.

Settlement

To the extent Stock Units become vested and subject to your satisfaction of any tax withholding obligations as discussed below, such vested Stock Units will entitle you to receive Shares which will be distributed to you within thirty (30) days of the applicable vesting date(s) in exchange for such vested Stock Units. Issuance of Shares shall be in complete satisfaction of such vested Stock Units. Such Stock Units shall be immediately cancelled and no longer outstanding and you shall have no further rights or entitlements related to those settled Stock Units.

Non- Transferability

Stock Units may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by laws of descent or distribution. This Award may be exercised during your lifetime by you only. The terms of this Award shall be binding upon your executors,

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administrators, heirs, successors and assigns.

Investment Representation

The Shares that you receive as payment pursuant to the exercise of this Award, and such Shares have not been registered under the Securities Act or any applicable state laws at the time this Award is exercised, you shall, if required by the Company, prior to the receipt of such Shares, deliver to the Company an “Investment Representation Statement” in the form attached hereto and shall make such other written representations as are deemed necessary or appropriate by the Company and/or its counsel.

The Company’s Right of First Refusal

In the event that you propose to sell, pledge, assign, hypothecate, transfer, or otherwise dispose of (including transfer by gift or operation of law and, collectively, “Transfer”) to a third party any Shares acquired under this Agreement, or any interest in such Shares, the Company or its assignee(s) shall have a right of first refusal to purchase the Shares on the terms and conditions set forth herein (the “Right of First Refusal”).

If you desire to transfer Shares acquired under this Agreement, you must deliver to the Company a written notice (the “Transfer Notice”) stating: (A) your bona fide intention to sell or otherwise Transfer such Shares; (B) the name of each proposed purchaser or other transferee (“Proposed Transferee”); (C) the number of Shares to be Transferred to each Proposed Transferee; and (D) the bona fide cash price or other consideration for which you propose to Transfer the Shares (the “Offered Price”), and you shall offer the Shares at the Offered Price to the Company or its assignee(s).

Within thirty (30) days after receipt of the Notice, the Company and/or its assignee(s) may elect in writing to purchase all, but not less than all, of the Shares proposed to be Transferred to any one or more of the Proposed Transferees.

The purchase price (the “Purchase Price”) for the Shares repurchased under this Section shall be the Offered Price. If the Offered Price includes consideration other than cash, the cash equivalent value of the non-cash consideration shall be determined by the Administrator in good faith. Payment of the Purchase Price shall be made, at the option of the Company or its assignee(s), in cash (by check), by cancellation of all or a portion of any outstanding indebtedness of you to the Company (or, in the case of repurchase by an assignee, to the assignee), or by any combination thereof within thirty (30) days after receipt of the Transfer Notice or in the manner and at the times set forth in the Transfer Notice.

If all of the Shares proposed in the Transfer Notice to be transferred to a given Proposed Transferee are not purchased by the Company and/or its assignee(s) as provided herein, then you may sell or otherwise Transfer such Shares to that Proposed Transferee at the Offered Price or at a higher price, provided that such sale or other Transfer is consummated within one

3

hundred twenty (120) days after the date of the Transfer Notice and provided further that any such sale or other Transfer is effected in accordance with any applicable securities laws and the Proposed Transferee agrees in writing that the provisions of this Section shall continue to apply to the Shares in the hands of such Proposed Transferee. If the Shares described in the Notice are not Transferred to the Proposed Transferee within such period, a new Transfer Notice shall be given to the Company, and the Company and/or its assignees shall again be offered the Right of First Refusal as provided herein before any Shares held by you may be sold or otherwise Transferred.

Anything to the contrary contained in the paragraphs above notwithstanding, the Transfer of any or all of the Shares during your lifetime or upon your death by will or intestacy to your Immediate Family (as defined below) or a trust for the benefit of your Immediate Family shall be exempt from the Right of First Refusal. As used herein, “Immediate Family” shall mean spouse, lineal descendant or antecedent, father, mother, brother or sister or stepchild (whether or not adopted). In such case, the transferee or other recipient shall receive and hold the Shares so Transferred subject to the provisions of this Section (including the Right of First Refusal) and there shall be no further Transfer of such Shares except in accordance with the terms of this Section.

The Right of First Refusal shall terminate as to all Shares upon the Public Trading Date.

Right of Repurchase

If your status as a Service Provider is terminated for any reason, the Company shall have the right (but not the obligation) to purchase from you, or your personal representative, as the case may be, any or all of the Shares that you have or will acquire under this Award (and any or all Shares acquired upon exercise of the Award after the date on which you cease to be a Service Provider) at a per Share price equal to the Fair Market Value of a Share on the date on which you cease to be a Service Provider (the “Call Right”).

The Company may exercise the Call Right by delivering to you (or your transferee or legal representative, as the case may be) personally or by registered mail within ninety (90) days after the date on which you cease to be a Service Provider (or, in the case of Shares which are acquired after the date on which you cease to be a Service Provider, then within ninety (90) days after the date on which such Shares are acquired), a notice in writing indicating the Company’s intention to exercise the Call Right and setting forth a date for closing not later than thirty (30) days from the mailing of such notice. The closing shall take place at the Company’s office. At the closing, the holder of the certificates for the Shares being transferred shall deliver the stock certificate or certificates evidencing the Shares, and the Company shall deliver the purchase price therefor.

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At its option, the Company may elect to make payment for the Shares to a bank selected by the Company. The Company shall avail itself of this option by a notice in writing to you stating the name and address of the bank, date of closing, and waiving the closing at the Company’s office.

If the Company does not elect to exercise the Call Right conferred above by giving the requisite notice within the time provided herein, the Call Right shall terminate.

The Call Right shall terminate as to all Shares upon the Public Trading Date.

Drag-Along Sales

Notwithstanding any other provision of this Award, if the Company or its stockholders receive a bona fide arms’ length offer in writing from a third person or third persons who are not affiliates of the Company (a “Third Party”) (i) to purchase all or substantially all of the Shares of Common Stock of the Company, (ii) to effect a business combination of the Company with such Third Party or a subsidiary of such Third Party, or (iii) to purchase or otherwise acquire all or substantially all the assets of the Company (any of the transactions described in clauses (i), (ii) or (iii), an “Acquisition Proposal”), and the Company or such stockholders desire to accept or cause the Company to accept such Acquisition Proposal, then, upon the demand of the Company (the “Drag-Along Right”), you shall be required, as the case may be (x) to sell to such Third Party a number of Shares of Common Stock owned by you, if any, equal to the number of Shares specified in the applicable Drag-Along Notice (as defined below) (it being expressly agreed and understood that in connection with any Acquisition Proposal for less than 100% of the total outstanding Shares of the Company’s Common Stock, you shall be required to sell that percentage of your Shares of Common Stock equal to the percentage of Shares of Common Stock of the Company being sold in connection with such Acquisition Proposal), for the same consideration and on the same purchase terms and conditions as the Company or such stockholders, as applicable, and such Third Party have agreed with respect to the Company’s Common Stock generally in such transaction, and (y) to vote all of the capital stock beneficially owned by you in favor of such Acquisition Proposal and take all other necessary or desirable actions within your control (including, without limitation, by attending meetings in person or by proxy for the purpose of obtaining a quorum, executing written consents in lieu of meetings and refraining from exercising appraisal rights with respect to any such Acquisition Proposal), to cause the approval of such Acquisition Proposal; provided, that notwithstanding the foregoing, the liability for any indemnity obligations of you under such document shall be several and not joint and several, and, with respect to representations and warranties, shall not apply to any representations or warranties other than representations and warranties relating solely to you.

Prior to consummating any Acquisition Proposal, if the Company elects to

5

exercise the Drag-Along Right, the Company shall provide you with written notice (the “Drag-Along Notice”) not more than thirty (30) nor less than ten (10) days prior to the proposed closing date (the “Drag-Along Sale Date”) therefor. The Drag-Along Notice shall be accompanied by a copy of any written agreement relating to the Acquisition Proposal and shall set forth, if applicable: (i) the proposed amount and form of consideration to be paid per Share of Common Stock of the Company and the terms and conditions of payment offered by the Third Party; (ii) the aggregate number of Shares of Common Stock outstanding as of the close of business on the day prior to the date of the Drag-Along Notice; (iii) the Drag-Along Sale Date; and (iv) confirmation that the Third Party has agreed to purchase your Shares of Common Stock in accordance with the terms hereof.

On the Drag-Along Sale Date, you, if a participant in the applicable Drag-Along Sale, (a) shall authorize the Company (or the Company’s transfer agent, if any) to record in the Company’s books and records the transfer of all of your Shares of Common Stock included in such Drag-Along Sale which are not represented by one or more certificates, from you to the purchaser in the Drag-Along Sale and (b) shall deliver all certificates, if any, which represent Shares of Common Stock owned by you included in such Drag-Along Sale, duly endorsed for transfer with signatures guaranteed, to the purchaser in the Drag-Along Sale, in the manner and at the address indicated in the Drag-Along Notice, in each case against delivery of the purchase price for such Shares of Common Stock. In addition, you, if a participant in the applicable Drag-Along Sale, shall take all action as the Company or the purchaser in the Drag-Along Sale shall reasonably request as necessary to vest in the purchaser in the Drag-Along Sale all Shares of Common Stock owned by you included in such Drag Along Sale, whether in certificated or uncertificated form, free and clear of all liens, charges and encumbrances of any kind.

You shall cooperate in good faith with the Company in connection with the consummation of the Drag-Along Sale, including, without limitation, by executing a document containing customary representations, warranties, indemnities and agreements as requested by any Third Party in connection with the Drag-Along Sale.

These Drag-Along Sale provisions shall terminate as to all Shares of Common Stock owned by you upon the Public Trading Date.

Leaves of Absence

For purposes of this Agreement, while you are a common-law employee, your status as a Service Provider does not terminate when you go on a bona fide leave of absence that was approved by the Company (or its Parent, Subsidiary or Affiliate) in writing, if the terms of the leave provide for continued service crediting, or when continued service crediting is required by applicable law. Your status as a Service Provider terminates in any event

6

when the approved leave ends, unless you immediately return to active work.

The Company determines which leaves count for this purpose, and when your status as a Service Provider terminates for all purposes under the Plan.

Voting and Other Rights

A Holder of Stock Units shall have no rights other than those of a general creditor of the Company. Subject to the terms of this Agreement, a Holder of outstanding Stock Units subject to this Agreement have none of the rights and privileges of a stockholder of the Company including, but not limited to, the right to vote [or to receive dividends.]   [Notwithstanding the preceding sentence, if the Company pays dividends on its common stock then you shall receive such dividends on the same terms and conditions as other common stockholders as if your Stock Units were Shares.]   Subject to the terms and conditions of this Agreement, Stock Units create no fiduciary duty of the Company to you and only represent an unfunded and unsecured contractual obligation of the Company. The Stock Units shall not be treated as property or as a trust fund of any kind.

You, or your estate or heirs, have no rights as a stockholder of the Company until a certificate for your Shares has been issued. No adjustments are made for dividends or other rights if the applicable record date occurs before your stock certificate is issued, except as described in the Plan.

Restrictions on Issuance

The Company will not issue any Shares if the issuance of such Shares at that time would violate any law or regulation.

Notwithstanding anything to the contrary, this Award is granted on the condition that the Company’s Series A Preferred stockholders approve the Plan. You understand and agree that this Award may not be settled unless the Company’s Series A Preferred stockholders approve the Plan. If the Company’s Series A stockholders do not approve the Plan then this Award shall be forfeited without consideration.

Taxes and Withholding	You will be solely responsible for payment of any and all applicable taxes associated with this Award.

The delivery to you of any Shares underlying vested Stock Units will not be permitted unless and until you have satisfied any withholding or other taxes that may be due. Any such tax withholding obligations may be settled in the Company’s discretion by the Company withholding and retaining a portion of the Shares from the Shares that would otherwise be deliverable to you under the vesting Stock Units. Such withheld Shares will be applied to pay the withholding obligation by using the aggregate Fair Market Value of the withheld Shares as of the date of vesting. You will be delivered the net amount of vested Shares after the Share withholding has been effected and you will not receive the withheld Shares.

Code Section	This Award will be administered and interpreted to comply with Code

7

409A	Section 409 A. Without limitation, Section 23 of the Plan will apply to this Award.

Restrictions on Resale

By signing this Agreement, you agree not to sell any Shares acquired under this Award at a time when applicable laws, regulations or Company or underwriter trading policies or agreements prohibit the sale or issuance of Shares. The Company shall have the right to designate one or more periods of time, each of which shall not exceed one hundred eighty (180) days in length, during which any Shares acquired under this Award shall not be sold, if the Company determines (in its sole discretion) that such limitation on sale could in any way facilitate a lessening of any restriction on transfer pursuant to the Securities Act or any state securities laws with respect to any issuance of securities by the Company, facilitate the registration or qualification of any securities by the Company under the Securities Act or any state securities laws, or facilitate the perfection of any exemption from the registration or qualification requirements of the Securities Act or any applicable state securities laws for the issuance or transfer of any securities.

If the sale of Shares acquired under this Award is not registered under the Securities Act, but an exemption is available which requires an investment representation or other representation and warranty, you shall represent and agree that the Shares being acquired are being acquired for investment, and not with a view to the sale or distribution thereof, and shall make such other representations and warranties as are deemed necessary or appropriate by the Company and its counsel.

You may also be required, as a condition of this Award, to enter into any Stockholders Agreement or other agreements that are applicable to stockholders.

No Retention Rights

This Agreement is not an employment agreement and does not give you the right to be retained in any capacity by the Company (or its Parent, Subsidiaries or Affiliates). The Company (or its Parent, Subsidiaries or Affiliates) reserves the right to terminate your status as a Service Provider at any time and for any reason.

Adjustments

In the event of a stock split, a stock dividend or a similar change in the Company stock, the number of outstanding Stock Units covered by this Award may be adjusted (and rounded down to the nearest whole number) pursuant to the Plan.

Legends	All certificates representing the Common Stock issued under this Award may, where applicable, have endorsed thereon the following legend and any other legend the Company determines appropriate:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND OPTIONS TO PURCHASE SUCH SHARES SET FORTH IN AN

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AGREEMENT BETWEEN THE COMPANY AND THE REGISTERED HOLDER, OR HIS OR HER PREDECESSOR IN INTEREST. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY AND WILL BE FURNISHED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY BY THE HOLDER OF RECORD OF THE SHARES REPRESENTED BY THIS CERTIFICATE.”

“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED, OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.”

Notice

Any notice to be given or delivered to the Company relating to this Agreement shall be in writing and addressed to the Company at its principal corporate offices. Any notice to be given or delivered to you relating to this Agreement shall be in writing and addressed to you at such address of which you advise the Company in writing. All notices shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of California.

By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan.

[Remainder Intentionally Left Blank.]

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LEGALZOOM.COM, INC.

INVESTMENT REPRESENTATION STATEMENT

PARTICIPANT	:

COMPANY	:	LEGALZOOM.COM, INC.

SECURITY	:	COMMON STOCK

AMOUNT	:

DATE	:

In connection with the purchase of the above-listed shares of Common Stock (the “Securities”) of LegalZoom.com, Inc. (the “Company”), I represent to the Company the following:

1.             I am aware of the Company’s business affairs and financial condition and have acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Securities. I am acquiring these Securities for investment for my own account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

2.             I acknowledge and understand that the Securities constitute “restricted securities” under the Securities Act and have not been registered under the Securities Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of my investment intent as expressed herein. I understand that the Securities must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. I further acknowledge and understand that the Company is under no obligation to register the Securities. I understand that the certificate evidencing the Securities will be imprinted with a legend which prohibits the transfer of the Securities unless they are registered or such registration is not required in the opinion of counsel satisfactory to the Company and any other legend required under applicable state securities laws.

3.             I am familiar with the provisions of Rule 701 and Rule 144, each promulgated under the Securities Act, which, in substance, permit limited public resale of “restricted securities” acquired, directly or indirectly from the issuer thereof, in a non-public offering subject to the satisfaction of certain conditions. Rule 701 provides that if the issuer qualifies under Rule 701 at the time of the grant of the Securities to me, the exercise will be exempt from registration under the Securities Act. In the event the Company becomes subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, ninety (90) days thereafter (or such longer period as any market stand-off agreement may require) the Securities exempt under Rule 701 may be resold, subject to the satisfaction of certain of the conditions specified by Rule 144, including: (1) the resale being made through a broker in an unsolicited “broker’s transaction” or in transactions directly with a market maker (as said term is defined under the Securities Exchange Act of 1934); and, in the case of an affiliate, (2) the availability of certain public information about the Company, (3) the amount of Securities being sold during any three (3) month period not exceeding the limitations specified in Rule 144(e), and (4) the timely filing of a Form 144, if applicable.

In the event that the Company does not qualify under Rule 701 at the time of grant of the Securities, then the Securities may be resold in certain limited circumstances subject to the provisions of Rule 144, which generally requires (i) if the Company has not been subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act for at least ninety (90) days then the resale must occur not less than one (1) year after the later of the date the Securities were sold by the Company or the date the Securities were sold by an affiliate of the Company, within the meaning of Rule 144, or (ii) if the Company has been subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act for at least ninety (90) days then the resale must occur not less than six (6) months after the later of the date the Securities were sold by the Company or the date the Securities were sold by an affiliate of the Company, within the meaning of Rule 144; and, depending on whether Securities being sold are by

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an affiliate or non-affiliate of the Company along with other facts, the satisfaction of some or all of the conditions set forth in Sections (1), (2), (3) and (4) of the paragraph immediately above.

4.             I further understand that in the event all of the applicable requirements of Rule 701 or 144 are not satisfied, registration under the Securities Act, compliance with Regulation A, or some other registration exemption will be required; and that, notwithstanding the fact that Rules 144 and 701 are not exclusive, the Staff of the Securities and Exchange Commission has expressed its opinion that persons proposing to sell private placement securities other than in a registered offering and otherwise than pursuant to Rules 144 or 701 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales, and that such persons and their respective brokers who participate in such transactions do so at their own risk. I understand that no assurances can be given that any such other registration exemption will be available in such event.

5.             I understand and acknowledge that the Company will rely upon the accuracy and truth of the foregoing representations and I hereby consent to such reliance.

Signature of Participant:

Date:

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Exhibit 10.3

LEGALZOOM.COM, INC.

2012 EQUITY INCENTIVE PLAN

EFFECTIVE AS OF [          ], 2012

LEGALZOOM.COM, INC.

2012 EQUITY INCENTIVE PLAN

SECTION 1.  INTRODUCTION.

The Company’s Board of Directors adopted this LegalZoom.com, Inc. 2012 Equity Incentive Plan effective on the Effective Date conditioned on and subject to obtaining Company stockholder approval of the Plan within twelve months of the Effective Date.

The purpose of the Plan is to promote the long-term success of the Company and the creation of stockholder value by offering Selected Employees an opportunity to acquire a proprietary interest in the success of the Company, or to increase such interest, and to encourage such Selected Employees to continue to provide services to the Company and to attract new individuals with outstanding qualifications.

The Plan seeks to achieve this purpose by providing for Awards in the form of Options (which may constitute Incentive Stock Options or Nonstatutory Stock Options), Stock Appreciation Rights, Restricted Stock Grants, Stock Units, Other Equity Awards and/or Cash Awards.

Capitalized terms shall have the meaning provided in Section 2 unless otherwise provided in this Plan or any applicable Award Agreement.

SECTION 2.  DEFINITIONS.

(a)           “Affiliate” means any entity other than a Subsidiary, if the Company and/or one or more Subsidiaries own not less than 50% of such entity.  For purposes of determining an individual’s “Continuous Service,” this definition shall include any entity other than a Subsidiary, if the Company, a Parent and/or one or more Subsidiaries own not less than 50% of such entity.

(b)           “Award” means any award of an Option, SAR, Restricted Stock Grant, Stock Unit, Other Equity Award or Cash Award under the Plan.

(c)           “Award Agreement” means an agreement between the Company and a Selected Employee evidencing the award of an Option, SAR, Restricted Stock Grant, Stock Unit, Other Equity Award or Cash Award as applicable.

(d)           “Board” means the Board of Directors of the Company, as constituted from time to time.

(e)           “Cash Award” means a cash incentive opportunity awarded under this Plan, to a Covered Employee that is (i) payable only in cash, (ii) not an Option, SAR, Restricted Stock Grant, Stock Unit or Other Equity Award, (iii) paid based on achievement of Performance Goal(s) and (iv) intended to qualify as performance-based compensation under Code Section 162(m).

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(f)            “Cashless Exercise” means, to the extent that an Award Agreement so provides and as permitted by applicable law and in accordance with any procedures established by the Committee, an arrangement whereby payment of some or all of the aggregate Exercise Price may be made all or in part by delivery of an irrevocable direction to a securities broker to sell Shares and to deliver all or part of the sale proceeds to the Company.  Cashless Exercise may also be utilized to satisfy an Option’s tax withholding obligations as provided in Section 16(b).

(g)           “Cause” means, with respect to a Participant and except as may otherwise be provided in the Participant’s employment agreement or applicable Award Agreement (and in such case the employment agreement or Award Agreement shall govern as to the definition of Cause): (i) the Participant’s dishonesty, incompetence or gross negligence in the discharge of the Participant’s duties; (ii) the Participant’s theft, embezzlement, fraud, breach of confidentiality, or unauthorized disclosure or use of inside information, recipes, processes, customer and employee lists, trade secrets, or other Company proprietary information;  (iii) the Participant’s willful material violation of any law, rule, or regulation of any governing authority or of the Company’s policies and procedures, including without limitation the Company’s Code of Business Conduct and Ethics and Insider Trading Policy; (iv) the Participant’s material breach of any agreement with the Company; (v) the Participant’s intentional conduct which is injurious to the reputation, business or assets of the Company; (vi) the Participant’s solicitation of one or more Employees to either terminate their Service or to work for any business entity that is not affiliated with the Company; and/or (vii) any other act or omission by a Participant that, in the opinion of the Board, could reasonably be expected to materially adversely affect the Company’s or a Parent’s or a Subsidiary’s or an Affiliate’s business, financial condition, prospects and/or reputation.  In each of the foregoing subclauses (i) through (vii), whether or not a “Cause” event has occurred will be determined by the Company’s chief human resources officer or other person performing that function or, in the case of Participants who are directors or Officers or Section 16 Persons, the Committee or the Board, each of whose determination shall be final, conclusive and binding.  The Board or Committee may also in its discretion determine that a Participant’s Continuous Service may be deemed to have been terminated for Cause if, after the Participant’s Continuous Service has terminated, facts and circumstances are discovered that would have justified a termination for Cause, including, without limitation, violation of material Company policies or breach of noncompetition, confidentiality or other restrictive covenants that may apply to the Participant.

(h)           “Change in Control” except as may otherwise be provided in a Participant employment agreement or applicable Award Agreement (and in such case the employment agreement or Award Agreement shall govern as to the definition of Change in Control), means the consummation of any one or more of the following:

(i) Any “person” (as such term is used in Section 13(d) and 14(d) of the Exchange Act), other than a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company, becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or

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indirectly, of securities of the Company representing fifty percent (50%) or more of (A) the outstanding shares of common stock of the Company or (B) the combined voting power of the Company’s then-outstanding securities;

(ii) The Company is party to a merger or consolidation, or series of related transactions, which results in the voting securities of the Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

(iii) The sale or disposition of all or substantially all of the Company’s assets (or consummation of any transaction, or series of related transactions, having similar effect);

(iv) The dissolution or liquidation of the Company; or

(v) Any transaction or series of related transactions that has the substantial effect of any one or more of the foregoing.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transactions.  In addition, an IPO shall not constitute a Change in Control.

(i)            “Code” means the Internal Revenue Code of 1986, as amended, and the regulations and interpretations promulgated thereunder.

(j)            “Committee” means a committee described in Section 3.

(k)           “Common Stock” means the Company’s common stock, $0.001 par value per Share, and any other securities into which such shares are changed, for which such shares are exchanged or which may be issued in respect thereof.

(l)            “Company” means LegalZoom.com, Inc., a Delaware corporation.

(m)          “Consultant” means an individual or entity which performs bona fide services to the Company, a Parent, a Subsidiary or an Affiliate, other than as an Employee or Non Employee Director.

(n)           “Continuous Service” means uninterrupted service as an Employee, Non Employee Director or Consultant.  Continuous Service will be deemed terminated as soon as the entity to which Continuous Service is being provided is no longer either (i) the Company, (ii) a Parent, (iii) a Subsidiary or (iv) an Affiliate.  A Participant’s

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Continuous Service does not terminate if he or she is a common-law employee and goes on a bona fide leave of absence that was approved by the Company in writing and the terms of the leave provide for continued service crediting, or when continued service crediting is required by applicable law.  However, for purposes of determining whether an Employee’s outstanding ISOs are eligible to continue to qualify as ISOs (and not become NSOs), an Employee’s Continuous Service will be treated as terminating three (3) months after such Employee went on leave, unless such Employee’s right to return to active work is guaranteed by law or by a contract.  Continuous Service terminates in any event when the approved leave ends, unless such Employee immediately returns to active work.  The Committee determines which leaves count toward Continuous Service, and when Continuous Service commences and terminates for all purposes under the Plan.  For avoidance of doubt, a Participant’s Continuous Service shall not be deemed terminated if the Committee determines that (i) a transition of employment to service with a partnership, joint venture or corporation not meeting the requirements of a Subsidiary or Parent or Affiliate in which the Company or a Subsidiary or Parent or Affiliate is a party is not considered a termination of Continuous Service, (ii) the Participant transfers between service as an Employee and service as a Consultant or other personal service provider (or vice versa), or (iii) the Participant transfers between service as an Employee and that of a Non Employee Director (or vice versa).  The Committee may determine whether any Company transaction, such as a sale or spin-off of a division or subsidiary that employs a Participant, shall be deemed to result in termination of Continuous Service for purposes of any affected Awards, and the Committee’s decision shall be final, conclusive and binding.

(o)           “Covered Employees” means those individuals whose compensation is (or may be) subject to the deduction limitations of Code Section 162(m).

(p)           “DGCL” means the Delaware General Corporation Law.

(q)           “Disability” means, except as may otherwise be provided in a Participant employment agreement or applicable Award Agreement (and in such case the employment agreement or Award Agreement shall govern as to the definition of Disability), the following:

(i) For all ISOs, the permanent and total disability of a Participant within the meaning of Section 22(e)(3) of the Code;

(ii) For all Awards which are considered nonqualified deferred compensation under Code Section 409A and for which payment can be made on account of the Participant’s disability, the disability of a Participant within the meaning of Section 409A of the Code; or

(iii) For all other Awards, the Participant’s medically determinable physical or mental incapacitation such that for a continuous period of not less than twelve (12) months, a person is unable to engage in any substantial gainful activity or which can be expected to result in death.

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Any question as to the existence of that person’s physical or mental incapacitation as to which the person or person’s representative and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the person and the Company. If the person and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two (2) physicians shall select a third (3rd) who shall make such determination in writing. The determination of Disability made in writing to the Company and the person shall be final and conclusive for all purposes of the Awards.

(r)            “Effective Date” means [                  ].

(s)            “Employee” means any individual who is a common-law employee of the Company, or of a Parent, or of a Subsidiary or of an Affiliate.  An employee who is also serving as a member of the Board is an Employee for purposes of this Plan.

(t)            “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(u)           “Exercise Price” means, in the case of an Option, the amount for which a Share may be purchased upon exercise of such Option, as specified in the applicable Award Agreement.  “Exercise Price,” in the case of a SAR, means an amount, as specified in the applicable Award Agreement, which is subtracted from the Fair Market Value in determining the amount payable to a Participant upon exercise of such SAR.

(v)           “Fair Market Value” means the market price of a Share, determined by the Committee as follows:

(i)            If the Shares were traded on a stock exchange (such as the NYSE, NYSE Amex, the NASDAQ Global Market or NASDAQ Capital Market) at the time of determination, then the Fair Market Value shall be equal to the regular session closing price for such stock as reported by such exchange (or the exchange or market with the greatest volume of trading in the Shares) on the date of determination, or if there were no sales on such date, on the last date preceding such date on which a closing price was reported;

(ii)           If the Shares were traded on the OTC Bulletin Board at the time of determination, then the Fair Market Value shall be equal to the last-sale price reported by the OTC Bulletin Board for such date, or if there were no sales on such date, on the last date preceding such date on which a sale was reported; and

(iii)          If neither of the foregoing provisions is applicable, then the Fair Market Value shall be determined by the Committee in good faith using a reasonable application of a reasonable valuation method as the Committee deems appropriate.

Whenever possible, the determination of Fair Market Value by the Committee shall be based on the prices reported by the applicable exchange or the OTC Bulletin

6

Board, as applicable, or a nationally recognized publisher of stock prices or quotations (including an electronic on-line publication).  Such determination shall be conclusive and binding on all persons.

(w)          “Fiscal Year” means the Company’s fiscal year.

(x)           “GAAP” means United States generally accepted accounting principles as established by the Financial Accounting Standards Board.

(y)           “Incentive Stock Option” or “ISO” means an incentive stock option described in Code Section 422.

(z)           “IPO” means an initial public offering by the Company of its equity securities pursuant to an effective registration statement filed with the SEC.

(aa)         “ISO Limit” means the maximum aggregate number of Shares that are permitted to be issued pursuant to the exercise of ISOs granted under the Plan as described in Section 5(a).

(bb)         “Net Exercise” means, to the extent that an Award Agreement so provides and as permitted by applicable law, an arrangement pursuant to which the number of Shares issued to the Optionee in connection with the Optionee’s exercise of the Option will be reduced by the Company’s retention of a portion of such Shares.  Upon such a net exercise of an Option, the Optionee will receive a net number of Shares that is equal to (i) the number of Shares as to which the Option is being exercised minus (ii) the quotient (rounded down to the nearest whole number) of the aggregate Exercise Price of the Shares being exercised divided by the Fair Market Value of a Share on the Option exercise date.  The number of Shares covered by clause (ii) will be retained by the Company and not delivered to the Optionee.  No fractional Shares will be created as a result of a Net Exercise and the Optionee must contemporaneously pay for any portion of the aggregate Exercise Price that is not covered by the Shares retained by the Company under clause (ii).  The number of Shares delivered to the Optionee may be further reduced if Net Exercise is utilized under Section 16(b) to satisfy applicable tax withholding obligations.

(cc)         “Non Employee Director” means a member of the Board who is not an Employee.

(dd)         “Nonstatutory Stock Option” or “NSO” means a stock option that is not an ISO.

(ee)         “NYSE” means the New York Stock Exchange.

(ff)          “Officer” means an individual who is an officer of the Company within the meaning of Rule 16a-1(f) of the Exchange Act.

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(gg)         “Option” means an ISO or NSO granted under the Plan entitling the Optionee to purchase a specified number of Shares, at such times and applying a specified Exercise Price, as provided in the applicable Award Agreement.

(hh)         “Optionee” means an individual, estate or other entity that holds an Option.

(ii)           “Other Equity Award” means an award (other than an Option, SAR, Stock Unit, Restricted Stock Grant or Cash Award) which derives its value from the value of Shares and/or from increases in the value of Shares.

(jj)           “Outside Director” means a Non Employee Director who is considered an “outside director” for purposes of Section 162(m) of the Code.

(kk)         “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.  A corporation that attains the status of a Parent on a date after the Effective Date shall be considered a Parent commencing as of such date.

(ll)           “Participant” means an individual or estate or other entity that holds an Award.

(mm)      “Performance Criteria” means the criteria (and adjustments) that the Committee selects for an Award for purposes of establishing the Performance Goal or Performance Goals for a Performance Period, determined as follows:

(A) The Performance Criteria that shall be used to establish Performance Goals are limited to the following: (i) annual revenue, (ii) earnings before interest, taxes, depreciation and amortization, or EBITDA, (iii) earnings per share, (iv) stock price, (v) operating cash flow, (vi) net income, (vii) profit margins, operating margins, gross margins or cash margins, (viii) revenue growth, (ix) pre- or after-tax income (before or after allocations of corporate overhead and bonuses), (x) return on equity, (xi) total shareholder return, (xii) return on assets or net assets, (xiii) appreciation in and/or maintenance of the price of the Common Stock, (xiv) market share, (xv) gross profits, (xvi) economic value-added models or equivalent metrics, (xvii) comparisons with various stock market indices, (xviii) reductions in costs, (xix) cash flow or cash flow per share, (xx) return on capital (including return on total capital or return on invested capital), (xxi) cash flow return on investment, (xxii) improvement in or attainment of expense levels or working capital levels, (xxiii) year-end cash, (xxiv) debt reductions, (xxv) stockholder equity, (xxvi) regulatory or litigation achievements, (xxvii) implementation, completion or attainment of measurable

8

objectives with respect to business development, new products or services, budgets, regulatory or business risks, acquisitions, divestitures or recruiting and maintaining personnel, (xxviii) earnings, (xxix) expenses, (xxx) cost of goods sold, (xxxi) working capital, (xxxii) price/earnings ratio, (xxxiii) debt or debt-to-equity, (xxxiv) accounts receivable, (xxxv) writeoffs, (xxxvi) assets, (xxxvii) liquidity, (xxxviii) operations, (xxxix) research or related milestones, (xl) intellectual property (e.g., patents), (xli) product development, (xlii) information technology, (xliii) financings, (xliv) product quality control, (xlv) management, (xlvi) human resources, (xlvii) corporate governance, (xlviii) compliance program, (xlix) internal controls, (xlxi) policies and procedures, (xlxii) accounting and reporting, (xlxiii) strategic alliances, (xlxiv) licensing and partnering, and (xlxv) site, plant or building development, or (xlxvi) any combination of the foregoing, any of which may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to results of a peer group or index. Such Performance Goals also may be based solely by reference to the Company’s performance or the performance of a Parent, Subsidiary, Affiliate, division, business segment or business unit of the Company, or based upon the relative performance of other companies or upon comparisons of any of the indicators of performance relative to other companies. Financial performance targets are approved by the Company’s Chief Executive Officer and the Committee at or near the beginning of each year.

(B) The Committee may, in its sole discretion, provide that one or more objectively determinable adjustments shall be made to one or more of the Performance Goals. Such adjustments may include one or more of the following: (i) items related to a change in or provisions under tax law, accounting principles or other such laws or provisions affecting reported results; (ii) items relating to financing activities; (iii) expenses for restructuring or productivity initiatives; (iv) other non-operating items; (v) items related to reorganizations or restructuring programs or divestitures or acquisitions; (vi) items attributable to the business operations of any entity acquired by the Company during the Performance Period; (vii) items related to asset write-downs or the disposal of a business or segment of a business; (viii) items related to discontinued operations that do not qualify as a segment of a business under GAAP; (ix) items attributable to any stock dividend, stock split, combination or exchange of shares occurring during the Performance Period; (x) any other items of significant income or expense which are determined to be appropriate adjustments; (xi) items relating to unusual or extraordinary

9

corporate transactions, events or developments, (xii) items related to amortization of acquired intangible assets; (xiii) items that are outside the scope of the Company’s core, on-going business activities; (xiv) items relating to any other unusual or nonrecurring events or changes in applicable laws, accounting principles or business conditions and/or items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence; or (xv) litigation or claim judgments or settlements. For all Awards intended to qualify as performance-based compensation, such determinations shall be made within the time prescribed by, and otherwise in compliance with, Section 162(m) of the Code.

(nn)         “Performance Goals” means for a Performance Period, one or more goals established in writing by the Committee for the Performance Period based upon one or more Performance Criteria.  Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a Parent, Subsidiary, Affiliate, division, business unit, or an individual.  The achievement of each Performance Goal shall be determined in accordance with GAAP to the extent applicable.

(oo)         “Performance Period” means one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and the payment of, an Award.

(pp)         “Plan” means this LegalZoom.com, Inc. 2012 Equity Incentive Plan as it may be amended from time to time.

(qq)         “Prior Equity Compensation Plans” means the LegalZoom.com, Inc. 2000 Stock Option Plan and the LegalZoom.com, Inc. 2010 Stock Incentive Plan, and their predecessor plans and any other Company nonqualified equity compensation plans.

(rr)           “Re-Load Option” means a new Option or SAR that is automatically granted to a Participant as result of such Participant’s exercise of an Option or SAR.

(ss)          “Re-Price” means that the Company has lowered or reduced the Exercise Price of outstanding Options and/or outstanding SARs and/or outstanding Other Equity Awards for any Participant(s) in a manner described by SEC Regulation S-K Item 402(d)(2)(viii) (or as described in any successor provision(s) or definition(s)).  For avoidance of doubt, Re-Price also includes any exchange of Options or SARs for other Awards or cash.

(tt)           “Restricted Stock Grant” means Shares awarded under the Plan as provided in the applicable Award Agreement.

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(uu)         “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(vv)         “SEC” means the Securities and Exchange Commission.

(ww)       “Section 16 Persons” means those Officers, directors or other persons who are subject to Section 16 of the Exchange Act.

(xx)         “Securities Act” means the Securities Act of 1933, as amended.

(yy)         “Selected Employee” means an Employee, Consultant, or Non Employee Director who has been selected by the Committee to receive an Award under the Plan.

(zz)         “Separation From Service” has the meaning provided to such term under Code Section 409A and the regulations promulgated thereunder.

(aaa)      “Share” means one share of Common Stock.

(bbb)      “Share Limit” means the maximum aggregate number of Shares that are permitted to be issued under the Plan as described in Section 5(a).

(ccc)       “Specified Employee” means a Participant who is considered a “specified employee” within the meaning of Code Section 409A.

(ddd)      “Stock Appreciation Right” or “SAR” means a stock appreciation right awarded under the Plan which provides the holder with a right to potentially receive, in cash and/or Shares, value with respect to a specific number of Shares, as provided in the applicable Award Agreement.

(eee)       “Stock Unit” means a bookkeeping entry representing the equivalent of one Share, as awarded under the Plan, as provided in the applicable Award Agreement.

(fff)        “Stockholder Approval Date” means the date that the Company’s stockholders approve this Plan.

(ggg)       “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.  A corporation that attains the status of a Subsidiary on a date after the Effective Date shall be considered a Subsidiary commencing as of such date.

(hhh)      “Substitute Awards” means Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any Parent or any Subsidiary or any Affiliate or with which the Company or any Parent or any Subsidiary or any Affiliate combines.

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(iii)          “Termination Date” means the date on which a Participant’s Continuous Service terminates.

(jjj)         “10-Percent Shareholder” means an individual who owns more than ten percent (10%) of the total combined voting power of all classes of outstanding stock of the Company, its Parent or any of its Subsidiaries.  In determining stock ownership, the attribution rules of Section 424(d) of the Code shall be applied.

SECTION 3.  ADMINISTRATION.

(a)           Committee Composition.  A Committee (or Committees) appointed by the Board (or its Compensation Committee) shall administer the Plan.  Unless the Board provides otherwise, the Board’s Compensation Committee (or a comparable committee of the Board) shall be the Committee.  The Board may also at any time terminate the functions of the Committee and reassume all powers and authority previously delegated to the Committee.

To the extent required to enable Awards to be exempt from liability under Section 16(b) of the Exchange Act or to qualify as performance-based compensation under Code Section 162(m), the Committee shall have membership composition which enables (i) Awards to Section 16 Persons to qualify as exempt from liability under Section 16(b) of the Exchange Act and (ii) Awards to Covered Employees to qualify as performance-based compensation as provided under Code Section 162(m).

The Board or the Committee may also appoint one or more separate committees of the Board, each composed of directors of the Company who need not qualify under Rule 16b-3 or Code Section 162(m), that may administer the Plan with respect to Selected Employees who are not Section 16 Persons or Covered Employees, respectively, may grant Awards under the Plan to such Selected Employees and may determine all terms of such Awards.  To the extent permitted by applicable law, the Board may also appoint a committee, composed of one or more officers of the Company, that may authorize Awards to Employees (who are not Section 16 Persons or Covered Employees) within parameters specified by the Board and consistent with any limitations imposed by applicable law.

Notwithstanding the foregoing, the Board shall constitute the Committee and shall administer the Plan with respect to all Awards granted to Non Employee Directors.

(b)           Authority of the Committee.  Subject to the provisions of the Plan, the Committee shall have full authority and discretion to take any actions it deems necessary or advisable for the administration of the Plan.  Such actions shall include without limitation:

(i) determining Selected Employees who are to receive Awards under the Plan;

(ii) determining the type, number, vesting requirements, Performance Goals (or other objective/subjective goals (if any)) and their degree of

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satisfaction, and other features and conditions of such Awards and amending such Awards;

(iii) correcting any defect, supplying any omission, or reconciling or clarifying any inconsistency in the Plan or any Award Agreement;

(iv) accelerating the vesting or extending the post-termination exercise term, or waiving restrictions, of Awards at any time and under such terms and conditions as it deems appropriate;

(v) permitting or denying, in its discretion, a Participant’s request to transfer an Award;

(vi) permitting or requiring, in its discretion, a Participant to use Cashless Exercise, Net Exercise and/or Share withholding with respect to the payment of any Exercise Price and/or applicable tax withholding;

(vii) Re-Pricing outstanding Awards;

(viii) interpreting the Plan and any Award Agreements;

(viv) making all other decisions relating to the operation of the Plan; and

(x) granting Awards to Selected Employees who are foreign nationals on such terms and conditions different from those specified in the Plan, which may be necessary or desirable to foster and promote achievement of the purposes of the Plan, and adopting such modifications, procedures, and/or subplans (with any such subplans attached as appendices to the Plan) and the like as may be necessary or desirable to comply with provisions of the laws or regulations of other countries or jurisdictions to ensure the viability of the benefits from Awards granted to Participants employed in such countries or jurisdictions, or to meet the requirements that permit the Plan to operate in a qualified or tax efficient manner, and/or comply with applicable foreign laws or regulations.

The Committee may adopt such rules or guidelines, as it deems appropriate to implement the Plan.  The Committee’s determinations under the Plan shall be final, conclusive and binding on all persons.  The Committee’s decisions and determinations need not be uniform and may be made selectively among Participants in the Committee’s sole discretion.  The Committee’s decisions and determinations will be afforded the maximum deference provided by applicable law.

(c)           Indemnification.  To the maximum extent permitted by applicable law, each member of the Committee, or of the Board, or any persons (including without limitation Employees and Officers) who are delegated by the Board or Committee to

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perform administrative functions in connection with the Plan, shall be indemnified and held harmless by the Company against and from (i) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any Award Agreement, and (ii) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf.  The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

SECTION 4.  GENERAL.

(a)           General Eligibility.  Only Employees, Consultants, and Non Employee Directors shall be eligible for designation as Selected Employees by the Committee.

(b)           Incentive Stock Options.  Only Selected Employees who are common-law employees of the Company, a Parent or a Subsidiary shall be eligible for the grant of ISOs.  In addition, a Selected Employee who is a 10-Percent Shareholder shall not be eligible for the grant of an ISO unless the requirements set forth in Section 422(c)(5) of the Code are satisfied.  If and to the extent that any Shares are issued under a portion of any Option that exceeds the $100,000 limitation of Section 422 of the Code, such Shares shall not be treated as issued under an ISO notwithstanding any designation otherwise. Certain decisions, amendments, interpretations and actions by the Company or Committee and certain actions by a Participant may cause an Option to cease to qualify as an ISO pursuant to the Code and by accepting an Option Award, the Participant agrees in advance to such disqualifying action(s).

(c)           Buyout of Awards.  The Committee may at any time (i) offer to buy out for a payment in cash or cash equivalents (including without limitation Shares valued at Fair Market Value that may or may not be issued from this Plan) an Award previously granted or (ii) authorize a Participant to elect to cash out an Award previously granted, in either case at such time and based upon such terms and conditions as the Committee shall establish.

(d)           Restrictions on Shares.  Any Shares issued pursuant to an Award shall be subject to such Company policies, rights of repurchase, rights of first refusal and other transfer restrictions as the Committee may determine.  Such restrictions shall apply in addition to any restrictions that may apply to holders of Shares generally and shall also comply to the extent necessary with applicable law.  In no event shall the Company be required to issue fractional Shares under this Plan.

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(e)           No Rights as a Stockholder.  A Participant, or a transferee of a Participant, shall have no rights as a stockholder (including without limitation voting rights or dividend or distribution rights) with respect to any Common Stock covered by an Award until such person becomes entitled to receive such Common Stock, has satisfied any applicable withholding or tax obligations relating to the Award and the Common Stock has been issued to the Participant.  No adjustment shall be made for cash or stock dividends or other rights for which the record date is prior to the date when such Common Stock is issued, except as expressly provided in Section 13.

(f)            Termination of Continuous Service.  Unless the applicable Award Agreement or employment agreement provides otherwise (and in such case, the Award or employment agreement shall govern as to the consequences of a termination of Continuous Service for such Awards), the following rules shall govern the vesting, exercisability and term of outstanding Awards held by a Participant in the event of termination of such Participant’s Continuous Service (in all cases subject to the term of the Option or SAR or Other Equity Award as applicable):

(i) if the Continuous Service of a Participant is terminated for Cause, then all of his/her then-outstanding Options, SARs, and unvested portions of all other Awards shall terminate and be forfeited immediately without consideration as of the Termination Date (except for repayment of any amounts the Participant had paid to the Company to acquire unvested Shares underlying the forfeited Awards);

(ii) if the Continuous Service of Participant is terminated due to Participant’s death or Disability, then the vested portions of his/her then-outstanding Options/SARs/Other Equity Awards may be exercised by such Participant or his or her personal representative within twelve months after the Termination Date and all unvested portions of all then-outstanding Awards shall be forfeited without consideration as of the Termination Date (except for repayment of any amounts the Participant had paid to the Company to acquire unvested Shares underlying the forfeited Awards); and

(iii) if the Continuous Service of Participant is terminated for any reason other than for Cause or death or Disability, then the vested portion of his/her then-outstanding Options/SARs/Other Equity Awards may be exercised by such Participant or his or her personal representative within three months after the Termination Date and all unvested portions of all then-outstanding Awards shall be forfeited without consideration as of the Termination Date (except for repayment of any amounts the Participant had paid to the Company to acquire unvested Shares underlying the forfeited Awards).

(g)           Code Section 409A.  Notwithstanding anything in the Plan to the contrary, the Plan and Awards granted hereunder are intended to be exempt from or comply with the requirements of Code Section 409A and shall be interpreted in a manner consistent

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with such intention.  In the event that any provision of the Plan or an Award Agreement is determined by the Committee to not comply with the applicable requirements of Code Section 409A or the applicable regulations and other guidance issued thereunder, the Committee shall have the authority to take such actions and to make such changes to the Plan or an Award Agreement as the Committee deems necessary to comply with such requirements.  Any payment made pursuant to any Award shall be considered a separate payment and not one of a series of payments for purposes of Code Section 409A.  Notwithstanding the foregoing or anything elsewhere in the Plan or an Award Agreement to the contrary, if upon a Participant’s Separation From Service he/she is then a Specified Employee, then solely to the extent necessary to comply with Code Section 409A and avoid the imposition of taxes under Code Section 409A, the Company shall defer payment of “nonqualified deferred compensation” subject to Code Section 409A payable as a result of and within six (6) months following such Separation From Service under this Plan until the earlier of (i) the first business day of the seventh month following the Participant’s Separation From Service, or (ii) ten (10) days after the Company receives written confirmation of the Participant’s death.  Any such delayed payments shall be made without interest.  While it is intended that all payments and benefits provided under the Plan or an Award will be exempt from or comply with Code Section 409A, the Company makes no representation or covenant to ensure that the payments under the Plan or an Award are exempt from or compliant with Code Section 409A.  In no event whatsoever shall the Company be liable if a payment or benefit under the Plan or an Award is challenged by any taxing authority or for any additional tax, interest or penalties that may be imposed on a Participant by Code Section 409A or any damages for failing to comply with Code Section 409A.  The Participant will be entirely responsible for any and all taxes on any benefits payable to such Participant as a result of the Plan or an Award.

(h)           Suspension or Termination of Awards.  If at any time (including after a notice of exercise has been delivered) the Committee (or the Board), reasonably believes that a Participant has committed an act of Cause (which includes a failure to act), the Committee (or Board) may suspend the Participant’s right to exercise any Award (or vesting or settlement of any Award) pending a determination of whether there was in fact an act of Cause.  If the Committee (or the Board) determines a Participant has committed an act of Cause, neither the Participant nor his or her estate shall be entitled to exercise any outstanding Award whatsoever and all of Participant’s outstanding Awards shall then terminate without consideration.  Any determination by the Committee (or the Board) with respect to the foregoing shall be final, conclusive and binding on all interested parties.

(i)            Electronic Communications.  Subject to compliance with applicable law and/or regulations, an Award Agreement or other documentation or notices relating to the Plan and/or Awards may be communicated to Participants (and executed by Participants) by electronic media.

(j)            Unfunded Plan.  The Plan shall be unfunded.  Although bookkeeping accounts may be established with respect to Participants who are granted Awards under this Plan, any such accounts will be used merely as a bookkeeping convenience.  The

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Company shall not be required to segregate any assets which may at any time be represented by Awards, nor shall this Plan be construed as providing for such segregation, nor shall the Company or the Committee be deemed to be a trustee of stock or cash to be awarded under the Plan.

(k)           Liability of Company.  The Company (or members of the Board or Committee) shall not be liable to a Participant or other persons as to: (a) the non-issuance or sale of Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder; and (b) any unexpected or adverse tax consequence or any tax consequence expected, but not realized, by any Participant or other person due to the grant, receipt, exercise or settlement of any Award granted hereunder.

(l)            Reformation.  In the event any provision of this Plan shall be held illegal or invalid for any reason, such provisions will be reformed by the Board if possible and to the extent needed in order to be held legal and valid.  If it is not possible to reform the illegal or invalid provisions then the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

(m)          Payment of Non Employee Director Cash Fees with Equity Awards.  If the Board affirmatively decides to authorize such a process, each Non Employee Director may elect to receive a Restricted Stock Grant (or Stock Units) issued under the Plan in lieu of payment of all or a portion of his or her annual cash retainer and/or any other cash fees including without limitation meeting fees, committee service fees and participation fees.  Any such elections made by a Non-Employee Director shall be effected no later than the time permitted by applicable law and in accordance with the Company’s insider trading policies and/or other policies.  The aggregate grant date fair market value of any Restricted Stock Grants or Stock Units issued pursuant to this Section 4(m) is intended to be equivalent to the value of the foregone cash fees.  Any cash fees not elected to be received as a Restricted Stock Grant or Stock Units shall be payable in cash in accordance with the Company’s standard payment procedures.  The Board in its discretion shall determine the terms, conditions and procedures for implementing this Section 4(m) and may also modify or terminate its operation at any time.

(n)           Successor Provision.  Any reference to a statute, rule or regulation, or to a section of a statute, rule or regulation, is a reference to that statute, rule, regulation, or section as amended from time to time, both before and after the Effective Date and including any successor provisions.

(o)           No Re-Load Options.  Notwithstanding anything to the contrary, Re-Load Options may not be awarded without the approval of Company stockholders.

(p)           Governing Law.  This Plan and (unless otherwise provided in the Award Agreement) all Awards shall be construed in accordance with and governed by the laws of the State of Delaware, but without regard to its conflict of law provisions.  The

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Committee may provide that any dispute as to any Award shall be presented and determined in such forum as the Committee may specify, including through binding arbitration.  Unless otherwise provided in the Award Agreement, recipients of an Award under the Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of Delaware to resolve any and all issues that may arise out of or relate to the Plan or any related Award Agreement.

(q)           Assignment or Transfer of Awards.  Except as otherwise provided under the applicable Award Agreement and then only to the extent permitted by applicable law, no Award shall be transferable by the Participant other than by will or by the laws of descent and distribution.  No Award or interest therein may be transferred, assigned, pledged or hypothecated by the Participant during his or her lifetime, whether by operation of law or otherwise, nor may an Award be anticipated, assigned, attached, garnished, optioned, transferred or made subject to any creditor’s process, whether voluntarily, involuntarily or by operation of law, nor may an Award be made subject to execution, attachment or similar process.  Any act in violation of this Section 4(q) shall be null and void.

SECTION 5.  SHARES SUBJECT TO PLAN AND SHARE LIMITS.

(a)           Basic Limitations.  The Common Stock issuable under the Plan shall be authorized but unissued Shares or treasury Shares or reacquired shares, bought on the market or otherwise.  The maximum number of Shares that are issued under this Plan cannot exceed the Share Limit as may be adjusted under Sections 5(b) and 13.  For purposes of the Plan and subject to adjustment as provided in Sections 5(b) and 13, the Share Limit is [                  ] Shares.  For purposes of the Plan and subject to adjustment as provided in Sections 5(b) and 13, the ISO Limit cannot exceed [                  ] Shares.

(b)           Additional Shares.  Subject to adjustment as provided in Section 13, the Share Limit and ISO Limit set forth in Section 5(a) shall be each increased on January 1, 2013 and on each subsequent January 1 through and including January 1, 2022, by a number of Shares (the “Annual Increase”) equal to the lesser of (i) [      ] percent ([      ] %) of the number of Shares issued and outstanding on the immediately preceding December 31, or (ii) [                  ] Shares, or (iii) an amount determined by the Board.

(c)           Share Accounting.  This Section 5(c) describes the Share accounting process under the Plan for Awards which are not entirely settled with the maximum number of Shares originally subject to the Award and describes how many of such Shares do not count toward the Share Limit and therefore become available again for future issuance under the Plan.  If Awards are forfeited or are terminated for any reason (including the Company’s repurchase of unvested Shares from either an Option that was early exercised or from a Restricted Stock Grant), then the forfeited/terminated/repurchased Shares underlying such Awards shall not be counted toward the Share Limit.  If exercised SARs or Stock Units are settled in Shares, then only the number of Shares actually issued in settlement of such SARs or Stock Units shall be counted toward the Share Limit.  If a Participant pays the Exercise Price by Net Exercise or by surrendering previously owned Shares (or by stock attestation) and/or, as permitted

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or required by the Committee, pays any withholding tax obligation with respect to an Award by Net Exercise or by electing to have Shares withheld or surrendering previously owned Shares (or by stock attestation), the surrendered Shares and the Shares withheld to pay taxes shall not be counted toward the Share Limit.  Any Substitute Awards including without limitation any Shares that are delivered and any Awards that are granted by, or become obligations of, the Company, as a result of the assumption by the Company of, or in substitution for, outstanding awards previously granted by another entity (as provided in Sections 6(e), 8(f), 9(e) or 10(e)) shall not be counted toward the Share Limit or ISO Limit.

(d)           Substitute Awards.  Substitute Awards shall not count toward the Share Limit, nor shall Shares subject to a Substitute Award again be available for Awards under the Plan as provided in Section 5(c) above.  Additionally, in the event that a company acquired by the Company or any Parent or any Subsidiary or any Affiliate or with which the Company or any Parent or any Subsidiary or any Affiliate combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not count toward the Share Limit; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or Board members prior to such acquisition or combination.

(e)           Dividend Equivalents.  Any dividend equivalents distributed under the Plan shall not be counted against the Share Limit.  Dividend equivalents will not be paid (or accrue) on unexercised Options or unexercised SARs.

SECTION 6.  TERMS AND CONDITIONS OF OPTIONS.

(a)           Award Agreement.  Each Award of an Option under the Plan shall be evidenced by an Award Agreement between the Optionee and the Company.  Such Option shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions that are not inconsistent with the Plan (including without limitation any Performance Goals).  The provisions of the various Award Agreements entered into under the Plan need not be identical.  The Award Agreement shall also specify whether the Option is an ISO and if not specified then the Option shall be an NSO.

(b)           Number of Shares.  An Award Agreement shall specify the number of Shares that are subject to the Option and shall provide for adjustment of such number in accordance with Section 13.

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(c)           Exercise Price.  An Option’s Exercise Price shall be established by the Committee and set forth in an Award Agreement.  Except with respect to outstanding stock options being assumed or Options being granted in exchange for cancellation of options granted by another issuer as provided under Section 6(e), the Exercise Price of an Option shall not be less than 100% of the Fair Market Value (110% for 10-Percent Shareholders in the case of ISOs) of a Share on the date of grant of the Option.

(d)           Exercisability and Term.  Subject to Section 3(b)(v), an Option may be exercised during the lifetime of the Participant only by the Participant or by the guardian or legal representative of the Participant.  An Award Agreement shall specify the date when all or any installment of the Option is to become vested and/or exercisable.  The Award Agreement shall also specify the term of the Option; provided that the term of an Option shall in no event exceed ten years from its date of grant (and may be for a shorter period of time than ten years).  No Option can be exercised after the expiration date specified in the applicable Award Agreement.  An Award Agreement may provide for accelerated vesting in the event of the Participant’s death, or Disability or other events. Notwithstanding anything to the contrary, an ISO that is granted to a 10-Percent Shareholder shall have a maximum term of five years.  Notwithstanding any other provision of the Plan, no Option can be exercised after the expiration date provided in the applicable Award Agreement.  An Award Agreement may permit an Optionee to exercise an Option before it is vested (an “early exercise”), subject to the Company’s right of repurchase at the original Exercise Price of any Shares acquired under the unvested portion of the Option which right of repurchase shall lapse at the same rate the Option would have vested had there been no early exercise.  An Award Agreement may also provide that the Company may determine to issue an equivalent value of cash in lieu of issuing some or all of the Shares that are being purchased upon an Option’s exercise.  In no event shall the Company be required to issue fractional Shares upon the exercise of an Option and the Committee may specify a minimum number of Shares that must be purchased in any one Option exercise.

(e)           Modifications or Assumption of Options.  Within the limitations of the Plan, the Committee may modify, extend or assume outstanding Options or may accept the cancellation of outstanding stock options (whether granted by the Company or by another issuer) in return for the grant of new Options for the same or a different number of Shares and at the same or a different Exercise Price.  For avoidance of doubt, the Committee may Re-Price outstanding Options.  No modification of an Option shall, without the consent of the Optionee, impair his or her rights or increase his or her obligations under such Option.

SECTION 7.  PAYMENT FOR OPTION SHARES.

(a)           General Rule.  The entire Exercise Price of Shares issued upon exercise of Options shall be payable in cash (or check) at the time when such Shares are purchased by the Optionee, except as follows and if so provided for in an applicable Award Agreement:

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(i)    In the case of an ISO granted under the Plan, payment shall be made only pursuant to the express provisions of the applicable Award Agreement.  The Award Agreement may specify that payment may be made in any form(s) described in this Section 7.

(ii)   In the case of an NSO granted under the Plan, the Committee may, in its discretion at any time, accept payment in any form(s) described in this Section 7.

(b)                                 Surrender of Stock.  To the extent that the Committee makes this Section 7(b) applicable to an Option in an Award Agreement, payment for all or a part of the Exercise Price may be made with Shares which have already been owned by the Optionee for such duration as shall be specified by the Committee.  Such Shares shall be valued at their Fair Market Value on the date when the new Shares are purchased under the Plan.

(c)                                  Cashless Exercise.  To the extent that the Committee makes this Section 7(c) applicable to an Option in an Award Agreement, payment for all or a part of the Exercise Price may be made through Cashless Exercise.

(d)                                 Net Exercise.  To the extent that the Committee makes this Section 7(d) applicable to an Option in an Award Agreement, payment for all or a part of the Exercise Price may be made through Net Exercise.

(e)                                  Other Forms of Payment.  To the extent that the Committee makes this Section 7(e) applicable to an Option in an Award Agreement, payment may be made in any other form that is consistent with applicable laws, regulations and rules and approved by the Committee.

SECTION 8.  TERMS AND CONDITIONS OF STOCK APPRECIATION RIGHTS.

(a)                                  Award Agreement.  Each Award of a SAR under the Plan shall be evidenced by a Award Agreement between the Participant and the Company.  Such SAR shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan (including without limitation any Performance Goals).  An Award Agreement may provide for a maximum limit on the amount of any payout notwithstanding the Fair Market Value on the date of exercise of the SAR.  The provisions of the various Award Agreements entered into under the Plan need not be identical.  SARs may be granted in consideration of a reduction in the Participant’s other compensation.

(b)                                 Number of Shares.  An Award Agreement shall specify the number of Shares to which the SAR pertains and is subject to adjustment of such number in accordance with Section 13.

(c)                                  Exercise Price.  An Award Agreement shall specify the Exercise Price.  Except with respect to outstanding stock appreciation rights being assumed or SARs being granted in exchange for cancellation of stock appreciation rights granted by another

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issuer as provided under Section 8(f), the Exercise Price of a SAR shall not be less than 100% of the Fair Market Value on the date of grant of the SAR.

(d)                                 Exercisability and Term.  Subject to Section 3(b)(v), a SAR may be exercised during the lifetime of the Participant only by the Participant or by the guardian or legal representative of the Participant.  An Award Agreement shall specify the date when all or any installment of the SAR is to become exercisable.  The Award Agreement shall also specify the term of the SAR which shall not exceed ten years from the date of grant of the SAR (and may be for a shorter period of time than ten years).  No SAR can be exercised after the expiration date specified in the applicable Award Agreement.  An Award Agreement may provide for accelerated exercisability in the event of the Participant’s death, or Disability or other events and may provide for expiration prior to the end of its term in the event of the termination of the Participant’s Continuous Service.  A SAR granted under the Plan may provide that it will be exercisable only in the event of a Change in Control.

(e)                                  Exercise of SARs.  If, on the date when a SAR expires, the Exercise Price under such SAR is less than the Fair Market Value on such date but any portion of such SAR has not been exercised or surrendered, then such SAR may automatically be deemed to be exercised as of such date with respect to such portion to the extent so provided in the applicable Award Agreement. Upon exercise of a SAR, the Participant (or any person having the right to exercise the SAR after Participant’s death) shall receive from the Company (i) Shares, (ii) cash or (iii) any combination of Shares and cash, as the Committee shall determine.  The amount of cash and/or the Fair Market Value of Shares received upon exercise of SARs shall, in the aggregate, be equal to the amount by which the Fair Market Value (on the date of surrender) of the Shares subject to the SARs exceeds the Exercise Price of the Shares.

(f)                                    Modification or Assumption of SARs.  Within the limitations of the Plan, the Committee may modify, extend or assume outstanding SARs or may accept the cancellation of outstanding SARs (including stock appreciation rights granted by another issuer) in return for the grant of new SARs for the same or a different number of Shares and at the same or a different Exercise Price. For avoidance of doubt, the Committee may Re-Price outstanding SARs.  No modification of a SAR shall, without the consent of the Participant, impair his or her rights or increase his or her obligations under such SAR.

SECTION 9.  TERMS AND CONDITIONS FOR RESTRICTED STOCK GRANTS.

(a)                                  Award Agreement.  Each Restricted Stock Grant awarded under the Plan shall be evidenced by an Award Agreement between the Participant and the Company.  Each Restricted Stock Grant shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions that are not inconsistent with the Plan (including without limitation any Performance Goals).  The provisions of the Award Agreements entered into under the Plan need not be identical.

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(b)                                 Number of Shares and Payment.  An Award Agreement shall specify the number of Shares to which the Restricted Stock Grant pertains and is subject to adjustment of such number in accordance with Section 13.  Restricted Stock Grants may be issued with or without cash consideration under the Plan.

(c)                                  Vesting Conditions.  Each Restricted Stock Grant may or may not be subject to vesting.  Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Award Agreement.  An Award Agreement may provide for accelerated vesting in the event of the Participant’s death, or Disability or other events.

(d)                                 Voting and Dividend Rights.  The holder of a Restricted Stock Grant (irrespective of whether the Shares subject to the Restricted Stock Grant are vested or unvested) awarded under the Plan shall have the same voting, dividend and other rights as the Company’s other stockholders.  However, any dividends received on Shares that are unvested (whether such dividends are in the form of cash or Shares) shall be subject to the same vesting conditions and restrictions as the Restricted Stock Grant with respect to which the dividends were paid.  Such additional Shares issued as dividends that are subject to the Restricted Stock Grant shall not count toward the Share Limit.

(e)                                  Modification or Assumption of Restricted Stock Grants.  Within the limitations of the Plan, the Committee may modify or assume outstanding Restricted Stock Grants or may accept the cancellation of outstanding Restricted Stock Grants (including stock granted by another issuer) in return for the grant of new Restricted Stock Grants for the same or a different number of Shares.  No modification of a Restricted Stock Grant shall, without the consent of the Participant, impair his or her rights or increase his or her obligations under such Restricted Stock Grant.

SECTION 10.  TERMS AND CONDITIONS OF STOCK UNITS.

(a)                                  Award Agreement.  Each grant of Stock Units under the Plan shall be evidenced by an Award Agreement between the Participant and the Company.  Such Stock Units shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan (including without limitation any Performance Goals).  The provisions of the various Award Agreements entered into under the Plan need not be identical.  Stock Units may be granted in consideration of a reduction in the Participant’s other compensation.

(b)                                 Number of Shares and Payment.  An Award Agreement shall specify the number of Shares to which the Stock Unit Award pertains and is subject to adjustment of such number in accordance with Section 13.  To the extent that an Award is granted in the form of Stock Units, no cash consideration shall be required of the Award recipients.

(c)                                  Vesting Conditions.  Each Award of Stock Units may or may not be subject to vesting.  Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Award Agreement.  An Award Agreement may provide for accelerated vesting in the event of the Participant’s death, or Disability or other events.

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(d)                                 Voting and Dividend Rights.  The holders of Stock Units shall have no voting rights.  Prior to settlement or forfeiture, any Stock Unit awarded under the Plan may, at the Committee’s discretion, carry with it a right to dividend equivalents. Such right entitles the holder to be credited with an amount equal to all cash or Common Stock dividends paid on one Share while the Stock Unit is outstanding.  Dividend equivalents may be converted into additional Stock Units.  Settlement of dividend equivalents may be made in the form of cash, in the form of Shares, or in a combination of both.  Prior to vesting of the Stock Units, any dividend equivalents accrued on such unvested Stock Units shall be subject to the same vesting conditions and restrictions as the Stock Units to which they attach.

(e)                                  Modification or Assumption of Stock Units.  Within the limitations of the Plan, the Committee may modify or assume outstanding Stock Units or may accept the cancellation of outstanding Stock Units (including stock units granted by another issuer) in return for the grant of new Stock Units for the same or a different number of Shares.  No modification of a Stock Unit shall, without the consent of the Participant, impair his or her rights or increase his or her obligations under such Stock Unit.

(f)                                    Form and Time of Settlement of Stock Units.  Settlement of vested Stock Units may be made in the form of (a) cash, (b) Shares or (c) any combination of both, as determined by the Committee.  The actual number of Stock Units eligible for settlement may be larger or smaller than the number included in the original Award.  Methods of converting Stock Units into cash may include (without limitation) a method based on the average Fair Market Value of Shares over a series of trading days.  Except as otherwise provided in an Award Agreement or a timely completed deferral election, vested Stock Units shall be settled within thirty days after vesting.  The Award Agreement may provide that distribution may occur or commence when all vesting conditions applicable to the Stock Units have been satisfied or have lapsed, or it may be deferred, in accordance with applicable law, to a later specified date.  The amount of a deferred distribution may be increased by an interest factor or by dividend equivalents.  Until an Award of Stock Units is settled, the number of such Stock Units shall be subject to adjustment pursuant to Section 13.

(g)                                 Creditors’ Rights.  A holder of Stock Units shall have no rights other than those of a general creditor of the Company.  Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Award Agreement.

SECTION 11.  OTHER AWARDS

The Committee may in its discretion issue Other Equity Awards to Selected Employees and/or Cash Awards to Covered Employees. The terms and conditions of any such Awards shall be evidenced by an Award Agreement between the Participant and the Company. Settlement of Other Equity Awards may be in the form of Shares and/or cash as determined by the Committee.

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SECTION 12.  CODE SECTION 162(M).

(a)                                  Applicability.  The provisions of Sections 12(b) and 12(c) shall apply to an Award if and only if all of the following items (i) through (iii) in this Section 12(a) are true as of the date of grant of such Award:

(i) the Company is a “publicly held corporation” within the meaning of Code Section 162(m);

(ii) the deduction limitations of Code Section 162(m) are applicable to Awards granted to Covered Employees under this Plan; and

(iii) the Award is intended to qualify as “performance-based compensation” under Code Section 162(m).

(b)                                 Administration.  Awards issued in accordance with this Section 12 shall be granted by and administered by a Committee whose composition satisfies the “outside director” requirements under Code Section 162(m) with respect to performance-based compensation.  If Performance Goals are included in Awards in order to enable such Awards to qualify as performance-based compensation under Code Section 162(m), then such Awards will be subject to the achievement of such Performance Goals that will be established and administered pursuant to the requirements of Code Section 162(m) and as described in this Section 12(b).  To the extent required by Code Section 162(m), the Committee shall certify in writing the degree to which the Performance Goals have been satisfied before any Shares underlying an Award or any Award payments are released to a Covered Employee with respect to a Performance Period.  Without limitation, the approved minutes of a Committee meeting shall constitute such written certification.

Notwithstanding satisfaction of any completion of any Performance Goal, to the extent specified at the time of grant of an Award, the number of Shares, Options, SARs, Restricted Stock Units, or Other Equity Awards or the value of a Cash Award or any other benefits granted, issued, retainable and/or vested under an Award on account of satisfaction of such Performance Goals may be reduced by the Committee on the basis of such further considerations as the Committee in its sole discretion shall determine.  For avoidance of doubt, Awards with Performance Goals or performance objectives (if any) that are granted to Selected Employees who are not Covered Employees or any Awards to Covered Employees which are not intended to qualify as performance-based compensation under Code Section 162(m) need not comply with the requirements of Code Section 162(m) or this Section 12.

(c)                                  Limits.  Awards intended to qualify as performance-based compensation under Code Section 162(m) will be limited to the following amounts.

(i)             Limits on Options and SARs.  No Selected Employee shall receive Options and/or SARs to purchase Shares during any Fiscal Year that in the aggregate cover in excess of [                  ] Shares.

(ii)          Limits on Restricted Stock Grants and Stock Units.  No Selected Employee shall receive Restricted Stock Grants and/or

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Stock Units during any Fiscal Year that in the aggregate cover in excess of [                  ] Shares.

(iii)       Limits on Other Equity Awards.  No Selected Employee shall receive Other Equity Awards during any Fiscal Year that in the aggregate cover in excess of [                  ] Shares.

(iv)      Limit on Total Amount of All Awards Other than Cash Awards.  No Selected Employee shall receive Awards (excluding Cash Awards) during any Fiscal Year in excess of the aggregate amount of [                  ] Shares, whether such Awards are in the form of Options, SARs, Restricted Stock Grants, Stock Units and/or Other Equity Awards.

(v) Increased Limits.  The numerical limits expressed in the foregoing subparts (i) through (iii) shall in each case be multiplied by a factor of two (and the limit in the foregoing subpart (iv) shall be increased to [                  ] Shares) with respect to Awards (other than Cash Awards) granted to a Selected Employee during the Fiscal Year of the Selected Employee’s commencement of employment with the Company or during the first Fiscal Year that the Selected Employee becomes a Covered Employee.

(vi) Limit on Cash Awards.  The maximum aggregate value of Cash Awards that may be received by any one Covered Employee with respect to any Fiscal Year is $[                  ].

SECTION 13.  ADJUSTMENTS.

(a)                                  Adjustments.  In the event of a subdivision of the outstanding Shares, a declaration of a dividend payable in Shares, a declaration of a dividend payable in a form other than Shares in an amount that has a material effect on the value of Shares, a combination or consolidation of the outstanding Shares (by reclassification or otherwise) into a lesser number of Shares, a stock split, a reverse stock split, a reclassification or other distribution of the Shares without the receipt of consideration by the Company, of or on the Common Stock, a recapitalization, a combination, a spin-off or a similar occurrence, the Committee shall make equitable and proportionate adjustments, taking into consideration the accounting and tax consequences, to:

(1)                                  the Share Limit and ISO Limit and the various Share numbers referenced in Section 5(a) and the Code Section 162(m) Share limits specified in Section 12(c);

(2)                                  the Share number referenced in clause (ii) of the Annual Increase specified in Section 5(b);

(3)                                  the number and kind of securities available for Awards (and which can be issued as ISOs) under Section 5;

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(4)                                  the number and kind of securities covered by each outstanding Award;

(5)                                  the Exercise Price under each outstanding Option and SAR; and

(6)                                  the number and kind of outstanding securities issued under the Plan.

(b)                                 Participant Rights.  Except as provided in this Section 13, a Participant shall have no rights by reason of any issue by the Company of stock of any class or securities convertible into stock of any class, any subdivision or consolidation of shares of stock of any class, the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class.  If by reason of an adjustment pursuant to this Section 13, a Participant’s Award covers additional or different shares of stock or securities, then such additional or different shares and the Award in respect thereof shall be subject to all of the terms, conditions and restrictions which were applicable to the Award and the Shares subject to the Award prior to such adjustment.

(c)                                  Fractional Shares.  Any adjustment of Shares pursuant to this Section 13 shall be rounded down to the nearest whole number of Shares.  Under no circumstances shall the Company be required to authorize or issue fractional shares.  To the extent permitted by applicable law, no consideration shall be provided as a result of any fractional shares not being issued or authorized.

SECTION 14.  EFFECT OF A CHANGE IN CONTROL.

(a)                                  Merger or Reorganization.  In the event that there is a Change in Control and/or the Company is a party to a merger or acquisition or reorganization or similar transaction, outstanding Awards shall be subject to the merger agreement or other applicable transaction agreement.  Such agreement may provide, without limitation, that subject to the consummation of the applicable transaction, for the assumption (or substitution) of outstanding Awards by the surviving corporation or its parent, for their continuation by the Company (if the Company is a surviving corporation), for accelerated vesting or for their cancellation with or without consideration, in all cases without the consent of the Participant and outstanding Awards do not have to all be uniformly treated the same way.

(b)                                 Acceleration of Vesting.  Except as otherwise provided in the applicable Award Agreement (and in such case the applicable Award Agreement shall govern), in the event that a Change in Control occurs and there is no assumption, substitution or continuation of Awards pursuant to Section 14(a), the Committee in its discretion may provide that some or all Awards shall vest and become exercisable as of immediately before such Change in Control.  For avoidance of doubt, “substitution” includes, without limitation, an Award being replaced by a cash award that provides an equivalent intrinsic value (wherein intrinsic value equals the difference between the market value of a share and any exercise price).

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SECTION 15.  LIMITATIONS ON RIGHTS.

(a)                                  Retention Rights.  Neither the Plan nor any Award granted under the Plan shall be deemed to give any individual a right to remain in Continuous Service as an Employee, Consultant, or Non Employee Director or to receive any other Awards under the Plan.  The Company and its Parents and Subsidiaries and Affiliates reserve the right to terminate the Continuous Service of any person at any time, and for any reason, subject to applicable laws, the Company’s Certificate of Incorporation and Bylaws and a written employment agreement (if any).

(b)                                 Regulatory Requirements.  Any other provision of the Plan notwithstanding, the obligation of the Company to issue Shares or other securities under the Plan shall be subject to all applicable laws, rules and regulations and such approval by any regulatory body as may be required.  The Company reserves the right to restrict, in whole or in part, the delivery of Shares or other securities pursuant to any Award prior to the satisfaction of all legal requirements relating to the issuance of such Shares or other securities, to their registration, qualification or listing or to an exemption from registration, qualification or listing.

(c)                                  Dissolution.  To the extent not previously exercised or settled, Options, SARs, unvested Stock Units and unvested Restricted Stock Grants shall terminate immediately prior to the dissolution or liquidation of the Company and shall be forfeited to the Company (except for repayment of any amounts a Participant had paid to the Company to acquire unvested Shares underlying the forfeited Awards).

(d)                                 Clawback Policy.  The Company may (i) cause the cancellation of any Award, (ii) require reimbursement of any Award by a Participant and (iii) effect any other right of recoupment of equity or other compensation provided under this Plan or otherwise in accordance with Company policies as may be adopted and/or modified from time to time by the Company and/or applicable law (each, a “Clawback Policy”).  In addition, a Participant may be required to repay to the Company certain previously paid compensation, whether provided under this Plan or an Award Agreement or otherwise, in accordance with the Clawback Policy. By accepting an Award, a Participant is also agreeing to be bound by the Company’s Clawback Policy which may be amended from time to time by the Company in its discretion (including without limitation to comply with applicable laws or stock exchange requirements) and is further agreeing that all of the Participant’s Awards (and/or awards issued under any of the Prior Equity Compensation Plans) may be unilaterally amended by the Company to the extent needed to comply with the Clawback Policy.

SECTION 16.  TAXES.

(a)                                  General.  A Participant shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations (including without limitation federal, state, local and foreign taxes) that arise in connection with his or her Award.  The Company shall not be required to issue any Shares or make any cash payment under the Plan until such obligations are satisfied and the Company shall, to the

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maximum extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant.

(b)                                 Share Withholding.  The Committee in its discretion may permit or require a Participant to satisfy all or part of his or her withholding or income tax obligations by having the Company withhold all or a portion of any Shares that otherwise would be issued to him or her or by surrendering all or a portion of any Shares that he or she previously acquired (or by stock attestation).  Such Shares shall be valued based on the value of the actual trade or, if there is none, the Fair Market Value as of the previous day.  Any payment of taxes by assigning Shares to the Company may be subject to restrictions, including, but not limited to, any restrictions required by rules of the SEC.  The Committee may also, in its discretion, permit or require a Participant to satisfy withholding tax obligations related to an Award through a sale of Shares underlying the Award or, in the case of Options, through Net Exercise or Cashless Exercise.  The number of Shares that are withheld from an Award pursuant to this section may also be limited by the Committee, to the extent necessary, to avoid liability-classification of the Award (or other adverse accounting treatment) under applicable financial accounting rules including without limitation by requiring that no amount may be withheld which is in excess of minimum statutory withholding rates.  The Committee, in its discretion, may permit or require other forms of payment of applicable tax withholding.

SECTION 17.  DURATION AND AMENDMENTS.

(a)                                  Term of the Plan.  The Plan is effective on the Effective Date provided that any Awards granted before the Stockholder Approval Date shall be expressly conditioned upon and subject to stockholder approval of this Plan.  If the Stockholder Approval Date does not occur before the first anniversary of the Effective Date then the Plan shall terminate on such first anniversary and any outstanding Awards previously granted shall then be forfeited without consideration (except for repayment of any amounts a Participant had paid to the Company to acquire unvested Shares underlying the forfeited Awards).  If the Stockholder Approval Date occurs before the first anniversary of the Effective Date, then the Plan shall terminate on the day before the tenth anniversary of the Effective Date.  In all cases, the Plan may be terminated on any earlier date other than what is specified above pursuant to Section 17(b).  This Plan will not in any way affect outstanding awards that were issued under the Prior Equity Compensation Plans or other Company equity compensation plans.  No new awards may be granted under any of the Prior Equity Compensation Plans as of the effective date of the IPO.

(b)                                 Right to Amend or Terminate the Plan.  The Board may amend or terminate the Plan at any time and for any reason. No Awards shall be granted under the Plan after the Plan’s termination.  An amendment of the Plan shall be subject to the approval of the Company’s stockholders only to the extent required by applicable laws, regulations or rules.  In addition, no such amendment or termination shall be made which would impair the rights of any Participant, without such Participant’s written consent, under any then-outstanding Award, provided that no such Participant consent shall be required with respect to any amendment or alteration if the Committee determines in its sole discretion that such amendment or alteration either (i) is required or advisable in

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order for the Company, the Plan or the Award to satisfy or conform to any law or regulation or to meet the requirements of any accounting standard, or (ii) is not reasonably likely to significantly diminish the benefits provided under such Award, or that any such diminishment has been adequately compensated.  In the event of any conflict in terms between the Plan and any Award Agreement, the terms of the Plan shall prevail and govern.

SECTION 18.  EXECUTION.

To record the adoption of this Plan by the Board, the Company has caused its duly authorized Officer to execute this Plan on behalf of the Company.

LEGALZOOM.COM, INC.

By:	John Suh
Title:	Chief Executive Officer

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GRANT NO.

LEGALZOOM.COM, INC.

2012 EQUITY INCENTIVE PLAN

RESTRICTED STOCK GRANT AGREEMENT

The Company hereby awards a Restricted Stock Grant (the “Restricted Stock”) to the Participant named below.  The terms and conditions of the Restricted Stock Grant are set forth in this cover sheet, in the attached Restricted Stock Grant Agreement and in the LegalZoom.com, Inc. 2012 Equity Incentive Plan, as it may be amended from time to time.  This cover sheet is incorporated into and a part of the attached Restricted Stock Grant Agreement (together, the “Agreement”).

Date of Award:

Name of Participant:

Number of Shares of Restricted Stock Awarded:

Amount Paid by Participant for the Shares of Restricted Stock Awarded:     $

Aggregate Fair Market Value of Restricted Stock on Date of Award:            $

Vesting Calculation Date:                                      .

Vesting Schedule:                               .

By signing this cover sheet, you agree to all of the terms and conditions described in the attached Restricted Stock Grant Agreement and in the Plan and the Plan’s prospectus.  You specifically acknowledge that you have carefully read the section entitled “Code Section 83(b) Election” and the attachment entitled “Section 83(b) Elections” and you further acknowledge that you are solely responsible for filing any Code Section 83(b) election, and that such election must be filed within thirty (30) days after the Date of Award in order to be effective. You are also acknowledging receipt of this Agreement and a copy of the Plan and the Plan’s prospectus, a copy of which is also enclosed.

Company:	Participant:

By:
Its:

Attachments

LEGALZOOM.COM, INC.

2012 EQUITY INCENTIVE PLAN

RESTRICTED STOCK GRANT AGREEMENT

1.	The Plan and Other Agreements

The text of the Plan is incorporated in this Agreement by this reference.  You and the Company agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.  Unless otherwise defined in this Agreement, certain capitalized terms used in this Agreement are defined in the Plan.

This Agreement, the attached Exhibits and the Plan constitute the entire understanding between you and the Company regarding this Award of Restricted Stock.  Any prior agreements, commitments or negotiations concerning this Award are superseded.

2.	Award of Restricted Stock

Notwithstanding anything to the contrary, this Award is granted on the condition that the Company’s stockholders approve the Plan prior to       , 2013.  If the Company’s stockholders do not approve the Plan prior to       , 2013, then this Award shall be immediately forfeited without consideration.

The Company awards you the number of shares of Restricted Stock shown on the cover sheet of this Agreement.  The Award is subject to the terms and conditions of this Agreement and the Plan.  This Award is not intended to constitute a nonqualified deferred compensation under section 409A of the Code and will be interpreted accordingly.  You will also be required, as a condition of this Award, to enter into any Company stockholder agreement or other agreements that are applicable to stockholders.

3.	Vesting	This Award will vest according to the Vesting Schedule on the attached cover sheet.

4.	Escrow

The certificate(s) for the Restricted Stock shall be deposited in escrow with the Secretary of the Company (or his/her designee) to be held in accordance with the provisions of this paragraph.  Each deposited certificate shall be accompanied by a duly executed Assignment Separate from Certificate in the form attached hereto as Exhibit A.  The deposited certificates shall remain in escrow until such time as the certificates are to be released or otherwise surrendered for cancellation as discussed below.  Upon delivery of the certificates to the Company, you shall be issued an instrument of deposit acknowledging the number of Shares of Restricted Stock delivered in escrow to the Secretary of the Company.

All regular cash dividends, if any, on the Restricted Stock shall be paid directly to you and shall not be held in escrow.

The Restricted Stock held in escrow hereunder shall be subject to the following terms and conditions relating to their release from escrow or their surrender to the Company, provided, however, that the minimum number of

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Shares released to you in any individual release of Share certificates must be at least twenty-five (25) Shares (unless the release represents your final release of Share certificates from escrow):

•                  When your interest in the Restricted Stock vests, the certificates for such vested Restricted Stock shall be released from escrow and delivered to you, at your request.  Upon termination of your Continuous Service for any reason prior to vesting and in which no vesting is provided upon such termination, any unvested Restricted Stock subject to this Agreement shall be immediately surrendered to the Company.

5.	No Assignment

The Shares subject to this Award shall not be sold, hypothecated, assigned, attached, garnished, optioned, transferred or made subject to any creditor’s process, whether voluntarily, involuntarily or by operation of law.  If you attempt to do any of these things, this Award will immediately become invalid.  However, this shall not preclude a transfer of vested Shares by will or by the laws of descent and distribution.  In addition, pursuant to Company procedures, you may designate a beneficiary who will receive any outstanding vested Shares in the event of your death.  Regardless of any marital property settlement agreement, the Company is not obligated to recognize your spouse’s interest in your Award in any other way.

6.	Code Section 83(b) Election

You represent and warrant that you understand the Federal, state and local income tax consequences of the granting of this Restricted Stock.  Under Section 83 of the Code, the Fair Market Value of the Restricted Stock on the date any forfeiture restrictions applicable to such Restricted Stock lapse will be reportable as ordinary income at that time.  For this purpose, “forfeiture restrictions” include surrender to the Company of unvested Restricted Stock as described above.  You may voluntarily elect to be taxed at the time the Restricted Stock is acquired to the extent that the Fair Market Value of the Restricted Stock exceeds the amount of consideration paid by you (if any) for such Restricted Stock at that time rather than when such Restricted Stock ceases to be subject to such forfeiture restrictions, by filing an election under Section 83(b) of the Code with the Internal Revenue Service within thirty (30) days after the Date of Award.  A form for making this election is attached as Exhibit B hereto.  Failure to make this filing within the thirty (30) day period will result in the recognition of ordinary income by you as the forfeiture restrictions lapse.  YOU ACKNOWLEDGE THAT IT IS YOUR SOLE RESPONSIBILITY, AND NOT THE COMPANY’S, TO FILE A TIMELY ELECTION UNDER CODE SECTION 83(b), EVEN IF YOU REQUEST THE COMPANY OR ITS REPRESENTATIVES TO MAKE THIS FILING ON YOUR BEHALF.  MOREOVER, YOU ARE RELYING SOLELY ON YOUR OWN ADVISORS WITH RESPECT TO THE DECISION AS TO WHETHER OR NOT TO FILE A CODE SECTION 83(b) ELECTION.

7.	Leaves of Absence	For purposes of this Award, your Continuous Service does not terminate when you go on a bona fide leave of absence that was approved by the Company in

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writing, if the terms of the leave provide for Continuous Service crediting, or when Continuous Service crediting is required by applicable law.  Your Continuous Service terminates in any event when the approved leave ends, unless you immediately return to active work.

The Company determines which leaves count for this purpose (along with determining the effect of a leave of absence on vesting of the Award), and when your Continuous Service terminates for all purposes under the Plan.

8.	Voting and Other Rights

Subject to the terms of the Plan and this Agreement, you shall have all the rights and privileges of a shareholder of the Company while the Restricted Stock is held in escrow, including the right to vote and to receive dividends (if any).  However, any dividends received on Shares that are unvested (whether such dividends are in the form of cash or Shares) may be subject to the same vesting conditions and restrictions as the Restricted Stock Grant with respect to which the dividends were paid.

9.	Adjustments

In the event of a stock split, a stock dividend or a similar change in the Company stock, the number of outstanding Shares of Restricted Stock covered by this Award may be adjusted (and rounded down to the nearest whole number) pursuant to the Plan.

10.	Merger or Other Reorganization

Pursuant to Section 14(a) of the Plan, your Award shall be subject to the terms of the agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity.

11.	Restrictions on Issuance	The Company will not issue any Restricted Stock or Shares if the issuance of such Restricted Stock or Shares at that time would violate any law or regulation.

12.	Taxes and Withholding

You will be solely responsible for payment of any and all applicable taxes associated with this Award.

The delivery to you of any Shares will not be permitted unless and until you have satisfied any withholding or other taxes that may be due.

Any such tax withholding obligations may be settled by the Company withholding and retaining a portion of the Shares from the Shares that would otherwise be deliverable to you as of the vesting date and/or by Shares which have already been owned by you for more than six (6) months and which are surrendered to the Company.  Such withheld or surrendered Shares will be applied to pay the withholding obligation by using the aggregate fair market value of the withheld or surrendered Shares as of the date of vesting.  If Shares are withheld, then you will be delivered the net amount of vested Shares after the Share withholding has been effected and you will not receive the withheld Shares.

13.	Code Section 409A	This Award will be administered and interpreted to comply with Code Section 409A. Section 4(g) of the Plan will apply to this Award to the extent needed.

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14.	Investment Representation

In the event that you receive Shares as payment pursuant to the settlement of this Award, and such Shares have not been registered under the Securities Act or any applicable state laws at the time this Award is settled, you shall, if required by the Company, prior to the receipt of such Shares, deliver to the Company an “Investment Representation Statement” in a form prescribed by the Company and shall make such other written representations as are deemed necessary or appropriate by the Company and/or its counsel.

15.	Restrictions on Resale

By signing this Agreement, you agree not to sell, transfer, assign, dispose of, pledge, hypothecate, make any short sale of, or otherwise effect a similar transaction of any Shares acquired under this Award (each a “Sale Prohibition”) at a time when applicable laws, regulations or Company or underwriter trading policies or agreements prohibit the disposition of Shares.  The Company shall have the right to designate one or more periods of time, each of which generally will not exceed one hundred eighty (180) days in length (provided however, that such period may be extended in connection with the Company’s release (or announcement of release) of earnings results or other material news or events), and to impose a Sale Prohibition, during which any Shares acquired under this Award shall not be sold, if the Company determines (in its sole discretion) that such limitation(s) is needed in connection with a public offering of Shares or to comply with an underwriter’s request or trading policy, or  could in any way facilitate a lessening of any restriction on transfer pursuant to the Securities Act or any state securities laws with respect to any issuance of securities by the Company, facilitate the registration or qualification of any securities by the Company under the Securities Act or any state securities laws, or facilitate the perfection of any exemption from the registration or qualification requirements of the Securities Act or any applicable state securities laws for the issuance or transfer of any securities.

If the sale of Shares acquired under this Award is not registered under the Securities Act, but an exemption is available which requires an investment representation or other representation and warranty, you shall represent and agree that the Shares being acquired are being acquired for investment, and not with a view to the sale or distribution thereof, and shall make such other representations and warranties as are deemed necessary or appropriate by the Company and its counsel.

16.	Retention Rights

Your Award or this Agreement does not give you the right to be retained by the Company (or any Parent or any Subsidiaries or Affiliates) in any capacity.  The Company (or any Parent and any Subsidiaries or Affiliates) reserves the right to terminate your Continuous Service at any time and for any reason.

This Award and the Shares subject to the Award are not intended to constitute or replace any pension rights or compensation and are not to be considered compensation of a continuing or recurring nature, or part of your normal or expected compensation, and in no way represent any portion of your salary, compensation or other remuneration for any purpose, including but not limited to, calculating any severance, resignation, termination, redundancy, dismissal,

5

end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

17.	Legends

All certificates representing the Common Stock issued under this Award may, where applicable, have endorsed thereon the following legend and any other legend the Company determines appropriate:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND OPTIONS TO PURCHASE SUCH SHARES SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE REGISTERED HOLDER, OR HIS OR HER PREDECESSOR IN INTEREST.  A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY AND WILL BE FURNISHED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY BY THE HOLDER OF RECORD OF THE SHARES REPRESENTED BY THIS CERTIFICATE.”

18.	Clawback Policy

The Company may (i) cause the cancellation of this Award, (ii) require reimbursement of this Award  and (iii) effect any other right of recoupment of equity or other compensation provided under the Plan or otherwise in accordance with the Company’s Clawback Policy and/or applicable law.  In addition, you may be required to repay to the Company certain previously paid compensation, whether provided under the Plan or this Agreement or otherwise, in accordance with the Clawback Policy.  By accepting this Award, you are also agreeing to be bound by the Company’s Clawback Policy which may be amended from time to time by the Company in its discretion (including without limitation to comply with applicable laws or stock exchange requirements) and are further agreeing that this Award may be unilaterally amended by the Company to the extent needed to comply with the Clawback Policy.

19.	Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware without reference to the conflicts of law provisions thereof.

20.	Binding Effect; No Third Party Beneficiaries

This Agreement shall be binding upon and inure to the benefit of the Company and you and any respective heirs, representatives, successors and permitted assigns.  This Agreement shall not confer any rights or remedies upon any person other than the Company and you and any respective heirs, representatives, successors and permitted assigns.  The parties agree that this Agreement shall survive the settlement or termination of the Award.

21.	Voluntary Participant	You acknowledge that you are voluntarily participating in the Plan.

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22.	No Rights to Future Awards

Your rights, if any, in respect of or in connection with this Award or any other Awards are derived solely from the discretionary decision of the Company to permit you to participate in the Plan and to benefit from a discretionary future Award.  By accepting this Award, you expressly acknowledge that there is no obligation on the part of the Company to continue the Plan and/or grant any additional Awards to you or benefits in lieu of Award or any other Awards even if Awards have been granted repeatedly in the past.  All decisions with respect to future Awards, if any, will be at the sole discretion of the Committee.

23.	No Advice Regarding Grant

The Company has not provided any tax, legal or financial advice, nor has the Company made any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Shares.  You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

24.	No Right to Damages

You will have no right to bring a claim or to receive damages if any portion of the Award is cancelled or expires unexercised.  The loss of existing or potential profit in the Award will not constitute an element of damages in the event of the termination of your Continuous Service for any reason, even if the termination is in violation of an obligation of the Company or a Parent or a Subsidiary or an Affiliate to you.

25.	Data Privacy

You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this document by the Company for the exclusive purpose of implementing, administering and managing your participation in the Plan.  You understand that the Company holds certain personal information about you, including, but not limited to, name, home address and telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Awards or any other entitlement to Shares awarded, cancelled, purchased, exercised, vested, unvested or outstanding in your favor for the purpose of implementing, managing and administering the Plan (“Data”).  You understand that the Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country or elsewhere and that the recipient country may have different data privacy laws and protections than your country.  You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data, as may be required to a broker or other third party with whom you may elect to deposit any Shares acquired under the Plan.

26.	Other Information

You agree to receive shareholder information, including copies of any annual report, proxy statement and periodic report, from the Company’s website at www.legalzoom.com, if the Company wishes to provide such information through its website.  You acknowledge that copies of the Plan, Plan

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prospectus, Plan information and stockholder information are also available upon written or telephonic request to the Committee and/or the Board.

27.	Nondisclosure of Confidential Information

You acknowledge that the businesses of the Company is highly competitive and that the Company’s strategies, methods, books, records, and documents, technical information concerning its products, equipment, services, and processes, procurement procedures and pricing techniques, the names of and other information (such as credit and financial data) concerning former, present or prospective customers and business affiliates, all comprise confidential business information and trade secrets which are valuable, special, and unique assets which the Company uses in its business to obtain a competitive advantage over competitors.  You further acknowledge that protection of such confidential business information and trade secrets against unauthorized disclosure and use is of critical importance to the Company in maintaining its competitive position.  You acknowledge that by reason of your duties to and association with the Company, you have had and will have access to and have and will become informed of confidential business information which is a competitive asset of the Company.  You hereby agree that you will not, at any time during or after employment, make any unauthorized disclosure of any confidential business information or trade secrets of the Company, or make any use thereof, except in the carrying out of services responsibilities.  You shall take all necessary and appropriate steps to safeguard confidential business information and protect it against disclosure, misappropriation, misuse, loss and theft.  Confidential business information shall not include information in the public domain (but only if the same becomes part of the public domain through a means other than a disclosure prohibited hereunder).  The above notwithstanding, a disclosure shall not be unauthorized if (i) it is required by law or by a court of competent jurisdiction or (ii) it is in connection with any judicial, arbitration, dispute resolution or other legal proceeding in which your legal rights and obligations as a service provider or under this Agreement are at issue; provided, however, that you shall, to the extent practicable and lawful in any such events, give prior notice to the Company of your intent to disclose any such confidential business information in such context so as to allow the Company an opportunity (which you will not oppose) to obtain such protective orders or similar relief with respect thereto as may be deemed appropriate. Any information not specifically related to the Company would not be considered confidential to the Company.

The Company will be entitled to enforce its rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights to which it may be entitled.  You agree and acknowledge that money damages may not be an adequate remedy for breach of the provisions of this Agreement and that the Company may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

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28.	Further Assistance

You agree to provide assistance reasonably requested by the Company in connection with actions taken by you while providing services to the Company, including but not limited to assistance in connection with any lawsuits or other claims against the Company arising from events during the period in which you rendered service to the Company.

29.	Notice

Any notice to be given or delivered to the Company relating to this Agreement shall be in writing and addressed to the Company at its principal corporate offices.  Any notice to be given or delivered to you relating to this Agreement shall be in writing and addressed to you at such address of which you advise the Company in writing.  All notices shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan and Plan prospectus.  Any inconsistency between this Agreement and the Plan shall be resolved by reference to the Plan.

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EXHIBIT A

ASSIGNMENT SEPARATE FROM CERTIFICATE

FOR VALUE RECEIVED and pursuant to that certain Restricted Stock Grant Agreement dated as of [                     ], the undersigned hereby sells, assigns and transfers unto [            ] shares of the Common Stock of LegalZoom.com, Inc., a Delaware corporation, standing in the undersigned’s name on the books of said corporation represented by certificate No.                         , herewith, and does hereby irrevocably constitute and appoint                            attorney-in-fact to transfer the said stock on the books of the said corporation with full power of substitution in the premises.

Dated:           [Month] [Day], 20

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EXHIBIT B

ELECTION UNDER SECTION 83(b) OF
THE INTERNAL REVENUE CODE

The undersigned hereby makes an election pursuant to Section 83(b) of the Internal Revenue Code with respect to the property described below and supplies the following information in accordance with the regulations promulgated thereunder:

1.                                      The name, address and social security number of the undersigned:

Social Security No. :

2.                                      Description of property with respect to which the election is being made:

                                     shares of common stock of LegalZoom.com, Inc.] (the “Company”).

3.                                      The date on which the property was transferred is                           , [YEAR].

4.                                      The taxable year to which this election relates is calendar year [YEAR].

5.                                      Nature of restrictions to which the property is subject:

The shares of stock are subject to the provisions of a Restricted Stock Grant Agreement (the “Agreement”) between the undersigned and the Company.  The shares of stock are subject to forfeiture under the terms of the Agreement, including, but not limited to, the forfeiture, without consideration, of any unvested shares of Company stock subject to the Agreement in the event that the undersigned’s “continuous service” (as defined in the Company’s 2012 Equity Incentive Plan) ceases prior to the shares of stock subject to the Agreement becoming fully vested.

6.                                      The Fair Market Value of the property at the time of transfer (determined without regard to any lapse restriction) was $                     per share, [for a total of $                    .]

7.                                      The amount paid by taxpayer for the property was $                    .

8.                                      A copy of this statement has been furnished to the Company.

Dated:                                 , [YEAR].

[Taxpayer’s Name]

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SECTION 83(b) ELECTIONS

This memorandum briefly describes certain aspects of Internal Revenue Code section 83 and section 83(b) elections as they exist under current law.  A form of election is attached.  The effect of making the election is that it permits the employee or consultant to include in his or her gross income, in his or her taxable year in which unvested shares are transferred, the excess, if any, of (i) the Fair Market Value of such shares at the time of transfer (determined without regard to restrictions other than those which will never lapse), over (ii) the amount (if any) paid for such shares.

By making the section 83(b) election, subsequent appreciation in the value of the shares generally will be taxed as a capital gain, rather than as compensation.  Also, appreciation that occurs after the transfer but prior to vesting will not be taxed until the shares are sold.  Finally, such subsequent appreciation may be deferred if transfer occurs in a tax-free reorganization or may go untaxed altogether if a stepped-up basis results from transfer by reason of death.  However, if the shares are forfeited the employees or consultants who made the election can only deduct a loss to the extent the amount received (if any) on forfeiture is less than the amount paid (if any) for such shares.  Thus, such employees or consultants are precluded from recovering the tax paid with respect to any reported compensation income.  Moreover, any loss recognized will generally be a capital loss which can only offset capital gains plus $3,000 of ordinary income ($1,500 in the case of married individuals filing a separate return).

In the absence of an election, the employee or consultant who receives unvested shares does not recognize any income until such shares vest.  In the taxable year in which any shares vest such employee or consultant will recognize compensation income equal to the excess, if any, of (i) the Fair Market Value of the vested shares on the vesting date, over (ii) the amount (if any) paid for such shares.  If the shares are forfeited the employee or consultant will recognize ordinary loss to the extent the amount received on forfeiture is less than the amount paid for such shares.

The election must be made not later than 30 days after the date of transfer of the shares to the employee or consultant.  The election is to be filed with the Internal Revenue Service Center with which the employee or consultant files his or her return.  In general, the election is irrevocable.

Each filing should be made by certified mail with the sender’s receipt postmarked at the time of mailing to establish proof of filing.  Also, one copy of the election should be filed with the company.  Finally, one copy of the election must be submitted with the employee’s federal income tax returns for the taxable year in which the shares are transferred.  Although the election must be made within 30 days of the date of transfer of the shares, the tax, if any, arising out of the election need not be paid until the employee or consultant files his or her tax return for the tax year of transfer (subject to the withholding rules discussed below).

The company should be entitled to a tax deduction for federal income tax purposes equal to the amount, if any, included in the gross income of the employees or consultants receiving the shares.  Any deduction is allowed for the taxable year of the company in which or with which ends the taxable year in which the amount was included in the gross income of the employee or consultant.

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While it may be desirable from a tax standpoint for employees and consultants to make an 83(b) election at the time unvested shares are acquired, the matter should be reviewed by each employee or consultant with his or her tax adviser.

The foregoing is intended only as a general summary of the tax consequences of section 83(b) elections.

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LEGALZOOM.COM, INC.
2012 EQUITY INCENTIVE PLAN

STOCK UNIT AGREEMENT

The Company hereby awards Stock Units to the Participant named below.  The terms and conditions of the Award are set forth in this cover sheet, in the attached Stock Unit Agreement and in the LegalZoom.com, Inc. 2012 Equity Incentive Plan as it may be amended from time to time (the “Plan”).  This cover sheet is incorporated into and a part of the attached Stock Unit Agreement (together, the “Agreement”).

Date of Award:                                       .

Name of Participant:

Participant’s Social Security Number:                       -        -

Number of Stock Units Awarded:

Fair Market Value of a Share on Date of Stock Unit Grant:  $          .

By signing this cover sheet, you agree to all of the terms and conditions described in the Agreement and in the Plan and the Plan’s prospectus.  You are also acknowledging receipt of this Agreement and a copy of the Plan and the Plan’s prospectus, a copy of which is also enclosed.

Participant:
(Signature)

Company:
(Signature)

Title:

Attachment

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LEGALZOOM.COM, INC.
2012 EQUITY INCENTIVE PLAN

STOCK UNIT AGREEMENT

1.	The Plan and Other Agreements

The text of the Plan is incorporated in this Agreement by reference. You and the Company agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement. Unless otherwise defined in this Agreement, certain capitalized terms used in this Agreement are defined in the Plan.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding this Award of Stock Units. Any prior agreements, commitments or negotiations are superseded.

2.	Award of Stock Units	The Company awards you the number of Stock Units shown on the cover sheet of this Agreement. The Award is subject to the terms and conditions of this Agreement and the Plan.

3.	Vesting

If you render Continuous Service to the Company (or its Parent, Subsidiary or Affiliate) through the applicable dates of vesting, you will become incrementally vested as to 25% of the total number of Stock Units awarded (rounded down to the nearest whole number), as shown above on the cover sheet, on each of the first four anniversaries of the Date of Award. Except as provided in the preceding sentence, in the event that your Continuous Service ceases prior to the fourth anniversary of the Date of Award, you will forfeit to the Company without consideration all of the unvested Stock Units subject to this Award.

4.	Settlement

To the extent a Stock Unit becomes vested and subject to your satisfaction of any tax withholding obligations as discussed below, each vested Stock Unit will entitle you to receive one Share which will be distributed to you on the applicable vesting date(s) (or the first business day thereafter if the vesting date is not a business day) in exchange for such Stock Unit. Issuance of such Shares shall be in complete satisfaction of such vested Stock Units. Such settled Stock Units shall be immediately cancelled and no longer outstanding and you shall have no further rights or entitlements related to those settled Stock Units.

5.	Transfer of Award

You cannot gift, transfer, assign, alienate, pledge, hypothecate, attach, sell, or encumber this Award. If you attempt to do any of these things, this Award will immediately become invalid. You may, however, dispose of this Award in your will or it may be transferred by the laws of descent and distribution. Regardless of

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any marital property settlement agreement, the Company is not obligated to recognize your spouse’s interest in your Award in any other way.

6.	Investment Representation

In the event that you receive Shares as payment pursuant to the settlement of this Award, and such Shares have not been registered under the Securities Act or any applicable state laws at the time this Award is settled, you shall, if required by the Company, prior to the receipt of such Shares, deliver to the Company an “Investment Representation Statement” in a form prescribed by the Company and shall make such other written representations as are deemed necessary or appropriate by the Company and/or its counsel.

7.	Leaves of Absence

For purposes of this Award, your Continuous Service does not terminate when you go on a bona fide leave of absence that was approved by the Company in writing, if the terms of the leave provide for Continuous Service crediting, or when Continuous Service crediting is required by applicable law. Your Continuous Service terminates in any event when the approved leave ends unless you immediately return to active work.

The Company determines which leaves count for this purpose (along with determining the effect of a leave of absence on vesting of the Award), and when your Continuous Service terminates for all purposes under the Plan.

8.	Stockholder Rights

As a holder of Stock Units, you shall have no rights other than those of a general creditor of the Company. Subject to the terms of this Agreement, a holder of outstanding Stock Units has none of the rights and privileges of a stockholder of the Company, including no right to vote or to receive dividends (if any). Subject to the terms and conditions of this Agreement, Stock Units create no fiduciary duty of the Company to you and only represent an unfunded and unsecured contractual obligation of the Company. The Stock Units shall not be treated as property or as a trust fund of any kind.

You, or your estate, shall have no rights as a stockholder of the Company with regard to the Award until you have been issued the applicable Shares by the Company and have satisfied all other conditions specified in Section 4(e) of the Plan. No adjustment shall be made for cash or stock dividends or other rights for which the record date is prior to the date when such applicable Shares are issued, except as provided in the Plan.

9.	Restrictions on	The Company will not issue any Shares if the issuance of such

3

Issuance

Shares at that time would violate any law or regulation.

Notwithstanding anything to the contrary, this Award is granted on the condition that the Company’s stockholders approve the Plan prior to       , 2013. You understand and agree that this Award may not be settled unless the Company’s stockholders timely approve the Plan. If the Company’s stockholders do not approve the Plan prior to       , 2013 then this Award shall be immediately forfeited without consideration.

10.	Withholding Taxes

You will be solely responsible for payment of any and all applicable taxes, including without limitation any penalties or interest based upon such tax obligations, associated with this Award.

The delivery to you of any Shares underlying vested Stock Units will not be permitted unless and until you have satisfied any withholding or other taxes that may be due. Any such tax withholding obligations may be settled in the Company’s discretion by the Company withholding and retaining a portion of the Shares from the Shares that would otherwise be deliverable to you under the vesting Stock Units as provided in the next two sentences. Such withheld Shares will be applied to pay the withholding obligation by using the aggregate fair market value of the withheld Shares as of the date of settlement. You will be delivered the net amount of vested Shares after the Share withholding has been effected and you will not receive the withheld Shares. The Company will not deliver any fractional number of Shares.

11.	Code Section 409A	This Award will be administered and interpreted to comply with Code Section 409A. Section 4(g) of the Plan will apply to this Award to the extent needed.

12.	Restrictions on Resale

By signing this Agreement, you agree not to sell, transfer, dispose of, pledge, hypothecate, make any short sale of, or otherwise effect a similar transaction of any Shares acquired under this Award (each a “Sale Prohibition”) at a time when applicable laws, regulations or Company or underwriter trading policies prohibit the sale or disposition of Shares.

The Company shall have the right to designate one or more periods of time, each of which generally will not exceed one hundred eighty (180) days in length (provided however, that such period may be extended in connection with the Company’s release (or announcement of release) of earnings results or other material news or events), and to impose a Sale Prohibition, if the Company

4

determines (in its sole discretion) that such limitation(s) is needed in connection with a public offering of Shares or to comply with an underwriter’s request or trading policy, or could in any way facilitate a lessening of any restriction on transfer pursuant to the Securities Act or any state securities laws with respect to any issuance of securities by the Company, facilitate the registration or qualification of any securities by the Company under the Securities Act or any state securities laws, or facilitate the perfection of any exemption from the registration or qualification requirements of the Securities Act or any applicable state securities laws for the issuance or transfer of any securities. The Company may issue stop/transfer instructions and/or appropriately legend any stock certificates issued pursuant to this Award in order to ensure compliance with the foregoing.

If the sale of Shares acquired under this Award is not registered under the Securities Act, but an exemption is available which requires an investment representation or other representation and warranty, you shall represent and agree that the Shares being acquired are being acquired for investment, and not with a view to the sale or distribution thereof, and shall make such other representations and warranties as are deemed necessary or appropriate by the Company and its counsel.

You may also be required, as a condition of this Award, to enter into any Company stockholder agreement or other agreements that are applicable to stockholders.

13.	Retention Rights

Your Award or this Agreement does not give you the right to be retained by the Company (or any Parent or any Subsidiaries or Affiliates) in any capacity. The Company (or any Parent and any Subsidiaries or Affiliates) reserves the right to terminate your Continuous Service at any time and for any reason.

This Award and the Shares subject to the Award are not intended to constitute or replace any pension rights or compensation and are not to be considered compensation of a continuing or recurring nature, or part of your normal or expected compensation, and in no way represent any portion of your salary, compensation or other remuneration for any purpose, including but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

14.	Adjustments

In the event of a stock split, a stock dividend or a similar change in the Company stock, both (i) the Vesting Price and (ii) the number of outstanding Stock Units covered by this Award may be adjusted

5

(and rounded down to the nearest whole number) pursuant to the Plan. Your Stock Units shall be subject to the terms of the agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity.

15.	Legends

All certificates representing the Shares issued under this Award (if any) may, where applicable, have endorsed thereon the following legends and any other legends the Company determines appropriate:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND OPTIONS TO PURCHASE SUCH SHARES SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE REGISTERED HOLDER, OR HIS OR HER PREDECESSOR IN INTEREST. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY AND WILL BE FURNISHED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY BY THE HOLDER OF RECORD OF THE SHARES REPRESENTED BY THIS CERTIFICATE.”

“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED, OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.”

16.	Clawback Policy

The Company may (i) cause the cancellation of this Award, (ii) require reimbursement of this Award and (iii) effect any other right of recoupment of equity or other compensation provided under the Plan or otherwise in accordance with the Company’s Clawback Policy and/or applicable law. In addition, you may be required to repay to the Company certain previously paid compensation, whether provided under the Plan or this Agreement or otherwise, in accordance with the Clawback Policy. By accepting this Award, you are also agreeing to be bound by the Company’s Clawback Policy which may be amended from time to time by the Company in its discretion (including without limitation to comply with applicable laws or stock exchange requirements) and are further agreeing that this Award may be unilaterally amended by the Company to the extent needed to comply with the Clawback Policy.

17.	Applicable Law	This Agreement will be interpreted and enforced under the laws of

6

the State of Delaware without reference to the conflicts of law provisions thereof.

18.	Binding Effect; No Third Party Beneficiaries

This Agreement shall be binding upon and inure to the benefit of the Company and you and any respective heirs, representatives, successors and permitted assigns. This Agreement shall not confer any rights or remedies upon any person other than the Company and you and any respective heirs, representatives, successors and permitted assigns. The parties agree that this Agreement shall survive the settlement or termination of the Award.

19.	Notice

Any notice to be given or delivered to the Company relating to this Agreement shall be in writing and addressed to the Company at its principal corporate offices. Any notice to be given or delivered to you relating to this Agreement shall be in writing and addressed to you at such address of which you advise the Company in writing. All notices shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

20.	Voluntary Participant	You acknowledge that you are voluntarily participating in the Plan.

21.	No Rights to Future Awards

Your rights, if any, in respect of or in connection with this Award or any other Awards are derived solely from the discretionary decision of the Company to permit you to participate in the Plan and to benefit from a discretionary future Award. By accepting this Award, you expressly acknowledge that there is no obligation on the part of the Company to continue the Plan and/or grant any additional Awards to you or benefits in lieu of other Awards even if Awards have been granted repeatedly in the past. All decisions with respect to future Awards, if any, will be at the sole discretion of the Committee.

22.	Future Value

The future value of the underlying Shares is unknown and cannot be predicted with certainty. If the underlying Shares do not increase in value after the Date of Award, the Award could have little or no value. If you obtain Shares under this Award, the value of the Shares acquired upon settlement may subsequently increase or decrease in value.

23.	No Advice Regarding Award

The Company has not provided any tax, legal or financial advice, nor has the Company made any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Shares. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the

7

Plan.

24.	No Right to Damages

You will have no right to bring a claim or to receive damages if any portion of the Award is cancelled or expires. The loss of existing or potential profit in the Award will not constitute an element of damages in the event of the termination of your Continuous Service for any reason, even if the termination is in violation of an obligation of the Company or a Parent or a Subsidiary or an Affiliate to you.

25.	Data Privacy

You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this document by the Company for the exclusive purpose of implementing, administering and managing your participation in the Plan. You understand that the Company holds certain personal information about you, including, but not limited to, name, home address and telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Awards or any other entitlement to Shares awarded, cancelled, purchased, exercised, vested, unvested or outstanding in your favor for the purpose of implementing, managing and administering the Plan (“Data”). You understand that the Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country or elsewhere and that the recipient country may have different data privacy laws and protections than your country. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data, as may be required to a broker or other third party with whom you may elect to deposit any Shares acquired under the Plan.

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26.	Other Information

You agree to receive shareholder information, including copies of any annual report, proxy statement and periodic report, from the Company’s website at www.legalzoom.com, if the Company wishes to provide such information through its website. You acknowledge that copies of the Plan, Plan prospectus, Plan information and stockholder information are also available upon written or telephonic request to the Committee and/or the Board.

27.	Nondisclosure of Confidential Information

You acknowledge that the businesses of the Company is highly competitive and that the Company’s strategies, methods, books, records, and documents, technical information concerning their products, equipment, services, and processes, procurement procedures and pricing techniques, the names of and other information (such as credit and financial data) concerning former, present or prospective customers and business affiliates, all comprise confidential business information and trade secrets which are valuable, special, and unique assets which the Company uses in their business to obtain a competitive advantage over competitors. You further acknowledge that protection of such confidential business information and trade secrets against unauthorized disclosure and use is of critical importance to the Company in maintaining its competitive position. You acknowledge that by reason of your duties to and association with the Company, you have had and will have access to and have and will become informed of confidential business information which is a competitive asset of the Company. You hereby agree that you will not, at any time during or after employment, make any unauthorized disclosure of any confidential business information or trade secrets of the Company, or make any use thereof, except in the carrying out of services responsibilities. You shall take all necessary and appropriate steps to safeguard confidential business information and protect it against disclosure, misappropriation, misuse, loss and theft. Confidential business information shall not include information in the public domain (but only if the same becomes part of the public domain through a means other than a disclosure prohibited hereunder). The above notwithstanding, a disclosure shall not be unauthorized if (i) it is required by law or by a court of competent jurisdiction or (ii) it is in connection with any judicial, arbitration, dispute resolution or other legal proceeding in which your legal rights and obligations as a service provider or under this Agreement are at issue; provided, however, that you shall, to the extent practicable and lawful in any such events, give prior notice to the Company of your intent to disclose any such confidential business information in such context so as to allow the Company an opportunity (which you will not oppose) to obtain such protective orders or similar relief with respect thereto

9

as may be deemed appropriate. Any information not specifically related to the Company would not be considered confidential to the Company.

The Company will be entitled to enforce its rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights to which it may be entitled. You agree and acknowledge that money damages may not be an adequate remedy for breach of the provisions of this Agreement and that the Company may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

28.	Further Assistance

You agree to provide assistance reasonably requested by the Company in connection with actions taken by you while providing services to the Company, including but not limited to assistance in connection with any lawsuits or other claims against the Company arising from events during the period in which you rendered service to the Company.

By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan and Plan prospectus.  Any inconsistency between this Agreement and the Plan shall be resolved by reference to the Plan.

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LEGALZOOM.COM, INC.

2012 EQUITY INCENTIVE PLAN

NONSTATUTORY STOCK OPTION AGREEMENT

The Company hereby grants an Option to purchase Shares to the Optionee named below.  The terms and conditions of the Option are set forth in this cover sheet, in the attached Nonstatutory Stock Option Agreement and in the LegalZoom.com, Inc. 2012 Equity Incentive Plan as it may be amended from time to time.  This cover sheet is incorporated into and a part of the attached Nonstatutory Stock Option Agreement (together, the “Agreement”).

Date of Option Grant:                                     .

Name of Optionee:

Number of Shares Covered by Option:

Exercise Price per Share:  $          .

Fair Market Value of a Share on Date of Option Grant:  $          .

Expiration Date:                           .  Option will expire earlier as a result of certain events, including your Separation From Service, as provided in this Agreement.

Vesting Calculation Date:                           .

Vesting Schedule:                                   .

By signing this cover sheet, you agree to all of the terms and conditions described in the Agreement and in the Plan and the Plan’s prospectus.  You are also acknowledging receipt of this Agreement and a copy of the Plan and the Plan’s prospectus, a copy of which is also enclosed.

Optionee:
(Signature)

Company:
(Signature)

Title:

Attachment

LEGALZOOM.COM, INC.

2012 EQUITY INCENTIVE PLAN

NONSTATUTORY STOCK OPTION AGREEMENT

1.	The Plan and Other Agreements

The text of the Plan is incorporated in this Agreement by reference.  Certain capitalized terms used in this Agreement are defined in the Plan.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding this Option.  Any prior agreements, commitments or negotiations concerning this Option are superseded.

2.	Nonstatutory Stock Option

This Option is not intended to be an Incentive Stock Option under section 422 of the Code and will be interpreted accordingly.

This Option is not intended to be deferred compensation under section 409A of the Code and will be interpreted accordingly.

3.	Vesting

This Option is only exercisable before it expires and only with respect to the vested portion of the Option.  This Option will vest according to the Vesting Schedule described in the cover sheet of this Agreement.

4.	Term

Your Option will expire in all cases no later than the close of business at Company headquarters on the Expiration Date, as shown on the cover sheet.  Your Option may expire earlier if your Continuous Service terminates, as described in Sections 5, 6 and 7 below or on the date on which the Option is cancelled (and not substituted or assumed) pursuant to a Change in Control or merger or acquisition or reorganization or similar transaction involving the Company.  You are solely responsible for determining whether and when to exercise any vested portion of this Option and also for keeping track of when your Option expires and when it therefore can no longer be exercised.  The Company has no obligation (and does not intend) to provide you with any further notice of your Option’s expiration dates.  The Company will have no liability to you or to any other person if all or any portion of your Option is not exercised before it expires for any reason.

5.	Termination of Continuous Service - General

If, while the Option is outstanding, your Continuous Service terminates for any reason, other than being terminated by the Company for Cause or due to your death or Disability, then the unvested portion of your Option shall be forfeited without consideration and shall immediately expire on your Termination Date and the vested portion of your Option will expire at the earlier of (i) the close of business at Company headquarters on the date that is three (3) months after your Termination Date, (ii) the Expiration Date set forth in the attached cover sheet and further described in Section 4 above, or (iii) the date on which the Option is cancelled (and not substituted or assumed) pursuant to a Change in Control or merger or acquisition or reorganization or similar transaction involving the Company. In no event is the Option exercisable after the Expiration Date.

6.	Termination of Continuous Service for Cause

If your Continuous Service is terminated by the Company for Cause or if you commit an act(s) of Cause while this Option is outstanding, as determined by the Committee in its sole discretion, then you shall immediately forfeit all rights to your Option without consideration, including any vested portion of the Option, and the entire Option shall immediately expire, and any rights, payments and benefits with respect to the Option shall be subject to reduction or recoupment in accordance with the Clawback Policy and the Plan.  For avoidance of doubt, your Continuous Service shall also be deemed to have been terminated for Cause by the Company if, after your Continuous Service has otherwise terminated, facts and circumstances are discovered that would have justified a termination for Cause, including, without limitation, your violation of Company policies or breach of confidentiality or other restrictive covenants or conditions that may apply to you prior to or after your Termination Date.

7.	Termination of Continuous Service due to Death or Disability

If your Continuous Service terminates because of your death or Disability, then the unvested portion of your Option shall be forfeited without consideration and shall immediately expire on your Termination Date and the vested portion of your Option will expire at the earlier of (i) the close of business at Company headquarters on the date that is six (6) months after your Termination Date, (ii) the Expiration Date set forth in the attached cover sheet and further described in Section 4 above, or (iii) the date on which the Option is cancelled (and not substituted or assumed) pursuant to a Change in Control or merger or acquisition or similar transaction involving the Company.  In no event is the Option exercisable after the Expiration Date.  If your Continuous Service terminated due to your death, then your estate may exercise the vested portion of your Option during the foregoing post-Continuous Service exercise period.

8.	Leaves of Absence

For purposes of this Option, your Continuous Service does not terminate when you go on a bona fide leave of absence that was approved by the Company in writing, if the terms of the leave provide for Continuous Service crediting, or when Continuous Service crediting is required by applicable law.  Your Continuous Service terminates in any event when the approved leave ends unless you immediately return to active work.

The Company determines which leaves count for this purpose (along with determining the effect of a leave of absence on vesting of the Option), and when your Continuous Service terminates for all purposes under the Plan.

9.	Notice of Exercise	When you wish to exercise this Option, you must notify the

Company by filing a “Notice of Exercise” form at the address given on the form.  Your notice must specify how many Shares you wish to purchase.  Your notice must also specify how your Shares should be registered (in your name only or in your and your spouse’s names as community property or as joint tenants with right of survivorship).  The notice can only become effective after it is received by the Company.

If someone else wants to exercise this Option after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.

10.	Form of Payment

When you submit your notice of exercise, you must include payment of the aggregate Exercise Price for the Shares you are purchasing.  Payment may be made in one (or a combination) of the following forms:

•      Cash, your personal check, a cashier’s check or a money order.

•      Shares which have already been owned by you for more than six (6) months (or such other duration of time determined by the Company) and which are surrendered to the Company.  The Fair Market Value of the Shares, determined as of the effective date of the Option exercise, will be applied to the Exercise Price.

•      To the extent a public market for the Shares exists as determined by the Company, by Cashless Exercise through delivery (on a form prescribed by the Company) of an irrevocable direction to a securities broker to sell Shares and to deliver all or part of the sale proceeds to the Company in payment of the aggregate Exercise Price.

•      To the extent approved by the Committee in its discretion and with all terms and conditions determined by the Committee, payment may be made in another form of legal consideration acceptable to the Committee.

11.	Withholding Taxes

You will be solely responsible for payment of any and all applicable taxes associated with this Option.

You will not be allowed to exercise this Option unless you make acceptable arrangements to pay any withholding or other taxes that may be due as a result of the Option exercise or sale of Shares acquired under this Option.

To the extent a public market for the Shares exists as determined by the Company, such withholding taxes may be settled by Cashless Exercise through delivery (on a form prescribed by the Company) of an irrevocable direction to a securities broker to sell Shares and to deliver all or part of the sale proceeds to the

Company in payment of the withholding taxes.

To the extent approved by the Committee in its discretion and with all terms and conditions determined by the Committee, payment of withholding taxes may be made in another form of legal consideration acceptable to the Committee.

12.	Code Section 409A	This Award will be administered and interpreted to comply with Code Section 409A. Section 4(g) of the Plan will apply to this Award to the extent needed.

13.	Investment Representation

In the event that you receive Shares as payment pursuant to the exercise of this Award, and such Shares have not been registered under the Securities Act or any applicable state laws at the time this Award is exercised, you shall, if required by the Company, prior to the receipt of such Shares, deliver to the Company an “Investment Representation Statement” in a form prescribed by the Company and shall make such other written representations as are deemed necessary or appropriate by the Company and/or its counsel.

14.	Restrictions on Exercise and Resale

Notwithstanding anything to the contrary, this Option is granted on the condition that the Company’s stockholders approve the Plan prior to       , 2013.  You understand and agree that this Option may not be exercised unless the Company’s stockholders timely approve the Plan.  If the Company’s stockholders do not approve the Plan prior to       , 2013, then this Option shall be immediately forfeited without consideration.

By signing this Agreement, you agree not to (i) exercise this Option (“Exercise Prohibition”), or (ii) sell, transfer, dispose of, pledge, hypothecate, make any short sale of, or otherwise effect a similar transaction of any Shares acquired under this Option (each a “Sale Prohibition”) at a time when applicable laws, regulations or Company or underwriter trading policies prohibit the exercise or disposition of Shares.  The Company will not permit you to exercise this Option if the issuance of Shares at that time would violate any law or regulation.  The Company shall have the right to designate one or more periods of time, each of which generally will not exceed one hundred eighty (180) days in length (provided however, that such period may be extended in connection with the Company’s release (or announcement of release) of earnings results or other material news or events), and to impose an Exercise Prohibition and/or Sale Prohibition, if the Company determines (in its sole discretion) that such limitation(s) is needed in connection with a public offering of Shares or to comply with an underwriter’s request or trading policy, or could in any way facilitate a lessening of any restriction on transfer pursuant to the Securities Act or any state securities laws with respect to any issuance of securities by the Company, facilitate the registration or qualification of any securities by the Company under the

Securities Act or any state securities laws, or facilitate the perfection of any exemption from the registration or qualification requirements of the Securities Act or any applicable state securities laws for the issuance or transfer of any securities.  The Company may issue stop/transfer instructions and/or appropriately legend any stock certificates issued pursuant to this Option in order to ensure compliance with the foregoing.  Any such Exercise Prohibition shall not alter the vesting schedule set forth in this Agreement other than to limit the periods during which this Option shall be exercisable.

If the sale of Shares under the Plan is not registered under the Securities Act, but an exemption is available which requires an investment or other representation, you shall represent and agree at the time of exercise that the Shares being acquired upon exercise of this Option are being acquired for investment, and not with a view to the sale or distribution thereof, and shall make such other representations as are deemed necessary or appropriate by the Company and its counsel.

You may also be required, as a condition of exercise of this Option, to enter into any Company stockholder agreement or other agreements that are applicable to stockholders.

15.	Transfer of Option

Prior to your death, only you may exercise this Option.  You cannot gift, transfer, assign, alienate, pledge, hypothecate, attach, sell, or encumber this Option.  If you attempt to do any of these things, this Option will immediately become invalid.  You may, however, dispose of this Option in your will or it may be transferred by the laws of descent and distribution.  Regardless of any marital property settlement agreement, the Company is not obligated to honor a notice of exercise from your spouse, nor is the Company obligated to recognize your spouse’s interest in your Option in any other way.

16.	Retention Rights

Your Option or this Agreement does not give you the right to be retained by the Company (or any Parent or any Subsidiaries or Affiliates) in any capacity.  The Company (or any Parent and any Subsidiaries or Affiliates) reserves the right to terminate your Continuous Service at any time and for any reason.

This Option and the Shares subject to the Option are not intended to constitute or replace any pension rights or compensation and are not to be considered compensation of a continuing or recurring nature, or part of your normal or expected compensation, and in no way represent any portion of your salary, compensation or other remuneration for any purpose, including but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

17.	Stockholder Rights

You, or your estate, shall have no rights as a stockholder of the Company with regard to the Option until you have been issued the applicable Shares by the Company and have satisfied all other conditions specified in Section 4(e) of the Plan.  No adjustment shall be made for cash or stock dividends or other rights for which the record date is prior to the date when such applicable Shares are issued, except as provided in the Plan.

18.	Adjustments

In the event of a stock split, a stock dividend or a similar change in the Company stock, the number of Shares covered by this Option (rounded down to the nearest whole number) and the Exercise Price per Share may be adjusted pursuant to the Plan.  Your Option shall be subject to the terms of the agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity.

19.	Legends	All certificates representing the Shares issued under this Award (if any) may, where applicable, have endorsed thereon the following legends and any other legends the Company determines appropriate:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND OPTIONS TO PURCHASE SUCH SHARES SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE REGISTERED HOLDER, OR HIS OR HER PREDECESSOR IN INTEREST. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY AND WILL BE FURNISHED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY BY THE HOLDER OF RECORD OF THE SHARES REPRESENTED BY THIS CERTIFICATE.”

“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED, OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.”

20.	Clawback Policy

The Company may (i) cause the cancellation of this Award, (ii) require reimbursement of this Award and (iii) effect any other right of recoupment of equity or other compensation provided under the Plan or otherwise in accordance with the Company’s Clawback Policy and/or applicable law.  In addition, you may be required to repay to the Company certain previously paid compensation, whether provided under the Plan or this Agreement or otherwise, in accordance with the Clawback Policy.  By accepting this Award, you are also agreeing to be bound by the

Company’s Clawback Policy which may be amended from time to time by the Company in its discretion (including without limitation to comply with applicable laws or stock exchange requirements) and are further agreeing that this Award may be unilaterally amended by the Company to the extent needed to comply with the Clawback Policy.

21.	Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware without reference to the conflicts of law provisions thereof.

22.	Binding Effect; No Third Party Beneficiaries

This Agreement shall be binding upon and inure to the benefit of the Company and you and any respective heirs, representatives, successors and permitted assigns.  This Agreement shall not confer any rights or remedies upon any person other than the Company and you and any respective heirs, representatives, successors and permitted assigns.  The parties agree that this Agreement shall survive the settlement or termination of the Award.

23.	Voluntary Participant	You acknowledge that you are voluntarily participating in the Plan.

24.	No Rights to Future Awards

Your rights, if any, in respect of or in connection with this Option or any other Awards are derived solely from the discretionary decision of the Company to permit you to participate in the Plan and to benefit from a discretionary future Award.  By accepting this Option, you expressly acknowledge that there is no obligation on the part of the Company to continue the Plan and/or grant any additional Awards to you or benefits in lieu of Options or any other Awards even if Awards have been granted repeatedly in the past.  All decisions with respect to future Awards, if any, will be at the sole discretion of the Committee.

25.	Future Value

The future value of the underlying Shares is unknown and cannot be predicted with certainty.  If the underlying Shares do not increase in value after the Date of Option Grant, the Option will have little or no value.  If you exercise the Option and obtain Shares, the value of the Shares acquired upon exercise may increase or decrease in value, even below the Exercise Price.

26.	No Advice Regarding Grant

The Company has not provided any tax, legal or financial advice, nor has the Company made any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Shares.  You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

27.	No Right to Damages

You will have no right to bring a claim or to receive damages if any portion of the Option is cancelled or expires unexercised.  The loss of existing or potential profit in the Option will not constitute an element of damages in the event of the termination of your Continuous Service for any reason, even if the termination is in violation of an obligation of the Company or a Parent or a Subsidiary or an Affiliate to you.

28.	Data Privacy

You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this document by the Company for the exclusive purpose of implementing, administering and managing your participation in the Plan.  You understand that the Company holds certain personal information about you, including, but not limited to, name, home address and telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Awards or any other entitlement to Shares awarded, cancelled, purchased, exercised, vested, unvested or outstanding in your favor for the purpose of implementing, managing and administering the Plan (“Data”).  You understand that the Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country or elsewhere and that the recipient country may have different data privacy laws and protections than your country.  You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data, as may be required to a broker or other third party with whom you may elect to deposit any Shares acquired under the Plan.

29.	Other Information

You agree to receive shareholder information, including copies of any annual report, proxy statement and periodic report, from the Company’s website at www.legalzoom.com, if the Company wishes to provide such information through its website.  You acknowledge that copies of the Plan, Plan prospectus, Plan information and stockholder information are also available upon written or telephonic request to the Committee and/or the Board.

30.	Nondisclosure of Confidential Information

You acknowledge that the businesses of the Company is highly competitive and that the Company’s strategies, methods, books, records, and documents, technical information concerning their products, equipment, services, and processes, procurement procedures and pricing techniques, the names of and other information (such as credit and financial data) concerning former, present or prospective customers and business affiliates, all comprise confidential business information and trade secrets which are valuable, special, and unique assets which the Company uses in their business to obtain a competitive advantage over competitors.  You further acknowledge that protection of such confidential business information and trade secrets against unauthorized disclosure and use is of critical importance to the Company in maintaining its competitive position.  You acknowledge that by reason of your duties to and association with the Company, you have had and will have access to and have and will become informed of confidential business information which is a competitive asset of the Company.  You hereby agree that you will not, at any time during or after employment, make any unauthorized disclosure of any confidential business information or trade secrets of the Company, or make any use thereof, except in the carrying out of services responsibilities.  You shall take all necessary and appropriate steps to safeguard confidential business information and protect it against disclosure, misappropriation, misuse, loss and theft.  Confidential business information shall not include information in the public domain (but only if the same becomes part of the public domain through a means other than a disclosure prohibited hereunder).  The above notwithstanding, a disclosure shall not be unauthorized if (i) it is required by law or by a court of competent jurisdiction or (ii) it is in connection with any judicial, arbitration, dispute resolution or other legal proceeding in which your legal rights and obligations as a service provider or under this Agreement are at issue; provided, however, that you shall, to the extent practicable and lawful in any such events, give prior notice to the Company of your intent to disclose any such confidential business information in such context so as to allow the Company an opportunity (which you will not oppose) to obtain such protective orders or similar relief with respect thereto as may be deemed appropriate. Any information not specifically related to the Company would not be considered confidential to the Company.

The Company will be entitled to enforce its rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights to which it may be entitled.  You agree and acknowledge that money damages may not be an adequate remedy for breach of the provisions of this Agreement and that the Company may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

31.	Further Assistance

You agree to provide assistance reasonably requested by the Company in connection with actions taken by you while providing services to the Company, including but not limited to assistance in connection with any lawsuits or other claims against the Company arising from events during the period in which you rendered service to the Company.

32.	Notice

Any notice to be given or delivered to the Company relating to this Agreement shall be in writing and addressed to the Company at its principal corporate offices.  Any notice to be given or delivered to you relating to this Agreement shall be in writing and addressed to you at such address of which you advise the Company in writing.  All notices shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan and Plan prospectus.  Any inconsistency between this Agreement and the Plan shall be resolved by reference to the Plan.

LEGALZOOM.COM, INC.
NOTICE OF EXERCISE OF NONSTATUTORY STOCK OPTION BY OPTIONEE

LegalZoom.com, Inc.
101 North Brand Boulevard, 11th Floor

Glendale, California  91203
Attention:  Secretary

Re:	Exercise of Nonstatutory Stock Option to Purchase Shares of Company Stock

[PRINT NAME OF OPTIONEE]

Pursuant to the Nonstatutory Stock Option Agreement dated                                       ,              between                 LegalZoom.com, Inc., a Delaware corporation, (the “Company”) and me, made pursuant to the 2012 Equity Incentive Plan (the “Plan”), I hereby request to purchase                Shares (whole number only and must be not less than twenty-five Shares or the remaining number of vested Shares subject to this Option) of common stock of the Company (the “Shares”), at the exercise price of $                     per Share.  I am hereby making full payment of the aggregate exercise price by one or more of the following forms of payment in accordance with the whole number percentages that I have provided below.  I further understand and agree that I will timely satisfy any and all applicable tax withholding obligations as a condition of this Option exercise.

Percentage
of Payment		Form of Payment As Provided In the Nonstatutory Stock Option Agreement

	%	Cash/My Personal Check/Cashier’s Check/Money Order (payable to “ LegalZoom.com, Inc.”)

	%	Surrender of vested Shares (Valued At Their Fair Market Value) Owned By Me For More Than Six (6) Months
100%

Check one:	☐	The Shares certificate is to be issued and registered in my name only.

	☐	The Shares certificate is to be issued and registered in my name and my spouse’s name.

[PRINT SPOUSE’S NAME, IF CHECKING SECOND BOX]

Check one (if checked second box above):

☐ Community Property or ☐ Joint Tenants With Right of Survivorship

I acknowledge that I have received, understand and continue to be bound by all of the terms and conditions set forth in the Plan, Plan prospectus and in the Nonstatutory Stock Option Agreement.

Dated:

(Optionee’s Signature)	(Spouse’s Signature)**

**Spouse must sign this Notice of Exercise if listed above.

(Full Address)	(Full Address)

*THIS NOTICE OF EXERCISE MAY BE REVISED BY THE COMPANY AT ANY TIME WITHOUT NOTICE.

LEGALZOOM.COM, INC.

2012 EQUITY INCENTIVE PLAN

INCENTIVE STOCK OPTION AGREEMENT

The Company hereby grants an Option to purchase Shares to the Optionee named below.  The terms and conditions of the Option are set forth in this cover sheet, in the attached Incentive Stock Option Agreement and in the LegalZoom.com, Inc. 2012 Equity Incentive Plan as it may be amended from time to time.  This cover sheet is incorporated into and a part of the attached Incentive Stock Option Agreement (together, the “Agreement”).

Date of Option Grant:                                      .

Name of Optionee:

Number of Shares Covered by Option:

Exercise Price per Share:  $          .

Fair Market Value of a Share on Date of Option Grant:  $          .

Expiration Date:                            .  Option will expire earlier as a result of certain events, including your Separation From Service, as provided in this Agreement.

Vesting Calculation Date:                            .

Vesting Schedule:

By signing this cover sheet, you agree to all of the terms and conditions described in the Agreement and in the Plan and the Plan’s prospectus.  You are also acknowledging receipt of this Agreement and a copy of the Plan and the Plan’s prospectus, a copy of which is also enclosed.

Optionee:
(Signature)

Company:
(Signature)

Title:

Attachment

LEGALZOOM.COM, INC.

2012 EQUITY INCENTIVE PLAN

INCENTIVE STOCK OPTION AGREEMENT

1.	The Plan and Other Agreements

The text of the Plan is incorporated in this Agreement by reference. Certain capitalized terms used in this Agreement are defined in the Plan.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding this Option. Any prior agreements, commitments or negotiations concerning this Option are superseded.

2.	Incentive Stock Option

This Option is intended to be an Incentive Stock Option under section 422 of the Code and will be interpreted accordingly.

If you cease to be an employee of the Company, a Subsidiary or of a Parent but continue to provide Continuous Service, this Option will be treated as a Nonstatutory Stock Option on the day after the date that is three (3) months after you cease to be an employee of the Company (and any Subsidiary or any Parent): (i) even if you continue to provide Continuous Service after your employment has terminated or (ii) if your termination of employment was for any reason other than due to your death or Disability. In addition, to the extent that all or part of this Option exceeds the $100,000 limitation rule of section 422(d) of the Code, this Option or the lesser excess part will be treated as a Nonstatutory Stock Option.

This Option is not intended to be deferred compensation under section 409A of the Code and will be interpreted accordingly.

3.	Vesting

This Option is only exercisable before it expires and only with respect to the vested portion of the Option. This Option will vest according to the Vesting Schedule described in the cover sheet of this Agreement.

4.	Term

Your Option will expire in all cases no later than the close of business at Company headquarters on the Expiration Date, as shown on the cover sheet. Your Option may expire earlier if your Continuous Service terminates, as described in Sections 5, 6 and 7 below or on the date on which the Option is cancelled (and not substituted or assumed) pursuant to a Change in Control or merger or acquisition or reorganization or similar transaction involving the Company. You are solely responsible for determining whether and when to exercise any vested portion of this Option and also for keeping track of when your Option expires and when it therefore can no longer be exercised. The Company has no obligation (and does not intend) to provide you with any further notice of your Option’s expiration dates. The Company will have no liability to you or to any other person if all or any portion of your Option is not exercised before it expires for any reason.

5.	Termination of Continuous Service - General

If, while the Option is outstanding, your Continuous Service terminates for any reason, other than being terminated by the Company for Cause or due to your death or Disability, then the unvested portion of your Option shall be forfeited without consideration and shall immediately expire on your Termination Date and the vested portion of your Option will expire at the earlier of (i) the close of business at Company headquarters on the date that is three (3) months after your Termination Date, (ii) the Expiration Date set forth in the attached cover sheet and further described in Section 4 above, or (iii) the date on which the Option is cancelled (and not substituted or assumed) pursuant to a Change in Control or merger or acquisition or reorganization or similar transaction involving the Company. In no event is the Option exercisable after the Expiration Date.

6.	Termination of Continuous Service for Cause

If your Continuous Service is terminated by the Company for Cause or if you commit an act(s) of Cause while this Option is outstanding, as determined by the Committee in its sole discretion, then you shall immediately forfeit all rights to your Option without consideration, including any vested portion of the Option, and the entire Option shall immediately expire, and any rights, payments and benefits with respect to the Option shall be subject to reduction or recoupment in accordance with the Clawback Policy and the Plan. For avoidance of doubt, your Continuous Service shall also be deemed to have been terminated for Cause by the Company if, after your Continuous Service has otherwise terminated, facts and circumstances are discovered that would have justified a termination for Cause, including, without limitation, your violation of Company policies or breach of confidentiality or other restrictive covenants or conditions that may apply to you prior to or after your Termination Date.

7.	Termination of Continuous Service due to Death or Disability

If your Continuous Service terminates because of your death or Disability, then the unvested portion of your Option shall be forfeited without consideration and shall immediately expire on your Termination Date and the vested portion of your Option will expire at the earlier of (i) the close of business at Company headquarters on the date that is six (6) months after your Termination Date, (ii) the Expiration Date set forth in the attached cover sheet and further described in Section 4 above, or (iii) the date on which the Option is cancelled (and not substituted or assumed) pursuant to a Change in Control or merger or acquisition or similar transaction involving the Company. In no event is the Option exercisable after the Expiration Date. If your Continuous Service terminated due to your death, then your estate may exercise the vested portion of your Option during the foregoing post-Continuous Service exercise period.

8.	Leaves of Absence	For purposes of this Option, your Continuous Service does not terminate when you go on a bona fide leave of absence that was approved by the Company in writing, if the terms of the leave provide for Continuous Service crediting, or when Continuous Service crediting is required by applicable law. For income tax purposes, if the period of leave exceeds three (3) months and your right to reemployment is not provided either by statute or by contract, then this Option will be treated as a Nonstatutory Stock Option if the exercise of this Option occurs after the expiration of six (6) months from the commencement of such leave of absence. Your Continuous Service terminates in any event when the approved leave ends unless you immediately return to active work.

The Company determines which leaves count for this purpose (along with determining the effect of a leave of absence on vesting of the Option), and when your Continuous Service terminates for all purposes under the Plan.

9.	Notice of Exercise

When you wish to exercise this Option, you must notify the Company by filing a “Notice of Exercise” form at the address given on the form. Your notice must specify how many Shares you wish to purchase. Your notice must also specify how your Shares should be registered (in your name only or in your and your spouse’s names as community property or as joint tenants with right of survivorship). The notice can only become effective after it is received by the Company.

If someone else wants to exercise this Option after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.

10.	Form of Payment

When you submit your notice of exercise, you must include payment of the aggregate Exercise Price for the Shares you are purchasing. Payment may be made in one (or a combination) of the following forms:

•      Cash, your personal check, a cashier’s check or a money order.

•      Shares which have already been owned by you for more than six (6) months (or such other duration of time determined by the Company) and which are surrendered to the Company. The Fair Market Value of the Shares, determined as of the effective date of the Option exercise, will be applied to the Exercise Price.

•      To the extent a public market for the Shares exists as determined by the Company, by Cashless Exercise through delivery (on a form prescribed by the Company) of an irrevocable direction to a securities broker to sell Shares and to deliver all or part of the sale proceeds to the Company in payment of the aggregate Exercise Price.

•      To the extent approved by the Committee in its discretion and with all terms and conditions determined by the Committee, payment may be made in another form of legal consideration acceptable to the Committee.

11.	Withholding Taxes

You will be solely responsible for payment of any and all applicable taxes associated with this Option.

You will not be allowed to exercise this Option unless you make acceptable arrangements to pay any withholding or other taxes that may be due as a result of the Option exercise or sale of Shares acquired under this Option.

To the extent a public market for the Shares exists as determined by the Company, such withholding taxes may be settled by Cashless Exercise through delivery (on a form prescribed by the Company) of an irrevocable direction to a securities broker to sell Shares and to deliver all or part of the sale proceeds to the Company in payment of the withholding taxes.

To the extent approved by the Committee in its discretion and with all terms and conditions determined by the Committee, payment of withholding taxes may be made in another form of legal consideration acceptable to the Committee.

12.	Code Section 409A	This Award will be administered and interpreted to comply with Code Section 409A. Section 4(g) of the Plan will apply to this Award to the extent needed.

13.	Investment Representation

In the event that you receive Shares as payment pursuant to the exercise of this Award, and such Shares have not been registered under the Securities Act or any applicable state laws at the time this Award is exercised, you shall, if required by the Company, prior to the receipt of such Shares, deliver to the Company an “Investment Representation Statement” in a form prescribed by the Company and shall make such other written representations as are deemed necessary or appropriate by the Company and/or its counsel.

14.	Restrictions on Exercise and Resale

Notwithstanding anything to the contrary, this Option is granted on the condition that the Company’s stockholders approve the Plan prior to       , 2013. You understand and agree that this Option may not be exercised unless the Company’s stockholders timely approve the Plan. If the Company’s stockholders do not approve the Plan prior to       , 2013, then this Option shall be immediately forfeited without consideration.

By signing this Agreement, you agree not to (i) exercise this Option (“Exercise Prohibition”), or (ii) sell, transfer, dispose of, pledge, hypothecate, make any short sale of, or otherwise effect a similar transaction of any Shares acquired under this Option (each a “Sale Prohibition”) at a time when applicable laws, regulations or Company or underwriter trading policies prohibit the exercise or disposition of Shares. The Company will not permit you to exercise this Option if the issuance of Shares at that time would violate any law or regulation. The Company shall have the right to designate one or more periods of time, each of which generally will not exceed one hundred eighty (180) days in length (provided however, that such period may be extended in connection with the Company’s release (or announcement of release) of earnings results or other material news or events), and to impose an Exercise Prohibition and/or Sale Prohibition, if the Company determines (in its sole discretion) that such limitation(s) is needed in connection with a public offering of Shares or to comply with an underwriter’s request or trading policy, or could in any way facilitate a lessening of any restriction on transfer pursuant to the Securities Act or any state securities laws with respect to any issuance of securities by the Company, facilitate the registration or qualification of any securities by the Company under the Securities Act or any state securities laws, or facilitate the perfection of any exemption from the registration or qualification requirements of the Securities Act or any applicable state securities laws for the issuance or transfer of any securities. The Company may issue stop/transfer instructions and/or appropriately legend any stock certificates issued pursuant to this Option in order to ensure compliance with the foregoing. Any such Exercise Prohibition shall not alter the vesting schedule set forth in this Agreement other than to limit the periods during which this Option shall be exercisable.

If the sale of Shares under the Plan is not registered under the Securities Act, but an exemption is available which requires an investment or other representation, you shall represent and agree at the time of exercise that the Shares being acquired upon exercise of this Option are being acquired for investment, and not with a view to the sale or distribution thereof, and shall make such other representations as are deemed necessary or appropriate by the Company and its counsel.

You may also be required, as a condition of exercise of this Option, to enter into any Company stockholder agreement or other agreements that are applicable to stockholders.

If you sell or otherwise dispose of any of the Shares acquired pursuant to the exercise of this Option on or before the later of (i) the date that is two years after the Date of Option Grant or (ii) the date that is one year after the applicable exercise of this Option, then you shall within ten days of any and all such sales or dispositions provide the Company with written notice of such transactions including without limitation the date of each disposition, the number of Shares that you disposed of in each transaction and their original Date of Option Grant, and the amount of proceeds you received from each disposition.

15.	Transfer of Option

Prior to your death, only you may exercise this Option. You cannot gift, transfer, assign, alienate, pledge, hypothecate, attach, sell, or encumber this Option. If you attempt to do any of these things, this Option will immediately become invalid. You may, however, dispose of this Option in your will or it may be transferred by the laws of descent and distribution. Regardless of any marital property settlement agreement, the Company is not obligated to honor a notice of exercise from your spouse, nor is the Company obligated to recognize your spouse’s interest in your Option in any other way.

16.	Retention Rights

Your Option or this Agreement does not give you the right to be retained by the Company (or any Parent or any Subsidiaries or Affiliates) in any capacity. The Company (or any Parent and any Subsidiaries or Affiliates) reserves the right to terminate your Continuous Service at any time and for any reason.

This Option and the Shares subject to the Option are not intended to constitute or replace any pension rights or compensation and are not to be considered compensation of a continuing or recurring nature, or part of your normal or expected compensation, and in no way represent any portion of your salary, compensation or other remuneration for any purpose, including but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

17.	Stockholder Rights

You, or your estate, shall have no rights as a stockholder of the Company with regard to the Option until you have been issued the applicable Shares by the Company and have satisfied all other conditions specified in Section 4(e) of the Plan. No adjustment shall be made for cash or stock dividends or other rights for which the record date is prior to the date when such applicable Shares are issued, except as provided in the Plan.

18.	Adjustments

In the event of a stock split, a stock dividend or a similar change in the Company stock, the number of Shares covered by this Option (rounded down to the nearest whole number) and the Exercise Price per Share may be adjusted pursuant to the Plan. Your Option shall be subject to the terms of the agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity.

19.	Legends	All certificates representing the Shares issued under this Award (if any) may, where applicable, have endorsed thereon the following legends and any other legends the Company determines appropriate:

“THE SHARES REPRESENTED BY THIS CERTIFICATE

ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND OPTIONS TO PURCHASE SUCH SHARES SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE REGISTERED HOLDER, OR HIS OR HER PREDECESSOR IN INTEREST. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY AND WILL BE FURNISHED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY BY THE HOLDER OF RECORD OF THE SHARES REPRESENTED BY THIS CERTIFICATE.”

“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED, OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.”

20.	Clawback Policy

The Company may (i) cause the cancellation of this Award, (ii) require reimbursement of this Award and (iii) effect any other right of recoupment of equity or other compensation provided under the Plan or otherwise in accordance with the Company’s Clawback Policy and/or applicable law. In addition, you may be required to repay to the Company certain previously paid compensation, whether provided under the Plan or this Agreement or otherwise, in accordance with the Clawback Policy. By accepting this Award, you are also agreeing to be bound by the Company’s Clawback Policy which may be amended from time to time by the Company in its discretion (including without limitation to comply with applicable laws or stock exchange requirements) and are further agreeing that this Award may be unilaterally amended by the Company to the extent needed to comply with the Clawback Policy.

21.	Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware without reference to the conflicts of law provisions thereof.

22.	Binding Effect; No Third Party Beneficiaries

This Agreement shall be binding upon and inure to the benefit of the Company and you and any respective heirs, representatives, successors and permitted assigns. This Agreement shall not confer any rights or remedies upon any person other than the Company and you and any respective heirs, representatives, successors and permitted assigns. The parties agree that this Agreement shall survive the settlement or termination of the Award.

23.	Voluntary Participant	You acknowledge that you are voluntarily participating in the Plan.

24.	No Rights to Future Awards

Your rights, if any, in respect of or in connection with this Option or any other Awards are derived solely from the discretionary decision of the Company to permit you to participate in the Plan and to benefit from a discretionary future Award. By accepting this Option, you expressly acknowledge that there is no obligation on the part of the Company to continue the Plan and/or grant any additional Awards to you or benefits in lieu of Options or any other Awards even if Awards have been granted repeatedly in the past. All decisions with respect to future Awards, if any, will be at the sole discretion of the Committee.

25.	Future Value

The future value of the underlying Shares is unknown and cannot be predicted with certainty. If the underlying Shares do not increase in value after the Date of Option Grant, the Option will have little or no value. If you exercise the Option and obtain Shares, the value of the Shares acquired upon exercise may increase or decrease in value, even below the Exercise Price.

26.	No Advice Regarding Grant

The Company has not provided any tax, legal or financial advice, nor has the Company made any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Shares. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

27.	No Right to Damages

You will have no right to bring a claim or to receive damages if any portion of the Option is cancelled or expires unexercised. The loss of existing or potential profit in the Option will not constitute an element of damages in the event of the termination of your Continuous Service for any reason, even if the termination is in violation of an obligation of the Company or a Parent or a Subsidiary or an Affiliate to you.

28.	Data Privacy

You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this document by the Company for the exclusive purpose of implementing, administering and managing your participation in the Plan. You understand that the Company holds certain personal information about you, including, but not limited to, name, home address and telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Awards or any other entitlement to Shares awarded, cancelled, purchased, exercised, vested, unvested or outstanding in your favor for the purpose of implementing, managing and administering the Plan (“Data”). You understand that the Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country or elsewhere and that the recipient country may have different data privacy laws and protections than your country. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data, as may be required to a broker or other third party with whom you may elect to deposit any Shares acquired under the Plan.

29.	Other Information

You agree to receive shareholder information, including copies of any annual report, proxy statement and periodic report, from the Company’s website at www.legalzoom.com, if the Company wishes to provide such information through its website. You acknowledge that copies of the Plan, Plan prospectus, Plan information and stockholder information are also available upon written or telephonic request to the Committee and/or the Board.

30.	Nondisclosure of Confidential Information

You acknowledge that the businesses of the Company is highly competitive and that the Company’s strategies, methods, books, records, and documents, technical information concerning their products, equipment, services, and processes, procurement procedures and pricing techniques, the names of and other information (such as credit and financial data) concerning former, present or prospective customers and business affiliates, all comprise confidential business information and trade secrets which are valuable, special, and unique assets which the Company uses in their business to obtain a competitive advantage over competitors. You further acknowledge that protection of such confidential business information and trade secrets against unauthorized disclosure and use is of critical importance to the Company in maintaining its competitive position. You acknowledge that by reason of your duties to and association with the Company, you have had and will have access to and have and will become informed of confidential business information which is a competitive asset of the Company. You hereby agree that you will not, at any time during or after employment, make any unauthorized disclosure of any confidential business information or trade secrets of the Company, or make any use thereof, except in the carrying out of services responsibilities. You shall take all necessary and appropriate steps to safeguard confidential business information and protect it against disclosure, misappropriation, misuse, loss and theft. Confidential business information shall not include information in the public domain (but only if the same becomes part of the public domain through a means other than a disclosure prohibited hereunder). The above notwithstanding, a disclosure shall not be unauthorized if (i) it is required by law or by a court of competent jurisdiction or (ii) it is in connection with any judicial, arbitration, dispute resolution or other legal proceeding in which your legal rights and obligations as a service provider or under this Agreement are at issue; provided, however, that you shall, to the extent practicable and lawful in any such events, give prior notice to the Company of your intent to disclose any such confidential business information in such context so as to allow the Company an opportunity (which you will not oppose) to obtain such protective orders or similar relief with respect thereto as may be deemed appropriate. Any information not specifically related to the Company would not be considered confidential to the Company.

The Company will be entitled to enforce its rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights to which it may be entitled. You agree and acknowledge that money damages may not be an adequate remedy for breach of the provisions of this Agreement and that the Company may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

31.	Further Assistance

You agree to provide assistance reasonably requested by the Company in connection with actions taken by you while providing services to the Company, including but not limited to assistance in connection with any lawsuits or other claims against the Company arising from events during the period in which you rendered service to the Company.

32.	Notice

Any notice to be given or delivered to the Company relating to this Agreement shall be in writing and addressed to the Company at its principal corporate offices. Any notice to be given or delivered to you relating to this Agreement shall be in writing and addressed to you at such address of which you advise the Company in writing. All notices shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan and Plan prospectus.  Any inconsistency between this Agreement and the Plan shall be resolved by reference to the Plan.

LEGALZOOM.COM, INC.
NOTICE OF EXERCISE OF INCENTIVE STOCK OPTION BY OPTIONEE

LegalZoom.com, Inc.
101 North Brand Boulevard, 11th Floor

Glendale, California  91203
Attention:  Secretary

Re:	Exercise of Incentive Stock Option to Purchase Shares of Company Stock

[PRINT NAME OF OPTIONEE]

Pursuant to the Incentive Stock Option Agreement dated                                       ,              between LegalZoom.com, Inc., a Delaware corporation, (the “Company”) and me, made pursuant to the 2012 Equity Incentive Plan (the “Plan”), I hereby request to purchase                Shares (whole number only and must be not less than twenty-five Shares or the remaining number of vested Shares subject to this Option) of common stock of the Company (the “Shares”), at the exercise price of $                     per Share.  I am hereby making full payment of the aggregate exercise price by one or more of the following forms of payment in accordance with the whole number percentages that I have provided below.  I further understand and agree that I will timely satisfy any and all applicable tax withholding obligations as a condition of this Option exercise.

Percentage
of Payment		Form of Payment As Provided In the Incentive Stock Option Agreement

	%	Cash/My Personal Check/Cashier’s Check/Money Order (payable to “ LegalZoom.com, Inc.”)

	%	Surrender of vested Shares (Valued At Their Fair Market Value) Owned By Me For More Than Six (6) Months
100%

Check one:	☐	The Shares certificate is to be issued and registered in my name only.

	☐	The Shares certificate is to be issued and registered in my name and my spouse’s name.

[PRINT SPOUSE’S NAME, IF CHECKING SECOND BOX]

Check one (if checked second box above):

☐ Community Property or ☐ Joint Tenants With Right of Survivorship

I acknowledge that I have received, understand and continue to be bound by all of the terms and conditions set forth in the Plan, Plan prospectus and in the Incentive Stock Option Agreement.

Dated:

(Optionee’s Signature)	(Spouse’s Signature)**

**Spouse must sign this Notice of Exercise if listed above.

(Full Address)	(Full Address)

*THIS NOTICE OF EXERCISE MAY BE REVISED BY THE COMPANY AT ANY TIME WITHOUT NOTICE.

Exhibit 10.4

LEGALZOOM.COM, INC.

INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT is made and entered into as of the          day of                                     , 2012 (the “Agreement”), by and between LegalZoom.com, Inc., a Delaware corporation (the “Company”), and                            (“Indemnitee”), with reference to the following facts:

A.            The Company desires the benefits of having Indemnitee serve as an officer and/or director secure in the knowledge that any expenses, liability and/or losses incurred by him or her in his or her good faith service to the Company will be borne by the Company or its successors and assigns.

B.            Indemnitee is willing to serve in his or her position with the Company only on the condition that he or she be indemnified for such expenses, liability and/or losses.

C.            The Company and Indemnitee recognize the increasing difficulty in obtaining liability insurance for directors, officers and agents of a corporation at reasonable cost.

D.            The Company and Indemnitee recognize that there has been an increase in litigation against corporate directors, officers and agents.

E.             Article VI of the Company’s Amended and Restated Certificate of Incorporation, (the “Certificate”), provides for the mandatory indemnification, to the fullest extent permitted by Delaware law, of directors and officers of the Company, from and against any and all expense, liability and loss reasonably incurred or suffered by such persons in connection with their service to the Company, and provides that such right to indemnification is not exclusive of any other rights which any person may have or later acquire under any statute, provision of the Certificate, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.  Article VIII of the Company’s Amended and Restated Bylaws (“Bylaws”) provides for the mandatory indemnification of any officer or director, or any former officer or director, against any and all of the expenses, liabilities or other matters referred to in or covered by Section 145 of the Delaware General Corporation Law.

NOW, THEREFORE, the parties hereby agree as follows:

1.             Definitions.  For purposes of this Agreement:

1.1          “Agent” shall mean any person who is or was a director, officer, employee or agent of the Company, or a subsidiary of the Company whether serving in such capacity or as a director, officer, employee, agent, fiduciary or other official of another corporation, joint venture, trust or other enterprise at the request of, for the convenience of, or to represent the interests of the Company or a subsidiary of the Company.

1.2          “Change of Control” shall mean, solely for purposes of this Agreement, the occurrence of any of the following events after the date of this Agreement:

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(a)           A change in the composition of the board of directors of the Company (the “Board”), as a result of which at least one-half (1/2) of the incumbent directors are not directors who either (a) had been directors of the Company twenty-four (24) months prior to such change or (b) were elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the directors who had been directors of the Company twenty-four (24) months prior to such change and who were still in office at the time of the election or nomination;

(b)           Any “person” (as such term is used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), as amended), through the acquisition or aggregation of securities is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing twenty-five percent (25%) or more of the combined voting power of the Company’s then outstanding securities ordinarily (and apart from rights accruing under special circumstances) having the right to vote at elections of directors (the “Capital Stock”); provided, however, that any change in ownership of the Company’s securities by any person resulting solely from a reduction in the aggregate number of outstanding shares of Capital Stock, and any decrease thereafter in such person’s ownership of securities, shall be disregarded until such person increases in any manner, directly or indirectly, such person’s beneficial ownership of any securities of the Company; or

(c)           Any merger, consolidation or combination of the Company with or into another person (other than a subsidiary of the Company) and the outstanding voting securities of the Company are reclassified into, converted for or converted into the right to receive any property or security, or the Company sells, conveys, transfers or leases all or substantially all of its properties and assets to any other person (other than a subsidiary of the Company); provided that none of these circumstances will be a Change of Control if persons that beneficially own the voting securities of the Company immediately prior to the transaction own, directly or indirectly, a majority of the voting securities of the surviving or transferee person immediately after the transaction.

1.3          “Disinterested Director” shall mean a director of the Company who is not and was not a party to the Proceeding in respect of which indemnification is being sought by Indemnitee.

1.4          “Expenses” shall include, without limitation, (a) all reasonable direct and indirect costs incurred, paid or accrued, (b) all reasonable attorneys’ fees, retainers, court costs, transcripts, fees of experts, witness fees, travel expenses, food and lodging expenses while traveling, duplicating costs, printing and binding costs, telephone charges, postage, delivery service, freight or other transportation fees and expenses, (c) all other reasonable disbursements and out-of-pocket expenses, and (d) amounts paid in settlement, to the extent not prohibited by Delaware Law.

1.5          “Independent Counsel” shall mean a law firm or a member of a law firm that neither is presently nor in the past five years has been retained to represent:  (a) the Company, the Board, any committee of the Board, an affiliate of the Company or Indemnitee in any matter material to either party or (b) any other party to the Proceeding giving rise to a claim for indemnification hereunder.  Notwithstanding the foregoing, the term “Independent Counsel”

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shall not include any person who, under the applicable standards of professional conduct then prevailing would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee’s right to indemnification under this Agreement.

1.6          “Liabilities” shall mean liabilities of any type whatsoever, including, but not limited to, judgments, arbitral awards, fines, ERISA or other excise taxes and penalties, and amounts paid in settlement (including all interest, assessments or other charges paid or payable in connection with any of the foregoing).

1.7          “Delaware Law” means the Delaware General Corporation Law, as amended and in effect from time to time or any successor or other statutes of Delaware having similar import and effect.

1.8          “Proceeding” shall mean any pending, threatened or completed action, hearing, suit or any other proceeding, whether civil, criminal, arbitrative, administrative, investigative or any alternative dispute resolution mechanism, including without limitation any Proceeding brought by or in the right of the Company, in which Indemnitee was, is or will be involved as a party, witness or otherwise, by reason of the fact that Indemnitee is or was an Agent of the Company or any predecessor, by reason of any action taken by him or her or any inaction on his or her part while acting as an Agent of the Company or any predecessor, whether or not he or she is acting or serving in any such capacity at the time any such Proceeding commences or is ongoing.

2.             Employment Rights and Duties.  Subject to any other obligations imposed on either of the parties by contract or by law, and with the understanding that this Agreement is not intended to confer employment rights on either party which they did not possess on the date of its execution, Indemnitee agrees to serve as a director or officer so long as he or she is duly appointed or elected and qualified in accordance with the applicable provisions of the Certificate and Bylaws of the Company or any subsidiary of the Company and until such time as he or she resigns or fails to stand for election or until his or her employment terminates. Indemnitee may from time to time also perform other services at the request, or for the convenience of, or otherwise benefiting the Company.  Indemnitee may at any time and for any reason resign or be removed from such position (subject to any other contractual obligation or other obligation imposed by operation of law), in which event the Company shall have no obligation under this Agreement to continue Indemnitee in any such position.  For sake of clarity, in the event of such resignation or removal, this Agreement shall survive according to its terms.

3.             Directors’ and Officers’ Insurance.

3.1          The Company hereby covenants and agrees that, so long as Indemnitee shall continue to serve as a director or officer of the Company and thereafter so long as Indemnitee shall be subject to any possible Proceeding, the Company, subject to Section 3.3, shall maintain directors’ and officers’ insurance in full force and effect.

3.2          In all policies of directors’ and officers’ insurance, Indemnitee shall be named as an insured in such a manner as to provide Indemnitee the same rights and benefits,

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subject to the same limitations, as are accorded to the Company’s directors or officers most favorably insured by such policy.

3.3          The Company shall maintain directors’ and officers’ insurance unless the Board determines in good faith that such insurance is not reasonably available, the premium costs for such insurance are disproportionate to the amount and/or scope of coverage provided to the insureds (other than the Company), or the coverage provided by such insurance is limited by exclusions so as to provide an insufficient benefit to the insureds (other than the Company); provided, however, that if Indemnitee is not then serving as a director of the Company, then the Company must provide notice to Indemnitee, no less than thirty (30) days prior to the effective date of cancellation, expiration or non-renewal of the then-current directors’ and officers’ insurance policy, of the Board’s determination, or the possibility of such a determination, to discontinue maintenance of directors’ and officers’ insurance in accordance with the exception set forth in this Section 3.3, and the Company shall in good faith request that the Board reconsider any such determination based on information that Indemnitee or his or her insurance broker is able to provide concerning the availability, costs and benefits of continued insurance coverage.  Failure of the Company to provide the required notice shall render the exception to the obligation to continue to maintain directors’ and officers’ insurance set forth in this Section 3.3 inapplicable.  In the event the Company properly relies on the exception to the obligation to continue to maintain directors’ and officers’ insurance set forth in this Section 3.3, the Company shall purchase, prior to the deadline therefor, the maximum “option extension period,” “discovery period” or similar benefit available under the last directors’ and officers’ insurance policy in effect, providing to Indemnitee continuing coverage following policy expiration for a premium which is fixed by the terms of such last policy in effect; or, if such coverage may be purchased only by Indemnitee, the Company shall pay directly for, or reimburse Indemnitee for the cost of, Indemnitee’s purchase of such coverage and will so notify the Indemnitee.

3.4          If, at the time of the receipt by the Company of a notice of a “Claim” as that term or any similar term is defined under any policy of directors’ and officers’ liability insurance maintained by the Company, the Company shall give prompt notice of the commencement of such Claim to the insurer(s) in accordance with the procedures set forth in the respective policies.  The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of Indemnitee, all amounts payable as a result of such Claim in accordance with the terms of such policies.

4.             Indemnification. The Company shall indemnify Indemnitee to the fullest extent authorized or permitted by Delaware Law in effect on the date hereof, and as Delaware Law may from time to time be amended (but, in the case of any such amendment, only to the extent such amendment permits the Company to provide broader indemnification rights than Delaware Law permitted the Company to provide before such amendment).  Without in any way diminishing the scope of the indemnification provided by this Section 4, the Company shall indemnify Indemnitee if and whenever he or she is or was a witness, party or is threatened to be made a witness or a party to any Proceeding, against all Expenses and Liabilities actually and reasonably incurred by Indemnitee or on his or her behalf in connection with the investigation, defense, settlement or appeal of such Proceeding.  In addition to, and not as a limitation of, the foregoing, the rights of indemnification of Indemnitee provided under this Agreement shall include those rights set forth in Sections 5, 6 and 7 below.

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5.             Payment of Expenses.

5.1          All Expenses incurred by or on behalf of Indemnitee shall be advanced by the Company to Indemnitee within thirty (30) days after the receipt by the Company of a written request for such advance which may be made from time to time, whether prior to or after final disposition of a Proceeding (unless there has been a final determination by a court of competent jurisdiction or arbitrator that Indemnitee is not entitled to be indemnified for such Expenses).  Indemnitee’s entitlement to advancement of Expenses shall include those incurred in connection with any Proceeding by Indemnitee seeking a determination, an adjudication or an award in arbitration pursuant to this Agreement.  The requests shall reasonably evidence the Expenses incurred by Indemnitee in connection therewith.  Indemnitee hereby undertakes to repay the amounts advanced pursuant to this Agreement if it shall ultimately be finally determined by a court of competent jurisdiction or arbitrator that Indemnitee is not entitled to be indemnified pursuant to the terms of this Agreement.  Indemnitee shall, at the Company’s request, provide an additional undertaking to such effect in connection with any Proceeding in which Indemnitee requests advancement of Expenses hereunder.

5.2          Notwithstanding any other provision in this Agreement, to the extent that Indemnitee has been successful on the merits or otherwise in defense of any Proceeding, Indemnitee shall be indemnified against all Expenses actually and reasonably incurred by Indemnitee in connection therewith.

6.             Procedure for Determination of Entitlement to Indemnification.

6.1          Whenever Indemnitee believes that he or she is entitled to indemnification pursuant to this Agreement, Indemnitee shall submit a written request for indemnification (the “Indemnification Request”) to the Company to the attention of the Chief Executive Officer with a copy to the General Counsel.  This request shall include documentation or information which is necessary for the determination of entitlement to indemnification and which is reasonably available to Indemnitee.  Determination of Indemnitee’s entitlement to indemnification shall be made no later than sixty (60) days after receipt of the Indemnification Request.  The Chief Executive Officer or the Secretary shall, promptly upon receipt of Indemnitee’s Indemnification Request, advise the Board in writing that Indemnitee has made such request for indemnification.

6.2          Following receipt by the Company of an Indemnification Request, an initial determination, if required by applicable law, with respect to Indemnitee’s entitlement thereto shall be made in the specific case by one of the following four methods, which shall be at the election of the Board of Directors:  (1) by a majority vote of the Disinterested Directors, even though less than a quorum, (2) by a committee of Disinterested Directors designated by a majority vote of the Disinterested Directors, even though less than a quorum, (3) if there are no Disinterested Directors or if the Disinterested Directors so direct, by Independent Counsel in a written opinion to the Board of Directors, a copy of which shall be delivered to Indemnitee, or (4) by a majority vote of the stockholders of the Company.  Notwithstanding the foregoing, following a Change of Control, the determination shall be made by Independent Counsel pursuant to clause (3) above.  The Company agrees to bear any and all Expenses reasonably incurred by Indemnitee or the Company in connection with the determination of Indemnitee’s entitlement to indemnification by any of the above methods.

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7.             Presumptions and Effect of Certain Proceedings.  Upon making an Indemnification Request, Indemnitee shall be presumed to be entitled to indemnification under this Agreement and the Company shall have the burden of proof by clear and convincing evidence to overcome that presumption in reaching any contrary determination.  The termination of any Proceeding against Indemnitee by judgment, order, settlement, arbitration award or conviction, or upon a plea of nolo contendere or its equivalent by Indemnitee, shall not, of itself, (a) adversely affect the rights of Indemnitee to indemnification except as indemnification may be expressly prohibited under this Agreement, (b) create a presumption that Indemnitee did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Company or (c) with respect to any criminal action or proceeding, create a presumption that Indemnitee had reasonable cause to believe that his or her conduct was unlawful.

8.             Remedies of Indemnitee in Cases of Determination not to Indemnify or to Advance Expenses.

8.1          In the event that (a) an initial determination is made that Indemnitee is not entitled to indemnification, or (b) advances for Expenses are not made when and as required by this Agreement, or (c) payment has not been timely made following a determination of entitlement to indemnification pursuant to this Agreement or (d) Indemnitee otherwise seeks enforcement of this Agreement, Indemnitee shall be entitled to a final adjudication in an appropriate court of the State of Delaware of his or her entitlement to such indemnification or advance. Alternatively, Indemnitee at his or her option may seek an award in arbitration.  If the parties are unable to agree on an arbitrator within twenty (20) days, the parties shall submit the matter to arbitration and provide JAMS in Los Angeles, California (“JAMS”) with a statement of the nature of the dispute and the desired qualifications of the arbitrator.  JAMS will then provide a list of three available arbitrators.  Each party may strike one of the names on the list, and the remaining person will serve as the arbitrator.  If both parties strike the same person, JAMS will select the arbitrator from the other two names.  The arbitration award shall be made within ninety (90) days following the demand for arbitration.  Except as set forth herein, the provisions of Delaware law shall apply to any such arbitration.  In any such proceeding or arbitration Indemnitee shall be presumed to be entitled to indemnification under this Agreement and the Company shall have the burden of proof by clear and convincing evidence to overcome that presumption.

8.2          A court or arbitrator to which Indemnitee may apply for enforcement of this Agreement shall give no deference or weight to an initial determination made by the Company pursuant to the methods set forth in Section 6.2 above that, in whole or in part, Indemnitee is not entitled to indemnification.

8.3          If an initial determination is made or deemed to have been made pursuant to the terms of this Agreement that Indemnitee is entitled to indemnification, the Company shall be bound by such determination in the absence of (a) a misrepresentation of a material fact by Indemnitee in the request for indemnification or (b) a specific finding (which has become final) by a court of competent jurisdiction or arbitrator that all or any part of such indemnification is expressly prohibited by law.

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8.4          The Company and Indemnitee agree herein that a monetary remedy for breach of this Agreement, at some later date, will be inadequate, impracticable and difficult to prove, and further agree that such breach would cause Indemnitee irreparable harm.  Accordingly, the Company and Indemnitee agree that Indemnitee shall be entitled to temporary and permanent injunctive relief to enforce this Agreement without the necessity of proving actual damages or irreparable harm.  The Company and Indemnitee further agree that Indemnitee shall be entitled to such injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, without the necessity of posting bond or other undertaking in connection therewith.  Any such requirement of bond or undertaking is hereby waived by the Company, and the Company acknowledges that in the absence of such a waiver, a bond or undertaking may be required by the court.

8.5          The Company agrees not to assert that the procedures and presumptions of this Agreement are not valid, binding and enforceable.  The Company further agrees to stipulate in any such court or before any such arbitrator that the Company is bound by all the provisions of this Agreement and not to make any assertion to the contrary.

8.6          Expenses reasonably incurred by Indemnitee in connection with his or her Indemnification Request under, seeking enforcement of, or to recover damages for breach of this Agreement shall be borne and advanced by the Company, unless a court of competent jurisdiction or arbitrator determines that each and every material assertion made by Indemnitee in such action was either not made in good faith or was frivolous.

9.             Other Rights to Indemnification. Indemnitee’s rights of indemnification and advancement of expenses provided by this Agreement shall not be deemed exclusive of any other rights to which Indemnitee may now or in the future be entitled under applicable law, the Certificate, the Bylaws, an employment agreement, a vote of stockholders or Disinterested Directors, insurance or other financial arrangements or otherwise.

10.          Limitations on Indemnification.  No indemnification pursuant to Section 4 shall be paid by the Company nor shall Expenses be advanced pursuant to Section 4:

10.1        Insurance.  To the extent that Indemnitee is reimbursed pursuant to such insurance as may exist for Indemnitee’s benefit.  Notwithstanding the availability of such insurance, Indemnitee also may claim indemnification from the Company pursuant to this Agreement by assigning to the Company any claims under such insurance to the extent Indemnitee is paid by the Company.  Indemnitee shall reimburse the Company for any sums he or she receives as indemnification, reimbursements or payments from other sources to the extent of any amount paid to him or her for that purpose by the Company;

10.2        Section 16(b).  On account and to the extent of any wholly or partially successful claim against Indemnitee for an accounting of profits made from the purchase or sale by Indemnitee of securities of the Company pursuant to the provisions of Section 16(b) or the Securities Exchange Act of 1934, as amended, and amendments thereto or similar provisions of any federal, state or local statutory law; or

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10.3        Indemnitee’s Proceedings.  In connection with all or any part of a Proceeding which is initiated or maintained by or on behalf of Indemnitee, or any Proceeding by Indemnitee against the Company or its directors, officers, employees or other agents (other than any Proceeding brought by Indemnitee pursuant to Section 8.6, which shall be governed by the terms of such section), unless (a) such indemnification is expressly required to be made by Delaware Law, (b) the Proceeding was authorized by a majority of the Disinterested Directors, (c) there has been a Change of Control, (d) such indemnification is provided by the Company, in its sole discretion, pursuant to the powers vested in the Company under Delaware Law or (e) Indemnitee is entitled to indemnification pursuant to Section 8 of the Agreement.

11.          Duration and Scope of Agreement; Binding Effect. This Agreement shall continue so long as Indemnitee shall be subject to any possible Proceeding.  This Agreement shall be binding upon the Company and its successors and assigns (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business or assets of the Company) and shall inure to the benefit of Indemnitee and his or her spouse, assigns, heirs, devisees, executors, administrators and other legal representatives.

12.          Notice by Indemnitee and Defense of Claims.  Indemnitee agrees promptly to notify the Company in writing upon being served with any summons, citation, subpoena, complaint, indictment, information or other document relating to any matter which may be subject to indemnification hereunder, whether civil, criminal, arbitrative, administrative or investigative; but the omission so to notify the Company will not relieve it from any liability which it may have to Indemnitee if such omission does not actually prejudice the Company’s rights and, if such omission does prejudice the Company’s rights, it will relieve the Company from liability only to the extent of such prejudice; nor will such omission relieve the Company from any liability which it may have to Indemnitee otherwise than under this Agreement. With respect to any Proceeding:

12.1        The Company will be entitled to participate therein at its own expense;

12.2        Except as otherwise provided below, to the extent that it may wish, the Company, with any other indemnifying party similarly notified, will be entitled to assume the defense thereof, with counsel reasonably satisfactory to Indemnitee.  After notice from the Company to Indemnitee of its election so to assume the defense thereof and the assumption of such defense, the Company will not be liable to Indemnitee under this Agreement for any attorney fees or costs subsequently incurred by Indemnitee in connection with Indemnitee’s defense except as otherwise provided below.  Indemnitee shall have the right to employ his or her counsel in such Proceeding but the fees and expenses of such counsel incurred after notice from the Company of its assumption of the defense thereof and the assumption of such defense shall be at the expense of Indemnitee unless (i) the employment of counsel by Indemnitee has been authorized by the Company in writing, (ii) Indemnitee shall have reasonably concluded that there is or is reasonably likely to be a conflict of interest between the Company and Indemnitee in the conduct of the defense of such action or (iii) the Company shall not in fact have employed counsel to assume the defense of such action, in each of which cases the fees and expenses of counsel shall be at the expense of the Company; and

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12.3        The Company shall not be liable to indemnify Indemnitee under this Agreement for any amounts paid in settlement of any action or claim effected by or on behalf of Indemnitee without the Company’s written consent.  The Company shall not settle any action or claim which would impose any limitation, payment obligation, cost, penalty, admission of guilt or liability on Indemnitee without Indemnitee’s written consent.  Neither the Company nor Indemnitee will unreasonably withhold its consent to any proposed settlement.

12.4        Indemnitee shall provide reasonable cooperation to the Company and counsel selected pursuant to Section 12.2 in connection with the defense of any Proceeding, including providing to the Company and such counsel, upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to Indemnitee and reasonably necessary to such defense.  Any Expenses reasonably incurred by Indemnitee in so cooperating shall be borne by the Company and the Company hereby indemnifies and agrees to hold Indemnitee harmless therefrom.

13.          Contribution.

13.1        Whether or not the indemnification provided in Section 4 hereof is available, in respect of any Proceeding in which the Company is jointly liable with Indemnitee (or would be if joined in such Proceeding), the Company shall pay, in the first instance and to the fullest extent permitted by applicable law, the entire amount of any Expenses and Liabilities without requiring Indemnitee to contribute to such payment and the Company hereby waives and, to the fullest extent permitted by applicable law, relinquishes any right of contribution it may have against Indemnitee with respect to such Expenses and Liabilities.  The Company shall not enter into any settlement of any Proceeding in which the Company is jointly liable with Indemnitee (or would be if joined in such Proceeding) unless such settlement provides for a full and final release of all claims asserted against Indemnitee.

13.2        Without diminishing or impairing the obligations of the Company set forth in Section 13.1, if, for any reason, Indemnitee shall elect or be required to pay all or any portion of any Expenses or Liabilities in any Proceeding in which the Company is jointly liable with Indemnitee (or would be if joined in such Proceeding), the Company shall contribute to the amount of Expenses and Liabilities actually and reasonably incurred and paid or payable by Indemnitee in proportion to the relative benefits received by the Company and all Agents of the Company, other than Indemnitee, who are jointly liable with Indemnitee (or would be if joined in such Proceeding), on the one hand, and Indemnitee, on the other hand, from the transaction(s) from which such Proceeding arose; provided, however, that the proportion determined on the basis of relative benefit may, to the extent necessary to conform to law, be further adjusted by reference to the relative fault of the Company and all Agents of the Company other than Indemnitee who are jointly liable with Indemnitee (or would be if joined in such Proceeding), on the one hand, and Indemnitee, on the other hand, in connection with the events that resulted in such Expenses and Liabilities, as well as any other equitable considerations that may be required to be considered under applicable law.  The relative fault of the Company and all Agents of the Company, other than Indemnitee, who are jointly liable with Indemnitee (or would be if joined in such Proceeding), on the one hand, and Indemnitee, on the other hand, shall be determined by reference to, among other things, the degree to which their actions were motivated by intent to

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gain personal profit or advantage, the degree to which their liability is primary or secondary and the degree to which their conduct is active or passive.

13.3        The Company hereby agrees to fully indemnify and hold Indemnitee harmless from any claims of contribution which may be brought by Agents of the Company, other than Indemnitee, who may be jointly liable with Indemnitee.

13.4        To the fullest extent permissible under applicable law, if the indemnification provided for in this Agreement is unavailable to Indemnitee for any reason whatsoever other than as set forth in Section 9, the Company, in lieu of indemnifying Indemnitee, shall contribute to the Expenses and Liabilities incurred by Indemnitee in connection with any claim relating to an indemnifiable event under this Agreement, in such proportion as is deemed fair and reasonable in light of all of the circumstances of such Proceeding in order to reflect the relative benefits received by the Company and all Agents of the Company, other than Indemnitee, who are jointly liable with Indemnitee (or would be if joined in such Proceeding), on the one hand, and Indemnitee, on the other hand, from the transaction(s) from which such Proceeding arose; provided, however, that the proportion determined on the basis of relative benefit may, to the extent necessary to conform to law, be further adjusted by reference to the relative fault of the Company and all Agents of the Company other than Indemnitee who are jointly liable with Indemnitee (or would be if joined in such Proceeding), on the one hand, and Indemnitee, on the other hand, in connection with the events that resulted in such Expenses and Liabilities, as well as any other equitable considerations which may be required to be considered under applicable law.  The relative fault of the Company and all Agents of the Company, other than Indemnitee, who are jointly liable with Indemnitee (or would be if joined in such Proceeding), on the one hand, and Indemnitee, on the other hand, shall be determined by reference to, among other things, the degree to which their actions were motivated by intent to gain personal profit or advantage, the degree to which their liability is primary or secondary and the degree to which their conduct is active or passive.

14.          Period of Limitations.  No legal action shall be brought and no cause of action shall be asserted by or in the right of the Company against Indemnitee, Indemnitee’s estate, spouse, heirs, executors or personal or legal representatives after the expiration of two (2) years from the date of accrual of such cause of action, and any claim or cause of action of the Company shall be extinguished and deemed released unless asserted by the timely filing of a legal action within such two year period; provided, however, that if any shorter period of limitations is otherwise applicable to any such cause of action, such shorter period shall govern.

15.          Other Indemnification.  The Company hereby acknowledges that Indemnitee may have certain rights to indemnification, advancement of expenses and/or insurance provided by a third party (each, an “Other Indemnitor”). The Company hereby agrees (i) that it is the indemnitor of first resort (i.e., its obligations to Indemnitee are primary and any obligation of an Other Indemnitor to advance expenses or to provide indemnification for the same expenses or liabilities incurred by Indemnitee are secondary), (ii) that it shall perform under this Agreement without regard to any rights Indemnitee may have against an Other Indemnitor, (iii) that it shall be required to advance the full amount of expenses incurred by Indemnitee and shall be liable for the full amount of all Expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement and the Certificate of

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Incorporation or Bylaws of the Company (or any other agreement between the Company and Indemnitee), without regard to any rights Indemnitee may have against an Other Indemnitor, and (iv) that the Company irrevocably waives, relinquishes and releases each Other Indemnitor from any and all claims against such Other Indemnitor for contribution, subrogation or any other recovery of any kind in respect thereof.  The Company further agrees that no advancement or payment by an Other Indemnitor on behalf of Indemnitee with respect to any claim for which Indemnitee has sought indemnification from the Company shall affect the foregoing and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of Indemnitee against the Company.  The Company and Indemnitee agree that each Other Indemnitor is an express third party beneficiary of the terms of this Section.

16.          Miscellaneous Provisions.

16.1        Severability; Partial Indemnity.  If any provision or provisions of this Agreement (or any portion thereof) shall be held by a court of competent jurisdiction or arbitrator to be invalid, illegal or unenforceable for any reason whatever: (a) such provision shall be limited or modified in its application to the minimum extent necessary to avoid the invalidity, illegality or unenforceability of such provision; (b) the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby; and (c) to the fullest extent possible, the provisions of this Agreement shall be construed so as to give effect to the intent manifested by the provision (or portion thereof) held invalid, illegal or unenforceable. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of any Expenses or Liabilities of any type whatsoever incurred by him or her in the investigation, defense, settlement or appeal of a Proceeding but not entitled to all of the total amount thereof, the Company shall nevertheless indemnify Indemnitee for such total amount except as to the portion thereof for which it has been determined pursuant to Section 6 hereof that Indemnitee is not entitled.

16.2        Identical Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same Agreement.  Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement.

16.3        Interpretation of Agreement.  It is understood that the parties hereto intend this Agreement to be interpreted and enforced so as to provide indemnification to Indemnitee to the fullest extent not now or hereafter prohibited by law.

16.4        Headings.  The headings of the Sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

16.5        Modification and Waiver.  No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties to this Agreement.  No waiver of any provision of this Agreement shall be deemed to constitute a waiver of any of the provisions hereof (whether or not similar) nor shall such waiver constitute a

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continuing waiver.  No waiver of any provision of this Agreement shall be effective unless executed in writing.

16.6        Notices.  All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given:  (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent:

(a)           To Indemnitee at the address set forth below Indemnitee signature hereto:

(b)           To the Company at:

LegalZoom.com, Inc.
101 North Brand Boulevard, 11th Floor
Glendale, California 91203
Telephone:  (323) 962-8600
Attention: John Suh, Chief Executive Officer
With a copy to: Chas Rampenthal, General Counsel and Secretary

And a copy to:

Sheppard, Mullin, Richter & Hampton LLP
1901 Avenue of the Stars, Suite 1600
Los Angeles, California
Attention: C. Thomas Hopkins, Esq.
Telephone: (310) 228-3735

or to such other address as may have been furnished to Indemnitee by the Company or to the Company by Indemnitee, as the case may be.

16.7        Governing Law.  The parties agree that this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, as applied to contracts between Delaware residents entered into and to be performed entirely within Delaware.

16.8        Consent to Jurisdiction.  The Company and Indemnitee each hereby irrevocably consent to the jurisdiction of the courts of the State of Delaware for all purposes in connection with any action or proceeding which arises out of or relates to this agreement and agree that any action instituted under this agreement shall be brought only in the state courts of the State of Delaware.

16.9        Further Assurance.  Each party agrees to cooperate fully with the other parties, to take such actions, to execute such further instruments, documents and agreements, and to give such further written assurances, as may be reasonably requested by any other party to

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evidence and reflect the transactions described herein and contemplated thereby, and to carry into effect the intents and purposes of this Agreement.

16.10      Specific Performance.  Each of the parties acknowledges and agrees that the other would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each party agrees that the other party will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof.

16.11      Entire Agreement.  This Agreement represents the entire agreement between the parties hereto, and there are no other agreements, contracts or understanding between the parties hereto with respect to the subject matter of this Agreement, except as provided in Sections 3 and 9 or otherwise specifically referred to herein.

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IN WITNESS WHEREOF, the parties hereto have executed this Indemnification Agreement on the day and year first above written.

LEGALZOOM.COM, INC.

By:
Name:
Title:

INDEMNITEE

By:
Name:
Title:
Address:

Telephone:
Facsimile:

[Signature Page to Indemnification Agreement]

Exhibit 10.6

LEGALZOOM.COM, INC. 2012 MANAGEMENT INCENTIVE PLAN

This LegalZoom.com, Inc. 2012 Management Incentive Plan was adopted by the Company’s Board of Directors on the Effective Date and is effective as of the Effective Date.

1.                                       Overview and Eligibility.  The purpose of this Plan is to motivate and reward selected Eligible Officers for superior performance by making a portion of their total compensation dependent on the achievement of specified performance objectives for a Performance Period.  The Plan seeks to accomplish this objective by awarding performance-based cash Bonuses.  Only Eligible Officers who are affirmatively selected by the Committee may become Participants in the Plan.

2.                                       Bonus, Payment and Taxes.

2.1                                 Committee Award of a Bonus Opportunity. The Committee may from time to time, in its sole discretion, award a Bonus opportunity to a Participant that is subject to satisfying specified conditions.  The Committee, in its discretion, shall: (i) select the Participants, if any, who will be eligible to earn a Bonus, (ii) determine the Bonus amounts and targets, (iii) establish any Performance Goal(s) with respect to a Bonus along with any associated Performance Period(s), and (iv) prescribe all other terms and conditions of a Participant’s Bonus opportunity.  The terms and conditions may be different for different Participants.

2.2                                 Bonus Payment.  Subject to the Committee’s discretion and the terms of this Plan and any applicable Employment Agreement, the payment of a Bonus (or any portion thereof) will generally require that a Participant must remain in service as a Company (or Parent, Subsidiary or Affiliate) employee through the last date of the applicable Performance Period.  However, in the event of a Participant’s Separation from Service by reason of a Qualifying Termination, death, Disability, retirement, or leave of absence approved by the Company, or in the event of hardship or other special circumstances of a Participant, or in the event of a Change in Control, the Committee may in its sole discretion take any action that it deems to be equitable under the circumstances or in the best interests of the Company.  Bonus amounts that have been earned will be paid in cash.  Such earned Bonus amounts (if any) shall be paid to Participants (i) on any date designated by the Committee and which occurs during the 2 ½ month period immediately following the end of the Performance Period in which the applicable Bonus amount was earned or (ii) upon an earlier Change in Control if such earlier-in-time payment would not cause the imposition of taxes under Code Section 409A.

2.3                                 Taxes and Withholding.  The Company (including without limitation members of the Board or Committee) shall not be liable to any Participant or other persons as to any unexpected or adverse tax consequence realized by a Participant and each Participant shall be solely responsible for the timely payment of all taxes arising from this Plan that are imposed on the Participant.  All Bonus payments will be reduced by any legally required withholding and will also be

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subject to reduction under Sections 4 and/or 6.  The Company shall have the right to withhold from any payment to a Participant under this Plan, in cash, all federal, state, city or other taxes as shall be required pursuant to any statute or governmental regulations or ruling.  In connection with such withholding, the Company may make any arrangement consistent with this Plan, as it may deem appropriate.

3.                                       Code Section 162(m).  If the Company becomes a publicly held corporation as a result of an IPO, the Plan is intended to be exempt from the compensation deduction limitations imposed by Code Section 162(m) until the Company’s first meeting of stockholders, in which Board members are elected, after the close of the third calendar year that follows the year of the IPO.  On and after the date, if any, that compensation paid under the Plan is subject to the compensation deduction limits imposed by Code Section 162(m), then the following subsections 3.1 through 3.6 shall apply with respect to any Bonuses (i) for Participants who are or could be Covered Employees and (ii) which are intended to constitute “qualified performance-based compensation” within the meaning of Code Section 162(m):

3.1                                 Committee Composition.  The voting members of the Committee administering the Participant’s Bonus shall consist solely of two or more Outside Directors.

3.2                                 Establishment of Goals. By no later than the latest time permitted by Code Section 162(m) (generally, not later than after 25% of the Performance Period has elapsed and in any event not later than 90 days after the commencement of the Performance Period) and while the achievement of the Performance Goal(s) remains substantially uncertain within the meaning of Code Section 162(m), the Committee shall establish, in writing, the (i) specific Performance Goal(s) for a Participant which must be achieved in order for such Participant to earn a Bonus (or designated portion thereof) and (ii) formula for computing the Participant’s Bonus (or designated portion thereof) if such Performance Goal(s) is achieved.

3.3                                 No Positive Discretion. After the establishment of a Participant’s Performance Goal(s), the Committee will not have discretion to increase the amount of the Bonus that would otherwise be payable to a Participant based on achievement of the Performance Goal(s).  The amount of the Bonus actually paid to a Participant may, in the sole discretion of the Committee, be less than the amount otherwise payable to the Participant based on attainment of the Performance Goal(s) for the Performance Period as determined in accordance with Section 3.2.

3.4                                 Committee Certification. No Bonus shall be paid to a Participant unless and until the Committee certifies in writing the extent to which the Performance Goal(s) applicable to a Participant have been achieved or exceeded.  Without limitation, the approved minutes of a Committee meeting shall constitute such written certification.

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3.5                                 Performance Adjustment. The Committee may adjust the evaluation of performance under a Performance Goal(s) (to the extent permitted by this Plan and Code Section 162(m)) to remove the effects of certain events including without limitation the following:  (i) items related to a change in or provisions under tax law, accounting principles or other such laws or provisions affecting reported results; (ii) items relating to financing activities; (iii) expenses for restructuring or productivity initiatives; (iv) other non-operating items; (v) items related to reorganizations or restructuring programs or divestitures or acquisitions; (vi) items attributable to the business operations of any entity acquired by the Company during the Performance Period; (vii) items related to asset write-downs or the disposal of a business or segment of a business; (viii) items related to discontinued operations that do not qualify as a segment of a business under GAAP; (ix) items attributable to any stock dividend, stock split, combination or exchange of shares occurring during the Performance Period; (x) any other items of significant income or expense which are determined to be appropriate adjustments; (xi) items relating to unusual or extraordinary corporate transactions, events or developments, (xii) items related to amortization of acquired intangible assets; (xiii) items that are outside the scope of the Company’s core, on-going business activities; (xiv) items relating to any other unusual or nonrecurring events or changes in applicable laws, accounting principles or business conditions and/or items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence; or (xv) litigation or claim judgments or settlements.

3.6                                 Tax Deductibility. Notwithstanding anything to the contrary in this Plan (including without limitation subsections 3.1 through 3.5), the Committee shall not take any action that would cause a Bonus payment to a Covered Employee to fail to be tax deductible by the Company due to Code Section 162(m).

4.                                       Limitation on Payments.  No one Participant may receive Bonus payments that in the aggregate exceed $[                  ] in any Fiscal Year under this Plan.  Except as may otherwise be provided in a Participant’s Employment Agreement (and in such case such Employment Agreement shall govern as to any conflicting provisions contained in this Section 4), in the event that it is determined that any payment or distribution of any type to or for the Participant’s benefit (whether under this Plan or otherwise) made by the Company, by any of its affiliates, by any person who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company’s assets (within the meaning of Internal Revenue Code (“Code”) Section 280G (“Section 280G”), and the regulations thereunder) or by any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise (the “Total Payments”), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are collectively referred to as the “Excise Tax”), then such payments or distributions shall be payable as to such lesser amount which would result in no portion of such payments or distributions being subject to the Excise Tax.

If a reduction in the Total Payments constituting “parachute payments” is necessary so that no portion of such Total Payments is subject to the excise tax under Section 4999 of the Code, the

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reduction shall occur in the following order: (1) reduction of cash payments for which the full amount is treated as a parachute payment; (2) cancellation of accelerated vesting (or, if necessary, payment) of cash awards for which the full amount is not treated as a parachute payment; (3) cancellation of any accelerated vesting of equity awards; and (4) reduction of any continued employee benefits.  In selecting the equity awards (if any) for which vesting will be reduced under clause (3) of the preceding sentence, awards shall be selected in a manner that maximizes the after-tax aggregate amount of Total Payments provided to the Participant, provided that if (and only if) necessary in order to avoid the imposition of an additional tax under Code Section 409A, awards instead shall be selected in the reverse order of the date of grant.  For the avoidance of doubt, for purposes of measuring an equity compensation award’s value to a Participant, such award’s value shall equal the then aggregate fair market value of the vested shares underlying the award less any aggregate exercise price less applicable taxes.  Also, if two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis.  In no event shall the Participant have any discretion with respect to the ordering of payment reductions.

However, notwithstanding the foregoing, if the imposition of such Excise Tax could be avoided by approval of stockholders as described in Section 280G(b)(5)(B), then such Participant must request the Company to solicit a vote of such stockholders (described in Section 280G(b)(5)(B) and in which case such Participant will cooperate and execute any such waivers of compensation as may be necessary to enable the stockholder vote (if the Company in its discretion elects to solicit its stockholders) to comply with the requirements specified under Section 280G and the regulations promulgated thereunder.  Any reduction in Total Payments required in connection with the stockholder vote shall be effected in the same manner provided in the preceding paragraph.

In no event will the Company be required to gross up any payment or benefit to a Participant to avoid the effects of the Excise Tax or to pay any regular or excise taxes arising from the application of the Excise Tax.

All mathematical determinations and all determinations of whether any of the Total Payments are “parachute payments” (within the meaning of Section 280G) that are required to be made under this Section 4, shall be made by a nationally recognized independent audit firm selected by the Company (the “Accountants”), who shall provide their determination, together with detailed supporting calculations regarding the amount of any relevant matters, both to the Company and to such Participant.  Such determination shall be made by the Accountants using reasonable good faith interpretations of the Code.  As expressly permitted by Q/A #32 of the Section 280G regulations, with respect to performing any present value calculations that are required in connection with this Section 4, the Participant and the Company each affirmatively elect to utilize the Applicable Federal Rates (“AFR”) that are in effect as of the Effective Date and the Accountants shall therefore use such AFRs in their determinations and calculations.  Any determination by the Accountants shall be binding upon the Company and the Participant, absent manifest error.

5.                                       Administration, Amendment and Termination.  The Plan will be administered by the Committee.  The Committee has the authority, without limitation, to select Participants and determine Performance Goals, Bonus amounts and Performance Periods, to certify the

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calculation of the amount of the Bonus payable to each Participant in respect of each Performance Period, to correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Bonus in the manner and to the extent that the Committee shall deem desirable to carry it into effect, to interpret the provisions of the Plan, and to make rules and regulations necessary or desirable to administer the Plan.  The decisions of the Committee are final and binding on all Participants and other persons in all matters pertaining to the Plan.  All decisions and determinations by the Committee shall be afforded the maximum deference permitted by applicable law.  Further guidelines, procedures and mechanics of the Plan’s administration may be promulgated by resolutions of the Committee.  The Plan may be amended or terminated by the Board at any time provided that any such amendment or termination will not adversely affect any outstanding Bonus opportunity without the Participant’s written consent.  In the event any provision of this Plan shall be held illegal or invalid for any reason, such provisions will be reformed by the Committee if possible and to the extent needed in order to be held legal and valid.  If it is not possible to reform the illegal or invalid provisions then the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

6.                                       Clawback.  The Company may (i) cause the cancellation of any equity awards, Bonus or other compensation, (ii) require reimbursement of any of a Participant’s equity awards, Bonus or other compensation and (iii) effect any other right of recoupment of equity or other compensation provided under this Plan, a Participant’s Employment Agreement (if any) or otherwise in accordance with Company policies as may be adopted and/or modified from time to time by the Company and/or applicable law (each, a “Clawback Policy”).  In addition, a Participant may be required to repay to the Company certain previously paid compensation, whether provided under this Plan or otherwise, in accordance with the Clawback Policy.  By accepting a Bonus, a Participant is also agreeing to be bound by the Company’s Clawback Policy which may be amended from time to time by the Company in its discretion (including without limitation to comply with applicable laws or stock exchange requirements) and is further agreeing that all of a Participant’s Bonus(es), cash compensation, and/or equity awards issued under any of the Company’s equity and/or incentive compensation plans may be unilaterally amended by the Company to the extent needed to comply with the Clawback Policy.

7.                                       Indemnification.  To the maximum extent permitted by applicable law, each member of the Committee, or of the Board, or any persons (including without limitation Company employees and officers) who are delegated by the Board or Committee to perform administrative functions in connection with the Plan, shall be indemnified and held harmless by the Company against and from (i) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan, and (ii) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf.  The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, by

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contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

8.                                       Integration.  This Plan represents the entire plan as to the matters described herein.  This Plan shall supersede all prior or contemporaneous plans or arrangements or understandings between the Company and any Participant, whether written or oral, express or implied, with respect to any subject covered by this Plan.

9.                                       No Other Rights.  Participation in the Plan does not guarantee that any Bonus payments will ever be made under this Plan and a Participant has no rights or entitlement to any Bonus except as provided herein or in an applicable Employment Agreement.  Participation in the Plan does not constitute a contract of or guarantee of employment, nor guarantee participation in any other Company incentive plan or arrangement nor provide any rights as an interest holder or holder of any other equity interest in the Company.  Participation in the Plan in one Performance Period does not guarantee or entitle such Participant to become a Participant in any other Performance Period and there is no obligation for uniformity of treatment of Participants under the Plan.  This Plan does not in any way alter or modify any Employment Agreement between the Company and a Participant.  The adoption of this Plan by the Board (i) does not create any limitation on the power of the Committee or the Board to adopt other cash or equity-based compensation programs outside of this Plan and (ii) shall not be construed as creating any limitations on the power of the Board or the Committee to adopt such other incentive arrangements as either may deem desirable, including, without limitation, cash or equity-based compensation arrangements, either tied to performance or otherwise, and any such other arrangements as may be either generally applicable or applicable only in specific cases.  Except as specifically provided by the Committee, the Company shall not be liable for the loss of existing or potential profit from a Bonus opportunity in the event of the termination of employment of any Participant.

10.                                 Unfunded and No Liability.  The Plan shall be unfunded.  Although bookkeeping accounts may be established with respect to the Participants, any such accounts will be used merely as a bookkeeping convenience.  The Company shall not be required to segregate any assets which may at any time be represented by Bonus amounts, nor shall this Plan be construed as providing for such segregation, nor shall the Company or Board or Committee be deemed to be a trustee of cash to be awarded under the Plan.  The Company (or members of the Board or Committee) shall not be liable to a Participant or other persons as to any unexpected or adverse tax consequence realized by any Participant or other person due to the grant or receipt of any Bonus amount.  A payment will not be made under the Plan if such payment would violate applicable securities laws or other laws.

11.                                 Code Section 409A.  Notwithstanding anything in the Plan to the contrary, the Plan and the payments granted hereunder are intended to be exempt from or comply with the requirements of Code Section 409A and shall be interpreted in a manner consistent with such intention.  In the event that any provision of the Plan or a Bonus is determined by the Committee to not comply with the applicable requirements of Code Section 409A or the applicable regulations and other guidance issued thereunder, the Committee shall have the authority to take such actions and to make such changes to the Plan or a Bonus as the Committee deems necessary to comply with such requirements.  Any payment made pursuant to the Plan shall be considered

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a separate payment and not one of a series of payments for purposes of Code Section 409A.  Notwithstanding the foregoing or anything elsewhere in the Plan to the contrary, if upon a Participant’s Separation From Service he/she is then a Specified Employee, then solely to the extent necessary to comply with Code Section 409A and avoid the imposition of taxes under Code Section 409A, the Company shall defer payment of “nonqualified deferred compensation” subject to Code Section 409A payable as a result of and within six (6) months following such Separation From Service under this Plan until the earlier of (i) the first business day of the seventh month following the Participant’s Separation From Service, or (ii) ten (10) days after the Company receives written confirmation of the Participant’s death.  Any such delayed payments shall be made without interest.  While it is intended that all payments and benefits provided under the Plan or a Bonus will be exempt from or comply with Code Section 409A, the Company makes no representation or covenant to ensure that the payments under the Plan or a Bonus are exempt from or compliant with Code Section 409A.  In no event whatsoever shall the Company be liable if a payment under the Plan or a Bonus is challenged by any taxing authority or for any additional tax, interest or penalties that may be imposed on a Participant by Code Section 409A or any damages for failing to comply with Code Section 409A.  The Participant will be entirely responsible for any and all taxes on any benefits payable to such Participant as a result of the Plan or a Bonus.

12.                                 Assignment.  The Company may assign this Plan and any Bonus obligations (without the consent of any Participant) to any Successor Company or other successor (whether by amalgamation, reorganization, merger, consolidation, sale of assets, purchase or otherwise) to all or substantially all of the equity, assets or business of the Company, and this Plan will be binding upon and inure to the benefit of such successors and assigns, including any successor entity.  No Participant may assign any Bonus or any Participant obligations hereunder.

13.                                 Notice.  Any and all notices required or permitted to be given to a Participant or the Company pursuant to the provisions of this Plan will be in writing, and will be effective and deemed to provide such party sufficient notice hereunder on the earliest of the following: (i) at the time of personal delivery, if delivery is in person; (ii) one (1) business day after deposit with an express overnight courier for United States deliveries, or two (2) business days after such deposit for deliveries outside of the United States; (iii) three (3) business days after deposit in the United States mail by certified mail (return receipt requested) for United States deliveries.  All notices that the Company is required to or may desire to give a Participant that are not delivered personally will be sent with postage and/or other charges prepaid and properly addressed to Participant at his/her home address of record with the Company, or at such other address as Participant may from time to time designate by one of the indicated means of notice herein.  All notices that a Participant is required to or may desire to give to the Company that are not delivered personally will be sent with postage and/or other charges prepaid and properly addressed to the Company’s General Counsel at its principal office, or at such other office as the Company may from time to time designate by one of the indicated means of notice herein.

14.                                 Governing Law.  The Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware (except its choice-of-law provisions).

15.                                 Successor Provisions.  Any reference to a statute, rule or regulation, or to a section of a statute, rule or regulation, is a reference to that statute, rule, regulation, or section as

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amended from time to time, both before and after the Effective Date and including any successor provisions.

16.          Definitions.  The following defined terms shall have the below meanings in this Plan.

“Affiliate” means any entity other than a Subsidiary, if the Company and/or one or more Subsidiaries own not less than 50% of such entity.

“Board” means the Company’s board of directors.

“Bonus” means a conditional right to receive cash performance-based bonus compensation that may be awarded under the Plan by the Committee to a Participant and which may be subject to such terms, conditions, restrictions, and/or limitations, if any, as the Committee may establish.  The Committee may require a Participant to execute an acknowledgement regarding the Bonus (and its terms and conditions) as a condition of providing the Participant with a Bonus opportunity.

“Cause” means, with respect to a Participant, except as may otherwise be provided in a Participant’s Employment Agreement (and in such case such Employment Agreement shall govern as to the definition of Cause and the procedures for determining Cause), any one or more of the following:  (i) commission of fraud, (ii) a good faith determination by the Board (or a committee of members of the Board), whose determination shall be conclusive and binding, that a Participant willfully failed to follow the lawful written directions of the Board, or a committee of the Board, or such Participant’s direct report, (iii) engagement in willful misconduct which is materially detrimental to the Company, (iv) willful and repeated failure or refusal to materially comply with the Participant’s Confidential Information and Employee Invention Assignment Agreement, Employment Agreement (if any), the Company’s insider trading policy, or any other reasonable policies of the Company where non-compliance would be materially detrimental to the Company, or (v) commission of an unlawful or criminal act (serious in nature) which the Board reasonably believes would reflect adversely on the Company.  In each of the foregoing subclauses (i) through (v), whether or not a “Cause” event has occurred will be determined by the Board whose determination shall be final, conclusive and binding.  A Participant’s service shall also be deemed to have terminated for Cause if, after the Participant’s service has terminated, facts and circumstances are discovered that would have justified a termination for Cause, including, without limitation, violation of material Company policies or breach of noncompetition, confidentiality or other restrictive covenants that may apply to the Participant.

“Change in Control” means, with respect to a Participant, except as may otherwise be provided in a Participant’s Employment Agreement (and in such case the Employment Agreement shall govern as to the definition of Change in Control), the consummation of any of the following:

(i)            Any “person” (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company, becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the

8

Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of (A) the outstanding shares of common stock of the Company or (B) the combined voting power of the Company’s then-outstanding securities;

(ii)           The Company is party to a merger or consolidation, or series of related transactions, which results in the voting securities of the Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

(iii)          The sale or disposition of all or substantially all of the Company’s assets (or consummation of any transaction, or series of related transactions, having similar effect);

(iv)          The dissolution or liquidation of the Company; or

(v)           Any transaction or series of related transactions that has the substantial effect of any one or more of the foregoing.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transactions.  In addition, an IPO shall not constitute a Change in Control.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Committee” means a committee of Board members as selected by the Board.  If none is selected, then the Compensation Committee of the Board shall constitute the Committee except as required under Section 3.

“Company” means LegalZoom.com, Inc., a Delaware corporation.

“Covered Employees” means those individuals whose compensation is subject to the deduction limitations of Code Section 162(m).

“Disability” means, with respect to a Participant, except as may otherwise be provided in a Participant’s Employment Agreement (and in such case such Employment Agreement shall govern as to the definition of Disability), the Participant’s medically determinable physical or mental incapacitation such that for a continuous period of not less than twelve (12) months, such Participant is unable to engage in any substantial gainful activity or which can be expected to result in death.

“Effective Date” means [                      ].

“Eligible Officer” means any individual who is a Company “officer” within the meaning of Rule 16a-1(f) of the Securities Exchange Act of 1934 as amended.

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“Employment Agreement” means, with respect to a Participant, an operative employment agreement that was entered into by and between the Company and Participant.

“Fiscal Year” means the Company’s fiscal year.

“GAAP” means United States generally accepted accounting principles as established by the Financial Accounting Standards Board.

“Good Reason” means, with respect to a Participant, except as may otherwise be provided in a Participant’s Employment Agreement (and in such case such Employment Agreement shall govern as to the definition of Good Reason), any one or more of the following: (1) a material diminution in Participant’s base salary, except for reductions that are comparable to reductions generally applicable to similarly situated executives of the Company, (2) a material diminution in Participant’s authority, duties, reporting or responsibilities, or (3) a material change in the geographic location at which Participant must perform services to the Company, which shall be defined to be a relocation of Participant’s principal workplace to a new location that is more than fifty miles away from Participant’s workplace location as of the later of the Effective Date or the commencement of Participant’s employment with the Company.  A Participant must provide written notice to the Company describing the existence of any Good Reason condition(s) within thirty (30) days of the date of the initial existence of the condition(s) or else such Participant will be deemed to have waived any Good Reason with respect to such condition(s).  Upon the Company’s receipt of such written notice, the Company shall then have sixty (60) days during which it may cure or remedy the condition(s).  If the Company does cure or remedy the condition(s) during such sixty (60) day period then Good Reason will be deemed to have not occurred with respect to such condition(s).  If the Company does not cure or remedy the condition(s) during such sixty (60) day period then Good Reason will be deemed to exist for purposes of this Plan and Participant’s employment with the Company shall be automatically terminated for Good Reason as of the day following the expiration of the sixty (60) day cure/remedy period.

“IPO” means an initial public offering by the Company of its common shares pursuant to an effective registration statement filed with the Securities and Exchange Commission.

“Outside Director” has the meaning provided to such term by Code Section 162(m) and its regulations.

“Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.  A corporation that attains the status of a Parent on a date after the Effective Date shall be considered a Parent commencing as of such date.

“Participant” means an individual who (i) is a Eligible Officer and (ii) has been affirmatively selected by the Committee to participate in the Plan.

“Performance Goals” means one or more objective performance targets established for a Participant which may be described in terms of Company-wide objectives and/or objectives that are related to the performance of the individual Participant or a Parent, Subsidiary, Affiliate,

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division, department or function within the Company or entity in which the Participant is employed, and such targets may be applied either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee.  Any Performance Goals that are included in a Bonus in order to make such Bonus qualify as performance-based compensation under Code Section 162(m) shall be limited to one or more of the following target objectives:  (i) annual revenue, (ii) earnings before interest, taxes, depreciation and amortization, or EBITDA, (iii) earnings per share, (iv) stock price, (v) operating cash flow, (vi) net income, (vii) profit margins, operating margins, gross margins or cash margins, (viii) revenue growth, (ix) pre- or after-tax income (before or after allocations of corporate overhead and bonuses), (x) return on equity, (xi) total shareholder return, (xii) return on assets or net assets, (xiii) appreciation in and/or maintenance of the price of the Common Stock, (xiv) market share, (xv) gross profits, (xvi) economic value-added models or equivalent metrics, (xvii) comparisons with various stock market indices, (xviii) reductions in costs, (xix) cash flow or cash flow per share, (xx) return on capital (including return on total capital or return on invested capital), (xxi) cash flow return on investment, (xxii) improvement in or attainment of expense levels or working capital levels, (xxiii) year-end cash, (xxiv) debt reductions, (xxv) stockholder equity, (xxvi) regulatory or litigation achievements, (xxvii) implementation, completion or attainment of measurable objectives with respect to business development, new products or services, budgets, regulatory or business risks, acquisitions, divestitures or recruiting and maintaining personnel, (xxviii) earnings, (xxix) expenses, (xxx) cost of goods sold, (xxxi) working capital, (xxxii) price/earnings ratio, (xxxiii) debt or debt-to-equity, (xxxiv) accounts receivable, (xxxv) writeoffs, (xxxvi) assets, (xxxvii) liquidity, (xxxviii) operations, (xxxix) research or related milestones, (xl) intellectual property (e.g., patents), (xli) product development, (xlii) information technology, (xliii) financings, (xliv) product quality control, (xlv) management, (xlvi) human resources, (xlvii) corporate governance, (xlviii) compliance program, (xlix) internal controls, (xlxi) policies and procedures, (xlxii) accounting and reporting, (xlxiii) strategic alliances, (xlxiv) licensing and partnering, and (xlxv) site, plant or building development, or (xlxvi) any combination of the foregoing, any of which may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to results of a peer group or index.  The Performance Goals may differ from Participant to Participant.  With respect to Bonuses that are intended to constitute Code Section 162(m) qualified performance-based compensation, the selection and adjustment of applicable Performance Goals, and the establishment of targets, shall occur in compliance with the rules of Code Section 162(m).  Awards issued to Participants who are not Covered Employees (or which are not intended to qualify as performance-based compensation under Code Section 162(m)) do not have to utilize the above Performance Goal criteria and may take into account other (or no) factors.

“Performance Period” means any period of time as determined by the Committee, in its sole discretion.  The Committee may establish different Performance Periods for different Participants and the Committee may establish concurrent or overlapping Performance Periods.

“Plan” means this LegalZoom.com, Inc. 2012 Management Incentive Plan, as it may be amended from time to time by the Company.

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“Separation from Service” has the meaning provided to such term by Code Section 409A and its regulations.

“Specified Employee” means a Participant who is considered a “specified employee” within the meaning of Code Section 409A and its regulations.

“Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.  A corporation that attains the status of a Subsidiary on a date after the Effective Date shall be considered a Subsidiary commencing as of such date.

“Successor Company” means the surviving company, the successor company, the acquiring company or its parent, as applicable, in connection with a Change in Control.

“Qualifying Termination” means a termination of a Participant’s employment with the Company either by the Participant for Good Reason or by the Company without Cause (excluding due to Participant’s death or Disability).

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IN WITNESS WHEREOF, a duly authorized officer of the Company has executed this Plan below.

LEGALZOOM.COM, INC.

By:
Title:

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LEGALZOOM.COM, INC. 2012 MANAGEMENT INCENTIVE PLAN

ACKNOWLEDGEMENT OF PARTICIPATION

Pursuant to the LegalZoom.com, Inc. 2012 Management Incentive Plan, the Company hereby informs the Participant named below that he/she has been selected to be a Participant in the Plan for Fiscal Year 2012 and is eligible to earn a Bonus subject to Participant timely executing and delivering to the Company this acknowledgement (the “Acknowledgement”).  The entire text of the Plan is incorporated in this Acknowledgement by reference.  The governing terms and conditions of Participant’s participation in the Plan are set forth herein and Participant agrees to be bound by such terms and conditions.  Certain capitalized terms used in this Acknowledgement are defined in the Plan.  This Acknowledgement, the Plan and any applicable Employment Agreement between the Company and the Participant constitute the entire understanding between the Participant and the Company regarding the Bonus opportunity described below.  This Bonus opportunity satisfies the Company’s obligation under Section 3(b) in the Employment Agreement to provide an annual bonus opportunity to Participant for Fiscal Year 2012.  Any prior agreements, commitments or negotiations concerning this Bonus opportunity are superseded except as provided in the Plan.

Name of Participant:

Performance Period for Bonus:  Fiscal Year 2012

[INSERT BONUS AMOUNTS AND TARGETS]

This Acknowledgement will be interpreted and enforced under the laws of the State of Delaware.

By signing below, the Participant agrees to all of the terms and conditions described in this Acknowledgement and in the Plan.

Participant:
(Signature)

Company:
(Signature)

Title:

14

Exhibit 10.13

October 14, 2010

Susan Decker

P.O. Box 69

Belvedere, CA 94920

DELIVERED VIA ELECTRONIC MAIL

RE:         OFFER FOR MEMBERSHIP ON THE BOARD OF DIRECTORS OF LEGALZOOM.COM, INC

Dear Ms. Decker:

LegalZoom.com, Inc., a Delaware corporation, (the “Company”) is very pleased to offer you a position as a member of our Board of Directors (the “Board”). In connection with this offer, we wish to bring the following to your attention:

1.                                      Compensation.

a.             Monetary Compensation. As compensation for your time attending meetings and performing other services required of members of the Board, the Company will pay you twenty-thousand dollars ($20,000.00) for each twelve (12) month period of service as a member of the Board.

b.             Stock Option; Vesting. Subject to the approval of the Board, we recommend that you be granted an option (“Option”) to purchase fifty thousand (50,000) shares of the Company’s Common Stock (“Shares”), at an exercise price per share equal to the fair market value of a Share on the grant date as determined by the Board, pursuant to the Company’s 2010 Stock Incentive Plan (“Plan”) and as evidenced by a Non-Qualified Stock Option Agreement substantially in the form attached hereto as Exhibit A (“Option Agreement”). Subject to the terms of the Plan and the Option Agreement, thirty-three and one-third percent (33.33%) of the total number of Shares subject to the Option shall vest and become exercisable upon the one year anniversary of the date the Option is granted pursuant to the Plan (“First Vest Date”), provided you remain a Service Provider (as defined in the Plan) through such First Vest Date. Thereafter, the remaining number of Shares subject to the Option shall vest in equal monthly installments over the next twenty-four (24) months following the First Vest Date, so

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long as you remain a Service Provider on each such date. Notwithstanding the foregoing, if the Company experiences a “Change of Control” (as defined in the Option Agreement) before the First Vest Date while the Option is outstanding, then fifty percent (50%) of all unvested Shares subject to the Option will immediately vest and be exercisable and (ii) if the Company experiences a “Change of Control” on or after the First Vest Date while the Option is outstanding, then one hundred percent (100%) of all unvested Shares subject to the Option will immediately vest and be exercisable.

c.             Additional Stock Grants. Subject to the approval of the Board, additional compensation and stock option grants will be considered upon the successful completion of significant milestones achieved by the Company.

d.             Reimbursement of Expenses. The Company shall reimburse all reasonable out-of-pocket expenses directly incurred as a result of your membership on the Board, provided, that it is notified within thirty (30) days of the date such expense is incurred and documentation of each expense is provided upon request.

2.             Procedure. If you accept this offer, you and the Company will enter into an indemnification agreement substantially similar to Exhibit B attached hereto (“Indemnification Agreement”) and your service as a member of the Board will be subject to the certificate of incorporation and bylaws of the Company attached hereto as Exhibit C (“Charter Documents”) and a nondisclosure agreement substantially similar to Exhibit D attached hereto (“NDA”) all of which are incorporated herein by reference.

3.             Representations. By accepting this offer, you represent and warrant that your relationship with the Company will not violate any agreements, obligations, or understandings that you may have with any third party or prior employer. You agree not to make any unauthorized disclosure to the Company or use on behalf of the Company any confidential information belonging to any of your current or former employers (except in accordance with agreements between the Company and any such employer). Of course, during your relationship with the Company, you may make use of information generally known and used by persons with training and experience comparable to your own, and information that is common knowledge in the industry or is otherwise legally available in the public domain.

4.             Complete Agreement. This letter agreement, the Indemnification Agreement, the Charter Documents, and the NDA constitute the complete, final, and exclusive embodiment of the entire agreement between you and the Company with respect to the terms and conditions of your membership on the Board, and together they supersede and other agreements or promises made to you by anyone, whether oral or written. This letter agreement will be construed and interpreted in accordance with the laws of the State of Delaware.

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5.             Offer. You engagement as a member of the Board is contingent on all the following: (a) formal acceptance of this offer, (b) completion of a background, credit and reference check satisfactory to the Board and (c) any necessary Board or Stockholder approvals. This offer to serve as a member of the Board shall be at the will of the Board, which means that this relationship can be terminated at any time by either party. Upon accepting our offer to join the Board you agree we will have the right to mention your name and other customary information in documents we file with regulatory and governmental authorities, in press release and in other business documentation as appropriate. To accept this offer, please sign the acceptance below accepting and agreeing to the terms and conditions of your service as a member of the Board of the Company.

We are truly excited at the prospect of you joining our Board, and look forward to a productive and enjoyable relationship.

Sincerely,
LEGALZOOM.COM, INC.

	By:	/s/ John Suh
John Suh, CEO

ACCEPTED AND AGREED:

/s/ Susan Decker
Susan Decker

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Exhibit 10.14

LEGALZOOM.COM, INC.

LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT (this “Agreement”) is entered into as of October 31, 2008, by and between COMERICA BANK (“Bank”) and LEGALZOOM.COM, INC., a Delaware corporation (“Borrower”).

RECITALS

Borrower wishes to obtain credit from time to time from Bank, and Bank desires to extend credit to Borrower. This Agreement sets forth the terms on which Bank will advance credit to Borrower, and Borrower will repay the amounts owing to Bank.

AGREEMENT

The parties agree as follows:

1.             DEFINITIONS AND CONSTRUCTION.

1.1           Definitions. Unless the context otherwise requires, all terms used in this Agreement that are not specifically defined in this Agreement and that are defined in the Code shall have the meanings assigned to such terms in the Code. As used in this Agreement, the following terms shall have the following definitions:

“Accounts” means all presently existing and hereafter arising accounts, contract rights, payment intangibles, and all other forms of obligations owing to Borrower arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by Borrower, whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower and Borrower’s Books relating to any of the foregoing.

“ACH Sublimit” means a sublimit for Automated Clearing House transactions under the Revolving Line not to exceed an amount equal to One Million Dollars ($1,000,000) minus any amounts outstanding under the Letter of Credit Sublimit and the Credit Card Services Sublimit, and minus the FX Amount.

“Advance” or “Advances” means a cash advance or cash advances under the Revolving Line.

“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers, directors, and partners.

“Audit Compliance Date” means the first date on which each of the following has occurred or been satisfied: (a) Borrower has delivered to Bank its audited consolidated financial statements for fiscal years 2007 and 2008, prepared in accordance with GAAP, consistently applied, together with (i) an opinion which is unqualified or otherwise consented to in writing by Bank on such financial statements of an independent certified public accounting firm reasonably acceptable to Bank, and (ii) a schedule highlighting and explaining, in reasonable detail, differences and variances between such audited financial statements and the company prepared financial statements previously delivered to Bank; (b) Bank has had at least three (3) Business Days to review such financial statements, opinion and schedule; and (c) Bank has promptly (but no later than five (5) Business Days after its receipt of such financial statements, opinion and schedule) determined, in its good faith discretion, that such financial statements, opinion and schedule are satisfactory to Bank.

“Audit Extension Period” means the period of time commencing on June 30, 2009, but only if there are no Advances or other Obligations outstanding hereunder as of such date, and ending on the Audit Compliance Date. For avoidance of doubt, no Audit Extension Period will take effect or exist if: (a) Borrower delivers its audited financial statements for fiscal years 2007 and 2008 in compliance with Section 6.2 hereof prior to June 30, 2009, or (b) there are any outstanding Advances or other Obligations hereunder as of June 30, 2009.

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“Bank Expenses” means all reasonable costs or expenses (including reasonable attorneys’ fees and expenses, whether generated in-house or by outside counsel) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; reasonable Collateral audit fees incurred after the occurrence of an Event of Default; and Bank’s reasonable attorneys’ fees and expenses (whether generated in-house or by outside counsel) incurred in amending, enforcing or defending the Loan Documents (including fees and expenses of appeal), incurred before, during and after an Insolvency Proceeding, whether or not suit is brought. The parties acknowledge that Borrower shall not be responsible for any attorneys’ fees and expenses generated by Bank’s internal counsel on or prior to the Closing Date.

“Borrower State” means Delaware, the state under whose laws Borrower is organized.

“Borrower’s Books” means all of Borrower’s books and records including: ledgers; records concerning Borrower’s assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of California are authorized or required to close.

“Cash” means unrestricted cash and cash equivalents.

“Cash Flow” means, for any period of determination, (a) the value of Borrower’s Cash, as of the last day of such period, minus (b) the value of Borrower’s Cash on the first day of such period, minus (c) the amount of any Cash proceeds from borrowings under this Agreement during such period, minus (d) the amount of Cash proceeds from capital contributions, paid-in-capital or the sale or issuance of equity securities or the exercise of stock options or warrants, and plus (e) the amount of Cash paid during such period in respect of Indebtedness under this Agreement.

“Change in Control” shall mean any transaction or series of related transactions in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of Borrower ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the Board of Directors of Borrower, who did not have such power before such transaction.

“Chief Executive Office State” means California, where Borrower’s chief executive office is located.

“Closing Date” means the date of this Agreement.

“Code” means the California Uniform Commercial Code, as amended or supplemented from time to time.

“Collateral” means the property described on Exhibit A attached hereto and all Negotiable Collateral and Intellectual Property Collateral to the extent not described on Exhibit A.

“Collateral State” means the state or states where the Collateral is located, which is California.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards, or merchant services issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or

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arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held.

“Credit Card Services Sublimit” means a sublimit for corporate credit cards and e-commerce or merchant account services under the Revolving Line not to exceed an amount equal to One Million Dollars ($1,000,000) minus any amounts outstanding under the Letter of Credit Sublimit and the ACH Sublimit, and minus the FX Amount.

“Credit Extension” means each Advance or any other extension of credit by Bank to or for the benefit of Borrower hereunder.

“Default” means any event or circumstance which through the passage of time, the service of notice or both, could mature into an Event of Default.

“Environmental Laws” means all laws, rules, regulations, orders and the like issued by any federal state, local foreign or other governmental or quasi-governmental authority or any agency pertaining to the environment or to any hazardous materials or wastes, toxic substances, flammable, explosive or radioactive materials, asbestos or other similar materials.

“Equipment” means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“Event of Default” has the meaning assigned in Article 8.

“Funded Indebtedness” means, as of any date of determination, for Borrower and its Subsidiaries on a consolidated basis, the sum of, without duplication, (a) all outstanding Obligations; and (b) all Indebtedness of the type described in item (c) in the definition of Permitted Indebtedness and capitalized amounts in respect of capital leases.

“GAAP” means generally accepted accounting principles, consistently applied, as in effect from time to time.

“Guarantor” means each present and future Subsidiary of Borrower, and any other Person who executes and delivers a Guaranty in favor of Bank, including without limitation, PROXILAW, INC., a Delaware corporation, UNITED STATES CORPORATION AGENTS, INC., a California corporation and UNITED STATES CORPORATION AGENTS, INC., a Nevada corporation.

“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations, and (d) all Contingent Obligations, and (e) all obligations arising under the Credit Card Services Sublimit and the ACH Sublimit and obligations in respect of FX Contracts, if any.

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“Insolvency Proceeding” means any proceeding commenced by or against any Person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property Collateral” means all of Borrower’s right, title, and interest in and to the following:

(a)           Copyrights, Trademarks and Patents;

(b)           Any and all trade secrets, and any and all intellectual property rights in computer software and computer software products now or hereafter existing, created, acquired or held;

(c)           Any and all design rights which may be available to Borrower now or hereafter existing, created, acquired or held;

(d)           Any and all claims for damages by way of past, present and future infringement of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above;

(e)           All licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use to the extent permitted by such license or rights;

(f)            All amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents; and

(g)           All proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.

“Inventory” means all present and future inventory in which Borrower has any interest.

“Investment” means any beneficial ownership of (including stock, partnership or limited liability company interest other securities) any Person, or any loan, advance or capital contribution to any Person.

“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Letter of Credit” means a commercial or standby letter of credit or similar undertaking issued by Bank at Borrower’s request in accordance with Section 2.1(b)(iii).

“Letter of Credit Sublimit” means a sublimit for Letters of Credit under the Revolving Line not to exceed an amount equal One Million Dollars ($1,000,000) minus any amounts outstanding under the ACH Sublimit and the Credit Card Services Sublimit, and minus the FX Amount.

“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Loan Documents” means, collectively, this Agreement, any note or notes executed by Borrower, and any other document, instrument or agreement entered into in connection with this Agreement, all as amended or extended from time to time.

“Material Adverse Effect” means a material adverse effect on (i) the business operations, condition (financial or otherwise) or prospects of Borrower and its Subsidiaries taken as a whole, (ii) the ability of Borrower to repay the Obligations or otherwise perform its obligations under the Loan Documents, (iii) Borrower’s rights in, or the value, perfection or priority of Bank’s security interest in the Collateral.

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“Negotiable Collateral” means all of Borrower’s present and future letters of credit of which it is a beneficiary, drafts, instruments (including promissory notes), securities, documents of title, and chattel paper, and Borrower’s Books relating to any of the foregoing.

“Obligations” means all debt, principal, interest, Bank Expenses and other amounts owed to Bank by Borrower pursuant to this Agreement or any other agreement, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from Borrower to others that Bank may have obtained by assignment or otherwise.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Periodic Payments” means all installments or similar recurring payments that Borrower may now or hereafter become obligated to pay to Bank pursuant to the terms and provisions of any instrument, or agreement now or hereafter in existence between Borrower and Bank.

“Permitted Indebtedness” means:

(a)           Indebtedness of Borrower in favor of Bank arising under this Agreement or any other Loan Document;

(b)           Indebtedness existing on the Closing Date and disclosed in the Schedule;

(c)           Indebtedness not to exceed One Hundred Thousand Dollars ($100,000) in the aggregate in any fiscal year of Borrower secured by a lien described in clause (c) of the defined term “Permitted Liens;” provided such Indebtedness does not exceed the lesser of the cost or fair market value of the equipment financed with such Indebtedness;

(d)           Subordinated Debt;

(e)           Indebtedness to trade creditors incurred in the ordinary course of business; and

(f)            Extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investment” means:

(a)           Investments existing on the Closing Date disclosed in the Schedule;

(b)           (i) Marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one (1) year from the date of acquisition thereof, (ii) commercial paper maturing no more than one (1) year from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (iii) Bank’s certificates of deposit maturing no more than one year from the date of investment therein, and (iv) Bank’s money market accounts;

(c)           Repurchases of stock from former employees or directors of Borrower under the terms of applicable repurchase agreements to the extent permitted under Section 7.6 hereof;

(d)           Investments accepted in connection with Permitted Transfers;

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(e)          Investments of Subsidiaries in or to other Subsidiaries or Borrower and Investments by Borrower in Subsidiaries not to exceed One Hundred Thousand Dollars ($100,000) in the aggregate in any fiscal year;

(f)            Investments not to exceed One Hundred Thousand Dollars ($100,000) in the aggregate in any fiscal year consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plan agreements approved by Borrower’s Board of Directors;

(g)           Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrower’s business;

(h)           Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers, suppliers who are not Affiliates, in the ordinary course of business, provided that this subparagraph (h) shall not apply to Investments of Borrower in any Subsidiary;

(i)            Joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash Investments by Borrower and its Subsidiaries do not exceed One Hundred Thousand Dollars ($100,000) in the aggregate in any fiscal year; and

(j)            Investments consisting of deposits made in the ordinary course of business and consistent with past practice: (i) with secretaries of state, the United States Patent and Trademark Office and the United States Copyright Office, in an aggregate amount that at no time exceeds Seven Hundred Fifty Thousand Dollars ($750,000), to enable automatic debt of filing fees incurred on behalf of Borrower’s customers in the ordinary course of business, and (ii) with payroll processing services who are not Affiliates of Borrower, to cover payment of current period payroll obligations.

“Permitted Liens” means the following:

(a)           Any Liens existing on the Closing Date and disclosed in the Schedule (excluding Liens to be satisfied with the proceeds of the Advances) or arising under this Agreement or the other Loan Documents;

(b)           Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and for which Borrower maintains adequate reserves, provided the same have no priority over any of Bank’s security interests;

(c)           Liens securing Indebtedness not to exceed One Hundred Thousand Dollars ($100,000) in the aggregate (i) upon or in any Equipment (other than Equipment financed by Bank) acquired or held by Borrower or any of its Subsidiaries to secure the purchase price of such Equipment or indebtedness incurred solely for the purpose of financing the acquisition or lease of such Equipment, or (ii) existing on such Equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such Equipment;

(d)           Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (c) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase; and

(e)           Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Sections 8.5 or 8.9.

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“Permitted Transfer” means the conveyance, sale, lease, transfer or disposition by Borrower or any Subsidiary of:

(a)           Inventory in the ordinary course of business;

(b)           licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business;

(c)           worn-out or obsolete Equipment not financed by Bank; or

(d)           other assets of Borrower or its Subsidiaries that do not in the aggregate exceed One Hundred Thousand Dollars ($100,000) during any fiscal year.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Prime Rate” means the variable rate of interest, per annum, most recently announced by Bank, as its “prime rate,” whether or not such announced rate is the lowest rate available from Bank.

“Reporting Date” means, for any date of determination occurring (a) on or prior to the Audit Compliance Date, the last day of each month, and (b) after the Audit Compliance Date, the last day of each fiscal quarter.

“Responsible Officer” means each of the Chief Executive Officer, the Chief Operating Officer and the Chief Financial Officer of Borrower.

“Revolving Line” means a Credit Extension of up to Five Million Dollars ($5,000,000) (inclusive of the FX Amount and any amounts outstanding under the Letter of Credit Sublimit, the Credit Card Services Sublimit and the ACH Sublimit).

“Revolving Maturity Date” means October 31, 2010.

“Schedule” means the schedule of exceptions attached hereto and approved by Bank, if any.

“Shares” means one hundred percent (100%) of the issued and outstanding capital stock, membership units or other securities owned or held of record by Borrower in any Subsidiary of Borrower.

“SOS Reports” means the official reports from the Secretaries of State of each Collateral State, Chief Executive Office State and the Borrower State and other applicable federal, state or local government offices identifying all current security interests filed in the Collateral and Liens of record as of the date of such report.

“Subordinated Debt” means any debt incurred by Borrower that is subordinated in writing to the debt owing by Borrower to Bank on terms reasonably acceptable to Bank (and identified as being such by Borrower and Bank).

“Subsidiary” means any corporation, partnership or limited liability company or joint venture in which (i) any general partnership interest or (ii) more than fifty percent (50%) of the stock, limited liability company interest or joint venture of which by the terms thereof has the ordinary voting power to elect the Board of Directors, managers or trustees of the entity, at the time as of which any determination is being made, is owned by Borrower, either directly or through an Affiliate.

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“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

1.2           Accounting Terms. Any accounting term not specifically defined herein shall be construed in accordance with GAAP and all calculations shall be made in accordance with GAAP. The term “financial statements” shall include the accompanying notes and schedules.

2.             LOAN AND TERMS OF PAYMENT.

2.1           Credit Extensions.

(a)           Promise to Pay. Borrower promises to pay to Bank, in lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made by Bank to Borrower, together with interest on the unpaid principal amount of such Credit Extensions at rates in accordance with the terms hereof.

(b)           Advances Under Revolving Line.

(i)            Amount. Subject to and upon the terms and conditions of this Agreement, other than during the Audit Extension Period, (1) Borrower may request Advances in an aggregate outstanding amount not to exceed the Revolving Line, less the FX Amount and less any amounts outstanding under the Letter of Credit Sublimit, the Credit Card Services Sublimit, and the ACH Sublimit, and (2) amounts borrowed pursuant to this Section 2.1(b) may be repaid and reborrowed at any time prior to the Revolving Maturity Date, at which time all Advances under this Section 2.1(b) shall be immediately due and payable. Borrower may prepay any Advances without penalty or premium. Notwithstanding the foregoing, during the Audit Extension Period Borrower may not request, and Bank shall have no obligation to make, Advances or other Credit Extensions.

(ii)            Form of Request. Whenever Borrower desires an Advance, Borrower will notify Bank by facsimile transmission or telephone no later than 10:00 a.m. California time, on the Business Day prior to the date that that the Advance is to be made. Each such notification shall be promptly confirmed by a Loan Advance/Paydown Request form in substantially the form of Exhibit B hereto, and a Request for Advance in the form attached to the LIBOR Addendum to Loan and Security Agreement. Bank is authorized to make Advances under this Agreement, based upon instructions received from a Responsible Officer or a designee of a Responsible Officer, or without instructions if in Bank’s discretion such Advances are necessary to meet Obligations which have become due and remain unpaid. Bank shall be entitled to rely on any telephonic notice given by a person who Bank reasonably believes to be a Responsible Officer or a designee thereof, and Borrower shall indemnify and hold Bank harmless for any damages or loss suffered by Bank as a result of such reliance. Bank will credit the amount of Advances made under this Section 2.1(b) to Borrower’s deposit account.

(iii)          Letter of Credit Sublimit. Subject to the availability under the Revolving Line, and in reliance on the representations and warranties of Borrower set forth herein, at any time and from time to time from the date hereof through the Business Day immediately prior to the Revolving Maturity Date, Bank shall issue for the account of Borrower such Letters of Credit as Borrower may request by delivering to Bank a duly executed letter of credit application on Bank’s standard form; provided, that the outstanding and undrawn amounts under all such Letters of Credit (i) shall not at any time exceed the Letter of Credit Sublimit, and (ii) shall be deemed to constitute Advances for the purpose of calculating availability under the Revolving Line. Any drawn but unreimbursed amounts under any Letters of Credit shall be charged as Advances against the Revolving Line. All Letters of Credit shall be in form and substance acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank’s form application and letter of credit agreement. Borrower will pay any standard issuance and other fees that Bank notifies Borrower it will charge for issuing and processing Letters of Credit.

(iv)          Credit Card Services Sublimit. Subject to the terms and conditions of this Agreement, Borrower may request corporate credit cards and standard and e-commerce merchant account services from Bank (collectively, the “Credit Card Services”). The aggregate limit of the corporate credit cards and

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merchant credit card processing reserves shall not exceed the Credit Card Services Sublimit, provided that availability under the Revolving Line shall be reduced by the aggregate limits of the corporate credit cards issued to Borrower and merchant credit card processing reserves. In addition, Bank may, in its sole discretion, charge as Advances any amounts that become due or owing to Bank in connection with the Credit Card Services. The terms and conditions (including repayment and fees) of such Credit Card Services shall be subject to the terms and conditions of the Bank’s standard forms of application and agreement for the Credit Card Services, which Borrower hereby agrees to execute.

(v)           ACH Sublimit. Subject to the terms and conditions of this Agreement, Borrower may request ACH origination services by delivering to Bank a duly executed ACH application on Bank’s standard form; provided, that the total amount of the ACH processing reserves shall not exceed, and availability under the Revolving Line shall be reduced by, the ACH Sublimit. In addition, Bank may, in its sole discretion, charge as Advances any amounts that become due or owing to Bank in connection with the ACH services.

(vi)          Foreign Exchange Sublimit. Subject to and upon the terms and conditions of this Agreement and any other agreement that Borrower may enter into with the Bank in connection with foreign exchange transactions (“FX Contracts”), Borrower may request Bank to enter into FX Contracts with Borrower due not later than the Revolving Maturity Date. Borrower shall pay any standard issuance and other fees that Bank notifies Borrower will be charged for issuing and processing FX Contracts for Borrower. The FX Amount shall at all times be equal to or less than One Million Dollars ($1,000,000). The “FX Amount” shall equal the amount determined by multiplying (i) the aggregate amount, in United States Dollars, of FX Contracts between Borrower and Bank remaining outstanding as of any date of determination by (ii) the applicable Foreign Exchange Reserve Percentage as of such date. The “Foreign Exchange Reserve Percentage” shall be a percentage as determined by Bank, in its sole discretion from time to time. The initial Foreign Exchange Reserve Percentage shall be ten percent (10%).

(vii)         Collateralization of Obligations Extending Beyond Maturity. If Borrower has not secured to Bank’s satisfaction its obligations with respect to any Letters of Credit, Credit Card Services, ACH origination services, or FX Contracts by the Revolving Maturity Date, then, effective as of such date, the balance in any deposit accounts held by Bank and the certificates of deposit or time deposit accounts issued by Bank in Borrower’s name (and any interest paid thereon or proceeds thereof, including any amounts payable upon the maturity or liquidation of such certificates or accounts), shall automatically secure such obligations to the extent of the then continuing or outstanding and undrawn Letters of Credit, Credit Card Services, ACH origination services, or FX Contracts. Borrower authorizes Bank to hold such balances in pledge and to decline to honor any drafts thereon or any requests by Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the Letters of Credit, Credit Card Services, ACH origination services, or FX Contracts are outstanding or continue.

2.2           Overadvances. If the aggregate amount of the outstanding Advances plus any amounts outstanding under the Letter of Credit Sublimit, the Credit Card Services Sublimit, and the ACH Sublimit and plus the FX Amount, exceeds the Revolving Line at any time, Borrower shall immediately pay to Bank, in cash, the amount of such excess.

2.3           Interest Rates, Payments, and Calculations.

(a)           Interest Rate. Except as set forth in Section 2.3(b), the Advances shall bear interest, on the outstanding daily balance thereof, as set forth in the LIBOR Addendum to Loan and Security Agreement attached as Exhibit D.

(b)           Late Fee; Default Rate. If any payment is not made within ten (10) days after the date such payment is due, Borrower shall pay Bank a late fee equal to the lesser of (i) four percent (4%) of the amount of such unpaid amount or (ii) the maximum amount permitted to be charged under applicable law. All Obligations shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to four (4) percentage points above the interest rate applicable immediately prior to the occurrence of the Event of Default.

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(c)           Payments. Interest hereunder shall be due and payable on the first calendar day of each month during the term hereof. Bank shall, at its option, charge such interest, all Bank Expenses, and all Periodic Payments against any of Borrower’s deposit accounts or against the Revolving Line, in which case those amounts shall thereafter accrue interest at the rate then applicable hereunder. Bank may also, at its option, charge against the Revolving Line, any amounts required in connection with cash management and treasury management services provided by or through Bank, in which case those amounts shall thereafter accrue interest at the rate then applicable hereunder. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder. All payments shall be free and clear of any taxes, withholdings, duties, impositions or other charges, to the end that Bank will receive the entire amount of any Obligations payable hereunder, regardless of source of payment.

(d)           Computation. In the event the Prime Rate is changed from time to time hereafter, the applicable rate of interest hereunder shall be increased or decreased, effective as of the day the Prime Rate is changed, by an amount equal to such change in the Prime Rate. All interest chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.

2.4           Crediting Payments. Prior to the occurrence of an Event of Default, Bank shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as Borrower specifies, except that to the extent Borrower uses the Advances to purchase Collateral, Borrower’s repayment of the Advances shall apply on a “first-in-first-out” basis so that the portion of the Advances used to purchase a particular item of Collateral shall be paid in the chronological order the Borrower purchased the Collateral. After the occurrence of an Event of Default, Bank shall have the right, in its sole discretion, to immediately apply any wire transfer of funds, check, or other item of payment Bank may receive to conditionally reduce Obligations, but such applications of funds shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment. Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Bank after 12:00 Noon California time shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day. Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

2.5           Fees. Borrower shall pay to Bank the following:

(a)           Facility Fee. On the Closing Date, a fee equal to $20,000, which shall be nonrefundable, and fully-earned on the Closing Date;

(b)           Unused Line Fee. An unused line fee equal to two tenths of one percent (0.20%) per annum of the average unused portion of the Revolving Line, which shall be non-refundable and fully-earned. Such fee shall be payable in quarterly installments on the last day of each fiscal quarter or, in the case of the quarter in which the Revolving Maturity Date falls, on the Revolving Maturity Date. Each quarterly installment shall be calculated based on the average unused portion of the Revolving Line during such fiscal quarter; and

(c)           Bank Expenses. On the Closing Date, all Bank Expenses incurred through the Closing Date, and, after the Closing Date, all Bank Expenses as and when they become due.

2.6           Term. This Agreement shall become effective on the Closing Date and, subject to Section 13.7, shall continue in full force and effect for so long as any Obligations remain outstanding or Bank has any obligation to make Credit Extensions under this Agreement. Notwithstanding the foregoing, Bank shall have the right to terminate its obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default.

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3.             CONDITIONS OF LOANS.

3.1           Conditions Precedent to Initial Credit Extension. The obligation of Bank to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, the following:

(a)           this Agreement;

(b)           an officer’s certificate of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement;

(c)           UCC National Form Financing Statements identifying Borrower and each Guarantor as debtor and Bank as secured party;

(d)           intellectual property security agreements;

(e)           an Unconditional Guaranty and Third Party Security Agreement duly executed by each Guarantor;

(f)            current SOS Reports indicating that except for Permitted Liens, there are no other security interests or Liens of record in the Collateral;

(g)           if Borrower maintains any accounts with Comerica Securities, a securities account control agreement with Comerica Securities;

(h)            a Lessor’s Waiver and Agreement for each Collateral location;

(i)             agreement to furnish insurance with respect to the insurance required under

Section 6.5;

(j)            payment of the fees and Bank Expenses then due specified in Section 2.5 hereof;

(k)           current financial statements, including company prepared consolidated balance sheets and income statements for the most recently ended month in accordance with Section 6.2, and such other updated financial information as Bank may reasonably request;

(l)            current Compliance Certificate in accordance with Section 6.2;

(m)          a Collateral Information Certificate;

(n)           such documents as may be necessary to complete the opening of one or more deposit accounts with Bank and evidence of funding of such accounts in an amount satisfactory to Bank; and

(o)           such other documents or certificates, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

3.2           Conditions Precedent to all Credit Extensions. The obligation of Bank to make each Credit Extension, including the initial Credit Extension, is further subject to the following conditions:

(a)           timely receipt by Bank of the Loan Advance/Paydown Request form and Request for Advance form as provided in Section 2.1;

(b)           receipt by Bank, not later than three (3) Business Days prior to the proposed date of each Advance, of a duly executed Compliance Certificate together with such supporting information as Bank

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may request, demonstrating compliance on a current and pro forma basis, with the covenants set forth in Section 6.7 hereof, both before and after giving effect to such Advance;

(c)           receipt by Bank of complete copies of Borrower’s most recent account statements for any deposits of the type described in item (j) of the definition of Permitted Investments, and for any deposit and securities accounts maintained outside of Bank; and

(d)           the representations and warranties contained in Section 5 shall be true and correct in all material respects on and as of the date of such Payment/Advance Form and on the effective date of each Credit Extension as though made at and as of each such date, and no Event of Default shall have occurred and be continuing, or would exist after giving effect to such Credit Extension (provided, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date). The making of each Credit Extension shall be deemed to be a representation and warranty by Borrower on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2.

4.             CREATION OF SECURITY INTEREST.

4.1           Grant of Security Interest. Borrower grants and pledges to Bank a continuing security interest in the Collateral to secure prompt repayment of any and all Obligations and to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents. Except as set forth in the Schedule, such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in later-acquired Collateral. Notwithstanding any termination, Bank’s Lien on the Collateral shall remain in effect for so long as any Obligations are outstanding.

4.2           Perfection of Security Interest. Borrower authorizes Bank to file at any time financing statements, continuation statements, and amendments thereto that (i) either specifically describe the Collateral or describe the Collateral as all assets of Borrower of the kind pledged hereunder, and (ii) contain any other information required by the Code for the sufficiency of filing office acceptance of any financing statement, continuation statement, or amendment, including whether Borrower is an organization, the type of organization and any organizational identification number issued to Borrower, if applicable. Any such financing statements may be signed by Bank on behalf of Borrower, as provided in the Code, and may be filed at any time in any jurisdiction whether or not Revised Article 9 of the Code is then in effect in that jurisdiction. Borrower shall from time to time endorse and deliver to Bank, at the request of Bank, all Negotiable Collateral and other documents that Bank may reasonably request, in form satisfactory to Bank, to perfect and continue perfected Bank’s security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents. Borrower shall have possession of the Collateral, except where expressly otherwise provided in this Agreement or where Bank chooses to perfect its security interest by possession in addition to the filing of a financing statement. Where Collateral is in possession of a third party bailee, Borrower shall take such steps as Bank reasonably requests for Bank to (i) obtain an acknowledgment, in form and substance satisfactory to Bank, of the bailee that the bailee holds such Collateral for the benefit of Bank, and (ii) obtain “control” of any Collateral consisting of investment property, deposit accounts, letter-of-credit rights or electronic chattel paper (as such items and the term “control” are defined in Revised Article 9 of the Code) by causing the securities intermediary or depositary institution or issuing bank to execute a control agreement in form and substance satisfactory to Bank. Borrower will not create any chattel paper without placing a legend on the chattel paper acceptable to Bank indicating that Bank has a security interest in the chattel paper. Borrower from time to time may deposit with Bank specific cash collateral to secure specific Obligations; Borrower authorizes Bank to hold such specific balances in pledge and to decline to honor any drafts thereon or any request by Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the specific Obligations are outstanding.

4.3           Right to Inspect. Bank (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Borrower’s usual business hours but no more than twice a year (unless an Event of Default has occurred and is continuing), to inspect Borrower’s Books and to make copies thereof and to check, test, and appraise the Collateral in order to verify Borrower’s financial condition or the amount, condition of, or any other matter relating to, the Collateral.

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4.4           Pledge of Collateral. Borrower hereby pledges, assigns and grants to Bank a security interest in all the Shares, together with all proceeds and substitutions thereof, all cash, stock and other moneys and property paid thereon, all rights to subscribe for securities declared or granted in connection therewith, and all other cash and noncash proceeds of the foregoing, as security for the performance of the Obligations. On the Closing Date, the certificate or certificates for the Shares, if any, will be delivered to Bank, accompanied by an instrument of assignment duly executed in blank by Borrower. To the extent required by the terms and conditions governing the Shares, Borrower shall cause the books of each entity whose Shares are part of the Collateral and any transfer agent to reflect the pledge of the Shares. Upon the occurrence of an Event of Default hereunder, Bank may effect the transfer of any securities included in the Collateral (including but not limited to the Shares) into the name of Bank and cause new certificates representing such securities to be issued in the name of Bank or its transferee. Borrower will execute and deliver such documents, and take or cause to be taken such actions, as Bank may reasonably request to perfect or continue the perfection of Bank’s security interest in the Shares. Unless an Event of Default shall have occurred and be continuing, Borrower shall be entitled to exercise any voting rights with respect to the Shares and to give consents, waivers and ratifications in respect thereof, provided that no vote shall be cast or consent, waiver or ratification given or action taken which would be inconsistent with any of the terms of this Agreement or which would constitute or create any violation of any of such terms. All such rights to vote and give consents, waivers and ratifications shall terminate upon the occurrence and continuance of an Event of Default.

5.             REPRESENTATIONS AND WARRANTIES.

Borrower represents and warrants as follows:

5.1           Due Organization and Qualification. Borrower is duly incorporated and validly existing under the laws of the Borrower State and each Subsidiary is duly incorporated and existing under the laws of the state in which it is organized. Borrower and each Subsidiary qualified and licensed to do business in any state in which the conduct of its business or its ownership of property requires that it be so qualified, except where the failure to do so could not reasonably be expected to cause a Material Adverse Effect.

5.2           Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents are within Borrower’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower’s Certificate of Incorporation or Bylaws, nor will they constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement by which it is bound, except to the extent such default could not reasonably be expected to cause a Material Adverse Effect.

5.3           Collateral. Borrower has rights in or the power to transfer the Collateral, and its title to the Collateral is free and clear of Liens, adverse claims, and restrictions on transfer or pledge except for Permitted Liens. All Collateral is located solely in the Collateral States. All Inventory is in all material respects of good and merchantable quality, free from all material defects, except for Inventory for which adequate reserves have been made. Except as set forth in the Schedule, none of the Collateral is maintained or invested with a Person other than Bank or Bank’s Affiliates.

5.4           Intellectual Property Collateral. Borrower is the sole owner of the Intellectual Property Collateral, except for licenses granted by Borrower to its customers in the ordinary course of business; for avoidance of doubt, Bank acknowledges that portions of Borrower’s web sites are available for public use in the ordinary course of business in a manner that does not affect or impair ownership of Borrower’s Intellectual Property. To the best of Borrower’s knowledge, each of the Copyrights, Trademarks and Patents is valid and enforceable, and no part of the Intellectual Property Collateral has been judged invalid or unenforceable, in whole or in part, and no claim has been made to Borrower that any part of the Intellectual Property Collateral violates the rights of any third party except to the extent such claim could not reasonably be expected to cause a Material Adverse Effect. Except as set forth in the Schedule, Borrower’s rights as a licensee of intellectual property do not give rise to more than five percent (5%) of its gross revenue in any given month, including without limitation revenue derived from the sale, licensing, rendering or disposition of any product or service.

5.5           Name; Location of Chief Executive Office. Except as disclosed in the Schedule, Borrower has not done business under any name other than that specified on the signature page hereof, and its exact

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legal name is as set forth in the first paragraph of this Agreement. The chief executive office of Borrower is located in the Chief Executive Office State at the address indicated in Section 10 hereof.

5.6           Litigation. Except as set forth in the Schedule, there are no actions or proceedings pending by or against Borrower or any Subsidiary before any court or administrative agency in which a likely adverse decision could reasonably be expected to have a Material Adverse Effect.

5.7           No Material Adverse Change in Financial Statements. All consolidated and consolidating (if any) financial statements related to Borrower and any Subsidiary that are delivered by Borrower to Bank fairly present in all material respects Borrower’s consolidated and, if applicable, consolidating financial condition as of the date thereof and Borrower’s consolidated and, if applicable, consolidating results of operations for the period then ended. There has not been a material adverse change in the consolidated or in the consolidating financial condition of Borrower since the date of the most recent of such financial statements submitted to Bank. Bank acknowledges that prior to completion of Borrower’s initial audit, Borrower’s financial statements will not be prepared in accordance with GAAP but that such financials will be prepared in accordance with accounting practices and principles consistent with prior statements and those used in the preparation of financial statements delivered to Bank prior to the Closing Date.

5.8           Solvency, Payment of Debts. Borrower is able to pay its debts (including trade debts) as they mature; the fair saleable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; and Borrower is not left with unreasonably small capital after the transactions contemplated by this Agreement.

5.9           Compliance with Laws and Regulations. Borrower and each Subsidiary have met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. No event has occurred resulting from Borrower’s failure to comply with ERISA that is reasonably likely to result in Borrower’s incurring any liability that could have a Material Adverse Effect. Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940. Borrower is not engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System). Borrower has complied in all material respects with all the provisions of the Federal Fair Labor Standards Act. Borrower is in compliance with all environmental laws, regulations and ordinances except where the failure to comply is not reasonably likely to have a Material Adverse Effect. Borrower has not violated any statutes, laws, ordinances or rules applicable to it, the violation of which could reasonably be expected to have a Material Adverse Effect. Borrower and each Subsidiary have filed or caused to be filed all tax returns required to be filed, and have paid, or have made adequate provision for the payment of, all taxes reflected therein except those being contested in good faith with adequate reserves under GAAP (or prior to completion of Borrower’s initial audit, in amounts reasonably satisfactory to Bank) or where the failure to file such returns or pay such taxes could not reasonably be expected to have a Material Adverse Effect.

5.10         Subsidiaries. Borrower does not own any stock, partnership interest or other equity securities of any Person, except for Permitted Investments.

5.11         Government Consents. Borrower and each Subsidiary have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of Borrower’s business as currently conducted, except where the failure to do so could not reasonably be expected to cause a Material Adverse Effect.

5.12         Inbound Licenses. Except as disclosed on the Schedule, Borrower is not a party to, nor is bound by, any material license or other material agreement that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property.

5.13         Shares. Borrower has full power and authority to create a first lien on the Shares and no disability or contractual obligation exists that would prohibit Borrower from pledging the Shares pursuant to this Agreement. To Borrower’s knowledge, there are no subscriptions, warrants, rights of first refusal or other restrictions on transfer relative to, or options exercisable with respect to the Shares. The Shares have been and will

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be duly authorized and validly issued, and are fully paid and non-assessable. To Borrower’s knowledge, the Shares are not the subject of any present or threatened suit, action, arbitration, administrative or other proceeding, and Borrower knows of no reasonable grounds for the institution of any such proceedings.

5.14         Full Disclosure. No representation, warranty or other statement made by Borrower in any certificate or written statement furnished to Bank taken together with all such certificates and written statements furnished to Bank contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading, it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results.

6.             AFFIRMATIVE COVENANTS.

Borrower covenants and agrees that, until payment in full of all outstanding Obligations, and for so long as Bank may have any commitment to make a Credit Extension hereunder, Borrower shall do all of the following:

6.1           Good Standing and Government Compliance. Borrower shall maintain its and each of its Subsidiaries’ corporate existence and good standing in the Borrower State, shall maintain qualification and good standing in each other jurisdiction in which the failure to so qualify could have a Material Adverse Effect, and shall furnish to Bank the organizational identification number issued to Borrower by the authorities of the state in which Borrower is organized, if applicable. Borrower shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. Borrower shall comply in all material respects with all applicable Environmental Laws, and maintain all material permits, licenses and approvals required thereunder where the failure to do so could have a Material Adverse Effect. Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, and shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements, the loss of which or failure to comply with which could reasonably be expected to have a Material Adverse Effect.

6.2           Financial Statements, Reports, Certificates. Borrower shall deliver the following to Bank: (i) as soon as available, but in any event within thirty (30) days after the end of each month, a company prepared consolidated and consolidating balance sheet, income statement and statement of cash flows covering Borrower’s operations during such period prepared in accordance with GAAP (except as set forth in the proviso below), in a form reasonably acceptable to Bank and certified by a Responsible Officer, provided, that prior to completion of Borrower’s initial audit, such monthly financials need not include consolidating statements and shall be prepared in accordance with accounting practices and principles consistent with prior statements and those used in the preparation of financial statements delivered to Bank prior to the Closing Date; (ii) as soon as available, but in any event within one hundred fifty (150) days after the end of each fiscal year of Borrower (other than fiscal years 2007 and 2008), audited consolidated and consolidating financial statements of Borrower prepared in accordance with GAAP, consistently applied, together with an opinion which is unqualified or otherwise consented to in writing by Bank on such financial statements of an independent certified public accounting firm reasonably acceptable to Bank; (iii) as soon as available, but in any event, prior to June 30, 2009 (unless the Audit Extension Period has commenced), Borrower’s audited consolidated and consolidating financial statements for fiscal years 2007 and 2008, prepared in accordance with GAAP, consistently applied, together with (1) an opinion which is unqualified or otherwise consented to in writing by Bank on such financial statements of an independent certified public accounting firm reasonably acceptable to Bank, and (2) a schedule highlighting and explaining, in reasonable detail, differences and variances between such audited financial statements and the company prepared financial statements previously delivered to Bank; (iv) if applicable, copies of all statements, reports and notices sent or made available generally by Borrower to its security holders or to any holders of Subordinated Debt and all reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission; (v) promptly upon receipt of notice thereof, a report of any legal actions pending or threatened in writing against Borrower or any Subsidiary that could result in damages or costs to Borrower or any Subsidiary of One Hundred Thousand Dollars ($100,000) or more; (vi) promptly upon receipt, each management letter prepared by Borrower’s independent certified public accounting firm regarding Borrower’s management control systems; (vii) such budgets, sales projections, operating plans or other financial information as Bank may reasonably request from time to time; (viii) as soon as available, but in any event

15

not later than January 31 of each year, Borrower’s financial and business projections and operating budget for the current fiscal year, in form and substance satisfactory to Bank, with evidence of approval thereof by Borrower’s Board of Directors; (ix) as soon as available, complete copies of all account statements for any deposit and securities accounts maintained outside of Bank covering any period during which Advances are outstanding; (x) Borrower’s federal tax return for 2007 within thirty (30) days of filing; and (xi) within thirty (30) days of the last day of each fiscal quarter, a report signed by Borrower, in form reasonably acceptable to Bank, listing any applications or registrations that Borrower has made or filed in respect of any Patents, Copyrights or Trademarks and the status of any outstanding applications or registrations, as well as any material change in Borrower’s Intellectual Property Collateral, including but not limited to any subsequent ownership right of Borrower in or to any Trademark, Patent or Copyright not specified in Exhibits A, B, and C of any Intellectual Property Security Agreement delivered to Bank by Borrower in connection with this Agreement.

(a)           Within thirty (30) days after each Reporting Date, Borrower shall deliver to Bank, a Compliance Certificate certified as of the last day of such month or quarter, as applicable, and signed by a Responsible Officer in substantially the form of Exhibit C hereto, including supporting detail demonstrating covenant compliance.

(b)           As soon as possible and in any event within three (3) calendar days after becoming aware of the occurrence or existence of an Event of Default hereunder, a written statement of a Responsible Officer setting forth details of the Event of Default, and the action which Borrower has taken or proposes to take with respect thereto.

(c)           Bank shall have a right from time to time hereafter to audit Borrower’s Accounts and appraise Collateral (which shall be at Borrower’s expense only if conducted after the occurrence of an Event of Default), provided that such audits will be conducted no more often than every six (6) months unless an Event of Default has occurred and is continuing.

Borrower may deliver to Bank on an electronic basis any certificates, reports or information required pursuant to this Section 6.2, and Bank shall be entitled to rely on the information contained in the electronic files, provided that Bank in good faith believes that the files were delivered by a Responsible Officer. If Borrower delivers this information electronically, it shall also deliver to Bank by U.S. Mail, reputable overnight courier service, hand delivery, facsimile or .pdf file within five (5) Business Days of submission of the unsigned electronic copy the certification of monthly or quarterly (as applicable) financial statements, the intellectual property report, and the Compliance Certificate, each bearing the physical signature of the Responsible Officer.

6.3           Inventory; Returns. Borrower shall keep all Inventory in good and merchantable condition, free from all material defects except for Inventory for which adequate reserves have been made. Returns and allowances, if any, as between Borrower and its account debtors shall be on the same basis and in accordance with the usual customary practices of Borrower, as they exist on the Closing Date. Borrower shall promptly notify Bank of all returns and recoveries and of all disputes and claims involving more than One Hundred Thousand Dollars ($100,000).

6.4           Taxes. Borrower shall make, and cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, including, but not limited to, those laws concerning income taxes, F.I.C.A., F.U.T.A. and state disability, and will execute and deliver to Bank, on demand, proof satisfactory to Bank indicating that Borrower or a Subsidiary has made such payments or deposits and any appropriate certificates attesting to the payment or deposit thereof; provided that Borrower or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower.

6.5           Insurance.

(a)           Borrower, at its expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where Borrower’s business is

16

conducted on the date hereof. Borrower shall also maintain liability and other insurance in amounts and of a type that are customary to businesses similar to Borrower’s.

(b)           All such policies of insurance shall be in such form, with such companies, and in such amounts as reasonably satisfactory to Bank. All policies of property insurance shall contain a lender’s loss payable endorsement, in a form satisfactory to Bank, showing Bank as an additional loss payee, and all liability insurance policies shall show Bank as an additional insured and specify that the insurer must give at least 20 days notice to Bank before canceling its policy for any reason, unless otherwise agreed by Bank in writing. Upon Bank’s request, Borrower shall deliver to Bank certified copies of the policies of insurance and evidence of all premium payments. If no Event of Default has occurred and is continuing, proceeds payable under any casualty policy will, at Borrower’s option, be payable to Borrower to replace the property subject to the claim, provided that any such replacement property shall be deemed Collateral in which Bank has been granted a first priority security interest. If an Event of Default has occurred and is continuing, all proceeds payable under any such policy shall, at Bank’s option, be payable to Bank to be applied on account of the Obligations.

6.6           Accounts. Borrower shall, and shall cause all of its Subsidiaries to, maintain all its and their depository, investment and operating accounts with Bank. Notwithstanding the foregoing, so long as Borrower maintains an active and funded deposit account with Bank, Borrower may maintain, for up to one hundred fifty (150) days after the Closing Date, its deposit and investment accounts identified on the Schedule.

6.7           Funded Indebtedness to Cash Flow. Borrower shall maintain, as of each Reporting Date, (a) if any Funded Indebtedness is outstanding as of such date, Cash Flow for the six month period then ended greater than $1.00, and (b) a ratio of Borrower’s Funded Indebtedness, as of such date, to the product of two (2) multiplied by the amount of Borrower’s positive Cash Flow for the six month period then ended, of not more than 3.00 to 1.00.

6.8           Intellectual Property Rights.

(a)           Borrower shall register or cause to be registered on an expedited basis (to the extent not already registered) with the United States Patent and Trademark Office or the United States Copyright Office, as the case may be, those registrable intellectual property rights now owned or hereafter developed or acquired by Borrower, to the extent that Borrower, in its reasonable business judgment, deems it appropriate to so protect such intellectual property rights.

(b)           Borrower shall promptly give Bank written notice of any applications or registrations of intellectual property rights filed with the United States Patent and Trademark Office, including the date of such filing and the registration or application numbers, if any.

(c)           Borrower shall (i) give Bank not less than thirty (30) days prior written notice of the filing of any applications or registrations with the United States Copyright Office, including the title of such intellectual property rights to be registered, as such title will appear on such applications or registrations, and the date such applications or registrations will be filed; (ii) prior to the filing of any such applications or registrations, execute such documents as Bank may reasonably request for Bank to maintain its perfection in such intellectual property rights to be registered by Borrower; (iii) upon the request of Bank, either deliver to Bank or file such documents simultaneously with the filing of any such applications or registrations; (iv) upon filing any such applications or registrations, promptly provide Bank with a copy of such applications or registrations together with any exhibits, evidence of the filing of any documents requested by Bank to be filed for Bank to maintain the perfection and priority of its security interest in such intellectual property rights, and the date of such filing.

(d)           Borrower shall execute and deliver such additional instruments and documents from time to time as Bank shall reasonably request to perfect and maintain the perfection and priority of Bank’s security interest in the Intellectual Property Collateral.

(e)           Borrower shall (i) protect, defend and maintain the validity and enforceability of all material trade secrets, Trademarks, Patents and Copyrights, (ii) use commercially reasonable efforts to detect infringements of all material Trademarks, Patents and Copyrights and promptly advise Bank in writing of material

17

infringements detected and (iii) not allow any material Trademarks, Patents or Copyrights to be abandoned, forfeited or dedicated to the public without the written consent of Bank, which shall not be unreasonably withheld.

(f)            Bank may audit Borrower’s Intellectual Property Collateral to confirm compliance with this Section, provided such audit may not occur more often than twice per year, unless an Event of Default has occurred and is continuing. Bank shall have the right, but not the obligation, to take, at Borrower’s sole expense, any actions that Borrower is required under this Section to take but which Borrower fails to take, after fifteen (15) days’ notice to Borrower. Borrower shall reimburse and indemnify Bank for all reasonable costs and reasonable expenses incurred in the reasonable exercise of its rights under this Section.

6.9           Consent of Inbound Licensors. Except for immaterial licenses entered into in the ordinary course of business, prior to entering into or becoming bound by any license or agreement, Borrower shall: (i) provide written notice to Bank of the material terms of such license or agreement with a description of its likely impact on Borrower’s business or financial condition; and (ii) in good faith use commercially reasonable efforts to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for Borrower’s interest in such licenses or contract rights to be deemed Collateral and for Bank to have a security interest in it that might otherwise be restricted by the terms of the applicable license or agreement, whether now existing or entered into in the future, provided, that the failure to obtain any such consent or waiver shall not constitute a default under this Agreement.

6.10         Creation/Acquisition of Subsidiaries. In the event Borrower or any Subsidiary creates or acquires any Subsidiary, Borrower and such Subsidiary shall promptly notify Bank of the creation or acquisition of such new Subsidiary and take all such action as may be reasonably required by Bank to cause such Subsidiary to guaranty the Obligations of Borrower under the Loan Documents and grant a continuing pledge and security interest in and to the collateral of such Subsidiary (substantially as described on Exhibit A hereto), and Borrower shall grant and pledge to Bank a perfected security interest in the stock, units or other evidence of ownership of such Subsidiary.

6.11         Further Assurances. At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement.

7.             NEGATIVE COVENANTS.

Borrower covenants and agrees that, so long as any credit hereunder shall be available and until the outstanding Obligations are paid in full or for so long as Bank may have any commitment to make any Credit Extensions, Borrower will not do any of the following without Bank’s prior written consent:

7.1           Dispositions. Convey, sell, lease, license, transfer or otherwise dispose of (collectively, to “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, or move cash balances on deposit with Bank to accounts opened at another financial institution, other than Permitted Transfers.

7.2           Change in Name, Location, Executive Office, or Executive Management; Change in Business; Change in Fiscal Year; Change in Control. Change its name or the Borrower State or relocate its chief executive office without thirty (30) days prior written notification to Bank; replace its chief executive officer or chief financial officer without thirty (30) days prior written notification to Bank; engage in any business, or permit any of its Subsidiaries to engage in any business, other than or reasonably related or incidental to the businesses currently engaged in by Borrower; change its fiscal year end; suffer or permit a Change in Control.

7.3           Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization (other than mergers or consolidations of a Subsidiary into another Subsidiary or into Borrower), or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person except acquisitions by Borrower where: (i) Bank shall have received at least twenty (20) days’ prior written notice of such proposed transaction, which notice shall include a reasonably detailed description of such proposed transaction; (ii) such acquisition shall only involve a business, or those assets of a business, substantially of the type engaged in by Borrower; (iii) the purchase price paid

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and/or payable (whether in cash, capital stock or other property) in connection with all such transactions (including all transaction costs and all Indebtedness, liabilities and contingent obligations incurred or assumed in connection therewith) shall not exceed $1,000,000 in the aggregate during the term of this Agreement; (iv) the business and assets acquired in such acquisition shall be free and clear of all Liens (other than Permitted Liens); (v) at or prior to the closing of any acquisition, Bank will be granted a first priority perfected Lien (subject to Permitted Liens), in all assets or stock acquired pursuant thereto and Borrower shall have executed such documents and taken such actions as may be required by Bank in connection therewith; (vi) at the time of such acquisition and after giving effect thereto, no Event of Default has occurred and is continuing; (vii) such transactions do not result in a Change in Control; (viii) Borrower is the surviving entity, and (ix) Borrower provides to Bank (a) such financial and other information regarding the Person who is being so acquired, as Bank may reasonably request, and (b) a compliance certificate of a Responsible Officer demonstrating pro forma compliance with all financial covenants set forth herein for the most recent reporting period.

7.4           Indebtedness. Create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness, or prepay any Indebtedness or take any actions which impose on Borrower an obligation to prepay any Indebtedness, except Indebtedness to Bank.

7.5           Encumbrances. Create, incur, assume or allow any Lien with respect to any of its property, or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries so to do, except for Permitted Liens. Agree with any Person other than Bank not to grant a security interest in, or otherwise encumber, any of its property, or covenant to any other Person that Borrower in the future will refrain from creating, incurring, assuming or allowing any Lien with respect to any of Borrower’s property, or permit any Subsidiary to do so.

7.6           Distributions. Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock, except that Borrower may repurchase the stock of former employees pursuant to board-approved stock repurchase agreements in an aggregate amount not to exceed Two Hundred Thousand Dollars ($200,000) in any fiscal year, as long as an Event of Default does not exist prior to such repurchase or would not exist after giving effect to such repurchase.

7.7           Investments. Directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments, or maintain or invest any of its property with a Person other than Bank or Bank’s Affiliates or permit any Subsidiary to do so unless such Person has entered into a control agreement with Bank, in form and substance satisfactory to Bank, or suffer or permit any Subsidiary to be a party to, or be bound by, an agreement that restricts such Subsidiary from paying dividends or otherwise distributing property to Borrower.

7.8           Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.

7.9           Subordinated Debt. Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt, or amend any provision affecting Bank’s rights contained in any documentation relating to the Subordinated Debt without Bank’s prior written consent.

7.10         Inventory and Equipment. Store the Inventory or the Equipment with a bailee, warehouseman, or similar third party unless the third party has been notified of Bank’s security interest and Bank (a) has received a bailee agreement satisfactory to Bank and an acknowledgment from the third party that it is holding or will hold the Inventory or Equipment for Bank’s benefit or (b) is in possession of the warehouse receipt, where negotiable, covering such Inventory or Equipment. Except for Inventory sold in the ordinary course of business and except for such other locations as Bank may approve in writing, Borrower shall keep the Inventory and Equipment only at the location set forth in Section 10 and such other locations of which Borrower gives Bank prior written notice and as to which (x) Bank has received a lessor acknowledgment and subordination agreement or bailee agreement, as applicable, on Bank’s standard form, and (y) Borrower has taken such actions as Bank requests to

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perfect and maintain the perfection and priority of Bank’s Lien on the Collateral and to facilitate Bank’s access to, and ability to exercise its rights and remedies with respect to, the Collateral during the continuance of an Event of Default.

7.11         No Investment Company; Margin Regulation. Become or be controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose.

7.12         Negative Pledge Agreements. Permit the inclusion in any contract to which it or a Subsidiary becomes a party of any provisions that could restrict or invalidate the creation of a security interest in any of Borrower’s or such Subsidiary’s property.

8.             EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an Event of Default by Borrower under this Agreement:

8.1           Payment Default. If Borrower fails to pay any of the Obligations when due;

8.2           Covenant Default.

(a)           If Borrower fails to perform any obligation under Sections 6.2, 6.4, 6.5, 6.6, 6.7 6.8, 6.10 or 6.11 or violates any of the covenants contained in Article 7 of this Agreement; or

(b)           If Borrower fails or neglects to perform or observe any other provision of Article 6 or any other material term, provision, condition, covenant contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower and Bank and as to any default under such other term, provision, condition or covenant that can be cured, has failed to cure such default within ten (10) days after Borrower receives notice thereof or any officer of Borrower becomes aware thereof; provided, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default but no Credit Extensions will be made;

8.3           Defective Perfection. If Bank shall receive at any time following the Closing Date an SOS Report indicating that except for Permitted Liens, Bank’s security interest in the Collateral is not prior to all other security interests or Liens of record reflected in such SOS Report;

8.4           Material Adverse Effect. If there occurs any circumstance or circumstances that could reasonably be expected to have a Material Adverse Effect;

8.5           Attachment. If any material portion of Borrower’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within ten (10) days, or if Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of Borrower’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within ten (10) days after Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower (provided that no Credit Extensions will be made during such cure period);

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8.6                                 Insolvency. If Borrower becomes insolvent, or if an Insolvency Proceeding is commenced by Borrower, or if an Insolvency Proceeding is commenced against Borrower and is not dismissed or stayed within sixty (60) days (provided that no Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding);

8.7                                 Other Agreements. If there is a default or other failure to perform in any agreement to which Borrower is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of One Hundred Thousand Dollars ($100,000) or that could have a Material Adverse Effect;

8.8                                 Subordinated Debt. If Borrower makes any payment on account of Subordinated Debt, except to the extent such payment is allowed under any subordination agreement entered into with Bank;

8.9                                 Judgments. If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least One Hundred Thousand Dollars ($100,000) shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of ten (10) days (provided that no Credit Extensions will be made prior to the satisfaction or stay of such judgment);

8.10                           Misrepresentations. If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Bank by any Responsible Officer pursuant to this Agreement or to induce Bank to enter into this Agreement or any other Loan Document; or

8.11                           Guaranty. If any guaranty of all or a portion of the Obligations (a “Guaranty”) ceases for any reason to be in full force and effect, or any guarantor fails to perform any payment obligation or any other material obligation under any Guaranty or a security agreement securing any Guaranty (collectively, the “Guaranty Documents”), or any event of default occurs under any Guaranty Document or any guarantor revokes or purports to revoke a Guaranty, or any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth in any Guaranty Document or in any certificate delivered to Bank in connection with any Guaranty Document, or if any of the circumstances described in Sections 8.3 through 8.9 occur with respect to any guarantor.

9.                                       BANK’S RIGHTS AND REMEDIES.

9.1                                 Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

(a)                                  Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.6, all Obligations shall become immediately due and payable without any action by Bank);

(b)                                 Demand that Borrower (i) deposit cash with Bank in an amount equal to the amount of any Letters of Credit remaining undrawn, as collateral security for the repayment of any future drawings under such Letters of Credit, and (ii) pay in advance all Letter of Credit fees scheduled to be paid or payable over the remaining term of the Letters of Credit, and Borrower shall promptly deposit and pay such amounts;

(c)                                  Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement or under any other agreement between Borrower and Bank;

(d)                                 Settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that Bank reasonably considers advisable;

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(e)                              Make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral. Borrower agrees to assemble the Collateral if Bank so requires, and to make the Collateral available to Bank as Bank may designate. Borrower authorizes Bank to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Bank’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of Borrower’s owned premises, Borrower hereby grants Bank a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Bank’s rights or remedies provided herein, at law, in equity, or otherwise;

(f)                                    Set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Bank, and (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Bank;

(g)                                 Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Bank is hereby granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section 9.1, Borrower’s rights under all licenses and all franchise agreements shall inure to Bank’s benefit;

(h)                                 Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as Bank determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Bank deems appropriate. Bank may sell the Collateral without giving any warranties as to the Collateral. Bank may specifically disclaim any warranties of title or the like. This procedure will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral. If Bank sells any of the Collateral upon credit, Borrower will be credited only with payments actually made by the purchaser, received by Bank, and applied to the indebtedness of the purchaser. If the purchaser fails to pay for the Collateral, Bank may resell the Collateral and Borrower shall be credited with the proceeds of the sale;

(i)                                     Bank may credit bid and purchase at any public sale;

(j)                                     Apply for the appointment of a receiver, trustee, liquidator or conservator of the Collateral, without notice and without regard to the adequacy of the security for the Obligations and without regard to the solvency of Borrower, any guarantor or any other Person liable for any of the Obligations; and

(k)                                  Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower.

Bank may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral.

9.2                                 Power of Attorney. Effective only upon the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably appoints Bank (and any of Bank’s designated officers, or employees) as Borrower’s true and lawful attorney to: (a) send requests for verification of Accounts or notify account debtors of Bank’s security interest in the Accounts; (b) endorse Borrower’s name on any checks or other forms of payment or security that may come into Bank’s possession; (c) sign Borrower’s name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) dispose of any Collateral; (e) make, settle, and adjust all claims under and decisions with respect to Borrower’s policies of insurance; (f) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Bank determines to be reasonable; (g) to modify, in its sole discretion, exercisable in good faith, any intellectual property security agreement entered into between Borrower and Bank without first obtaining Borrower’s approval of or signature to such modification by amending

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Exhibits A, B, and C, thereof, as appropriate, to include reference to any right, title or interest in any Copyrights, Patents or Trademarks acquired by Borrower after the execution hereof or to delete any reference to any right, title or interest in any Copyrights, Patents or Trademarks in which Borrower no longer has or claims to have any right, title or interest; and (h) to file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral without the signature of Borrower where permitted by law; provided Bank may exercise such power of attorney to sign the name of Borrower on any of the documents described in clauses (g) and (h) above, regardless of whether an Event of Default has occurred. The appointment of Bank as Borrower’s attorney in fact, and each and every one of Bank’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed and Bank’s obligation to provide Credit Extensions hereunder is terminated.

9.3                                 Accounts Collection. At any time after the occurrence and during the continuance of an Event of Default, Bank may notify any Person owing funds to Borrower of Bank’s security interest in such funds and verify the amount of such Account. Borrower shall collect all amounts owing to Borrower for Bank, receive in trust all payments as Bank’s trustee, and immediately deliver such payments to Bank in their original form as received from the account debtor, with proper endorsements for deposit.

9.4                                 Bank Expenses. If Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Bank may do any or all of the following after reasonable notice to Borrower: (a) make payment of the same or any part thereof; (b) set up such reserves under the Revolving Line as Bank deems necessary to protect Bank from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in Section 6.5 of this Agreement, and take any action with respect to such policies as Bank deems prudent. Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be due and payable within three (3) days after Bank’s demand therefor, and shall bear interest at the then applicable rate hereinabove provided beginning on the due date thereof, and shall be secured by the Collateral. Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement.

9.5                                 Bank’s Liability for Collateral. Bank has no obligation to clean up or otherwise prepare the Collateral for sale. All risk of loss, damage or destruction of the Collateral shall be borne by Borrower.

9.6                                 No Obligation to Pursue Others. Bank has no obligation to attempt to satisfy the Obligations by collecting them from any other Person liable for them and Bank may release, modify or waive any collateral provided by any other Person to secure any of the Obligations, all without affecting Bank’s rights against Borrower. Borrower waives any right it may have to require Bank to pursue any other Person for any of the Obligations.

9.7                                 Remedies Cumulative. Bank’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on Borrower’s part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election, or acquiescence by it. No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given. Borrower expressly agrees that this Section may not be waived or modified by Bank by course of performance, conduct, estoppel or otherwise.

9.8                                 Demand; Protest. Except as otherwise provided in this Agreement, Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment and any other notices relating to the Obligations.

10.                                 NOTICES.

Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be

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personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or by telefacsimile to Borrower or to Bank, as the case may be, at its addresses set forth below:

If to Borrower:	LEGALZOOM.COM, INC.
7083 Hollywood Blvd., Suite 180
Los Angeles, California 90028
Attn: Chief Financial Officer
FAX: (323) 962-8300

If to Bank:	Comerica Bank
75 East Trimble Road, M/C 4770
San Jose, California 95131
Attn: Manager
FAX: (408) 556-5091

with a copy to:	Comerica Bank
100 Federal Street, 28th Floor
Boston, Massachusetts 02110
Attn: Christian Lloyd and Paula Howell
FAX: (617) 757-6351

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

11.                                 CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to principles of conflicts of law. Each of Borrower and Bank hereby submits to the exclusive jurisdiction of the state and Federal courts located in the State of California. THE UNDERSIGNED ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED UNDER CERTAIN CIRCUMSTANCES. TO THE EXTENT PERMITTED BY LAW, EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS, HIS OR HER CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OTHER DOCUMENT, INSTRUMENT OR AGREEMENT BETWEEN THE UNDERSIGNED PARTIES.

12.                                 REFERENCE PROVISION.

In the event the Jury Trial Waiver set forth above is not enforceable, the parties elect to proceed under this Judicial Reference Provision.

12.1                           Mechanics.

(a)                                  With the exception of the items specified in clause (b), below, any controversy, dispute or claim (each, a “Claim”) between the parties arising out of or relating to this Agreement or any other document, instrument or agreement between the undersigned parties (collectively in this Section, the “Comerica Documents”), will be resolved by a reference proceeding in California in accordance with the provisions of Sections 638 et seq. of the California Code of Civil Procedure (“CCP”), or their successor sections, which shall constitute the exclusive remedy for the resolution of any Claim, including whether the Claim is subject to the reference proceeding. Except as otherwise provided in the Comerica Documents, venue for the reference proceeding will be in the state or federal court in the county or district where the real property involved in the action, if any, is located or in the state or federal court in the county or district where venue is otherwise appropriate under applicable law (the “Court”).

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(b)                             The matters that shall not be subject to a reference are the following: (i) nonjudicial foreclosure of any security interests in real or personal property, (ii) exercise of self-help remedies (including, without limitation, set-off), (iii) appointment of a receiver and (iv) temporary, provisional or ancillary remedies (including, without limitation, writs of attachment, writs of possession, temporary restraining orders or preliminary injunctions). This reference provision does not limit the right of any party to exercise or oppose any of the rights and remedies described in clauses (i) and (ii) or to seek or oppose from a court of competent jurisdiction any of the items described in clauses (iii) and (iv). The exercise of, or opposition to, any of those items does not waive the right of any party to a reference pursuant to this reference provision as provided herein.

(c)                                  The referee shall be a retired judge or justice selected by mutual written agreement of the parties. If the parties do not agree within ten (10) days of a written request to do so by any party, then, upon request of any party, the referee shall be selected by the Presiding Judge of the Court (or his or her representative). A request for appointment of a referee may be heard on an ex parte or expedited basis, and the parties agree that irreparable harm would result if ex parte relief is not granted. Pursuant to CCP § 170.6, each party shall have one peremptory challenge to the referee selected by the Presiding Judge of the Court (or his or her representative).

(d)                                 The parties agree that time is of the essence in conducting the reference proceedings. Accordingly, the referee shall be requested, subject to change in the time periods specified herein for good cause shown, to (i) set the matter for a status and trial-setting conference within fifteen (15) days after the date of selection of the referee, (ii) if practicable, try all issues of law or fact within one hundred twenty (120) days after the date of the conference and (iii) report a statement of decision within twenty (20) days after the matter has been submitted for decision.

(e)                                  The referee will have power to expand or limit the amount and duration of discovery. The referee may set or extend discovery deadlines or cutoffs for good cause, including a party’s failure to provide requested discovery for any reason whatsoever. Unless otherwise ordered based upon good cause shown, no party shall be entitled to “priority” in conducting discovery, depositions may be taken by either party upon seven (7) days written notice, and all other discovery shall be responded to within fifteen (15) days after service. All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding.

12.2                           Procedures. Except as expressly set forth herein, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding. All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter, except that when any party so requests, a court reporter will be used at any hearing conducted before the referee, and the referee will be provided a courtesy copy of the transcript. The party making such a request shall have the obligation to arrange for and pay the court reporter. Subject to the referee’s power to award costs to the prevailing party, the parties will equally share the cost of the referee and the court reporter at trial.

12.3                           Application of Law. The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California. The rules of evidence applicable to proceedings at law in the State of California will be applicable to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, enter equitable orders that will be binding on the parties and rule on any motion which would be authorized in a court proceeding, including without limitation motions for summary judgment or summary adjudication. The referee shall issue a decision at the close of the reference proceeding which disposes of all claims of the parties that are the subject of the reference. Pursuant to CCP § 644, such decision shall be entered by the Court as a judgment or an order in the same manner as if the action had been tried by the Court and any such decision will be final, binding and conclusive. The parties reserve the right to appeal from the final judgment or order or from any appealable decision or order entered by the referee. The parties reserve the right to findings of fact, conclusions of laws, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.

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12.4                           Repeal. If the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by reference procedure will be resolved and determined by arbitration. The arbitration will be conducted by a retired judge or justice, in accordance with the California Arbitration Act §1280 through §1294.2 of the CCP as amended from time to time. The limitations with respect to discovery set forth above shall apply to any such arbitration proceeding.

12.5                           THE PARTIES RECOGNIZE AND AGREE THAT ALL CONTROVERSIES, DISPUTES AND CLAIMS RESOLVED UNDER THIS REFERENCE PROVISION WILL BE DECIDED BY A REFEREE AND NOT BY A JURY. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS, HIS OR HER OWN CHOICE, EACH PARTY KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, AGREES THAT THIS REFERENCE PROVISION WILL APPLY TO ANY CONTROVERSY, DISPUTE OR CLAIM BETWEEN OR AMONG THEM ARISING OUT OF OR IN ANY WAY RELATED TO, THIS AGREEMENT OR THE OTHER COMERICA DOCUMENTS.

13.                                 GENERAL PROVISIONS.

13.1                           Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties and shall bind all Persons who become bound as a debtor to this Agreement; provided, that neither this Agreement nor any rights hereunder may be assigned by Borrower without Bank’s prior written consent, which consent may be granted or withheld in Bank’s sole discretion. Bank shall have the right without the consent of or notice to Borrower to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits hereunder.

13.2                           Indemnification. Borrower shall defend, indemnify and hold harmless Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement; and (b) all losses or Bank Expenses in any way suffered, incurred, or paid by Bank, its officers, employees and agents as a result of or in any way arising out of, following, or consequential to transactions between Bank and Borrower whether under this Agreement, or otherwise (including without limitation reasonable attorneys’ fees and expenses), except for losses caused by Bank’s gross negligence or willful misconduct.

13.3                           Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

13.4                           Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

13.5                           Amendments in Writing, Integration. All amendments to or terminations of this Agreement or the other Loan Documents must be in writing. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the other Loan Documents, if any, are merged into this Agreement and the Loan Documents.

13.6                           Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

13.7                           Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding or Bank has any obligation to make any Credit Extension to Borrower. The obligations of Borrower to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities described in Section 13.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.

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13.8                           Confidentiality. In handling any confidential information, Bank and all employees and agents of Bank shall exercise the same degree of care that Bank exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement except that disclosure of such information may be made (i) to the subsidiaries or Affiliates of Bank in connection with their present or prospective business relations with Borrower, (ii) to prospective transferees or purchasers of any interest in the Loans, provided that they have entered into a comparable confidentiality agreement in favor of Borrower and have delivered a copy to Borrower, (iii) as required by law, regulations, rule or order, subpoena, judicial order or similar order, (iv) as may be required in connection with the examination, audit or similar investigation of Bank and (v) as Bank may determine in connection with the enforcement of any remedies hereunder. Confidential information hereunder shall not include information that either: (a) is in the public domain or in the knowledge or possession of Bank when disclosed to Bank, or becomes part of the public domain after disclosure to Bank through no fault of Bank; or (b) is disclosed to Bank by a third party, provided Bank does not have actual knowledge that such third party is prohibited from disclosing such information.

[Balance of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

LEGALZOOM.COM, INC.

By:	/s/ Fred J. Krupica

Title:	Chief Financial Officer

COMERICA BANK

By:	/s/ Paula J. Howell

Title:	SVP

[Signature Page to Loan and Security Agreement]

Exhibit 10.15

FIRST AMENDMENT

TO LOAN AND SECURITY AGREEMENT

This First Amendment to Loan and Security Agreement (this “Amendment”) is entered into as of February 24, 2009, by and between COMERICA BANK (“Bank”) and LEGALZOOM.COM, INC., a Delaware corporation (“Borrower”).

RECITALS

Borrower and Bank are parties to that certain Loan and Security Agreement dated as of October 31, 2008, as amended from time to time (the “Agreement”). The parties desire to amend the Agreement in accordance with the terms of this Amendment.

NOW, THEREFORE, the parties agree as follows:

1.                                       The following defined terms in Section 1.1 of the Agreement hereby are added, amended or restated as follows:

“Permitted Indebtedness” means:

(a)                                  Indebtedness of Borrower in favor of Bank arising under this Agreement or any other Loan Document;

(b)                                 Indebtedness existing on the Closing Date and disclosed in the Schedule;

(c)                                  Indebtedness not to exceed One Hundred Thousand Dollars ($100,000) in the aggregate in any fiscal year of Borrower secured by a lien described in clause (c) of the defined term “Permitted Liens;” provided such Indebtedness does not exceed the lesser of the cost or fair market value of the equipment financed with such Indebtedness;

(d)                                 Subordinated Debt;

(e)                                  Indebtedness to trade creditors incurred in the ordinary course of business;

(f)                                    Indebtedness in an aggregate outstanding amount not to exceed Five Million Dollars ($5,000,000) at any time owing to Wells Fargo Bank N.A. for advances made pursuant to a P-Card revolving purchase credit card, which advances are used to pay operating expenses incurred in the ordinary course of Borrower’s business; and

(g)                                 Extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Liens” means the following:

(a)                                  Any Liens existing on the Closing Date and disclosed in the Schedule (excluding Liens to be satisfied with the proceeds of the Advances) or arising under this Agreement or the other Loan Documents;

(b)                                 Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and for which Borrower maintains adequate reserves, provided the same have no priority over any of Bank’s security interests;

(c)                                  Liens securing Indebtedness not to exceed One Hundred Thousand Dollars ($100,000) in the aggregate (i) upon or in any Equipment (other than Equipment financed by Bank) acquired or held by

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Borrower or any of its Subsidiaries to secure the purchase price of such Equipment or indebtedness incurred solely for the purpose of financing the acquisition or lease of such Equipment, or (ii) existing on such Equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such Equipment;

(d)                                 Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (c) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase;

(e)                                  Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Sections 8.5 or 8.9; and

(f)                                    A security interest in cash collateral in an aggregate amount not to exceed Five Hundred Thousand Dollars ($500,000) in favor of Wells Fargo Bank N.A. securing Permitted Indebtedness described in item (f) of the definition of Permitted Indebtedness.

2.                                       Section 6.6 of the Agreement is hereby amended and restated in its entirety to read as follows:

6.6                                 Accounts. Borrower shall, and shall cause all of its Subsidiaries to, maintain all its and their depository, investment and operating accounts with Bank. Notwithstanding the foregoing, so long as Borrower maintains an active and funded deposit account with Bank, (a) Borrower may maintain, for up to one hundred fifty (150) days after the Closing Date, its deposit and investment accounts identified on the Schedule; and (b) Borrower may maintain an account with Wells Fargo Bank, N.A. that is pledged to secure outstanding Permitted Indebtedness of the type described in item (f) of the definition of Permitted Indebtedness, provided that the amount on deposit in such account and/or subject to such pledge, shall at no time exceed Five Hundred Thousand Dollars ($500,000).

3.                                       No course of dealing on the part of Bank or its officers, nor any failure or delay in the exercise of any right by Bank, shall operate as a waiver thereof, and any single or partial exercise of any such right shall not preclude any later exercise of any such right. Bank’s failure at any time to require strict performance by Borrower of any provision shall not affect any right of Bank thereafter to demand strict compliance and performance. Any suspension or waiver of a right must be in writing signed by an officer of Bank.

4.                                       Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Agreement. The Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects. Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Bank under the Agreement, as in effect prior to the date hereof.

5.                                       Borrower represents and warrants that the representations and warranties contained in the Agreement are true and correct as of the date of this Amendment, and that no Event of Default has occurred and is continuing.

6.                                       As a condition to the effectiveness of this Amendment, Bank shall have received, in form and substance satisfactory to Bank, the following:

(a)                                  this Amendment, duly executed by Borrower;

(b)                                 all Bank Expenses incurred through the date of this Amendment, which may be debited from any of Borrower’s accounts; and

(c)                                  such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

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7.                                       This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

[Remainder of Page Left Blank]

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IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

LEGALZOOM.COM, INC.

By:	/s/ Fred J. Krupica

Title:	CFO

COMERICA BANK

By:	/s/ Paula J. Howell

Title:	SVP

[Signature Page to First Amendment to Loan and Security Agreement]

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Exhibit 10.16

SECOND AMENDMENT

TO LOAN AND SECURITY AGREEMENT

This Second Amendment to Loan and Security Agreement (this “Amendment”) is entered into as of March 6, 2009, by and between COMERICA BANK (“Bank”) and LEGALZOOM.COM, INC., a Delaware corporation (“Borrower”).

RECITALS

Borrower and Bank are parties to that certain Loan and Security Agreement dated as of October 31, 2008, as amended from time to time including by that certain First Amendment to Loan and Security Agreement dated as of February 24, 2009 (the “Agreement”). The parties desire to amend the Agreement in accordance with the terms of this Amendment.

NOW, THEREFORE, the parties agree as follows:

1.                                       The following defined terms in Section 1.1 of the Agreement hereby are amended and restated as follows:

“Audit Compliance Date” means the first date on which each of the following has occurred or been satisfied: (a) Borrower has delivered to Bank its audited consolidated financial statements for fiscal year 2008, prepared in accordance with GAAP, consistently applied, together with (i) an opinion which is unqualified or otherwise consented to in writing by Bank on such financial statements of an independent certified public accounting firm reasonably acceptable to Bank, and (ii) a schedule highlighting and explaining, in reasonable detail, differences and variances between such audited financial statements and the company prepared financial statements previously delivered to Bank; (b) Bank has had at least three (3) Business Days to review such financial statements, opinion and schedule; and (c) Bank has promptly (but no later than five (5) Business Days after its receipt of such financial statements, opinion and schedule) determined, in its good faith discretion, that such financial statements, opinion and schedule are satisfactory to Bank.

“Audit Extension Period” means the period of time commencing on June 30, 2009, but only if there are no Advances or other Obligations outstanding hereunder as of such date, and ending on the Audit Compliance Date. For avoidance of doubt, no Audit Extension Period will take effect or exist if: (a) Borrower delivers its audited financial statements for fiscal year 2008 in compliance with Section 6.2 hereof prior to June 30, 2009, or (b) there are any outstanding Advances or other Obligations hereunder as of June 30, 2009.

2.                                       Clause (iii) of Section 6.2 of the Agreement is hereby amended and restated in its entirety to read as follows:

(iii) as soon as available, but in any event, prior to June 30, 2009 (unless the Audit Extension Period has commenced), Borrower’s audited consolidated and consolidating financial statements for fiscal year 2008, prepared in accordance with GAAP, consistently applied, together with (1) an opinion which is unqualified or otherwise consented to in writing by Bank on such financial statements of an independent certified public accounting firm reasonably acceptable to Bank, and (2) a schedule highlighting and explaining, in reasonable detail, differences and variances between such audited financial statements and the company prepared financial statements previously delivered to Bank;

3.                                       Section 6.6 of the Agreement is hereby amended and restated in its entirety to read as follows:

6.6                                 Accounts. Borrower shall, and shall cause all of its Subsidiaries to, maintain all its and their depository, investment and operating accounts with Bank. Notwithstanding the foregoing, so long as Borrower maintains an active and funded deposit account with Bank, (a) Borrower may maintain, for up to one hundred fifty (150) days after the Closing Date, its deposit and investment accounts identified on the

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Schedule; (b) Borrower may maintain an account with Wells Fargo Bank, N.A. that is pledged to secure outstanding Permitted Indebtedness of the type described in item (f) of the definition of Permitted Indebtedness, provided that the amount on deposit in such account and/or subject to such pledge, shall at no time exceed Five Hundred Thousand Dollars ($500,000); and (c) Borrower may maintain an account with Citizens Business Bank for the purpose of clearing outstanding checks and processing cashier’s checks on an emergency basis provided that the aggregate amount on deposit in such account shall at no time exceed Two Hundred Thousand Dollars ($200,000).

4.                                       No course of dealing on the part of Bank or its officers, nor any failure or delay in the exercise of any right by Bank, shall operate as a waiver thereof, and any single or partial exercise of any such right shall not preclude any later exercise of any such right. Bank’s failure at any time to require strict performance by Borrower of any provision shall not affect any right of Bank thereafter to demand strict compliance and performance. Any suspension or waiver of a right must be in writing signed by an officer of Bank.

5.                                       Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Agreement. The Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects. Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Bank under the Agreement, as in effect prior to the date hereof.

6.                                       Borrower represents and warrants that the representations and warranties contained in the Agreement are true and correct as of the date of this Amendment, and that no Event of Default has occurred and is continuing.

7.                                       As a condition to the effectiveness of this Amendment, Bank shall have received, in form and substance satisfactory to Bank, the following:

(a)                                this Amendment, duly executed by Borrower;

(b)                               all Bank Expenses incurred through the date of this Amendment, which may be debited from any of Borrower’s accounts; and

(c)                                such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

8.                                       This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

[Remainder of Page Left Blank]

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IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

LEGALZOOM.COM, INC.

By:	/s/ Fred J. Krupica

Title:	CFO

COMERICA BANK

By:	/s/ Paula J. Howell

Title:	SVP

[Signature Page to Second Amendment to Loan and Security Agreement]

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Exhibit 10.17

THIRD AMENDMENT

TO LOAN AND SECURITY AGREEMENT

This Third Amendment to Loan and Security Agreement (the “Amendment”) is entered into as of July 7, 2009, by and between COMERICA BANK (“Bank”) and LEGALZOOM.COM, INC. (“Borrower”).

RECITALS

Borrower and Bank are parties to that certain Loan and Security Agreement dated as of October 31, 2008 (as amended from time to time, including, without limitation, by that certain First Amendment to Loan and Security Agreement dated as of February 24, 2009, and that certain Second Amendment to Loan and Security Agreement dated as of March 6, 2009, together with any related documents, the “Agreement”). All indebtedness owing by Borrower to Bank shall hereinafter be referred to as the “Indebtedness.” The parties desire to amend the Agreement in accordance with the terms of this Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENT

I.                                         Incorporation by Reference. The Recitals and the documents referred to therein are incorporated herein by this reference. Except as otherwise noted, the terms not defined herein shall have the meaning set forth in the Agreement.

II.                                    Amendment to the Agreement. Subject to the satisfaction of the conditions precedent as set forth in Article V hereof, the Agreement is hereby amended as set forth below.

A.                                All references to “June 30, 2009” within the defined term of “Audit Extension Period” in Section 1.1 of the Agreement is hereby changed to “August 15, 2009”.

B.                                     The reference to “June 30, 2009” in Section 6.2(iii) of the Agreement is hereby changed to “August 15, 2009”.

C.                                   Bank’s primary addresses for notices set forth in Section 10 of the Agreement is hereby amended in its entirety to read as follows:

“If to Bank:	Comerica Bank
m/c 7512
39200 Six Mile Rd.
Livonia, MI 48152
Attn: National Documentation Services”

III.                               Waiver. Bank waives the failure by Borrower to comply with Section 6.2(iii)(Audited Financial Statements) of the Agreement for failure to deliver its 2008 audited financial statements by June 30, 2009. Bank does not waive Borrower’s obligations under the revised Section 6.2(iii) of the Agreement as set forth in this Amendment, and Bank does not waive any other failure by Borrower to perform its obligations under the Agreement or the other Loan Documents. This waiver is not a continuing waiver with respect to any failure by Borrower to perform any obligation under the Agreement or the other Loan Documents after the date of this Amendment, and Bank does not waive any obligations Borrower may have under the Agreement (as amended by this Amendment) or the other Loan Documents after the date of this Amendment, in each case including, without limitation, Borrower’s obligations with respect to Section 6.2(iii) of the Agreement.

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IV.                                 Legal Effect.

A.                               The Agreement is hereby amended wherever necessary to reflect the changes described above. Borrower agrees that it has no defenses against the obligations to pay any amounts under the Indebtedness.

B.                                Borrower understands and agrees that in modifying the existing Indebtedness, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Agreement and the other Loan Documents. Except as expressly modified pursuant to this Amendment, the terms of the Agreement and the other Loan Documents remain unchanged, and in full force and effect. Bank’s agreement to modifications to the existing Indebtedness pursuant to this Amendment in no way shall obligate Bank to make any future modifications to the Indebtedness. Nothing in this Amendment shall constitute a satisfaction of the Indebtedness. It is the intention of Bank and Borrower to retain as liable parties, all makers and endorsers of the Agreement and the other Loan Documents, unless the party is expressly released by Bank in writing. No maker, endorser, or guarantor will be released by virtue of this Amendment. The terms of this paragraph apply not only to this Amendment, but also to all subsequent loan modification requests.

C.                               This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument. This is an integrated Amendment and supersedes all prior negotiations and agreements regarding the subject matter hereof. All modifications hereto must be in writing and signed by the parties.

V.                                     Conditions Precedent. Except as specifically set forth in this Amendment, all of the terms and conditions of the Agreement and the other Loan Documents remain in full force and effect. The effectiveness of this Amendment is conditioned upon receipt by Bank of:

A.                                   This Amendment, duly executed by Borrower;

B.                                     A legal fee from Borrower in the amount of $250; and

C.                                     Such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

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LEGALZOOM.COM, INC.

By:	/s/ Fred J. Krupica
Name:	Fred J. Krupica
Title:	CFO

COMERICA BANK

By:	/s/ Paula J. Howell
Name:	Paula J. Howell
Title:	SVP

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Exhibit 10.18

FOURTH AMENDMENT

TO LOAN AND SECURITY AGREEMENT

This Fourth Amendment to Loan and Security Agreement (the “Amendment”) is entered into as of July 27, 2009, by and between COMERICA BANK (“Bank”) and LEGALZOOM.COM, INC. (“Borrower”).

RECITALS

Borrower and Bank are parties to that certain Loan and Security Agreement dated as of October 31, 2008 (as amended from time to time, including, without limitation, by that certain First Amendment to Loan and Security Agreement dated as of February 24, 2009, that certain Second Amendment to Loan and Security Agreement dated as of March 6, 2009, and that certain Third Amendment to Loan and Security Agreement dated as of July 7, 2009, together with any related documents, the “Agreement”). All indebtedness owing by Borrower to Bank shall hereinafter be referred to as the “Indebtedness.” The parties desire to amend the Agreement in accordance with the terms of this Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENT

I.                                         Incorporation by Reference. The Recitals and the documents referred to therein are incorporated herein by this reference. Except as otherwise noted, the terms not defined herein shall have the meaning set forth in the Agreement.

II.                                     Amendment to the Agreement. Subject to the satisfaction of the conditions precedent as set forth in Article IV hereof, the Agreement is hereby amended as set forth below.

A.                      Subsection (f) of the defined term “Permitted Indebtedness” in Section 1.1 of the Agreement is hereby amended and restated in its entirety to read as follows:

“(f) Indebtedness in an aggregate outstanding amount not to exceed Five Million Dollars ($5,000,000) at any time owing to Wells Fargo Bank, N.A. for advances made pursuant to (1) a P-Card revolving purchase credit card, which advances are used to pay operating expenses incurred in the ordinary course of Borrower’s business, and (2) merchant cards, which advances are used to pay expenses incurred in order to participate in the merchant card processing program; and”

III.                                 Legal Effect.

A.                       The Agreement is hereby amended wherever necessary to reflect the changes described above. Borrower agrees that it has no defenses against the obligations to pay any amounts under the Indebtedness.

B.                         Borrower understands and agrees that in modifying the existing Indebtedness, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Agreement and the other Loan Documents. Except as expressly modified pursuant to this Amendment, the terms of the Agreement and the other Loan Documents remain unchanged, and in full force and effect. Bank’s agreement to modifications to the existing Indebtedness pursuant to this Amendment in no way shall obligate Bank to make any future modifications to the Indebtedness. Nothing in this Amendment shall constitute a satisfaction of the Indebtedness. It is the intention of Bank and Borrower to retain as liable parties, all makers and endorsers of the Agreement and the other Loan Documents, unless the party is expressly released by Bank in writing. No maker, endorser, or

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guarantor will be released by virtue of this Amendment. The terms of this paragraph apply not only to this Amendment, but also to all subsequent loan modification requests.

C.                         This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument. This is an integrated Amendment and supersedes all prior negotiations and agreements regarding the subject matter hereof. All modifications hereto must be in writing and signed by the parties.

IV.                                 Conditions Precedent. Except as specifically set forth in this Amendment, all of the terms and conditions of the Agreement and the other Loan Documents remain in full force and effect. The effectiveness of this Amendment is conditioned upon receipt by Bank of:

A.                       This Amendment, duly executed by Borrower;

B.                         A legal fee from Borrower in the amount of $250; and

C.                         Such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

LEGALZOOM.COM, INC.

By:	/s/ Fred J. Krupica
Name:	Fred J. Krupica
Title:	CFO

COMERICA BANK

By:	/s/ Paula J. Howell
Name:	Paula J. Howell
Title:	SVP

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Exhibit 10.19

FIFTH AMENDMENT

TO LOAN AND SECURITY AGREEMENT

This Fifth Amendment to Loan and Security Agreement (the “Amendment”) is entered into as of January 8, 2010, by and between COMERICA BANK (“Bank”) and LEGALZOOM.COM, INC. (“Borrower”).

RECITALS

Borrower and Bank are parties to that certain Loan and Security Agreement dated as of October 31, 2008 (as amended from time to time, including, without limitation, by that certain First Amendment to Loan and Security Agreement dated as of February 24, 2009, that certain Second Amendment to Loan and Security Agreement dated as of March 6, 2009, that certain Third Amendment to Loan and Security Agreement dated as of July 7, 2009, and that certain Fourth Amendment to Loan and Security Agreement dated as of July 27, 2009, together with any related documents, the “Agreement”). All indebtedness owing by Borrower to Bank shall hereinafter be referred to as the “Indebtedness.” The parties desire to amend the Agreement in accordance with the terms of this Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENT

I.                                         Incorporation by Reference. The Recitals and the documents referred to therein are incorporated herein by this reference. Except as otherwise noted, the terms not defined herein shall have the meaning set forth in the Agreement.

II.                                     Amendment to the Agreement. Subject to the satisfaction of the conditions precedent as set forth in Article V hereof, the Agreement is hereby amended as set forth below.

A.                                   Subsection (g) of the defined term “Permitted Indebtedness” in Section 1.1 of the Agreement is hereby re-lettered to be (h) and the following subsection will be the new subsection (g):

“(g) Indebtedness in an aggregate outstanding amount not to exceed One Hundred Thousand Dollars ($100,000) for a surety bond issued by Travelers Insurance in favor of the County of Los Angeles to register certain of Borrower’s officers; and”

B.                                     Subsection (b) of the defined term “Permitted Investments” in Section 1.1 of the Agreement is hereby amended and restated in its entirety to read as follows:

“(i) Marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within two years from the date of acquisition thereof, (ii) commercial paper maturing no more than two years from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (iii) Bank’s certificates of deposit maturing no more than two years from the date of investment therein, and (iv) Bank’s money market accounts;”

C.                                     Section 6.6 of the Agreement is hereby amended and restated in its entirety to read as follows:

“6.6                           Accounts. Borrower shall, and shall cause all of its Subsidiaries to, maintain all its and their depository, investment, and operating accounts with Bank or Bank’s Affiliates (covered by satisfactory control agreements in favor of Bank). Notwithstanding the foregoing, so long as Borrower maintains an active and funded deposit account with Bank, (a) Borrower may maintain an account with Wells Fargo Bank, N.A. that is pledged to secure outstanding Permitted Indebtedness of the type described in item (f) of the definition of Permitted Indebtedness,

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provided that the amount on deposit in such account and/or subject to such pledge, shall at no time exceed Five Hundred Thousand Dollars ($500,000); (b) Borrower may maintain an account with Citizens Business Bank for the sole purpose of clearing outstanding checks and processing cashier’s checks on an emergency basis, provided that the aggregate amount on deposit in such account shall at no time exceed Two Hundred Thousand Dollars ($200,000); and (c) Borrower may maintain an account with Frost National Bank for the sole purpose of processing filing fee payments, provided that the aggregate amount on deposit in such account shall at no time exceed One Hundred Seventy-Five Thousand Dollars ($175,000).”

III.                                 Waiver. Bank waives the failure by Borrower to comply with Section 6.6 (Accounts) of the Agreement for the period of time beginning March 31, 2009 and ending January 8, 2010. Bank does not waive Borrower’s obligations under the revised Section 6.6 of the Agreement as set forth in this Amendment, and Bank does not waive any other failure by Borrower to perform its obligations under the Agreement or the other Loan Documents. This waiver is not a continuing waiver with respect to any failure by Borrower to perform any obligation under the Agreement or the other Loan Documents after the date of this Amendment, and Bank does not waive any obligations Borrower may have under the Agreement (as amended by this Amendment) or the other Loan Documents after the date of this Amendment, in each case including, without limitation, Borrower’s obligations with respect to Section 6.6 of the Agreement.

IV.                                 Legal Effect.

A.                                   The Agreement is hereby amended wherever necessary to reflect the changes described above. Borrower agrees that it has no defenses against the obligations to pay any amounts under the Indebtedness.

B.                                     Borrower understands and agrees that in modifying the existing Indebtedness, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Agreement and the other Loan Documents. Except as expressly modified pursuant to this Amendment, the terms of the Agreement and the other Loan Documents remain unchanged, and in full force and effect. Bank’s agreement to modifications to the existing Indebtedness pursuant to this Amendment in no way shall obligate Bank to make any future modifications to the Indebtedness. Nothing in this Amendment shall constitute a satisfaction of the Indebtedness. It is the intention of Bank and Borrower to retain as liable parties, all makers and endorsers of the Agreement and the other Loan Documents, unless the party is expressly released by Bank in writing. No maker, endorser, or guarantor will be released by virtue of this Amendment. The terms of this paragraph apply not only to this Amendment, but also to all subsequent loan modification requests.

C.                                     This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument. This is an integrated Amendment and supersedes all prior negotiations and agreements regarding the subject matter hereof. All modifications hereto must be in writing and signed by the parties.

V.                                     Conditions Precedent.        Except as specifically set forth in this Amendment, all of the terms and conditions of the Agreement and the other Loan Documents remain in full force and effect. The effectiveness of this Amendment is conditioned upon receipt by Bank of:

A.                                   This Amendment, duly executed by Borrower;

B.                                     Affirmations of Guaranty, duly executed by all Guarantors;

C.                                     A legal fee from Borrower in the amount of $500; and

D.                                    Such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

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IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

LEGALZOOM.COM, INC.

By:	/s/ Fred J. Krupica
Name:	Fred J. Krupica
Title:	CFO

COMERICA BANK

By:	/s/ Paula J. Howell
Name:	Paula J. Howell
Title:	SVP

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Exhibit 10.20

SIXTH AMENDMENT AND WAIVER

TO LOAN AND SECURITY AGREEMENT

This Sixth Amendment and Waiver to Loan and Security Agreement (this “Amendment”) is entered into as of October 29, 2010, by and between COMERICA BANK (“Bank”) and LEGALZOOM.COM, INC., a Delaware corporation (“Borrower’’).

RECITALS

A.                                   Borrower and Bank are parties to that certain Loan and Security Agreement dated as of October 31, 2008, as amended from time to time including by that certain First Amendment to Loan and Security Agreement dated as of February 24, 2009, that certain Second Amendment to Loan and Security Agreement dated as of March 6, 2009, that certain Third Amendment to Loan and Security Agreement dated as of July 7, 2009, that certain Fourth Amendment to Loan and Security Agreement dated as of July 27, 2009, and that certain Fifth Amendment to Loan and Security Agreement dated as of January 8, 2010 (the “Agreement”).

B.                                     Borrower has notified Bank that certain Events of Default have occurred and are continuing under the Agreement due to Borrower’s failure to comply with the provisions of Section 6.10 of the Agreement in connection with the creation of the Subsidiaries identified in Section 14(b) below (the “Existing Defaults”).

C.                                     The Borrower and the New Subsidiaries (as defined below) are engaged in an interrelated business enterprise with an identity of interests, furnish, purchase or acquire goods, services and intellectual property rights to each other, have a direct or indirect corporate or business relationship with each other, and accordingly the financing provided under the Agreement directly and indirectly benefits each of the New Subsidiaries.

D.                              Borrower has requested that Bank waive the Existing Defaults and amend the Agreement as provided herein. Subject to and on the terms and conditions set forth herein, Bank is willing to amend the Agreement in accordance with the terms of this Amendment and waive the Existing Defaults, provided that the conditions set forth herein are satisfied, and all security interests and liens under the Loan Documents shall continue to exist and remain in full force and effect.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.                                       The following new defined terms are added to Section 1.1 of the Agreement:

“Consolidated Net Income (or Deficit)” means the consolidated net income (or deficit) of any Person and its Subsidiaries, after deduction of all expenses, taxes, and other proper charges, determined in accordance with GAAP, after eliminating therefrom all extraordinary nonrecurring items of income.

“Consolidated Total Interest Expense” means with respect to any Person for any period, the aggregate amount of interest required to be paid or accrued by a Person and its Subsidiaries during such period on all Indebtedness of such Person and its Subsidiaries outstanding during all or any part of such period, whether such interest was or is required to be reflected as an item of expense or capitalized, including payments consisting of interest in respect of any capitalized lease or any synthetic lease, and including commitment fees, agency fees, facility fees, balance deficiency fees and similar fees or expenses in connection with the borrowing of money.

“Debt Service Coverage Ratio” means, as of any date of determination, the ratio of (a) Borrower’s EBITDA for the period of twelve (12) consecutive months ending on such date, minus capital expenditures during such period, and minus income tax expense for such period, to (b) an amount equal to the sum of (i) an amount equal to the aggregate amount of principal and interest payments that would be due and owing during the immediately following twelve (12) month period, on account of all Obligations outstanding on such date, calculated on a pro forma basis, as though all such Obligations were amortizing term debt amortizing monthly on a straight-line basis over a term of five (5) years beginning on such date,

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plus (ii) all payments coming due during the immediately following twelve (12) month period in respect of outstanding capital lease obligations and liabilities, plus (iii) all indemnity, earn-out, seller note or other contingent payments coming due during the immediately following twelve (12) month period.

“EBITDA” means with respect to any fiscal period an amount equal to the sum of (a) Consolidated Net Income of Borrower and its Subsidiaries for such fiscal period, plus (b) in each case to the extent deducted in the calculation of Borrower’s Consolidated Net Income and without duplication, (i) depreciation and amortization for such period, plus (ii) income tax expense for such period, plus (iii) Consolidated Total Interest Expense for such period, plus (iv) non-cash expense associated with granting stock options for such period, and minus, (c) to the extent added in computing Consolidated Net Income, and without duplication, all extraordinary and non-recurring revenue and gains (including income tax benefits) for such period, all as determined in accordance with GAAP.

“Leverage Ratio” means, as of any date of determination, the ratio of (a) an amount equal to the sum of (i) all outstanding Obligations on such date, plus (ii) all outstanding obligations and liabilities in respect of capital leases on such date, plus (iii) all outstanding Indebtedness and other liabilities of Borrower or any of its Subsidiaries incurred in connection with any acquisition of the capital stock or assets of any other Person, including, without limitation deferred payment obligations (such as seller notes), indemnity payments, earn-outs and any similar payments contingent on future performance or revenues on such date, to (b) EBITDA for the period of twelve (12) consecutive months ending on such date.

2.                                       The following defined terms in Section 1.1 of the Agreement hereby are amended and restated as follows:

“Guarantor” means each present and future Subsidiary of Borrower, and any other Person who executes and delivers a Guaranty in favor of Bank, including without limitation, CREATINGWILL.COM, LLC, a Delaware limited liability company, LEGALZOOM.COM TEXAS, LLC, a Texas limited liability company, LZ FINANCIAL SERVICES LLC, a Delaware limited liability company, PROXILAW, INC., a Delaware corporation, UNITED STATES CORPORATION AGENTS, INC., a California corporation, UNITED STATES CORPORATION AGENTS, INC., a Maryland corporation and UNITED STATES CORPORATION AGENTS, INC., a Nevada corporation.

“Revolving Line” means a Credit Extension of up to Ten Million Dollars ($10,000,000) (inclusive of the FX Amount and any amounts outstanding under the Letter of Credit Sublimit, the Credit Card Services Sublimit and the ACH Sublimit).

“Revolving Maturity Date” means October 31, 2012.

3.                                       Section 2.1(b) of the Agreement is hereby amended by adding a new Section 2.1(b)(viii) in appropriate numerical order, to read as follows:

(viii)                                    Covenant Holiday. Borrower may, at its option, elect not to have any Advances outstanding during specified periods of time (each, a “Covenant Holiday Period”). A Covenant Holiday Period shall begin on the Business Day immediately following the date on which Borrower repays, in full, all outstanding Advances and other Credit Extensions under sublimits to the Revolving Line, all accrued interest thereon, and all other outstanding monetary Obligations outstanding under the Revolving Line. During a Covenant Holiday Period, Borrower may not request any Advances or other Credit Extensions, and Bank shall have no obligation to make any Advances or other Credit Extensions. To terminate a Covenant Holiday Period, Borrower shall deliver to Bank at least three (3) Business Days prior to the proposed end of the Covenant Holiday Period, a certificate of a Responsible Officer, in form satisfactory to Bank, certifying that Borrower is in compliance with each of the financial covenants set forth in Section 6.7 hereof as of such date, calculated on a pro forma basis, based on the financial statements for the most recently ended reporting period for which Borrower has delivered (or is then required to deliver) a Compliance Certificate in accordance with Section 6.2, which pro forma calculations shall include taking into account the Obligations to be incurred in connection with the proposed Advance.

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4.                                       Section 2.3(a) of the Agreement is hereby amended and restated in its entirety to read as follows:

(a)                                  Interest Rate. Except as set forth in Section 2.3(b), the Advances shall bear interest, on the outstanding daily balance thereof, as set forth in the LIBOR/Prime Referenced Rate Addendum to Loan and Security Agreement attached as Exhibit D.

5.                                       Section 6.6 of the Agreement is hereby amended and restated in its entirety to read as follows:

6.6                                 Accounts. Borrower shall, and shall cause all of its Subsidiaries to, maintain its and their deposit, securities, investment and operating accounts with Bank or Bank’s Affiliates (covered by satisfactory control agreements in favor of Bank), which accounts shall represent at least two-thirds (2/3) of the aggregate dollar value of Borrower’s and such Subsidiaries’ accounts at all banks, brokers, securities intermediaries and financial institutions.

6.                                       Section 6.7 of the Agreement is hereby amended and restated in its entirety to read as follows:

6.7                                 Financial Covenants. Other than during a Covenant Holiday Period, Borrower shall, at all times, maintain the following financial covenants and ratios:

(a)                                  Maximum Leverage Ratio. As of the last day of each fiscal quarter, a Leverage Ratio that is not more than 3.00 to 1.00.

(b)                                 Minimum Debt Service Coverage Ratio. As of the last day of each fiscal quarter, a Debt Service Coverage Ratio of not less than 1.25 to 1.00

7.                                       Section 7.3 of the Agreement is hereby amended and restated in its entirety to read as follows:

7.3                                 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization (other than mergers or consolidations of a Subsidiary into another Subsidiary or into Borrower), or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, except acquisitions by Borrower where: (a) Bank shall have received at least twenty (20) days’ prior written notice of such proposed transaction, which notice shall include a reasonably detailed description of such proposed transaction; (b) such acquisition shall only involve an online, e-commerce or other reasonably similar, related type of business as Borrower, or those assets of an online, e-commerce or other reasonably similar, related type of business as Borrower; (c) the total cash consideration paid or payable in connection with the closing of any such acquisition shall not exceed $10,000,000; (d) the business and assets acquired in such acquisition shall be free and clear of all Liens (other than Permitted Liens); (e) at or prior to the closing of any acquisition, Bank will be granted a first priority perfected Lien (subject to Permitted Liens), in all assets or stock acquired pursuant thereto and Borrower shall have executed such documents and taken such actions as may be required by Bank in connection therewith; (f) at the time of such acquisition and after giving effect thereto, no Event of Default has occurred and is continuing; (g) such acquisitions do not result in a Change in Control; (h) Borrower is the surviving or successor entity; (i) each such acquisition would have been accretive to the Borrower’s EBITDA for the twelve-month period ending on the last day of the most recently ended fiscal quarter preceding the closing of such acquisition based upon the financial results of operations of the acquired entity for such twelve-month period that are in form and substance satisfactory to Bank; and (j) Borrower provides to Bank, prior to the consummation of such acquisition (i) such financial and other information regarding the Person who is being so acquired, as Bank may reasonably request, (ii) a Compliance Certificate, duly executed by a Responsible Officer, demonstrating, among other things (A) pro forma compliance with all financial covenants set forth herein for the most recent fiscal quarter for which Borrower has delivered (or is then required to deliver) a Compliance Certificate in accordance with Section 6.2, calculated as though such acquisition had been consummated on the day that is twelve months prior to the last day of such fiscal quarter, and (B) that the EBITDA for Borrower during the period of twelve (12) consecutive months ending on the last day of the most recently ended fiscal quarter immediately preceding the closing of such acquisition for which Borrower has

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delivered (or is then required to deliver) a Compliance Certificate in accordance with Section 6.2, on a pro forma basis, calculated as though such acquisition had been consummated on the first day of such period, is at least One Dollar ($ 1.00) greater than the EBITDA for Borrower for such period on a standalone basis; (iii) true, correct and complete copies of all of the definitive, executed documents, instruments and agreements relating to such acquisition, including all related annexes, schedules and exhibits, and (iv) historical financial information for the Person being acquired, including, if available, audited financial statements, quality of earnings reports and year-to-date interim financial statements.

8.                                       Exhibit C to the Agreement is hereby amended and restated in its entirety and replaced with Exhibit C attached hereto.

9.                                       Exhibit D to the Agreement is hereby amended and restated in its entirety and replaced with Exhibit D attached hereto.

10.                                 Borrower has notified Bank of the occurrence of the Existing Defaults, which permit Bank to exercise its rights and remedies under the Agreement and the other Loan Documents and all other rights and remedies afforded by applicable law or equity. Subject to and on the terms and conditions set forth herein, the Bank hereby waives the Existing Defaults. This waiver applies only to the specific instances described above and for the dates, if any, stated, and is not a waiver of any subsequent breach of the same provisions of the Agreement, nor is it a waiver of any breach of any other provision of the Agreement or any other Loan Document. Further, Bank reserves all of the rights, powers and remedies available under the Agreement and the other Loan Documents, including the right to cease making advances to Borrower and to accelerate any or all of Borrower’s indebtedness if any subsequent Event of Default should occur as a result of Borrower’s breach of the same provision or any other provision of the Agreement. Bank is not obligated to grant this or any other waiver or consent. This waiver is not a continuing waiver with respect to any failure to perform any Obligation after the date hereof.

11.                                 No course of dealing on the part of Bank or its officers, nor any failure or delay in the exercise of any right by Bank, shall operate as a waiver thereof, and any single or partial exercise of any such right shall not preclude any later exercise of any such right. Bank’s failure at any time to require strict performance by Borrower of any provision shall not affect any right of Bank thereafter to demand strict compliance and performance. Any suspension or waiver of a right must be in writing signed by an officer of Bank.

12.                                 Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Agreement. The Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects. Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Bank under the Agreement, as in effect prior to the date hereof. Borrower ratifies and reaffirms the continuing effectiveness of all promissory notes, guaranties, security agreements, mortgages, deeds of trust, environmental agreements, and all other instruments, documents and agreements entered into in connection with the Agreement, and specifically ratifies and confirms the pledge of the equity interests in each of the New Subsidiaries. Borrower hereby further affirms its absolute and unconditional promise to pay to Bank the Advances, other Credit Extensions all other amounts due under the Letters of Credit and the other Loan Documents (including, without limitation, the Obligations), at the times and in the amounts provided for therein. Borrower confirms and agrees that the obligations of Borrower to Bank under the Agreement as supplemented hereby are secured by and entitled to the benefits of the Loan Documents. The parties agree that this Amendment shall be deemed to be one of the Loan Documents under the Agreement. Nothing in this Amendment shall constitute a satisfaction of Borrower’s Obligations.

13.                                 In order to induce Bank to enter into this Amendment, Borrower hereby represents and warrants to Bank as follows:

13.1                           The representations and warranties contained in the Agreement and the other Loan Documents were true and correct in all material respects when made and continue to be true and correct in all material respects as of the date of this Amendment, except to the extent that such representations and warranties relate expressly to an earlier date only, in which case, they remain true and correct in all material respects as of such earlier date.

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13.2                           Both before and immediately after giving effect to this Amendment and the other transactions contemplated hereby, no Event of Default, or other event or circumstance that with the giving of notice or the passage of time could become an Event of Default, has occurred and is continuing, other than the Existing Defaults waived hereby.

13.3                           The execution, delivery, and performance by Borrower of this Amendment and the other documents, instruments and agreements to which Borrower is a party delivered or to be delivered to Bank in connection herewith (i) are within the corporate powers of Borrower and have been duly authorized by all necessary corporate action on the part of Borrower, (ii) do not require any governmental or third party consents, except those which have been duly obtained and are in full force and effect, (iii) do not and will not conflict with any requirement of law, Borrower’s or any Guarantor’s articles or certificate of incorporation, bylaws, operating agreement, partnership agreement, minutes or resolutions, (iv) after giving effect to this Amendment, do not result in any breach of or constitute a default under any agreement or instrument to which Borrower, any Guarantor or any of their respective Subsidiaries is a party or by which they or any of their respective properties are bound, and (v) do not result in or require the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance of any nature upon any of the assets or properties of Borrower or any Guarantor, other than those in favor of Bank.

13.4                           This Amendment and the other instruments and agreements delivered or to be delivered to Bank in connection herewith have been duly executed and delivered by Borrower and constitutes the legal, valid, and binding obligation of Borrower, enforceable against Borrower in accordance with their respective terms, except to the extent that (i) enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors, (ii) enforcement may be subject to general principles of equity, and (iii) the availability of the remedies of specific performance and injunctive relief may be subject to the discretion of the court before which any proceedings for such remedies may be brought..

14.                                 As a condition to the effectiveness of this Amendment, Bank shall have received, in form and substance satisfactory to Bank, the following:

(a)                                              this Amendment, duly executed by Borrower;

(b)                                             an unconditional guaranty, third party security agreement, and intellectual property security agreement, duly executed by each of CREATINGWILL.COM, LLC, a Delaware limited liability company, LEGALZOOM.COM TEXAS, LLC, a Texas limited liability company, LZ FINANCIAL SERVICES LLC, a Delaware limited liability company, and UNITED STATES CORPORATION AGENTS, INC., a Maryland corporation, (collectively, the “New Subsidiaries”);

(c)                                              a certificate of an officer of each New Subsidiary, on Bank’s standard form, as to, among other things (A) the certificate of incorporation or organization, bylaws, limited liability company operating agreement or other applicable governing documents, (B) the resolutions of the board of directors or members or managers of each New Subsidiary with respect to the documents and instruments noted above and the other transactions contemplated hereby, and (C) the names, titles, incumbency and signatures of the officers of each New Subsidiary who are authorized to execute and deliver the Loan Documents to which such New Subsidiary is a party;

(d)                                             a UCC National Form Financing Statement with respect to each New Subsidiary, as debtor;

(e)                                              affirmations of guaranty and security agreements duly executed by each of PROXILAW, INC., a Delaware corporation, UNITED STATES CORPORATION AGENTS, INC., a California corporation, and UNITED STATES CORPORATION AGENTS, INC., a Nevada corporation;

(f)                                                a non-refundable commitment fee of Twenty Thousand Dollars ($20,000) which shall be fully-earned upon receipt, plus an amount equal to all Bank Expenses incurred through the date of this Amendment, which amounts may be debited from any of Borrower’s accounts with Bank; and

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(g)                                             such other documents, instruments and certificates, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

15.                                 This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

[Remainder of Page Left Blank]

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IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

LEGALZOOM.COM, INC.

By:	/s/ Fred J. Krupica

Title:	CFO

COMERICA BANK

By:	/s/ Paula J. Howell

Title:	SVP

[Signature Page to Sixth Amendment and Waiver to Loan and Security Agreement]

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Exhibit 10.21

SEVENTH AMENDMENT

TO LOAN AND SECURITY AGREEMENT

This Seventh Amendment to Loan and Security Agreement (this “Amendment”) is entered into as of March 1, 2011, by and between COMERICA BANK (“Bank”) and LEGALZOOM.COM, INC., a Delaware corporation (“Borrower”).

RECITALS

A.                                   Borrower and Bank are parties to that certain Loan and Security Agreement dated as of October 31, 2008, as amended from time to time including by that certain First Amendment to Loan and Security Agreement dated as of February 24, 2009, that certain Second Amendment to Loan and Security Agreement dated as of March 6, 2009, that certain Third Amendment to Loan and Security Agreement dated as of July 7, 2009, that certain Fourth Amendment to Loan and Security Agreement dated as of July 27, 2009, that certain Fifth Amendment to Loan and Security Agreement dated as of January 8, 2010 and that certain Sixth Amendment and Waiver to Loan and Security Agreement dated as of October 29, 2010 (collectively, the “Agreement”).

B.                                     Borrower has requested that Bank amend the Agreement as provided herein. Subject to and on the terms and conditions set forth herein, Bank is willing to amend the Agreement in accordance with the terms of this Amendment, provided that the conditions set forth herein are satisfied, and all security interests and liens under the Loan Documents shall continue to exist and remain in full force and effect.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.                                       Section 1.1 of the Agreement is hereby amended by amending and restating the following defined term to read as follows:

“Guarantor” means each present and future Subsidiary of Borrower, and any other Person who executes and delivers a Guaranty in favor of Bank, including without limitation, CREATINGWILL.COM, LLC, a Delaware limited liability company, LEGALZOOM.COM TEXAS, LLC, a Texas limited liability company, LZ FINANCIAL SERVICES LLC, a Delaware limited liability company, UNITED STATES CORPORATION AGENTS, INC., a California corporation, UNITED STATES CORPORATION AGENTS, INC., a Maryland corporation and UNITED STATES CORPORATION AGENTS, INC., a Nevada corporation.

2.                                       Section 1.1 of the Agreement is hereby amended by amending and restating item (c) of the definition of “Permitted Indebtedness” to read as follows:

(c)                                  Indebtedness of Borrower secured by a lien described in clause (c) of the defined term “Permitted Liens” in an aggregate outstanding amount not to exceed Two Million Dollars ($2,000,000) at any time; provided such Indebtedness does not exceed the lesser of the cost or fair market value of the equipment financed with such Indebtedness;

3.                                       Section 1.1 of the Agreement is hereby amended by amending and restating item (j) of the definition of “Permitted Investments” to read as follows:

(j)                                     Investments consisting of deposits made in the ordinary course of business and consistent with past practice: (i) with secretaries of state, the United States Patent and Trademark Office and the United States Copyright Office, in an aggregate amount that at no time exceeds One Million Dollars ($1,000,000), to enable automatic debt of filing fees incurred on behalf of Borrower’s customers in the ordinary course of business, and (ii) with payroll processing services who are not Affiliates of Borrower, to cover payment of current period payroll obligations.

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4.                                       Section 1.1 of the Agreement is hereby amended by amending and restating item (c) of the definition of “Permitted Liens” to read as follows:

(c)                                  Liens securing Indebtedness not to exceed Two Million Dollars ($2,000,000) in aggregate outstanding amount (i) upon or in any Equipment (other than Equipment financed by Bank) acquired or held by Borrower or any of its Subsidiaries to secure the purchase price of such Equipment or indebtedness incurred solely for the purpose of financing the acquisition or lease of such Equipment, or (ii) existing on such Equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such Equipment;

5.                                       Exhibit C to the Agreement is hereby amended and restated in its entirety and replaced with Exhibit C attached hereto.

6.                                       No course of dealing on the part of Bank or its officers, nor any failure or delay in the exercise of any right by Bank, shall operate as a waiver thereof, and any single or partial exercise of any such right shall not preclude any later exercise of any such right. Bank’s failure at any time to require strict performance by Borrower of any provision shall not affect any right of Bank thereafter to demand strict compliance and performance. Any suspension or waiver of a right must be in writing signed by an officer of Bank.

7.                                       Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Agreement. The Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects. Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Bank under the Agreement, as in effect prior to the date hereof. Borrower ratifies and reaffirms the continuing effectiveness of all promissory notes, guaranties, security agreements, mortgages, deeds of trust, environmental agreements, and all other instruments, documents and agreements entered into in connection with the Agreement, and specifically ratifies and confirms the pledge of the equity interests in each of its Subsidiaries. Borrower hereby further affirms its absolute and unconditional promise to pay to Bank the Advances, other Credit Extensions all other amounts due under the Letters of Credit and the other Loan Documents (including, without limitation, the Obligations), at the times and in the amounts provided for therein. Borrower confirms and agrees that the obligations of Borrower to Bank under the Agreement as supplemented hereby are secured by and entitled to the benefits of the Loan Documents. The parties agree that this Amendment shall be deemed to be one of the Loan Documents under the Agreement. Nothing in this Amendment shall constitute a satisfaction of Borrower’s Obligations.

8.                                       In order to induce Bank to enter into this Amendment, Borrower hereby represents and warrants to Bank as follows:

8.1                                 The representations and warranties contained in the Agreement and the other Loan Documents were true and correct in all material respects when made and continue to be true and correct in all material respects as of the date of this Amendment, except to the extent that such representations and warranties relate expressly to an earlier date only, in which case, they remain true and correct in all material respects as of such earlier date.

8.2                                 Both before and immediately after giving effect to this Amendment and the other transactions contemplated hereby, no Event of Default, or other event or circumstance that with the giving of notice or the passage of time could become an Event of Default, has occurred and is continuing.

8.3                                 The execution, delivery, and performance by Borrower of this Amendment and the other documents, instruments and agreements to which Borrower is a party delivered or to be delivered to Bank in connection herewith (i) are within the corporate powers of Borrower and have been duly authorized by all necessary corporate action on the part of Borrower, (ii) do not require any governmental or third party consents, except those which have been duly obtained and are in full force and effect, (iii) do not and will not conflict with any requirement of law, Borrower’s or any Guarantor’s articles or certificate of incorporation, bylaws, operating agreement, partnership agreement, minutes or resolutions, (iv) after giving effect to this Amendment, do not result in any breach of or constitute a default under any agreement or instrument to which Borrower, any Guarantor or any of their

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respective Subsidiaries is a party or by which they or any of their respective properties are bound, and (v) do not result in or require the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance of any nature upon any of the assets or properties of Borrower or any Guarantor, other than those in favor of Bank.

8.4                                 This Amendment and the other instruments and agreements delivered or to be delivered to Bank in connection herewith have been duly executed and delivered by Borrower and constitutes the legal, valid, and binding obligation of Borrower, enforceable against Borrower in accordance with their respective terms, except to the extent that (i) enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors, (ii) enforcement may be subject to general principles of equity, and (iii) the availability of the remedies of specific performance and injunctive relief may be subject to the discretion of the court before which any proceedings for such remedies may be brought.

8.5                                 On December 31, 2010, PROXILAW, INC., a Delaware corporation and a wholly-owned Subsidiary of Borrower “(“ProxiLaw”), was merged with and into Borrower pursuant to that certain “Certificate of Ownership Merging Proxilaw, Inc. into LegalZoom.com, Inc.” filed with the Delaware Secretary of State on December 29, 2010, with Borrower continuing as the surviving corporation and ProxiLaw ceasing to exist.

9.                                       As a condition to the effectiveness of this Amendment, Bank shall have received, in form and substance satisfactory to Bank, the following:

(a)                                  this Amendment, duly executed by Borrower;

(b)                                 affirmations of guaranty and security agreements duly executed by each of CREATINGWILL.COM, LLC, a Delaware limited liability company, LEGALZOOM.COM TEXAS, LLC, a Texas limited liability company, LZ FINANCIAL SERVICES LLC, a Delaware limited liability company, UNITED STATES CORPORATION AGENTS, INC., a California corporation, UNITED STATES CORPORATION AGENTS, INC., a Nevada corporation, and UNITED STATES CORPORATION AGENTS, INC., a Maryland corporation;

(c)                                  an amount equal to all Bank Expenses incurred through the date of this Amendment, which amounts may be debited from any of Borrower’s accounts with Bank; and

(d)                                 such other documents, instruments and certificates, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

10.                                 This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

[Remainder of Page Left Blank]

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IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

LEGALZOOM.COM, INC.

By:	/s/ Fred J. Krupica

Title:	CFO

By:	/s/ John Suh

Title:	CEO

COMERICA BANK

By:	/s/ Paula J. Howell

Title:	SVP

[Signature Page to Seventh Amendment to Loan and Security Agreement]

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Exhibit 10.22

EIGHTH AMENDMENT

TO LOAN AND SECURITY AGREEMENT

This Eighth Amendment to Loan and Security Agreement (the “Amendment”) is entered into as of May 17, 2011, by and between COMERICA BANK (“Bank”) and LEGALZOOM.COM, INC. (“Borrower”).

RECITALS

Borrower and Bank are parties to that certain Loan and Security Agreement dated as of October 31, 2008 (as amended from time to time, including, without limitation, by that certain First Amendment to Loan and Security Agreement dated as of February 24, 2009, that certain Second Amendment to Loan and Security Agreement dated as of March 6, 2009, that certain Third Amendment to Loan and Security Agreement dated as of July 7, 2009, that certain Fourth Amendment to Loan and Security Agreement dated as of July 27, 2009, that certain Fifth Amendment to Loan and Security Agreement dated as of January 8, 2010, that certain Sixth Amendment and Waiver to Loan and Security Agreement dated as of October 29, 2010, and that certain Seventh Amendment to Loan and Security Agreement dated as of March 1, 2011, together with any related documents, the “Agreement”). All indebtedness owing by Borrower to Bank shall hereinafter be referred to as the “Indebtedness.” The parties desire to amend the Agreement in accordance with the terms of this Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENT

I.                                    Incorporation by Reference. The Recitals and the documents referred to therein are incorporated herein by this reference. Except as otherwise noted, the terms not defined herein shall have the meaning set forth in the Agreement.

II.                               Amendment to the Agreement. Subject to the satisfaction of the conditions precedent as set forth in Article IV hereof, the Agreement is hereby amended as set forth below.

A.                              Section 6.2(ii) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(ii) as soon as available, but in any event within one hundred fifty (150) days after the end of each fiscal year of Borrower (other than the 2010 fiscal year, where Borrower may deliver within two hundred ten (210) days), audited consolidated and consolidating financial statements of Borrower prepared in accordance with GAAP, consistently applied, together with an opinion which is unqualified or otherwise consented to in writing by Bank on such financial statements of an independent certified public accounting firm reasonably acceptable to Bank;”

III.        Legal Effect.

A.                              The Agreement is hereby amended wherever necessary to reflect the changes described above. Borrower agrees that it has no defenses against the obligations to pay any amounts under the Indebtedness.

B.                                Borrower understands and agrees that in modifying the existing Indebtedness, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Agreement and the other Loan Documents. Except as expressly modified pursuant to this Amendment, the terms of the Agreement and the other Loan Documents remain unchanged, and in full force and effect. Bank’s agreement to modifications to the existing Indebtedness pursuant to this Amendment in no way shall obligate Bank to make any future modifications to the Indebtedness. Nothing in this Amendment shall constitute a satisfaction of the Indebtedness. It is the intention of Bank and

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Borrower to retain as liable parties, all makers and endorsers of the Agreement and the other Loan Documents, unless the party is expressly released by Bank in writing. No maker, endorser, or guarantor will be released by virtue of this Amendment. The terms of this paragraph apply not only to this Amendment, but also to all subsequent loan modification requests.

C.                           This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument. This is an integrated Amendment and supersedes all prior negotiations and agreements regarding the subject matter hereof. All modifications hereto must be in writing and signed by the parties.

IV.                                 Conditions Precedent. Except as specifically set forth in this Amendment, all of the terms and conditions of the Agreement and the other Loan Documents remain in full force and effect. The effectiveness of this Amendment is conditioned upon receipt by Bank of:

A.                         This Amendment, duly executed by Borrower;

B.                           A legal fee from Borrower in the amount of $250; and

C.                           Such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

LEGALZOOM.COM, INC.

By:	/s/ Fred J. Krupica
Name:	Fred J. Krupica
Title:	CFO

COMERICA BANK

By:	/s/ Paula J. Howell
Name:	Paula J. Howell
Title:	SVP

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Exhibit 10.23

NINTH AMENDMENT

TO LOAN AND SECURITY AGREEMENT

This Ninth Amendment to Loan and Security Agreement (this “Amendment”) is entered into as of July 20, 2011, by and between COMERICA BANK (“Bank”) and LEGALZOOM.COM, INC., a Delaware corporation (“Borrower”).

RECITALS

A.                                   Borrower and Bank are parties to that certain Loan and Security Agreement dated as of October 31, 2008, as amended from time to time including by that certain First Amendment to Loan and Security Agreement dated as of February 24, 2009, that certain Second Amendment to Loan and Security Agreement dated as of March 6, 2009, that certain Third Amendment to Loan and Security Agreement dated as of July 7, 2009, that certain Fourth Amendment to Loan and Security Agreement dated as of July 27, 2009, that certain Fifth Amendment to Loan and Security Agreement dated as of January 8, 2010, that certain Sixth Amendment and Waiver to Loan and Security Agreement dated as of October 29, 2010, that certain Seventh Amendment to Loan and Security Agreement dated as of March 1, 2011 and that certain Eighth Amendment to Loan and Security Agreement dated as of May 17, 2011 (collectively, the “Agreement”).

B.                                     Borrower has requested that Bank amend the Agreement as provided herein. Subject to and on the terms and conditions set forth herein, Bank is willing to amend the Agreement in accordance with the terms of this Amendment, provided that the conditions set forth herein are satisfied, and all security interests and liens under the Loan Documents shall continue to exist and remain in full force and effect.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.                                       Section 6.2 of the Agreement is hereby amended by amending and restating clause (ii) of Section 6.2 to read as follows:

“(ii) as soon as available, but in any event within one hundred fifty (150) days after the end of each fiscal year of Borrower (other than fiscal years 2007 and 2008), audited consolidated and consolidating financial statements of Borrower prepared in accordance with GAAP, consistently applied, together with an opinion which is unqualified or otherwise consented to in writing by Bank on such financial statements of an independent certified public accounting firm reasonably acceptable to Bank (provided however, the deadline for delivery of such audited financial statements for fiscal year 2010 shall be May 31, 2012);”

2.                                       Exhibit C to the Agreement is hereby amended and restated in its entirety and replaced with Exhibit C attached hereto.

3.                                       No course of dealing on the part of Bank or its officers, nor any failure or delay in the exercise of any right by Bank, shall operate as a waiver thereof, and any single or partial exercise of any such right shall not preclude any later exercise of any such right. Bank’s failure at any time to require strict performance by Borrower of any provision shall not affect any right of Bank thereafter to demand strict compliance and performance. Any suspension or waiver of a right must be in writing signed by an officer of Bank.

4.                                       Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Agreement. The Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects. Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Bank under the Agreement, as in effect prior to the date hereof. Borrower ratifies and reaffirms the continuing effectiveness of all promissory notes, guaranties, security agreements, mortgages, deeds of trust, environmental agreements, and all other instruments, documents and agreements entered into in connection with the Agreement, and specifically ratifies and confirms the pledge of the equity interests in each of its Subsidiaries. Borrower hereby further affirms its absolute and unconditional promise to pay to Bank the Advances, other Credit Extensions all other amounts due under the Letters of Credit and the other Loan Documents (including,

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without limitation, the Obligations), at the times and in the amounts provided for therein. Borrower confirms and agrees that the obligations of Borrower to Bank under the Agreement as supplemented hereby are secured by and entitled to the benefits of the Loan Documents. The parties agree that this Amendment shall be deemed to be one of the Loan Documents under the Agreement. Nothing in this Amendment shall constitute a satisfaction of Borrower’s Obligations.

5.                                       In order to induce Bank to enter into this Amendment, Borrower hereby represents and warrants to Bank as follows:

5.1                                 The representations and warranties contained in the Agreement and the other Loan Documents were true and correct in all material respects when made and continue to be true and correct in all material respects as of the date of this Amendment, except to the extent that such representations and warranties relate expressly to an earlier date only, in which case, they remain true and correct in all material respects as of such earlier date.

5.2                                 Both before and immediately after giving effect to this Amendment and the other transactions contemplated hereby, no Event of Default, or other event or circumstance that with the giving of notice or the passage of time could become an Event of Default, has occurred and is continuing.

5.3                                 The execution, delivery, and performance by Borrower of this Amendment and the other documents, instruments and agreements to which Borrower is a party delivered or to be delivered to Bank in connection herewith (i) are within the corporate powers of Borrower and have been duly authorized by all necessary corporate action on the part of Borrower, (ii) do not require any governmental or third party consents, except those which have been duly obtained and are in full force and effect, (iii) do not and will not conflict with any requirement of law, Borrower’s or any Guarantor’s articles or certificate of incorporation, bylaws, operating agreement, partnership agreement, minutes or resolutions, (iv) after giving effect to this Amendment, do not result in any breach of or constitute a default under any agreement or instrument to which Borrower, any Guarantor or any of their respective Subsidiaries is a party or by which they or any of their respective properties are bound, and (v) do not result in or require the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance of any nature upon any of the assets or properties of Borrower or any Guarantor, other than those in favor of Bank.

5.4                                 This Amendment and the other instruments and agreements delivered or to be delivered to Bank in connection herewith have been duly executed and delivered by Borrower and constitutes the legal, valid, and binding obligation of Borrower, enforceable against Borrower in accordance with their respective terms, except to the extent that (i) enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors, (ii) enforcement may be subject to general principles of equity, and (iii) the availability of the remedies of specific performance and injunctive relief may be subject to the discretion of the court before which any proceedings for such remedies may be brought.

6.                                       As a condition to the effectiveness of this Amendment, Bank shall have received, in form and substance satisfactory to Bank, the following:

(a)                                   this Amendment, duly executed by Borrower;

(b)                                 affirmations of guaranty and security agreements duly executed by each of CREATINGWILL.COM, LLC, a Delaware limited liability company, LEGALZOOM.COM TEXAS, LLC, a Texas limited liability company, LZ FINANCIAL SERVICES LLC, a Delaware limited liability company, UNITED STATES CORPORATION AGENTS, INC., a California corporation, UNITED STATES CORPORATION AGENTS, INC., a Nevada corporation, and UNITED STATES CORPORATION AGENTS, INC., a Maryland corporation;

(c)                                  an amount equal to all Bank Expenses incurred through the date of this Amendment, which amounts may be debited from any of Borrower’s accounts with Bank; and

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(d)                                 such other documents, instruments and certificates, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

7.                                       This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

[Remainder of Page Left Blank]

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IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

LEGALZOOM.COM, INC.

By:	/s/ Fred J. Krupica

Title:	CFO

COMERICA BANK

By:	/s/ Paula J. Howell

Title:	SVP

[Signature Page to Ninth Amendment to Loan and Security Agreement]

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Exhibit 10.24

TENTH AMENDMENT

TO LOAN AND SECURITY AGREEMENT

This Tenth Amendment to Loan and Security Agreement (this “Amendment”) is entered into as of December 9, 2011, by and between COMERICA BANK (“Bank”) and LEGALZOOM.COM, INC., a Delaware corporation (“Borrower”).

RECITALS

A.                                   Borrower and Bank are parties to that certain Loan and Security Agreement dated as of October 31, 2008, as amended from time to time including by that certain First Amendment to Loan and Security Agreement dated as of February 24, 2009, that certain Second Amendment to Loan and Security Agreement dated as of March 6, 2009, that certain Third Amendment to Loan and Security Agreement dated as of July 7, 2009, that certain Fourth Amendment to Loan and Security Agreement dated as of July 27, 2009, that certain Fifth Amendment to Loan and Security Agreement dated as of January 8, 2010, that certain Sixth Amendment and Waiver to Loan and Security Agreement dated as of October 29, 2010, that certain Seventh Amendment to Loan and Security Agreement dated as of March 1, 2011, that certain Eighth Amendment to Loan and Security Agreement dated as of May 17, 2011 and that certain Ninth Amendment to Loan and Security Agreement dated as of July 20, 2011 (collectively, the “Agreement”).

B.                                     Borrower has requested that Bank amend the Agreement as provided herein. Subject to and on the terms and conditions set forth herein, Bank is willing to amend the Agreement in accordance with the terms of this Amendment, provided that the conditions set forth herein are satisfied, and all security interests and liens under the Loan Documents shall continue to exist and remain in full force and effect.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.                                       The following defined terms in Section 1.1 of the Agreement hereby are amended and restated as follows:

“ACH Sublimit” means a sublimit for Automated Clearing House transactions under the Revolving Line not to exceed an amount equal to One Million Five Hundred Thousand Dollars ($1,500,000) minus any amounts outstanding under the Letter of Credit Sublimit and the Credit Card Services Sublimit, and minus the FX Amount.

“Credit Card Services Sublimit” means a sublimit for corporate credit cards and e-commerce or merchant account services under the Revolving Line not to exceed an amount equal to One Million Five Hundred Thousand Dollars ($1,500,000) minus any amounts outstanding under the Letter of Credit Sublimit and the ACH Sublimit, and minus the FX Amount.

“Letter of Credit Sublimit” means a sublimit for Letters of Credit under the Revolving Line not to exceed an amount equal One Million Five Hundred Thousand Dollars ($1,500,000) minus any amounts outstanding under the ACH Sublimit and the Credit Card Services Sublimit, and minus the FX Amount.

2.                                       Section 1.1 of the Agreement is hereby amended by amending and restating clause (g) of the definition of “Permitted Indebtedness” in its entirety to read as follows:

“(g)                           (i) Indebtedness in an aggregate outstanding amount not to exceed One Hundred Thousand Dollars ($100,000) for a surety bond issued by Travelers Insurance in favor of the County of Los Angeles to register certain of Borrower’s officers, and (ii) Indebtedness in an aggregate outstanding amount not to exceed One Million Dollars ($1,000,000) under surety bonds issued by an insurance company in favor of other state agencies in connection with registration requirements in the ordinary course of business; and”

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3.                                       Section 2.1(b)(vi) of the Agreement is hereby amended and restated in its entirety to read as follows:

(vi)                               Foreign Exchange Sublimit. Subject to and upon the terms and conditions of this Agreement and any other agreement that Borrower may enter into with the Bank in connection with foreign exchange transactions (“FX Contracts”), Borrower may request Bank to enter into FX Contracts with Borrower due not later than the Revolving Maturity Date. Borrower shall pay any standard issuance and other fees that Bank notifies Borrower will be charged for issuing and processing FX Contracts for Borrower. The FX Amount shall at all times be equal to or less than One Million Five Hundred Thousand Dollars ($1,500,000). The “FX Amount” shall equal the amount determined by multiplying (i) the aggregate amount, in United States Dollars, of FX Contracts between Borrower and Bank remaining outstanding as of any date of determination, by (ii) the applicable Foreign Exchange Reserve Percentage as of such date. The “Foreign Exchange Reserve Percentage” shall be a percentage as determined by Bank, in its sole discretion from time to time. The initial Foreign Exchange Reserve Percentage shall be ten percent (10%).

4.                                       Section 2.1(b)(viii) of the Agreement is hereby amended and restated in its entirety to read as follows:

(viii)                                    Covenant Holiday. Borrower may, at its option, elect not to have any Advances outstanding during specified periods of time (each, a “Covenant Holiday Period”); provided that a Covenant Holiday Period may be deemed to exist so long as all Advances have been repaid in full, notwithstanding the fact that amounts remain outstanding under the ACH Sublimit, the Credit Card Services Sublimit or the Letter of Credit Sublimit. A Covenant Holiday Period shall begin on the Business Day immediately following the date on which Borrower repays, in full, all outstanding Advances, all accrued interest thereon, and all other related outstanding monetary Obligations outstanding under the Revolving Line (other than amounts outstanding under sublimits to the Revolving Line for which an Advance has not been made). During a Covenant Holiday Period, Borrower may not request any Advances, and Bank shall have no obligation to make any Advances. To terminate a Covenant Holiday Period, Borrower shall deliver to Bank at least three (3) Business Days prior to the proposed end of the Covenant Holiday Period, a certificate of a Responsible Officer, in form satisfactory to Bank, certifying that Borrower is in compliance with each of the financial covenants set forth in Section 6.7 hereof as of such date, calculated on a pro forma basis, based on the financial statements for the most recently ended reporting period for which Borrower has delivered (or is then required to deliver) a Compliance Certificate in accordance with Section 6.2, which pro forma calculations shall include taking into account the Obligations to be incurred in connection with the proposed Advance.

5.                                       No course of dealing on the part of Bank or its officers, nor any failure or delay in the exercise of any right by Bank, shall operate as a waiver thereof, and any single or partial exercise of any such right shall not preclude any later exercise of any such right. Bank’s failure at any time to require strict performance by Borrower of any provision shall not affect any right of Bank thereafter to demand strict compliance and performance. Any suspension or waiver of a right must be in writing signed by an officer of Bank.

6.                                       Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Agreement. The Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects. Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Bank under the Agreement, as in effect prior to the date hereof. Borrower ratifies and reaffirms the continuing effectiveness of all promissory notes, guaranties, security agreements, mortgages, deeds of trust, environmental agreements, and all other instruments, documents and agreements entered into in connection with the Agreement, and specifically ratifies and confirms the pledge of the equity interests in each of its Subsidiaries. Borrower hereby further affirms its absolute and unconditional promise to pay to Bank the Advances, other Credit Extensions all other amounts due under the Letters of Credit and the other Loan Documents (including, without limitation, the Obligations), at the times and in the amounts provided for therein. Borrower confirms and agrees that the obligations of Borrower to Bank under the Agreement as supplemented hereby are secured by and entitled to the benefits of the Loan Documents. The parties agree that this Amendment shall be deemed to be one of

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the Loan Documents under the Agreement, Nothing in this Amendment shall constitute a satisfaction of Borrower’s Obligations.

7.                                       In order to induce Bank to enter into this Amendment, Borrower hereby represents and warrants to Bank as follows:

7.1                                 The representations and warranties contained in the Agreement and the other Loan Documents were true and correct in all material respects when made and continue to be true and correct in all material respects as of the date of this Amendment, except to the extent that such representations and warranties relate expressly to an earlier date only, in which case, they remain true and correct in all material respects as of such earlier date.

7.2                                 Both before and immediately after giving effect to this Amendment and the other transactions contemplated hereby, no Event of Default, or other event or circumstance that with the giving of notice or the passage of time could become an Event of Default, has occurred and is continuing.

7.3                                 The execution, delivery, and performance by Borrower of this Amendment and the other documents, instruments and agreements to which Borrower is a party delivered or to be delivered to Bank in connection herewith (i) are within the corporate powers of Borrower and have been duly authorized by all necessary corporate action on the part of Borrower, (ii) do not require any governmental or third party consents, except those which have been duly obtained and are in full force and effect, (iii) do not and will not conflict with any requirement of law, Borrower’s or any Guarantor’s articles or certificate of incorporation, bylaws, operating agreement, partnership agreement, minutes or resolutions, (iv) after giving effect to this Amendment, do not result in any breach of or constitute a default under any agreement or instrument to which Borrower, any Guarantor or any of their respective Subsidiaries is a party or by which they or any of their respective properties are bound, and (v) do not result in or require the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance of any nature upon any of the assets or properties of Borrower or any Guarantor, other than those in favor of Bank.

7.4                                 This Amendment and the other instruments and agreements delivered or to be delivered to Bank in connection herewith have been duly executed and delivered by Borrower and constitutes the legal, valid, and binding obligation of Borrower, enforceable against Borrower in accordance with their respective terms, except to the extent that (i) enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors, (ii) enforcement may be subject to general principles of equity, and (iii) the availability of the remedies of specific performance and injunctive relief may be subject to the discretion of the court before which any proceedings for such remedies may be brought.

8.                                       As a condition to the effectiveness of this Amendment, Bank shall have received, in form and substance satisfactory to Bank, the following:

(a)                                  this Amendment, duly executed by Borrower;

(b)                                 affirmations of guaranty and security agreements duly executed by each of CREATINGWILL.COM, LLC, a Delaware limited liability company, LEGALZOOM.COM TEXAS, LLC, a Texas limited liability company, LZ FINANCIAL SERVICES LLC, a Delaware limited liability company, UNITED STATES CORPORATION AGENTS, INC., a California corporation, UNITED STATES CORPORATION AGENTS, INC., a Nevada corporation, and UNITED STATES CORPORATION AGENTS, INC., a Maryland corporation;

(c)                                  an amount equal to all Bank Expenses incurred through the date of this Amendment, which amounts may be debited from any of Borrower’s accounts with Bank; and

(d)                                 such other documents, instruments and certificates, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

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9.                                       This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

[Remainder of Page Left Blank]

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IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

LEGALZOOM.COM, INC.

By:	/s/ Fred J. Krupica

Title:	CFO

COMERICA BANK

By:	/s/ Paula J. Howell

Title:	SVP

[Signature Page to Tenth Amendment to Loan and Security Agreement]

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Exhibit 10.25

CALIFORNIA OFFICE LEASE

GLENDALE GALLERIA II

THIS LEASE is made and entered into as of October 18th, 2010, by and between GLENDALE II MALL ASSOCIATES, LLC, a Delaware limited liability company (“Landlord”), and LEGALZOOM.COM, INC., a Delaware corporation (“Tenant”).

In consideration of the rents hereinafter reserved and the agreements hereinafter set forth, Landlord and Tenant mutually agree as follows:

1. SUMMARY OF TERMS.

The following is a summary of the principal terms of the Lease. Any capitalized term set forth below shall, for the purposes of this Lease, have the meaning ascribed to it in this Section 1.

A.                                   Description of Premises

(1) Building: The building known as the Galleria Tower, located at 100 West Broadway, Glendale, California, containing 147,662 square feet of Rental Area (as defined in Section 3).

(2) Premises: Approximately 5,972 square feet of Rental Area on the first floor of the Building, Suite 100, as shown on Schedule A.

(3) Building Project: The Building, the land upon which the Building is situated, the Common Area (as defined in Section 10.1), the Parking Facilities (as defined in Section 34.21) and such additional facilities in subsequent years as may be determined by Landlord to be reasonably necessary or desirable for the management, maintenance or operation of the Building.

B.                                     Rent

(1) Annual Basic Rent:

Months During Term
After Rental	PSF	Annual	Monthly
Commencement Date	Basic Rent	Basic Rent	Installment
1-5	$0.00	$0.00	$0.00
6-12	$25.20	$150,494.40	$12,541.20
13-24	$26.40	$157,660.80	$13,138.40
25-36	$27.60	$164,827.20	$13,735.60
37-48	$28.80	$171,993.60	$14,332.80
49-60	$30.00	$179,160.00	$14,930.00
61-Termination Date	31.20	$186,326.40	$15,527.20

(2) Advance Rent: None ($0.00).

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(3) Security:

(a) Cash Security Deposit: Twelve Thousand Five Hundred Forty One Dollars and 20/100 ($12,541.20) to be held in accordance with Section 6.4 of this Lease.

(b) Other: None.

C.                                     Adjustments. Intentionally Omitted

D.                                    Term

(1) Term: Five (5) years, five (5) months, subject to Section 4.

(2) Lease Commencement Date: The date of full execution of this Lease by Landlord and Tenant.

(3) Rental Commencement Date: The date on which the Premises are Ready for Occupancy, as set forth in Section 4.2, which is estimated to be November 12, 2010.

(4) Termination Date: The last day of the calendar month in which the sixty-fifth (65th) month anniversary of the Rental Commencement Date occurs (which is estimated to be April 30, 2016 provided the Rental Commencement Date is November 12, 2010), subject to Section 4.

E.                                      Notice and Payment

(1) Tenant Notice Address:

(prior to January 1, 2011)

Legalzoom.com, Inc.

7083 Hollywood Blvd

Hollywood, CA 90028

Attn: Legal Department

(on and after January 1, 2011)

Legalzoom.com, Inc.

101 N. Brand Boulevard, Suite 1100

Glendale, CA 91203

Attn: Legal Department

with a copy to (after Lease Commencement Date):

Legalzoom.com, Inc.

100 West Broadway, Suite 100

Glendale, California 91203

Attn: General Manager

(2) Landlord Notice Address:

Glendale II Mall Associates, LLC

100 West Broadway

Glendale, California 91203

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with copies to:

Glendale II Mall Associates, LLC

10275 Little Patuxent Parkway

Columbia, Maryland 21044

General Growth Properties, Inc.

110 North Wacker Drive

Chicago, Illinois 60606

Attention: General Counsel

(3) Landlord Payment Address:

Glendale II Mall Associates, LLC

2828 Collection Center Drive

Chicago, IL 60693

F.                                      Broker - Landlord

Charles Dunn Company

100 West Broadway, Ste 510

Glendale, CA 91210

Broker — Tenant under separate agreement

Jones Lang LaSalle Brokerage

2049 Century Park East, Ste 2750

Los Angeles, CA 90067

2. DEFINITIONS.

For purposes of this Lease, the Schedules attached and made a part hereof and all agreements supplemental to this Lease, the following terms shall have the respective meanings as set forth in the following Section, subsection, paragraph and Schedule references:

Reference

Additional Rent	6.3
Advance Rent	1.B.
Alterations	15.1
Annual Basic Rent	1.B
Bankruptcy Code	19.1
Building	1.A
Casualty	17.1
Common Area	10.1
Default Rate	6.5
Event of Default	20.1
Event of Tenant’s Bankruptcy	19.1
Insolvency Laws	19.1
Landlord Notice Address	1.E
Landlord Payment Address	1.E
Lease Commencement Date	1.D

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Mortgage	27
Mortgagee	27
Premises	1.A
Public Areas	Schedule C
Renewal Term	4.3
Rental Area	3
Rental Year	6.1
Rules and Regulations	9
Tenant Allowance	5.1
Tenant Improvements	5.1
Tenant Notice Address	1.E
Tenant’s Personal Property	15.3
Term	4.1
Termination Date	1.D
Transfer	25

3. LEASED PREMISES; MEASUREMENT.

Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises as shown on the plan attached hereto as Schedule A, together with the right to use, in common with others, the Common Area. Subject to Landlord’s reasonable regulations, restrictions and guidelines, Tenant may also use the electrical and telephone rooms and the area below the concrete ceiling and above the concrete floor of the Premises and behind the walls of the Premises, to install and service wire, conduit and cable that serve Tenant’s equipment in the Premises in accordance with, and subject to, the other terms and provisions of this Lease and Landlord’s rights hereunder with respect to such areas. The rental area of the Premises (“Rental Area”) has been computed in accordance with the Standard Method of Measuring Floor Area in Office Buildings (ANSI/BOMA Z65.1, 1996) or such BOMA standard selected by Landlord. For purposes of this Lease, the parties hereto stipulate that the Rental Area for the Premises and Building shall be as set forth in Sections 1(A)(1) and 1(A)(2), as calculated by Landlord pursuant to the BOMA standard.

4. TERM AND COMMENCEMENT OF TERM.

4.1. Term. This Lease shall be effective and binding on the parties as of the Lease Commencement Date. The term of this Lease (the “Term”) and Tenant’s obligation to pay rental hereunder shall commence on the Rental Commencement Date which shall be the date the Premises are Ready for Occupancy. If necessary, the Termination Date shall be adjusted to effect the total number of years and months in the Term, as set forth in Section 1.D(1), plus the part of any calendar month so that the Term ends on the last day of a calendar month (as may need to be adjusted based upon the actual Rental Commencement Date).

The Term shall be for the period of time specified in subsection 1.D.(1) plus the part of the calendar month, if any, so that the Term ends on the last day of a calendar month (as may need to be adjusted based upon the actual Rental Commencement Date), unless earlier terminated pursuant to any other provision of this Lease or pursuant to law. Following the delivery of the Premises to Tenant in the condition required hereby and such Premises being Ready for Occupancy, Landlord shall deliver to Tenant one or more supplementary written agreements, in such form as Landlord shall reasonably prescribe, specifying the Lease Commencement Date, the Rental Commencement Date and the Termination Date, and Tenant shall execute and return such agreements to Landlord within ten (10) business days after Tenant’s receipt thereof with any corrections to inaccuracies, if necessary.

4.2. Ready For Occupancy. For purposes hereof, the Premises shall be deemed conclusively ready for occupancy (“Ready for Occupancy”) upon the completion of the following conditions:

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a. Landlord has substantially completed its work on the Tenant’s Improvements except for punch list items and provided Tenant with possession of the Premises free and clear of any other occupants;

b. Landlord shall have received any governmental approvals which are necessary in order for Tenant to occupy the Premises, subject to a Tenant Delay (as defined below) and the Premises shall comply with all applicable laws, codes, regulations and ordinances including, without limitation, the Americans with Disabilities Act;

c. all Building systems and equipment serving the Premises are in good working order and condition; and

d. Tenant has been provided access to the Parking Facilities.

As used herein, a “Tenant Delay” shall mean (i) the failure of Tenant to timely approve or disapprove any matter requiring Tenant’s approval or consent within time periods set forth in this Lease, as applicable; and (ii) any material and unreasonable interference by Tenant or its agents with Landlord’s completion of Tenant’s Improvements and which objectively preclude or delay such construction. If Landlord contends that a Tenant Delay has occurred, Landlord shall notify Tenant in writing of the event which constitutes such Tenant Delay. If such actions, inaction or circumstance described in the notice (the “Delay Notice”) are not cured by Tenant within one (1) business day of Tenant’s receipt of the Delay Notice and if such action, inaction or circumstance otherwise qualify as a Tenant Delay, then a Tenant Delay shall be deemed to have occurred commencing as of the date of Tenant’s receipt of the Delay Notice and ending as of the date such delay ends. If a Tenant Delay occurs, the date on which the Premises shall be deemed to have been “Ready for Occupancy” shall be the day on which the conditions set forth in Section 4.2(a)-(d) are satisfied minus all the Tenant Delay days that have occurred.

4.3. Option to Renew. Provided Tenant (or an Affiliate Assignee, as defined in Section 25.2, below) is in possession of the Premises and is not in default of any term, covenant or condition of this Lease (beyond all applicable notice and cure periods), Tenant shall have the option to renew the Term of this Lease for one (1) additional period of five (5) years (“Renewal Term”) to commence immediately following the Expiration Date.

Said Renewal Term shall be upon the same terms, covenants and conditions as contained in this Lease, except that (i) the Annual Basic Rent during said Renewal Term shall be at the “Prevailing Market Rate”, (ii) there shall be no further option to renew except as specifically provided herein, (iii) there shall be no abatement of rent (except as determined to be part of the Prevailing Market Rate), and (iv) Landlord shall not be obligated to construct, pay for or grant an allowance with respect to tenant improvements (except as determined to be part of the Prevailing Market Rate). “Prevailing Market Rate” shall mean the rent including all escalations, at which tenants, as of the commencement of the Renewal Term, are leasing non-sublease, non-renewal, non-encumbered, non-equity, non-expansion space comparable in size, location and quality to the Premises, for a similar lease term, in an arm’s length transaction, which comparable space is located in the Building and in Comparable Buildings (as defined in Section 11(b), below) (collectively, the “Comparable Transactions”), taking into consideration the following concessions (the “Concessions”): (i) rental abatement concessions, if any, being granted such tenants in connection with such comparable space, (ii) tenant improvements or allowances provided or to be provided for such comparable space, taking into account, and deducting the value of, the existing improvements in the Premises, such value to be based upon the age, condition, design, quality of finishes, and layout of the improvements and the extent to which the same can be utilized by a general office user, and (iii) all other reasonable monetary and non-monetary concessions being granted such tenants in connection with such comparable space; provided, however, that in calculating the Prevailing Market Rate, consideration shall be given to the fact that Landlord and landlords are or are not paying real estate brokerage commissions in connection with such Comparable Transactions. In analyzing such comparable spaces, due

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consideration shall be given to the method by which the square footage of such space has been calculated. The Prevailing Market Rate shall include the periodic rental increases that would be included for space leased for the period of the Renewal Term.

In order to exercise the option granted herein, Tenant shall notify Landlord, in writing, no earlier than eighteen (18) months nor later than nine (9) months prior to the expiration of the initial Term that it is considering exercising its option to renew the Term. On receipt of such notice, Landlord will, in writing, not later than thirty (30) days after receipt of the notice from Tenant, quote to Tenant what Landlord’s proposed new Annual Basic Rent will be for the ensuing Renewal Term (“Prevailing Market Rate Notice”). Tenant shall then notify Landlord, in writing, not later than fifteen (15) days after notice received of such Prevailing Market Rate Notice, as to whether or not it will exercise the option herein granted and if no such notice of exercise of the option is received, the option shall be deemed waived; provided, however, in the event Tenant notifies Landlord in writing, on or before the fifteenth (15th) day following Tenant’s receipt of the Prevailing Market Rate Notice that Tenant reasonably disagrees with any such determination, Landlord and Tenant shall negotiate in good faith to determine a mutually acceptable Prevailing Market Rate. If Landlord and Tenant are unable to agree on the Prevailing Market Rate within twenty (20) days of receipt by Landlord of Tenant’s disagreement notice (the “Outside Agreement Date”), then each party shall make a separate determination of the Prevailing Market Rate within ten (10) business days following the applicable Outside Agreement Date, and such determinations shall be submitted to arbitration in accordance with the following. Landlord and Tenant each, at its cost and by giving notice to the other party, shall appoint a competent and impartial MAI appraiser with at least ten (10) years experience appraising commercial real estate in the Tri Cities area to set the Prevailing Market Rate (in accordance with the criteria set forth above). If either Landlord or Tenant does not appoint an appraiser within ten (10) business days after the other party has given notice of the name of its appraiser, the single appraiser appointed shall be the sole appraiser and shall conclusively determine the Prevailing Market Rate. If both appraisers are appointed by Landlord and Tenant as stated above, they shall meet promptly and attempt to set the Prevailing Market Rate. In addition, if either of the first two (2) appraisers fails to submit their opinion of the Prevailing Market Rate within the time frames set forth below, then the single Prevailing Market Rate submitted shall automatically be the Prevailing Market Rate for the Renewal Term and shall be binding upon Landlord and Tenant. If the two (2) appraisers are unable to agree within ten (10) days after the second appraiser has been appointed, they shall attempt to select a third appraiser, meeting the qualifications stated in this paragraph within ten (10) days after the last day the two (2) appraisers are given to set the Prevailing Market Rate. If the two (2) appraisers are unable to agree on the third appraiser, either Landlord or Tenant by giving ten (10) days’ written notice to the other party, can apply to the Presiding Judge of the Superior Court of the county in which the Premises is located for the selection of a third appraiser who meets the qualifications stated in this paragraph. Landlord and Tenant each shall bear one-half (½) of the cost of appointing the third appraiser and of paying the third appraiser’s fee. The third appraiser, however selected, shall be a person who has not previously acted in any capacity for either Landlord or Tenant. Within fifteen (15) days after the selection of the third appraiser, the third appraiser shall select one of the two Prevailing Market Rates submitted by the first two appraiser s as the Prevailing Market Rate for the Premises and Renewal Term. The determination of the Prevailing Market Rate by the third appraiser shall be conclusive and binding upon Landlord and Tenant. In the event Tenant exercises the option and following the determination of the Prevailing Market Rate (as provided above), Landlord and Tenant shall execute a modification to this Lease acknowledging such renewal and setting forth the new Annual Basic Rent.

The option shall be void if, at the time of exercise of such option, Tenant (or an Affiliate Assignee, as defined in Section 25.2, below) is not in possession of the Premises or if there is an Event of Default (as defined in Section 20.1) under this Lease or if Tenant fails to deliver the requisite notice thereof within the time period specified above. The option granted herein shall not be severed from this Lease, separately sold, assigned or transferred.

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4.4. Early Termination of Lease. Provided Tenant is not in default of any term, covenant or condition of this Lease (beyond all applicable notice and cure periods), Tenant shall have a one-time right to terminate this Lease at the end of the third Rental Year (as defined in Section 6.1) of the Term. Tenant shall exercise the right granted herein by delivering written notice to Landlord of its intention to terminate twelve (12) months prior to the date Tenant intends to terminate, time being of the essence. Failure by Tenant to deliver such written notice within the time period stipulated herein shall constitute a waiver of Tenant’s right of termination.

If Tenant elects to terminate this Lease as provided herein, Tenant shall pay to Landlord an early termination fee in an amount equal to the unamortized portion of the Tenant Improvements, broker’s commission paid by Landlord in connection with this Lease and the Moving Allowance (as defined in Section 5.2), which sum shall be amortized on a straight-line basis over the Term of the Lease at eight percent (8%) rate per annum, plus two (2) months of the then current Annual Basic Rent. Upon receipt of Tenant’s notice exercising its right to terminate, Landlord will notify Tenant of the exact amount of termination fee due. Tenant shall pay the specified termination fee no later than thirty (30) days prior to such termination date. If such termination fee is not timely paid to Landlord, Tenant’s notice exercising its right to terminate the Lease shall be deemed void and inoperative.

If this Lease is terminated as provided herein, the parties agree to execute a commercially reasonable instrument which confirms and effects a release and surrender of all right, title and interest in and to the Premises pursuant to the terms of this Lease and otherwise.

4.5 Early Entry. Notwithstanding the foregoing, Tenant will be permitted to enter the Premises prior to the Rental Commencement Date during and after normal business hours for the purpose of installing its furniture, fixtures and other equipment, provided Tenant’s activities do not interfere with Landlord’s construction work. During the period that Tenant is occupying the Premises prior to the Rental Commencement Date, Tenant shall perform all its covenants and obligations contained in this Lease including, without limitation, those obligations relating to insurance and indemnification, but shall have no obligation to pay Rent, which obligation shall begin on the Rental Commencement Date.

5. TENANT IMPROVEMENTS AND ACCEPTANCE OF PREMISES.

5.1. Tenant Improvements. Prior to the Rental Commencement Date, subject to Unavoidable Delays as defined below, Landlord shall make turnkey improvements to the Premises (“Tenant Improvements”) in accordance with plans and specifications mutually agreed upon by Landlord and Tenant dated September 7, 2010 (“Plans and Specifications”). In addition, upon delivery to Tenant, the Premises shall comply with all applicable laws, codes, regulations and ordinances including, without limitation, the Americans with Disabilities Act, and all Building systems and equipment serving the Premises shall be in good condition and working order. All materials shall be building-standard materials unless otherwise specified in the Plans and Specifications. Except as otherwise specifically provided in this Lease, Landlord shall not be responsible for performing or paying for the moving or installation of telephone and computer systems, wiring or cabling, or the acquisition, moving or installation of Tenant’s furnishings, fixtures and equipment in the Premises (hereafter “Tenant Work”), and should the performance of any Tenant Work prior to the Ready for Occupancy date operate to delay Landlord’s performance of the Tenant Improvements, then, subject to the terms of the last paragraph of Section 4.2, above, the period of such delay shall be considered a Tenant Delay. “Unavoidable Delays” shall mean delays caused by labor disputes, acts of God, strikes, civil commotion, riot, war, governmental regulations or controls, adverse weather conditions, material shortages, or any other circumstances beyond the reasonable control of Landlord.

Notwithstanding the foregoing: (a) if the Premises are not Ready for Occupancy on or before November 19, 2010 (the “Outside Delivery Date”), subject to extension on a day for day basis for any Tenant Delay, then Tenant shall receive one (1) day of free Annual Basic Rent for each day after the Outside Delivery

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Date until the Premises are Ready for Occupancy; and (b) if the Premises are not Ready for Occupancy by March 31, 2011, subject to extension on a day for day basis for any Tenant Delay, then Tenant shall have the right to terminate this Lease at anytime prior to the Premises becoming Ready for Occupancy.

Any other improvements to the Premises not shown on the Plans and Specifications are subject to Landlord’s prior written approval (which approval shall not be unreasonably withheld, conditioned or delayed) and such improvements shall be performed by a contractor reasonably approved by Landlord or, at Tenant’s option, by Landlord (in which case the cost thereof shall be paid by Tenant to Landlord within thirty (30) days following receipt of an invoice for same from Landlord). Any amounts payable by Tenant hereunder for improvements shall include Landlord’s standard construction management fee computed on the total cost of construction, excluding the cost of developing, preparing and modifying construction drawings, which fee shall not exceed two percent (2%) of hard costs incurred.

5.2. Moving Expense. Landlord agrees to bear the cost of Tenant’s moving related expenses, installation of data and cabling in an amount not to exceed Seventeen Thousand Nine Hundred Sixteen Dollars and 00/100 ($17,916.00) (“Moving Allowance”). Landlord shall reimburse Tenant the cost of the Moving Allowance within thirty (30) days after Tenant delivers to Landlord copies of invoices, receipts and any necessary lien waivers for the Moving Allowance.

5.3. Acceptance of Premises. Prior to occupancy, Landlord and Tenant shall conduct a joint inspection of the Premises during which they shall develop a mutually agreeable punchlist of items to be completed by Landlord. Tenant’s occupancy of the Premises shall be deemed to constitute acceptance of the Premises and acknowledgment by Tenant that Landlord has fully complied with its obligations hereunder to construct and deliver the Premises to Tenant, except for the punchlist items and any latent defects, which shall be completed by Landlord within a reasonable time thereafter. Landlord shall have the right to enter the Premises in accordance with Section 30 to complete or repair any such punchlist items and entry by Landlord, its agents, employees or contractors for such purpose shall not constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of rent or relieve Tenant of any of its obligations under this Lease, or impose any liability upon Landlord or its agents, employees or contractors.

6.  RENT.

6.1. Annual Basic Rent. Tenant shall pay to Landlord during each Rental Year of the Term fixed rent equal to the Annual Basic Rent as set forth in subsection 1.B.(l). Annual Basic Rent shall be payable in advance on the first day of each month of the Term in equal monthly installments, without notice, demand, abatement (except as otherwise specifically provided in this Lease), deduction or set-off. If the Term of this Lease shall commence on a day other than the first day of a month, the first payment shall include any prorated Annual Basic Rent for the period from the Rental Commencement Date to the first day of the first full calendar month of the Term.

“Rental Year” shall mean each successive twelve (12) calendar month period occurring during the Term of this Lease, or portion of such a period, with the first Rental Year commencing as of the Rental Commencement Date and ending on the last day of the twelfth full calendar month thereafter and the last Rental Year ending on the Termination Date. For any Rental Year of less or more than twelve full months, Annual Basic Rent shall be adjusted accordingly. All Annual Basic Rent and Additional Rent shall be paid to Landlord at the Landlord Payment Address.

6.2. Intentionally Omitted.

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6.3. Additional Rent. Tenant shall pay to Landlord as additional rent (“Additional Rent”) all other sums of money which shall become due and payable hereunder. Unless a date for payment is otherwise specified herein, all Additional Rent shall be due and payable within thirty (30) days of invoicing by Landlord.

6.4 Advance Rent; Security.

A.  Intentionally Omitted.

B.  Security. Tenant shall, upon execution of this Lease, deposit with Landlord the cash Security Deposit to assure Tenant’s performance of all terms, provisions and conditions of this Lease. Landlord shall have the right, but not the obligation, at any time, to apply the Security Deposit to cure any breach by Tenant under this Lease (beyond all applicable notice and cure periods) and, in that event, Tenant shall, within five (5) business days of a written request therefor, pay Landlord any amount necessary to restore the Security Deposit to its original amount. To the extent permitted by law, Landlord shall be entitled to the full use of the Security Deposit and shall not be required either to keep the cash Security Deposit in a separate account or to pay interest on account thereof. Any portion of the Security Deposit which is not utilized by Landlord for any purpose permitted under this Lease shall be returned to Tenant within forty-five (45) days after the end of the Term provided Tenant has performed all of the obligations imposed upon Tenant pursuant to this Lease. With full knowledge of the rights and privileges created therein, Tenant hereby expressly waives all rights and privileges under Section 1950.7 of the California Civil Code and any amendments thereto, or of any similar law which may hereafter be passed by the State of California.

6.5.  Late Charge. If Tenant fails to make any payment of Annual Basic Rent, Additional Rent, or other sums required to be paid hereunder on or before the date within five (5) days after such payment is due, Tenant shall pay to Landlord, as Additional Rent, a late charge to cover extra administrative costs and loss of use of funds equal to (a) six percent (6%) of the amount due for the first month or portion thereof that such amount is past due plus (b) interest on the amount remaining unpaid thereafter at the rate of ten percent (10%) per annum; provided, however, that should such late charge at any time violate any applicable law, the late charge shall be reduced to the highest rate permitted by law (the foregoing rate being herein referred to as the “Default Rate”); provided, further, with respect to the first late payment in any twelve (12) month period, such late charge shall not be due until five (5) days after Tenant’s receipt of a written notice that such amount is past due. Landlord’s acceptance of any rent after it has become due and payable shall not excuse any delays with respect to future rental payments or constitute a waiver of any of Landlord’s rights under this Lease.

7.  OPERATING COST. Intentionally Omitted.

8.  USE, CARE AND REPAIR OF PREMISES BY TENANT.

8.1.  Permitted Uses. Tenant shall use and occupy the Premises solely for general office purposes, as well as the shipping, printing, storing and receiving of Tenant’s products, all in accordance with applicable zoning regulations and for no other purpose. Tenant shall not do anything or permit anything to be done in or on the Premises, or bring or keep anything therein which will, in any way, obstruct, injure, annoy or interfere with the rights of Landlord or other tenants, or subject Landlord to any liability for injury to persons or damage to property, or interfere with the good order of the Building, or conflict with the laws, rules or regulations of any Federal, state, city or local authority. Except when and where Tenant’s right of access is specifically excluded as the result of (i) an emergency, (ii) a requirement by applicable laws, or (iii) a specific provision set forth in this Lease, Tenant shall have the right of access to the Premises, the Building, the Common Area and the Parking Facilities twenty-four (24) hours per day, seven (7) days per week during the Term.

8.2.  Care of Premises. Tenant shall, at its sole expense, keep the non-structural, interior elements of the Premises and the improvements and appurtenances therein in good order and condition consistent with the

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operation of a first-class office building, and at the expiration of the Term, or at the sooner termination of this Lease as herein provided, deliver up the same broom clean and in as good order and condition as at the beginning of the Term, ordinary wear and tear and damage by fire or other casualty excepted. Tenant, at its sole expense, shall promptly replace damaged or broken doors and glass in and about the interior of the Premises and shall be responsible for the repair and maintenance of all special or custom Tenant Improvements and Alterations, including, without limitation, the repair and replacement of appliances and equipment installed specifically for Tenant such as refrigerators, disposals, computer room air conditioning, sinks and special plumbing, special light fixtures and bulbs for those fixtures, non-standard outlets and plug-in strips, and special cabinetry.

8.3.                              Hazardous Materials.

(a)                                  “Hazardous Material” means any hazardous, radioactive or toxic substance, material or waste, including, but not limited to, those substances, materials and wastes (whether or not mixed, commingled or otherwise combined with other substances, materials or wastes) listed in the United States Department of Transportation Hazardous Materials Table (49 CFR 172.101) or by the Environmental Protection Agency as hazardous substances (40 CFR Part 302) and amendments thereto, or substances, materials and wastes which are or become regulated under any applicable local, state or federal law including, without limitation, any material, waste or substance which is (i) a petroleum product, crude oil or any faction thereof, (ii) asbestos, (iii) polychlorinated biphenyls, (iv) designated as a “hazardous substance” pursuant to Section 311 of the Clean Water Act, 33 U.S.C. Section 1251, et seq. (33 U.S.C. Section 1321) or listed pursuant to Section 307 of the Clean Water Act (33 U.S.C. Section 1317), (v) defined as a “hazardous waste” pursuant to Section 1004 of the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq. (42 U.S.C. Section 6903) or (vi) defined as a “hazardous substance” pursuant to Section 101 of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601, et seq. (42 U.S.C. Section 9601), as all of the foregoing may be amended from time to time.

(b)                                 With the exception of minor amounts of Hazardous Materials customarily and lawfully used in conjunction with the Permitted Use (including, without limitation, normal and customary office, printing and cleaning supplies), Tenant, its employees, contractors, agents, and any party acting on behalf of Tenant, shall not store, use, treat, generate, or dispose of Hazardous Materials at the Building Project.

(c)                                  Tenant, its employees, contractors, agents, and any party acting on behalf of Tenant shall comply, and shall keep the Premises in compliance, with all laws and regulations relating to Hazardous Materials (“Environmental Laws”); and in addition Tenant shall:

(i)                                             Promptly provide Landlord with copies of any document, correspondence, report or communication, written or oral, relating to Hazardous Materials at or affecting the Building Project (x) to or from any regulatory body, or (y) stating a basis for any potential liability or responsibility of Tenant, Landlord, or the Building Project; including all such documents, correspondence, reports or communications prepared by or on behalf of Tenant. In addition to the above, at Landlord’s request, Tenant shall provide copies of any and all records and communications whatsoever relating to Hazardous Materials at or affecting the Building Project.

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(ii)                                          Immediately notify Landlord in the event of a suspected or confirmed release of a Hazardous Material or violation of Environmental Laws at or affecting the Building Project and caused by or related to the operations of Tenant, its employees, contractors, agents, or any party acting on behalf of Tenant and, at Landlord’s sole option, either promptly remediate or correct such release or violation to Landlord’s satisfaction or reimburse Landlord’s actual, reasonable, out-of-pocket cost of remediation (including reasonable attorneys’ and consultants’ fees); and compensate Landlord and/or third parties for all resultant damage.

(iii)                                       Subject to the terms of Section 30, permit Landlord reasonable access to the Premises for the purpose of conducting an environmental audit or testing, the cost of which shall be borne by Landlord unless the results indicate activity prohibited by Environmental Laws or hereunder and caused by or related to the operations of Tenant, its employees, contractors, agents, or any party acting on behalf of Tenant.

(iv)                                      Upon expiration or other termination of this Lease, remove all Hazardous Materials from the Premises caused by or related to the operations of Tenant, its employees, contractors, agents, or any party acting on behalf of Tenant, and at Landlord’s option cause to be performed and provided to Landlord an environmental audit of the Premises (the cost of which shall be borne by Landlord unless the results indicate activity prohibited by Environmental Laws or hereunder and caused by or related to the operations of Tenant, its employees, contractors, agents, or any party acting on behalf of Tenant), using a consultant reasonably acceptable to Landlord, and correct, at its expense, any deficiencies noted by the audit.

(d)                                 Landlord shall comply with all Environmental Laws regarding its storage, use, treatment, generation, and disposal of Hazardous Materials, and, if required by law, shall promptly remediate any release of Hazardous Materials or correct any violation of Environmental Laws at or affecting the Building Project and resulting from such storage, use, treatment, generation or release.

(e)                                  This Section 8.3 shall survive the expiration or other termination of this Lease.

8.4.  Compliance with Laws. Tenant, at its sole cost and expense, shall conform to and comply with and shall cause the Premises to conform to and comply with all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, and ordinances applicable to Tenant or resulting from Tenant’s use or occupancy of the Premises or the Building Project or any part thereof. Landlord shall be responsible for ensuring that the Building, the Common Area, the Building Project and the Premises, to the extent not Tenant’s obligation hereunder, comply with all applicable federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, and ordinances.

9.  RULES AND REGULATIONS.

Tenant and its agents and invitees shall abide by and observe the rules and regulations attached hereto as Schedule C for the operation and maintenance of the Building or any new reasonable, non-discriminatory rules and regulations which may from time to time be issued by Landlord and are consistent with those used at Comparable Buildings (as defined in Section 11 (b)) (“Rules and Regulations”), provided that any new rules or regulations are not inconsistent with the provisions of this Lease. Nothing in this Lease shall be interpreted to

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impose upon Landlord any duty or obligation to enforce any such rules and regulations against any other tenant in the Building, and Landlord shall not be liable to Tenant for any violation of these rules and regulations by any other tenant or its agents or invitees.

10.  COMMON AREA.

10.1.  Definition of Common Area. As used herein, “Common Area” means those areas and facilities which may be furnished by Landlord on or near the Building Project, as designated by Landlord from time to time, intended for the general common use and benefit of all tenants of the Building and their agents, representatives, licensees, employees and invitees, including, without limitation, any and all stairs, landings, roofs, utility and mechanical rooms and equipment, service closets, corridors, elevators, lobbies, lavatories and other public areas of the Building and all parking areas, access roads, pedestrian walkways, plazas and landscaped areas.

10.2.  Use of Common Area. Tenant shall have the non-exclusive right to use the Common Area in common with Landlord, other tenants in the Building, and others entitled to the use thereof, subject to such reasonable, non-discriminatory rules and regulations governing the use of the Common Area as Landlord may from time to time prescribe and subject to such easements therein as Landlord may from time to time grant to others. Tenant shall not obstruct in any way any portion of the Common Area or in any way interfere with the rights of other persons entitled to use the Common Area and shall not, without the prior written consent of Landlord, use the Common Area in any manner, directly or indirectly, for the location or display of any merchandise or property belonging to Tenant or for the location of signs relating to Tenant’s operations in the Premises. The Common Area shall at all times be subject to the exclusive control and management of Landlord.

10.3.  Alterations to the Common Area. Landlord reserves the right at any time and from time to time (i) to change or alter the location, layout, nature or arrangement of the Common Area or any portion thereof, including but not limited to the arrangement and/or location of entrances, passageways, doors, corridors, stairs, lavatories, elevators, parking areas, and other public areas of the building, and (ii) to construct additional improvements on the Building Project and make alterations thereof or additions thereto and build additional stories on or in any such buildings or build adjoining same; provided, however, that no such change or alteration shall deprive Tenant of access to the Premises or the Parking Facilities or reduce the Rental Area of the Premises, unless such reduction is required by Federal, State or local laws or regulations, in which event, a reduction in the Premises shall be permitted with a commensurate reduction in rent; provided, further, all changes, alterations or improvements to the Common Area shall be completed in a commercially reasonable manner such as to minimize any disruption with Tenant’s ongoing business operations in and Tenant’s use of the Premises. Landlord shall have the right to close temporarily all or any portion of the Common Area to such extent as may, in the reasonable opinion of Landlord, be necessary to prevent a dedication thereof to the public, provided that Tenant is not thereby denied access to the Premises, or for repairs, replacements or maintenance to the Common Area, provided such repairs, replacements or maintenance are performed expeditiously and in such a manner as not to deprive Tenant of access to the Premises.

10.4.  Maintenance. Landlord covenants to keep, maintain, manage and operate the Common Area in a manner consistent with the operation of a first class office building and to keep the sidewalks and driveways, if any, constituting a portion of the Common Area clean and reasonably clear of snow and ice. Subject to the terms of Section 30, Landlord reserves the right of access to the Common Area through the Premises for the purposes of operation, decoration, cleaning, maintenance, safety, security, alterations and repairs.

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11.  SERVICES AND UTILITIES.

So long as Tenant is not in an Event of Default under this Lease, Landlord shall provide the following facilities and services to Tenant:

a.  At least one elevator (if the building contains an elevator) subject to call at all times, including Sundays and holidays.

b.  During “normal business hours” as hereinafter defined, central heating and air conditioning when necessary for normal comfort for the Permitted Use in the Premises and in a manner substantially consistent with that provided by other landlords comparable office buildings in the immediate vicinity of the Building Project (“Comparable Buildings”) such that temperatures in the Premises are in no event more or less than 72 degrees (72°) Fahrenheit +/- 2 degrees. For the purposes of this paragraph b, the term “normal business hours” shall mean the periods from 6:00 a.m. until 7:00 p.m. on business days and from 8:00 a.m. until 1:00 p.m. on Saturdays. Landlord shall provide the aforesaid services at other times, at Tenant’s expense, provided Tenant gives Landlord notice by 4:00 p.m. on weekdays for after-hour service on the next weekday, by 4:00 p.m. the day before a holiday for service on a holiday, and by 4:00 p.m. on Friday for after-hour service on Saturday or service on Sunday; provided, however, that Landlord will use good faith efforts to provide such after-hours HVAC if Tenant’s notice is provided after 4:00 p.m. (but Landlord shall not be liable for failure to provide such HVAC on account of such late notice). Such after-hour, holiday or special weekend service shall be charged to Tenant at rates to be calculated by Landlord based on Landlord’s actual costs, which rates shall be given to Tenant on request. Landlord reserves the right to adjust, from time to time, the rate at which such services shall be provided corresponding to adjustments in Landlord’s actual costs. Tenant shall pay for such service, as Additional Rent, within thirty (30) days of Tenant’s receipt of a written invoice with respect thereto. For purposes of this Lease, “actual cost” shall mean the actual cost incurred by Landlord, as reasonably determined by Landlord, without charge for profit, overhead or administration, provided that, notwithstanding the foregoing, any amount actually charged by any unrelated third party to Landlord for the supply of such utilities shall be deemed Landlord’s “actual cost”.

c.  Reasonable amounts of electric current for lighting and normal and customary items of office equipment (subject to the provisions of Section 12 below).

d.  in a manner consistent with Comparable Buildings, janitorial services five (5) days per week, except the date of observation of federal holidays, in and about the Premises and window washing services, all pursuant to the specifications attached hereto as Schedule B and incorporated herein by this reference. Landlord shall also clean Tenant’s bathrooms within the Premises no less than once per day and, in addition, shall, no less than once a day, have the bathroom counters wiped down and have all paper products replenished (to the extent necessary). Notwithstanding anything to the contrary in Schedule B attached hereto, the quality of all services to be provided set forth on Schedule B shall be provided in a manner consistent with Comparable Buildings.

e.  Replacement of light tubes or bulbs for building standard lighting fixtures. All light tube or bulb replacements for special non-standard lighting fixtures shall be furnished and installed by Landlord at Tenant’s expense.

f.  Restroom facilities and necessary lavatory supplies, including hot and cold running water at the points of supply, as provided for general use of all tenants in the Building and routine maintenance, painting, and electric lighting service for all public areas of the Building in such manner as Landlord deems reasonable and in a manner consistent with Comparable Buildings.

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Except as expressly set forth herein, any failure by Landlord to furnish the foregoing services, resulting from circumstances beyond Landlord’s reasonable control or from interruption of such services due to repairs or maintenance, shall not render Landlord liable in any respect for damages to either person or property, nor be construed as an eviction of Tenant, nor cause an abatement of rent hereunder, nor relieve Tenant from any of its obligations hereunder. If any public utility or governmental body shall require Landlord or Tenant to restrict the consumption of any utility or reduce any service for the Premises or the Building, Landlord and Tenant shall comply with such requirements, whether or not the utilities and services referred to in this Section 11 are thereby reduced or otherwise affected, without any liability on the part of Landlord to Tenant or any other person or any reduction or adjustment in rent payable hereunder. Subject to the terms of Section 30, Landlord and its agents shall be permitted reasonable access to the Premises for the purpose of installing and servicing systems within the Premises deemed necessary by Landlord to provide the services and utilities referred to in this Section 11 to Tenant and other tenants in the Building.

Notwithstanding the foregoing or anything to the contrary herein, in the event that Tenant is prevented from using, and does not use, the Premises or any material portion thereof, as a result of (i) any repair, maintenance or alteration performed by Landlord, or which Landlord failed to perform, after the Lease Commencement Date and required by this Lease, which substantially interferes with Tenant’s use of or ingress to or egress from the Building, Building Project, Premises or the Parking Facilities; (ii) any failure to provide services, utilities or ingress to and egress from the Building, Building Project or Premises as required by this Lease; or (iii) the presence of Hazardous Materials (not brought on the Premises by Tenant) in violation of Environmental Laws which pose a material health risk to the environment or the Premises (any such set of circumstances as set forth in items (i) through (iii), above, to be known as an “Abatement Event”), then Tenant shall give Landlord written notice of such Abatement Event, and if such Abatement Event continues for five (5) consecutive business days (including Saturday) after Landlord’s receipt of any such notice, or occurs for ten (10) non-consecutive business days in a twelve (12) month period (provided Landlord is sent a notice of each of such Abatement Event) (in either of such events, the “Eligibility Period”), then the Annual Basic Rent and charges for Tenant’s parking (to the extent not utilized by Tenant) shall be abated or reduced, as the case may be, after the expiration of the Eligibility Period for such time that Tenant continues to be so prevented from using, and does not use, the Premises, or a portion thereof, in the proportion that the rentable area of the portion of the Premises that Tenant is prevented from using, and does not use (“Unusable Area”), bears to the total rentable area of the Premises; provided, however, in the event that Tenant is prevented from using, and does not use, the Unusable Area for a period of time in excess of the Eligibility Period and the remaining portion of the Premises is not sufficient to allow Tenant to effectively conduct its business therein, and if Tenant does not conduct its business from such remaining portion, then for such time after expiration of the Eligibility Period during which Tenant is so prevented from effectively conducting its business therein, the Annual Basic Rent and charges for Tenant’s parking passes (to the extent not utilized by Tenant) for the entire Premises shall be abated for such time as Tenant continues to be so prevented from using, and does not use, the Premises. In addition, if Landlord has not cured such Abatement Event within one hundred eighty (180) days after receipt of notice from Tenant (or, in the event that the Premises or the Building are rendered inaccessible to Tenant by a casualty or act of Landlord, one hundred eighty (180) days following the date of Landlord’s actual knowledge of the occurrence of the Abatement Event), Tenant shall have the right to terminate this Lease until such time as Landlord has cured the Abatement Event, which right may be exercised only by delivery of a written notice to Landlord.

Landlord reserves the right to charge Tenant the reasonable cost, based on usage, of the removal of all trash and the reasonable cost of water/sewerage or electric service to the extent Tenant’s trash disposal, water/sewerage and/or electrical usage exceeds, in Landlord’s reasonable opinion, normal usage for an office tenant as compared to tenants of comparable buildings in the immediate vicinity of the Building Project.

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12. ELECTRIC CURRENT.

Landlord shall be under no obligation to furnish electrical energy to Tenant in amounts greater than needed for lighting and normal and customary items of equipment for general office purposes (which, at a minimum, shall be an average of six (6) watts per square foot of Rental Area of the Premises during normal business hours (exclusive of electricity for HVAC), calculated on an annual basis), and Tenant shall not install or use on the Premises any electrical equipment, appliance or machine which shall require amounts of electrical energy exceeding the foregoing standard wattage, unless the installation and use of such additional electrical equipment, appliance, or machine has been approved by Landlord pursuant to terms and conditions set forth in a separate agreement, which approval may be conditioned upon the payment by Tenant, as Additional Rent, of the cost of the additional electrical energy and modifications to the Building’s electrical system required for the operation of such electrical equipment, appliance, or machine.

Landlord may, in Landlord’s sole and absolute discretion, at any time and from time to time, contract, or require Tenant to contract, for utility services (including generation, transmission, or delivery of the utility service) with a utility service provider(s) of Landlord’s choosing. Tenant shall fully cooperate with Landlord and any utility service provider selected by Landlord. Tenant shall permit Landlord and the utility service provider to have reasonable access to the Premises and the utility equipment serving the Premises including lines, feeders, risers, wiring, pipes, and meters. Landlord shall pay, without reimbursement, for all costs associated with any change of utility service, including the cost of any new utility equipment.

Under no circumstances shall Landlord be responsible or liable for any loss, damage, or expense that Tenant may incur as a result of any change of utility service, including any change that makes the utility supplied less suitable for Tenant’s needs, or for any failure, interference, or defect in any utility service. Except as expressly set forth herein, no such change, failure, interference, or defect shall constitute an actual or constructive eviction of Tenant, or entitle Tenant to any abatement of Rent, or relieve Tenant from any of Tenant’s obligations under this Lease; provided, however, Tenant shall have the right to terminate this Lease upon written notice to Landlord if the change in any utility supplied to the Premises will prevent Tenant from carrying on its normal and customary business operations in the Premises (as reasonably determined by Tenant).

13. LOSS, DAMAGE AND INJURY.

To the maximum extent permitted by law, Tenant shall occupy and use the Premises, the Building and the Common Area at Tenant’s own risk. Consistent with the provisions of subsection 16.4, Tenant’s Personal Building Project and personal items of those claiming by, through or under Tenant, located in or on the Premises or the Building shall be and remain at the sole risk of Tenant or such other person.

No representation, guaranty, assurance, or warranty is made or given by Landlord that the communications or security systems, devices or procedures used, if any, will be effective to prevent injury to Tenant or any other person or damage to, or loss (by theft or otherwise) of any of Tenant’s Personal Property or of the property of any other person, and Landlord reserves the right to discontinue or modify at any time such communications or security systems, devices, or procedures without liability to Tenant.

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14. REPAIRS BY LANDLORD.

Landlord shall keep the Premises, the Common Area and the Building and all machinery, equipment, fixtures and systems of every kind attached to, or used in connection with the operation of, the Building, including all electrical, heating, mechanical, sanitary, sprinkler, utility, power, plumbing, cleaning, refrigeration, ventilating, air conditioning and elevator systems and equipment (excluding, however, lines, improvements, systems and machinery for water, gas, steam and electricity owned and maintained by any public utility company or governmental agency or body) in good order and repair consistent with the operation of the Building as a first-class office building. Landlord, at its expense, shall make all repairs and replacements necessary to comply with its obligations set forth in the immediately preceding sentence, except for (a) repairs required to be made by Tenant pursuant to Section 8, and (b) repairs caused by the willful misconduct of Tenant, its agents, employees, invitees and guests, which repairs shall be made by Landlord at the cost of Tenant, and for which Tenant shall pay promptly, as Additional Rent, within thirty (30) days of its receipt of a written invoice setting forth the cost of such repairs. No later than two (2) business days after notice from Tenant, Landlord shall commence all such repairs and replacements and thereafter continue to complete such repairs and replacements with due diligence. Except as expressly set forth herein, there shall be no abatement in rents due and payable hereunder and no liability on the part of Landlord by reason of any inconvenience or annoyance arising from Landlord’s making repairs, additions or improvements to the Building in accordance with its obligations hereunder.

15. ALTERATIONS, TITLE AND PERSONAL PROPERTY.

15.1. Alterations. Tenant shall in no event make or permit to be made any alteration, modification, substitution or other change of any nature to the mechanical, electrical, plumbing, HVAC, and sprinkler systems within or serving the Premises without the prior written consent of Landlord, which consent shall not be unreasonably withheld but may be conditioned on the use of Landlord’s contractor for such work (provided such contractors shall be competitively priced and reasonably available). After completion of Tenant’s Improvements within the Premises, Tenant shall not make or permit any other improvements, alterations, fixed decorations, substitutions or modifications, structural or otherwise, to the Premises or the Building (“Alterations”) without the prior written approval of Landlord, which approval shall not be unreasonably withheld or conditioned and shall be granted or reasonably disapproved within ten (10) days after the written request therefor. Landlord’s approval may include the conditions under which acceptable Alterations may be made. Alterations shall include, but not be limited to, the installation or modification of walls, partitions, doors, lighting fixtures, hardware, locks, window coverings and ceiling; but shall not include the initial Tenant’s Improvements placed within the Premises pursuant to subsection 5.1. All Alterations shall be based on complete plans and specifications prepared and submitted by Tenant to Landlord for approval, except in the instance of cosmetic changes, such as painting and carpeting, in which case Tenant shall provide Landlord with samples showing colors, styles, etc. All Alterations shall be made by a licensed contractor reasonably approved by Landlord at Tenant’s sole cost. Notwithstanding the foregoing, Tenant shall have the right, without Landlord’s consent, but upon three (3) business days prior written notice to Landlord, to make strictly cosmetic, non-structural additions and alterations to the Premises that do not (i) involve the expenditure of more than Five Dollars ($5.00) per square foot of Rental Area of the Premises occupied by Tenant at the time of such alteration in the aggregate in any twelve (12) month period during the Term, (ii) affect the exterior appearance of the Building or any areas outside the Premises, (iii) affect or impact in any way the Building’s structure of systems, or (iv) require the issuance of a building permit. Tenant shall also have the right without prior notice at any time to install phone, computer and telecommunications lines and cabling that do not affect the Building’s equipment or systems and are located entirely within the Premises. In addition, Tenant shall have the right to install its own security system and supplemental HVAC system in the Premises subject to Landlord’s reasonable approval as provided above.

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Tenant shall be responsible for the cost of any additional improvements within the Premises or the Common Area required by The Americans with Disabilities Act of 1990 as a result of Tenant’s Alterations.

If Tenant makes any Alterations without the prior consent of Landlord (when required), then, in addition to Landlord’s other remedies, Landlord may correct or remove such Alterations and Tenant shall pay the cost thereof, as Additional Rent, within thirty (30) days of its receipt of a written demand.

15.2.  Title. The Tenant Improvements, all Alterations and all equipment, machinery, furniture, furnishings, and other property or improvements installed or located in the Premises by or on behalf of Landlord or Tenant, other than Tenant’s Personal Property, (a) shall immediately become the property of Landlord, and (b) shall remain upon and be surrendered to Landlord with the Premises as a part thereof at the end of the Term. Notwithstanding the foregoing, to the extent such Alterations require Landlord’s consent, Landlord may, upon notice to Tenant at the time Alterations are made, elect that any Alterations be removed at the end of the Term at Tenant’s expense; provided, however, notwithstanding anything to the contrary herein, Tenant shall have no obligation to remove: (i) Tenant’s Improvements; (ii) any Alterations that are comprised of standard, typical office improvements and would not involve extraordinary demolition or removal costs; and (iii) any cabling and telecommunications equipment; provided, however, Tenant, at its sole expense, shall remove its signage and security systems upon the termination or sooner of the Premises. Should Tenant fail to remove the specified Alterations at the end to the Term, Landlord may remove same and Tenant shall promptly reimburse Landlord, as Additional Rent, for the cost of such work, which reimbursement obligation shall survive termination of the Lease.

15.3. Tenant’s Personal Property. “Tenant’s Personal Property” means all equipment, machinery, furniture, furnishings and/or other property now or hereafter installed or placed in or on the Premises by and at the sole expense of Tenant with respect to which Tenant has not been granted any credit or allowance by Landlord and which (a) is not used, or was not procured for use, in connection with the operation, maintenance or protection of the Premises or the Building; (b) is removable without damage to the Premises or the Building; and (c) is not a replacement of any property of Landlord, whether such replacement is made at Tenant’s expense or otherwise. Notwithstanding any other provision of this Lease, Tenant’s Personal Property shall not include any Alterations or any improvements or other property installed or placed in or on the Premises as part of Tenant’s Improvements, whether or not installed at Tenant’s expense. Tenant shall promptly pay all personal property taxes on Tenant’s Personal Property, as applicable. Tenant may remove all of Tenant’s Personal Property from the Premises at the termination of this Lease. Any property belonging to Tenant or any other person which is left in the Premises after the date the Lease is terminated for any reason shall be deemed to have been abandoned. In such event, Landlord shall have the right to declare itself the owner of such property and to dispose of it in whatever manner Landlord considers appropriate without waiving its right to claim from Tenant all expenses and damages caused by Tenant’s failure to remove such property, and Tenant shall not have any right to compensation or claim against Landlord as a result.

16.  INSURANCE.

16.1.  Tenant’s Insurance. Tenant, at its expense, shall obtain and maintain in effect as long as this Lease remains in effect and during such other time as Tenant occupies the Premises or any part thereof insurance policies in accordance with the following provisions.

A. Coverage.

(i) commercial general liability insurance policy, including insurance against assumed or contractual liability under this Lease, with respect to the Building Project, to afford protection with limits, per occurrence, of not less than One Million Dollars ($1,000,000), combined single limit, with respect to personal

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injury, bodily injury, including death, and property damage and Two Million Dollars ($2,000,000) aggregate (occurrence form);

(ii) all-risk property insurance policy, including theft, written at replacement cost value and with replacement cost endorsement, covering all of Tenant’s Alterations and Tenant Improvements and Personal Property in the Premises, and covering loss of income resulting from casualty;

(iii) worker’s compensation or similar insurance policy offering statutory coverage and containing statutory limits, which policy shall also provide Employer’s Liability Coverage in amounts as required by law;

(iv) Tenant shall require any general contractor retained by it to perform work on the Premises to carry and maintain, at no expense to Landlord, during such times as contractor is working in the Premises (a) commercial general liability insurance policy, including, but not limited to, contractor’s liability coverage, contractual liability coverage, completed operations coverage, broad form property damage endorsement and contractor’s protective liability coverage, to afford protection with limits per person and for each occurrence, of not less than One Million Dollars ($1,000,000), combined single limit, and with respect to personal injury and death and property damage, Two Million Dollars ($2000,000) aggregate (occurrence form) and Two Million Dollars ($2,000,000) aggregate completed operations; (b) automobile liability insurance in the amount of One Million Dollars ($1,000,000) combined single limit for bodily injury and property damage; (c) worker’s compensation insurance or similar insurance in form and amounts as required by law; and (d) any other insurance reasonably required of Tenant by Landlord or any Mortgagee; and

(v) Notwithstanding anything set forth above in this subsection 16.1 to the contrary, all dollar limits specified herein shall be increased from time to time as reasonably necessary to effect economically equivalent insurance coverage, or coverage deemed adequate in light of then existing circumstances; provided, however, no such increased insurance limits shall exceed the insurance limits being required by reasonably prudent landlords of Comparable Buildings.

B. Policies.

Such policies shall be maintained with companies licensed to do business in the State where the Premises are located and will be written as primary policy coverage and not contributing with, or in excess of, any coverage which Landlord shall carry. Such policies shall be provided on an occurrence form basis unless otherwise approved by Landlord and shall include Landlord and its managing agent as additional insured as to coverage under paragraphs 16.1.A.(i) and 16.1.A.(iv). Such policies shall also contain a waiver of subrogation provision and a provision stating that such policy or policies shall not be canceled, non-renewed, reduced in coverage or materially altered (below limits or requirements required hereunder) except after thirty (30) day’s prior written notice of the cancellation, non-renewal, reduction in coverage or material alteration of such policies, said notice to be given in the manner required by this Lease to Landlord. All such policies of insurance shall be effective as of the date Tenant occupies the Premises and shall be maintained in force at all times during the Term of this Lease and all other times during which Tenant shall occupy the Premises. Tenant shall deposit insurance certificates for such insurance policies with Landlord prior to the Rental Commencement Date. Tenant shall have the right to maintain the insurance required hereunder through a “blanket policy” of insurance, provided the aggregate limits of insurance coverage required to be in effect for the Premises pursuant to the terms hereof shall not be reduced as a result of claims made against other premises or property of Tenant covered under such policy, and such blanket policy shall comply with the terms hereof.

16.2. Tenant’s Failure to Insure. If Tenant shall fail to obtain insurance as required under this Section 16, Landlord may, but shall not be obligated to, obtain such insurance should Tenant fail to obtain such coverage within five (5) business days of its receipt of a written notice from Landlord of Landlord’s intent to

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do so, and in such event, Tenant shall pay, as Additional Rent, the premium for such insurance within thirty (30) days of Tenant’s receipt of a written demand from Landlord.

16.3. Compliance with Policies. Tenant shall not knowingly do or allow to be done, or keep, or allow to be kept, anything in, upon or about the Premises which will contravene Landlord’s policies insuring against loss or damage by fire, other casualty, or any other cause, including without limitation, public liability, or which will prevent Landlord from procuring such policies in companies acceptable to Landlord. If any act or failure to act by Tenant in and about the Building and the Premises shall cause the rates with respect to Landlord’s insurance policies to be increased beyond those rates that would normally be applicable for such limits of coverage, Tenant shall pay, as Additional Rent, the amount of any such increases within thirty (30) days of Tenant’s receipt of a written demand from Landlord; provided, however, Landlord represents and warrants to Tenant that the use permitted hereunder does not contravene Landlord’s policies of insurance nor present a greater risk than other tenants in the Building.

16.4. Waiver of Right of Recovery. Except as provided in Section 8.3, neither party, including Landlord’s managing agent, shall be liable to the other party, including Landlord’s managing agent, or to any insurance company (by way of subrogation or otherwise) insuring the other party, for any loss or damage to any building, structure or other tangible property, or loss of income resulting therefrom, or losses under worker’s compensation laws and benefits even though such loss or damage might have been occasioned by the negligence of such party, its agents or employees. The provisions of this Section 16.4 shall not limit the indemnification for liability to third parties pursuant to Section 22.

16.5. Landlord’s Insurance. In a manner substantially consistent with the practices of landlords of Comparable Buildings, Landlord shall carry commercial general liability insurance with regard to the Property and all-risk property insurance on the Property (for the full replacement value to the extent consistent with the practices of landlords of the Comparable Buildings), excluding Tenant Improvements, Alterations but and Tenant’s Personal Property.

16.6 Waiver of Subrogation. Landlord and Tenant intend that their respective property loss risks shall be borne by their respective insurance carriers to the extent above provided, and Landlord and Tenant hereby agree to look solely to, and seek recovery only from, their respective insurance carriers in the event of a property loss to the extent that such coverage is agreed to be provided hereunder. The parties each hereby waive all rights and claims against each other for such losses, and waive all rights of subrogation of their respective insurers, provided such waiver of subrogation shall not affect the right to the insured to recover thereunder. The parties agree that their respective insurance policies are now, or shall be, endorsed such that the waiver of subrogation shall not affect the right of the insured to recover thereunder, so long as no material additional premium is charged therefore.

Landlord shall not be obligated to repair any damage to Tenant’s Personal Property, Tenant Improvements or Alterations or replace the same.

17. DAMAGE AND DESTRUCTION.

17.1. Landlord’s Obligation to Repair and Reconstruct. If, as the result of fire, the elements, accident or other casualty (any of such causes being referred to herein as a “Casualty”), the Premises shall be rendered wholly or partially untenantable (damaged to such an extent as to preclude Tenant’s use of the Premises for the purposes originally intended), then, subject to the provisions of subsection 17.2, Landlord shall cause such damage to be repaired, including Tenant Improvements and Alterations, and the Annual Basic Rent and Additional Rent (but not any Additional Rent due Landlord either by reason of Tenant’s failure to perform any of its obligations hereunder or by reason of Landlord’s having provided Tenant with additional services hereunder) shall be abated proportionately as to the portion of the Premises rendered untenantable during the

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period of such untenantability (provided if the remaining usable portion of the Premises is such that Tenant cannot operate its business therein, Tenant shall receive an abatement of all the Rent due hereunder to the extent Tenant does not use all of the Premises). All such repairs shall be made at the expense of Landlord, subject to the availability of insurance proceeds and Tenant’s responsibilities set forth herein. Landlord shall not be liable for interruption to Tenant’s business or for damage to or replacement or repair of Tenant’s Personal Property, all of which replacement or repair shall be undertaken and completed by Tenant, at Tenant’s expense.

If the Premises shall be damaged by Casualty, but the Premises shall not be thereby rendered wholly or partially untenantable, Landlord shall promptly cause such damage to be repaired and there shall be no abatement of rent reserved hereunder.

17.2. Termination of Lease. (A) If the Premises are (1) rendered wholly untenantable, or (2) damaged as a result of any cause which is not covered by Landlord’s insurance, or (B) if the Building is damaged to the extent of fifty percent (50%) or more of the gross leasable area thereof, or (C) if, for reasons beyond Landlord’s control or by virtue of the terms of any financing of the Building, sufficient insurance proceeds (other than the deductible) are not available for the reconstruction or restoration of the Building or Premises, then, in any of such events, Landlord may elect to terminate this Lease by giving to Tenant notice of such election within seventy-five (75) days after the occurrence of such event, or after the insufficiency of such proceeds becomes known to Landlord, whichever is applicable; provided, however, Landlord shall also be terminating the leases of all other similarly situated tenants in the Building. If such notice is given, the rights and obligations of the parties shall cease as of the date set forth in such notice, and the Annual Basic Rent and Additional Rent (but not any Additional Rent due Landlord either by reason of Tenant’s failure to perform any of its obligations hereunder or by reason of Landlord’s having provided Tenant with additional services hereunder) shall be adjusted as of the date set forth in such notice, or, if the Premises were rendered untenantable, as of the date of the Casualty.

17.3. Demolition of the Building. If the Building shall be so substantially damaged that it is reasonably necessary, in Landlord’s judgment, to demolish the Building for the purpose of reconstruction, Landlord may demolish the same, in which event the Annual Basic Rent and Additional Rent (but not any Additional Rent due Landlord either by reason of Tenant’s failure to perform any of its obligations hereunder or by reason of Landlord’s having provided Tenant with additional services hereunder) shall be abated to the same extent as if the Premises were rendered wholly untenantable by a Casualty.

17.4. Insurance Proceeds. If the Lease is not terminated pursuant to subsection 17.2, Landlord shall, subject to the terms of any Mortgage, disburse and apply any insurance proceeds received by Landlord to the restoration and rebuilding of the Building in accordance with subsection 17.1 hereof. All insurance proceeds payable with respect to the Premises and the Building shall belong to and shall be payable to Landlord. Notwithstanding anything to the contrary, Tenant shall be entitled to receive all proceeds payable with respect to Tenant’s Personal Property.

17.5 Tenant’s Termination Rights. Notwithstanding anything to the contrary herein, if the repairs to the Premises cannot be completed within one hundred eighty (180) days after the date of casualty (the “Repair Period”) as determined by an architect or contractor designated by Landlord, Tenant may elect, no earlier than sixty (60) days after the date of the casualty and not later than ninety (90) days after the date of such casualty, to terminate this Lease by notice to Landlord, effective as of the date specified in the notice, which date shall not be less than thirty (30) days nor more than sixty (60) days after such notice. In addition, in the event that the Premises or the Building is destroyed or damaged to any substantial extent during the last twelve (12) months of the Term, then Tenant shall have the option to terminate this Lease by giving notice to Landlord within thirty (30) days after such casualty, in which event this Lease shall cease and terminate as of the date of such notice. Tenant shall also have the right to terminate this Lease if Landlord does not complete repairs

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within the Repair Period by thirty (30) days’ notice to Landlord after the expiration of the Repair Period; provided however, if Landlord completes repair within such thirty (30) day period, such termination shall be nullified and this Lease shall continue in full force and effect.

18. CONDEMNATION.

18.1. Termination. If either the entire Premises or the Building shall be acquired or condemned by any governmental authority under its power of eminent domain for any public or quasi-public use or purpose, this Lease shall terminate as of the date of vesting or acquisition of title in the condemning authority and the rents hereunder shall be abated on that date. If less than the whole but more than fifty percent (50%) of the Rental Area of the Premises or more than fifty percent (50%) of the total area of the Building (even if the Premises are unaffected) or such portion of the Common Area as shall render the Premises or the Building untenantable should be so acquired or condemned, Landlord and Tenant shall each have the option to terminate this Lease by notice given to the other within ninety (90) days of such taking. In the event that such a notice of termination is given, this Lease shall terminate as of the date of vesting or acquisition of title in the condemning authority and the Annual Basic Rent and Additional Rent (but not any Additional Rent due Landlord either by reason of Tenant’s failure to perform any of its obligations hereunder, or by reason of Landlord’s having provided Tenant with additional services hereunder) shall be adjusted as of such date.

If (a) neither Landlord nor Tenant shall exercise their respective options to terminate this Lease, as hereinabove set forth, or (b) some lesser portion of the Premises or the Building or Common Area, which does not give rise to a right to terminate pursuant to this subsection 18.1, is taken by the condemning authority, this Lease shall continue in force and effect, but from and after the date of the vesting of title in the condemning authority, the Annual Basic Rent payable hereunder during the unexpired portion of the Term shall be reduced in proportion to the reduction in the total Rental Area of the Premises, and any Additional Rent (but not any Additional Rent due Landlord either by reason of Tenant’s failure to perform any of its obligations hereunder, or by reason of Landlord’s having provided Tenant with additional services hereunder) payable pursuant to the terms hereof shall be adjusted to reflect the diminution of the Premises and/or the Building, as the case may be.

18.2. Rights to Award. Tenant shall have no claim against Landlord arising out of the taking or condemnation, or arising out of the cancellation of this Lease as a result of any such taking or condemnation, or for any portion of the amount that may be awarded as damages as a result of any taking or condemnation, or for the value of any unexpired portion of the Term, or for any property lost through condemnation, and Tenant hereby assigns to Landlord all its right, title and interest in and to any such award with regard to the Premises; provided, however, that, in the event of a total taking, Tenant may assert any claim it may have against the condemning authority for compensation for Tenant’s Personal Property lost thereby, loss of income, and for any relocation expenses compensable by statute and receive such awards therefore as may be allowed in the condemnation proceedings provided that such awards shall be made in addition to, and stated separately from, the award made for the Building, the underlying land and the Premises. Landlord shall have no obligation to contest any taking or condemnation.

19. BANKRUPTCY.

19.1. Event of Bankruptcy. For purposes of this Lease, each of the following shall be deemed an “Event of Tenant’s Bankruptcy”:

(a)                                  if Tenant becomes insolvent, as defined in the Bankruptcy Code, or under the Insolvency Laws;

(b)                                 the commencement of any action or proceeding for the dissolution or liquidation of Tenant or for the appointment of a receiver or trustee of the property of Tenant,

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whether instituted by or against Tenant, if not bonded or discharged within thirty (30) days of the date of the commencement of such proceeding or action;

(c)                                  if Tenant files a voluntary petition under the Bankruptcy Code or Insolvency Laws;

(d)                                 if there is filed an involuntary petition against Tenant as the subject debtor under the Bankruptcy Code or Insolvency laws, which is not dismissed within sixty (60) days of filing, or results in issuance of an order for relief against the debtor; and

(e)                                  if Tenant makes or consents to an assignment of its assets, in whole or in part, for the benefit of creditors, or to a common law composition of creditors.

As used herein, (i) “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. Section 101 et. seq. as amended or any successor statute and (ii) Insolvency Laws means the insolvency laws of any state or territory of the United States.

19.2. Assumption by Trustee. If Tenant becomes the subject debtor in a case pending under the Bankruptcy Code, Landlord’s right to terminate this Lease under Section 20 hereof shall be subject to the applicable rights (if any) of the Trustee in Bankruptcy to assume or assign this Lease as then provided for in the Bankruptcy Code. However, the Trustee in Bankruptcy must give to Landlord and Landlord must receive proper written notice of the Trustee’s assumption or rejection of this Lease, within sixty (60) days (or such other applicable period as is provided for in the Bankruptcy Code) after the date of the Trustee’s appointment. The failure of the Trustee to give notice of the assumption within the period shall conclusively and irrevocably constitute the Trustee’s rejection of this Lease and waiver of any rights of the Trustee to assume or assign this Lease. The Trustee shall not have the right to assume or assign this Lease unless the Trustee (i) promptly and fully cures all defaults under this Lease, (ii) promptly and fully compensates Landlord for all monetary damages incurred as a result of such default, and (iii) provides to Landlord adequate assurance of future performance. In the event Tenant is unable to: (i) cure its defaults, (ii) reimburse Landlord for its monetary damages, or (iii) pay the Rent due under this Lease on time, then Tenant hereby agrees in advance that it has not met its burden to provide adequate assurance of future performance, and this Lease may be terminated by Landlord in accordance with Section 20.

19.3. Tenant’s Guarantor’s Bankruptcy. Notwithstanding any of the other provisions of this Lease, in the event Tenant’s obligations under this Lease are guaranteed by a guarantor, and said guarantor shall voluntarily or involuntarily come under the jurisdiction of the Bankruptcy Code, and thereafter said guarantor or its trustee in bankruptcy, under the authority of and pursuant to applicable provisions thereof, shall determine to assign the guarantee obligations of said guarantor hereunder, Tenant and its said guarantor agree that (a) said guarantor or its trustee will provide Landlord sufficient information enabling it to independently determine whether Landlord will incur actual and substantial detriment by reason of such assignment, and (b) “adequate assurance of future performance” in regard to such guarantee obligations of said guarantor, as that term is generally defined under the Bankruptcy Code, will be provided to Landlord by said guarantor or its trustee and its assignee as a condition of said assignment.

20. DEFAULT PROVISIONS AND REMEDIES.

20.1. Events of Default. Each of the following shall be deemed an Event of Default by Tenant under this Lease:

a. failure of Tenant to pay Annual Basic Rent, Additional Rent, or any other sum required to be paid under the terms of this Lease, including late charges, within five (5) days after written notice thereof from Landlord of the date due hereunder (provided, however, any notice shall be in lieu of, and not in addition

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to, any notice required under Section 1161 of the California Code of Civil Procedure or any similar, superseding statute);

b. failure by Tenant to perform or observe any other term, covenant, agreement or condition of this Lease, on the part of Tenant to be performed (other than the conditions set forth in paragraphs 20.1.a, c, d, e, and f, which shall be governed solely by the provisions set forth herein), within thirty (30) days after notice thereof from the Landlord, unless such performance shall reasonably require a longer period, in which case Tenant shall not be deemed in default if Tenant commences the required performance promptly and thereafter pursues and completes such action diligently and expeditiously;

c. the filing of a tax or mechanic’s lien suit or claim against any property of Tenant which is not bonded or discharged and/or dismissed within thirty (30) days of the date such lien is filed;

d. abandonment of the Premises (as defined under California law) by Tenant;

e. an Event of Tenant’s Bankruptcy or the rejection of this Lease in a Bankruptcy or similar proceeding by Tenant or by operation of law; and

f. the sale of Tenant’s interest in the Premises under attachment, execution or similar legal process.

20.2. Remedies. Upon the occurrence of an Event of Default, Landlord, without notice to Tenant in any instance (except where expressly provided for below or by applicable law) may do any one or more of the following:

(a)                                  Intentionally omitted;

(b)                                 perform, on behalf and at the expense of Tenant, any obligation of Tenant under this Lease which Tenant has failed to perform and of which Landlord shall have given Tenant notice, the cost of which performance by Landlord, together with interest thereon at the Default Rate from the date of such expenditure, shall be payable by Tenant to Landlord, as Additional Rent, upon demand. Notwithstanding the provisions of this clause (b) and regardless of whether an Event of Default shall have occurred, Landlord may exercise the remedy described in clause (b) without any notice to Tenant if Landlord, in its good faith judgment, believes it would be materially injured by failure to take rapid action or if the unperformed obligation of Tenant constitutes an emergency;

(c)                                  elect to terminate this Lease and the tenancy created hereby by giving notice of such election to Tenant, and reenter the Premises, by summary proceedings or otherwise, and remove Tenant and all other persons and property from the Premises, and store such property in a public warehouse or elsewhere at the cost of and for the account of Tenant without resort to legal process and without Landlord being deemed guilty of trespass or becoming liable for any loss or damage occasioned thereby;

(d)                                 declare any option which Tenant may have to renew the Term or expand the Premises to be null and void and of no further force and effect; or

(e)                                  exercise any other legal or equitable right or remedy which it may have.

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Any costs and expenses incurred by Landlord (including, without limitation, reasonable attorneys’ fees) in enforcing any of its rights or remedies under this Lease shall be paid to Landlord by Tenant, as Additional Rent, upon demand.

20.3. Damages. If this Lease is terminated by Landlord pursuant to subsection 20.2.(c), Tenant nevertheless shall remain liable for (a) any Annual Basic Rent, Additional Rent, and damages which may be due or sustained prior to such termination, and (b) all reasonable costs, fees and expenses including, but not limited to, attorneys’ fees, costs and expenses incurred by Landlord in pursuit of its remedies hereunder or in renting the Premises to others from time to time. In addition, Landlord may recover from Tenant additional damages to compensate Landlord for loss of rent resulting from termination of the Lease, which, at the election of Land lord, shall be:

(i)                                     The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(ii)                                  The worth at the time of award of the amount by which the unpaid rent for the balance of the Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iii)                               Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, as allowed under applicable laws.

As used above in item (i), the “worth at the time of award” shall be computed by allowing interest at the Default Rate. As used in above in item (ii), the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

Damages shall be due and payable immediately upon demand by Landlord following any termination of this Lease pursuant to subsection 20.2.

If this Lease is terminated pursuant to subsection 20.2., Landlord may re-lease the Premises or any part thereof, alone or together with other premises, for such term(s) (which may be greater or less than the period which otherwise would have constituted the balance of the Term) and on such terms and conditions (which may include concessions or free rent and alterations of the Premises) as Landlord, in its sole discretion, may determine. The failure or refusal of Landlord to re-lease the Premises or any part or parts thereof shall not release or affect Tenant’s liability for damages.

Notwithstanding the above, in the event of the termination of this Lease by reason of Tenant’s bankruptcy or insolvency, Landlord shall have the right to prove and/or obtain as damages an amount equal to the greater of the maximum allowed under the Lease or any statute or rule of law in effect at the time. The failure or refusal of Landlord to relet the Premises or any part or parts thereof shall not release or affect Tenant’s liability for damages under such circumstances.

20.4. No Waiver. No act or omission by Landlord shall be deemed to be an acceptance of a surrender of the Premises or a termination of Tenant’s liabilities hereunder, unless Landlord shall execute a written release of Tenant. Tenant’s liability hereunder shall not be terminated by the execution by Landlord of any new lease for all or any portion of the Premises or the acceptance of rent from any assignee or subtenant.

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20.5. Remedies Not Exclusive. All rights and remedies of Landlord set forth in this Lease shall be cumulative, and none shall exclude any other right or remedy, now or hereafter allowed by or available under any statute, ordinance, rule of court, or the common law, either at law or in equity, or both. For the purposes of any suit brought or based hereon, this Lease shall be construed to be a divisible contract, to the end that successive actions may be maintained on this Lease as successive periodic sums shall mature hereunder. The failure of Landlord to insist, in any one or more instances, upon a strict performance of any of the covenants, terms and conditions of this Lease or to exercise any right or option herein contained shall not be construed as a waiver or a relinquishment for the future, of such covenant, term, condition, right or option, but the same shall continue and remain in full force and effect unless the contrary is expressed by Landlord in writing. The receipt by Landlord of rents hereunder, with knowledge of the breach of any covenant hereof or the receipt by Landlord of less than the full rent due hereunder, shall not be deemed a waiver of such breach or of Landlord’s right to receive the full rents hereunder, and no waiver by Landlord of any provision hereof shall be deemed to have been made unless expressed in writing and signed by Landlord.

20.6. Persistent Failure to Pay Rent. In addition to any other remedies available to Landlord pursuant to this Lease or by law, Landlord may, at any time throughout the Term of this Lease, terminate this Lease upon Tenant’s default (beyond all applicable notice and cure period) on three (3) separate occasions during any twelve (12) month period under subsection 20.1.a, regardless of whether or not such prior defaults have been cured. Termination, pursuant to this subsection 20.6, shall be effective upon Landlord’s delivery to Tenant of a notice of termination; provided, however, Tenant shall have a period of one hundred twenty (120) days to vacate and surrender the Premises to Landlord following any such termination due to a persistent failure to pay Rent (as provided above).

21. INTENTIONALLY OMITTED.

22. INDEMNITY.

To the maximum extent permitted by law, Tenant shall indemnify, hold harmless and (at Landlord’s option) defend Landlord, its agents, servants and employees from and against all claims, actions, losses, costs and expenses (including attorneys’ and other professional fees), judgments, settlement payments, and, whether or not reduced to final judgment, all liabilities, damages, or fines paid (collectively, “Claims”), incurred or suffered by any third parties to the extent arising directly or indirectly from (a) any default by Tenant under the terms of this Lease, (b) the use or occupancy of the Building Project by Tenant or any person claiming through or under Tenant, and/or (c) any acts or omissions of Tenant or any contractor, agent, employee, invitee or licensee of Tenant in or about the Building Project; provided, however, the foregoing indemnity shall not apply to any Claims that are proximately caused by or results proximately from the negligence or willful misconduct of Landlord or any of its agents, contractors, employees, invitees and representatives. The foregoing indemnity is in addition to, and not in substitution for, any indemnity given by Tenant to Landlord under subsection 8.3. Tenant’s indemnification obligation shall survive the expiration of the Term or the earlier termination of this Lease.

To the maximum extent permitted by law, Landlord shall indemnify, hold harmless and (at Tenant’s option) defend Tenant, its agents, servants and employees from and against all Claims incurred or suffered by any third parties to the extent arising directly or indirectly from (a) any default by Landlord under the terms of this Lease, (b) the use or occupancy of the Building Project by Landlord or any person claiming through or under Landlord, and/or (c) any acts or omissions of Landlord or any contractor, agent, employee, invitee or licensee of Tenant in or about the Building Project; provided, however, the foregoing indemnity shall not apply to any Claims that are proximately caused by or results proximately from the negligence or willful misconduct of Tenant or any of its agents, contractors, employees, invitees and representatives. Landlord’s indemnification obligation shall survive the expiration of the Term or the earlier termination of this Lease.

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23. LIMITATION ON LANDLORD LIABILITY.

The term “Landlord” as used in this Lease shall mean only the owner or the First Mortgagee or its trustees, as the case may be, then in possession of the Building Project so that in the event of any transfer by Landlord of its interest in the Building Project and the assumption of liability by the transferee for any future obligations arising under this Lease, the Landlord in possession immediately prior to such transfer shall be, and hereby is, entirely released and discharged from all covenants, obligations and liabilities of Landlord under this Lease accruing after such transfer. In consideration of the benefits accruing hereunder, Tenant, for itself, its successors and assigns, covenants and agrees that, in the event of any actual or alleged failure, breach or default hereunder by the Landlord, and notwithstanding anything to the contrary contained elsewhere in this Lease, the remedies of Tenant under this Lease shall be solely and exclusively limited to Landlord’s interest in the Building Project (and any sales, rental, insurance or condemnations proceeds therefrom).

24. LANDLORD OBLIGATIONS.

Landlord agrees to perform all of its obligations under this Lease in a first class manner consistent with the standards applicable to similar buildings in the vicinity of the Building. Except for the payment of any amounts due hereunder, Landlord and Tenant shall be excused for the period of any delay in the performance of any of its obligations when the delay is due to any cause or causes beyond such party’s control which include, without limitation, acts of God, all labor disputes, governmental regulations or controls, civil unrest, war, adverse weather condition, fire or other casualty, inability to obtain any material, services, or financing unless otherwise provided for in this Lease. Except where specifically set forth in this Lease, there shall be no abatement, set-off or deduction of Annual Basic Rent or Additional Rent due under this Lease.

25. ASSIGNMENT AND SUBLETTING.

25.1. Prohibited Without Landlord’s Consent. Tenant agrees for itself and its permitted successors and assigns in interest hereunder that it will not (a) assign or otherwise transfer, mortgage or otherwise encumber this Lease or any of its rights hereunder; (b) sublet the Premises or any part thereof or permit the occupancy or use of the Premises or any part thereof by any person other than Tenant; and/or (c) permit the assignment or other transfer of this Lease or any of Tenant’s rights hereunder by operation of law (each of the events referred to in the foregoing clauses (a), (b) and (c) being hereinafter referred to as a “Transfer”), without the prior written consent of Landlord in each instance first obtained, which consent shall not be unreasonably withheld, conditioned or delayed, and any consent given shall not constitute a consent to any subsequent Transfer. Any attempted Transfer without Landlord’s consent (or deemed consent) shall be null and void and shall not confer any rights upon any purported transferee, assignee, mortgagee, sublessee, or occupant. No Transfer, regardless of whether Landlord’s consent has been granted or withheld, shall be deemed to release Tenant from any of its obligations hereunder or to alter, impair or release the obligations of any person guaranteeing the obligations of Tenant hereunder. Tenant hereby indemnifies Landlord against liability resulting from any claim made against Landlord by any assignee or subtenant or by any broker claiming a commission in connection with the proposed Transfer. In the event Landlord shall consent to a Transfer of this Lease, any option which Tenant may have to renew the Term shall be null and void.

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25.2. Permitted Transfer.

Notwithstanding anything to the contrary contained in this Section 25, neither (i) an assignment or subletting of all or a portion of the Premises to (A) an entity which is controlled by, controls or is under common control with Tenant or an Affiliate (as defined below) of Tenant or (B) a purchaser of all or substantially all of the assets or a majority of stock or membership interests of Tenant or of an entity which is controlled by, controls or is under common control with Tenant or an Affiliate of Tenant through a purchase, merger, consolidation or reorganization of Tenant by or with another entity (whether such acquisition takes the form of an asset sale, a stock sale or a combination thereof), nor (ii) transfer, by operation of law or otherwise, in connection with the merger, consolidation or other reorganization of Tenant or of an entity which is controlled by, controls or is under common control with Tenant or an Affiliate of Tenant, shall be subject to Landlord’s consent pursuant to this Section 25, the payment of a Transfer Premium (as defined in Section 25.3, below) or deemed a sublease or assignment under this Section 25 (hereinafter, such entities, purchasers, and parties shall be referred to collectively or individually as an “Affiliate”); provided, however, no sublease or assignment to an Affiliate shall release the Tenant named herein from any liability under this Lease. In addition to the foregoing any sale or transfer of the stock of Tenant’s parent company shall not be subject to Landlord’s consent pursuant to this Section 25 or the payment of a Transfer Premium. Tenant shall immediately notify Landlord of any such assignment, purchase, transfer, sublease, action or use. For purposes of this Lease, “control” shall mean the ownership of more than fifty percent (50%) of the outstanding equity securities of an entity, or possession of the right to vote, in the ordinary direction of its affairs, of at least fifty percent (50%) of the voting interest in any entity. An Affiliate that is an assignee of Original Tenant’s entire interest in this Lease may be referred to herein as an “Affiliate Assignee.”

25.3. Rents from Transfer.

If Landlord consents to a Transfer, as a condition thereto which the parties hereby agree is reasonable, Tenant shall pay to Landlord fifty percent (50%) of any Transfer Premium (as defined below) actually received by Tenant from such transferee. “Transfer Premium” shall mean all rent, additional rent or other consideration payable by such transferee in connection with the Transfer (as opposed to the sale of Tenant’s business) in excess of the Annual Basic Rent and Additional Rent payable by Tenant under this Lease on a per rentable square foot basis if less than all of the Premises is transferred, after deducting the reasonable expenses incurred by Tenant for (i) any changes, alterations and improvements to the Premises in connection with the Transfer, (ii) any brokerage commissions in connection with the Transfer (iii) any free rent reasonably provided to the transferee, (iv) any marketing fees in connection with the Transfer, (iv) any key money, bonus money or other cash consideration paid by Tenant to transferee for furniture, fixtures, equipment and/or similar items; (v) any attorney fees or fees paid to Landlord actually incurred by Tenant in connection with such Transfer; (vi) any lease takeover fee or charge incurred by Tenant in connection with the Transfer; and (vii) any improvement allowance or other economic concessions (space planning allowance, moving expenses, etc.) paid by Tenant to transferee in connection with such Transfer (collectively, the “Sublease Costs”). The determination of the amount of Landlord’s applicable share of the Transfer Premium shall be made on a monthly basis as rent or other consideration is received by Tenant under the Transfer. Notwithstanding anything contained herein to the contrary, under no circumstances shall Landlord be paid any Transfer Premium until Tenant has recovered all applicable Tenant’s Subleasing Costs for each applicable Transferred Space, it being understood that if in any year the gross revenues, less the deductions set forth and included in Tenant’s Subleasing Costs, are less than any and all costs actually paid in assigning or subletting the affected space (collectively “Transaction Costs”), the amount of the excess Transaction Costs shall be carried over to the next year and then deducted from net revenues with the procedure repeated until a Transfer Premium is achieved.

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25.4. Procedure for Obtaining Landlord’s Consent.

A. In the event that, at any time or from time to time prior to or during the Term, Tenant desires to Transfer this Lease in whole or in part, whether by operation of law or otherwise, Tenant shall submit to Landlord for its consideration (a) in writing, the name and address of the proposed subtenant or assignee, a reasonably detailed statement of the proposed subtenant’s or assignee’s business and reasonably detailed financial references and information concerning the financial condition of the proposed subtenant or assignee, (b) a disclosure of any Transfer Premium, and (c) if a subletting, a description of the area of the Premises to be sublet. Landlord shall approve or disapprove of the proposed within ten (10) business days (the “Review Period”) after Landlord’s receipt of the applicable written notice regarding the Transfer. In the event that Landlord fails to either (i) notify Tenant in writing of such approval or disapproval or (ii) request further information regarding such Transfer from Tenant within such Review Period then, if Landlord fails to respond within three (3) business days after an additional notice so stating, Landlord shall be deemed to have approved such Transfer. Tenant agrees to pay Landlord, as Additional Rent, all costs incurred by Landlord in connection with any actual or proposed Transfer, including, without limitation, the costs of making investigations as to the acceptability of a proposed subtenant or assignee and legal costs incurred in connection with any requested consent (not to exceed $1,000 per Transfer request).

B. Landlord’s consent to an assignment of this Lease shall be effective upon the execution by Tenant, the assignee, and Landlord of an assignment document prepared by Landlord in which the assignee shall agree to assume, observe, perform, and be bound by, all of Tenant’s obligations under this Lease and Tenant shall agree to remain primarily liable for such obligations.

Any consent by Landlord to a subletting of all or a portion of the Premises shall be deemed to have been given only upon the delivery by Landlord to Tenant of a consent document prepared and executed by Landlord expressly consenting to such subletting.

25.5. Additional Provisions Respecting Transfers.

A. Without limiting Landlord’s right to withhold its consent to any Transfer by Tenant, and regardless of whether Landlord shall have consented to any such Transfer, neither Tenant nor any other person having an interest in the possession, use or occupancy of the Premises or any part thereof shall enter into any lease, sublease, license, concession, assignment or other Transfer or agreement for possession, use or occupancy of all or any portion of the Premises which provides for rental or other payment for such use, occupancy or utilization based, in whole or in part, on the net income or profits derived by any person or entity from the space so leased, used or occupied, and any such purported lease, sublease, license, concession, assignment or other Transfer or agreement shall be absolutely void and ineffective as a conveyance of any right or interest in the possession, use or occupancy of all or any part of the Premises. There shall be no deduction from the rental payable under any sublease or other Transfer nor from the amount thereof passed on to any person or entity, for any expenses or costs related in any way to the subleasing or Transfer of such space.

If Tenant shall make or suffer any such Transfer without first obtaining any consent of Landlord required by subsection 25.1, such transfer shall be voidable at the option of Landlord and any and all Transfer Premium received as a result of such Transfer shall be the property of Landlord, but the same shall not be deemed to be a consent by Landlord to any such Transfer or a waiver of any right or remedy of Landlord hereunder.

B. Tenant agrees to reimburse Landlord for its actual, reasonable, out-of-pocket attorneys’ fees and administrative expense for the review, processing or preparation of any document in connection with a Transfer, whether or not Landlord’s consent to the Transfer is required or obtained (not to exceed $1,000 per Transfer request).

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26. HOLDING OVER.

Tenant agrees to vacate the Premises at the end of the Term, or earlier termination thereof, and Landlord shall be entitled to the benefit of all summary proceedings to recover possession of the Premises at the end of the Term, If Tenant remains in possession of the Premises after the expiration of the Term, such action shall not renew this Lease by operation of law and nothing herein shall be deemed as a consent by Landlord to Tenant’s remaining in the Premises. If Tenant fails to vacate the Premises as required, Landlord may consider Tenant a “Tenant-at-Will” (i.e. month-to-month tenant) liable for the payment of (a) rent at one hundred fifty percent (150%) of the then applicable monthly installment of Annual Basic Rent, plus (b) the actual damages incurred by Landlord as a result of Tenant’s holding over, including, without limitation, all incidental, prospective and consequential damages and attorney’s fees; provided, however, Landlord shall not be entitled to any damages under Section 26(b) for the first thirty (30) days after the expiration of the Term. All other covenants of this Lease shall remain in full force and effect.

27. SUBORDINATION AND ATTORNMENT.

This Lease is subject and subordinate to the liens of all mortgages, deeds of trust and other security instruments now or hereafter placed upon the Building or the Building Project or any portion thereof and all ground and other underlying leases from which Landlord’s interest is derived (said mortgages, deeds of trust, other security instruments, and ground leases being hereinafter referred to as “Mortgages” and the mortgagees, beneficiaries, secured parties, and ground lessors thereunder from time to time being hereinafter called “Mortgagees”), and to any and all renewals, extensions, modifications, or refinancings thereof, without any further act of the Tenant except as expressly provided herein; provided, however, a condition precedent to the subordination of this Lease to any particular future Mortgage first encumbering the Building or the Project following the date of this Lease and to any renewals, extensions, modifications, consolidations and replacements thereof, is that Landlord shall obtain for the benefit of Tenant a commercially reasonable subordination, non-disturbance and attornment agreement (“SNDA”) from the lessor or lender under such Mortgage. If requested by Landlord, however, Tenant shall promptly execute any certificate or other document confirming such subordination. Tenant agrees that, if any proceedings are brought for the foreclosure of any of the Mortgages, Tenant, if requested to do so by the purchaser at the foreclosure sale and provided that Tenant has been previously provided with an SNDA executed by the holder of the Mortgage, shall attorn to the purchaser, recognize the purchaser as the landlord under this Lease, and make all payments required hereunder to such new landlord without any deduction or set-off of any kind whatsoever (except as provided in such SNDA). Tenant waives the provisions of any law or regulation, now or hereafter in effect, which may give, or purport to give, Tenant any right to terminate this Lease or to alter the obligations of Tenant hereunder in the event that any such foreclosure or termination or other proceeding is prosecuted or completed. Landlord shall use commercially reasonable efforts to provide Tenant with an SNDA from the current holder of any Mortgages upon request by Tenant, provided that (i) Tenant shall pay all costs incurred by Landlord in obtaining such SNDA, including but not limited to any fees or charges from Landlord’s lender or such lender’s counsel; and (ii) neither this Lease nor the obligations of either party hereunder shall be conditional upon the obtaining of such SNDA.

Notwithstanding anything contained herein to the contrary, any Mortgagee may at any time subordinate the lien of its Mortgages to the operation and effect of this Lease without obtaining the Tenant’s consent thereto, by giving the Tenant written notice thereof, in which event this Lease shall be deemed to be senior to such Mortgages without regard to the respective dates of execution and/or recordation of such Mortgages and this Lease and thereafter such Mortgagee shall have the same rights as to this Lease as it would have had were this Lease executed and delivered before the execution of such Mortgages.

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If, in connection with obtaining financing for the Building, a Mortgagee shall request reasonable modifications in this Lease as a condition to such financing, Tenant will not unreasonably withhold, delay or defer its consent thereto, provided that such modifications do not materially adversely increase the obligations of Tenant hereunder, or materially adversely affect the leasehold interest hereby created or Tenant’s use and enjoyment of the Premises, or increase the amount of Annual Basic Rent and Additional Rent payable hereunder.

28. ESTOPPEL CERTIFICATES.

Tenant shall, without charge, at any time and from time-to-time, within fifteen (15) days after receipt of request therefor by Landlord, execute, acknowledge and deliver to Landlord a written estoppel certificate, in a commercially reasonable form, certifying to Landlord, Landlord’s First Mortgagee, any purchaser of Landlord’s interest in the Building, or any other person designated by Landlord, as of the date of such estoppel certificate, the following, without limitation: (a) whether Tenant is in possession of the Premises; (b) whether this Lease is in full force and effect; (c) whether there have been any amendments to this Lease, and if so, specifying such amendments; (d) whether there are then existing any set-offs or defenses against the enforcement of any rights hereunder, and if so, specifying such matters in detail; (e) the dates, if any, to which any rent or other charges have been paid in advance and the amount of any Security Deposit held by Landlord; (f) that Tenant has no knowledge of any then existing defaults of Landlord under this Lease, or if there are such defaults, specifying them in detail; (g) that Tenant has no knowledge of any event having occurred that authorizes the termination of this Lease by Tenant, or if such event has occurred, specifying it in detail; and (h) the address to which notices to Tenant under this Lease should be sent. Any such certificate may be relied upon by the person or entity to whom it is directed or by any other person or entity who could reasonably be expected to rely on it in the normal course of business. The failure of Tenant to execute, acknowledge and deliver such a certificate in accordance with this Section 28 within fifteen (15) days after a request therefor by Landlord shall constitute an acknowledgment by Tenant, which may be relied on by any person who would be entitled to rely upon any such certificate, that such certificate as submitted by Landlord to Tenant is true and correct. In addition, within fifteen (15) days after written request from Tenant, Landlord agrees to execute an estoppel certificate for Tenant’s benefit consistent with the terms required for an estoppel certificate from Tenant (as set forth above).

29. PEACEFUL AND QUIET POSSESSION.

Tenant, if and so long as it pays all rents due hereunder and performs and observes the other terms and covenants to be performed and kept by it as provided in this Lease (prior to the expiration of all notice and cure periods), shall have the peaceable and quiet possession of the Premises during the Term free of any claims of Landlord or anyone lawfully claiming by, through or under Landlord, subject, however, to the terms of this Lease and to matters of public record existing as of the date of this Lease.

30. LANDLORD’S ACCESS TO PREMISES.

Landlord and its agents may at any reasonable time during Tenant’s business hours, upon not less than forty-eight (48) hours prior written notice to Tenant (except in the case of an emergency or reasonably perceived emergency, in which case prior notice shall not be required) and without incurring any liability to Tenant, other than liability arising under Section 22, enter the Premises to inspect them or to make alterations or repairs or for any purpose which Landlord considers necessary for the repair, operation, or maintenance of the Building; provided, however, that in the case of an emergency, Landlord may enter the Premises at any time; provided, further, except for emergencies, Landlord shall use commercially reasonable efforts to perform any such entry in an expeditious manner so as to minimize interference with Tenant’s use of the Premises. Landlord shall use commercially reasonable efforts to schedule entries into the Premises under this Section 30 with Tenant (except in the event of emergency or reasonably perceived emergency) so that Tenant, at Tenant’s

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option, may provide a representative to accompany Landlord (but Landlord shall not have any obligation to wait for such Tenant representative to the extent the same is not reasonably available). In addition, notwithstanding anything to the contrary set forth in this Section 30, Tenant may designate certain areas of the Premises as “Secured Areas” should Tenant require such areas for the purpose of securing certain valuable property. In connection with the foregoing, Landlord shall not enter such Secured Areas except in the event of an emergency. Tenant shall allow the Premises to be exhibited by Landlord (a) at any time to any representative of a lender or to any prospective purchaser of the Building or Landlord’s interest therein or (b) within nine (9) months of the end of the Term to any persons who may be interested in leasing the Premises.

31. INTENTIONALLY OMITTED.

32. BROKERS, COMMISSIONS, ETC.

Landlord and Tenant acknowledge, represent and warrant each to the other that, except as listed in Section 1.F., no broker or real estate agent brought about or was involved in the making of this Lease and that no brokerage fee or commission is due to any other party as a result of the execution of this Lease. Landlord agrees to pay the brokers listed in Section 1.F. a commission in connection with this Lease pursuant to a separate written agreement. Each of the parties hereto agrees to indemnify and hold harmless the other against any claim by any broker, agent or finder (other than those listed in Section 1.F.) based upon the execution of this Lease and predicated upon a breach of the above representation and warranty.

33. RECORDATION.

Neither Landlord nor Tenant shall record this Lease, any amendment to this Lease or any other memorandum of this Lease without the prior written consent of the other party, which consent may be withheld in the sole discretion of either party and, in the event such consent is given, the party requesting such consent and recording shall pay all transfer taxes, recording fees and other charges in connection with such recording. Notwithstanding the above, Tenant covenants that if at any time any mortgagee or ground lessor relating to the financing of the Building Project shall require the recordation of this Lease, or if the recordation of this Lease shall be required by any valid governmental order, or if any governmental authority having jurisdiction in the matter shall assess and be entitled to collect transfer taxes, documentary stamp taxes, or both, on this Lease, Tenant, upon the request of Landlord, shall execute such instruments, including a Memorandum of this Lease, as may be reasonably necessary to record this Lease, and Landlord shall pay all recording fees, transfer taxes and documentary stamp taxes, payable on, or in connection with, this Lease or such recordation.

34. MISCELLANEOUS.

34.1. Severability. If any term or provision of this Lease or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and enforceable to the fullest extent permitted by law.

34.2. Applicable Law. This Lease shall be given effect and construed by application of the laws of the state where the Building Project is located (without regard to choice of law principles), and any action or proceeding arising hereunder shall be brought in the courts of the State where the Premises are located.

34.3. Authority. If Tenant is a corporation or partnership, Tenant represents and warrants that: (i) Tenant is duly organized and validly existing; and (ii) this Lease (a) has been authorized by all necessary parties, (b) is validly executed by an authorized officer or agent of Tenant, and (c) is binding upon and enforceable against Tenant in accordance with its terms.

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The undersigned agent of Landlord represents and warrants that it is authorized and empowered to enter into this Lease Agreement on behalf of the Landlord.

34.4. No Discrimination. It is Landlord’s policy to comply with all applicable state and federal laws prohibiting discrimination in employment based on race, age, color, sex, national origin, disability, religion, or other protected classification. It is further intended that the Building shall be operated so that all prospective tenants thereof, and all customers, employees, licensees and invitees of all tenants shall have equal opportunity to obtain all the goods, services, accommodations, advantages, facilities and privileges of the Building without discrimination because of race, age, color, sex, national origin, disability, or religion. To that end, Tenant shall not discriminate in the conduct and operation of its business in the Premises against any person or group of persons because of the race, age, color, sex, religion, national origin or other protected classification of such person or group of persons.

34.5. Integration of Agreements. This writing is intended by the parties as a final expression of their agreement and is a complete and exclusive statement of its terms, and all negotiations, considerations and representations between the parties hereto are incorporated herein. No course of prior dealings between the parties or their agents shall be relevant or admissible to supplement, explain, or vary any of the terms of this Lease. Acceptance of, or acquiescence to, a course of performance rendered under this Lease or any prior agreement between the parties or their agents shall not be relevant or admissible to determine the meaning of any of the terms or covenants of this Lease. Other than as specifically set forth in this Lease, no representations, understandings or agreements have been made or relied upon in the making of this Lease. This Lease can only be modified by a writing signed by each of the parties hereto.

34.6. Third Party Beneficiary. Except as expressly provided elsewhere in this Lease, nothing contained in this Lease shall be construed so as to confer upon any other party the rights of a third party beneficiary.

34.7. Captions; Gender. The captions used in this Lease are for convenience only and do not in any way limit or amplify the terms and provisions hereof. As used in this Lease and where the context so requires, the singular shall be deemed to include the plural and the masculine shall be deemed to include the feminine and neuter, and vice versa.

34.8. Successors and Assigns. Subject to the express provisions of this Lease to the contrary (e.g., Section 25), the terms, provisions and covenants contained in this Lease shall apply to, inure to the benefit of, and be binding upon the parties hereto and their respective heirs, personal representatives, successors and assigns.

34.9. Waiver of Jury Trial. To the extent permitted by applicable laws, Landlord and Tenant hereby expressly waive trial by jury in any action or proceeding or counterclaim brought by either party hereto against the other party on any and every matter, directly or indirectly arising out of or with respect to this Lease, including, without limitation, the relationship of Landlord and Tenant, the use and occupancy by Tenant of the Premises, any statutory remedy and/or claim of injury or damage regarding this Lease.

34.10. Joint and Several Liability. In the event that two (2) or more persons (i.e., natural persons, corporations, partnerships, associations and other legal entities) shall sign this Lease as Tenant, the liability of each such party to pay all rents due hereunder and perform all the other covenants of this Lease shall be joint and several. In the event Tenant is a general partnership or a limited partnership with two or more general partners, the liability of each partner, or general partner, under this Lease shall be joint and several.

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34.11. Notices. All notices, demands and requests required under this Lease shall be in writing. All such notices, demands and requests shall be deemed to have been properly given if sent by United States certified mail, return receipt requested, postage prepaid, or hand delivered, or overnight delivery, addressed to Landlord or Tenant, at the Landlord Notice Address and Tenant Notice Address, respectively. Either party may designate a change of address by written notice to the other party, in the manner set forth above. Notice, demand and requests which shall be served by certified mail in the manner aforesaid, shall be deemed to have been given three (3) days after mailing. Notices sent by overnight delivery shall be deemed to have been given the day after sending. Without intending to limit the generality of the foregoing requirement that all notices, demands and requests be in writing, there are certain provisions in this Lease where, for emphasis alone, such requirement is reiterated.

34.12. Effective Date of this Lease. Unless otherwise expressly provided, all terms, conditions and covenants by Tenant contained in this Lease shall be effective as of the date first above written.

34.13. Mechanics’ Liens. In the event that any mechanics’ or materialmen’s lien, suit or claim shall at any time be filed against the Premises purporting to be for work, labor, services or materials performed or furnished to Tenant or anyone holding the Premises through or under Tenant, Tenant shall cause the same to be dismissed and/or discharged of record or bonded within thirty (30) days after Tenant’s receipt of written notice of the filing thereof. If Tenant shall fail to cause such lien to be discharged and/or dismissed or bonded within thirty (30) days after Tenant’s receipt of written notice of the filing thereof, then, in addition to any other right or remedy of Landlord, Landlord may, but shall not be obligated to, discharge the same by paying the amount claimed to be due; and the amount so paid by Landlord, and all costs and expenses, including reasonable attorneys’ fees incurred by Landlord in procuring the discharge of such lien, shall be due and payable by Tenant to Landlord, as Additional Rent, within thirty (30) days after Tenant receives a written invoice therefor. Notice is hereby given that Landlord shall not be liable for any labor or materials furnished to Tenant upon credit and that no mechanics’, materialmen’s or other liens for any such labor or materials shall attach to or affect the estate or interest of Landlord in and to the land and improvements of which the Premises are a part.

34.14. Waiver of Right of Redemption. Tenant hereby expressly waives (to the extent legally permissible) for itself and all persons claiming by, through or under it, any right of redemption or right to restore the operation of this Lease under any present or future law in the event Tenant is dispossessed for any proper cause, or in the event Landlord shall obtain possession of the Premises pursuant to the terms of this Lease. Tenant understands that the Premises are leased exclusively for business, commercial and mercantile purposes and therefore shall not be redeemable under any provision of law..

34.15. Mortgagee’s Performance. If requested by any First Mortgagee in writing (which is accompanied by the address for such First Mortgagee), Tenant shall give such First Mortgagee written notice of any default by Landlord under this Lease and a reasonable opportunity to cure such default. Tenant shall accept performance of any of Landlord’s obligations hereunder by any ground lessor or mortgagee relating to the financing of the Building Project.

34.16. Mortgagee’s Liability. No mortgagee or ground lessor relating to the financing of the Building Project, not in possession of the Premises or the Building, shall have any liability whatsoever hereunder.

If this Lease or the rent due hereunder is assigned to the First Mortgagee as collateral security for a loan, no such First Mortgagee shall be deemed to have assumed any of Landlord’s obligations hereunder solely as a result of said assignment. The First Mortgagee to whom this lease has been so assigned shall be deemed to have assumed such obligations only if (i) by the terms of the instrument of assignment such First Mortgagee specifically elects to assume such obligations or (ii) such Mortgagee has (a) foreclosed its First Mortgages (b) accepted a deed in lieu thereof, or (c) taken possession of the Premises by entry or otherwise. Even if such First Mortgagee so assumes the obligations of Landlord hereunder, (i) any obligation under Section 6.4 to

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return the Security Deposit to the Tenant shall be limited to the amount actually received by the First Mortgagee with respect thereto, and (ii) such First Mortgagee will be liable for breaches of any of Landlord’s obligations hereunder only to the extent such breaches occur during the period of ownership by the First Mortgagee after foreclosure (or any conveyance by a deed in lieu thereof), all as set forth in Section 27 hereof.

34.17. Schedules. Each writing or plat referred to herein as being attached hereto as a schedule or exhibit is hereby made a part hereof, with the same full force and effect as if such writing or plat were set forth in the body of this Lease.

34.18. Time of Essence. Time shall be of the essence of this Lease with respect to the performance by either party of its obligations hereunder.

34.19. Amendment. This Lease may be amended by and only by an instrument executed and delivered by each party hereto. No amendments of this Lease entered into by Landlord and Tenant, as aforesaid, shall impair or otherwise affect the obligations of any guarantor of Tenant’s obligations hereunder, all of which obligations shall remain in full force and effect and pertain equally to any such amendments, with the same full force and effect as if the substance of such amendments was set forth in the body of this Lease.

34.20. Special Provisions. Tenant waives the provisions of California Civil Code Sections 1941 and 1942 or any successor or similar legislation with respect to Landlord’s obligations for tenantability of the Premises and Tenant’s right to make repairs and deduct the expenses of such repairs from rent or to vacate the Premises. Tenant also waives the provisions of California Civil Code Section 1931(1), or any successor or similar legislation as to Tenant’s right to terminate this Lease for landlord’s failure to maintain or repair the Premises. Tenant waives the provisions of California Civil Code Sections 1932(2) and 1933(4), or any successor or similar legislation, with respect to any damage or destruction of the Premises. Any notice other than as specifically set forth in Section 26 shall be in lieu of and not in addition to any notice required under California Code of Civil Procedure Section 1161 or any similar or successor statute. Each party waives the provisions of California Code of Civil Procedure Section 1265.130, or any successor or similar legislation, allowing the Superior Court upon petition of either party to terminate this Lease for a partial taking of the Premises.

34.21. Parking. During the Term of this Lease, Tenant shall have the right (but not the obligation) to lease up to three (3) unreserved parking spaces for every one thousand (1,000) square feet of Rental Area in the parking facilities adjacent to and serving the Building (the “Parking Facilities”) which Tenant has purchased in advance, which shall be confirmed in writing by Landlord. Tenant may also lease additional parking spaces on a month-to-month basis, as spaces are available. Tenant acknowledges that the Parking Facilities shall be available for use by the adjacent retail facilities generally each weekday (Monday through Friday) after 6:00 p.m., Saturday from 9:00 a.m. to 10:00 p.m. and Sunday 10:00 a.m. to 6:00 p.m. or such other operational hours as may be reasonably determined by Landlord. Use of such parking spaces by Tenant and its employees shall be at the rental rates and upon the other terms and conditions published from time to time by Landlord or Landlord’s operator of the Parking Facilities in their sole discretion. Parking spaces shall be rented by Landlord to Tenant on a non-reserved basis or such other basis as Landlord or Landlord’s operator may reasonably deem advisable. Notwithstanding the above, Tenant shall not be responsible for the cost of any parking spaces for the first Rental Year of the Term.

Tenant shall not assign or sublease any parking spaces provided to Tenant herein (separate and apart from any sublease of the Premises or assignment of this Lease in accordance with the terms of Section 25), and any such attempted assignment of parking privileges and/or spaces by Tenant shall be null and void and without effect. Tenant acknowledges that Landlord has no obligation to provide parking spaces for Tenant’s customers,

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invitees and licensees other than parking spaces in those Parking Facilities adjacent to the Building which may from time to time be designated for patrons of the Building.

Landlord shall have the right to change such designated parking areas from time to time. Tenant and its employees shall park their cars only in those portions of the Parking Facilities, if any, designated by Landlord for the purpose of employee parking and purchased in advance by Tenant.

Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty as to the suitability of the Parking Facilities, or as to the availability of parking spaces, for the conduct of Tenant’s business.

Landlord shall have certain rights and authority relative to the use and control of the Parking Facilities, including, without limitation, the right to decrease the size of the Parking Facilities; to rearrange, reduce and/or re-stripe the parking spaces and improvements on the Parking Facilities; to take all or any portion of the Parking Facilities for the purpose of maintaining, repairing or restoring same; to construct or operate commercial areas thereon or adjacent thereto; to have ingress and egress in connection with any such construction and/or operation; and to do and perform such other acts in, to and with respect to the Parking Facilities as in the use of good business judgment Landlord shall determine to be appropriate for the Parking Facilities (provided that Tenant’s parking rights are not reduced or materially changed as a result thereof and so long as Tenant’s obligations are not materially or unreasonably increased as a result thereof and such change(s) do not create a material safety risk for Tenant).

It is understood that the employees of Tenant and the other tenants within the Building and employees of other occupants of the Building shall not be permitted to park their automobiles or other vehicles in the automobile parking areas which may from time to time be designated for patrons of the Building or the adjacent retail shopping center. Tenant and its employees shall park their cars only in those portions of the parking area for which Tenant has purchased parking privileges. Tenant shall cause its employees to attach to their cars any identification stickers required by Landlord. Tenant shall furnish Landlord with its and its employees’ license numbers within ten (10) business days of receipt of Landlord’s written request therefore.

Following written notice to Tenant and a one (1) business day cure period, Tenant hereby authorizes Landlord to tow away from the Building any vehicle or vehicles belonging to Tenant or Tenant’s employees which are parked in violation of the foregoing or the reasonable, non-discriminatory rules and regulations issued by Landlord from time to time and/or attach violation stickers or notices to such vehicles. If Landlord implements any program related to parking, parking facilities or transportation facilities including, but not limited to, any program of parking validation, employee shuttle transportation or other program to limit, control, enhance, regulate or assist parking by customers of the Building, Tenant agrees to participate in the program under reasonable, non-discriminatory rules and regulations from time to time established by Landlord provided that Tenant’s parking rights are not reduced or materially changed as a result thereof and so long as Tenant’s obligations are not materially or unreasonably increased as a result thereof. If Tenant or its employees fail to park their vehicles in designated parking areas as set forth in this Section 34.21, Landlord may charge Tenant Twenty-Five and 00/100 Dollars ($25.00) per day for each day or partial day per vehicle parked in any areas other than those designated; provided, however, Landlord agrees to give Tenant written notice of the first three (3) violations of this provision and Tenant shall have two (2) days thereafter within which to cause the violation to be discontinued; if not discontinued with the two (2) day period, then the Twenty-Five and 00/100 Dollars ($25.00) per day fine shall commence. After notice of the first three (3) such violations, no prior notice of any subsequent violation shall be required. All amounts due under the provisions of this Section 28.06 shall be payable by Tenant within thirty (30) days after demand therefor.

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34.22. Signage.

(a)           Exterior Signage. Tenant shall have the right to the eyebrow signage facing both Broadway and Orange Street at Tenant’s sole cost and expense. The size/design/specifications of such signage shall comply with the Building’s signage criteria, a copy of which is attached hereto as Schedule D. In addition, Tenant, at Tenant’s cost, shall have the right to install signage outside its loading dock doors subject to governmental codes and regulation.

(b)           Interior Signage. Tenant shall be entitled, at its sole cost and expense, to (i) one (1) identification sign on or near the entry doors of the Premises. The location, quality, design, style, lighting and size of such signs shall be consistent with the Landlord’s Building signage criteria. At Landlord’s initial cost, Landlord shall include Tenant’s name and location in the Building on one (1) line on the Building directory; provided, however, that any Landlord approved changes to such signage shall be at Tenant’s sole cost and expense.

[remainder of page intentionally left blank; signatures on next page]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

LANDLORD:

GLENDALE II MALL ASSOCIATES, LLC,
a Delaware limited liability company

By:	/s/ David L. Shapiro
Authorized Signatory

TENANT:

LEGALZOOM.COM. INC.,
a Delaware corporation

By:	/s/ John Suh
Its: CEO

By:	/s/ Charles Rampenthal
Its: Secretary

IF TENANT IS A CORPORATION, THE AUTHORIZED OFFICERS SHALL SIGN ON BEHALF OF THE CORPORATION AND INDICATE THE CAPACITY IN WHICH THEY ARE SIGNING. THIS LEASE MUST BE EXECUTED BY THE PRESIDENT OR VICE PRESIDENT UNLESS THE BYLAWS OR A RESOLUTION OF THE BOARD OF DIRECTORS PROVIDES OTHERWISE.

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Exhibit 21.1

LegalZoom.com, Inc.
Subsidiaries

United States Corporation Agents, Inc. (Nevada)
LZ Financial Services, LLC (Delaware)
CreatingWill.com, LLC (Delaware)
LegalZoom.com Texas, LLC (Texas)
United States Corporation Agents, Inc. (California)
United States Corporation Agents, Inc. (Maryland)

Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated April 5, 2012 relating to the financial statements of LegalZoom.com, Inc., which appears in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Los Angeles, California
April 5, 2012